UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement (revised)

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

GENIUS PRODUCTS, INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) or 0-11.

(1)	Title of each class of securities to which transaction applies:

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and date of filing.

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                        , 2006

Dear Stockholder:

You are cordially invited to attend a Special Meeting of Stockholders of Genius Products, Inc. (the “Company”) to be held at the Del Mar Hilton Hotel, 15575 Jimmy Durante Boulevard, Del Mar, California 92014 at 9:00 a.m. local time on May     , 2006, to consider and vote on the following proposals:

Proposal 1:	To approve the contribution of substantially all of the Company’s assets to The Weinstein Company Funding LLC pursuant to a Master Contribution Agreement, dated as of December 5, 2005, by and among the Company, The Weinstein Company LLC, The Weinstein Company Holdings LLC and The Weinstein Company Funding LLC, as amended.

Proposal 2:	To approve the amendment and restatement of the Company’s certificate of incorporation in the form attached as Appendix E to this Proxy Statement, and to approve the sub-proposals described in the attached Notice of Special Meeting of Stockholders.

Proposal 3:	To approve an amendment and restatement of our 2004 Stock Incentive Plan to increase the number of shares of common stock available for issuance under the plan from 7,500,000 shares to 13,500,000 shares.

Proposal 4:	To approve adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve one or more of the proposals described above.

We encourage you to vote on all the matters listed in the enclosed Notice of Special Meeting of Stockholders. The Board of Directors unanimously recommends a vote FOR each of the proposals and sub-proposals listed in the Notice.

Whether or not you plan to attend the Special Meeting in person, it is important that your shares be represented and voted at the meeting. After reading the enclosed Notice and Proxy Statement, please submit your proxy or voting instructions by telephone, or by using a traditional proxy or instruction card. If you choose to vote by traditional proxy or instruction card, please sign, date and mail the card in the envelope provided.

All stockholders of record on April 25, 2006 are invited to attend the Special Meeting. No ticket is required for admission.

I look forward to greeting those of you who are able to attend the Special Meeting in person. Thank you for your continued support.

Sincerely,

Trevor Drinkwater
Chief Executive Officer

This Proxy Statement is dated                     , 2006 and is first being mailed to stockholders of Genius Products on or about that date.

YOUR VOTE IS IMPORTANT. PLEASE PROMPTLY SUBMIT YOUR PROXY

BY TELEPHONE OR MAIL.

GENIUS PRODUCTS, INC.

740 Lomas Santa Fe, Suite 210

Solana Beach, California 92075

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

A Special Meeting (the “Special Meeting”) of the Stockholders of Genius Products, Inc. (the “Company”) will be held at the Del Mar Hilton Hotel, 15575 Jimmy Durante Boulevard, Del Mar, California 92014 at 9:00 a.m. local time on May     , 2006, for the following purposes:

Proposal 1:	A proposal to approve the contribution of substantially all of the Company’s assets to The Weinstein Company Funding LLC pursuant to a Master Contribution Agreement, dated as of December 5, 2005, by and among the Company, The Weinstein Company LLC, The Weinstein Company Holdings LLC and The Weinstein Company Funding LLC, as amended. (the “Transaction”).

Proposal 2:	A proposal to approve the amendment and restatement of the Company’s certificate of incorporation, in the form attached as Appendix E to this Proxy Statement, with the following sub-proposals:

•      2A—a proposal to approve a provision restricting the acts or activities in which the Company may engage to certain limitations arising under the Transaction documents;

•      2B—a proposal to approve the increase of the number of authorized shares of common stock from 100,000,000 to 300,000,000 shares and the increase of the number of authorized shares of all classes of stock from 110,000,000 to 310,000,000 shares;

•      2C—a proposal to approve a provision authorizing Series W Preferred Stock and establishing the rights, preferences and powers, and the qualifications, limitations and restrictions, of Series W Preferred Stock;

•      2D—a proposal to modify the rights, preferences and powers, and the qualifications, limitations and restrictions, of Common Stock;

•      2E—a proposal to approve a provision by which the Company elects out of the Delaware law restricting business combinations with interested stockholders; and

•      2F—a proposal to approve a provision by which the Company renounces the Company’s interest or expectancy in, or in being offered the opportunity to participate in, corporate opportunities engaged in by TWC (including its affiliates and related persons).

Proposal 3:	A proposal to approve an amendment and restatement of our 2004 Stock Incentive Plan to increase the number of shares of common stock available for issuance under the plan from 7,500,000 shares to 13,500,000 shares.

Proposal 4:	A proposal to approve adjournments of the Special Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve one or more of the proposals described above.

Only stockholders of record at the close of business on April 25, 2006 are entitled to notice of, and to vote at, the meeting and any adjournments thereof. All stockholders are cordially invited to attend the meeting in person.

If stockholders wish to approve the Transaction, then they must approve Proposal 1 relating to the Transaction and Proposal 2 relating to the amendment and restatement of our certificate of incorporation, including each of the related sub-proposals included in Proposal 2.

WHETHER OR NOT YOU PLAN TO ATTEND IN PERSON, YOU ARE URGED TO FILL IN THE ENCLOSED PROXY AND TO SIGN AND FORWARD IT IN THE ENCLOSED BUSINESS REPLY ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. ANY STOCKHOLDER WHO SIGNS AND SENDS IN A PROXY MAY REVOKE IT BY EXECUTING A NEW PROXY WITH A LATER DATE, BY WRITTEN NOTICE OF REVOCATION TO THE SECRETARY OF THE COMPANY AT ANY TIME BEFORE IT IS VOTED, OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES OF STOCK THAT YOU HOLD. YOUR COOPERATION IN PROMPTLY RETURNING YOUR PROXY WILL HELP LIMIT EXPENSES INCIDENT TO PROXY SOLICITATION.

By Order of the Board of Directors

Solana Beach, California , 2006
Trevor Drinkwater Member of the Board, President and Chief Executive Officer

i

ii

Liability for Amounts Distributed	81
Performance of Duties; Liability of Members	81
Exculpation and Indemnification	81
Insurance	81
Transfer of Interests	82
Restrictions on Transfer	82
Dissolution and Winding Up	82
Accounting, Records and Reporting by Members	83
Amendments	83
Costs	84

THE DISTRIBUTION AGREEMENT	84

Grant of Rights	84
Certain Important Defined Terms	84
Exclusivity	86
Manufacturing	86
Marketing and Advertising	87
Distribution	87
Approvals and Controls; Restrictions	88
Delivery of Materials	90
Expenses	90
Application of Gross Receipts	91
Deemed Distribution Fee	91
True-Up Payments	92
Returned Units	92
Subdistributor/Sublicensee Fees	92
Excessive Sales to Wholesalers	92
Security Interest	92
Accounting and Payment	93
No Minimum Sales Warranty	93
Proprietary Rights	93
Representations and Warranties	93
Indemnity	94
Early Termination	94
Buy-Back Right	96
Most Favored Nations	96

ADDITIONAL AGREEMENTS RELATED TO THE TRANSACTION	96

Voting Agreements	96
Services Agreement	97
Registration Rights Agreement	97

REQUIRED VOTE	98

PROPOSAL 2, INCLUDING SUB-PROPOSALS 2A-2F—APPROVAL OF THE AMENDMENT AND RESTATEMENT OF OUR CERTIFICATE OF INCORPORATION	99

Sub-Proposal 2A—Approval of a provision restricting the acts or activities in which the Company may engage to certain limitations arising under the Transaction documents	99

Sub-Proposal 2B—Approval of the increase of the number of authorized shares of common stock from 100,000,000 to 300,000,000 shares and the increase of the number of authorized shares of all classes of stock from 110,000,000 to 310,000,000 shares	99

iii

Sub-Proposal 2C—Approval of a provision authorizing Series W Preferred Stock and establishing the rights, preferences and powers, and the qualifications, limitations and restrictions, of Series W Preferred Stock	101

Sub-Proposal 2D—Approval of the modification of the rights, preferences and powers, and the qualifications, limitations and restrictions, of Common Stock	101

Sub-Proposal 2E—Approval of a provision by which the Company elects out of the Delaware law restricting business combinations with interested stockholders	102

Sub-Proposal 2F—Approval of a provision by which the Company renounces the Company’s interest or expectancy in, or in being offered the opportunity to participate in, corporate opportunities engaged in by TWC (including its affiliates and related persons)	102

PROPOSAL 3: APPROVAL OF AN AMENDMENT AND RESTATEMENT OF OUR 2004 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE UNDER THE PLAN FROM 7,500,000 SHARES TO 13,500,000 SHARES	105

PROPOSAL 4: APPROVAL OF ADJOURNMENTS OF THE SPECIAL MEETING, IF NECESSARY, TO PERMIT FURTHER SOLICITATION OF PROXIES IF THERE ARE NOT SUFFICIENT VOTES AT THE TIME OF THE MEETING TO APPROVE ONE OR MORE OF THE PROPOSALS DESCRIBED ABOVE	110

BUSINESS OF GENIUS PRODUCTS	111

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	119

EXECUTIVE COMPENSATION	129

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT	135

MARKET PRICE AND DIVIDEND DATA	137

STOCKHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING	137

EXPERTS	138

OTHER MATTERS	138

WHERE YOU CAN FIND MORE INFORMATION	138

INDEX TO FINANCIAL STATEMENTS OF GENIUS PRODUCTS	F-1

APPENDICES

APPENDIX A—MASTER CONTRIBUTION AGREEMENT AND FIRST AND SECOND AMENDMENTS THERETO

APPENDIX B—OPINION OF JEFFERIES & COMPANY, INC. AND JEFFERIES’ RELATED SIDE LETTER

APPENDIX C—AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF GENIUS PRODUCTS, LLC

APPENDIX D—DISTRIBUTION AGREEMENT

APPENDIX E—AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

APPENDIX F—2004 STOCK INCENTIVE PLAN, AS AMENDED

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GENIUS PRODUCTS, INC.

740 Lomas Santa Fe, Suite 210

Solana Beach, California 92075

PROXY STATEMENT

Solicitation of Proxies

This Proxy Statement is furnished in connection with the solicitation of proxies by the board of directors of Genius Products, Inc., a Delaware corporation (the “Company” or “Genius Products”), for use at the Special Meeting of Stockholders to be held at the Del Mar Hilton Hotel, 15575 Jimmy Durante Boulevard, Del Mar, California 92014 on May     , 2006 at 9:00 a.m. local time and at any and all adjournments thereof (the “Special Meeting”), for the purposes set forth in the accompanying Notice of Special Meeting of Stockholders. Accompanying this Proxy Statement is the board of directors’ proxy for the Special Meeting, which you may use to indicate your vote as to the proposals described in this Proxy Statement.

In addition to these mailed proxy materials, our officers, directors and employees and The Altman Group, 1200 Wall Street West, Third Floor, Lyndhurst, New Jersey 07071 may also solicit proxies in person, by telephone, or by other means of communication. Officers, directors and employees will not be paid any additional compensation for soliciting proxies, but The Altman Group will be paid its customary fee of approximately $6,500 plus out-of-pocket expenses if it solicits proxies. We also may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Revocation of Proxies

All Proxies that are properly completed, signed and returned to us prior to the Special Meeting, and that have not been revoked, will be voted in favor of the proposals described in this Proxy Statement unless otherwise directed. A stockholder may revoke his or her proxy at any time before it is voted either by filing with the Secretary of the Company, at its principal executive offices, a written notice of revocation or a duly executed proxy bearing a later date or by attending the Special Meeting and expressing a desire to vote his or her shares in person.

Record Date and Voting

The close of business on April 25, 2006 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting and any adjournment of the Special Meeting. As of the record date, we had outstanding                      shares of common stock, par value $.0001 per share.

Each stockholder of record is entitled to one vote for each share held on all matters to come before the meeting. All proxies that are returned will be counted by the Inspector of Elections in determining the presence of a quorum and on each issue to be voted on for which a vote was cast. An abstention from voting or a broker non-vote will not be counted in the voting process. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes will not be counted for purposes of determining whether any of the proposals are approved and will have the same effect as “Against” votes on those proposals that must be approved by a majority of our outstanding shares of common stock (Proposals 1 and 2, including Sub-Proposals 2A-2F).

Stockholders may revoke any proxy before it is voted by attendance at the meeting and voting in person, by executing a new proxy with a later date, or by giving written notice of revocation to the Secretary of the Company.

The shares represented by proxies that are returned properly signed will be voted in accordance with each stockholder’s directions. If the proxy card is signed and returned without direction as to how they are to be voted, the shares will be voted as recommended by our board of directors.

Mailing of Proxy Statement and Proxy Card

Our principal executive offices are located at 740 Lomas Santa Fe, Suite 210, Solana Beach, California 92075. This Proxy Statement is dated                     , 2006, and this Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about that date.

SUMMARY OF THE TRANSACTION

This summary highlights selected information from this Proxy Statement relating to the Transaction (Proposal 1) and related matters, but does not contain all of the information that may be important to you. To better understand the Transaction and related matters, you should read this entire document carefully, including the Master Contribution Agreement, as amended, attached as Appendix A to this Proxy Statement (as amended, the “Contribution Agreement”), the opinion of Jefferies & Company, Inc. and Jefferies’ related side letter attached as Appendix B to this Proxy Statement and the other documents attached as appendices to this Proxy Statement.

In addition, important business and financial information about Genius Products is contained in this Proxy Statement. You may obtain copies of our public filings with the Securities and Exchange Commission without charge by following the instructions in the section entitled “Where You Can Find More Information”.

We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

The Companies (See pages 31 - 33)

Genius Products, Inc.

Genius Products is an entertainment company that produces, publishes, licenses and distributes films, videos and music on digital versatile discs (“DVDs”), universal mini discs (“UMDs”) and compact discs (“CDs”), under a variety of branded and non-branded names. Our products are sold at traditional, direct response, mail order and internet retailers nationwide and, to a lesser extent, internationally.

Genius Products is a publicly traded corporation incorporated in the State of Delaware. Our common stock trades on the Over-the-Counter Bulletin Board under the symbol, “GNPI.OB”. For more information, please visit our website at www.geniusproducts.com; however, the information on our website is not a part of this Proxy Statement. Our address is 740 Lomas Santa Fe, Suite 210, Solana Beach, California 92075, and our telephone number is (858) 793-8840.

The Weinstein Company LLC

The Weinstein Company LLC (“TWC”) is a motion picture company founded by brothers Robert Weinstein and Harvey Weinstein (together, the ‘‘Weinsteins’’). From 1979 to March 2005, the Weinsteins were Co-Chairmen of Miramax Film Corp., a company they founded and, in 1993, sold to Walt Disney Pictures and Television (“Disney”). On March 29, 2005, the Weinsteins and Disney jointly announced the termination of the Weinsteins’ employment contracts with Disney.

As part of the Disney separation, Disney, Miramax and an affiliate of TWC entered into an agreement which, among other things, gives the TWC affiliate the right to acquire from Miramax (i) Miramax’s rights to more than 80 films and film projects, a number of which have been released, are complete and ready for release or are in post-production, and a majority of which are in development; (ii) the rights to produce, co-finance and co-distribute sequels to a number of established film franchises, including Scary Movie (the next installment of which, Scary Movie 4, has been released), Scream and Spy Kids series; and (iii) Miramax’s rights to 12 television projects in varying stages of development and production. The agreement also assigns to the TWC affiliate the Dimension Films name, under which more than 60 films have been theatrically released to date. The Miramax name and the Miramax Library (which includes both Miramax and Dimension titles) remain property of Disney. In addition, TWC has, to date, separately acquired rights to more than 25 additional projects from various parties, a number of which are completed or in post-production.

Summary of the Transaction (See pages 31 - 32)

On December 5, 2005, Genius Products and TWC entered into the Master Contribution Agreement, and the parties amended the Master Contribution Agreement on March 15, 2006 and April 26, 2006. A copy of the Master Contribution Agreement and the amendments thereto is attached as Appendix A to this Proxy Statement. Under the Contribution Agreement, we have agreed with TWC to form a new business venture (referred to as the “Distributor”) that will operate all of the existing businesses of Genius Products and become the exclusive distributor of digital versatile discs (“DVDs”) and other forms of home video for certain filmed entertainment products produced by TWC.

The Contribution Agreement provides that, on or prior to the closing, the following events will occur (referred to as the “Transaction”):

•	TWC will enter into the Distribution Agreement with The Weinstein Company Funding LLC, which is wholly-owned by TWC’s parent company, The Weinstein Company Holdings LLC (“TWC Holdings”), directly and through a first-tier subsidiary. At the closing of the Transaction, The Weinstein Company Funding LLC will have no assets or liabilities, other than with respect to or arising under the Distribution Agreement, and will become the Distributor;

•	The name of the Distributor will be changed to “Genius Products, LLC”;

•	We will contribute substantially all of our existing operations, assets (including cash) and certain of our liabilities to the Distributor in exchange for a 30% equity interest in the Distributor in the form of Class G Units;

•	We will become the managing member of the Distributor, although TWC Holdings will have the ability to control us and appoint a majority of our board of directors among other rights more fully described below;

•	The remaining 70% equity interest in the Distributor will be held directly and indirectly by TWC Holdings and will take the form of Class W Units in the Distributor. The holders of Class W Units will have the right to require that the Distributor redeem their Units for up to 70% of the outstanding common stock of Genius Products (with such percentage subject to adjustment based on certain events) or, under certain circumstances, cash; and

•	We will amend our Certificate of Incorporation to authorize Series W Preferred Stock and issue to TWC Holdings and a first-tier subsidiary 100 shares of Series W Preferred Stock. These shares will have no material economic value but will immediately give TWC Holdings certain control rights over our company, including a 70% voting interest and the right to elect five out of seven directors on our Board of Directors (three of whom must be independent directors).

The following documents will be adopted or executed in connection with the closing of the Transaction:

•	The Distributor will adopt an Amended and Restated Limited Liability Company Agreement in the form attached as Appendix C to this Proxy Statement (the “LLC Agreement”);

•	The Distributor will enter into the Distribution Agreement with TWC in the form attached as Appendix D to this Proxy Statement (the “Distribution Agreement”);

•	Genius Products will adopt an amended and restated certificate of incorporation in the form attached as Appendix E to this Proxy Statement; and

•	We will enter into the other documents and agreements described below under Proposal 1 (beginning on page 96).

Following the closing, the Distributor will carry on our existing business, and our primary asset will consist of our 30% equity interest in the Distributor, evidenced by our Class G Units in the Distributor. Since our entire business will be conducted by the Distributor, our current stockholders will only be entitled to benefit from 30% of the net profits, if any, that are generated by the Distributor, including net profits from our existing businesses that we are contributing to the Distributor and from the new business of distributing home video products for TWC’s films. However our management believes that owning a 30% equity interest in the Distributor, with its future prospects as a home video distributor for TWC’s films, is more attractive for our stockholders than owning 100% of Genius Products’ existing business.

Following the closing, Genius Products, Inc. will remain a publicly-traded company and our existing shares of common stock will remain outstanding and held by our public stockholders. Although TWC is not a public company, we do not intend that the Transaction will be part of any “going private” transaction or series of transactions by Genius Products. We will remain a separate company from TWC following the closing, and TWC’s capital will not be available to us.

The following diagram illustrates the structure of the Transaction and the relationships among the parties to the Transaction as of the closing of the Transaction:

We expect to finance the business of the Distributor after closing through its cash flow from operations and the cash contributed from Genius Products at closing. On December 6, 2005, we closed a $32 million private placement financing in which we issued 16,000,000 shares of our common stock at a purchase price of $2.00 per share and five-year warrants to purchase 4,800,000 shares of common stock with an exercise price of $2.40 per share. We completed this financing in order to be able to satisfy a condition to the closing of the Transaction that we have available for immediate use and contribution to the Distributor at least $25 million in cash. We intend that available cash, less certain amounts permitted to be retained under the Contribution Agreement, will be contributed to the Distributor at closing and be used to help finance the operations of the Distributor in the future. We have agreed with the investors in the private placement financing to register for resale with the Securities and Exchange Commission their shares of common stock purchased in the financing and shares issuable upon exercise of warrants issued to them in the financing. We have registered these shares for resale; however Genius Products will not receive any portion of the proceeds from the sale of these shares by the investors.

Accounting Policies Relating to the Transaction (See page 23)

At the closing of the Transaction, we will contribute to the Distributor all of our operating business, including substantially all of its assets, except for $1 million cash, and certain liabilities, and receive a 30% equity interest in the Distributor. We intend to account for our investment in the Distributor on our financial statements using the equity method of accounting.

Under the equity method of accounting, only our investment in and amounts due to and from the equity investee will be included in our consolidated balance sheet. As a result, we will record an asset on our balance sheet related to our investment interest in the Distributor. The Transaction represents a non-monetary exchange of a business controlled by Genius Products for a non-controlling interest in the Distributor. Accordingly, the amount to be initially recorded for Genius Products’ investment in the Distributor will be partially based on Genius Products’ fair value as determined by reference to the quoted market prices of Genius Products’ shares for a reasonable time before and after the announcement of the Transaction and partially based on the historical basis of the net assets surrendered in the Transaction. On our statement of operations, we will record our 30% share of the Distributor’s profit or loss as equity in net earnings (losses) from investee. We expect to record a gain upon consummation of the Transaction and that this gain will be based on the difference between the fair market value of assets contributed and the net book value, reduced for the portion of the gain associated with the retained economic interest in the Distributor. The carrying amount of our investment in the Distributor will subsequently be adjusted to recognize our share of the earnings or losses of the Distributor after the Transaction. Pursuant to APB 18, we will be required to periodically assess whether a decrease in value of the investment has occurred which is other than temporary and which should be recognized immediately resulting in an impairment loss.

Commencing on December 5, 2005 through the closing date, we are operating under an interim distribution agreement with TWC and are recording the results from titles we first released for TWC in March 2006 in our financial statements. After closing, substantially all of our revenue and expenses as well as the results from releasing TWC product will be reflected in the financial statements of the Distributor. Subsequent to the Transaction, we will include separate quarterly and audited annual financial statements of the Distributor in a note to our financial statements.

Excluded Assets (See pages 55 - 56)

The assets excluded from the assets to be contributed by Genius Products in the Transaction include, among other things:

•	certain claims, demands, rights or causes of action, and any cash, assets or other property recovered by Genius Products therefrom;

•	any recovery of cash, assets or other property received by Genius Products that represents a return of or on any amounts or obligations previously paid or incurred by Genius Products in connection with the excluded liabilities described below beginning on page 56;

•	benefit plans and contracts of insurance of Genius Products for employee group medical, dental and life insurance plans;

•	all insurance policies of Genius Products, to the extent that the parties mutually agree that any such items should not be transferred to the Distributor, and subject to the obligation of the Distributor to reimburse Genius Products for the costs thereof as provided in the Services Agreement described below under “Services Agreement”, to the extent that the Distributor receives the benefits of these plans, contracts and policies; and

•	all rights of Genius Products under the Contribution Agreement and the other agreements relating to the Transaction.

Contingent Dividend Right (See pages 61 - 62)

The Contribution Agreement provides that, within 30 days following the closing of the Transaction or such later time as is practicable, we will issue to our stockholders of record on the date of the closing (to the extent practicable) an instrument (the “Contingent Dividend Right”) entitling the holder to receive from Genius Products cash payments from time to time after the closing solely based on cash received by Genius Products from the exercise or conversion, after the closing of the Transaction, of options, warrants or other convertible securities that were issued and outstanding as of the closing date. These cash payments will only be made when, as and if declared by the board of directors of Genius Products pursuant to a vote of a committee of the board consisting only of directors not appointed by TWC, but we will have no obligation to make or declare such payments. For the reasons discussed on page 62, we cannot provide a reliable estimate of the future value or cash proceeds likely to be paid to holders of the Contingent Dividend Rights.

The LLC Agreement (See pages 68 - 84 and Appendix C)

At the closing of the Transaction, we would become party to the LLC Agreement, which governs the ownership and management of the Distributor. Under the LLC Agreement, Genius Products would be the initial Managing Member of the Distributor, with the power and authority to manage and direct the business and affairs of the Distributor under the terms and conditions of the LLC Agreement. However, the LLC Agreement requires that Genius Products obtain TWC Holdings’ approval before taking many actions. The LLC Agreement also provides that many content acquisition opportunities must first be presented to TWC Holdings before Genius Products may pursue those opportunities.

In addition, the LLC Agreement provides that TWC Holdings or its designee will become the Managing Member of the Distributor, instead of Genius Products, if we become insolvent or bankrupt, if we violate the membership interest transfer restrictions in the LLC Agreement or a lender forecloses on a security interest granted with respect to our Class G Units in the Distributor.

Redemption Rights under the LLC Agreement (See pages 76 - 78)

Under the LLC Agreement, the holders of Class W Units (consisting of TWC Holdings and a first-tier subsidiary) will have the right to require the Distributor to redeem all or a portion of their Class W Units in exchange for new shares of common stock of Genius Products which would give such holders an aggregate of 70% of our outstanding common stock after giving effect to the issuance of the new shares (with such percentage subject to adjustment based on certain events) or, under certain circumstances, cash. Although the new shares of common stock would dilute our existing stockholders, we would receive in exchange for our new shares an equivalent pro rata amount of Class W Units in the Distributor (subject to certain adjustments), so that the indirect pro rata interests of our pre-redemption stockholders in the Distributor (our primary operating asset) would remain substantially unchanged.

At the request of the Distributor and with the consent of the holder of Class W Units requesting redemption, the Distributor may deliver cash in lieu of Genius common stock for the redeemed Class W Units. If the Distributor makes this election, the cash redemption price would likely be funded by either existing cash of the Distributor or by the sale by Genius Products of new shares of common stock to investors and the contribution of the cash proceeds to the Distributor by Genius.

Class G Units and Class W Units in the Distributor (See page 72)

At the closing of the Transaction, we will receive Class G Units representing a 30% equity interest in the Distributor as of the closing of the Transaction. We will not acquire any ownership in TWC or any of its affiliates as a result of the Transaction, other than the Distributor. TWC Holdings, directly and indirectly, will hold Class W Units in the Distributor following the closing of the Transaction representing an initial 70% equity interest in the Distributor, which may be increased following the closing if we are required to satisfy our indemnification obligations under the Contribution Agreement. The Class W Units will give TWC Holdings a $60 million liquidation preference, which is the right to receive the first $60 million in proceeds resulting from any liquidation of the Distributor before Genius Products receives any of the proceeds.

Termination Provisions of Contribution Agreement (See pages 64 - 66)

The Contribution Agreement contains customary termination provisions which, under certain circumstances in the event of a termination under the Contribution Agreement, may subject us to liability for the payment of a $4,000,000 termination fee or reimbursement of expenses, and includes a provision which permits either party to terminate the agreement if the transaction fails to close by May 31, 2006.

Restrictions on Competing Transactions (See page 61)

The Contribution Agreement contains customary covenants restricting us prior to the closing from, among other things, soliciting, encouraging or accepting any competing business combination transaction, and our board of directors from withdrawing or modifying its approval or recommendation of the Transaction, subject to the board’s fiduciary obligations.

Restrictions on our Business Following the Closing (See pages 69 - 70)

Following the closing of the Transaction, we will be required to devote all of our time and business efforts to serving as the managing member of the Distributor and the other “Genius Permitted Activities” listed below on pages 69 - 70. The Distributor’s activities will be limited to the performance of the Distribution Agreement and the conduct of the business currently conducted by us. In addition, we and the Distributor will be required to offer to TWC the opportunity to acquire new content of which we become aware, before we or the Distributor would be permitted to exploit such new content.

Reasons for the Transaction (See pages 39 - 41)

We are proposing to enter into the Transaction because we believe that the Transaction is in the best interests of Genius Products and our stockholders. In reaching the decision to approve the Transaction and our entry into the Contribution Agreement and related agreements and documents, our board of directors and a special committee of independent directors considered a variety of factors, including:

•	Current working capital constraints have hindered our progress in taking full advantage of our position in the retail market by impeding our ability to acquire high quality content;

•	TWC currently has rights to over 80 projects in various stages of development resulting from the separation from Disney described above, many of which the Distributor will have the exclusive right to distribute in the United States;

•	The Weinsteins have an established track record as film producers, as demonstrated by their work with Miramax and Disney;

•	TWC is well financed, having raised a total of approximately $1.2 billion to date, including $490 million in equity, a $500 million film securitization and approximately $200 million from other commercial relationships (although none of these funds will be available to the Distributor); and

•	The distribution rights available from TWC present an opportunity to transform our product offering and accelerate our revenue and earnings growth.

For additional information regarding the reasons for the Transaction, please see the section entitled, “The Transaction—Reasons for the Transaction”, beginning on page 39.

Risk Factors (See pages 24 - 29)

The Transaction may not achieve the expected benefits for our company because of risks and uncertainties, including those discussed in the section below entitled “Risk Factors”, beginning on page 24, which we urge you to read and consider carefully.

Recommendation of our Board of Directors (See page 41)

Our board of directors unanimously approved the Transaction, the Contribution Agreement and related agreements and documents, and unanimously recommends that our stockholders vote “FOR” each of the proposals in this Proxy Statement.

Opinion of Genius Products’ Financial Advisor to our Board of Directors (See pages 41 - 50 and Appendix B)

In connection with the Transaction, our financial advisor, Jefferies & Company, Inc., referred to herein as “Jefferies”, rendered its opinion to our board of directors to the effect that, as of December 5, 2005, based upon Jefferies’ review of drafts of the relevant transaction documents as described in the opinion, and based upon the qualifications, limitations and assumptions set forth in the opinion, the consideration to be received by Genius Products pursuant to the Contribution Agreement is fair, from a financial point of view, to Genius Products. A copy of Jefferies’ opinion and Jefferies’ related side letter dated April 24, 2006 is attached as Appendix B to this Proxy Statement. We urge you to read this opinion carefully in its entirety for information with respect to the assumptions made, matters considered and limits of review in connection with the opinion.

Our Directors Following the Transaction (See page 53)

Effective as of the closing of the Transaction, our board of directors will be reconstituted to consist of seven directors, the holders of shares of our Series W Preferred Stock (initially, TWC Holdings and a first-tier subsidiary) will have the right to elect five directors (three of whom at the time of their election must be independent directors) and the holders of our common stock will have the right to elect the remaining two directors. If the Transaction closes, then we expect that one or more of the directors elected by our stockholders at our 2005 annual meeting of stockholders may resign from our board of directors and five individuals selected by TWC Holdings and a first-tier subsidiary will be appointed to the board. As of the date of this Proxy Statement, we do not know which directors may remain on or be appointed to our board following the closing of the Transaction and which directors may resign.

Interests of Directors, Executive Officers and Affiliates (See pages 50 - 51)

Some of our directors and executive officers have agreements or arrangements providing them with interests in the Transaction that are different from, or in addition to, the interests of our stockholders.

As described below, Trevor Drinkwater, Rodney Satterwhite, Michael Radiloff and Mitch Budin are parties to employment agreement amendments under which they will each receive a grant of additional stock options, rights to severance payments upon termination and other benefits. These employment agreement amendments only become effective upon the closing of the Transaction.

In addition, the vesting of all unvested stock options outstanding at the time of the closing of the Transaction, including options held by our directors and executive officers, automatically will accelerate upon the closing of the Transaction. However, pursuant to their employment agreement amendments, each of Messrs. Budin, Satterwhite and Radiloff have agreed to waive the accelerated vesting of a portion of their existing stock options, and Mr. Drinkwater has agreed to restrictions on the sale or transfer of a portion of the shares of our common stock represented by his existing stock options.

No Appraisal Rights (See page 51)

Under the applicable provisions of the Delaware General Corporation Law, our stockholders will have no right to seek appraisal of their shares of common stock in connection with the Transaction.

Location, Time and Date of The Special Meeting (See pages 1, 16)

The Special Meeting will be held at the Del Mar Hilton Hotel, 15575 Jimmy Durante Boulevard, Del Mar, California 92014 at 9:00 a.m. local time on                     , May     , 2006.

Record Date and Voting Rights for the Special Meeting (See pages 15 - 16)

Holders of record of our common stock at the close of business on April 25, 2006 will be entitled to vote at the Special Meeting or any adjournment of the Special Meeting. On the record date,                  shares of our common stock were outstanding and entitled to vote at the Special Meeting and at any adjournments thereof. Each share of our common stock is entitled to one vote on each matter to be voted upon at the Special Meeting.

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

What is the Transaction?

The Transaction is summarized above in the section entitled, “Summary of the Transaction”. For additional information regarding the Transaction, please see the section below entitled “Proposal 1—The Transaction”.

What is Genius Products contributing in the Transaction?

We will be contributing substantially all of our assets and certain liabilities to a new business venture that will be named Genius Products, LLC (referred to in this Proxy Statement as the “Distributor”), and we will receive in return a 30% equity interest in the Distributor and become the managing member of the Distributor. The other 70% of the equity of the Distributor will be held directly and indirectly by TWC Holdings. Following the closing, the Distributor will continue to carry on our existing business using our current assets and employees (who are expected to transfer to the Distributor), and the Distributor will also launch the new business of distributing DVDs and home video products for TWC’s films.

What is TWC contributing in the Transaction?

TWC will be contributing home video distribution rights pursuant to the exclusive Distribution Agreement it will enter into with the Distributor prior to the closing of the Transaction (for details regarding the Distribution Agreement, please see the section below entitled “Proposal 1—Material Agreements And Documents Relating To The Transaction—4. Distribution Agreement”). We believe that the Distribution Agreement is a valuable and highly sought-after right and, when combined with our employees, management team and existing distribution business, will help transform the Distributor into a large and well-recognized entertainment distributor.

Will our stockholders retain control of Genius Products?

No. Following the closing, Genius Products, Inc. will remain a publicly-traded company and our existing shares of common stock will remain outstanding and held by our public stockholders. However, at closing we will amend our Certificate of Incorporation to authorize Series W Preferred Stock and issue to TWC Holdings together with its first-tier subsidiary an aggregate of 100 shares of Series W Preferred Stock. These shares will have no material economic value but will immediately give TWC Holdings together with its first-tier subsidiary certain control rights over our company, including a 70% voting interest and the right to elect five out of seven directors on our Board of Directors (three of whom must be independent directors).

As discussed further below, TWC Holdings and a first-tier subsidiary will be able to redeem their aggregate 70% interest in the Distributor for new shares of our common stock, but in the case of such a redemption the voting rights of the Series W Preferred Stock will be reduced so that the aggregate voting rights of TWC Holdings together with its first-tier subsidiary will remain unchanged (initially at 70%).

How will the redemption rights of the TWC Holdings operate?

The 70% interest in the Distributor that will be held by directly and indirectly by TWC Holdings will take the form of Class W Units in the Distributor. The holders of Class W Units will have the right to require that the Distributor redeem their Units for 70% of the outstanding common stock of Genius Products (with such percentage subject to adjustment based on certain events) or, under certain circumstances, cash. If the Class W Units are redeemed for stock, Genius Products will issue new shares of common stock in exchange for the Class W Units being redeemed. Although the new shares of common stock will dilute our existing stockholders, we will receive in exchange for our new shares an equivalent pro rata amount of Class W Units in the Distributor (subject to certain adjustments), so that the indirect pro rata interests of our pre-redemption stockholders in the Distributor (our primary operating asset) will remain substantially unchanged.

At the request of the Distributor and with the consent of the holder of Class W Units requesting redemption, the Distributor may deliver cash in lieu of Genius common stock for the redeemed Class W Units. If the Distributor makes this election, the cash redemption price would likely be funded by either existing cash of the Distributor or by the sale by Genius Products of new shares of common stock to investors and the contribution of the cash proceeds to the Distributor by Genius.

Will any of the consideration that we receive in the Transaction be distributed to our stockholders?

No. We will receive Class G Units as part of our contribution of assets to the Distributor. However, we are not permitted to distribute to our stockholders any of these Class G Units in the Distributor.

Will Genius Products or its stockholders acquire any ownership interest in TWC as a result of the Transaction?

No. Neither Genius Products nor its stockholders will acquire any ownership interest in TWC as a result of the Transaction. We will remain a separate company from TWC, and TWC’s capital will not be available to us. We expect to finance the business of the Distributor after closing through its cash flow from operations and the cash contributed from Genius Products at closing.

Why are we proposing to undertake the Transaction?

We are proposing to undertake the Transaction because we believe that the Transaction is in the best interests of Genius Products and our stockholders. Although our current stockholders will only be entitled to benefit from 30% of the net profits, if any, that are generated by the Distributor, our management believes that owning a 30% equity interest in the Distributor is more attractive than owning 100% of Genius Products’ existing business. In reaching this decision, our board of directors considered a variety of factors, including:

•	Current working capital constraints have hindered our progress in taking full advantage of our position in the retail market by impeding our ability to acquire high quality content;

•	TWC currently has rights to over 80 projects in various stages of development resulting from the separation from Disney described below, many of which the Distributor will have the exclusive right to distribute in the United States;

•	The Weinsteins have an established track record as film producers, demonstrated by their work with Miramax and Disney;

•	TWC is well financed, having raised a total of approximately $1.2 billion to date, including $490 million in equity, a $500 million film securitization and approximately $200 million from other commercial relationships (although none of these funds are expected to be available to the Distributor); and

•	The distribution rights available from TWC present an opportunity to transform Genius Products’ product offering and accelerate our revenue and earnings growth.

For additional information regarding the reasons for the Transaction, please see the section entitled “The Transaction—Reasons for the Transaction”.

Are there risks that the stockholders of Genius Products should consider in connection with the Transaction?

Yes. The Transaction may not achieve the expected benefits for our company because of the risks and uncertainties discussed in the section below entitled “Risk Factors”, which we urge you to read and consider carefully. Our board of directors identified and considered a variety of potentially negative factors in its deliberations concerning the Transaction, including:

•	Following the closing of the Transaction, our business, results of operations and financial condition will depend substantially on the quality and financial performance of TWC’s theatrical releases;

•	If we do not achieve target home video distribution rates for TWC’s films or meet other performance criteria following the closing of the Transaction, TWC may terminate the Distribution Agreement, which would have a material adverse effect on our business, results of operations and financial condition;

•	As a result of the Transaction and the related issuance to TWC Holdings of shares of Series W Preferred Stock in Genius Products, TWC Holdings will gain the ability to control Genius Products and to appoint a majority of our board of directors. The Series W Preferred Stock to be issued to TWC Holdings will provide TWC Holdings at least a majority of the total voting power of our outstanding stock;

•	TWC Holdings’ direct and indirect ownership of Class W Units in the Distributor will give it the right to receive the first $60 million in proceeds resulting from any liquidation of the Distributor, before Genius Products receives any of the proceeds;

•	The ownership interests of our current stockholders in our assets will be significantly diluted as a result of the Transaction;

•	Under the Distribution Agreement, the Distributor would assume the financial risk of customers’ nonpayment or delay in payment, which could have a material adverse effect on our business, results of operations and financial condition;

•	The Transaction would make it difficult for another party to acquire Genius Products or otherwise effectuate a change of control; and

•	Various other risks associated with the Transaction and the businesses of Genius Products, TWC and the Distributor described in the section below entitled “Risk Factors”.

Will the stockholders of Genius Products have dissenters’ or appraisal rights relating to the Transaction?

No. The Delaware General Corporation Law governs stockholders’ rights in connection with the Transaction. Under the applicable provisions of the Delaware General Corporation Law, our stockholders will have no right to seek appraisal of their shares of common stock in connection with the Transaction.

Have any stockholders of Genius Products committed to vote in favor of the Transaction?

Yes. Certain stockholders of Genius Products who beneficially owned or controlled approximately 32.2% of our common stock as of the record date have entered into agreements with TWC to vote their shares in favor of the proposals described in this Proxy Statement. These stockholders also delivered proxies to TWC entitling it to vote those shares in favor of the Transaction at the Special Meeting. See the section entitled, “Proposal 1—Additional Agreements related to the Transaction”.

When is the closing of the Transaction expected to occur?

We are working with TWC to complete the Transaction as quickly as possible and expect to complete the Transaction shortly after obtaining the requisite stockholder approval at the Special Meeting. However, we cannot predict the exact timing of the closing of the Transaction because the Transaction is subject to several conditions. For a description of the conditions to the closing of the Transaction, see the section entitled, “Proposal 1—The Contribution Agreement—Conditions to Closing”.

What will happen if the Transaction is not approved?

We will not proceed with the Transaction if it is not approved by our stockholders. In some circumstances, if the Contribution Agreement is terminated, we would become liable for the payment of a $4,000,000 termination fee or reimbursement of expenses. Under the Contribution Agreement, we would be liable for the $4,000,000 termination fee if:

•	Either we or TWC terminates the Contribution Agreement based on our board’s receipt of a superior proposal as defined in the Contribution Agreement;

•	TWC terminates the Contribution Agreement because of our uncured material breach of the Contribution Agreement, which was willful and knowing;

•	TWC terminates the Contribution Agreement under circumstance in which our board of directors changes or does not affirm its approval of this Transaction or approves a competing transaction, or other types of alternative competing transactions are commenced; or

•	Either we or TWC terminates the Contribution Agreement because the closing has not occurred on or prior to May 31, 2006 and (i) a competing transaction proposal is disclosed prior to May 31, 2006 and (ii) within 12 months after such termination we enter into a definitive agreement with the person or group making the competing superior proposal.

In addition, we would be liable for the payment of TWC’s expenses, not to exceed $750,000, if either we or TWC terminates the Contribution Agreement because (i) our stockholders do not approve the Transaction and our proposed amended and restated certificate of incorporation, or (ii) we announce our intention to disclose confidential information of TWC or such information is required to be disclosed. Either party may terminate the Contribution Agreement if the Transaction fails to close by May 31, 2006.

If the Transaction is not completed, we will continue to own the assets that we otherwise would have contributed to the Distributor in connection with the Transaction. However, subject to any stockholder approval requirements under Delaware law, we may engage in one or more alternative transactions with TWC or we may decide to pursue other strategic partners to acquire all or a portion the assets that we otherwise would have contributed in the Transaction.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

What proposals will stockholders be voting on at the Special Meeting?

The following matters are scheduled to be voted on at the Special Meeting:

Proposal 1:	A proposal to approve the contribution of substantially all of the Company’s assets to The Weinstein Company Funding LLC pursuant to a Master Contribution Agreement, dated as of December 5, 2005, by and among the Company, TWC, The Weinstein Company Holdings LLC and The Weinstein Company Funding LLC, as amended.

Proposal 2:	A proposal to approve the amendment and restatement of the Company’s certificate of incorporation, in the form attached as Appendix E to this Proxy Statement, with the following sub-proposals:

•	2A—a proposal to approve a provision restricting the acts or activities in which the Company may engage to certain limitations arising under the Transaction documents;

•	2B—a proposal to approve the increase of the number of authorized shares of common stock from 100,000,000 to 300,000,000 shares and the increase of the number of authorized shares of all classes of stock from 110,000,000 to 310,000,000 shares;

•	2C—a proposal to approve a provision authorizing Series W Preferred Stock and establishing the rights, preferences and powers, and the qualifications, limitations and restrictions, of Series W Preferred Stock;

•	2D—a proposal to modify the rights, preferences and powers, and the qualifications, limitations and restrictions, of Common Stock;

•	2E—a proposal to approve a provision by which the Company elects out of the Delaware law restricting business combinations with interested stockholders; and

•	2F—a proposal to approve a provision by which the Company renounces the Company’s interest or expectancy in, or in being offered the opportunity to participate in, corporate opportunities engaged in by TWC (including its affiliates and related persons).

Proposal 3:	A proposal to approve an amendment and restatement of our 2004 Stock Incentive Plan to increase the number of shares of common stock available for issuance under the plan from 7,500,000 shares to 13,500,000 shares.

Proposal 4:	A proposal to approve adjournments of the Special Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve one or more of the proposals described above.

If any other matter is properly presented for approval at the Special Meeting, your proxy (one of the individuals named on your proxy card) will vote your shares in his or her discretion.

How many votes are needed to approve each proposal?

The votes required to approve each proposal are as follows:

•	Proposal 1: To be approved, Proposal 1 must receive a “For” vote from the majority of our outstanding shares of common stock, voting either in person or by proxy.

•	Proposal 2: To be approved, Proposal 2 (including each related sub-proposal) must receive a “For” vote from the majority of our outstanding shares of common stock, voting either in person or by proxy.

•	Proposal 3: To be approved, Proposal 3 must receive a “For” vote from the majority of our outstanding shares of common stock present either in person or by proxy at the Special Meeting.

•	Proposal 4: To be approved, Proposal 4 must receive a “For” vote from the majority of our outstanding shares of common stock present either in person or by proxy at the Special Meeting.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. Under our bylaws, a quorum will be present if the holders of at least a majority of the outstanding shares of common stock are represented at the meeting in person or by proxy. On the record date, there were                      shares of common stock outstanding. Thus, at least                      shares must be represented in person or by proxy at the annual meeting to have a quorum.

Your shares will be counted toward the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the meeting or a majority of the votes present at the meeting may adjourn the meeting to another date.

Who is soliciting my proxy?

Genius Products’ board of directors.

How does the Genius Products board of directors recommend that I vote on the matters proposed?

Genius Products’ board of directors recommends that stockholders vote “FOR” each of the matters submitted at the Special Meeting. If you wish to approve the Transaction, then you must approve Proposal 1 relating to the Transaction and Proposal 2 relating to the amendment and restatement of our certificate of incorporation, including each of the related sub-proposals included in Proposal 2.

Can I still sell my shares in Genius Products?

Yes. Neither the Contribution Agreement nor the Transaction will affect your right to sell or otherwise transfer your shares in Genius Products.

Who is entitled to vote at the Special Meeting?

Only holders of record of common stock as of the close of business on April 25, 2006 will be entitled to notice of the Special Meeting and will be entitled to vote at the Special Meeting.

Where and when is the Special Meeting?

The Special Meeting will be held at the Del Mar Hilton Hotel, 15575 Jimmy Durante Boulevard, Del Mar, California 92014 at 9:00 a.m. local time on May     , 2006.

Where can I vote my shares?

You can vote your shares where indicated by the instructions set forth on the proxy card, or you can attend and vote your shares in person at the Special Meeting.

If my shares are held in “street name” by my broker, will my broker vote my shares for me?

Your broker may not be permitted to exercise voting discretion with respect to the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters, and will not be counted in determining the number of shares necessary for approval. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

May I change my vote after I have mailed my signed proxy card?

Yes. Just send in a written revocation or a later dated, signed proxy card before the Special Meeting or attend the Special Meeting and vote in person. Simply attending the Special Meeting, however, will not revoke your proxy—you would have to vote at the Special Meeting in order to revoke your proxy.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

What do I need to do now?

Please vote your shares as soon as possible, so that your shares may be represented at the Special Meeting. You may vote by signing and dating your proxy card and mailing it in the enclosed return envelope, or you may vote in person at the Special Meeting.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For”, “Against” and “Abstain” votes, abstentions and broker non-votes. “Broker non-votes” occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions). Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes will not be counted for purposes of determining whether any of the proposals are approved and will have the same effect as “Against” votes on those proposals that must be approved by a majority of our outstanding shares of common stock (Proposals 1 and 2, including Sub-Proposals 2A-2F).

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our officers, directors and employees and The Altman Group, 1200 Wall Street West, Third Floor, Lyndhurst, New Jersey 07071 may also solicit proxies in person, by telephone, or by other means of communication. Officers, directors and employees will not be paid any additional compensation for soliciting proxies, but The Altman Group will be paid its customary fee of approximately $6,500 plus out-of-pocket expenses if it solicits proxies. We also may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Whom should I contact if I have questions?

If you have any questions about any of the proposals on which you are voting, or would like additional copies of this proxy statement, without charge, you may call or write to:

Corporate Secretary

Genius Products, Inc.

740 Lomas Santa Fe, Suite 210

Solana Beach, California 92075

Telephone: (858) 793-8840

Facsimile: (858) 436-4430

You may also obtain additional information about us from documents filed with or furnished to the United States Securities and Exchange Commission, referred to as the “SEC”, by following the instructions in the section entitled, “Where You Can Find More Information”.

How can I find out the results of the voting at the Special Meeting?

We intend to publish final voting results in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth selected summary historical financial data of Genius Products. The information presented below is derived from our audited financial statements as of December 31, 2001, 2002, 2003, 2004 and 2005. This information is only a summary. You should read it together with our historical financial statements and accompanying notes contained elsewhere in this Proxy Statement. Historical results are not necessarily indicative of future results. As TWC is not yet fully operational, no historical financial data for TWC is presented.

	Years Ended December 31,
	2001	2002	2003	2004	2005
Statement of Operations data:
Net revenues	$1,348,768	$2,143,700	$3,068,506	$16,629,932	$22,327,729
Total costs of revenues	645,043	1,591,547	2,149,510	13,893,434	22,882,308
Gross Profit (Loss)	703,725	552,153	918,996	2,736,498	(554,579)
Operating expenses:
Product development	335,984	384,883	428,465	956,521	1,127,481
Sales and marketing	414,897	382,465	1,020,860	2,166,785	2,582,527
General and administrative	2,285,976	2,536,878	2,081,651	5,107,547	11,036,118
Severance	—	—	—	—	2,745,422
Gain on sale	—	—	—	—	(1,351,710)

Total costs and expenses	3,681,900	4,895,773	5,680,486	22,124,287	39,022,146
Loss from operations	(2,333,132)	(2,752,073)	(2,611,980)	(5,494,355)	(16,694,417)
Interest expense and other, net	(93,100)	(35,209)	(129,896)	(551,013)	(465,303)
Loss before provision for income taxes	(2,426,232)	(2,787,282)	(2,741,876)	(6,045,368)	(17,159,720)
Provision for income taxes	(800)	(800)	(800)	(800)	(800)

Net loss	$(2,427,032)	$(2,788,082)	$(2,742,676)	$(6,046,168)	$(17,160,520)

Basic and diluted loss per common share:
Net loss per share	$(0.48)	$(0.20)	$(0.16)	$(0.25)	$(0.42)

Basic and diluted weighted average common shares	5,016,717	13,838,743	17,574,405	23,826,584	40,400,112

	At December 31,
	2001	2002	2003	2004	2005
Balance Sheet data:
Cash and cash equivalents	$27,998	$745,993	$941,332	$1,223,881	$30,597,164
Working capital	(514,900)	590,395	1,150,233	60,177	21,441,257
Total assets	894,612	2,283,029	5,575,128	12,996,166	76,365,002
Redeemable common stock	499,450	465,777	490,932	395,172	414,471
Deferred gain, related party	—	—	—	—	1,212,353
Total shareholders’ equity	$(701,384)	$1,053,360	$2,722,554	$4,431,860	$55,187,918

Earnings per share is computed using primary shares outstanding as fully diluted shares would be anti-dilutive.

GENIUS PRODUCTS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following tables present the unaudited pro forma consolidated financial information of Genius Products and its subsidiaries, adjusted to give effect to the proposed Transaction with TWC. The unaudited pro forma consolidated financial information should be read in conjunction with, and is qualified in its entirety by reference to, Genius Products’ consolidated financial statements and the notes thereto and the related “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, each of which is included elsewhere in this Proxy Statement.

The unaudited pro forma consolidated statement of operations for the year ended December 31, 2005 gives effect to the Transaction as if it had occurred as of January 1, 2005 excluding the gain resulting from the net assets transferred. The unaudited pro forma consolidated balance sheet as of December 31, 2005 gives effect to the Transaction as if it had occurred as of December 31, 2005. The pro forma adjustments are described in the accompanying notes and are based upon available information and certain assumptions that management believes are reasonable including: (i) because TWC was not fully operational during the year ended December 31, 2005, the accompanying pro forma statement of operations is based only on the individual historical statement of operations for Genius Products for the year ended December 31, 2005. For pro forma purposes, the historical results for Genius Products have been adjusted to reflect only its proportionate share of its net loss; (ii) the exclusion of the effect of convertible class W units; (iii) no intercompany balances at December 31, 2005; and (iv) the contributed assets and liabilities to the Distributor. The pro forma financial information does not purport to represent what the results of operations or financial condition of Genius Products actually would have been had the Transaction occurred on such dates or to project its results of operations or financial condition for any future date or period.

GENIUS PRODUCTS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

AS OF DECEMBER 31, 2005

	Historical	Pro Forma Adjustments(1)		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$30,597,164	$(29,597,164	)(2)	$1,000,000
Accounts receivable, net of allowance for doubtful accounts and sales returns of $1,542,805 and $6,908,789	2,406,658	(2,406,658)		—
Inventories, net	5,567,953	(5,567,953)		—
Prepaid expenses	703,875	(703,875)		—
Notes receivable, related party	750,000	(750,000)		—

Total current assets	40,025,650	(39,025,650)		1,000,000

Property and equipment, net	396,358	(396,358)		—
Production masters, net of accumulated amortization of $1,054,005 and $2,510,307	4,573,191	(4,573,191)		—
Film library, net of accumulated amortization of $1,517,001	15,153,988	(15,153,988)		—
Notes receivable, related party	1,712,353	(1,712,353)		—
Investment in Distributor	—	109,850,939	(3)	109,850,939
Goodwill	14,487,917	(14,487,917)		—
Deposits and other	15,545	(15,545)		—

Total assets	$76,365,002	$34,485,937		$110,850,939

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,242,560	$(9,242,560)		$—
Notes payable	5,379,296	(5,379,296)		—
Accrued expenses	3,307,893	(3,307,893)		—
Customer deposits	189,423	(189,423)		—
Debentures payable	50,750	(50,750)		—
Redeemable common stock	414,471	(414,471)		—

Total current liabilities	18,584,393	(18,584,393)		—

Deferred gain, related party, net of current portion	1,212,353	(1,212,353)		—
Deferred tax liability	1,380,338	20,884,870	(4)	22,265,208

Total liabilities	21,177,084	1,088,124		22,265,208

Stockholders’ equity
Preferred stock, $.0001 par value; 10,000,000 shares authorized; no shares outstanding	—	—		—
Common stock, $.0001 par value; 100,000,000 shares authorized; 25,208,512 and 60,438,154 shares outstanding	6,044	—		6,044
Additional paid-in capital	93,919,755	—		93,919,755
Accumulated deficit—beginning	(21,577,361)	—		(21,577,361)
Accumulated deficit—CY	(17,160,520)	33,397,813	(5)	16,237,293

Total stockholders’ equity	55,187,918	33,397,813		88,585,731

Total liabilities and stockholders’ equity	$76,365,002	$34,485,937		$110,850,939

GENIUS PRODUCTS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2005

	Historical	Pro Forma Adjustments(6)		Pro Forma
Revenues:
Video and DVD	$24,804,906	$(24,804,906)		$—
Theatrical	750,883	(750,883)		—
Audio	5,992,065	(5,992,065)		—
Royalties, licensing and other	745,054	(745,054)		—

Gross revenues	32,292,908	(32,292,908)		—
Sales returns, discounts and allowances	(9,965,179)	9,965,179		—

Net revenues	22,327,729	(22,327,729)		—

Costs and expenses
Cost of revenues:
Video and DVD	13,664,813	(13,664,813)		—
Theatrical	2,130,182	(2,130,182)		—
Audio	3,814,478	(3,814,478)		—
Amortization of production masters and film library	2,973,303	(2,973,303)		—
Warehouse expense and other	299,532	(299,532)		—

Total cost of revenues	22,882,308	(22,882,308)		—

Gross profit (loss)	(554,579)	554,579		—

Operating expenses (income):
Product development	1,127,481	(1,127,481)		—
Sales and marketing	2,582,527	(2,582,527)		—
General and administrative	11,036,118	(11,036,118)		—
Severance	2,745,422	(2,745,422)		—
Gain on sale, related party	(1,351,710)	1,351,710		—

Total operating expenses	16,139,838	(16,139,838)		—

Loss from operations	(16,694,417)	16,694,417		—
Interest expense and other, net	(465,303)	465,303		—

Loss before provision for income tax	(17,159,720)	17,159,720		—
Provision for income tax	800	—		800

Loss before equity earnings from investee	(17,160,520)	17,159,720		(800)

Equity in net loss from investee	—	(5,147,916	)(7)	(5,147,916)

Net loss	$(17,160,520)	$12,011,804		$(5,148,716)

Basic and diluted net loss per share	$(0.42)	$0.29		$(0.13)

Basic and diluted weighted average shares	40,400,112	40,400,112		40,400,112

Notes to Unaudited Pro Forma Consolidated Financial Statements

(1)	Represents Genius Products’ contribution of substantially all of it net assets to the Distributor, except for $1.0 million of cash, and records Genius Products’ investment in the Distributor.

(2)	Represents adjustment to reflect $1 million in cash retained by Genius Products.

(3)	Represents Genius Products’ investment in the Distributor as of December 31, 2005. The Transaction represents a non-monetary exchange of a business controlled by Genius Products for a non-controlling interest in the Distributor. Accordingly, the amount to be initially recorded for Genius Products’ investment in the Distributor will be partially based on Genius Products’ fair value as determined by reference to the quoted market prices of Genius Products’ shares for a reasonable time before and after the announcement of the Transaction and partially based on the historical basis of the net assets surrendered in the Transaction. Genius Products’ investment in the Distributor as of December 31, 2005 was determined as follows:

Total shares outstanding as of 12/6/05	60,136,839
Volume weighted average share price	$2.24

Equity market capitalization	$134,706,519
Less cash retained by Genius Products	$(1,000,000)

Adjusted equity market capitalization		$133,706,519
Total stockholder’s equity as of 12/31/05	$55,187,918
Less cash retained by Genius Products	$(1,000,000)

Adjusted carrying amount of net assets		$54,187,918

Difference		$79,518,601
Ownership interest surrendered		70%

Genius Products’ partial gain before taxes		$55,663,021
Adjusted carrying amount of net assets		$54,187,918

Genius Products’ investment in the Distributor		$109,850,939

Genius Products’ equity market capitalization was computed using the volume weighted average share price for the five trading days prior to and five trading days following the announcement of the Transaction, including the day of the announcement, December 5, 2005.

(4)	Represents the provision for taxes related to the gain, assuming a combined federal and state tax rate of 40%.

(5)	Represents the partial gain, net of taxes, excluding $1.0 million of cash, recognized upon closing. The partial gain was determined as follows:

Total shares outstanding as of 12/6/05	60,136,839
Volume weighted average share price	$2.24

Equity market capitalization	$134,706,519
Less cash retained by Genius Products	$(1,000,000)

Adjusted equity market capitalization		$133,706,519
Total stockholder’s equity as of 12/31/05	$55,187,918
Less cash retained by Genius Products	$(1,000,000)

Adjusted carrying amount of net assets		$54,187,918

Difference		$79,518,601
Ownership interest surrendered		70%

Genius Products’ partial gain before taxes		$55,663,021
Taxes at 40% (federal and state)		$(22,265,208)

Partial gain after taxes		$33,397,813

(6)	Represents the adjustments to transfer all results from operations from Genius Products to the Distributor and Genius Products’ 30% share of the equity in net earnings (loss) from the Distributor for the year ended December 31, 2005.

(7)	Represents Genius Products’ 30% interest in the net loss of the Distributor for the year ended December 31, 2005. Because TWC was not fully operational during the year ended December 31, 2005, the accompanying pro forma statement of operations is based only on the individual statement of operations for Genius Products for the year ended December 31, 2005. For pro forma purposes, the historical results for Genius Products have been adjusted to reflect only its proportionate share of its net loss.

ACCOUNTING POLICIES RELATING TO THE TRANSACTION

At the closing of the Transaction, we will contribute to the Distributor all of our operating business, including substantially all of its assets, except for $1 million, and certain liabilities, and receive a 30% equity interest in the Distributor. The Distributor will be treated as a partnership for U.S. federal income tax purposes. Accordingly, the book accounting for the Distributor will follow its tax status as a partnership. We intend to account for our investment in the Distributor on our financial statements using the equity method of accounting.

Under the equity method of accounting, only our investment in and amounts due to and from the equity investee will be included in our consolidated balance sheet. As a result, we will record an asset on our balance sheet related to our investment interest in the Distributor. The Transaction represents a non-monetary exchange of a business controlled by Genius Products for a non-controlling interest in the Distributor. Accordingly, the amount to be initially recorded for Genius Products’ investment in the Distributor will be partially based on Genius Products’ fair value as determined by reference to the quoted market prices of Genius Products’ shares for a reasonable time before and after the announcement of the Transaction and partially based on the historical basis of the net assets surrendered in the Transaction. On our statement of operations, we will record our 30% share of the Distributor’s profit or loss as equity in net earnings (losses) from investee. We expect to record a gain upon consummation of the Transaction and that this gain will be based on the difference between the fair market value of assets contributed and the net book value, reduced for the portion of the gain associated with the retained economic interest in the Distributor. The carrying amount of our investment in the Distributor will subsequently be adjusted to recognize our share of the earnings or losses of the Distributor after the Transaction. Pursuant to APB 18, we will be required to periodically assess whether a decrease in value of the investment has occurred which is other than temporary and which should be recognized immediately resulting in an impairment loss.

Commencing on December 5, 2005 through the closing date, we are operating under an interim distribution agreement with TWC and are recording the results from titles we first released for TWC in March 2006 in our financial statements. After closing, substantially all of our revenue and expenses as well as the results from releasing TWC product will be reflected in the financial statements of the Distributor. Subsequent to this Transaction, we will include separate quarterly and audited annual financial statements of the Distributor in a note to our financial statements.

RISK FACTORS

The business in which we are currently engaged, and in which we will be engaged following the Transaction, is rapidly changing and involves a high degree of risk. We urge you to consider carefully the following risks before deciding whether to approve the proposals to be voted upon by our stockholders at the Special Meeting. These factors should be considered in conjunction with the other information included in this Proxy Statement, including the risks discussed in under the caption “Risk Factors”.

Risks Related to the Transaction

The issuance of Series W Preferred Stock in the Transaction will give TWC Holdings control over Genius Products. TWC Holdings may use its control to take actions that other stockholders believe are not in their best interests or the best interests of Genius Products.

As a result of the Transaction and the related issuance of shares of Series W Preferred Stock in Genius Products, TWC Holdings will gain the ability to control Genius Products and to appoint a majority of our board of directors. The Series W Preferred Stock to be issued to TWC Holdings and a first-tier subsidiary will provide TWC Holdings at least a majority of the total voting power of our outstanding stock until the interests of TWC and its affiliates in Genius Products or the Distributor falls below 20%. TWC Holdings may use its control over Genius Products to cause Genius Products to take actions that other stockholders believe are not in their best interests or the best interests of Genius Products. In addition, the LLC Agreement and the Registration Rights Agreement will provide TWC Holdings a right of first negotiation to acquire any additional securities we may wish to issue in a debt or equity financing after the closing, which could result in an increase of their effective control over us.

The anticipated benefits of the Transaction will depend substantially on the success of TWC’s theatrical releases.

Our ability to realize the anticipated benefits of the Transaction will depend substantially on the performance of TWC’s theatrical releases because the success of home video distribution is generally directly related to how well the applicable film performs at the box office. Neither we nor TWC can predict the box office performance of any of TWC’s motion pictures because box office performance depends primarily upon the public’s acceptance of the motion pictures, which cannot be accurately predicted. The economic performance of a motion picture also depends upon the public’s acceptance of competing films, the availability of alternative forms of entertainment and leisure time activities, general economic conditions and other tangible and intangible factors, all of which can change and cannot be predicted with certainty.

In general, the economic performance of a motion picture is dependent on its domestic theatrical performance, which is a key factor in predicting revenue from other distribution channels, such as home video, and is determined by many factors, including TWC’s ability to produce content and develop stories and characters that appeal to a broad audience, and the effective marketing of the motion picture. If TWC is unable to produce films that gain acceptance from a sufficiently broad audience or to effectively market such films, the commercial success of its films in home video release will be in doubt, which could result in the Distributor not recouping costs or not realizing anticipated profits, which could adversely affect our business, financial condition and results of operations. There are no assurances that TWC will be able to produce, or market effectively, films that will be commercially successful in home video release. Any of these events could have a material adverse effect on our business, financial condition and results of operations.

Our net operating loss carryforwards may be substantially limited as a result of TWC’s redemption rights or other transactions.

Our net operating loss carryforwards through December 31, 2005 were over $30 million for U.S. federal income tax purposes. These losses are subject to substantial annual limitations on their utilization under the Internal Revenue Code. Moreover, the use of such net operating loss carryforwards would be subject to further substantial limitations if there were an “ownership change”, as defined in Section 382 of the Internal Revenue Code, with respect to our stock. Under the limitation, we generally could only use in each taxable year an amount of our net operating losses realized prior to the ownership change equal to our fair market value immediately preceding the ownership change multiplied by the “long-term tax-exempt rate” generally in effect as of the date of the ownership change, with increases for “built-in gains” in assets recognized within five-years of the ownership change. The Internal Revenue Service publishes the long-term tax-exempt rate monthly; the long-term tax-exempt rate for ownership changes occurring in May 2006 is 4.30%. However, to the extent that the utilization of our loss carryforwards is already subject to an annual limitation under the Internal Revenue Code prior to the Transaction, the Transaction would not operate to increase the annual limitation on the utilization of such losses.

An ownership change results, in general, if the percentage of our stock owned by certain persons has increased by more than 50% during a prescribed period. For this purpose, determinations of the percentage of our stock held by any person are made on the basis of value. Pursuant to the LLC Agreement, TWC Holdings and a first-tier subsidiary generally have the right (the “Rights”) to have their Class W Units redeemed, which can be satisfied with our common stock. Under the Rights, TWC Holdings and a first-tier subsidiary could acquire up to 70% of our common stock as of the closing of the Transaction. If the Rights were exercised in full and funded predominantly with our common stock, the resulting acquisition of our common stock by TWC Holdings and a first-tier subsidiary would cause us to experience an ownership change under Section 382 of the Internal Revenue Code. For purposes of determining whether an ownership change has occurred, an option is treated as exercised on the date of issuance if a principal purpose of the issuance or structuring of the option is to avoid or ameliorate the impact of an ownership change and the holder of the option has an ownership interest in the corporation of more than 50%, determined as if the holder had exercised the option. The Internal Revenue Service may contend that a principal purpose of the issuance or structuring of the Rights was to avoid or ameliorate the impact of an ownership change and that an ownership change will therefore result from the issuance of the Rights. Even if the Internal Revenue Service does not contend that the issuance of the Rights results in an ownership change, our net operating losses are already subject to substantial limitation under Section 382 of the Internal Revenue Code and may be subject to further limitation as result of other transactions, such as future issuances of our stock.

Our depreciation deductions for U.S. federal income tax purposes with respect to our assets will be limited as a result of the Transaction.

The LLC Agreement provides that income and deductions of the Distributor, including depreciation deductions, will be allocated among of the members of the Distributor using the “traditional” method prescribed by Treasury regulations. This method requires that when the Distributor has income, gain, loss, or deduction attributable to property contributed to the Distributor or the Distributor’s existing properties revalued upon entry of new members, it must make appropriate allocations to the members to avoid shifting the U.S. federal income tax consequences of any built-in gain or loss in such properties from one member to another member. As a result, it is not likely that we will share in the depreciation or amortization deductions attributable to our assets (or the Distributor’s home video distribution rights under the Distribution Agreement) following the Transaction, which will increase the taxable income (or reduce the loss) attributable to our assets as compared to what our income (or loss) would have been had we not engaged in the Transaction.

There is a risk that Genius Products’ share of the U.S. federal income tax liability of the Distributor will exceed our share of the cash flow from the Distributor.

The U.S. federal income tax on a member’s allocable share of the Distributor’s taxable income may exceed the cash flow distributed to such member from the Distributor. Therefore, it is possible that we may have to use funds from sources other than the Distributor to pay our tax liability. In addition, the gain recognized on a sale of our LLC interest may exceed the cash proceeds from the sale. However, we are not permitted to transfer our LLC interest under the terms of the LLC Agreement.

There is a risk that income and losses of the Distributor could be reallocated.

The Internal Revenue Service could challenge the allocation among the members of the Distributor of income, gains, losses, deductions and credits as lacking substantial economic effect or as not being allocated in accordance with the members’ interests in the Distributor and, therefore, possibly allocate a different share of such items to the members. To the extent that such challenges to the allocation of various items were upheld, the tax treatment of Genius Products’ investment in the Distributor could be adversely affected. In addition, such a reallocation during the life of the Distributor could result in the understatement of income for members which could result in the imposition of interest and penalties.

There is a risk that the Distributor may be required to make disproportionate distributions to TWC Holdings and a first-tier subsidiary.

In general, the Distributor must make distributions to members proportionate to their units. However, there is a risk that the Distributor will be audited resulting in additional taxes, penalties and interest payable by a member with respect to its units. In this event, the Distributor is required to make an additional distribution to such member (or former member following redemption of all of its units) equal to an amount intended to approximate such taxes, penalties and interest. Under this requirement, TWC Holdings and a first-tier subsidiary could receive distributions from the Distributor that are disproportionate to their ownership of the Distributor at the time the distribution is made (although it would have been proportional to their ownership at the time the events giving rise to the tax liability occurred), and could require the Distributor to make payments to them following the redemption of all of their Class W Units. The Distributor generally must follow tax positions on its tax returns advocated by TWC.

The Transaction, if completed, would make it difficult or impossible for another party to acquire Genius Products or otherwise effectuate a change of control without the consent of TWC.

The significant control and financial rights that we intend to grant to TWC in connection with the Transaction would make it difficult or impossible for another party to acquire Genius Products or to otherwise effectuate a change of control without the consent of TWC. Accordingly, acquisitions and other change of control transactions that could increase the value of our stock or otherwise benefit our stockholders may not be possible following the closing of the Transaction for as long as TWC continues to hold its position in our company.

There is a risk that the $60 million liquidation preference to be granted to TWC would eliminate or significantly reduce the proceeds available for distribution to our stockholders in the case of an acquisition or liquidation.

TWC Holdings’ direct and indirect ownership of the Class W Units will give TWC Holdings the right to receive the first $60 million in proceeds resulting from any liquidation of the Distributor, before Genius Products receives any of the proceeds. After payment of this liquidation preference to TWC Holdings, there may be little or no proceeds remaining for distribution to our stockholders in the case of an acquisition or liquidation involving Genius Products or the Distributor.

Risks Related to Our Business Following the Transaction

Following the Transaction, our business, results of operations and financial condition will depend principally on the success of our relationship with TWC.

We anticipate that, following the Transaction, a majority of our revenues will be derived from the distribution rights accorded the Distributor under the Distribution Agreement. Our business, results of operations and financial condition will therefore depend principally on the success of the relationship between TWC’s personnel and those of the Distributor (which will consist primarily of our personnel following the closing). Any deterioration in or termination of that relationship would have a material adverse effect on our business, results of operations and financial condition. There can be no assurance that the Distributor will be successful in maintaining and developing its relationship with TWC following the closing.

If the Distributor does not achieve target home video distribution rates for TWC’s films or meet other performance criteria following the closing of the Transaction, TWC may terminate the Distribution Agreement, which would have a material adverse effect on our business, results of operations and financial condition.

TWC has the right to terminate the Distribution Agreement if the Distributor does not achieve target home video distribution rates for TWC’s films or meet other performance criteria following the closing of the Transaction. We cannot assure you that the Distributor will have the financial and other resources necessary to perform adequately. Accordingly, we are subject to the risk that TWC may terminate the Distribution Agreement, which would have a material adverse effect on our business, results of operations and financial condition.

If we cannot ramp up our operations quickly to accommodate the new business from TWC following the closing of the Transaction, our business will suffer.

The integration of the new titles that the Distributor will have the right to distribute under the Distribution Agreement will require significant management attention and expansion of our operations and employee base (which will be operated by the Distributor following the closing). Following the closing, the Distributor must maintain adequate operational, financial and management information systems, and motivate and effectively manage an increasing number of employees and base of operations. Our future success will also depend in part on the Distributor’s ability to retain or hire qualified employees to operate its expanded businesses efficiently.

There is a risk that our business may be adversely affected because we and the Distributor will be required to present content acquisition opportunities to TWC before we may pursue those opportunities.

Subject to limited exceptions, if we or the Distributor are presented with a content acquisition opportunity, then we or the Distributor, as applicable, must present the content acquisition opportunity to TWC and the TWC parties will have the right to engage in the content acquisition opportunity. This requirement significantly restricts our future business opportunities and may have a material adverse effect on our business, results of operations and financial condition.

If we cease to serve as the managing member of the LLC, then we could become subject to the Investment Company Act of 1940, which could have a material adverse effect on our business.

The LLC Agreement provides that TWC or its designee will become the Managing Member of the Distributor, instead of Genius Products, if we become insolvent or bankrupt, if we violate the membership interest transfer restrictions in the LLC Agreement or a lender forecloses on a security interest granted with respect to our Class G Units in the Distributor. If we cease to serve as the managing member of the LLC, then we could become subject to the Investment Company Act of 1940 (the “1940 Act”), which could have a material adverse effect on our business.

Under the 1940 Act, a company may be deemed to be an investment company if it owns investment securities with a value exceeding 40% of its total assets, subject to certain exclusions. Investment companies are subject to registration under, and compliance with, the 1940 Act unless a particular exclusion or SEC safe harbor applies. If we ceased to serve as the managing member of the LLC and were deemed an investment company, we would become subject to the requirements of the 1940 Act. As a consequence, among other things, we would likely incur significant expenses and could be prohibited from engaging in our business or issuing our securities as we have in the past. We also might be subject to civil and criminal penalties for noncompliance.

The ownership interests of our current stockholders in our business will be significantly diluted as a result of the Transaction.

As described above, the issuance to TWC Holdings and a first-tier subsidiary of Series W Preferred Stock will give TWC Holdings, immediately following the closing, at least a majority of the total voting power of our outstanding stock. In addition, we will only have a 30% interest in the Distributor, in contrast to the 70% interest in the Distributor to be held directly and indirectly by TWC Holdings. Accordingly, the ownership interests of our current stockholders in our business will be significantly diluted as a result of the Transaction. Furthermore, if TWC Holdings redeemed its entire interest in the Distributor for shares of common stock of Genius Products, then TWC Holdings would own and have the right to vote at least 70% of our shares of common stock.

TWC’s success depends largely on Robert Weinstein and Harvey Weinstein.

TWC is substantially dependent upon the services of Robert Weinstein and Harvey Weinstein, and, therefore, TWC’s business, results of operations and financial condition could be adversely affected if TWC should lose the services of either of these individuals. TWC has entered into employment agreements with the Weinsteins. However, these agreements cannot assure TWC of the continued services of the Weinsteins. The loss of the services of either of the Weinsteins could have a material adverse effect on TWC’s ability to produce and distribute motion pictures, which could have a material adverse effect on the business, operating results and financial condition of the Distributor and its ability to profit from the sale of home video products. This, in turn, would have a material adverse effect on our business, results of operations and financial condition.

The motion picture industry is rapidly evolving, and recent trends have shown that audience response to both traditional and emerging distribution channels is volatile and difficult to predict. Neither we nor TWC can accurately predict the effect that changing audience demands, technological change or the availability of alternative forms of entertainment may have on our business or the motion picture industry

The entertainment industry in general, and the motion picture industry in particular, continues to undergo significant changes, due both to shifting consumer tastes and to technological developments. Recently, some film distributors have experienced lower-than-expected box office revenues from their theatrical releases. While this is likely due to the combined effect of several independent factors, including a failure on the part of some studios adequately to adjust to the changing expectations of movie audiences, it is also likely that new technologies are also playing a role. These new technologies, such as video-on-demand and Internet distribution of films, have provided motion picture companies with new channels through which to distribute their films. However, accurately forecasting market demand within these new channels has proven challenging.

Our business model is impacted by both theatrical and non-theatrical distribution channels, and therefore could be affected by these recent trends. We cannot accurately predict the overall effect that shifting audience tastes, technological change or the availability of alternative forms of entertainment may have on our business. In addition to uncertainty regarding the growth of the DVD market, we similarly cannot be certain that other developing distribution channels and formats, such as video-on-demand, Internet distribution of films and high-definition, will attain expected levels of public acceptance or, if such channels or formats are accepted by the public, that we will be successful in exploiting the business opportunities they provide. Moreover, to the extent that these emerging distribution channels and formats gain popular acceptance, it is possible that demand for delivery through DVDs will decrease. Under the Distribution Agreement, we will not have the right to distribute films from TWC through these other distribution channels.

Following the Transaction, the Distributor would assume the financial risk of customers’ nonpayment or delay in payment under the Distribution Agreement, which could have a material adverse effect on our business, results of operations and financial condition.

The Distribution Agreement provides that the Distributor will bear (and will not be entitled to recoup as distribution expenses) all bad debt expense and collection costs. If the bad debt expense and collection costs are significant, then they could have a material adverse effect on the Distributor’s business, results of operations and financial condition, which, in turn, would have a material adverse effect on our business, results of operations and financial condition.

We have a history of significant losses, and we may never achieve or sustain profitability.

We have incurred operating losses in every quarter since we commenced operations. As of December 31, 2005, we had an accumulated deficit of approximately $38.7 million. Our net loss for the year ended December 31, 2005 was approximately $17.2 million, our net loss for the year ended December 31, 2004 was approximately $6.0 million and our net loss for the year ended December 31, 2003 was approximately $2.7 million. We cannot provide assurances that we will achieve profitability in the future, even after the closing of the Transaction. Our continued operating losses may have a material adverse effect upon the value of our common stock and may jeopardize our ability to continue our operations.

The loss of any of our major customers could harm us.

During the year ended December 31, 2005, one customer accounted for 10% or more of gross revenues. Wal-Mart accounted for 40% of net revenues for the year ended December 31, 2005. This customer is expected to continue to be a major customer of the Distributor following the closing as a result of the Transaction. The loss of any significant customers could have a material adverse effect upon the business of the Distributor and our business, results of operations and financial condition.

Our products are subject to returns.

Major distributors to which we sell have in the past returned significant amounts of products to us if it has not sold in accordance with their expectations or if we have newer versions of the product available. We expect that they will continue to do so in the future and anticipate a certain level of returns, accounting for such when recognizing revenue based upon our historic return rates and estimates of returns based upon new product introduction. If product returns experienced by the Distributor are significantly greater than we anticipate, it will negatively impact our business, results of operations and financial condition and those of the Distributor.

There is a risk that the rate at which our inventory becomes obsolete will exceed our estimated allowances.

Our estimated allowances for obsolete or unmarketable inventory are based upon management’s understanding of market conditions and forecasts of future product demand, all of which are subject to change. If the actual amount of obsolete or unmarketable inventory significantly exceeds our estimated allowances, it could have a material adverse effect upon the business of the Distributor and our business, results of operations and financial condition.

Rapid technological change could render our current products obsolete.

The market for cassettes, CDs, and DVD technology is subject to change. There can be no assurance that over time these technologies will not be affected by competition from another form of information storage and retrieval technology, such as on-line information services. A further strong advance in the technology surrounding cable and satellite that would give consumers access to information and entertainment may limit the expansion of the market for applications based on cassettes, CDs, and DVDs. We have the right to distribute TWC products utilizing DVD, UMD, CD-ROM and other similar hard carrier devices. However, we do not have the right to distribute TWC products utilizing other technologies such as cable and satellite and other future technologies. The replacement of our technology by another information storage and retrieval technology, or the replacement of existing technology by a new technology at a pace too rapid for production adjustments, may have a material adverse effect on our business, financial condition and results of operations.

CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING INFORMATION

This Proxy Statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to, among other things, our goals, plans and projections regarding our financial position, results of operations, market position, product development and business strategy. These statements may be identified by the use of words such as “will”, “may”, “estimate”, “expect”, “intend”, “plan”, “believe”, “should”, “would”, “could” or the negative of these terms and other terms of similar meaning in connection with any discussion of future operating or financial performance. All forward-looking statements are based on our current views with respect to future events, are based on assumptions and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause action outcomes and results to differ materially from current expectations. Also, these forward-looking statements present our estimates and assumptions only as of the date of this Proxy Statement.

These factors include, among other things, our ability to complete the Transaction, the manner in which TWC exercises its control over Genius Products, the quality and financial performance of TWC’s theatrical releases, the Distributor’s ability to perform its obligations under the Distribution Agreement, whether TWC exercises its rights to terminate the Distribution Agreement in certain circumstances, the tax treatment of the Transaction, the effect of changing audience demands and technological change, and the availability of alternative forms of entertainment. Other such risks and uncertainties include our ability to grow our business, to obtain additional licenses and to meet anticipated release schedules, as well as other matters described in our filings with the SEC. For further details and a discussion of these and other risks and uncertainties, see “Risk Factors” above in this Proxy Statement and the risks discussed in our most recent Annual Report on Form 10-K under the caption “Risk Factors”. Unless otherwise required by law, we undertake no obligation to publicly update any forward- looking statement, whether as a result of new information, future events or otherwise.

PROPOSAL 1

APPROVAL OF THE CONTRIBUTION OF SUBSTANTIALLY ALL OF OUR ASSETS

PURSUANT TO THE CONTRIBUTION AGREEMENT

The Transaction

On December 5, 2005, Genius Products and TWC entered into the Master Contribution Agreement, and the parties amended the Master Contribution Agreement on March 15, 2006 and April 26, 2006. A copy of the Master Contribution Agreement, as amended is attached as Appendix A to this Proxy Statement. Under the Contribution Agreement, we have agreed with TWC to form a new business venture (referred to as the “Distributor”) that will operate all of the existing businesses of Genius Products and become the exclusive distributor of digital versatile discs (“DVDs”) and other forms of home video for certain filmed entertainment products produced by TWC.

The Contribution Agreement provides that, on or prior to the closing, the following events will occur (referred to as the “Transaction”):

•	TWC will enter into the Distribution Agreement with The Weinstein Company Funding LLC, which is wholly-owned by TWC’s parent company, The Weinstein Company Holdings LLC (“TWC Holdings”), directly and indirectly through a first-tier subsidiary. At the closing of the Transaction, The Weinstein Company Funding LLC will have no assets or liabilities, other than with respect to or arising under the Distribution Agreement, and will become the Distributor;

•	The name of the Distributor will be changed to “Genius Products, LLC”;

•	We will contribute substantially all of our existing operations, assets (including cash) and certain of our liabilities to the Distributor in exchange for a 30% equity interest in the Distributor in the form of Class G Units;

•	We will become the managing member of the Distributor, although TWC Holdings will have the ability to control us and appoint a majority of our board of directors (as describe further below);

•	The remaining 70% equity interest in the Distributor will be held directly and indirectly by TWC Holdings and will take the form of Class W Units in the Distributor. The holders of Class W Units will have the right to require that the Distributor redeem their Units for up to 70% of the outstanding common stock of Genius Products (with such percentage subject to adjustment based on certain events) or, under certain circumstances, cash; and

•	We will amend our Certificate of Incorporation to authorize Series W Preferred Stock and issue to TWC Holdings and a first-tier subsidiary 100 shares of Series W Preferred Stock. These shares will have no material economic value but will immediately give TWC Holdings certain control rights over our company, including a 70% voting interest and the right to elect five out of seven directors on our Board of Directors (three of whom must be independent directors).

The following documents will be adopted or executed in connection with the closing of the Transaction:

•	The Distributor will adopt an Amended and Restated Limited Liability Company Agreement in the form attached as Appendix C to this Proxy Statement (the “LLC Agreement”);

•	The Distributor will enter into the Distribution Agreement with TWC in the form attached as Appendix D to this Proxy Statement (the “Distribution Agreement”);

•	Genius Products will adopt an amended and restated certificate of incorporation in the form attached as Appendix E to this Proxy Statement; and

•	We will enter into the other documents and agreements described below under Proposal 1 (beginning on page 96).

Following the closing, the Distributor will carry on our existing business, and our primary asset will consist of our 30% equity interest in the Distributor, evidenced by our Class G Units in the Distributor. Since our business will be conducted by the Distributor, our current stockholders will only be entitled to benefit from 30% of the net profits, if any, that are generated by the Distributor, including net profits from our existing businesses that we are contributing to the Distributor and from the new business of distributing home video products for TWC’s films.

Following the closing, Genius Products, Inc. will remain a publicly-traded company and our existing shares of common stock will remain outstanding and held by our public stockholders. Although TWC is not a public company, we do not intend that the Transaction will be part of any “going private” transaction or series of transactions by Genius Products. We will remain a separate company from TWC, and TWC’s capital will not be available to us. We expect to finance the business of the Distributor after closing through its cash flow from operations and the cash contributed from Genius Products at closing.

We expect to finance the business of the Distributor after closing through its cash flow from operations and the cash contributed from Genius Products at closing. On December 6, 2005, we closed a $32 million private placement financing in which we issued 16,000,000 shares of our common stock at a purchase price of $2.00 per share and five-year warrants to purchase 4,800,000 shares of common stock with an exercise price of $2.40 per share. We completed this financing in order to be able to satisfy a condition to the closing of the Transaction that we have available for immediate use and contribution to the Distributor at least $25 million in cash. We intend that available cash, less certain amounts permitted to be retained under the Contribution Agreement, will be contributed to the Distributor at closing and be used to help finance the operations of the Distributor in the future.

If the Transaction is consummated, it is expected that the principal executive offices of the Distributor will be located in Genius Products’ offices in Santa Monica, California.

The Companies

Genius Products, Inc.

Genius Products is an entertainment company that produces, publishes, licenses and distributes films, videos and music on digital versatile discs (“DVDs”), universal mini discs (“UMDs”) and compact discs (“CDs”), under a variety of branded and non-branded names. Our products are sold at traditional, direct response, mail order and internet retailers nationwide and, to a lesser extent, internationally.

We sell our own proprietary content, license content from third parties and distribute content for third parties for a fee. On an interim basis, we currently have U.S. home video distribution rights to selected films and if the Transaction is completed will have the exclusive U.S. home video distribution rights to feature film and direct-to-video releases owned or controlled by The Weinstein Company LLC. We have released two TWC titles on DVD. On March 21, 2006, we released Derailed, starring Jennifer Aniston and Clive Owen, and on April 11, we released Wolf Creek, an Australian horror film. Upcoming TWC films planned for home video release include Hoodwinked, an updated retelling of the classic story of Red Riding Hood with the voices of Anne Hathaway, Glenn Close and Jim Belushi; Mrs. Henderson Presents, starring Judi Dench and Bob Hoskins; Transamerica, starring Felicity Huffman, winner of the Golden Globe Award for best actress; The Matador, starring Pierce Brosnan; and Scary Movie 4. Potential new releases by TWC include sequels to Sin City, Kill Bill and Teenage Mutant Ninja Turtles. We will also release content on DVD for Rainbow Media and the Independent Film Channel or IFC.

If the Transaction is completed, we will seek to leverage our increasing retail sales volumes from our new relationship with The Weinstein Company to improve the distribution and sale of our other owned and licensed content. We currently own or have the rights to publish DVDs and audio CDs under the trademarked brands described in the following table.* These brands include both proprietary and licensed brands. We work with a broad range of retail outlets including Wal-Mart, Best Buy, Target, Blockbuster, Movie Gallery, Netflix and

Amazon.com to implement our specialized distribution strategy that consists of in-store displays that highlight our brands and promote our products that relate to these brands. We call this specialized distribution strategy our “Branded Distribution Network”. We intend to continue to build our Branded Distribution Network by developing additional branded products through both internal development, acquisition and licenses from third parties. As part of this strategy, we acquired the Wellspring Media library with approximately 700 titles during 2005. Our brands and products are described below.

Licensed Brands and Trademarks	Selected Owned or Licensed Content	Licensed Music Brands
AMC Monsterfest™ AMC TV for Movie People™ AMC® Movies Bazooka® Genius Entertainment® Hollywood Classics™ IFILM® National Lampoon® Sundance Channel Home Entertainment™ TV Guide®

Berliner Film Company

J Horror Library (through Horizon

  Entertainment and Pony Canyon Inc.)

Jillian Michaels

NBC News Presents

Wellspring Library

Selected Distributed Content

Brandissimo!

Bauer Martinez Entertainment

IFC

Legend Films Library

Liberation Entertainment Library

Pacific Entertainment

Porchlight Entertainment

Shorts Play

Shorts Play Extreme

The Weinstein Company**

Ansel Adams

Baby Genius® *

Beatrix Potter™

Curious George®

Guess How Much I Love You™

Jay Jay the Jet Plane®

Kid Genius® *

My Little Pony®

Paddington Bear™

Raggedy Ann and Andy™

Rainbow Fish™

Spot the Dog™

The Little Tikes® *

The Snowman™

Tonka®

Wee Worship™ *

*	On December 31, 2005, we sold our rights in these lines of business to Klaus Moeller, our founder and former CEO. For more details, see “Business of Genius Products—Recent Developments” below.
**	On an interim basis until closing of the Transaction.

We were incorporated in the State of Nevada on January 8, 1996 under the name Salutations, Inc., or Salutations. In September 1997, Salutations acquired all of the outstanding shares of a company called International Trade and Manufacturing Corporation, or ITM, a Nevada corporation founded in 1992. Immediately after the acquisition, Salutations assumed all of the operations and businesses of ITM and changed its name to International Trading and Manufacturing Corporation, or ITMC. In October 1999, we changed our name from International Trading and Manufacturing Corporation to Genius Products, Inc. to reflect our primary business of producing, publishing and distributing audio and video products. On March 2, 2005, we changed our state of incorporation from the State of Nevada to the State of Delaware through a merger with a newly formed subsidiary in Delaware.

Genius Products is a publicly traded corporation. Our principal executive offices are located at 740 Lomas Santa Fe, Suite 210, Solana Beach, California 92075, and our telephone number is (858) 793-8840. Our common stock trades on the Over-the-Counter Bulletin Board under the symbol, “GNPI.OB”. For more information, please visit our website at www.geniusproducts.com; however, the information on our website is not a part of this Proxy Statement.

The Weinstein Company LLC

The Weinstein Company LLC (“TWC”) is a motion picture company founded by brothers Robert Weinstein and Harvey Weinstein (together, the ‘‘Weinsteins’’). From 1979 to March 2005, the Weinsteins were Co-Chairmen of Miramax Film Corp., a company they founded and, in 1993, sold to Walt Disney Pictures and

Television (“Disney”). On March 29, 2005, the Weinsteins and Disney jointly announced the termination of the Weinsteins’ employment contracts with Disney.

As part of the Disney separation, Disney, Miramax and an affiliate of TWC entered into an agreement which, among other things, gives the TWC affiliate the right to acquire from Miramax (i) Miramax’s rights to more than 80 films and film projects, a number of which have been released, are complete and ready for release or are in post-production, and a majority of which are in development; (ii) the rights to produce, co-finance and co-distribute sequels to a number of established film franchises, including the Scary Movie (the next installment of which, Scary Movie 4, has been released), Scream and Spy Kids series; and (iii) Miramax’s rights to 12 television projects in varying stages of development and production. The agreement also assigns to the TWC affiliate the Dimension Films name, under which at least 60 films have been theatrically released to date that have grossed, in aggregate, at least $2 billion at the domestic box office. The Miramax name and the Miramax Library (which includes both Miramax and Dimension titles) remain property of Disney. In addition, TWC has, to date, separately acquired rights to more than 25 additional projects from various parties, a number of which are completed or in post-production.

TWC will be the Weinsteins’ primary film production vehicle. To that end, the Weinsteins have entered into employment agreements with TWC. The Weinsteins do, however, anticipate continuing to hold certain entertainment-related investments, including passive investments in several completed films, and continuing to be involved in non-film-related activities, at times actively, apart from TWC.

The principal executive offices of TWC are currently located at 375 Greenwich Street, New York, New York 10013, and their telephone number is (212) 941-3800.

Background of the Transaction

Over approximately the past two years, our current and former management and board of directors have sought to transform our company into a distributor of higher margin content by developing our branded distribution network, launching retail programs with major national retailers and obtaining libraries of high value content from third parties. In March 2005, we acquired the rights to the Wellspring Library, and in 2004 and 2005 we acquired the home video distribution rights to numerous additional film and video titles. In 2005, we also actively considered potential acquisitions of whole video and music libraries other than the Transaction.

In late March 2005, following our acquisition of the Wellspring Library from American Vantage Companies, Stephen K. Bannon, our current chairman, and Trevor Drinkwater, our president and chief executive officer, met with representatives of Goldman Sachs & Co. to explain the positioning of Genius as an independent distributor of home video. This meeting included a discussion of Genius Products as an alternative independent distributor for a company expected to be established by Robert and Harvey Weinstein.

On March 29, 2005, the Weinsteins and Disney jointly announced the termination of their employment contracts with Disney and set October 1, 2005 as the expected launch date for their new company.

On April 29, 2005, Messrs. Bannon and Drinkwater met with a representative of TWC, and made a formal presentation proposing Genius Products as an independent distributor of TWC films and possible fee structures that might apply to such a relationship. Also on that date, Mr. Bannon met with representatives of Goldman Sachs & Co. to discuss the proposal.

From May through July 2005, Messrs. Bannon and Drinkwater held additional meetings with TWC’s senior management regarding the proposed terms and structure of a potential distribution relationship between TWC and Genius Products. Also during this period, Messrs. Bannon and Drinkwater held discussions and briefings from time to time with other members of the board of directors of Genius Products regarding a possible distribution relationship with TWC.

On July 19, 2005, Messrs. Bannon and Drinkwater met with Robert Weinstein and discussed the details of a potential distribution relationship. Shortly after this meeting, we delivered a written proposal for Genius to act as a distributor of TWC’s films. After this proposal was delivered to TWC, TWC informed our management that they were reviewing a number of alternative transactions, many of which consisted of significant monetary advances, and that TWC required a revised proposal from Genius Products which allowed TWC to obtain a controlling equity interest in our company. Our management learned that TWC was considering proposals from major and other independent distributors.

On August 12, 2005, our board of directors held a meeting at which members of management briefed the board regarding potential content acquisition opportunities. The board reviewed the status of ongoing discussions for the potential acquisition of another content library. The board also discussed the possibility of acquiring distribution rights to TWC’s films, and determined to give that transaction a high priority.

In August 2005, we retained Jefferies & Company, Inc., or “Jefferies,” to act as our exclusive financial advisor for a potential transaction with TWC and, if necessary, provide a fairness opinion regarding such transaction. In August 2005, our management, Jefferies and our corporate counsel, Morrison & Foerster LLP, worked to develop a revised term sheet for a potential transaction involving a substantial equity interest in Genius Products, which was delivered to TWC on or about August 15, 2005.

In mid-August 2005, we were notified by TWC that our proposal was under serious consideration by TWC. Our management informally informed our board of this fact and we began non-exclusive negotiations with TWC to sign a definitive letter of intent. TWC commenced preliminary due diligence of our company in August 2005, and we began due diligence of TWC’s film library and future development plans, including its release schedule of films.

On September 7, 2005, our board of directors held a meeting at which Messrs. Bannon and Drinkwater made a presentation to the board regarding a potential transaction involving TWC in the form being negotiated with TWC. Messrs. Bannon and Drinkwater provided an overview of negotiations to date with TWC and representatives of Goldman Sachs. Messrs. Bannon and Drinkwater reviewed with the board the proposed terms of the transaction, as reflected in a draft letter of intent that had been prepared to document the parties’ initial understandings. The Jefferies representatives discussed Jefferies’ preliminary analysis of the potential transaction involving issuance of an equity interest to TWC. Members of the board asked various questions regarding the proposed terms, including the proposed respective ownership percentages of Genius Products and TWC, the proposed distribution fee and TWC’s termination rights.

The Jefferies representatives then engaged in additional discussion with the board regarding their preliminary analysis of various components of the proposed transaction and made suggestions regarding changes to the proposed terms that would be beneficial to Genius Products. The Jefferies representatives also reviewed with the board a proposed timeline for the transaction. The members of the board asked numerous questions and made various comments regarding the proposed transaction with TWC. The board also discussed with Messrs. Bannon and Drinkwater potential alternatives to the transaction with TWC, including a proposed acquisition of another film library and a retail music business, both of which involved issuance of equity in Genius Products.

The board deferred any action relating to the proposed letter of intent, pending additional consideration of the proposed transaction and alternative transactions. Management indicated that additional information would be prepared and provided to the board to assist the board in its deliberations. In particular, the board asked for additional information comparing the proposed transaction with TWC and the other alternative transactions then under consideration. Mr. Bannon invited the other members of the board to contact the Jefferies representatives directly with any questions and requested that another board meeting be scheduled for September 8, 2005.

On September 8, 2005, our board of directors held a meeting at which the board engaged in additional discussions regarding the proposed transaction with TWC. Messrs. Bannon and Drinkwater presented a general overview of the transaction, a summary of which had been distributed to the members of the board prior to the meeting. Messrs. Bannon and Drinkwater discussed with the board the potential benefits to Genius Products from the transaction, including, among other things:

•	Providing access to highly marketable content;

•	Enhancing our position with retailers;

•	Enhancing our ability to attract substantial distribution opportunities and content libraries; and

•	Enhancing our ability to hire and retain qualified personnel.

The board discussed at length the effects of the proposed transaction and the proposed letter of intent on Genius Products and our stockholders, including various risks and uncertainties relating to the transaction. The board also discussed TWC’s business and prospects.

The board then engaged in an extensive discussion regarding various alternative transactions then under consideration. Representatives of Cappello Capital Corporation joined the meeting by telephone and made a presentation to the board regarding a significant proposed merger transaction, which would be an alternative to the transaction with TWC. The board discussed the potential benefits and risks of this alternative transaction and certain other alternative transactions, comparing the benefits and risks to those associated with the TWC transaction.

The board discussed the ability to pursue the transaction with TWC and one or more alternative transactions concurrently. The board discussed the exclusive dealing provision in the letter of intent and whether it would restrict our ability to negotiate alternative transactions concurrently with the negotiation of the TWC transaction.

Following further discussion, our board of directors authorized our management to enter into the letter of intent, in substantially the form presented to the board. The board also directed management to continue to explore alternative transactions, subject to and to the extent permitted under the restrictions in the letter of intent.

On October 3, 2005, we retained Mark Bisgeier to assist us as special counsel with respect to the terms of a Distribution Agreement proposed to be entered with TWC under the letter of intent.

On September 19, 2005, we entered into the letter of intent with TWC. The letter of intent was non-binding, except for confidentiality obligations and provisions restricting our ability to participate in negotiations or solicit proposals or offers relating to alternative transactions. These provisions are subject to the board’s fiduciary duties and our payment of a $1.5 million “break-up” fee to TWC to pursue an alternative transaction deemed to be more favorable to our stockholders from a financial point of view than the transaction with TWC. TWC was not bound to exclusively negotiate with us under the terms of the letter of intent.

On September 26, 2005, our board of directors held a meeting. At this meeting, the board reviewed and discussed the letter of intent that had been signed. The board engaged in a detailed discussion regarding the terms and proposed structure of a transaction with TWC. The board also discussed the status of an alternative transaction that had been discussed at prior board meetings, in light of the restrictions contained in the letter of intent.

Following additional discussion, it was proposed that the board establish a special committee of independent directors to review draft agreements and other materials, deliberate and make recommendations to the full board of directors regarding the transaction with TWC. The board and counsel discussed the directors’ fiduciary duties and those of the special committee relative to the transaction. Thereafter, the board established the special committee of independent directors, consisting of James Ellis and Michael Koss (the “Special Committee”). The members of the Special Committee did not receive any additional compensation for their service on the Special Committee.

Effective September 26, 2005, Charles Rivkin and Robert Graziano resigned from our board of directors in order to devote their full attention to positions that each of them had recently accepted with other companies.

Between September 23, 2005 and September 28, 2005, our counsel and counsel for TWC exchanged initial drafts of the proposed Contribution Agreement, Distribution Agreement and LLC Agreement. From these dates through December 5, 2005, our legal advisors and members of our management negotiated, through meetings and telephone calls, the provisions of these and other key agreements as well as the structure of a possible transaction with management of TWC and counsel and representatives of TWC. During the period of negotiation of these agreements, our management briefed individual members of our board from time to time concerning the progress and substance of the negotiations, and received feedback from the board members.

Beginning in late September 2005, representatives of TWC and representatives of Goldman Sachs & Co. conducted ongoing due diligence of our company and held numerous meetings with members of our management.

On October 19, 2005, the Special Committee held a meeting at which the members of the Special Committee discussed the status of the transaction with TWC with representatives of Morrison & Foerster LLP and Jefferies. The Jefferies representatives provided an updated overview of their analysis of the transaction, the current terms and potential revisions that would benefit Genius Products. The Special Committee also discussed the proposed structure of the transaction. The Special Committee also discussed that TWC’s membership interests would be redeemable by TWC for common stock in Genius Products, and that TWC would be granted immediate majority voting control over Genius Products by the creation of a special series of preferred stock. The Special Committee also discussed the distribution rights that would be granted to the Distributor by TWC, and various conditions to the closing of the transaction.

On October 19, 2005, following the meeting of the Special Committee, the board of directors held a meeting at which the board reviewed the status of the transaction and the drafts of the transaction documents that were circulated to the board prior to the meeting.

On October 25, 2005, the board of directors held meetings at which Messrs. Bannon and Drinkwater updated the board regarding the status of negotiations with TWC and related matters.

On October 25, 2005, Herbert Hardt was appointed as a new independent member of our board of directors and was appointed chairman of our Audit Committee. Mr. Hardt was also appointed to serve on the Special Committee.

On November 7, 2005, our compensation committee held a meeting in Solana Beach at which the compensation committee discussed proposed modifications to executive employment arrangements in connection with the transaction with TWC. Additional meetings and briefings were held with members of the compensation committee regarding the terms of such modifications.

On November 10, 2005, we engaged Roth Capital Partners to act as investment banker to raise new equity financing for Genius Products. The equity financing commitments were required to be received prior to execution of definitive transaction agreements with TWC, and the financing was required to close prior to completion of the transaction with TWC. In November 2005, our management made presentations to, and held meetings with, prospective investors.

On each of November 16 and November 23, 2005, the Special Committee held meetings at which the Special Committee received an update and discussed the status of negotiations and revised deal terms with management and representatives of Morrison & Foerster LLP. Representatives of Jefferies also participated in the November 23 meeting.

On November 25, 2005, our board held a meeting at which the board received an update and discussed the status of negotiations and revised deal terms.

On November 27, 2005, our board held a meeting at which the following occurred. Prior to the meeting, the directors were provided current drafts of the Contribution Agreement, LLC Agreement and Distribution Agreement and related materials.

•	Our management and representatives of Morrison & Foerster LLP updated the board on the status of negotiations and revised deal terms, as well as the results of our due diligence review of TWC, including the reviews conducted by our advisors, and the board discussed the same;

•	Our management reviewed with the board TWC’s business, financial condition and prospects (including the findings of our advisors) and the potential risks and benefits of the potential transaction with TWC, and discussed various financial measures relating to the transaction and strategic alternatives to the transaction. The board also discussed the financial prospects and likelihood of success if Genius Products remained independent and did not conduct the transaction with TWC;

•	Our management reviewed with the board the financing options available to us and the terms and conditions of the proposed private placement of common stock and warrants, to be closed following public announcement of our entry into the Contribution Agreement;

•	Representatives of Morrison & Foerster LLP advised the board of its fiduciary obligations in connection with its consideration of the proposed TWC transaction;

•	Representatives of Jefferies provided certain financial analyses relating to the transaction and delivered orally to the board its opinion described below under “Opinion of Genius Products’ Financial Advisor to Our Board of Directors”; and

•	Members of the Special Committee each indicated that they were in favor of the proposed TWC transaction.

On November 28 and November 30, 2005, our board held meetings at which the board received an update and discussed the status of negotiations and revised deal terms.

On November 28, 2005, The Weinstein Company Holdings LLC’s board of representatives approved The Weinstein Company Holdings’ and TWC’s entry into the Contribution Agreement, LLC Agreement, Distribution Agreement and the other transaction documents to which either The Weinstein Company Holdings or TWC is a party, subject in the case of the LLC Agreement, the Distribution Agreement and the other transaction agreements, to the satisfaction of the conditions to closing described in the Contribution Agreement.

On December 1, 2005, our board approved the Transaction, our entry into the Contribution Agreement and the LLC Agreement, certain modifications to executive employment agreements in connection with the Transaction, and the other transaction documents to which Genius Products is a party. The board resolved to recommend that our stockholders approve the Transaction and related matters. All directors were present for the meeting and voted to approve these matters. Also at this meeting, our board approved the terms of a proposed equity financing transaction arranged by Roth Capital Partners, which involved a private placement of 16,000,000 shares of our common stock at $2.00 per share and five-year warrants to purchase 4,800,000 shares of our common stock at an exercise price of $2.40 per share. Following this meeting, we received binding purchase commitments from the participants in this financing.

On December 5, 2005, Jefferies rendered to our board its written opinion as investment bankers to the effect that, as of that date and based upon and subject to the various considerations and assumptions set forth therein, the consideration to be received by Genius Products pursuant to the draft Contribution Agreement delivered by Genius Products prior to 11:00 pm EST on December 4, 2005 was fair, from a financial point of view, to Genius Products.

On December 5, 2005, the Contribution Agreement was executed and delivered on behalf of Genius Products, TWC and The Weinstein Company Holdings LLC. In addition, the parties executed and delivered an interim distribution agreement and interim security agreement under which they will operate prior to the closing of the Transaction.

On December 5, 2005, the parties issued a joint press release announcing the execution of the Contribution Agreement, and on December 6, 2005 our management held a conference call to discuss the Transaction.

On December 6, 2005, we closed the private equity financing transaction arranged by Roth Capital Partners, in which we realized gross proceeds of $32 million before deducting commissions and other expenses. Also on such date, voting agreements and proxies were executed with the participants in the financing and certain other stockholders.

On March 15, 2006, the parties amended the Contribution Agreement to change the Outside Date (as defined in Section 7.1(b)(i) of the Contribution Agreement) from April 15, 2006 to May 31, 2006.

On April 24, 2006, Jefferies delivered to our board of directors and the Special Committee a letter confirming that (a) the consolidation assumption contained in its December 5, 2005 fairness opinion was not material to its analysis and (b) without such consolidation assumption, and with the understanding of how the Company intends to account for the operations of the Distributor following the closing of the Transaction as described in the letter, its December 5, 2005 fairness opinion would have otherwise remained unchanged.

On April 26, 2006, the parties amended the Contribution Agreement to provide that The Weinstein Company Funding LLC shall become the “Distributor” from and after the closing of Transaction.

Regulatory Matters

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the regulations promulgated thereunder, the Transaction may not be consummated unless certain filings have been submitted to the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and the U.S. Federal Trade Commission (“FTC”), and certain waiting periods have expired or are otherwise earlier terminated by the Antitrust Division and the FTC.

The parties submitted the required filings to the Antitrust Division and the FTC. Prior to the scheduled expiration of the waiting period, the Antitrust Division and the FTC have the right to request additional information from Genius Products and TWC. Any such request would have the effect of extending the waiting period and could delay the closing of the transaction.

The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Transaction. The Antitrust Division, the FTC, state antitrust authorities or a private person or entity could seek to enjoin the transactions contemplated by the Contribution Agreement under federal or state antitrust laws at any time before completion or to compel rescission or divestiture at any time subsequent to completion. We believe that the consummation of the Transaction will not violate the antitrust laws. There can be no assurance, however, that a challenge to the Transaction on antitrust grounds will not be made, or, if such a challenge is made, what the result will be.

On March 6, 2006, the parties received notification from the FTC that the U.S. Department of Justice and the FTC have granted early termination of the waiting period under the HSR Act with respect to the Transaction. This event satisfies one of the closing conditions under the Contribution Agreement.

Reasons for the Transaction

Our board of directors believes that the Transaction has the potential to significantly enhance our position as distributor of high-quality content to the home video market. In deciding to approve the Transaction and our entry into the Contribution Agreement, LLC Agreement, Distribution Agreement and related agreements, our board of directors and the Special Committee consulted with senior members of our management team and advisors regarding the strategic and operational aspects of the Transaction and the results of due diligence efforts undertaken by management and our advisors. In addition, our board of directors and the Special Committee held numerous discussions with representatives of Jefferies and our other advisors regarding the Transaction. Our board of directors and the Special Committee also consulted with Jefferies as to the fairness, from a financial point of view to Genius Products, of the consideration to be received by Genius Products in the Transaction. Our board of directors and the Special Committee also consulted with representatives of Morrison & Foerster LLP regarding legal due diligence matters and the terms of the Contribution Agreement, LLC Agreement, Distribution Agreement and related agreements.

In reaching the decision to approve the Transaction and our entry into the Contribution Agreement, LLC Agreement and related agreements, our board of directors and the Special Committee considered a variety of factors, including:

•	Current working capital constraints have hindered our progress in taking full advantage of our position in the retail market by impeding our ability to acquire high quality content;

•	TWC currently has rights to over 80 projects in various stages of development resulting from the separation from Disney described above, many of which the Distributor will have the exclusive right to distribute in the United States;

•	The Weinsteins have an established track record as film producers, demonstrated by their work with Miramax and Disney;

•	TWC is well financed, having raised a total of approximately $1.2 billion to date, including $490 million in equity, a $500 million film securitization and approximately $200 million from other commercial relationships (although none of these funds will be available to the Distributor); and

•	The distribution rights available from the Distributor present an opportunity to transform Genius Products’ product offering and accelerate our revenue and earnings growth.

In addition, our board of directors and the Special Committee also identified and considered a variety of potentially negative factors in its deliberations concerning the Transaction, including:

•	Following the Transaction, our business, results of operations and financial condition will depend substantially on the quality and box office performance of TWC’s theatrical releases;

•	If we do not achieve target home video distribution rates for TWC’s films or meet other performance criteria following the Transaction, TWC may terminate the Distribution Agreement, which would have a material adverse effect on our business, results of operations and financial condition;

•	As a result of the Transaction and the related issuance to TWC of shares of Series W Preferred Stock in Genius Products, TWC Holdings will gain the ability to control Genius Products and to appoint a majority of our board of directors. The Series W Preferred Stock to be issued to TWC Holdings will provide TWC Holdings 70% of the total voting power of our outstanding stock;

•	The ownership interests of Genius’ current stockholders in our assets will be significantly diluted as a result of the Transaction;

•	Under the Distribution Agreement, the Distributor would assume the financial risk of customers’ nonpayment or delay in payment, which could have a material adverse effect on our business, results of operations and financial condition; and

•	Various other risks associated with the Transaction and the businesses of Genius Products, TWC and the Distributor described in the section below entitled “Risk Factors”.

Our board of directors and the Special Committee concluded, however, that these factors could potentially be managed or mitigated and that, overall, the negative factors associated with the Transaction were outweighed by the potential benefits of the Transaction.

It was not practical to, and thus our board of directors and Special Committee did not, quantify, rank or otherwise assign relative weights to the wide variety of factors it considered in evaluating the Transaction, nor did the board or Special Committee determine that any one factor was of particular importance in deciding that the Transaction is in the best interests of Genius Products and our stockholders. This discussion of information and material factors considered by our board of directors and the Special Committee is intended to be a summary rather than an exhaustive list. In considering these factors, individual members of the board or Special Committee may have given different weight to different factors. The board and Special Committee conducted an overall analysis of the factors described above, and overall considered the factors to support its decision in favor of the Transaction. The decision of each member of our board of directors was based upon his own judgment, in light of all of the information presented, regarding the overall effect of the Transaction on our stockholders as compared to any potential alternative transactions or courses of action. After considering this information, all members of our board of directors unanimously approved the Transaction and recommended that our stockholders approve the Transaction.

Recommendation of our Board of Directors

Following the unanimous recommendation of the Special Committee of independent directors that was formed in connection with our board of director’s evaluation of the Transaction, our board of directors has determined that the Transaction is in the bests interests of Genius Products and our stockholders. Our board has unanimously approved the Transaction and the Contribution Agreement and unanimously recommends that our stockholders vote in favor of the proposal to approve the contribution of substantially all of our assets to the Distributor pursuant to the Contribution Agreement, and the other proposals contemplated by the Contribution Agreement and this Proxy Statement.

Opinion of Genius Products’ Financial Advisor to Our Board of Directors

The Company engaged Jefferies & Company, Inc. on August 8, 2005 to serve as the Company’s financial adviser, an engagement which subsequently included rendering an opinion to the board and the Special Committee of independent directors as to the fairness, from a financial point of view, to the Company of the consideration to be received by Genius pursuant to the Contribution Agreement. On November 27, 2005, Jefferies rendered to the board its oral opinion as investment bankers to the effect that, as of that date and based upon and subject to various considerations and assumptions described by Jefferies, the consideration to be received by the Company pursuant to the Contribution Agreement in its current form was fair, from a financial point of view, to the Company. On December 5, 2005, Jefferies rendered to the board its written opinion as investment bankers to the effect that, as of that date and based upon and subject to the various considerations and assumptions set forth therein, the consideration to be received by the Company pursuant to the draft Contribution Agreement delivered by the Company prior to 11:00 pm EST on December 4, 2005 was fair, from a financial point of view, to the Company. The two opinions were in substance the same except for the description of the deal structure and the date. The Company does not intend to request an updated opinion from Jefferies. On April 24, 2006, Jefferies delivered to our board of directors and the Special Committee a letter confirming that (a) the consolidation assumption contained in its December 5, 2005 fairness opinion was not material to its analysis and (b) without such consolidation assumption, and with the understanding of how the Company intends to account for the operations of the Distributor following the closing of the Transaction as described in the letter, its December 5, 2005 fairness opinion would have otherwise remained unchanged.

The full text of the Jefferies opinion, which sets forth the assumptions made, matters considered and limitations on the scope of review undertaken by Jefferies in rendering its opinion, as well as Jefferies’ related side letter described below is attached to this Proxy Statement as Appendix B. The Company and the board encourage stockholders to read the Jefferies opinion as well as Jefferies’ related side letter described below carefully and in their entirety. The summary of the Jefferies opinion in this Proxy Statement as well as Jefferies’ related side letter described below is qualified in their entirety by reference to the full text of the Jefferies opinion and Jefferies’ related side letter.

The Jefferies opinion and Jefferies’ related side letter was provided to our board of directors and the Special Committee in connection with their consideration of the Transaction and addresses only the fairness, from a financial point of view and as of the date of the Jefferies opinion, of consideration to be received by the Company, and did not address any other aspect of the Transaction. The amount of the consideration to be received by Genius Products under the Contribution Agreement was determined through negotiations between the Company and TWC. The Jefferies opinion and Jefferies’ related side letter do not constitute a recommendation as to how any stockholder should vote on the transaction or any matter relevant to the Contribution Agreement. No limitations were imposed by the board upon Jefferies with respect to the investigations made or procedures followed by it in rendering its opinion.

In connection with its opinion, Jefferies, among other things:

•	reviewed drafts delivered to Jefferies prior to 11:00 pm EST on December 4 of (i) the Contribution Agreement, (ii) the LLC Agreement, (iii) the Distribution Agreement, (iv) a Security Agreement between the Company and TWC, (v) the Amended and Restated Certificate of Incorporation of Genius Products, Inc., (vi) the Registration Rights Agreement, (vii) an Interim Distribution Agreement between the Company and TWC, (viii) the Services Agreement, and (ix) the Securities Purchase Agreement, dated December 5, 2005, between the Company and the investors party thereto (collectively, the “Transaction Documents”);

•	considered certain financial and other information relating to the Company, TWC and the Distributor that was publicly available or furnished to Jefferies by the Company, including financial forecasts prepared by the Company in consultation with TWC;

•	discussed with members of the Company’s management the business, operations, historical financial results and future prospects of the Company and the Distributor;

•	discussed with certain members of TWC management the business plans, resources and prospects of TWC;

•	considered certain financial and securities data of the Company and compared that data with similar data for other publicly-held companies in businesses Jefferies deemed reasonably similar to those of the Company; and

•	performed certain discounted cash flow analyses, an accretion/(dilution) analysis, certain sensitivity analyses, an analysis of film library acquisition values and an analysis of certain comparable publicly-traded companies in businesses Jefferies deemed reasonably similar to those of the Company.

In addition, Jefferies conducted such other quantitative reviews, analyses and inquiries relating to the Company and TWC and considered such other information, financial studies, analyses, investigations, and financial, economic and market criteria as it deemed relevant and appropriate in rendering its opinion.

Jefferies’ opinion was based on prevailing interest rates, dividend rates, market conditions, and other circumstances and conditions existing as of the date thereof, and its opinion did not represent Jefferies’ view as to the price at which the Company’s common stock would trade, or the value of the Class G Units, at any future date.

In its review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy, completeness and fair presentation of all financial and other information that was provided to Jefferies by the Company or that was publicly available (including, without limitation, the information described in the bullet points above), or that was otherwise reviewed by Jefferies. Jefferies’ opinion was expressly conditioned upon such information, whether written or oral, being complete, accurate and fair in all respects material to its analysis.

With respect to the financial forecasts provided to and examined by Jefferies, Jefferies noted that projecting future results of any company is inherently subject to uncertainty. The Company informed Jefferies, however, and Jefferies assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future performance of the Company, the Distributor and TWC, respectively. Jefferies expressed no opinion as to the Company’s financial forecasts or the assumptions on which they were made, including without limitation, the effect, if any, that the restrictions on the conduct of the Distributor’s business contained in the Transaction Documents would have on the Company’s legacy businesses as conducted by the Distributor. In addition, in rendering its opinion Jefferies assumed that each of the Company, the Distributor and TWC would perform in accordance with such financial forecasts for all periods specified therein.

Jefferies assumed, with the consent of the Company’s board, that the Transaction would be consummated in accordance with the terms described in the Transaction documents, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Transaction, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on the Company or the Transaction. Representatives of the Company advised Jefferies, and Jefferies further assumed, that the final terms of the Transaction documents would not vary materially from those set forth in the drafts it reviewed.

In its review, Jefferies did not obtain any independent evaluation or appraisal of the assets or liabilities of, nor did it conduct a comprehensive physical inspection of any of the assets of, the Company, the Distributor or TWC, nor was Jefferies furnished with any such evaluations or appraisals or reports of such physical inspections, nor did Jefferies assume any responsibility to obtain any such evaluations, appraisals or inspections. Jefferies’ opinion was based on economic, monetary, regulatory, market and other conditions existing and which could be evaluated as of the date thereof. Jefferies made no independent investigation of any legal or accounting matters affecting the Company, the Distributor or TWC, and Jefferies assumed the correctness in all respects material to its analysis of all legal and accounting advice given to the Company, and its board of directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of the Transaction to the Company.

In rendering its opinion, Jefferies also assumed with the consent of the board of directors that the issuance of the Series W Preferred Stock and the Class G Units under the applicable Transaction Documents would not conflict in any manner with the certificate of incorporation or by-laws of the Company, as amended from time to time, the LLC Agreement and applicable Delaware law.

Jefferies’ opinion did not address the fairness of the Transaction to any person or entity that became a stockholder of the Company after the date thereof as a result of the pre-closing equity financing required pursuant to the Contribution Agreement (the “Equity Financing”).

Jefferies assumed that the common stock issued in the Equity Financing would be issued at the price Jefferies was informed would be specified in the related Stock Purchase Agreements.

Jefferies’ opinion did not constitute a view regarding the solvency of the Company, TWC or the Distributor prior to or subsequent to the Transaction. Jefferies did not perform any procedures to determine the solvency of the Company, the Distributor or TWC. As such, its opinion did not constitute a solvency opinion, and should not be relied upon for such purposes.

Jefferies’ opinion did not address, and should not be construed to address, either the underlying business decision to effect the Transaction or whether the consideration to be received by the Company in the Transaction represents the highest price obtainable. Jefferies expressed no view as to the federal, state or local tax consequences of the Transaction and assumed, based upon discussions with the Company’s management, that the Transaction will not adversely affect the ability of the Company to utilize its accrued net operating losses.

Jefferies’ opinion assumed that there would be no change of control of the Company or the Distributor during the term of the Distribution Agreement.

Jefferies’ opinion assumed that the Distributor would be consolidated with the Company for accounting purposes. On April 24, 2006, Jefferies delivered to our board of directors and the Special Committee a letter confirming that (a) the consolidation assumption contained in its December 5, 2005 fairness opinion was not material to its analysis and (b) without such consolidation assumption, and with the understanding of how the Company intends to account for the operations of the Distributor following the closing of the Transaction as described in the letter, its December 5, 2005 fairness opinion would have otherwise remained unchanged.

Jefferies’ opinion was effective as of the date thereof, and Jefferies has no obligation to update the opinion. Jefferies’ analyses must be considered as a whole. Considering any portion of such analyses or the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusions expressed therein. Jefferies expressly disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which Jefferies becomes aware after the date thereof.

Jefferies’ opinion was for the use and benefit of the board of directors of the Company in its consideration of the Transaction, and its opinion did not address the relative merits of the Transaction as compared to any alternative transactions that might be available to the Company. Jefferies’ opinion did not constitute a recommendation as to how any holder of shares of the Company Common Stock should vote on any matter relevant to the Transaction. Jefferies expressed no opinion as to the price at which the Company’s common stock would trade at any future time.

In preparing its opinion, Jefferies performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the applications of those methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Jefferies believes that its analyses must be considered as a whole. Considering any portion of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusion expressed in its opinion. In addition, Jefferies may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuation resulting from any particular analysis described below should not be taken to be Jefferies’ view of the Company’s actual value. Accordingly, the conclusions reached by Jefferies are based on all analyses and factors taken as a whole and also on the application of Jefferies’ own experience and judgment.

In performing its analyses, Jefferies made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the Company’s and Jefferies’ control. The analyses performed by Jefferies are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold and are inherently subject to uncertainty. The analyses performed were prepared solely as part of Jefferies’ analysis of the fairness to the Company, from a financial point of view, of the consideration to be received by the Company pursuant to the Contribution Agreement and were provided to the board in connection with the delivery of Jefferies’ opinion.

The following is a summary of the material financial and comparative analyses performed by Jefferies that were presented to the board on December 5, 2005 in connection with the delivery of its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Jefferies’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies’ financial analyses.

Historical Trading Analysis. Jefferies reviewed the share price trading history of the Company’s common stock for the two-year period ending December 2, 2005. Jefferies noted that over the indicated period the high and low prices for shares of Genius were:

•	$2.90 and $1.15 for the last 24 month period

Discounted Cash Flow Analysis. Jefferies performed certain discounted cash flow analyses to estimate the present value of the free cash flows of the Company, the present value of the free cash flows projected to be received by the Distributor under the Distribution Agreement and the present value of the free cash flows of the projected incremental business that Genius expects to derive as a result of the Distribution Agreement.

In Jefferies’ discounted cash flow analysis, Jefferies estimated the present value of the free cash flows of the Company through the fiscal year ending December 31, 2010 using Company management’s financial projections. Jefferies also calculated the terminal value of the enterprise at December 31, 2010 by multiplying projected EBITDA in the fiscal year ending December 31, 2010 by multiples ranging from 5.0x to 7.0x. To discount the projected free cash flows and the terminal value to present value, Jefferies used discount rates ranging from 17.5% to 20.5%. To determine the implied total equity value for the Company, Jefferies subtracted debt and added cash to the implied enterprise value for the Company. After accounting for the vesting of in-the-money options, this analysis indicated a range of implied enterprise values for the Company of approximately $63.1 million to $83.7 million, and a range of implied values per share of the Company’s fully-diluted common stock of approximately $1.22 to $1.62.

In the Distribution Agreement discounted cash flow analysis, Jefferies estimated the present value of the free cash flows of the Company’s projections for home video distribution of product covered under the Distribution Agreement through the fiscal year ending December 31, 2014 using Company management’s financial projections. Jefferies assumed that the term of the Distribution Agreement was 5 years at a 5% distribution fee. Jefferies also assumed that at the end of the 5th year, there was a 50% probability of renewal for three years and a 50% probability of termination, and factored these assumptions into its analysis. The perpetual right to distribute titles released during the distribution agreement term was valued at $125,000 per title. Due to the discrete term of the Distribution Agreement, Jefferies did not assume a terminal value for the enterprise. To discount the projected free cash flows and the perpetual distribution rights to present value, Jefferies used discount rates ranging from 12.5% to 17.5%. This analysis indicated a range of implied enterprise values for the Distribution Agreement of approximately $101.2 million to $112.3 million.

In the incremental business discounted cash flow analysis, Jefferies estimated the present value of the free cash flows of the Company’s projections for incremental Genius Products business contingent on the Distribution Agreement through the fiscal year ending December 31, 2010 using Company management’s financial projections. Jefferies also calculated the terminal value of the enterprise at December 31, 2010 by multiplying projected EBITDA in the fiscal year ending December 31, 2010 by multiples ranging from 4.0x to 7.0x. To discount the projected free cash flows and the terminal value to present value, Jefferies used discount rates ranging from 17.5% to 20.5%. This analysis indicated a range of implied enterprise values for the incremental business of approximately $54.1 million to $89.1 million.

Relative Value Analysis. Based on the Discounted Cash Flow Analyses described above, Jefferies performed the following analyses to determine the relative percentage contributions of each party to the Distributor:

A. Range of Implied TWC Parties’ Ownership Based on DCF Valuations. In this analysis, TWC’s contribution to the Distributor was calculated as the net present value of the Distribution Agreement and the net present value of the incremental business Genius Products expects to receive as a result of the Distribution Agreement. The analysis considered the TWC parties’ implied ownership of the combined company at various exit multiples and discount rates and was calculated assuming that the incremental Genius business is valued at exit multiples from 4.0x to 7.0x EBITDA and the Distribution Agreement is discounted at a 15.0% discount rate. This resulted in an implied percentage ownership of Genius Products by the TWC parties after redemption of Class W Units of the Distributor from 66.6% to 74.6%.

B. Range of Implied TWC Parties’ Ownership Including Dilutive Effect of New Equity Raise Based on DCF Valuations. In this analysis, TWC’s contribution to the LLC was calculated as the net present value of the Distribution Agreement and the net present value of the incremental business Genius expects to receive as a result of the Distribution Agreement less the dilutive effect of the new $32 million equity raise to the entire capitalization structure. The analysis considered the TWC parties’ implied ownership of Genius Products after redemption of Class W Units of the Distributor in exchange for Genius Common Stock at various exit multiples and discount rates and was calculated assuming that the incremental Genius business is valued at exit multiples from 4.0x to 7.0x EBITDA, the Distribution Agreement is discounted at a 15.0% discount rate, and incorporating the dilutive effect of a new $32 million equity raise. This resulted in an implied percentage ownership of Genius Products by the TWC parties after redemption of Class W Units of the Distributor from 59.1% to 66.1%.

C. Range of Implied TWC Parties’ Ownership Based on TWC DCF Valuation and Genius’ Public Market Equity Value. In this analysis, TWC’s contribution to the LLC was calculated as the net present value of the Distribution Agreement and the net present value of the incremental business Genius expects to receive as a result of the Distribution Agreement. Genius’ contribution to the LLC was calculated as its current equity market capitalization based on its December 2, 2005 closing price of $2.35, its 15-day average closing price of $2.09 and its 30-day average closing price of $1.87. The analysis considered the TWC parties’ implied ownership of Genius Products after redemption of Class W Units of the Distributor in exchange for Genius Common Stock at various exit multiples and discount rates and was calculated assuming that the incremental Genius business is valued at exit multiples from 4.0x to 7.0x EBITDA and the Distribution Agreement is discounted at a 15.0% discount rate. With the current equity value of Genius based on the December 2, 2005 closing price, this resulted in an implied percentage ownership of Genius Products by the TWC parties after redemption of Class W Units of the Distributor ranging between 61.1% and 65.6%. With the current equity value of Genius based on the 15-day average closing price, this resulted in an implied percentage ownership of Genius Products by the TWC parties after redemption of Class W Units of the Distributor ranging between 63.9% and 68.3%. With the current equity value of Genius based on the 30-day average closing price, this resulted in an implied percentage ownership of Genius Products by the TWC parties after redemption of Class W Units of the Distributor ranging between 66.3% and 70.5%.

D. Range of Implied TWC Parties’ Ownership Based on TWC DCF Valuation and Genius’ Public Market Equity Value Including Dilutive Effect of New Equity Raise. In this analysis, TWC’s contribution to the LLC was calculated as the net present value of the Distribution Agreement and the net present value of the incremental business Genius expects to receive as a result of the Distribution Agreement less the dilutive effect of the new $32 million equity raise to the entire capitalization structure. Genius’ contribution to the LLC was calculated as its current equity market capitalization based on its December 2, 2005 closing price of $2.35, its 15-day average closing price of $2.09 and its 30-day average closing price of $1.87. The analysis considered the TWC parties’ implied ownership of Genius Products after redemption of Class W Units of the Distributor in exchange for Genius Common Stock at various exit multiples and discount rates was calculated assuming that the incremental Genius business is valued at exit multiples from 4.0x to 7.0x EBITDA, the Distribution Agreement is valued at a 15.0% discount rate, and incorporating the dilutive effect of a new $32 million equity raise. With the current equity value of Genius based on the December 2, 2005 closing price, this resulted in an implied percentage ownership of Genius Products by the TWC parties after redemption of Class W Units of the Distributor ranging between 54.4% and 59.3%. With the current equity value of Genius based on the 15-day average closing price, this resulted in an implied percentage ownership of Genius Products by the TWC parties after redemption of Class W Units of the Distributor ranging between 56.7% and 61.4%. With the current equity value of Genius based on the 30-day average closing price, this resulted in an implied percentage ownership of Genius Products by the TWC parties after redemption of Class W Units of the Distributor ranging between 58.6% and 63.2%.

E. Relative Value Analysis. In this analysis, Jefferies compared the DCF valuation of Genius’ standalone business to the implied value of a 22% interest in Genius Products after redemption of Class W Units of the Distributor, in exchange for Genius Common Stock which represented the implied ownership percentage of the existing Genius stockholders after adjusting for the $32 new equity raise and assuming all TWC share equivalents are converted to Genius shares. The DCF valuation of Genius’ standalone business was between $63.1 and $83.7 at exit multiples of EBITDA between 5.0x and 7.0x and using a discount rate between 17.5% and 20.5%. The DCF valuation of a 22% interest in Genius Products after redemption of Class W Units of the Distributor was between $73.9 and $92.9 at exit multiples of EBITDA between 7.0x and 9.0x and using a discount rate between 16.0% and 18.0%.

Pro Forma Accretion/(Dilution Analysis) to Genius Stockholders. Accretion/(Dilution) Analysis was used to consider the pro forma earnings per share impact of the transaction to current Genius stockholders. The following table shows the calculated pro forma EPS accretion/(dilution) assuming the anticipated financial reporting structure:

	2006	2007	2008	2009	2010
Basic Accretion/ (Dilution) Consolidated Case versus Standalone	(38.4)%	12.0%	11.5%	8.1%	20.1%
Fully-Diluted Accretion/ (Dilution) Consolidated Case versus Standalone	(35.9)%	16.5%	16.0%	12.4%	25.0%

The following table shows the calculated pro forma EPS accretion/(dilution) assuming that TWC converts all of its units into Genius shares:

	2006	2007	2008	2009	2010
Basic Accretion/ (Dilution) Consolidated Case versus Standalone	(55.0)%	(7.3)%	(0.7)%	0.8%	13.3%
Fully-Diluted Accretion/ (Dilution) Consolidated Case versus Standalone	(53.2)%	(3.6)%	3.3%	4.9%	17.9%

Comparable Library Valuation Analysis. Using publicly available information, Jefferies reviewed the historical prices paid for libraries of motion picture content. Jefferies reviewed 29 such acquisitions from August 2, 1985 to September 23, 2004. The mean and median implied price paid per title in each of the reviewed library acquisitions are $590,000 and $300,000, respectively.

Jefferies performed a discounted cash flow analysis to estimate the present value of the free cash flows to the Company as a result of the perpetual home video rights for product released during the term of the Distribution Agreement. Based on management’s projections and assuming that the films released to the theater in any given year are released for home video distribution 50% in the current year and 50% in the following year and that no revenues are collected after 2020, the current value of the perpetual rights to home video sales at a 15% discount rate is estimated to be $17.1 million.

Using these two analyses, Jefferies estimated the present value of perpetual rights to be $20.3 million based on $125,000 per title released during the projected period.

Comparable Company Analysis. Using publicly available information and information provided by Company management, Jefferies analyzed the trading multiples of the Company’s common stock and the corresponding trading multiples of the following companies, which were selected because they engage in distribution businesses that are reasonably similar to that of the Company. These companies included Handleman Company, Ingram Micro Incorporated, Navarre Corporation and Source Interlink Companies Incorporated.

Jefferies used the results of this analysis to determine the appropriate terminal EBITDA multiple for the Discounted Cash Flow Analysis of the standalone Genius business.

In its analysis, Jefferies derived and compared multiples for the Company and the selected companies, calculated as follows:

•	the enterprise value divided by earnings before interest, taxes, depreciation and amortization, or “EBITDA,” for the latest-twelve-month period, or “LTM,” which is referred to as “Enterprise Value/LTM EBITDA,”

•	the enterprise value divided by estimated EBITDA for calendar year 2005, which is referred to as “Enterprise Value/CY 2005E EBITDA,”

•	the enterprise value divided by estimated EBITDA for calendar year 2006, which is referred to as “Enterprise Value/CY 2006E EBITDA,” and

•	the enterprise value divided by estimated EBITDA for calendar year 2007, which is referred to as “Enterprise Value/CY 2007E EBITDA”

This analysis indicated the following:

Comparable Public Companies Multiples

	High		Low		Mean		Median		Genius
Enterprise Value/LTM EBITDA	17.6	x	3.7	x	9.5	x	8.4	x	NM	x
Enterprise Value/CY 2005E EBITDA	8.3	x	3.5	x	6.4	x	6.9	x	NM	x
Enterprise Value/CY 2006E EBITDA	8.1	x	3.8	x	6.0	x	6.1	x	8.0	x
Enterprise Value/CY 2007E EBITDA	3.6	x	3.6	x	3.6	x	3.6	x	7.9	x

No company utilized in the comparable company analysis is identical to the Company. In evaluating the selected companies, Jefferies made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the Company’s and Jefferies’ control. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using comparable company data.

Sensitivities Analysis. Based on the Discounted Cash Flow Analysis described above, Jefferies performed certain discounted cash flow analyses to estimate the present value of the free cash flows of the Company based on reduced sales of 10% and 20%, and the present value of the free cash flows of the projected incremental business that Genius expects to derive as a result of the Distribution Agreement based on reduced sales of 10% and 20%.

The DCF valuation of Genius’ standalone business based on reduced sales of 10% was between $57.5 and $76.2 at exit multiples of EBITDA between 5.0x and 7.0x and using a discount rate between 17.5% and 20.5%. The DCF valuation of Genius’ standalone business based on reduced sales of 20% was between $52.0 and $68.6 at exit multiples of EBITDA between 5.0x and 7.0x and using a discount rate between 17.5% and 20.5%.

The range of implied TWC percentage ownership based on DCF valuations of the TWC business and the incremental business that Genius expects to derive as a result of the Distribution Agreement based on reduced sales of 10% and 20% are shown below. In this analysis, TWC’s contribution to the LLC was calculated as the net present value of the Distribution Agreement and the net present value of the incremental business Genius expects to receive as a result of the Distribution Agreement.

The implied TWC parties’ percentage ownership ranged between 57.5% and 61.0% including the $32 million equity raise, the incremental deal valued at an exit multiple of 5.0x and 10% reduced sales. The implied TWC parties’ percentage ownership ranged between 54.2% and 57.6% including the $32 million equity raise, the incremental deal valued at an exit multiple of 5.0x and 20% reduced sales.

Consideration of Selected Comparable Transactions Analysis. While comparable transactions analysis is a commonly used valuation methodology, Jefferies did not employ such an analysis for the purposes of its opinion. Comparable transactions analysis is most appropriate for transactions that are materially similar in their nature and structure. Given the number of specific and unique characteristics of the Transaction, Jefferies considered a selected comparable transactions analysis inappropriate for valuing the consideration to be received by the Company pursuant to the Master Contribution Agreement.

Consideration of Premiums Analysis. While premiums analysis is a commonly used valuation methodology, Jefferies did not employ such an analysis for the purposes of its opinion. Premiums analysis is most appropriate for transactions that entail a discrete offer price in the form of cash or stock as consideration in exchange for a company’s equity securities. Given the form of consideration in the Transaction, Jefferies did not consider a premiums analysis appropriate for providing a relative comparison of the consideration to be received by the Company pursuant to the Master Contribution Agreement.

Jefferies’ opinion contains an assumption that “the Distributor will be consolidated with the Company for accounting purposes.” However, following the closing of the Transaction, the Company will not consolidate the financial statements of the Distributor for accounting purposes, but rather intends to account for the financial statements of the Distributor using the equity method of accounting and to report the financial statements of the Distributor in a note to the Company’s financial statements under generally accepted accounting principles. Accordingly, on April 24, 2006, Jefferies delivered to our board of directors and the Special Committee a letter confirming that (a) the consolidation assumption contained in its December 5, 2005 opinion was not material to its analysis and (b) without such consolidation assumption, and with the understanding of how the Company intends to account for the operations of the Distributor following the closing of the Transaction as described in the letter, its December 5, 2005 opinion would have otherwise remained unchanged.

Jefferies’ opinion was one of many factors taken into consideration by the Genius Products board of directors in making its determination to approve the Transaction and should not be considered determinative of the views of the board or management with respect to the Transaction or the transaction consideration.

Jefferies was selected by the board based on Jefferies’ qualifications, expertise and reputation. Jefferies is an internationally recognized investment banking and advisory firm. Jefferies, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services.

As noted in Jefferies’ opinion, in February 2004 Jefferies advised Wellspring Media, Inc. (“Wellspring”) on its sale to the American Vantage Companies, which included its film library (the “Wellspring Library”). Jefferies holds a secured negotiable promissory note made by Wellspring as part of Jefferies’ fee in that transaction. Jefferies also represented American Vantage Companies in the sale of its subsidiary, American Vantage Media, to Genius Products. The Wellspring promissory note is now an obligation of Genius Products as a result of our acquisition of Wellspring from American Vantage Companies. The Wellspring promissory note matures on February 3, 2006.

Jefferies subsequently represented American Vantage Companies in the private placement to certain investors of 3,125,000 shares of Genius Products’ stock received by American Vantage Companies in the sale of American Vantage Media and is currently engaged by American Vantage Companies to act as placement agent in connection with any other resale of shares of Genius Products’ stock owned by American Vantage Companies.

Stephen K. Bannon, who is our chairman, served as a managing director and head of media and entertainment investment banking of Jefferies from July 2000 to April 2002.

Effective February 1, 2006, Genius Products hired John Mueller as its Chief Financial Officer and Executive Vice President. Mr. Mueller previously served as Senior Vice President of Media and Entertainment Investment

Banking for Jefferies, and was actively involved in providing Jefferies’ services to Genius Products in connection with the Transaction. Genius Products did not discuss any position with Mr. Mueller or determine to hire Mr. Mueller until after Jefferies rendered its fairness opinion to Genius.

In the ordinary course of business, Jefferies and its affiliates may trade or hold such securities of the Company for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions in those securities.

Pursuant to an engagement letter between the Company and Jefferies dated August 8, 2005, as amended on December 3, 2005, the Company agreed to pay Jefferies a customary fee for its services in connection with the Transaction, a portion of which became payable to Jefferies upon delivery of its opinion, and the remainder of which shall be payable to Jefferies contingent upon consummation of the Transaction. Jefferies will also be reimbursed for reasonable expenses incurred, including the fees and disbursements of Jefferies’ counsel. The Company has agreed to indemnify Jefferies against liabilities arising out of or in connection with the services rendered or to be rendered by it under its engagement.

Interests of Directors, Executive Officers and Affiliates

In considering the recommendation of our board of directors to vote in favor of the contribution of substantially all of our assets in connection with the Transaction, stockholders should be aware that some of our executive officers and directors may have interests in the Transaction that may be different from, or in addition to, their interests as stockholders. Our board of directors was aware of these interests and considered them, among other things, in making its recommendations.

Employment Agreement Amendments Effective Upon Closing

Mr. Drinkwater, Rodney Satterwhite, Michael Radiloff and Mitch Budin are parties to employment agreement amendments under which they will receive rights to severance payments upon termination or other benefits. These employment agreement amendments only become effective upon the closing of the Transaction.

Effective December 5, 2005, we entered into an amendment to the employment agreement with Mr. Drinkwater, pursuant to which the following changes were made to his employment agreement. The first two bullet points will only become effective upon closing of the Transaction:

•	Three-year term, with up to two one-year extensions at our option;

•	Base compensation of $425,000 in year one, $475,000 in year two, $525,000 in year three, $625,000 in year four (if applicable), and $675,000 in year five (if applicable), plus annual bonuses in each year of up to 50% of base salary based on performance factors to be determined by the Company’s board of directors; and

•	Additional stock options to acquire 1,000,000 shares, vesting in equal installments over five years.

Effective December 5, 2005, we entered into an amendment to the employment agreement with Mr. Satterwhite, pursuant to which the following changes were made to his employment agreement. The first bullet point will only become effective upon closing of the Transaction:

•	Two-year term, with a one-year extension at our option; and

•	Additional stock options to acquire 75,000 shares, vesting in equal installments over five years.

Effective December 5, 2005, we entered into an amendment to the employment agreement with Mr. Radiloff, pursuant to which the following changes were made to his employment agreement. The first bullet point will only become effective upon closing of the Transaction:

•	Two-year term, with a one-year extension at our option; and

•	Additional stock options to acquire 75,000 shares, vesting in equal installments over five years.

Effective December 5, 2005, we entered into an amendment to the employment agreement with Mr. Budin, pursuant to which the following changes were made to his employment agreement. The first bullet point will only become effective upon closing of the Transaction:

•	Two-year term, with a one-year extension at our option; and

•	Additional stock options to acquire 75,000 shares, vesting in equal installments over five years.

Acceleration of Vesting of Stock Options Upon Closing

In addition, the vesting of all unvested stock options outstanding at the time of the closing of the Transaction, including options held by our directors and executive officers, automatically will accelerate upon the closing of the Transaction. However, pursuant to their employment agreement amendments, each of Messrs. Budin, Satterwhite and Radiloff have agreed to waive the accelerated vesting of a portion of their existing stock options, and Mr. Drinkwater has agreed to restrictions on the sale or transfer of a portion of the shares of our common stock represented by his existing stock options.

No Appraisal Rights

Under the applicable provisions of the Delaware General Corporation Law, our stockholders will have no right to seek appraisal of their shares of common stock in connection with the Transaction.

Certain United States Federal Income Tax Consequences

The Transaction presents certain tax risks to us described under “Risk Factors—Risks Related to the Transaction” above.

EACH HOLDER OF OUR COMMON STOCK IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION, AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES.

MATERIAL AGREEMENTS AND DOCUMENTS

RELATING TO THE TRANSACTION

This section contains summaries of the principal terms and conditions of the material agreements and other material documents related to the Transaction listed below:

1. Article IV(B) of our proposed amended and restated certificate of incorporation, which authorizes the Series W Preferred Stock to be issued to TWC Holdings and a first-tier subsidiary in connection with the Transaction and establishes the rights, preferences and powers, and the qualifications, limitations and restrictions, of the Series W Preferred Stock;

2. The Contribution Agreement, as amended;

3. The LLC Agreement;

4. The Distribution Agreement; and

5. Additional agreements related to the Transaction, including the Voting Agreements, the Services Agreement and the Registration Rights Agreement.

We encourage you to read the appendices to this Proxy Statement in their entirety. These appendices include complete copies of our proposed Amended and Restated Certificate of Incorporation (Appendix E), the Contribution Agreement, as amended (Appendix A), the LLC Agreement (Appendix C) and the Distribution Agreement (Appendix D). The summaries below are qualified by the actual terms and conditions set forth in these appendices. While we believe that these summaries cover the material terms of the relevant documents, these summaries may not contain all of the information that you believe to be important. You should refer to the full text of the documents for details of the Transaction and the terms and conditions of the documents.

1. Series W Preferred Stock To Be Issued To TWC

As a condition to the closing of the Transaction, we are required to issue 100 shares of Series W Preferred Stock to or as directed by TWC or an affiliate of TWC. Under Article IV(B) of our proposed amended and restated certificate of incorporation attached hereto as Appendix E, the Series W Preferred Stock will provide TWC significant rights, preferences and powers not available to our other stockholders.

Voting. The holders of the Series W Preferred Stock will have the following voting rights:

•	General. Except as required by our certificate of incorporation or applicable law, the holders of the shares of Series W Preferred Stock will be entitled to vote on all matters submitted to a vote of our stockholders, voting together with the holders of common stock (and of any other shares of our capital stock entitled to vote at a meeting of stockholders) as one class.

•	Voting Power When Threshold Amount Held. So long as the “TWC Holders” (which means the members of the Distributor other than Genius Products) and their permitted transferees (i) own the shares of Series W Preferred Stock, and (ii) collectively beneficially own or have the right to beneficially own upon conversion, exchange, or redemption of Class W Units pursuant to the LLC Agreement at least 20% of our outstanding common stock (assuming conversion, exchange or redemption of the Class W Units and excluding shares of common stock issuable upon exercise of outstanding options, warrants or other convertible securities of Genius Products) (the “Threshold Amount”), the Series W Preferred Stock will have the following voting rights:

•	Majority Voting Power. Except as otherwise required in our certificate of incorporation or by applicable law, as of each record date for the determination of stockholders entitled to vote on any matter (a “Record Date”), the shares of Series W Preferred Stock will, in the aggregate, have voting rights and powers equal to the greatest of:

•	100 votes;

•	the number of votes attributable to the number of shares of common stock that TWC Holders and their permitted transferees beneficially own, including without limitation those shares of common stock which they have the right to acquire, upon conversion, exchange or redemption of Class W Units pursuant to the LLC Agreement, less the number of votes attributable to the shares of common stock which TWC Holders and their permitted transferees may vote directly; and

•	the number of votes that, together with all other votes entitled to be directly cast by the holders of the shares of Series W Preferred Stock on such Record Date, whether by virtue of beneficial ownership of our capital stock, proxies, voting trusts or otherwise, entitle the holders of the shares of Series W Preferred Stock to exercise one vote more than one-half of all votes entitled to be cast as of such Record Date by all holders of our capital stock.

Each holder of Series W Preferred Stock will be entitled to notice of any stockholders’ meeting in accordance with our bylaws.

•	Board of Directors. Our board of directors will consist of seven directors, and at any meeting for the election or removal of directors, however such meeting is called and regardless of whether such meeting is a special or annual meeting of stockholders, or at any adjournment thereof, or in connection with any written consent of stockholders, the holders of Series W Preferred Stock (voting separately as a single class) will be entitled to elect five (5) directors (the “Series W Directors”), three (3) of whom at the time of their election must be independent directors (under applicable listing standards), and to remove, without cause, from office any Series W Director and to fill any vacancy caused by the resignation, death or removal of any Series W Director. Vacancies on the board resulting from the death, resignation or removal of a Series W Director may be filled by the remaining Series W Directors, to hold office until a qualified successor is elected by the holders of Series W Preferred Stock at the next regular or special meeting of the stockholders. So long as TWC and each of its affiliates and permitted transferees owns or has a right to own the Threshold Amount, the holders of our common stock (voting separately as a single class) will be entitled to elect two (2) directors (the “At-Large Directors”), and to remove, without cause, from office any At-Large Director and, in the absence of any At-Large Directors, to fill any vacancy caused by the resignation, death or removal of any At-Large Director. Vacancies on the board resulting from the death, resignation or removal of an At-Large Director may be filled by the remaining At-Large Director, to hold office until a qualified successor is elected by the holders of common stock at the next regular or special meeting of the stockholders.

•	Protective Provisions. In addition to the right of holders of shares of Series W Preferred Stock to vote together with the holders of common stock, the holders of shares of Series W Preferred Stock also have special rights under the protective provisions in the proposed amended and restated certificate of incorporation. These protective provisions provide that Genius Products will not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series W Preferred Stock voting as a separate class:

•	take actions in contravention of or engage in activities inconsistent with the rights, duties and obligations of the Company under the LLC Agreement;

•	cause the Distributor to take actions in contravention of or engage in activities inconsistent with the rights, duties and obligations of the Distributor under the Distribution Agreement (as amended, modified or supplemented from time to time);

•	create or assume any indebtedness or liability, or provide any indirect financial assistance, or assume any mortgage, charge or other encumbrance on any property;

•	sell, lease, exchange or dispose of, by any means, property or assets having a value in excess of $100,000;

•	enter into or effect any conversion, consolidation or merger;

•	take any action to liquidate or dissolve Genius Products;

•	enter into, amend or waive any contract with a member of the Distributor or with any party that is not arm’s length;

•	engage, remove or replace the independent auditors;

•	guarantee the liabilities or debts of any person other than a subsidiary of Genius Products;

•	declare or make any dividends or distributions, except dividends or distributions payable solely to holders of common stock;

•	appoint or remove (i) the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, or any other executive level officer or employee or (ii) any other employee whose base compensation is in excess of $150,000 per year;

•	change the size of our board of directors;

•	approve the annual or quarterly budget for Genius Products or the Distributor, or vary more than 10% from the amount budgeted for any material line item therein;

•	engage in any debt or equity financing, refinancing, recapitalization or other capital raising transaction;

•	approve or enter into any contracts, agreements, understandings or arrangements outside the ordinary course or providing for payments by or to Genius Products or any of its subsidiaries of obligations in excess of $100,000 per year;

•	commence or settle any litigation;

•	license any item of product outside the ordinary course or on terms other than fair market value;

•	approve or adopt any material employee compensation plan or arrangement;

•	create any subsidiaries other than the Distributor;

•	amend our amended and restated certificate of incorporation or bylaws, including in either case by way of consolidation or merger;

•	authorize or issue any shares of capital stock or any instrument exercisable or convertible for shares of capital stock, other than issuances of common stock upon exercise or conversion of securities exercisable or convertible for common stock in existence on the date that the amended and restated certificate of incorporation is filed with the Delaware Secretary of State; or

•	permit any of our subsidiaries, including, without limitation, the Distributor, to do any of the foregoing.

Notwithstanding the foregoing, no such approval of holders of Series W Preferred Stock will be required for any action approved by the vote or consent of a committee of the board of directors composed only of At-Large Directors, or the holders of at least a majority of the outstanding shares of common stock, in each case in accordance with the common stock special voting provisions described in Sub-Proposal 2D below.

•	Vote Below Threshold Amount. At such time as TWC Holders and their permitted transferees collectively beneficially no longer own or have the right to beneficially own, upon conversion, exchange or redemption of Class W Units pursuant to the LLC Agreement, the Threshold Amount, the voting rights of the holders of the Series W Preferred Stock described above will immediately terminate and each share of Series W Preferred Stock shall entitle the holder thereof to the number of votes represented by the number of shares of common stock into which all Class W Units held by TWC Holders and their permitted transferees would be converted, exchanged or redeemed pursuant to the LLC Agreement, divided by the number of shares of Series W Preferred Stock outstanding at the record date for such vote.

•	Vote Required for Certificate of Incorporation or Bylaw Amendment. Without the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series W Preferred Stock voting as a separate class, we will not amend, alter or repeal any provision of our certificate of incorporation or bylaws (by merger or otherwise) so as to adversely affect the preferences, rights or powers of the Series W Preferred Stock.

Dividend Provisions. The holders of outstanding shares of Series W Preferred Stock will be entitled to receive dividends, when, as and if declared by the board of directors, out of our assets legally available therefor, as may be declared from time to time by our board of directors.

Liquidation. In the event of the liquidation, dissolution, winding up or sale or other disposition of all or substantially all of the assets of Genius Products, whether voluntary or involuntary (“Liquidation”), the holders of Series W Preferred Stock will be entitled to receive with respect to each shares of Series W Preferred Stock, after payment of or provision for payment of the debts and other liabilities of Genius Products, cash or any other assets of Genius Products in an amount (or having a fair market value) equal to $0.01 plus all accrued but unpaid dividends up to and including the date of Liquidation (the “Liquidation Preference”). The fair market value of any of our assets and the proportion of cash and other assets distributed by Genius Products to the holders of the Series W Preferred Stock will be reasonably determined in good faith by our board of directors.

Conversion. The Series W Preferred Stock will not be convertible into any other class of stock of the Corporation.

Common Stock Provisions. Article IV(C) of our proposed amended and restated certificate of incorporation attached hereto as Appendix E includes provisions that modify the rights, preferences and powers, and the qualifications, limitations and restrictions, of our common stock to include the right to elect two “At-Large Directors” and certain “Special Voting Provisions,” consisting of matters which may only be approved by the At-Large Directors or by the vote of holders of a majority of our outstanding common stock. For a discussion of these common stock provisions see below under “Sub-Proposal 2D” beginning on page 101.

2. The Contribution Agreement

This section of the Proxy Statement describes selected portions of the Contribution Agreement, as amended.

Assets to be Contributed by Genius Products

At the closing of the Transaction, Genius Products will contribute to the Distributor substantially all of its assets, except for the Excluded Assets described below. Pursuant to an amendment to the Contribution Agreement, the parties have agreed that The Weinstein Company Funding LLC shall be the Distributor.

Excluded Assets

The following assets are excluded from the assets to be contributed by Genius Products in the Transaction:

•	corporate seals, certificates of incorporation, minute books, stock transfer records or other records related to the corporate organization of Genius Products;

•	certain claims, demands, rights or causes of action, and any cash, assets or other property recovered by Genius Products therefrom;

•	any recovery of cash, assets or other property received by Genius Products that represents a return of or on any amounts or obligations previously paid or incurred by Genius Products in connection with the excluded liabilities described below under “Excluded Liabilities”;

•	benefit plans and contracts of insurance of Genius Products for employee group medical, dental and life insurance plans;

•	all insurance policies of Genius Products, to the extent that the parties mutually agree that any such items should not be transferred to the Distributor, and subject to the obligation of the Distributor to reimburse Genius Products for the costs thereof as provided in the Services Agreement described below under “Services Agreement”, to the extent that the Distributor receives the benefits of these plans, contracts and policies; and

•	all rights of Genius Products under the Contribution Agreement and the other agreements relating to the Transaction.

Assumed Liabilities

At the closing of the Transaction, the Distributor will assume Genius Products’ liabilities:

•	to the extent reserved, reflected or accrued on Genius Products’ balance sheet as of September 30, 2005 or as of the closing date;

•	under the contributed assets that related to periods after the closing;

•	arising after September 30, 2005 in the ordinary course of business in connection with activities permitted by the Contribution Agreement, except for liabilities and obligations arising out of legal violations and except for liabilities and obligations arising out of legal proceedings relating to any transactions, events or other circumstances occurring or existing on or prior to the closing; or

•	arising under any contract, agreement or commitment which is being assigned to the Distributor under the Contribution Agreement other than liabilities relating to any breach of such contract, agreement or commitment occurring prior to the closing date.

Excluded Liabilities

Notwithstanding the foregoing, the liabilities to be assumed by the Distributor do not include the following liabilities (collectively, the “Excluded Liabilities”), unless the terms of the Contribution Agreement specifically state that any such liability or obligation will transfer to or be the responsibility of the Distributor:

•	all liabilities arising out of the ownership or operation of our business or the ownership, use, possession or condition of the transferred assets prior to the closing, other than (i) those which have been reserved, reflected or accrued on Genius Products’ balance sheet as of September 30, 2005, (ii) those arising after September 30, 2005 in the ordinary course of business in connection with activities permitted by the Contribution Agreement, except for liabilities and obligations arising out of legal violations and except for liabilities and obligations arising out of legal proceedings relating to any transactions, events or other circumstances occurring or existing on or prior to the closing, and (iii) those arising under any contract, agreement or commitment which is being assigned to the Distributor under the Contribution Agreement other than liabilities relating to any breach of such contract, agreement or commitment occurring prior to the closing;

•	all liabilities arising out of any violation or alleged violation by Genius Products of any legal requirement prior to, on or following the closing of the Transaction, whether or not reserved, reflected or accrued on Genius Products’ balance sheet as of September 30, 2005, except for (i) such liabilities and obligations arising out of any violation or alleged violation by the Distributor or any of its subsidiaries on or following the closing, or (B) such liabilities and obligations of the Distributor or any of its subsidiaries arising out of the Transaction agreements or any of the transactions contemplated thereby;

•	all liabilities arising out of any legal action or legal proceeding commenced against Genius Products or any subsidiary on or prior to the closing of the Transaction, and any legal action or legal proceeding commenced against Genius Products or any subsidiary following the closing of the Transaction to the extent relating to any transactions, events or other circumstances of Genius Products or any subsidiary occurring or existing on or prior to the closing, whether or not reserved, reflected or accrued on Genius Products’ balance sheet as of September 30, 2005;

•	all liabilities and obligations of Genius Products or any subsidiary arising out of the excluded assets described above, other than prospective liabilities arising after the closing of the Transaction under Genius Products’ employee benefit plans;

•	with respect to contracts assignable to the Distributor as transferred assets but that are not assigned as of the Closing because of (i) a failure to receive any necessary consent, approval or waiver of a third party, (ii) because that assignment would violate the rights of any third party in such transferred asset, which violation would adversely affect the expected benefits or increase the expected costs or liabilities to the Distributor under the transferred asset, or (iii) otherwise affect adversely the rights of the Distributor in the Transferred Asset (together, the “Unassigned Contracts”), all amounts by which the aggregate value of the benefit that would otherwise be received by the Distributor under the Unassigned Contracts or any portion thereof, to the extent such amounts exceed the benefits received by the Distributor under alternate arrangements, exceeds $500,000, such aggregate value to be calculated based on the discounted future revenues reasonably expected to be received under such unassigned contracts as of the closing date;

•	all liabilities and obligations under or arising in connection with our December 2005 private placement financing, including, without limitation, any liabilities, obligations, damages or interest relating to our failure to file or keep effective a registration statement with respect to, or to otherwise effect the registration of, registrable securities pursuant to any registration rights agreement, warrant or other agreement entered into in connection with the financing;

•	the registration rights agreement described below under “Additional Agreements Related to the Transaction—Registration Rights Agreement”; and

•	burdens, obligations or liabilities (i) of Genius Products or any subsidiary for taxes imposed with respect to all periods prior to the closing, and (ii) of Genius Products for taxes for all periods after the closing, other than taxes, if any, for which the Distributor is obligated to reimburse Genius Products pursuant to the Services Agreement described below under “Additional Agreements Related to the Transaction—Services Agreement”.

Consideration

We will receive Class G Units in the Distributor in exchange for the contribution of substantially all of our assets to the Distributor. The Class G Units that we receive will represent a 30% equity interest in the Distributor as of the closing of the Transaction. The Class G Units are described below in the section entitled, “The LLC Agreement—Classes of Units”.

Closing Date

The closing date will be determined by the parties, following satisfaction or waiver of the closing conditions described below under “Conditions to Closing”. The Contribution Agreement may be terminated by either Genius Products or TWC if (i) the closing has not occurred on or prior to May 31, 2006 for any reason and (ii) the terminating party is not, on the date of termination, in material breach of any material provision of the Contribution Agreement. The Contribution Agreement may be terminated in additional situations, as described below in the section entitled, “Termination”.

Assets and Liabilities of the Distributor

Subject to the terms and conditions of the Contribution Agreement, at the closing (and prior to our contribution of assets to the Distributor), the Distributor is required to ensure that:

•	the Distributor will hold no assets other than the home video distribution rights with respect to certain entertainment properties of TWC evidenced by the Distribution Agreement; and

•	the Distributor will have or be subject to no liabilities other than arising under the Distribution Agreement or the Contribution Agreement, provided that to the extent assets or liabilities cannot be transferred, the Distributor may enter into alternate arrangements.

Creation of New Distributor

At TWC’s election prior to the closing, TWC may cause Genius Products to make the contributions described above to a newly formed Delaware limited liability company (“New Distributor”), TWC will contribute or cause to be contributed to the New Distributor the Distribution Agreement and the ownership of New Distributor will be as provided above with the contributor of the Distribution Agreement receiving the Class W Units described above, and such changes will be made to the Contribution Agreement as the context requires, and the parties will cooperate to take such actions as are necessary to implement those changes.

Representations and Warranties

The Contribution Agreement contains representations and warranties by Genius Products relating to:

•	our corporate organization and related matters;

•	our capital structure;

•	the authorization, execution, delivery, performance and enforceability of the Contribution Agreement and the other documents relating to the Transaction to which we are a party, and related matters;

•	our reports and financial statements filed with the Securities and Exchange Commission;

•	the absence of any undisclosed liabilities;

•	the absence of undisclosed adverse changes in our business since September 30, 2005;

•	the obtaining of the required governmental approvals and consents;

•	the absence of conflicts, violations or breaches of law or agreements resulting from the execution, delivery and performance by us of the Contribution Agreement and the other documents relating to the Transaction to which we are a party;

•	litigation involving us;

•	our compliance with applicable law and regulations;

•	our tax returns and other tax matters;

•	our trademarks and intellectual property rights;

•	our material contracts;

•	finders’ and brokers’ fees payable by us in connection with the Transaction;

•	our contracts relating to the licensing, distribution or exhibition of audio, video and/or audiovisual works in our product library;

•	the contents of our product library and our related rights;

•	our insurance policies, coverage and claims;

•	our employee benefit plans and other employment matters;

•	labor matters affecting us;

•	title to our properties and other assets;

•	the opinion of our financial advisor, Jefferies;

•	the absence of restrictions on our business activities;

•	environmental matters affecting us, as well as our compliance with applicable environmental laws;

•	our compliance with the Sarbanes-Oxley Act and related requirements;

•	our compliance with listing requirements applicable to our common stock;

•	the application to the Transaction of takeover protections;

•	the accuracy of our disclosure to TWC;

•	our receipt of binding commitments for equity and debt financing;

•	affiliate contracts and affiliated transactions; and

•	our compliance with the Foreign Corrupt Practices Act.

The Contribution Agreement also contains representations and warranties by TWC relating to:

•	TWC’s organization as a limited liability company and related matters;

•	the authorization, execution, delivery, performance and enforceability of the Contribution Agreement and the other documents relating to the Transaction to which TWC is a party, and related matters;

•	the obtaining of the required governmental approvals and consents;

•	the absence of conflicts, violations or breaches of law or agreements resulting from the execution, delivery and performance by TWC of the Contribution Agreement and the other documents relating to the Transaction to which TWC is a party;

•	litigation involving TWC;

•	TWC’s compliance with applicable law and regulations;

•	finders’ and brokers’ fees payable by TWC in connection with the Transaction;

•	the Distributor’s organization as a limited liability company and related matters; and

•	the accuracy of TWC’s disclosure to us.

Pre-Closing Covenants

During the period from the date of the Contribution Agreement until the closing of the Transaction, TWC has agreed not to:

•	engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into that could reasonably be expected to materially adversely affect TWC’s ability to deliver products covered by the Distribution Agreement or otherwise perform its material obligations under the Distribution Agreement;

•	fail to comply in all material respects with applicable legal requirements where the failure to so comply could be reasonably expected to have, individually or in the aggregate, a material adverse effect on TWC;

•	engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into that could reasonably be expected to delay the consummation of, or otherwise adversely affect any of the transactions contemplated under the Contribution Agreement;

•	take any action that would, or could reasonably be expected to, result in any representations and warranties of TWC set forth in the Contribution Agreement to be untrue or any condition to the Transaction not to be satisfied; or

•	announce an intention, enter into any formal or information agreement or arrangement, or otherwise make a commitment to do any of the foregoing.

During the period from the date of the Contribution Agreement until the closing of the Transaction, unless TWC otherwise agrees in writing and except as specifically permitted, contemplated or required by the Contribution Agreement or other transaction documents, and except for those actions reasonably taken in furtherance of the Contribution Agreement or other transaction documents, we have agreed to conduct our business in the ordinary course consistent with past practice and not to:

•	amend or otherwise change our certificate of incorporation or bylaws;

•	with limited exceptions, issue, sell, pledge, dispose of, grant or encumber shares of our capital stock (or rights to acquire shares of our capital stock) or any material assets;

•	declare or pay dividends or other distributions;

•	reclassify, combine, split, subdivide or redeem or repurchase our capital stock;

•	increase the compensation payable or to become payable or the benefits provided to our directors, officers or employees, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee, or establish or amend any employee benefit, bonus or other plan or arrangement for the benefit of any director, officer or employee;

•	take any action with respect to accounting policies or procedures;

•	fail to maintain our books, account and records in the usual, regular and ordinary manner, in accordance with generally accepted accounting principles applied on a consistent basis;

•	fail to comply in all material respects with applicable legal requirements where the failure to so comply could be reasonably expected to have, individually or in the aggregate, a material adverse effect on Genius Products;

•	engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into that could reasonably be expected to materially delay the consummation of, or otherwise adversely affect any of the transactions contemplated under the Contribution Agreement, except as required by applicable law or delays to secure any required governmental approvals;

•	take any action that would, or could reasonably be expected to, result in any representations and warranties of Genius Products set forth in the Contribution Agreement to be untrue or any condition to the Transaction not to be satisfied; or

•	take any action that could reasonably be expected to cause our shares of common stock to cease to be quoted on the OTCBB;

•	issue any bonds, debentures, notes or other indebtedness, or refinance, replace or amend the terms of any such indebtedness;

•	incur or guarantee any indebtedness for borrowed money;

•	authorize any single capital expenditure or series of related capital expenditures in excess of $25,000 or capital expenditures which are, in the aggregate, reasonably likely to result in aggregate capital expenditures in excess of $250,000 for the period following the date of the Contribution Agreement and prior to the closing;

•	whether or not in the ordinary course of business, make any expenditure of cash or case equivalents or commitment in excess of $75,000 individually or in the aggregate relating to the acquisition of library products, provided that we are required to promptly notify TWC of any expenditure or commitment for the acquisition of library products not exceeding $75,000 individually or in the aggregate;

•	make any expenditure or investment of cash or cash equivalents in excess of $5,000 individually or $25,000 in the aggregate which is not otherwise contemplated by the Contribution Agreement and not made in the ordinary course of our business;

•	settle or compromise any pending or threatened suit, action or claim, or commence any suit, action or claim involving a cash payment or compromise of a claim in excess of $25,000;

•	adopt a plan for complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•	with limited exceptions, pay, discharge or satisfy any material claims, liabilities or obligations;

•	enter into, amend or otherwise modify a contract relating to various items specified in the Contribution Agreement;

•	sell, transfer or license to any person or otherwise extend, amend or modify any intellectual property rights, or acquire such rights;

•	except as may be required by law, make any material tax election, make or change any method of accounting with respect to taxes, file any amended tax returns or settle or compromise any material federal, state, local or foreign tax liability;

•	sell, lease, license, encumber or otherwise dispose of any properties or assets;

•	acquire any business or enter into any joint ventures, strategic partnerships or alliances;

•	take any affirmative action, or fail to take any action, as a result of which any of various changes or events specified in the Contribution Agreement would be reasonably likely to occur; or

•	announce an intention, enter into any formal or information agreement or arrangement, or otherwise make a commitment to do any of the foregoing.

In addition, we have agreed not to solicit, accept or furnish any information to any person in connection with any transaction proposal that would compete with the Transaction. However, in response to a bona fide unsolicited proposal with respect to a proposal for an alternative transaction, if our board of directors determines, in its good faith judgment, taking into account the advice of its financial advisor and outside counsel, that the proposal is for a transaction that constitutes or could reasonably be expected to constitute a proposal that is more favorable to our stockholders than the Transaction, then we are permitted to furnish information to the person making such alternative proposal and participate in discussions or negotiations with such person.

Additional Agreements

The Contribution Agreement also provides that:

•	We are required to call a stockholders’ meeting in accordance with applicable law and our certificate of incorporation and bylaws as promptly as practicable for the purpose of voting upon the approval of the Transaction;

•	We are required to use commercially reasonable efforts to take all lawful action necessary or advisable to solicit from our stockholders proxies in favor of the approval of the transactions contemplated by the Contribution Agreement and take all other reasonable action necessary or advisable to secure the requisite vote of stockholders in favor of such approval;

•	Our board of directors is required to recommend that our stockholders vote in favor of the approval and adoption of the Contribution Agreement and the Transaction, and such recommendation must be included in this Proxy Statement; and

•	TWC may elect prior to the closing to substitute a newly-formed Delaware limited liability company as the Distributor, in place of utilizing The Weinstein Company Holdings LLC or one of its existing affiliates as the Distributor.

Contingent Dividend Right

The Contribution Agreement provides that, within 30 days following the closing of the Transaction or such later time as is practicable, we will issue to our stockholders of record on the date of the closing (to the extent practicable) an instrument (the “Contingent Dividend Right”) entitling the holder to receive from Genius Products cash payments from time to time after the closing solely based on cash received by Genius Products from the exercise or conversion, after the closing of the Transaction, of options, warrants or other convertible securities that were issued and outstanding as of the closing date.

These cash payments will only be made when, as and if declared by the board of directors of Genius Products pursuant to a vote of a committee of the board consisting only of At-Large Directors (as such term is defined above under “Series W Preferred Stock To Be Issued To TWC—Voting”), but we will have no obligation to make or declare such payments. Furthermore, the issuance of Contingent Dividend Rights will be subject to any requirement that we may have to first register or qualify their issuance with the SEC and any state “blue-sky” securities authorities as applicable.

As of February 3, 2006, we had outstanding options, warrants and convertible securities to acquire a maximum of 32,993,175 shares with a gross exercise price of $62,226,596. However, the foregoing estimate of gross exercise price assumes that all outstanding instruments are exercised for cash, even though some instruments have “cashless exercise” features, so the actual gross exercise price will likely be less. Also we expect that our company will need to retain a portion of the gross exercise price received upon exercise of these instruments to pay for expenses not reimbursed by the Distributor pursuant to the Services Agreement. As a result, we cannot provide a reliable estimate of the future value or cash proceeds likely to be paid to holders of the Contingent Dividend Rights. We expect that the Contingent Dividend Rights will be registered under the Securities Exchange Act and may trade sporadically on the over the counter market. We do not intend to apply for listing of the Contingent Dividend Rights on any stock exchange or Nasdaq. There is no guarantee that a liquid market will develop for trading in the Contingent Dividend Rights.

Conditions to Closing

Our obligations to consummate the Transaction are subject to the satisfaction, on or prior to the closing, of each of the following conditions, among others, any of which we may waive:

•	The continued accuracy of all of TWC’s representations and warranties in the Contribution Agreement;

•	TWC’s performance in all material respects of all covenants and obligations in the Contribution Agreement required to be performed by TWC on or prior to the closing date;

•	No legal proceeding that, if determined adversely, could reasonably be expected to have a material adverse effect on TWC, will be pending against TWC, except as disclosed to us in writing prior to the date of the Contribution Agreement;

•	Since the date of the Contribution Agreement, there shall not have occurred any events or changes (other than those contemplated under the Contribution Agreement) which (i) have had or could reasonably be expected to, individually or in the aggregate, have a material adverse effect on TWC, (ii) have materially adversely affected TWC’s ability to produce or acquire motion pictures or perform any of its obligations under the Contribution Agreement or the Distribution Agreement, or (iii) have materially adversely affected TWC’s film release schedule;

•	TWC shall have executed and delivered the Distribution Agreement, and there shall have occurred no events or changes which have had or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on TWC’s ability to deliver products under the Distribution Agreement or otherwise perform its material obligations under the Distribution Agreement;

•	TWC shall have executed and delivered the LLC Agreement, which shall be the limited liability company agreement of the Distributor immediately following the closing; and

•	The Distributor shall have executed and delivered the Services Agreement described below under “Additional Agreements Related to the Transaction”.

TWC’s obligations to consummate the Transaction are subject to the satisfaction, on or prior to the closing, of each of the following conditions, among others, any of which we may waived:

•	The continued accuracy of all of our representations and warranties in the Contribution Agreement;

•	Our performance in all material respects of all covenants and obligations in the Contribution Agreement required to be performed by us on or prior to the closing date;

•	No material legal proceeding, and no legal proceeding initiated by a stockholder of Genius Products relating to the complainant’s rights as a stockholder of Genius Products, shall be pending against us, except as disclosed in any of our reports filed with the SEC during calendar year 2005 and prior to the date of the Contribution Agreement;

•	Since the date of the Contribution Agreement, there shall not have occurred any events or changes (other than those contemplated under the Contribution Agreement or any of the other transaction agreements) which have had or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on us;

•	We shall have issued 100 shares of Class W Preferred Stock to or as directed by TWC or an affiliate of TWC, as described above under “Series W Preferred Stock To Be Issued To TWC”;

•	We shall have executed and delivered the Registration Right Agreement described below under “Additional Agreements Related to the Transaction”;

•	We shall have executed and delivered the LLC Agreement, which shall be the limited liability company agreement of the Distributor immediately following the closing;

•	The employment agreements of Trevor Drinkwater, Rodney Satterwhite, Michael Radiloff and certain other individuals agreed to by Genius Products and TWC, or the amendments thereto, shall be in full force and effect;

•	The opinion of Jefferies & Company, Inc. shall not have been modified or withdrawn;

•	The holders of a majority of our outstanding common stock shall have approved the Transaction and related matters;

•	The amended and restated certificate of incorporation attached hereto as Appendix E shall have been duly filed with the Delaware Secretary of State;

•	Our board of directors shall comprise seven members, five of whom shall have been designated by TWC or an affiliate of TWC in accordance with the amended and restated certificate of incorporation;

•	Genius Products shall have received and have available to it not less than $25 million in cash from new equity financing, with the proceeds available for immediate use by and contributed to the Distributor, on terms and conditions not less favorable to Genius Products or the Distributor in any respect from those contained in the financing commitments previously delivered to TWC. In order to be able to satisfy this closing condition, on December 6, 2005, we completed a $32 million private placement financing in which we issued 16,000,000 shares of our common stock and five-year warrants to purchase 4,800,000 shares of common stock with an exercise price of $2.40 per share;

•	Genius Products shall have received a binding director’s and officer’s liability policy of insurance on terms and conditions, and with applicable coverages and exclusions, in such amounts as have been previously agreed by Genius Products and TWC;

•	All Excluded Liabilities of any of our subsidiaries shall have been transferred to, and assumed by, Genius Products, in a manner contemplated by the Contribution Agreement or the transaction agreements; and

•	All consents, waivers or approvals required to be obtained in connection with the consummation of the transactions contemplated by the Contribution Agreement shall have been obtained, except where the failure to receive such consents, waivers or approvals would not have a material adverse effect on Genius Products or TWC.

Each party’s obligations to consummate the Transaction are subject to the satisfaction, on or prior to the closing, of each of the following conditions, among others, any of which we may waived:

•	The Contribution Agreement and the transactions contemplated thereby, including the amended and restated certificate of incorporation in the form of Appendix E attached hereto, shall have been approved by the requisite vote of our stockholders;

•	All waiting periods (and any extensions thereof) applicable to the Transaction under federal antitrust laws shall have expired or been terminated. This condition was satisfied on March 6, 2006 when we received notification from the FTC that the U.S. Department of Justice and the FTC have granted early termination of the waiting period under the HSR Act with respect to the Transaction;

•	All consents, waivers or approvals required to be obtained in connection with the consummation of the transactions contemplated by the Contribution Agreement shall have been obtained, except where the failure to receive such consents, waivers or approvals would not have a material adverse effect on Genius Products or TWC; and

•	There shall not be in effect any order issued by any governmental authority preventing the consummation of the transactions contemplated by the Contribution Agreement, nor shall any legal proceeding be pending that seeks any of the foregoing. There shall not be any legal requirement prohibiting the parties from consummating the transactions contemplated by the Contribution Agreement.

Termination

At any time prior to the closing, the Contribution Agreement may be terminated by the mutual written consent of Genius Products and TWC, or by Genius Products or TWC by delivery of written notice to the other explaining the reason for such termination (without prejudice to other remedies which may be available to the parties under this Agreement, at law or in equity):

•	by either Genius Products or TWC if (i) the non-terminating party is in material breach of any material covenant contained in the Contribution Agreement and such breach shall not have been cured within fifteen (15) days of receipt by such party of written notice from the terminating party of such breach and (ii) the terminating party is not, on the date of termination, in material breach of any material covenant contained in the Contribution Agreement;

•	by either Genius Products or TWC if (i) the closing has not occurred on or prior to May 31, 2006 for any reason and (ii) the terminating party is not, on the date of termination, in material breach of any material provision of the Contribution Agreement;

•	by either Genius Products or TWC if, at our stockholders’ meeting (or any adjournment or postponement thereof), the requisite vote of our stockholders do not approve the Contribution Agreement and the transactions contemplated hereby, including approving the amended and restated certificate of incorporation in the form attached hereto as Appendix E;

•	by TWC if (i) our board of directors or a committee withdraws or modifies its approval of the Transaction or approves a competing transaction or letter of intent or other agreement relating to a competing transaction (each such item, an “Adverse Recommendation Change”), (ii) the board of directors of Genius Products or any committee thereof fails to recommend (or reconfirm its recommendation promptly upon request) to our stockholders that they give the required approvals, (iii) tender or exchange offer or other solicitation or proposal that would constitute an alternative competing transaction proposal is commenced on or after the date of the Contribution Agreement and our board of directors or any committee thereof fails to recommend against acceptance of such tender or exchange offer or other solicitation or proposal by our stockholders (including by means of taking no position with respect to the acceptance of such tender or exchange offer by our stockholders) within ten business days from the commencement thereof or (iv) our board of directors or any committee thereof resolves to take any of the foregoing actions;

•	by TWC if Genius Products gives TWC a Termination Notice, as contemplated below;

•	by Genius Products if the board of TWC or its affiliates, or any committee thereof, whether or not permitted pursuant to the terms hereof, revokes, amends, modifies, withdraws or otherwise changes its approval or recommendation of advisability of the Contribution Agreement or the transactions contemplated hereby or resolves to take any such actions;

•	by Genius Products if (i) our board of directors has received a superior proposal; (ii) in light of such superior proposal our board of directors shall have determined in good faith, after consultation with outside counsel, that it is necessary for our board of directors to withdraw or modify its approval or recommendation of the Contribution Agreement or transactions contemplated hereby in order to comply with its fiduciary duty to our stockholders under applicable legal requirements (any such determination, a “Superior Proposal Determination”); (iii) Genius Products has notified TWC in writing that it has made a Superior Proposal Determination (a “Termination Notice”) and shall have provided to TWC in writing the final terms and conditions of, such Superior Genius Proposal; (iv) Genius Products is in compliance with the exclusive dealing requirements described above; (v) Genius Products has previously paid or concurrently pays the fees and expenses due as described below; and (vi) our board of directors concurrently approves, and Genius concurrently or promptly thereafter enters into, a definitive agreement providing for the implementation of such Superior Genius Proposal, provided that it has complied with all of the foregoing provisions, including the notice provision; or

•	by TWC if (i) Genius Products announces its intention to disclose publicly any confidential, proprietary or other non-public information of, regarding or affecting TWC or any of its affiliates or any of their respective officers, directors, members or managers or (ii) any of such information is required to be disclosed pursuant to any legal requirement, which disclosure described in (i) or (ii), or the effects thereof, will be or could reasonably be likely to be, in the reasonable judgment of TWC, materially adverse to TWC or any of its affiliates or any of their respective officers, directors, members or managers.

Termination Fees

Genius Products is required to pay to TWC or its designee a fee in the amount of $4,000,000 (the “Genius Termination Fee”) which shall be inclusive of reasonable and customary out-of-pocket costs and expenses (including, without limitation, costs or expenses of lenders, legal counsel, investment bankers, consultants, accountants and other advisors) paid or incurred in connection with consummating the transactions contemplated by this Agreement (“TWC Expenses”), if:

•	Genius Products terminates the Contribution Agreement based in our board’s receipt of a superior proposal, as described above, or TWC terminates the Contribution Agreement based in our board’s receipt of a superior proposal;

•	TWC terminates the Contribution Agreement because of our uncured material breach (so long as the breach or failure to perform giving rise to such right of termination was a willful and knowing breach or failure to perform);

•	TWC terminates the Contribution Agreement under the circumstance in which (i) our board of directors or a committee withdraws or modifies its approval of the Transaction or approves a competing transaction or letter of intent or other agreement relating to a competing transaction (each such item, an “Adverse Recommendation Change”), (ii) the board of directors of Genius Products or any committee thereof fails to recommend (or reconfirm its recommendation promptly upon request) to our stockholders that they give the required approvals, (iii) a tender or exchange offer or other solicitation or proposal that would constitute an alternative competing transaction proposal is commenced on or after the date of the Contribution Agreement and our board of directors or any committee thereof fails to recommend against acceptance of such tender or exchange offer or other solicitation or proposal by our stockholders (including by means of taking no position with respect to the acceptance of such tender or exchange offer by our stockholders) within ten business days from the commencement thereof or (iv) our board of directors or any committee thereof resolves to take any of the foregoing actions; or

•	Genius Products or TWC terminates the Contribution Agreement because the closing has not occurred on or prior to May 31, 2006, but only if (A) a competing transaction proposal shall have been publicly disclosed or disclosed to Genius prior to May 31, 2006 and (B) within 12 months after such termination Genius Products (or any of our subsidiaries) enters into a definitive agreement with respect to a superior proposal with the person or group (or any affiliate of such person or any member of such group) that made the competing transaction proposal referred to in clause (A) above, or consummates a transaction that constitutes a superior proposal with such person or group (or any affiliate of such person or any member of such group).

Genius Products will pay to TWC or its designee an amount necessary to reimburse TWC for its TWC Expenses, not to exceed $750,000, if Genius Products or TWC terminates the Contribution Agreement because (i) our stockholders do not approve the Transaction and our proposed amended and restated certificate of incorporation, or (ii) we announce our intention to disclose confidential information or such information is required to be disclosed, as described above.

Genius Products will pay to TWC or its designee the Genius Termination Fee less the amount of TWC Expenses paid as described above if Genius Products or TWC terminates the Contribution Agreement because our stockholders do not approve the Transaction and our proposed amended and restated certificate of incorporation, but only if (A) a competing transaction proposal shall have been publicly disclosed prior to the meeting of our stockholders to approve the Transaction, and (B) within 12 months after such termination Genius Products (or any of our subsidiaries) enters into a definitive agreement with respect to, or consummates, a competing transaction proposal.

Survival of Covenants, Representations and Warranties

The covenants and agreements contained in the Contribution Agreement will survive until satisfied unless the Contribution Agreement explicitly provides for a specific termination date. All representations and warranties of the parties to the Contribution Agreement or any other agreement relating to the Transaction will survive the closing and terminate on the 18 month anniversary of the closing date (the “Survival Date”); provided, that:

•	certain representations and warranties of the parties will survive until 90 days after all applicable statutes of limitations, including waivers and extensions, have expired, including representations and warranties relating to organization and qualification, subsidiaries, authority, capitalization, tax matters, the Foreign Corrupt Practices Act and no prior activities; and

•	any claim for indemnification based upon a breach of any such representation or warranty and asserted prior to the Survival Date by written notice will survive until final resolution of such claim.

If an indemnification claim or claims are asserted prior to the expiration of the representation or warranty that is the basis for that claim or claims, then those claims will survive until their final resolution.

Indemnification by TWC

Subject to the limitations described below, TWC is required to indemnify, defend and hold harmless the Distributor, Genius Products and its affiliates and their respective representatives (all such persons being referred to hereinafter as a “Genius Indemnified Person”) from and against any and all damages, whether or not involving a third party claim, including attorneys’ fees (collectively, “Genius Damages”), arising out of, relating to or resulting from:

•	any breach of a representation or warranty of TWC contained in the Contribution Agreement or in any other agreement relating to the Transaction;

•	any breach of or failure to perform a covenant of TWC contained in the Contribution Agreement or in any other agreement relating to the Transaction; and

•	any “Excluded Distributor Liability” as such term is defined in the Contribution Agreement, which includes certain liabilities of The Weinstein Company Funding LLC which may arise outside of the context of its business as the Distributor. Such indemnification for “Excluded Distributor Liabilities” will be eliminated if TWC elects prior to the closing to substitute a newly formed Delaware limited liability company as the Distributor in place of The Weinstein Company Funding LLC, as discussed above under “—Creation of New Distributor”.

Indemnification by Genius Products

Subject to the limitations described below, Genius Products is required to indemnify, defend and hold harmless the Distributor and TWC and its affiliates and their respective (all such persons being referred to hereinafter as a “TWC Indemnified Person”), from and against any and all damages, whether or not involving a third-party claim, including attorneys’ fees (collectively, “TWC Damages”), arising out of, relating to or resulting from

•	any breach of a representation or warranty of Genius Products contained in the Contribution Agreement or in any other agreement relating to the Transaction;

•	any breach of or failure to perform a covenant of Genius Products contained in the Contribution Agreement or in any other agreement relating to the Transaction; and

•	any Excluded Liability, paid, payable or asserted against the Distributor or any TWC Indemnified Person or to which the Distributor or any TWC Indemnified Person may become subject.

Limitations on Indemnification

Notwithstanding anything herein to the contrary, TWC will not be obligated to indemnify any Genius Indemnified Person to the extent that the aggregate of all Genius Damages exceeds $15,000,000 (the “Indemnification Cap”). However, the Indemnification Cap will not apply to any TWC indemnification obligation arising out of, relating to or resulting from (i) fraud or intentional misrepresentation or breach of warranty by TWC or (ii) an Excluded Distributor Liability.

Genius Products shall not be obligated to indemnify any TWC Indemnified Person to the extent that the aggregate of all TWC Damages exceeds the Indemnification Cap. However, the Indemnification Cap will not apply to any indemnification obligation arising out of, relating to or resulting from (i) fraud or intentional misrepresentation or breach of warranty by Genius, (ii) with respect to breaches of particular representations and warranties specified in the Contribution Agreement or (iii) any Excluded Liabilities.

Genius Products will not be entitled to seek indemnification for Genius Damages unless and until the aggregate amount of all Genius Damages exceeds $200,000 (the “Threshold Amount”), at which point TWC will be liable for all Genius Damages in excess of the Threshold Amount, subject to the other provisions of the Contribution Agreement. However, the Threshold Amount will not apply (i) with respect to breaches of particular representations and warranties specified in the Contribution Agreement, (ii) in cases of fraud or intentional misrepresentation, or (iii) any Excluded Distributor Liability, as described under “—Indemnification by TWC”.

The Distributor or TWC will not be entitled to seek indemnification for TWC Damages arising out of breaches of representations and warranties unless and until the aggregate amount of all TWC Damages exceeds the Threshold Amount, at which point Genius Products will be liable for all TWC Damages in excess of the threshold amount, subject to the other provisions of the Contribution Agreement. However, the Threshold Amount will not apply (i) with respect to breaches of particular representations and warranties specified in the Contribution Agreement, (ii) in cases of fraud or intentional misrepresentation and (iii) with respect to any Excluded Liabilities.

If, following the closing of the Transaction, (i) Genius Products conducts a debt or equity financing in order to raise funds to satisfy an indemnification obligation of Genius Products under the Contribution Agreement, then the ratio setting forth the number of shares of our common stock into which Class W Units may be converted or exchanged at any time will be adjusted, as provided in the LLC Agreement or (ii) the Distributor satisfies directly any liability for which it is entitled to indemnification by Genius Products under the Contribution Agreement, then additional Class W Units will be issuable by the LLC Agreement, as provided in the LLC Agreement.

Expenses

Subject to the termination fee provisions describe above, whether or not the Transaction is consummated, each party is required to pay it own costs and expenses in connection with the Contribution Agreement and the related agreements, including without limitation the fees and expenses of its advisers, accountants and legal counsel. However, the parties will share equally all fees and expenses incurred in connection with any filings under federal antitrust laws. If the closing occurs, all costs and expenses of Genius Products and TWC incurred in connection with the Contribution Agreement and the other related agreements will be paid or reimbursed by the Distributor.

3. The LLC Agreement

This section of the Proxy Statement describes selected portions of the LLC Agreement. References below to “members” of the Distributor refer to persons admitted to the Distributor as members in accordance with the Delaware Limited Liability Company Act. The LLC Agreement provides that the initial members of the Distributor will be Genius Products, TWC Holdings and a first-tier subsidiary.

References below to the “managing member” of the Distributor refer to the member responsible for managing the Distributor. The initial managing member will be Genius Products. TWC Holdings or its designee will become the managing member of the Distributor, instead of Genius Products, if we become insolvent or bankrupt, if we violate the membership interest transfer restrictions in the LLC Agreement or a lender forecloses on a security interest granted with respect to our Class G Units in the Distributor. See below under the section entitled, “Transfer of Interests”.

Purposes of the Distributor

The purpose of the Distributor will be to:

•	distribute certain home video products of TWC and perform marketing, promotion and advertising services in connection with that distribution, pursuant to the terms of the Distribution Agreement

•	engage in the business currently conducted by Genius Products; and

•	conduct such other lawful acts, businesses or activities as the managing member and the holders of a majority of the outstanding Class W Units may agree in their sole discretion.

The Distributor will have the power to do any and all acts necessary or advisable for the furtherance of its business and activities.

Term

The term of the Distributor will be perpetual, unless earlier terminated following the occurrence of any event identified in the provisions of the LLC Agreement relating to the dissolution and winding up of the Distributor. Upon such event, the Distributor will be dissolved and its affairs wound up in accordance with such provisions.

Remuneration to Members

No member will receive any interest, salary, compensation, draw or reimbursement with respect to its capital contributions or its capital account. A member may receive compensation or reimbursement for services rendered or expenses incurred on behalf of the Distributor or otherwise in its capacity as a member, as provided in or contemplated by the LLC Agreement or as may otherwise be authorized by the managing member subject to Class W Prior Approval, as defined below under “Limitations on the Authority of the Managing Member”. Genius Products will not be entitled to any compensation for services rendered to the Distributor solely in its capacity as managing member, except for reimbursement for reasonable expenses actually incurred by it on behalf of the Distributor.

Voting Rights

Except as provided in the LLC Agreement or the certificate of formation, members will have no voting, approval or consent rights with respect to any matter, act, decision or document involving the Distributor or its business.

Admission of Additional Members

No new or substitute members may be admitted to the Distributor, except in accordance with the approval requirements and transfer restrictions set forth in the LLC Agreement, as described below. Unless so admitted to the Distributor as a member, no person will be, or will be considered, a member. The Distributor may elect to deal only with persons so admitted as members (including their duly authorized representatives).

Withdrawals or Resignations

No Member may withdraw or resign from the Company except pursuant to the provisions of the LLC Agreement relating to transfers of interests, as described below.

Members’ Meetings; Quorum; Votes

The managing member, any member holding thirty percent (30%) or more of the outstanding units of the Distributor or the holders of a majority of outstanding Class W Units, may call for a meeting of the members from time to time by written notice to the other members; provided, however, that meetings of the members will not otherwise be required. At any members’ meeting, the managing member will appoint a person to preside at the meeting and a person to act as secretary of the meeting. The secretary of the meeting will prepare minutes of the meeting, which will be placed in the minute books of the Company. The members may act without a meeting if the action to be taken is reduced to writing and approved and signed in advance by members holding units sufficient to authorize or take such action at a meeting of the members. The presence in person or by proxy of members holding a majority of the outstanding units, including members holding a majority of the outstanding Class W Units, will constitute a quorum for any meeting of members. Unless otherwise provided herein or under applicable law, each member will be entitled to cast one vote for each unit it holds. Except as otherwise provided in the LLC Agreement, the affirmative vote of a majority of the outstanding units will be effective to take any action by the members.

Devotion of Time; Company Opportunities; Other Activities

Genius Products is required to devote all of its time and business efforts to (the “Genius Permitted Activities”):

•	promoting the business and interests of the LLC, including serving as the managing member under the LLC Agreement, conducting financing activities in furtherance of the business of the Distributor and performing its obligations under the LLC Agreement and under the Contribution Agreement;

•	holding the Class G Units and enforcing, fulfilling and managing Genius Products’ rights, duties, liabilities and obligations as a member holding Class G Units;

•	maintaining the status of Genius Products as a public reporting company with publicly traded securities;

•	prosecuting, enforcing, exploiting, defending, settling, fulfilling and managing our rights, duties, liabilities and obligations arising in, under or from any of (i) the Excluded Assets, Excluded Liabilities or Contingent Dividend Rights, as described above under “—The Contribution Agreement,” (ii) such other assets, liabilities and agreements that Genius may acquire or become subject to, and (iii) such securities as Genius Products may issue;

•	conducting Genius Capital Transactions solely to fund activities of Genius Products that are not provided for or reimbursed by the Distributor, provided that such activities constitute Genius Permitted Activities other than under this paragraph (collectively, “Genius Exclusive Capital Transactions”);

•	complying with all legal requirements (as such term is defined in the Contribution Agreement) that Genius Products is or may become subject to; and

•	doing everything necessary, suitable, convenient or proper for, or in connection with, or incident to, the accomplishment of any of the foregoing activities.

Except for Genius Permitted Activities, Genius Products is not permitted to engage in any other business or conduct any other activities.

TWC Holdings, its affiliates and their respective officers, directors, members, managers, employees, partners and agents (the “TWC Persons”), will devote whatever time, effort and skill as they deem appropriate for the operation of the Distributor. Notwithstanding any duty (contractual, fiduciary or otherwise) existing at law or in equity, the TWC Persons are free to own interests in other businesses and undertakings and to pursue and engage other businesses, investments, activities and opportunities (collectively, “Other Interests”). The Distributor and the managing member are fully aware that the TWC Persons are engaged, and in the future will be engaged, in and conduct Other Interests which are, directly or indirectly, in competition with the Distributor or with each other, including as contemplated below under “Content Acquisition Opportunities”.

Other than as expressly set forth in the Distribution Agreement, notwithstanding any duty (contractual, fiduciary or otherwise) existing at law or in equity, neither TWC Holdings nor any TWC Person will have any obligation to offer the Distributor, the managing member or any other member or their respective affiliates any Other Interests or the right to participate therein.

None of the Distributor, the managing member nor their respective affiliates will have any rights in any Other Interests in which TWC Holdings or any TWC Person engages outside of the Distributor by virtue of TWC Holdings’ or any TWC Person’s relationship to the Distributor or otherwise. Notwithstanding any duty (contractual, fiduciary or otherwise) existing at law or in equity, TWC Holdings and the TWC Persons will not be required to disclose to the Distributor, the managing member or any other member the existence or nature of any such Other Interests. The Distributor, the managing member and each member will waive any conflict of interest related to such Other Interests, and the Distributor, the managing member and each member will agree that it will have no claim under fiduciary duty or any other principles to such Other Interests.

Content Acquisition Opportunities

The Distributor and the managing member agree that it is intended that the Distributor will not engage in Content Acquisition Opportunities (as defined below), other than as described below and as provided in the LLC Agreement. The term “Content Acquisition Opportunity” means the acquisition of any distribution or other rights in any audio, visual and/or audiovisual works of any kind or character, including, without limitation, motion pictures.

If the managing member or the Distributor is presented with a Content Acquisition Opportunity, the Distributor or the managing member, as applicable, will promptly present such Content Acquisition Opportunity to TWC Holdings and TWC Holdings or any of the TWC Persons designated by TWC Holdings will have the right to engage in the Content Acquisition Opportunity as provided herein.

If TWC Holdings or any such TWC Person determines to engage in the Content Acquisition Opportunity, then, notwithstanding any duty (contractual, fiduciary or otherwise) existing at law or in equity, it may do so on whatever terms it deems appropriate without any further obligation to the Company (other than under the Distribution Agreement) or the managing member, and the Distributor and the managing member will be prohibited from engaging in such Content Acquisition Opportunity.

If TWC Holdings notifies the Distributor that it or the designated TWC Persons do not desire to engage in such Content Acquisition Opportunity, or if TWC or the designated TWC Person does not respond within the required time period, then the Distributor (but not the managing member) will be free to engage in such Content Acquisition Opportunity for its own account without any further obligation to TWC Holdings, subject to any applicable required approvals described below under “Limitations on the Authority of the Managing Member”.

However, if the terms or elements of the Content Acquisition Opportunity are modified so as to differ from the terms presented to TWC Holdings in any material respect that is more favorable to the Distributor, the Distributor and the managing member will be required to again present the Content Acquisition Opportunity to TWC in accordance with these provisions. Neither TWC Holdings nor any TWC Person will have any obligation to present any Content Acquisition Opportunity to the Distributor or Genius Products.

For the avoidance of doubt, notwithstanding any duty (contractual, fiduciary or otherwise) existing at law or in equity, neither TWC Holdings nor any TWC Person will have any obligation to present any Content Acquisition Opportunity to the Distributor or the managing member.

Notwithstanding the foregoing, Genius Products and the managing member will not be required to offer any Content Acquisition Opportunity that both:

•	is consistent with the business currently conducted by Genius Products; and

•	requires aggregate fixed payments (e.g., advances, fixed purchase price, etc.) of less than $75,000 for any individual acquisition or series of related acquisitions. However, in no event will all fixed payments related to such qualifying Content Acquisition Opportunities in any year exceed the lesser of (a) $2,000,000 in the aggregate or (b) the amount budgeted for acquisitions as set forth in the Distributor’s annual budget.

Notwithstanding the business currently conducted by Genius Products, the Distributor is not permitted to enter into any Content Acquisition Opportunity that is competitive with TWC Holdings’ business (e.g., feature films) and is not permitted to enter into any such Content Acquisition Opportunity without specific prior written approval from TWC Holdings and without first presenting such Content Acquisition Opportunity to TWC Holdings as described above.

Any Content Acquisition Opportunity entered into by the Distributor is required to be on customary industry terms (e.g., customary royalties or distribution fees) and the Distributor will not structure any Content Acquisition Opportunity so as to avoid or circumvent its obligation to offer such Content Acquisition Opportunity to TWC Holdings or the TWC Persons or otherwise in a manner that frustrates the intent of the requirements of the LLC Agreement, including but not limited to offering terms that are not consistent with industry standards. By way of example, the Distributor is not permitted to achieve an advance within the $75,000 and $2 million limits set forth above by offering non-standard terms in other areas, such as higher than customary royalties or lower than customary distribution fees.

The provisions described above under this section entitled “Content Acquisition Opportunities” will terminate upon the termination or expiration of the Distribution Agreement (or any successor or replacement agreement with TWC Holdings).

Classes of Units

The total number of Class G Units initially issued to Genius Products will represent 30% of the total units of the Distributor. Additional Class G Units will be granted to such persons, at such times and in such amounts, in accordance with the LLC Agreement and as the managing member may determine with Class W Prior Approval in accordance with the requirements described below under “Limitations on the Authority of the Managing Member”.

The total number of Class W Units initially held by TWC Holdings and a first-tier subsidiary will represent an aggregate of 70% of the total units of the Distributor. Additional Class W Units will be granted to such persons, at such times and in such amounts, as the managing member may determine with Class W Prior Approval in accordance with the requirements described below under “Limitations on the Authority of the Managing Member”.

If the Distributor pays, discharges or otherwise satisfies or assumes any liability or obligation for which it is entitled to indemnification from Genius Products pursuant to the Contribution Agreement, the Distributor will redeem from Genius Products (without any further payment to Genius Products) a number of Class G Units, and issue to the holders of Class W Units (without any further payment by such holders) a number of additional Class W Units, in an amount equal to the following formula:

U = (L * P) / V

where:

U	=	the number of Class G Units to be redeemed from Genius Products and Class W Units to be issued to the holders of Class W Units as described above;

L	=	the amount paid, discharged or otherwise satisfied or assumed by the Distributor in satisfaction of such liability or obligation;

P	=	the percentage interest of the holders of Class W Units immediately prior to the redemption of Genius Products’ Class G Units and the issuance of additional Class W Units as described above; and

V	=	the lesser of the volume weighted 30-day trailing average or the market price of Genius Products’ common stock as of the date of the Distributor’s satisfaction, payment, discharge or assumption of such liability or obligation (whichever occurs first).

If TWC Holdings or any TWC Person pays, discharges or otherwise satisfies or assumes any liability or obligation for which it is entitled to indemnification from Genius Products pursuant to the Contribution Agreement, the Distributor will redeem from Genius Products (without any further payment to Genius Products) a number of Class G Units, and issue to the holders of Class W Units (without any further payment by such holders) a number of additional Class W Units, in an amount equal to the following formula:

U = L / V

where:

U	=	the number of Class G Units to be redeemed from Genius Products and Class W Units to be issued to the holders of Class W Units as described above;

L	=	the amount paid, discharged or otherwise satisfied or assumed by TWC Holdings or any TWC party in satisfaction of such liability or obligation; and

V	=	the lesser of the volume weighted 30-day trailing average or the market price of Genius Products’ common stock as of the date of TWC Holdings’ or any TWC Person’s satisfaction, payment discharge or assumption of such liability or obligation (whichever occurs first).

Examples illustrating how these formulas operate are included in Exhibit 4.1 to the LLC Agreement, a copy of which is attached as Appendix C.

Capital Accounts

A separate capital account will be maintained for each member in accordance with Exhibit D attached to the LLC Agreement. No member will be personally liable for or be required to restore any deficit capital account balance.

Initial Contributions by Genius Products

Concurrently with the execution of the LLC Agreement, Genius will, pursuant to the Contribution Agreement, contribute to the Distributor all of the assets, rights and properties required to be contributed by Genius Products therein, whether tangible or intangible, including its right, title and interest in and to any real property.

Additional Capital Contributions

Genius Products will contribute to the Distributor as an additional capital contribution the net proceeds (including, without limitation, cash, securities, assets or other property) received from any of the following transactions (a “Genius Capital Transaction”):

•	any private placement, public offering or other sale or disposition of our common stock, or securities convertible into or exchangeable for our common stock, or upon the exercise, conversion or exchange of a convertible security; or

•	the sale of property, incurrence of indebtedness, recapitalization or refinancing, or from any other capital raising transaction.

However, the consideration received by Genius Products after the closing from the exercise of options, warrants or other convertible securities that are issued and outstanding as of the closing date (or any property acquired solely with such consideration) will not be required to be contributed to the Distributor. In addition, if the Genius Capital Transaction is the issuance of indebtedness, such indebtedness will not be contributed as capital but instead should be loaned to the Distributor on terms agreed upon by the members.

Not later than three (3) business days following the consummation of any Genius Capital Transaction, Genius Products is required to transfer the net proceeds to the Distributor. Except to the extent that such Genius Capital Transaction constituted an Indemnification Issuance (as defined below) or a Genius Exclusive Capital Transaction or the payment of the exercise price from the exercise, conversion or exchange of a convertible security outstanding on the closing of the Transaction, following receipt of the net proceeds or assets or other value received from a Genius Capital Transaction, the managing member will promptly cause the Distributor to issue to Genius Products a number of additional Class G Units equal to the number of shares of our common stock actually issued in the Genius Capital Transaction covered by the first bullet point under the above definition.

However, if Genius has issued a convertible security in the Genius Capital Transaction, the Distributor will instead provide Genius Products with the contingent right to be issued a number of additional Class G Units only upon the exercise or conversion of such convertible security and contribute to the Distributor the net proceeds received therefrom (the amount of such Class G Units so issuable equal to the number of shares of our common stock actually issued upon such exercise or conversion)

For purposes of calculating the number of additional Class G Units issuable to Genius Products pursuant to this provision, there will be disregarded any (1) declaration or payment of a dividend on our outstanding common stock in our common stock or distribution to holders of our outstanding common stock in shares of our common stock, (2) split or subdivision of our outstanding common stock or (3) reverse stock split or other combination of our common stock into a smaller number of shares of our common stock, that may have occurred after the closing of the Transaction. For example, if there occurs a 2-for-1 stock split of our common stock after the closing of the Transaction and Genius Products thereafter issues 100 new shares in a Genius Capital Transaction, the Distributor would only issue 50 Class G Units in connection with the contribution of net proceeds from that Genius Capital Transaction.

For purposes of clarification, in no event will any Class G Units be issued to Genius Products in connection with an Indemnification Issuance or Genius Exclusive Capital Transaction, whether or not Genius Products contributes the proceeds therefrom to the Distributor. The term “Indemnification Issuance” means our issuance of shares of common stock in connection with the satisfaction of an indemnification obligation to the Distributor or any TWC Person pursuant to the Contribution Agreement.

No member will be required to lend any funds to the Distributor or to make any additional contribution of capital to the Distributor, except as otherwise required by applicable law, any binding agreement entered into after the closing of the Transaction or by the provisions described above in this section entitled, “Additional Capital Contributions”. Any member or affiliate of a member may, with the consent of the managing member and subject to the provisions of the LLC Agreement and any other senior loan, credit or financing agreement of the Distributor, lend or advance money to the Distributor or a subsidiary, make loans to the Distributor or a subsidiary or guaranty any loans made to the Distributor or a subsidiary by a third party lender or any affiliate of any member that is a commercial lending institution, and any such loan or guaranty by a member or an affiliate of a member will not be considered to be a capital contribution unless otherwise provided in the agreement relating to such loan or guaranty or as otherwise determined by the managing member. It is contemplated that the Distributor may engage in borrowing in connection with the operations of its business, provided, however, that Genius Products will not be entitled to create any pledge, lien, encumbrance or restriction of any kind upon its rights or interests under the Distribution Agreement without TWC Holdings’ prior written consent in its sole discretion.

Withdrawal of Capital Contributions

Except as otherwise provided in or contemplated by the LLC Agreement, no member will demand or receive a return of any capital contributions or otherwise withdraw from the Distributor without the consent of all members. Under circumstances requiring a return of any capital contributions, no member will have the right to receive property other than cash except as may be specifically provided herein.

Repurchase of Class W Units

Company Repurchase Right. At any time prior to December 31, 2009, if either:

•	TWC terminates the Distribution Agreement in accordance with the terms described below beginning on page 94 under “—The Distribution Agreement” because the “Annual Video Ratio” is less than 60% or the “Semi-Annual Video Ratio” is less than 60% and the Video Ratio or Semi-Annual Video Ratio, as applicable, giving rise to such termination is more than 50%, (as calculated pursuant to the terms of the Distribution Agreement); or

•	TWC enters bankruptcy and does not (i) continue to substantially perform its obligations under the Distribution Agreement, or (ii) provide for TWC’s obligations being assumed under the Distribution Agreement by or through a successor, affiliate or other person;

then, in either such case, the Distributor may repurchase from TWC Holdings and a first-tier subsidiary (proportionally in accordance with their respective percentage interests) a portion of the Class W Units owned by them on the closing of the Transaction as provided below (the “Company Repurchase Right”).

The purchase price to be paid to TWC Holdings and a first-tier subsidiary for the repurchase of Class W Units upon the exercise of the Company Repurchase Right will be an amount equal to 75% of the cash amount that TWC Holdings and a first-tier subsidiary would receive upon a redemption of tendered units as described below under “Redemption of Holder of Class W Units”, where the number of tendered units will be deemed to equal the number of Class W Units to be repurchased.

The portion of the Class W Units subject to the Company Repurchase Right during any calendar year will be determined as follows:

Year of Term	Portion of Units Subject to Repurchase
1/1/06 – 12/31/06	60%
1/1/07 – 12/31/07	30%
1/1/08 – 12/31/08	20%
1/1/09 – 12/31/09	10%

No Company Repurchase Right. For purposes of clarification, if at any time prior to December 31, 2009, TWC terminates the Distribution Agreement for the reasons described above and at the Annual Video Ratio or Semi-Annual Video Ratio, as applicable, giving rise to such termination is less than 50% (as calculated pursuant to the terms of the Distribution Agreement), then the Distributor will have no Company Repurchase Right to repurchase any portion of the Class W Units then held by TWC Holdings and a first-tier subsidiary.

Repurchase Procedure. The managing member will determine in its discretion whether the Distributor will exercise the Company Repurchase Right by the majority vote of Genius Products’ independent board members. Promptly following any termination of the Distribution Agreement giving rise to the Company Repurchase Right, but in any event within fifteen (15) business days thereafter (the “Repurchase Right Expiration Date”), the Distributor will send a written notice (the “Repurchase Notice”) to TWC Holdings and a first-tier subsidiary setting forth: (i) whether the Distributor is exercising its Company Repurchase Right, (ii) the portion of TWC Holdings’ and a first-tier subsidiary’s Class W Units then subject to the Company Repurchase Right that the Distributor wishes to repurchase and (iii) the managing member’s calculation of the higher of the volume weighted 30-day trailing average or the market price for the Class W Units that it is offering to repurchase, and its methodology in arriving at such calculation. Following receipt of the Repurchase Notice, TWC Holdings will confirm the managing member’s calculation of the higher of the volume weighted 30-day trailing average or the market price to be paid for the Class W Units then being repurchased, and TWC Holdings and the managing member will in good faith agree upon the date of the closing for such repurchase, such closing to occur not later than sixty (60) days after the Repurchase Right Expiration Date.

At the closing of the Distributor’s repurchase of TWC Holdings’ and a first-tier subsidiary’s Class W Units, the Distributor will deliver the repurchase price to be paid for the Class W Units being repurchased to or as directed by TWC Holdings in immediately available funds by wire transfer or certified check. The Company Repurchase Right will terminate and be of no further force or effect if the Distributor has not exercised that right on or before the Repurchase Right Expiration Date, and any Class W Units for which the Distributor does not exercise its Company Repurchase Right as indicated in a Repurchase Notice will no longer be subject to a Company Repurchase Right and will be held by TWC Holdings and a first-tier subsidiary free and clear of any claims or rights in favor of the Distributor arising under the repurchase provisions described above.

Disputes Regarding Termination. Any disputes regarding a termination of the Distributor’s rights to distribute covered product under the Distribution Agreement will be resolved pursuant to the terms of the Distribution Agreement and not under the LLC Agreement. Unless grounds exist to exercise the Company Repurchase Right other than termination of the Distribution Agreement (i.e., a repurchase triggered by the circumstance described in the second bullet point above under “Company Repurchase Right”), until the final resolution of any such dispute, the Distributor may not exercise its Company Repurchase Right with respect to any portion of TWC Holdings’ and a first-tier subsidiary’s Class W Units as otherwise provided above, and they will retain full title and ownership of all Class W Units then held by them, free and clear of any liens, claims, encumbrances or rights of set off of any kind, and will be entitled to exercise all of its rights and receive all of the benefits as a holder of all of its Class W Units hereunder (including, without limitation, the right to receive distributions or to decide upon a Class W Prior Approval). The repurchase procedures upon exercise of a Company Repurchase Right (other than the running of the period for the managing member’s determination of whether to exercise the Company Repurchase Right that ends on the Repurchase Right Expiration Date) will be stayed until the final resolution of any suit properly filed by the Distributor or TWC in good faith pursuant to the terms of the Distribution Agreement and thereafter actively prosecuted that disputes or seeks declaratory relief regarding TWC Holdings’ right to terminate the Distribution Agreement. Notwithstanding any dispute regarding a termination of the Distribution Agreement that may have occurred or be ongoing, the valuation date for the determination of the cash amount payable upon exercise of a Company Repurchase Right will be the date of the event giving rise to the Company Repurchase Right.

Redemption Rights of Holder of Class W Units

Each holder of Class W Units will have the right (subject to the terms and conditions set forth herein) to require the Distributor to redeem all or a portion of the Class W Units held by such Tendering Party (as defined below) and not subject to a Company Repurchase Right under the provisions described above (such Class W Units being hereafter “Tendered Units”) in exchange (a “Redemption”) for a number of shares of our common stock calculated as determined below.

Any Redemption will be exercised pursuant to a Notice of Redemption (as defined below) delivered to the Distributor and the managing member by TWC Holdings when TWC Holdings exercises the Redemption right on behalf of itself, as a holder of Class W Units, or on behalf of another holder of Class W Units (such party, the “Tendering Party”). The Tendering Party shall submit such information, certification or affidavit as the managing member may reasonably require in connection with the restrictions and limitations of our certificate of incorporation to any such acquisition.

On the Specified Redemption Date (as defined below) the Tendering Party will transfer such number of the Tendered Units to the Distributor in exchange for a number of shares of our common stock (and rights, if applicable) equal to the Genius Common Stock Amount on the Specified Redemption Date.

As used in the LLC Agreement:

•	the term “Notice of Redemption” means any notice given from time to time to the Distributor by a holder of Class W Units that such holder elects to exercise its right (subject to the terms and conditions set forth herein) to require the Distributor to redeem the number of Class W Units held by such holder as specified in such notice. However, no Notice of Redemption may be given prior to the one-year anniversary of the closing of the Transaction.

•	the term “Specified Redemption Date” means the later of (i) the tenth business day after the receipt by the managing member of a Notice of Redemption or (ii) in the case the managing member elects (with the Tendering Party’s consent as provided below) to conduct an Offering Funding (as defined below), the business day following the date of the closing of the Offering Funding. However, the Specified Redemption Date, as well as the closing of a Redemption, or an acquisition of Tendered Units by the Distributor with cash as described below, on any Specified Redemption Date, may be deferred, in the managing member’s sole and absolute discretion, for up to 60 days in the aggregate as may reasonably be required to effect, as applicable, compliance with federal securities laws or other applicable laws.

•	the term “Genius Common Stock Amount” means a number of shares of our common stock equal to the product of (i) the number of Tendered Units and (ii) the Adjustment Factor (as defined below). The Genius Common Stock Amount is subject to appropriate adjustment if we issue to holders of our common stock certain rights, options, warrants or convertible or exchangeable securities, or other securities or property.

•	the term “Adjustment Factor” means 1.0, subject to appropriate adjustment for dividends, stock splits, reverse stock splits, distributions, Indemnification Issuances, certain stock issuances and other items specified in the definition contained in the LLC Agreement. For illustrative purposes, examples of adjustments to the Adjustment Factor are set forth on Exhibit C attached to the LLC Agreement. A copy of the LLC Agreement (including Exhibit C attached to the LLC Agreement) is attached to this Proxy Statement as Appendix C.

Genius Products unconditionally agrees to deliver to the Distributor such number of shares of our common stock (and rights, if applicable) sufficient to enable the Distributor to meet its obligation under these provisions. The Genius Common Stock Amount will be delivered to the Distributor and issued in the name of the Tendering Party on the Specified Redemption Date. The shares of our common stock issued pursuant to these provisions will bear registration rights under the Registration Rights Agreement described below in the section entitled, “Additional Agreements Related to the Transaction—Registration Rights Agreement”.

Notwithstanding anything to the contrary contained above, if a Tendering Party receives shares of our common stock as provided above, and after the receipt of such shares, Genius Products takes actions that would have caused an adjustment to the Adjustment Factor if such actions had occurred prior to the issuance of the shares to the Tendering Party, then the managing member will cause additional shares to be issued to the Tendering Party to the same extent as if the Adjustment Factor had been so adjusted at the time of the original issuance.

Notwithstanding the foregoing, at the request of the Distributor and with the consent of the Tendering Party, which may be withheld in the Tendering Party’s sole discretion:

•	The Distributor may deliver to the Tendering Party an amount equal to the Cash Amount (as defined below) in lieu of the Genius Common Stock Amount payable on the Specified Redemption Date; or

•	the managing member on behalf of the Distributor may elect to raise funds for the payment of the Cash Amount either (i) by contribution by Genius Products of funds from the proceeds of a private placement or registered public offering (each, an “Offering Funding”) by Genius Products of a number of shares of our common stock (“Offering Funding Shares”) or (ii) from any other sources (including, but not limited to, the sale of any property and the incurrence of additional debt) available to Genius Products or the Distributor.

As used in the LLC Agreement, the term “Cash Amount” means an amount of cash equal to the product of (i) the greater of the volume weighted 30-day trailing average or market price of a share of our common stock and (b) the Genius Common Stock Amount, determined as of the applicable Valuation Date.

Promptly upon the Distributor’s receipt of the Notice of Redemption, the managing member will give notice (a “Single Funding Notice”) to all holders of Class W Units and having Redemption rights pursuant to the provisions described above and request that TWC Holdings elect whether or not to effect a Redemption of any such holders’ Class W Units to be funded through an Offering Funding (if an Offering Funding has been requested by the Distributor) or otherwise.

If TWC Holdings elects to effect such a Redemption on behalf of any such holder of Class W Units (including itself), it will give notice thereof and of the number of Class W Units to be made subject thereto in writing to the managing member within 10 business days after receipt of the Single Funding Notice, and such holder of Class W Units will be treated as a Tendering Party for all purposes of the provisions described above.

A Tendering Party will have no right to receive distributions with respect to any Tendered Units (other than the Cash Amount) paid after delivery of the Notice of Redemption, whether or not the Distributor’s record date for such distribution precedes or coincides with such delivery of the Notice of Redemption. However, if the Distributor elects to fund the Cash Amount with the proceeds of an Offering Funding as described above, and TWC Holdings has consented to an Offering Funding, then the Tendering Party’s right to receive distributions will not be suspended as provided above and such Tendering Party will have the right to receive distributions actually made hereunder prior to the date of the closing of the Offering Funding whose proceeds are used to pay the Cash Amount.

Notwithstanding anything herein to the contrary, with respect to any Redemption pursuant to the provisions described above in this section entitled, “Redemption Rights of Holder of Class W Units”:

•	To the extent Genius Products provides shares of our common stock or funding to pay the Cash Amount, each Class W Unit acquired by the Distributor as described above will be transferred to Genius Products and be converted into and deemed to be a Class G Unit.

•	No Tendering Party may effect a Redemption for less than 500 Class W Units or, if such Tendering Party holds (as a member or, economically, as an assignee) less than 500 Class W Units, all of the Class W Units held by such Tendering Party.

•	The consummation of such Redemption will be subject to the expiration or termination of the applicable waiting period, if any, under federal antitrust laws.

•	The Tendering Party will continue to own all Class W Units subject to any Redemption, and be treated as a member or an assignee, as applicable, with respect to such Class W Units for all purposes of the LLC Agreement, until such Class W Units are either paid for by the Distributor or transferred to the managing member and paid for, by the issuance of shares of our common stock, on the Specified Redemption Date, except to the extent that the Tendering Party otherwise obtains indicia of ownership of our common stock.

Redemptions

Except with respect to the Class W Units as provided above, without the Class W Prior Approval, the Distributor is prohibited from acquiring, by purchase, redemption or otherwise, any units of any class or type of any member or holder without offering to purchase, on the same terms and conditions, a proportionate share of the units of such class or type of all other applicable members or holders.

Management through the Managing Member

The management of the Distributor is vested in the managing member (which will initially be Genius Products), which has the power and authority to manage and direct the business and affairs of the Distributor under the terms and conditions of the LLC Agreement. Except as otherwise expressly provided in the LLC Agreement, the members will not participate in the control of the Distributor and will have no right, power or authority to act for or on behalf of or otherwise bind, the Distributor. Except as expressly provided in the LLC Agreement or required by any non-waiveable provisions of applicable law, members will have no right to vote on or consent to any other matter, act, decision or document involving the Distributor or its business. The managing member will be deemed to owe the same fiduciary duties to the members that directors of Delaware corporations owe to that corporation’s stockholders under Delaware law.

Limitations on the Authority of the Managing Member

The managing member’s authority to run the business and affairs of the Distributor is subject only to the limitations described in this section. For so long as TWC Holdings and a first-tier subsidiary and their transferees beneficially own units comprising at least 20% of the outstanding units of the Distributor, the managing member is not permitted to take any actions on behalf of the Distributor (directly or through a subsidiary) without the prior approval of TWC Holdings with respect to any of the following matters (a “Class W Prior Approval”):

•	taking or purporting to take actions in contravention of or engaging in activities inconsistent with the LLC Agreement or the Distribution Agreement;

•	creating or assuming any indebtedness or liability, or providing any indirect financial assistance, or assuming any mortgage, charge or other encumbrance on any property of the Distributor;

•	selling, leasing, exchanging or disposing of, by any means, property or assets of the Distributor having a value in excess of $100,000;

•	entering into or effecting any conversion, consolidation or merger involving the Distributor;

•	to the fullest extent permitted by law, taking any action to liquidate or dissolve the Distributor;

•	entering into, amending or waiving any contract with a member or with any party that is not at arm’s length, including amending any provision of, or making any election under, the Services Agreement described below;

•	engaging, removing or replacing the Distributor’s independent auditors;

•	guaranteeing the liabilities or debts of any other person than a subsidiary of the Distributor;

•	requiring any guarantee from any member;

•	declaring or making any distribution, including any distribution in-kind of securities or other non-cash assets;

•	issuing or granting any Class G Units, Class W Units or any other units, membership interests or economic interests in the Distributor (other than as provided in the LLC Agreement);

•	utilizing subdistributors, or licensees, or outsourcing any functions relating to the Distributor’s performance under the Distribution Agreement;

•	appointing or removing (A) the Distributor’s Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, or any other executive level officer or employee and (B) any other employee whose compensation is in excess of $150,000 per year;

•	approving the annual or quarterly budget for the Distributor, or varying more than 10% from the amount budgeted for any particular line item therein;

•	engaging in any debt or equity financing, refinancing, recapitalization or other capital raising transaction;

•	approving or entering into any contracts, agreements, understandings or arrangements outside the ordinary course or providing for payments by or to the Distributor or obligations in excess of $100,000 per year;

•	commencing or settling any litigation;

•	licensing any item of product outside the ordinary course or on terms other than fair market value;

•	approving or adopting any material employee compensation plan or arrangement; and

•	creating any subsidiary or taking any of the actions described above with respect to any subsidiary.

In addition, the Distributor generally must follow tax positions on its tax returns advocated by TWC Holdings.

Officers

The day-to-day management of the Distributor will be vested in the officers of the Distributor under the supervision of the managing member. The initial president and chief executive officer of the Distributor will be Trevor Drinkwater, subject to the terms of any employment agreement between the Distributor and Mr. Drinkwater in effect as of the closing of the Transaction.

Right of First Negotiation for Genius Products Financings

Notwithstanding anything to the contrary herein, if Genius Products decides to raise additional capital, whether by conducting a private placement, public offering or other sale or disposition of equity or debt securities, from any other incurrence of additional indebtedness or from the sale of any property, Genius Products is required first to deliver a written notice thereof to TWC Holdings. The notice must set forth in reasonable detail all material terms and conditions of the proposed capital raising transaction. TWC Holdings will then have the option of negotiating with Genius to acquire the securities or property to be issued or sold in such capital raising transaction. If TWC Holdings elects to negotiate with Genius Products, Genius Products and TWC Holdings will negotiate in good faith to reach an agreement for the sale of the proposed properties or securities to TWC Holdings for a 60 day period following notification. If, by the last day of the sixty (60) day period, Genius Products and TWC Holdings have not reached an agreement or a non-binding term sheet or letter of intent for the sale of Genius Products’ properties or securities to TWC Holdings, Genius Products will be free to conduct such capital raising transaction with such other parties as it desires on the same terms and conditions in all material respects that were presented to TWC Holdings, provided, that Genius Products is required to re-offer any transaction or financing to TWC Holdings as provided above if the terms at which such financing or transaction are proposed to be accomplished are materially less favorable to Genius Products in any respect than the terms of the transaction or financing initially presented to TWC Holdings.

Distributions

Subject to tax distributions described below, available cash will be distributed to the members and applicable holders pro rata to each holder of units in accordance with its respective percentage interest, at such times as the managing member determines in its sole discretion, subject to Class W Prior Approval in accordance with the provisions described above under, “Limitations on the Authority of the Managing Member”.

Tax Distributions

During each fiscal year or within 45 days after the end thereof, the Distributor is required to make distributions to each member from available cash pro rata in accordance with their respective percentage interests in an aggregate amount equal to the minimum amount which, if distributed to the members in accordance with their respective percentage interests, would provide each member with an amount at least equal to (A) the product of (i) the sum of the amount of net capital gain and the net amount of all items taxable at ordinary income rates (or deductible from ordinary income) allocable to such member on such member’s Schedule K-1 to the Distributor’s Form 1065 for such fiscal year, and (ii) the highest combined effective federal, state and local tax rate applicable to an individual resident in New York City, over (B) the aggregate amount of distributions received by such member during such fiscal year.

If, as a result of an audit adjustment, amended return, or other cause that affects amount of income, gain, loss or deduction previously reported or that should have been reported on a member’s or former member’s Schedule K-1 to the Distributor’s Form 1065 with respect to a prior fiscal year, additional taxes, interest or penalties (collectively, “Back Taxes”) are imposed on such member or former member with respect to such prior fiscal year, the annual target tax distributions of each member for such prior fiscal year will be recalculated by including such member’s back taxes and each member or former member will receive a distribution equal to the additional tax distribution it would have received for such prior fiscal year based on the recalculated annual target distributions.

Allocations of Net Income and Net Losses

All allocations of net income, net losses and any other items of income, gain, loss, deductions and credit of the Distributor are to be made in accordance with the provisions of Exhibit D attached to the LLC Agreement. Exhibit D provides generally that, except as otherwise provided in the LLC Agreement, the net income or net losses of the Distributor for each fiscal year or other period for which allocations are made hereunder, and, if appropriate, items thereof, will be allocated among the members as required so that the closing balance in each member’s adjusted capital account as of the end of such fiscal year (or shorter period for which allocations are being made hereunder), is, as nearly as possible, equal to the amount that would be distributed to such member if the Distributor were dissolved, its affairs wound up and its assets sold for cash in an amount equal to their respective gross asset values, all of the Distributor’s liabilities were satisfied (limited with respect to each nonrecourse liability to the fair market value of the asset securing such liability), and the net assets of the Distributor were distributed to the members in the order of priority described below in the section entitled, “Payment of Liabilities and Liquidating Distributions Upon Dissolution”.

Distributions in Kind

The Distributor may, in the sole discretion of the managing member and subject to TWC Holdings’ rights described above in the section entitled, “Limitations on the Authority of the Managing Member”, make distributions of securities or other non-cash assets.

Liability for Amounts Distributed

The members agree that, except as otherwise expressly provided herein or required by applicable law, no member will have an obligation to return money or other property paid or distributed to such member, whether or not such distribution was in violation of the Delaware Limited Liability Company Act. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of the LLC Agreement, any member is obligated to make any such return, such obligation will be the obligation of such member and not of any other person.

Performance of Duties; Liability of Members

Except as provided in the LLC Agreement, the members will not be liable to the Distributor or to any other member or any other person bound by the LLC Agreement for any loss or damage sustained by the Distributor or a member, unless the loss or damage shall have been the result of actually proven fraud, deceit, gross negligence, reckless or intentional misconduct or a knowing violation of law by such member. The managing member is required to perform its managerial duties in good faith, in a manner that it reasonably believes to be in the best interests of the Distributor and its members, and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances.

Exculpation and Indemnification

To the fullest extent permitted by applicable law, the Distributor is required to defend, indemnify, protect and hold harmless any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person:

•	is or was a member, managing member, officer, director, employee, consultant or other agent or affiliate of the Distributor or that, being or having been such a member, managing member, officer, employee or agent or affiliate of such parties, such person is or was serving at the request of the Distributor as a manager, director, officer, employee, consultant or other agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise; or

•	is or was an officer, director, member, employee, consultant or other agent or affiliate of a member, managing member or any of their respective affiliates (all such persons being referred to hereinafter as a “Covered Person”);

Nevertheless, any such Covered Person will not be entitled to indemnification if the loss or damage was the result of fraud, deceit, gross negligence, reckless or intentional misconduct or a knowing violation of law by such Covered Person.

The managing member will be authorized, on behalf of the Distributor, to enter into indemnity agreements from time to time with any Covered Person entitled to be indemnified by the Distributor hereunder, upon such terms and conditions as the managing member deems appropriate in its business judgment. The indemnification rights set forth herein will be in addition to, and will not be exclusive of, any other rights to which such Covered Person may be entitled by contract or otherwise under applicable law.

Insurance

The Distributor will have the power to purchase and maintain insurance on behalf of any person who is or was a Covered Person against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as a Covered Person, whether or not the Distributor would have the power to indemnify such person against such liability under the LLC Agreement or under applicable law.

The Distributor is required to obtain and maintain such insurance policies covering the members, managing member and officers of the Distributor as are, in the good faith determination of the managing member, consistent with its exculpation and indemnification obligations set forth herein. The coverage amounts and other terms of each of the insurance policies will be determined and/or changed by the managing member from time to time, provided, that the members, managing member and officers of the Distributor will be listed as named insureds.

Transfer of Interests

Subject to the restrictions on transfer described below, each of TWC Holdings and a first-tier subsidiary may transfer all or any portion of their respective units, membership interest or economic interest to any other party in its sole discretion. However, through December 31, 2009, TWC Holdings and a first-tier subsidiary are not permitted to transfer that portion of its Class W Units that remain subject to the Company Repurchase Right described above under “Repurchase of Class W Units—Company Repurchase Right”, other than to a permitted transferee.

Except with the written approval of TWC Holdings, which it may withhold in its sole discretion, to the fullest extent permitted by law, Genius Products may not transfer all or any portion of its units to any person, by operation of law or otherwise. Upon any transfer by Genius Products in violation of the LLC Agreement, TWC Holdings or its designee will become the managing member.

Subject to certain conditions, a member or holder will be entitled to pledge its membership interest, economic interest or units as security for a loan or other financing. TWC Holdings or its designee will become the managing member immediately upon any foreclosure of any security interest granted with respect to Class G Units.

Restrictions on Transfer

Notwithstanding any other provision of the LLC Agreement:

•	no member is permitted to transfer any unit, or any interest therein; and

•	neither the Distributor nor any member shall enter into any financial instrument or contract the value of which is determined in whole or in part by reference to the Distributor and which would be treated as an “interest in a partnership” for purposes of Treasury Regulation Section 1.7704-1;

if the effect of such Transfer, or of such financial instrument or contract, would be to cause, or create a material risk of causing, (A) the Distributor to be classified as a publicly traded partnership, or (B) the Distributor to terminate for federal income tax purposes. In furtherance of the foregoing, unless otherwise consented to by TWC and the managing member in writing in their sole discretion, any transfer of a unit or interest therein must satisfy one or more safe harbor provisions of Treasury Regulations Section 1.7704-1 including Sections 1.7704-1(e), (f), (g), (h) and (j), relating to “publicly traded partnerships”. To the fullest extent permitted by law, any transfer made in violation of this restriction will be null and void and will not be recognized by the Distributor.

Dissolution and Winding Up

The Distributor will be dissolved, its assets will be disposed of, and its affairs wound up upon the first to occur of the following:

•	the entry of a decree of judicial dissolution pursuant to the Delaware Limited Liability Company Act;

•	the approval of the managing member with Class W Prior Approval;

•	the sale of all or substantially all of the assets of the Distributor or any similar transaction with similar effect;

•	the happening of any other event that makes it unlawful or impossible to carry on the business of the Distributor; or

•	at any time there are no members of the Distributor, unless the Distributor is continued in accordance with the Delaware Limited Liability Company Act.

Upon the occurrence of any dissolution event, the Distributor will continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors.

After satisfaction of the liabilities of the Distributor to creditors (whether by payment or the making of reasonable provision for payment thereof), including debts and liabilities to members who are creditors of the Distributor and expenses of liquidation, the remaining assets will be distributed to the members as follows:

•	First, to the holders of Class W Units in an aggregate amount equal to the product of the Floor Amount per Class W Unit and the number of Class W Units then outstanding, pro-rata in accordance with their percentage interests (the “Class W Liquidating Distribution Preference”). The term “Floor Amount” means an amount per Class W Unit equal to $60 million divided by the number of Class W Units issued as of the closing.

•	Second, to the holders of Class G Units pro-rata in accordance with their percentage interests until the holders of Class G Units have received aggregate distributions equal to the product of (x) their aggregate percentage interest (based on all outstanding units of the Distributor) and (y) the aggregate amount of the Class W Liquidating Distribution Preference and the amount distributed to the holders of Class G Units under this provision.

•	Thereafter, pro-rata to the holders of all units in accordance with their respective percentage interests.

Accounting, Records and Reporting by Members

The Distributor will engage a reputable third party public accounting firm chosen by the managing member subject to Class W Prior Approval to conduct an audit of the financial statements of the Distributor on an annual basis, unless the managing member elects to do so on a more frequent basis.

The managing member will cause to be delivered to each member

•	a monthly financial statement of the Distributor (within ten (10) days following the end of each month);

•	a quarterly financial statement of the Distributor (within twenty (20) days following the end of each quarter); and

•	annual audited financial statements of the Distributor (within seventy (70) days following the end of each fiscal year).

Such other reports as determined by the managing member to be necessary will be prepared by the managing member or authorized officers of the Distributor, and will contain such information and cover such matters as determined by the managing member and will be distributed to the members at such times as determined by the managing member.

Amendments

All amendments to the LLC Agreement are required to be in writing and will not be effective unless approved by Genius Products and TWC Holdings; provided, however, that any such amendment which disproportionately disadvantages one member relative to another member will not be effective without the written concurrence of such disadvantaged member. However, the managing member is permitted to make certain specific amendments without the consent of or execution by the members, such as amendments to Exhibit A to the LLC Agreement (which lists members and their membership interests) following any issuance, redemption, repurchase, reallocation or transfer of units in accordance with the LLC Agreement.

Costs

The Distributor is responsible for and is required to reimburse each of Genius Products and TWC for all of their respective expenses, including, without limitation, expenses of lenders, legal counsel, investment bankers, consultants, accountants and other advisors, incurred at any time in connection with pursuing or consummating the transactions contemplated by the LLC Agreement, the Distribution Agreement and the Contribution Agreement.

4. The Distribution Agreement

This section of the Proxy Statement describes selected portions of the Distribution Agreement.

Grant of Rights

Subject to the limitations described below, to the extent that TWC or any TWC Controlled Affiliate controls such rights, TWC will, during the Output Term, grant to the Distributor the right, during the License Term in the United States (and its territories and possessions including Puerto Rico, U.S. Virgin Islands and Guam), to design, manufacture (subject to the terms described below under “Manufacturing”), distribute, advertise, publicize, promote and market Videograms of the Covered Product in English, Spanish and such other languages as may be approved by TWC in writing on a product-by-product basis.

Certain Important Defined Terms

The Distribution Agreement contains several significant defined terms that are material in understanding the terms of the Distribution Agreement. Following is a summary of the respective definitions of many of the significant defined terms used in the Distribution Agreement, which are presented in alphabetical order for ease of reference. For the exact definitions, please refer to the actual text of the Distribution Agreement, which is attached as Appendix D.

•	the term “Adjusted Net Contribution” means the amount calculated on each Measurement Date on a Measured Film by Measured Film basis equal to (i) with respect to a Measured Film whose Initial Home Video Release Date occurred less than six months prior to the end of the applicable Measurement Period, the Net Contribution (determined as described below under the section entitled “Application of Gross Receipts”) for such Measured Film divided by .85; (ii) with respect to a Measured Film whose initial home video release date occurred at least six months but less than ten months prior to the end of the applicable Measurement Period, the Net Contribution for such Measured Film divided by .90; and (iii) with respect to a Measured Film whose initial home video release date occurred at least ten months prior to the end of the applicable Measurement Period, 100% of the Net Contribution for such Measured Film. Notwithstanding that the Adjusted Net Contribution will be calculated after the end of each Measurement Period, the Adjusted Net Contribution with respect to any Measured Film shall include the Net Contribution for such Measured Film (adjusted as provided above) and any Distributor Credit for such Measured Film earned by TWC, in each case, through the earlier of (a) the date that is 12 months after the initial home video release date of the applicable Measured Film and (b) the end of the applicable Measurement Period. For purposes of clarification, the Distributor Credit is used here solely for the purpose of calculating the Annual Video Ratio and no portion of any Distributor Credit shall be payable to Distributor;

•	the term “Annual Measurement Period” means, with respect to each calendar year of the Output Term, the period commencing on January 1 of such calendar year and continuing through and including December 31 of such year;

•

the term “Annual Video Ratio” means, for the applicable Annual Measurement Period, the ratio (expressed as a percentage) of (a) the aggregate Adjusted Net Contribution for all applicable Measured Films to (b) the aggregate of domestic theatrical box office revenues for all such Measured Films (as reported by Nielsen EDI), such box office revenues calculated for each such Measured Film through the date that is 12 months after the date of such Measured Film’s initial theatrical release in the Territory;

•	the term “Covered Product” means all Motion Pictures, excluding Excluded Product, for which (i) TWC or a TWC Controlled Affiliate owns or controls the right to distribute Videograms embodying such Motion Pictures in the Territory; and (ii) TWC or any TWC Controlled Affiliate elects, in its sole discretion, to release during the Output Term for distribution by means of Videograms in the Territory, in each case subject to any and all existing restrictions and agreements and any restrictions and agreements existing at the time such Motion Picture is licensed to or acquired by Licensor or any TWC Controlled Affiliate;

•	the term “Distributor Credit” means, with respect to TWC’s exercise of its rights to engage a duplicator and/or replicator in connection with the manufacture of Videograms, the payments actually received by TWC and not returnable from such duplicator and/or replicator which are directly attributable to the volume of Videograms of Covered Product duplicated and/or replicated. For purposes of clarification, the Distributor Credit is used herein solely for the purpose of calculating the Annual Video Ratio and no portion of any Distributor Credit will be payable to the Distributor;

•	the term “Excluded Product” means (i) any motion picture for which TWC or an affiliate does not own or control, at the time of initial theatrical release of such motion picture in the United States, the right to distribute Videograms in the United States, including without limitation because of co-finance arrangements, split-rights arrangements or for any other reason or (ii) any motion picture acquired by TWC or any TWC Controlled Affiliate as part of a library or slate of motion pictures in a transaction or series of transactions where the purchase price for such library or slate of motion pictures is in excess of $100,000,000;

•	the term “License Term” means, with respect to each Covered Product licensed to Distributor during the Output Term on a product-by-product basis, the shorter of (i) perpetuity, or (ii) the full term of rights to distribute such Covered Product by means of Videograms in the Territory owned or controlled by TWC or any TWC Controlled Affiliate, subject only to early termination of the Distribution Agreement and TWC’s buy back rights, as described below;

•	the term “Output Term” means the period commencing on the effective date of the Distribution Agreement and continuing through and including (a) December 31, 2010 if TWC does not extend the Output Term no more than three months before December 31, 2010, or (b) December 31, 2013 if TWC does so extend the Output Term;

•	the term “Semi-Annual Adjusted Net Contribution” means the amount calculated on each Semi-Annual Measurement Date on a Semi-Annual Measured Film by Semi-Annual Measured Film basis and shall mean the Net Contribution for such Semi-Annual Measured Film divided by .85. Notwithstanding that the Semi-Annual Adjusted Net Contribution will be calculated after the end of each Semi-Annual Measurement Period, the Semi-Annual Adjusted Net Contribution with respect to any Semi-Annual Measured Film will include the Semi-Annual Net Contribution for such Semi-Annual Measured Film (adjusted as provided above) and any Distributor Credit for such Semi-Annual Measured Film earned by TWC, in each case, through the earlier of (a) the date that is six (6) months after the initial home video release date of the applicable Semi-Annual Measured Film and (b) the end of the applicable Semi-Annual Measurement Period. For purposes of clarification, the Distributor Credit is used here solely for the purpose of calculating the Semi-Annual Video Ratio and no portion of any Distributor Credit shall be payable to the Distributor.

•

the term “Semi-Annual Measured Films” shall mean, (i) with respect to each Semi-Annual Measurement Period commencing on January 1, all Covered Product that has (a) had its initial home video release date on or after October 1 of the calendar year preceding the applicable Semi-Annual Measurement Period but before April 1 of the calendar year of the applicable Semi-Annual Measurement Period and (b) been theatrically released after November 1, 2005; and (ii) with respect to each Semi-Annual Measurement Period commencing on July 1, all Covered Product that has (a) had its initial home video release date on or after April 1 of the calendar year of the applicable Semi-Annual Measurement Period but before October 1 of such calendar year and (b) been theatrically released after November 1, 2005. By way of example, with respect to the Semi-Annual Measurement Period commencing on January 1, 2008 and ending on June 30, 2008, the Semi-Annual Measured Films shall be all Covered Product which have been theatrically released after November 1, 2005 and which have had their respective initial home video release dates on or after October 1, 2007 but before April 1, 2008. By way of further example, with respect to the Semi-Annual Measurement Period commencing on July 1, 2009 and ending on December 31, 2009, the Semi-Annual Measured Films will be all Covered Product which have been theatrically released after November 1, 2005 and which have had their respective initial home video release dates on or after April 1, 2009 but before October 1, 2009;

•	the term “Semi-Annual Measurement Period” means, with respect to each calendar year of the Output Term beginning with calendar year 2007, each six month period commencing on either January 1 or July 1 of such calendar year, as applicable;

•	the term “Semi-Annual Video Ratio” means, for the applicable Semi-Annual Measurement Period, the ratio (expressed as a percentage) of (a) the aggregate Semi-Annual Adjusted Net Contribution for all applicable Semi-Annual Measured Films to (b) the aggregate of domestic theatrical box office revenues for all such Semi-Annual Measured Films (as reported by Nielsen EDI), such box office revenues calculated for each such Semi-Annual Measured Film through the date that is six months after the date of such Semi-Annual Measured Film’s initial theatrical release in the Territory;

•	the term “Territory” means the United States and its territories and possessions, including Puerto Rico, the U.S. Virgin Islands and Guam;

•	the term “TWC Controlled Affiliate” means any affiliate of TWC existing as of the date of the Distribution Agreement or any entity in which TWC thereafter creates, establishes or acquires a controlling interest, directly or indirectly, for a purchase price of less than $100,000,000; and

•	the term “Videograms” means videocassettes, videodiscs, videotape, DVD, Universal Media Disc (“UMD”), CD-ROM or other similar hard carrier devices now known or hereafter devised and designed to be used in conjunction with a personal reproduction apparatus which causes a visual image (whether or not synchronized with sound) to be seen on the screen of a television receiver, computer screen, hand-held device or any similar device now known or hereafter devised.

Exclusivity

With respect to the distribution by means of Videograms of the Covered Product, the Distributor’s rights in the United States will be exclusive to the Distributor.

Manufacturing

TWC reserves the right to directly engage a duplicator and/or replicator in connection with the manufacture of Videograms embodying the Covered Product. Until such time, if ever, as TWC exercises such right, the Distributor will engage duplicators and/or replicators for the manufacture of Videograms in accordance with the Distribution Agreement.

If TWC elects to exercise its right to so directly engage a duplicator and/or replicator for Videograms of Covered Products, the Distributor will advance and recoup, in accordance with the provisions described below under “Applications of Gross Receipts”, all amounts required to be paid by TWC to its duplicator and/or replicator with respect to Videograms of Covered Products pursuant to the terms of the Distribution Agreement.

With respect to Covered Product, except during the periods that TWC elects to exercise its rights with respect to Videogram duplication/replication as described above, the Distributor will arrange for the manufacture, packaging and delivery of the finished goods to the Distributor’s distribution centers. However, all matters relating to the Distributor’s manufacture and distribution of the Covered Product in the United States will be subject to meaningful, good faith consultation with, and reasonable approval by, TWC. The Distributor will advance and recoup, in accordance with the provisions described below under “Applications of Gross Receipts”, all costs and expenses incurred in connection with the manufacturing, packaging and delivery of such store-ready finished goods to the Distributor’s warehouse facilities and fulfillment/distribution centers.

Marketing and Advertising

Subject to meaningful, good faith consultation with the Distributor, TWC will designate the initial release date in the United States for each Covered Product and the Distributor will initially release Videograms of such Covered Product on such date, subject to TWC’s timely delivery of the related materials and TWC’s timely approval, pursuant to the terms of the Distribution Agreement, of any and all materials and plans required for the distribution by the Distributor.

The budget for (i) the development and implementation of the marketing strategy of each Covered Product, (ii) the creation, placement and distribution of all marketing, advertising and promotional materials for each Covered Product; (iii) the marketing expense budget for the initial release of each Covered Product in the United States; and (iv) all other matters relating to the advertising, marketing and promotion of the Covered Product (including without limitation, media spends, media buys and rebates) will be subject to TWC’s and the Distributor’s mutual prior written approval and, in the event of any disagreement, TWC’s decision will control.

Without limiting the foregoing, the Distributor will be responsible for the advertisement, promotion, and merchandising efforts in respect of Videograms of Covered Product, including the preparation of artwork and design layouts of all types, the furnishing of merchandising posters and displays for distribution by the Distributor, and the furnishing of reasonably sufficient quantities of demonstration samples to the Distributor’s sales staff, subject in all respects to TWC’s approval rights.

The Distributor will have the right to market, promote and advertise in the United States its distribution of Videograms of the Covered Product with respect to each Covered Product in any and all media. Distributor will advance and recoup, in accordance with the provisions described below under “Application of Gross Receipts”, all costs and expenses incurred in connection with the reproduction, delivery and shipment of any advertising materials.

Distribution

As between the Distributor and TWC, TWC will be solely responsible for, and will pay or cause to be paid all costs, expenses and charges incurred in connection with:

•	The acquisition, development, financing and production of Covered Product, including all creative and artistic aspects and paying any and all related costs, expenses or charges; and

•	The procurement of all necessary rights, licenses, consents, authorizations and clearances necessary for the Distributor to distribute Videograms of the Covered Product as and to the extent contemplated by the Distribution Agreement; and the payment of all royalties, fees, costs and other sums payable to any person in connection therewith.

The Distributor is required to perform in a conscientious and first-class manner to the fullest extent of its ability and on a “label blind” and non-discriminatory basis, all services customary, necessary and appropriate in connection with the manufacture, distribution, sale and other exploitation of Covered Product under the Distribution Agreement.

The Distributor is required to keep TWC fully informed on a regular basis regarding the Distributor’s manner of distribution, sales methods and policies, including without limitation the Distributor’s distribution pattern and wholesale and retail distribution channels and outlets. The Distributor is required to consider in good faith TWC’s suggested improvements or changes to such manner of distribution, sales methods and policies.

Approvals and Controls; Restrictions

The Distributor’s exercise of the rights is subject to, and requited to be exercised in accordance with, the following:

•	General. All marketing materials, media spends, media buys, returns policies and rebates, refunds, credits and discounts provided to the Distributor’s customers with respect to the Covered Product will be subject to TWC’s prior written approval.

•	Subdistribution/Outsourcing. Other than as permitted under the Distribution Agreement (e.g., for manufacturing, physical packaging, etc.) the Distributor will not be entitled to outsource any functions or engage any subdistributors to distribute, sell or otherwise exploit the Covered Product or to sublicense any of its rights under the Distribution Agreement in the United States, or any portion thereof, without TWC’s express prior written approval.

•	Manufacturing Levels. Subject to consultation with the Distributor, TWC will have the right on an ongoing and continuous basis to designate the number of Videogram units manufactured and to be shipped.

•	Suggested Retail List Price. Subject to consultation with the Distributor TWC will designate the suggested retail list price for each Covered Product on an ongoing and continuous basis and will provide the Distributor with notice of any changes to such suggested retail list prices thereafter.

•	Sales Efforts. Subject to TWC’s control over manufacturing levels as described above and, if applicable, TWC’s control over the manufacturing of Videograms as described above, the Distributor is required to commence in good faith to manufacture, distribute and sell Covered Product in order to effectuate the marketing plan no later than the initial release date designated by TWC for each such Covered Product and will continue thereafter to diligently and continuously so manufacture, distribute and sell Covered Product as necessary, in the Distributor’s good faith business judgment, to meet consumer demand. The Distributor, in exercising the rights and licenses granted hereunder, is required to use all commercially reasonable efforts in its good faith business judgment to promote and maximize the sale of the Videograms of Covered Product throughout the United States.

•	Reserve for Returns/Bad Debt. The Distributor will be entitled to establish and maintain a reserve for returns for each Covered Product in an amount equal to seventeen and one-half percent (17 1/2%) of net receipts attributable to such Covered Product, provided that all such reserves not constituting actual returns will be liquidated within five (5) months of establishment. TWC and the Distributor will review and discuss the reserve for returns annually for possible adjustments based on a review of the Distributor’s prior 12 months’ returns and forecasts of future returns, provided that any failure of the parties to reach an agreement with respect to such adjustments will not be a breach of the Distribution Agreement nor will it give rise to any right or remedy of either party; provided further that no such adjustments will be made (and the 17 1/2% reserve will continue to apply) unless agreed to in writing by both parties. No reserve for returns will be taken on or established with respect to any non-returnable Videograms distributed, sold or otherwise exploited by the Distributor hereunder. The Distributor will bear (and will not be entitled to recoup as distribution expenses) all bad debt expense and collection costs. TWC will have approval rights over the Distributor’s returns policy.

•	Cutting and Editing. The Distributor generally is prohibited from cutting, editing, adding to, altering or deleting Covered Product or related packaging or advertising material.

•	Security; Copy Protection. The Distributor is required to institute and employ “state-of-the-art” security systems, measures and procedures at least equal to such systems, measures and procedures of other first-class providers of services of the type provided hereunder to prevent loss, damage, theft, pirating, unauthorized exhibition, copying or duplication of any of Covered Product or materials delivered by TWC.

•	No Approval Over Content. The Distributor will not have any control or approval rights relating to the content or rating of any Covered Product delivered to the Distributor under the Distribution Agreement.

•	Payment of Additional Expenses. Except as expressly provided in the Distribution Agreement, the Distributor will be solely responsible for any and all costs and expenses arising in connection with the exercise of the rights granted to the Distributor under the Distribution Agreement.

•	Dedicated Staff. The Distributor is required to create and maintain a dedicated sales, marketing and operational unit of a commercially reasonable size for the sales, marketing and distribution of Covered Product in the United States giving regard to a target cumulative Video Ratio of 70%. The size, level and personnel of such dedicated unit will be subject to TWC’s prior written approval and the Distributor agrees to consider in good faith candidates proposed by TWC for all such positions, provided that the Distributor will determine in its sole discretion all salary levels and other compensation with respect such candidates. The cost of such dedicated staff will be borne exclusively by the Distributor (in accordance with and subject to its general overhead budget) and no costs or expenses related to such staff will be charged to TWC as a distribution expense or otherwise. Without limiting the generality of the foregoing, TWC will have the right to designate one senior level executive of Distributor who will be subject to Distributor’s approval (not to be unreasonably withheld or delayed) and who will be Distributor’s primary contact with TWC. This senior executive will be responsible for keeping TWC fully informed on an ongoing and continuous basis regarding all matters of Distributor’s distribution of Videograms of Covered Product hereunder and is required to be reasonably available to TWC to facilitate the same.

•	Standard of Care. The Distributor is required to distribute Videograms of the Covered Product with no less than the same degree of effort, quality of service and standard of care that U.S. major motion picture studios apply to their distribution of Videograms of their own comparable motion pictures or programs. Without limiting the generality of the foregoing, the percentage of the Distributor’s aggregate annual sales attributable to direct sales to retailers (as opposed to sales to wholesale distributors) is required to be not be less than that of U.S. major motion picture studios. Any and all bonuses (excluding annual corporate bonuses not tied to sales targets), incentive plans and sales commission structures for the Distributor’s employees and all other persons and entities involved in distributing Videograms of Covered Product are required to be designed and implemented (i) so as not to have an unfair or adverse discriminatory impact on Covered Product and (ii) to provide no less than an “equal incentive” to all bonus plan participants to sell the Covered Product as compared to other motion pictures distributed by means of Videograms by the Distributor. Compliance with the foregoing obligations is of the essence, entitling TWC to terminate the Distributor’s right to distribute the Covered Product in the event of any material breach of such obligations.

•

Content Acquisition Opportunities. If the Distributor is presented with a content acquisition opportunity, the Distributor is required to promptly present such content acquisition opportunity to TWC and TWC or any TWC Controlled Affiliate will have the right to engage in the content acquisition opportunity in accordance with the terms and conditions of the Distribution Agreement. If TWC or any TWC Controlled Affiliate determines to engage in the content acquisition opportunity, it may do so on whatever terms it deems appropriate without any further obligation to the Distributor (other than under the Distribution Agreement) and the Distributor will be prohibited from engaging in such content acquisition opportunity. Neither TWC nor any TWC Controlled Affiliate will have an obligation to present any content acquisition opportunity to the Distributor. Notwithstanding the foregoing, the Distributor will not be required to offer any content acquisition opportunity that both (i) is consistent with Distributor’s current business and is not competitive with TWC’s business, and (ii) requires aggregate fixed payments (e.g., advances, fixed purchase price, etc.) of less than $75,000 for any individual acquisition or series of related acquisitions. However, in no event may all fixed payments related to such qualifying content acquisition opportunities in any year exceed $2,000,000 in the aggregate. The Distributor does not intend to enter into any content acquisition opportunity that is competitive with TWC’s business (e.g., feature films) and is not permitted to enter into any such content acquisition opportunity without specific prior written approval from TWC and without first presenting such content acquisition opportunity to TWC. Any content acquisition opportunity entered into by the Distributor is required to be on customary industry terms and the Distributor is prohibited from structuring any content acquisition opportunity so as to avoid or circumvent its obligation to offer such content acquisition opportunity to TWC as required under the Distribution Agreement, including but not limited to offering terms that are not consistent with industry standards. By way of example, the Distributor is not permitted to achieve an advance within the $75,000 and $2 million limits set forth above by offering non-standard terms in other areas, such as non-customary royalties or distribution fees.

Delivery of Materials

For each Covered Product, TWC will deliver to such location in the United States as the Distributor may at any time designate the materials (including video masters and related print and sound elements) necessary for the Distributor to create first class Videograms embodying such Covered Product. If the delivery materials are not technically acceptable to the Distributor in the Distributor’s reasonable good faith business judgment based on the Distributor’s then-current standards applied on a non-discriminatory basis for motion pictures with similar characteristics (e.g., age, gauge, etc.), then the Distributor is required to notify TWC in writing within 21 days of the Distributor’s receipt of such delivery materials of any such defects in said delivery materials and, if TWC agrees such defect exists and needs to be remedied in order for the Distributor to exploit the rights granted hereunder, TWC will promptly replace the defective delivery materials at TWC’s sole cost and expense. Otherwise, the Distributor is required to create Videograms of the Covered Product based on the delivery materials delivered by TWC.

Expenses

The provisions in the Distribution Agreement governing expenses include the following:

•	Distribution Expenses. The Distributor will advance all distribution expenses relating to the distribution of Covered Product. Recoupable distribution expenses (including all costs of manufacturing Videogram units) will be recouped by the Distributor on a Covered Product-by-Covered Product basis only as units are sold and will be limited to only direct, auditable, out-of-pocket, customary and reasonable costs and expenses actually paid by the Distributor to third parties in arm’s length transactions (and not directly or indirectly reimbursed or credited to Distributor, including by way of rebates, credits and/or discounts) in connection with units sold and not returned. Distribution expenses will include, without limitation, necessary DVD mastering costs (including authoring, compression and copyright encryption) and film-to-tape transfer costs (if applicable). Distribution expenses will not include, and the Distributor will solely bear out of its distribution fee, all costs and expenses of sales, creative services (other than creative services outsourced to third parties at the written direction of TWC), inventory and category management in connection with the distribution of Covered Product, and all costs associated with unsold units.

•	Marketing Expenses. All marketing expenses will be advanced and recouped by the Distributor on a Covered Product-by-Covered Product basis as units are sold. Recoupable marketing expenses will be limited to only those direct, auditable, out-of-pocket, customary and reasonable costs and expenses actually paid by the Distributor to third parties in arm’s length transactions (and not directly or indirectly reimbursed or credited to Distributor, including by way of rebates, credits and/or discounts) in accordance with the marketing budget. Notwithstanding the foregoing, the out-of-pocket costs and expenses actually paid by the Distributor to third parties in connection with any outsourced marketing or other services will not constitute recoupable expenses unless such outsourcing is approved in writing by TWC in advance. The Distributor will bear (and will not be entitled to recoup as marketing expenses or distribution expenses or otherwise) all costs and expenses incurred by the Distributor in excess of the amounts set forth in the marketing budget, unless TWC requests or approves in writing such cost increases in accordance with the terms of the Distribution Agreement.

•

No Cross-Collateralization. Gross receipts and expenses relating to the Distributor’s exploitation of each Covered Product will not be cross-collateralized with the gross receipts or expenses of any other

Covered Product or any other motion pictures, programs or other products. As the sole and limited exception to the preceding sentence, if and to the extent the Distributor does not recoup all expenses in connection with an item of direct-to-video Covered Product because TWC requires the Distributor to increase the marketing budget or manufacturing level for such item of Covered Product above that prepared or otherwise approved by the Distributor in its reasonable good faith business judgment (taking into account customary marketing expenditure and manufacturing levels for comparable motion pictures in the entertainment industry during the 12 month period immediately preceding such Covered Products’ anticipated initial home video release date), then the Distributor will be entitled to recoup from net contribution otherwise payable to TWC under the LLC Agreement in connection with other Covered Product the amount of marketing and/or manufacturing expenses in connection with such Covered Product designated by TWC in excess of the amount so approved by the Distributor in its reasonable good faith business judgment. By way of example, if the Distributor approves $100,000 in marketing expenses in its reasonable good faith business judgment in connection with a direct-to-video Covered Product and TWC directs the expenditure of $150,000 in marketing expenses, and if the Distributor does not recoup all expenses in connection with such Covered Product, then the Distributor will be entitled to recoup the unrecouped expenses up to a cap of $50,000 from net contribution otherwise payable to TWC under the Distribution Agreement.

Application of Gross Receipts

The gross receipts of every kind and nature from any and all sources actually received by or credited to the Distributor or any affiliate or subsidiary from the distribution of the Covered Products on a Covered Product-by-Covered Product basis, less all related refunds, credits (other than credits for cooperative advertising) and discounts, are referred to as “Net Receipts”. Net Receipts are to be applied on an ongoing and continuous basis in the following order:

•	First, the Distributor will deduct and retain an amount sufficient to maintain a reserve for returns equal to (and not in excess of) 17.5% of Net Receipts, as such percentage may be adjusted as described above under the section entitled, “Reserve for Returns/Bad Debt”;

•	Second, from the remaining Net Receipts, the Distributor will deduct and retain for itself a distribution fee of 5% of such remaining net receipts, provided that upon liquidating the reserve for returns as described above under the section entitled “Reserve for Returns/Bad Debt”, the Distributor will deduct and retain for itself from such liquidated reserve (i.e., the Net Receipts constituting such reserve and deducted as described above which have not been returned or credited to customers within the applicable return reserve period and are therefore part of Net Receipts) a distribution fee of 5% of such liquidated reserve;

•	Third, from the remaining Net Receipts the Distributor will deduct and retain for itself all expenses in connection with such Covered Product that the Distributor has the right to recoup as described above under the section entitled, “Expenses”;

•	Fourth, from the remaining Net Receipts the Distributor will deduct and retain for itself amounts equal to any Licensor True-Up Payments (as defined below) then payable to the Distributor; and

•	Fifth, the Distributor will remit to TWC all remaining Net Receipts. The amount thus remitted to TWC is referred to as the “Net Contribution”.

Deemed Distribution Fee

Within ninety (90) days after the end of each full calendar year, the Distributor will calculate the Deemed Distribution Fee Percentage and the Deemed Distribution Fee Amounts for the period commencing on the effective date of the Distribution Agreement and continuing through and including December 31st of the calendar year in question (the “Measurement Period”).

The “Deemed Distribution Fee Percentage” will be equal to, with respect to the Net Receipts of all Covered Product during the applicable Measurement Period, (a) 3% if the cumulative Video Ratio is less than or equal to 50.00% for the applicable Measurement Period, (b) 4% if the cumulative Video Ratio is greater than 50.00% and less than or equal to 60.00% for the applicable Measurement Period, (c) 5% if the cumulative Video Ratio is greater than 60.00% and less than or equal to 75.00% for the applicable Measurement Period, and (d) 6% if the cumulative Video Ratio is greater than 75.00% for the applicable Measurement Period. The “Deemed Distribution Fee Amounts” will equal the product of the Deemed Distribution Fee Percentage multiplied by the cumulative Net Receipts for the applicable Measurement Period.

TWC and the Distributor will from time to time review and discuss in good faith possible adjustment to the cumulative Video Ratio levels based on then-customary industry standards for Video Ratios, manufacturing levels and suggested retail prices for Videogram units, provided that any failure of the parties to reach an agreement with respect to such adjustment will not constitute a breach of the Distribution Agreement or give rise to any right or remedy of the parties; provided further that no such adjustment will be made unless agreed to in writing by both parties.

True-Up Payments

If the Deemed Distribution Fee Amounts for the applicable Measurement Period exceed the actual distribution fee amounts for the applicable Measurement Period, then the Distributor will be entitled to deduct such excess (a “Licensor True-Up Payment”) from Net Contribution otherwise payable to TWC on a prospective basis. If the actual distribution fee amounts for the applicable Measurement Period exceed the Deemed Distribution Fee Amounts for the applicable Measurement Period, then the Distributor will pay the amount of such excess (a “Distributor True-Up Payment”) to TWC ratably in six (6) monthly installments commencing 30 days after the Measurement Date for the applicable Measurement Period.

Returned Units

Notwithstanding anything to the contrary contained in the Distribution Agreement, no distribution fees will be payable on any Videogram which is sold and returned, and to the extent any distribution fees are charged on units that are ultimately returned, the Distributor agrees to disgorge any distribution fee charged with respect to such Videogram in the accounting period in which the Videogram is so returned.

Subdistributor/Sublicensee Fees

Unless otherwise agreed by the parties in writing, distribution fees payable to the Distributor will be inclusive of any fees paid or payable to any affiliates and any subdistributors and sublicensees.

E xcessive Sales to Wholesalers

The Distributor has advised TWC that the Distributor intends to distribute Videograms of the Covered Product throughout the United States directly to retailers (i.e., Net Receipts will be calculated as 100% of amounts paid by retailers (less all related refunds, credits and discounts) without the deduction of any agents’ or other third party fees). If more than fifteen percent (15%) of the Net Receipts in any consecutive six month period are Net Receipts from wholesalers (as opposed to Net Receipts directly from retailers) then the Distributor will not be entitled to a distribution fee with respect to such Net Receipts in excess of such 15% and the Distributor is required to immediately rebate to TWC any such distribution fee then previously deducted by the Distributor.

Security Interest

The Distributor will grant to TWC a security interest to secure amounts owing to TWC under the Distribution Agreement.

Accounting and Payment

The Distributor will render or cause to be rendered to TWC monthly accounting statements within 45 days after the last day of the applicable calendar month. The statements are required to indicate (on an aggregate and Covered Product-by-Covered Product basis) the number of Videograms sold and returned, gross receipts, Net Receipts, distribution expenses, marketing expenses, applicable distribution fees, and Net Contribution. The statements shall also be required to include (i) a breakdown by the Distributor’s top 15 accounts, (ii) a breakdown of the Distributor’s calculation of the reserve for returns, including any liquidation thereof and (iii) a breakdown of the Distributor’s calculation of the percentage of the Distributor’s sales attributable to direct sales to retailers and the Distributor’s sales to wholesale distributors.

All monies due and payable to TWC pursuant to the Distribution Agreement and shown to be due on each monthly statement are required be paid to TWC at the time the next monthly accounting statement is due to TWC. If the Distributor fails to pay any amount due and payable in accordance with the preceding sentence and does not cure such failure within five business days thereafter, then, without waiving any of TWC’s other rights or remedies under the Distribution Agreement, the Distributor will be obligated to pay interest on such unpaid amounts at an annual rate equal to the prime rate announced from time to time by TWC’s senior lender plus two percent from the date such amount was due and payable until the date such payment actually is made by the Distributor.

No Minimum Sales Warranty

Neither TWC nor the Distributor makes any representation or warranty of any kind or nature with respect to the quantities of Covered Product that may be sold or returned, or the gross receipts or Net Contribution that will or may be derived by the Distributor or TWC pursuant to the Distribution Agreement. The extent of sales and returns of Videograms under the Distribution Agreement, and the amount of gross receipts that may be derived, is speculative.

Proprietary Rights

The Covered Product and related proprietary materials and all copyrights, trademarks and other proprietary rights in and to the Covered Product and related proprietary materials are and will remain owned exclusively by TWC. In addition, TWC will own the copyrights, trademarks and other proprietary rights in any and all artwork and designs created or used by the Distributor in connection with the distribution of Covered Product, which incorporate or otherwise include any elements of any of the Covered Product or the related proprietary material.

The Distributor is required to promptly take all reasonable legal steps necessary (subject to TWC’s prior written approval with respect to the institution of any legal proceeding), to protect the interests of TWC and the Distributor in the Videogram distribution of Covered Product in the United States, and to obtain redress and restrain any third party from any unauthorized reproduction, exhibition, distribution or other use of the Covered Product in the United States or from the duplication of any prints or the doing of any act which infringes upon any of TWC’s or the Distributor’s rights in the Covered Product in the United States or any materials manufactured or delivered under the Distribution Agreement. All direct, auditable, out-of-pocket expenses incurred by the Distributor in connection with this provision will be deemed recoupable distribution expenses attributable to the applicable Covered Product.

Representations and Warranties

The Distribution Agreement contains customary representations and warrants from TWC and the Distributor, including representations relating to due organization, authorization and no conflicts or legal violations. In addition, TWC is required to make representations relating to, among other things, TWC’s rights to the Covered Products, and the Distributor is required to make representations relating to the Distributor’s compliance with law and non-infringement of third party rights in connection with the performance of the Distribution Agreement.

Indemnity

Each party agrees to defend, indemnify and hold harmless the other party (and its affiliates, and its and their respective successors, assigns, licensees, officers, directors, employees and representatives) against and from any and all claims, liabilities, damages, costs and expenses (including reasonable attorneys’ fees and court costs) arising from or related to any breach by the indemnifying party of any of its undertakings, representations, warranties, covenants or agreements under the Distribution Agreement, and/or arising from or related to any and all third party claims which, if proven, would constitute a breach.

TWC further agrees to indemnify and hold harmless the Distributor (and its affiliates, and its and their respective successors, assigns, licensees, officers, directors, employees and representatives) against and from any and all claims, liabilities, damages, costs and expenses (including reasonable attorneys’ fees and court costs) arising from or related to the acquisition, development, financing, production, distribution, exhibition, marketing and/or any other exploitation of any and all Covered Products, excepting only claims arising solely out of a breach of any of the Distributor’s representations, warranties or agreements under the Distribution Agreement or any other matter for which the Distributor is obligated to indemnify TWC under the Distribution Agreement.

The Distributor further agrees to defend, indemnify and hold harmless TWC (and its affiliates, and its and their respective successors, assigns, licensees, officers, directors, employees and representatives) against and from any and all claims, liabilities, damages, costs and expenses (including reasonable attorneys’ fees and court costs) arising from or related to (i) the Distributor’s distribution of such Covered Products under the Distribution Agreement, excepting only claims arising solely out of a breach of any of TWC’s representations, warranties or agreements under the Distribution Agreement, and (ii) any unauthorized use by Distributor of the advertising materials.

Early Termination

Subject to the notice and cure provisions described below, TWC will have the right to terminate the Distribution Agreement and all of the Distributor’s rights in and to the Covered Product without prejudice to any rights which TWC may have, whether pursuant to the provisions of the Distribution Agreement or otherwise in law, or in equity, or otherwise, upon the occurrence of any one or more of the following events:

•	If the Distributor is in material breach of any of its covenants, obligations, warranties or representations under the Distribution Agreement or under any of the security documents;

•	If the Distributor is unable to pay its debts when due, makes any assignment for the benefit of creditors, or files any petition under the bankruptcy or insolvency laws of any jurisdiction, county or place, or has or suffers a receiver or trustee to be appointed for its business or property, or is adjudicated a bankrupt or an insolvent;

•	If the Annual Video Ratio is less than 60% (as calculated on any Measurement Date). However, if TWC does not exercise its termination right with respect to this provision within 90 days after receipt of the Distributor’s calculation of the Annual Video Ratio which will be provided to TWC no later than the applicable Measurement Date, then the termination right with respect to such calendar year will be deemed waived;

•

If the Semi-Annual Video Ratio is less than 60% (as calculated for any Semi-Annual Measurement Period). However, if TWC does not exercise its termination right with respect to this provision within 90 days after receipt of Distributor’s calculation of the Semi-Annual Video Ratio (which shall be provided to TWC no later than the applicable Semi-Annual Measurement Date), then such termination right with respect to such Semi-Annual Measurement Period will be deemed waived. Notwithstanding the preceding sentence, the threshold of 60% set forth in the preceding sentence may be reduced to 57.5% for one and only one Semi-Annual Measurement Period during the Output Term designated by the Distributor (it being understood and agreed that this sentence will apply to the Semi-Annual Video Ratio only and not the Annual Video Ratio). The Semi-Annual Video Ratio will be calculated within

15 days after June 30 and December 31 of each calendar year of the Output Term beginning with calendar year 2007 with respect to the preceding six month period commencing on either January 1 or July 1 of such calendar year, as applicable;

•	If the Distributor fails to fully comply with the liquidity and coverage ratios set forth on Schedule B attached to the Distribution Agreement;

•	If the Distributor incurs any indebtedness for borrowed money outside of the ordinary course or for an amount in excess of $10 million in year 2006 or, in any year thereafter, the amount of the Distributor’s cash flow for the then-preceding calendar year (and in any event for an amount in excess of $10 million) without prior written approval of TWC;

•	If the Distributor intentionally or repeatedly distributes, sells or otherwise exploits (or authorizes any third party to sell or otherwise exploit) Videograms embodying the Covered Product outside the United States;

•	If either the Distributor or Genius Products experiences a change of control event; or

•	if a change of control of the Distributor occurs that is not the direct result of TWC selling all or substantially all of its ownership interest in the Distributor to any person or group of persons.

Upon the occurrence of any of the events described above, TWC will give notice of termination (if TWC elects to terminate) in writing to the Distributor; provided, that TWC will not be required to give notice with respect to any event under the second, eighth or ninth bullet point above to the extent prohibited or restricted by applicable law. The Distributor will have 15 days from the date of receiving notice to correct any default which is curable with the payment of money and 30 days as to any other default which is capable of cure. However; the Distributor will have no right to cure with respect to any event listed above, except under the first bullet point above. Failing a timely cure by the Distributor as described above, the Distribution Agreement will immediately terminate.

Upon the occurrence of a change of control of TWC or a change of control of Distributor that is a direct result of TWC selling all of substantially all of its ownership interest in Distributor, TWC will have the right to terminate the Output Term. However, any such termination will not become effective prior to January 1, 2009. TWC will irrevocably elect to exercise its rights to terminate the Output Term by delivering written notice to the Distributor within 90 days of the consummation of the TWC change of control event, which notice shall specify a termination date (the “TWC Change of Control Termination Date”).

If TWC terminates the Output Term pursuant to this provision, then TWC will pay to the Distributor the net present value of the Termination Penalty (such net present value to be calculated by allocating the Termination Penalty in equal monthly installments over the number of whole months remaining between the TWC Change of Control Termination Date and the expiration of the Output Term, and then discounting such installments back to the TWC Change of Control Termination Date using a discount rate equal to TWC’s weighted average cost of capital at the time of the TWC Change of Control Termination Date). The term “Termination Penalty” means the product of (i) the average annual Net Receipts (such average to be calculated after adjustment for actual returns and by reference to all calendar years ending before the TWC Change of Control Termination Date), multiplied by (ii) .025, multiplied by (iii) .7, multiplied by (iv) a fraction, the numerator of which shall be the number of whole months remaining between the TWC Change of Control Termination Date and the expiration of the Output Term and the denominator of which shall be 24. In addition, TWC will have the right (but not the obligation) to exercise its buy-back rights pursuant to and in accordance with the provisions described below under “Buy-Back Right”.

From and after the early termination of the term of the Distribution Agreement as described above, all rights granted to the Distributor under the Distribution Agreement will revert to TWC and neither the Distributor nor its successors or permitted assigns will have any right whatsoever after the termination date to manufacture, sell, ship, market, distribute or otherwise use any of the Videograms embodying the Covered Product or the related proprietary materials.

Buy-Back Right

At any time after the expiration or earlier termination of the Output Term, upon 30 days written notice to the Distributor, TWC will have the right to buy back from the Distributor all distribution and other rights granted under the Distribution Agreement with respect to any or all Covered Products. The amount payable by TWC for such rights will be an amount equal to 2.5% of the Projected Net Receipts for such Covered Product. “Projected Net Receipts” will equal the net present value of the future Net Receipts (after the deduction of the higher of (i) a 17 1/2% reserve for returns (as such percentage may be adjusted as described above) or (ii) the actual projected percentage of returns) projected by the Distributor (“Distributor Projections”) with respect to the applicable Covered Product. The discount rate used to calculate the Projected Net Receipts will be the Distributor’s weighted average cost of capital at the time of the buy-back.

If the parties cannot agree as to the Projected Net Receipts, each party will hire its own independent third-party appraiser to provide an appraisal with respect to the Projected Net Receipts. If the higher of the two appraisals is within 10% of the lower appraisal, the average of the two appraisals will be the amount used as the Projected Net Receipts to determine the buy-back purchase price. If the higher of the two appraisals is not within 10% of the lower appraisal, then the two appraisers will mutually appoint a third independent appraiser to provide a third appraisal (the “Final Appraisal”) with respect to the Projected Net Receipts. The Final Appraisal will be averaged with the one of two prior appraisals which is closest to the Final Appraisal and such averaged amount will be used as the Projected Net Receipts to determine the buyback purchase price.

If TWC exercises its buy-back rights, then the early termination provisions described above will apply, except that TWC will be obligated to purchase from the Distributor any non-obsolete inventory of Videograms not in excess of the manufacturing levels previously approved by TWC.

Most Favored Nations

If at any time following the effective date of the Distribution Agreement the Distributor enters into a home video distribution agreement with a third party which grants more favorable terms regarding the net cost of distribution (taking into account distribution fee, fee structure, advances, etc.) and/or grants more favorable terms with respect to operating controls and/or approvals, the Distributor agrees to grant to TWC the benefit of the more favorable terms.

The Distributor will have its third-party agreements audited by the Distributor’s outside auditor at the end of each year in order to verify compliance with this provision, and the auditor will issue a statement to TWC that either Distributor is in compliance (i.e., no more favorable third-party agreements) or is not, in which case the auditor will provide details of the applicable more favorable provisions of third-party agreements that must be granted to TWC, as well as a calculation of any amounts that may be due to TWC under such more favorable provisions; but the auditor need not disclose to TWC any of Distributor’s confidential information.

5. Additional Agreements Related To The Transaction

Voting Agreements

In connection with the execution of the Contribution Agreement, TWC received executed Voting Agreements and proxies from certain stockholders of Genius Products pursuant to which these stockholders agreed to vote their shares in favor of the transactions contemplated by the Contribution Agreement, certain changes to our Certificate of Incorporation to accommodate these transactions and an increase of six million shares in our 2004 Stock Incentive Plan. TWC received executed Voting Agreements and proxies from stockholders holding approximately 32.2% of our outstanding shares as of the record date.

In connection with the Voting Agreements, each of the relevant stockholders also delivered to TWC an irrevocable proxy coupled with an interest and appointed Lawrence Madden and Irwin Reiter, executive officers of TWC, as attorneys-in-fact to vote all the shares beneficially owned by such stockholders in accordance with the provisions of the Voting Agreements. Each such stockholder also agreed not to transfer any of his or her respective shares in Genius Products except (i) to a relative, (ii) where required by law or (iii) the sale by such stockholder of up to 25% of his or her respective shares subject to the Voting Agreement, provided that such stockholder must obtain from the transferee an agreement to be bound by the applicable Voting Agreement, other than with respect to sales of shares conducted on our primary public trading market or exchange.

Services Agreement

At the Closing, Genius Products and the Distributor will enter into a Services Agreement pursuant to which the Distributor will agree to render certain services to us or on our behalf. The Distributor will provide to Genius Products such services as shall be reasonably necessary or appropriate to enable us to:

•	serve as the managing member of the Distributor and perform our obligations as managing member under and in the manner contemplated in the Contribution Agreement, LLC Agreement and Registration Rights Agreement;

•	continue as a public reporting company following the closing; and

•	comply with all other legal, regulatory and contractual obligations and requirements applicable to us in connection with the foregoing.

The Services Agreement provides examples of services that will be performed by the Distributor pursuant to the Services Agreement. In addition, to the extent that any of the services are not provided to us as contemplated in the Services Agreement, we will have the right to obtain any of the services ourselves and obtain reimbursement from the Distributor for the reasonable costs thereof.

Registration Rights Agreement

At the Closing, Genius Products and TWC Holdings will also enter into a Registration Rights Agreement pursuant to which we will agree to register for resale at our own expense the shares of our common stock issuable upon redemption of TWC Holdings’ and a first-tier subsidiary’s Class W Units in the Distributor.

Under the Registration Rights Agreement, we will grant to the holders of such shares:

•	five demand registration rights;

•	unlimited “piggyback” registration rights (i.e., the right to have shares registered if we decide to file a registration statement for other shares, subject to customary limitations); and

•	unlimited Form S-3 registration rights.

The Registration Rights Agreement also provides that, without the prior written consent of the holders of at least a majority of the registrable securities then outstanding, we are not permitted to enter into any agreement with any holder or prospective holder of any of our securities that would grant to such holder or prospective holder registration rights superior to or on parity with those granted under the Registration Rights Agreement.

The registration rights under the Registration Rights Agreement terminate for each holder after such time at which all registrable securities held by such holder can be sold without restriction (including volume and manner-of-sale restrictions) on a single day without registration in compliance with Rule 144 under the Securities Act and such holder has received, upon such holder’s request, an opinion of counsel to Genius Products to that effect.

Under the Registration Rights Agreement, subject to certain limitations, we also grant to TWC Holdings (on behalf of itself and the other holders of registrable securities) a right of first offer with respect to future sales by

Genius Products or any of its subsidiaries of any shares of, or securities convertible into or exercisable for any shares of, any class of our or any of our subsidiaries’ capital stock to any person or entity.

Required Vote

To be approved, Proposal 1 must receive a “For” vote from the majority of our outstanding shares of common stock, voting either in person or by proxy.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 1.

PROPOSAL 2, INCLUDING SUB-PROPOSALS 2A – 2F

APPROVAL OF THE AMENDMENT AND RESTATEMENT

OF OUR CERTIFICATE OF INCORPORATION

In connection with the Transaction, we agreed with TWC that, subject to the approval of our stockholders, we would amend and restate our certificate of incorporation to implement a number of changes, as described below. At the special meeting you will be asked to consider and vote to approve our amended and restated certificate of incorporation.

In order to comply with applicable rules of the SEC relating to proxy statements, we are also presenting Sub-Proposals 2A through 2F to our stockholders as separate proposals for approval. As a matter of state law, only the approval of the amended and restated certificate of incorporation, as a whole, is required. However, because we are required to present the sub-proposals separately and because all of the revisions to our existing certificate of incorporation that are reflected in the amended and restated certificate of incorporation are considered by Genius Products and TWC to be integral parts of the Transaction, the approval of Proposal 2 and each of the Sub-Proposals 2A through 2F is a condition to completion of the Transaction. Accordingly, a vote against Proposal 2 or any of the related Sub-Proposals 2A through 2F is effectively a vote against the Transaction.

SUB-PROPOSAL 2A—A proposal to approve a provision restricting the acts or activities in which the Company may engage to certain limitations arising under the Transaction documents.

Article III of our proposed amended and restated certificate of incorporation attached as Appendix E includes provisions that restrict the acts or activities in which the Company may engage to certain limitations arising under the Transaction documents. In particular, Article III states that the Company’s purpose is to engage in any lawful act or activity for which corporations may be organized under Delaware law, subject to:

•	the limitation on business and activities of the Company contained in the LLC Agreement, as described above beginning on page 69 under the caption, “Proposal 1—The LLC Agreement—Devotion of Time; Company Opportunities; Other Activities”; and

•	receipt of prior approval for certain activities of the Company from the holders of Series W Preferred Stock to the extent required under the amended and restated certificate of incorporation, as described above beginning on page 52 under the caption, “Proposal 1—Series W Preferred Stock to be Issued to TWC”.

SUB-PROPOSAL 2B—A proposal to approve the increase of the number of authorized shares of common stock from 100,000,000 to 300,000,000 shares and the increase of the number of authorized shares of all classes of stock from 110,000,000 to 310,000,000 shares.

Article IV, Section (A) of our proposed amended and restated certificate of incorporation attached as Appendix E includes provisions that increase the authorized number of shares of our common stock from 100,000,000 shares to 300,000,000 and increase the number of authorized shares of all classes of stock from 110,000,000 to 310,000,000.

Our certificate of incorporation currently authorizes us to issue 100,000,000 shares of common stock, $0.0001 par value per share. The certificate of incorporation also authorizes us to issue 10,000,000 shares of preferred stock, but the proposed amended and restated certificate of incorporation would not affect this authorization. The primary reason for the proposed increase in our authorized shares is to accommodate the shares issuable to the TWC parties should they exercise their right to require Genius Products to redeem all or a portion of its Class W Units in the Distributor for shares of our common stock. Such right is discussed further above under “Proposal 1—LLC Agreement—Redemption Rights of Holder of Class W Units.”

As of the record date,                      shares of our common stock were outstanding,                      shares of common stock were reserved for issuance upon the exercise of outstanding stock options or other equity

compensation awards (including options issued under our 2004 Stock Incentive Plan) and                      shares of common stock were reserved for issuance upon the exercise of outstanding warrants. In addition, if TWC exercises its right in full to require Genius Products to redeem all of its Class W Units in the Distributor for shares of our common stock as of the closing date, unless we pay cash in connection with this redemption we would be required to issue to TWC 141,022,359 shares of our common stock, subject to adjustment as provided in the LLC Agreement, based upon the number of shares of our common stock outstanding as of the Record Date.

The primary reason for the proposed increase in our authorized shares is to accommodate the shares issuable to the TWC parties should they exercise their right to require Genius Products to redeem all or a portion of their Class W Units in the Distributor for shares of our common stock. In addition, our board of directors believes that it is desirable to increase the number of authorized shares of common stock to ensure that there is a sufficient number available to provide our company with adequate flexibility to issue common stock for other corporate purposes that may be identified in the future. The additional shares could be used, among other things, for the declaration of stock splits or stock dividends, for acquisitions of other companies, for public or private financings to raise additional capital, for the issuance of stock under options granted or to be granted under various stock incentive plans or other benefit plans for our employees and non-employee directors, and the issuance of stock under warrants granted or to be granted in the future. There are currently no commitments or agreements for the issuance of additional shares of common stock, except as described in this Proxy Statement.

If the proposed amended and restated certificate of incorporation is adopted, the newly authorized shares would be unreserved and available for issuance without further stockholder action, except as required by applicable laws and regulations. All of the additional shares resulting from the proposed increase in our authorized common stock would be of the same class if and when they are issued, and holders would have the same rights and privileges as holders of shares of common stock presently issued and outstanding, including the same dividend, voting and liquidation rights.

The holders of our common stock do not have preemptive rights to subscribe to additional securities that may be issued by our company, which means that current stockholders do not have a prior right to purchase any additional shares in connection with a new issuance of capital stock of our company in order to maintain their proportionate ownership of our common stock. Accordingly, if our board of directors elects to issue additional shares of common stock, such issuance could have a dilutive effect on the earnings per share, voting power and equity ownership of current stockholders.

The proposed increase in the authorized number of shares of common stock could have an anti-takeover effect. The availability for issuance of additional shares of common stock could discourage, or make more difficult, efforts to obtain control of our company because such shares could be issued to dilute the voting power of a person seeking control. For example, it may be possible for our board of directors to delay or impede a merger, tender offer, or proxy contest that it determines is not in the best interests of our company and stockholders by causing such additional authorized shares to be issued to holders who might side with the board in opposing such a takeover or change in control. By potentially discouraging unsolicited takeover attempts, the proposed amended and restated certificate of incorporation may limit the opportunity for our stockholders to dispose of their shares at the higher price generally available in takeover attempts or under a merger proposal and may also have the effect of permitting our current management, including the current board of directors, to retain its position and resist changes that stockholders may wish to make if they are dissatisfied with the conduct of our business.

It should be noted that the issuance of additional shares of common stock could have a detrimental effect upon existing holders of our common stock since such issuance may, among other things, have a dilutive effect on the earnings per share of common stock and the voting rights of holders of the common stock. Although authorization of additional shares of common stock is recommended by the board of directors for the reasons stated herein, and not because of any possible anti-takeover effect, such additional authorization of shares of common stock could be used by incumbent management to make more difficult, and thereby discourage, an attempt to acquire control of the Company, even though our stockholders may deem such an acquisition desirable. For example, the shares could be privately placed with purchasers who might support the board of directors in opposing a hostile takeover bid. The issuance of new shares could also be used to dilute the stock ownership and voting power of a third party seeking to remove the directors, replace incumbent directors, accomplish certain business combinations or alter, amend or repeal portions of our certificate of incorporation.

SUB-PROPOSAL 2C—A proposal to approve a provision authorizing Series W Preferred Stock and establishing the rights, preferences and powers, and the qualifications, limitations and restrictions, of Series W Preferred Stock.

Article IV, Section (B) of our proposed amended and restated certificate of incorporation attached hereto as Appendix E includes provisions that authorize Series W Preferred Stock and establish the rights, preference and powers, and the qualifications, limitations and restrictions, of Series W Preferred Stock.

As explained above in Proposal 1, as a condition to the closing of the Transaction, we are required to issue to TWC 100 shares of Series W Preferred Stock. The terms of the Series W Preferred Stock include the rights, preferences and powers described above in the section entitled, “Proposal 1—Series W Preferred Stock to be Issued to TWC.”

Under our existing certificate of incorporation, our board of directors is authorized to create or provide for any series of Preferred Stock, and to fix the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof. Accordingly, even if our stockholders do not approve this Proposal 3, our board of directors would be permitted to create the Series W Preferred Stock and determine the rights, preferences and powers of the Series W Preferred Stock.

Nevertheless, we wish to solicit the approval of our stockholders with respect to the authorization of the Series W Preferred Stock because the shares of Series W Preferred Stock that we plan to issue to TWC in connection with the Transaction will give TWC significant rights, preferences and powers not held by our other stockholders, as described above in the section entitled, “Proposal 1—Series W Preferred Stock to be Issued to TWC.”

SUB-PROPOSAL 2D—A proposal to modify the rights, preferences and powers, and the qualifications, limitations and restrictions, of Common Stock.

Article IV(C) of our proposed amended and restated certificate of incorporation attached hereto as Appendix E includes provisions that modify the rights, preferences and powers, and the qualifications, limitations and restrictions, of our common stock to include the right to elect two “At-Large Directors” and certain “Special Voting Provisions,” consisting of matters which may be approved by the At-Large Directors or by the vote of holders of a majority of our outstanding common stock, without giving effect to any of the voting rights granted to holders of shares Series W Preferred Stock.

Article IV(C) provides that, so long as the TWC parties and their permitted transferees collectively beneficially own or have the right to beneficially own upon conversion, exchange, or redemption of Class W Units pursuant to the LLC Agreement, at least the Threshold Amount (as defined above on page 52), the holders of common stock (voting separately as a single class) will be entitled to elect two directors of Genius Products, referred to as the “At-Large Directors,” and to remove, without cause, from office any At-Large Director and, in the absence of any At-Large Directors, to fill any vacancy caused by the resignation, death or removal of any At-Large Director. Vacancies on the board resulting from the death, resignation or removal of an At-Large Director may be filled by the remaining At-Large Director, to hold office until a qualified successor is elected by the holders of common stock at the next regular or special meeting of the stockholders.

Article IV(C) also provides that, so long as the TWC parties and their permitted transferees collectively beneficially own or have the right to beneficially own upon conversion, exchange, or redemption of Class W Units pursuant to the LLC Agreement, at least the Threshold Amount, the following matters may be approved by the vote or consent of a committee of the board of directors composed only of At-Large Directors, or the holders of at least a majority of the outstanding shares of Common Stock, without giving effect to any of the voting rights granted to holders of shares Series W Preferred Stock:

•	defending, settling, fulfilling or otherwise managing any of our liabilities, duties or obligations arising in, under or from any of the Excluded Liabilities (defined above on page 56 under “—Excluded Liabilities” and in the Contribution Agreement);

•	prosecuting and managing our interest, rights or remedies arising in, under or from any of the Excluded Assets (defined above on page 55 under “—Assets” and in the Contribution Agreement);

•	declaring or making dividends or distributions payable solely to holders of our common stock;

•	making payments to the holders of the Contingent Dividend Right under the terms thereof; and

•	undertaking a Genius Capital Transaction (defined above on page 73 under “LLC Agreement—Additional Capital Contributions” and in the LLC Agreement); and

•	solely to fund our activities not provided for or reimbursed by the Distributor, provided that such activities are permitted to be taken by us under the LLC Agreement following the closing of the Transaction.

SUB-PROPOSAL 2E—A proposal to approve a provision by which the Company elects out of the Delaware law restricting business combinations with interested stockholders.

Article IX of our proposed amended and restated certificate of incorporation attached hereto as Appendix E includes provisions that provide that, to the fullest extent permitted by law, the Company elects not to be governed by Section 203 of the Delaware General Corporation Law.

Section 203 restricts our ability to engage, directly or indirectly, in a business combination transaction with an “interested stockholder”. An interested stockholder is one that holds 15% or more of our voting stock. Specifically, under Section 203, we cannot engage in a business combination with any interested stockholder for three years after the interested stockholder became an interested stockholder, unless:

•	Prior to such time, the board of directors approved the business combination or the transaction that resulted in the interested stockholder becoming an interested stockholder;

•	Upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our outstanding voting stock, excluding shares owned by our directors who are also officers and shares held in employee stock plans in which participants do not have the confidential right to determine whether their plan shares will be tendered in a tender or exchange offer; or

•	The board approves the business combination, and stockholders holding at least two-thirds of our voting stock authorize it at an annual or special meeting.

Section 203 permits corporations to elect not to be governed by Section 203, provided that the stockholders approve such election.

If Section 203 does not govern us, we may more easily enter into business combinations with persons or entities that hold substantial percentages of our capital stock, including TWC or its affiliates.

SUB-PROPOSAL 2F—A proposal to approve a provision by which the Company renounces the Company’s interest or expectancy in, or in being offered the opportunity to participate in, corporate opportunities engaged in by TWC (including its affiliates and related persons).

Article V of our proposed amended and restated certificate of incorporation attached hereto as Appendix E includes provisions by which the Company renounces the Company’s interest or expectancy in, or in being offered the opportunity to participate in, corporate opportunities engaged in by TWC (including its affiliates and related persons).

We believe that the waiver of fiduciary duties reflected in this Sub-Proposal 2F is appropriate and reasonable, because otherwise our issuance of Series W Preferred Stock to TWC in connection with the Transaction and the appointment of directors to our board of directors by TWC may restrict the activities of TWC and/or these directors, and expose them to liability for their other activities after the consummation of the Transaction. It is not our intent to cause TWC or its director nominees to be subject to liability for activities conducted by TWC that are competitive with Genius Products following the Transaction. Accordingly, our board of directors believes that it is in the best interests of Genius Products and its stockholders to waive such fiduciary duties in order to facilitate the consummation of the Transaction, in recognition of the fact that TWC currently engages in, and may in the future engage in, the same or similar lines of business and have interests in the same areas or types of corporate opportunities, and in recognition of the benefits to be derived by Genius Products and the Distributor through their respective continued contractual, corporate and business relations with TWC.

The proposed amendment to our certificate of incorporation reflected in this Sub-Proposal 2F provides, among other things, that:

•	Genius Products renounces any interest or expectancy in, or in being offered the opportunity to participate in, any corporate opportunity which may be engaged in by Authorized Persons, their affiliates or their respective directors, officers and employees or to which such persons may have access to the fullest extent permitted by the Delaware General Corporation Law.

•	“Authorized Person” is defined to include TWC, any successor by operation of law (including by merger) of an Authorized Person, any person or entity which acquires all or substantially all of the assets of an Authorized Person in a single transaction or series of related transactions and any subsidiary of any person or entity describe above.

•	To the fullest extent permitted by applicable law, no director, officer, employee, or stockholder of Genius Products, in such capacity, that is an Authorized Person, an affiliate of an Authorized Person or any of their respective directors, officers, or employees, acting in his or her capacity as such, will have any obligation to Genius Products to refrain from competing with Genius Products, making investments in competing businesses or otherwise engaging in any commercial activity that competes with Genius Products.

•	To the fullest extent permitted by applicable law, Genius Products will not have any right, interest or expectancy with respect to any such particular investments or activities undertaken by any Authorized Person, any affiliate of an Authorized Person or any of their respective directors, officers or employees and such investments or activities will not be deemed wrongful or improper, and no such person will be obligated to communicate, offer or present any potential transaction, matter or opportunity to Genius Products, even if such potential transaction, matter or opportunity is of a character that, if presented to Genius Products, could be taken by Genius Products.

•	If an Authorized Person, any affiliate of an Authorized Person or any of their respective directors, officers or employees acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the Authorized Person and Genius Products, the Authorized Person, affiliate of an Authorized Person and their respective directors, officers and employees, will have no duty to communicate or offer such corporate opportunity to Genius Products and will not be liable to Genius Products or its stockholders for breach of any fiduciary duty by reason of the fact that an Authorized Person or any director, officer, or employee of an Authorized Person, acting in his or her capacity as such, pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to Genius Products, and Genius Products renounces any interest or expectancy in such corporate opportunity.

•	Nothing in the amendment will limit or otherwise prejudice any contractual rights Genius Products may have or obtain against any Authorized Person, any affiliate of an Authorized Person or any of their respective directors, officers, or employees.

•	Notwithstanding anything contained in our certificate of incorporation to the contrary, in addition to any other vote of stockholders required by law or our certificate of incorporation, the affirmative vote of the holders of at least 80 percent of the outstanding shares of the Series W Preferred Stock, voting together as a single class, will be required to amend, repeal or adopt any provision inconsistent with the foregoing.

REQUIRED VOTE

To be approved, Proposal 2, including Sub-Proposals 2A – 2F, must receive a “For” vote from the majority of our outstanding shares of common stock, voting either in person or by proxy. The approval of Proposal 2, including Sub-Proposals 2A – 2F, is a condition to completion of the Transaction, and thus a vote against Proposal 2, or any of Sub-Proposals 2A through 2F, effectively will be a vote against the Transaction.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 2,

INCLUDING EACH OF SUB-PROPOSALS 2A – 2F.

PROPOSAL 3

APPROVAL OF AN AMENDMENT AND RESTATEMENT OF OUR 2004 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE UNDER THE PLAN FROM 7,500,000 SHARES TO 13,500,000 SHARES

Background

Subject to stockholder approval, our board of directors has adopted an amendment and restatement of our 2004 Stock Incentive Plan (the “2004 Plan”) to increase the number of shares reserved for issuance under the 2004 Plan by 6,000,000 shares from 7,500,000 shares to 13,500,000 shares, subject to adjustment in the event of a stock split, stock or other extraordinary dividend, or other similar change in our common stock or capital structure.

The 2004 Plan is intended to enable us to attract and retain the best available personnel for positions with the Company, to provide additional incentive to employees, directors and consultants and to promote the success of our business. Our board of directors believes that the Company’s long-term success is dependent upon our ability to attract and retain superior individuals who, by virtue of their ability and qualifications, make important contributions to our business.

The 2004 Plan provides for the grant of:

•	incentive stock options to our employees, including officers and employee directors;

•	non-qualified stock options to our employees, directors and consultants; and

•	restricted stock awards.

A general description of the principal terms of the 2004 Plan as proposed to be amended and restated is set forth below. This description is qualified in its entirety by the terms of the 2004 Plan, as amended and restated, a copy of which is attached to this Proxy Statement as Appendix F and is incorporated herein by reference.

In addition, the vesting of all unvested stock options outstanding at the time of the closing of the Transaction, including options held by our directors and executive officers, automatically will accelerate upon the closing of the Transaction. However, pursuant to their employment agreement amendments, each of Messrs. Budin, Satterwhite and Radiloff have agreed to waive the accelerated vesting of a portion of their existing stock options, and Mr. Drinkwater has agreed to restrictions on the sale or transfer of a portion of the shares of our common stock represented by his existing stock options.

General Description

Shares Reserved for Issuance under the 2004 Plan. As of December 31, 2005, options to purchase                      shares had been granted under the 2004 Plan of which options to purchase                      shares were outstanding. No shares of restricted stock had been granted under the 2004 Plan. As of December 31, 2005, the number of officers, employees, consultants and directors of Genius Products and related entities that were eligible to receive grants under the 2004 Plan was approximately 42 persons. The maximum number of shares with respect to which options may be granted to a participant during a calendar year is 1,000,000 shares. In addition, in connection with a participant’s commencement of continuous service, a participant may be granted options for up to an additional 1,000,000 shares which will not count against the limit set forth in the previous sentence. For awards of restricted stock that are intended to be performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the maximum number of shares subject to such awards that may be granted to a participant during a calendar year is 1,000,000 shares. All share numbers described in this paragraph are subject to adjustment in the event of a stock split, stock dividend, or other similar change in our common stock or capital structure.

Administration. The 2004 Plan is administered, with respect to grants to employees, directors, officers, and consultants, by the plan administrator, defined as the Board or one or more committees designated by the Board.

Generally, the 2004 Plan will be administered by the Compensation Committee. With respect to grants to officers and directors, the committee will be constituted in such a manner as to satisfy applicable laws, including Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and Section 162(m) of Code.

Terms and Conditions of Awards. Stock options granted under the 2004 Plan may be either incentive stock options under the provisions of Section 422 of the Internal Revenue Code, or nonqualified stock options. Incentive stock options may be granted only to employees. Non-qualified stock options and awards of restricted stock may be granted to employees, directors and consultants. Subject to applicable laws, the plan administrator has the authority, in its discretion, to select employees, directors and consultants to whom awards may be granted from time to time, to determine whether and to what extent awards are granted, to determine the number of shares of our common stock or the amount of other consideration to be covered by each award, to approve award agreements for use under the 2004 Plan, to determine the terms and conditions of any award, to construe and interpret the terms of the 2004 Plan and awards granted, to establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable non-U.S. jurisdictions and to take such other action not inconsistent with the terms of the 2004 Plan as the plan administrator deems appropriate.

The 2004 Plan includes the following performance criteria that may be considered by the plan administrator when granting performance-based awards: (i) increase in share price, (ii) earnings per share, (iii) total stockholder return, (iv) operating margin, (v) gross margin, (vi) return on equity, (vii) return on assets, (viii) return on investment, (ix) operating income, (x) net operating income, (xi) pre-tax profit, (xii) cash flow, (xiii) revenue, (xiv) expenses, (xv) earnings before interest, taxes and depreciation, (xvi) economic value added and (xvii) market share.

The term of awards granted under the 2004 Plan may not be for more than ten years (or five years in the case of incentive stock options granted to any participant who owns stock representing more than 10% of the combined voting power of us or any parent or subsidiary of ours), excluding any period for which the participant has elected to defer the receipt of the shares or cash issuable pursuant to the award.

Termination of Service. An award may not be exercised after the termination date of such award as set forth in the award agreement. In the event a participant in the 2004 Plan terminates continuous service with us for any reason other than death or disability, the vested portion of an award may be exercised within a period of three-months following the termination (or such longer or shorter period as determined by the plan administrator). In the event a participant in the 2004 Plan terminates continuous service with us as a result of death or disability, the vested portion of an award may be exercised within a period of twelve-months following the termination (or such longer or shorter period as determined by the plan administrator). The award will terminate to the extent not exercised on the last day of the specified period or the last day of the original term of the award, whichever comes first. Any award designated as an incentive stock option, to the extent not exercised within the time permitted by law for the exercise of incentive stock options following the termination of employment, will convert automatically to a nonqualified stock option and thereafter will be exercisable as such to the extent exercisable by its terms for the period specified in the award agreement.

Change in Capitalization. Subject to any required action by our stockholders, the number of shares of common stock covered by outstanding awards, the number of shares of common stock that have been authorized for issuance under the 2004 Plan, the exercise or purchase price of each outstanding award, the maximum number of shares of common stock that may be granted subject to awards to any participant in a calendar year, and the like, will be proportionally adjusted by the plan administrator in the event of (i) any increase or decrease in the number of issued shares of common stock resulting from a stock split, stock dividend, combination or reclassification or similar event affecting our common stock, (ii) any other increase or decrease in the number of issued shares of common stock effected without receipt of consideration by us or (iii) as the plan administrator may determine in its discretion, any other transaction with respect to common stock including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete) or any similar transaction; provided, however, that conversion of any of our convertible securities will not be deemed to have been “effected without receipt of consideration”. Such adjustment will be made by the plan administrator and its determination will be final, binding and conclusive.

Corporate Transaction and Change in Control. Effective upon the consummation of a corporate transaction (as defined in the 2004 Plan), all outstanding awards will terminate. However, all such awards will not terminate to the extent the contractual obligations represented by the award are assumed by the successor entity. Further, the award will automatically become fully vested and exercisable for all of the shares at the time represented by the award, immediately prior to the specified effective date of such corporate transaction. In the event of a change in control (as defined in the 2004 Plan), an award will automatically become fully vested and exercisable for all of the shares represented by the award at the time of such change in control.

Amendment, Suspension or Termination of the 2004 Plan. The Board may at any time amend, suspend or terminate the 2004 Plan. The 2004 Plan will terminate on September 30, 2014, unless terminated earlier by the Board. To the extent necessary to comply with applicable provisions of federal securities laws, state corporate and securities laws, the Internal Revenue Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to awards granted to residents therein, we will obtain stockholder approval of any such amendment to the 2004 Plan in such a manner and to such a degree as required.

Certain U.S. Federal Tax Consequences Relating to 2004 Stock Incentive Plan

The following summary of the U.S. federal income tax consequences of 2004 Plan transactions is based upon federal income tax laws in effect on the date of this Proxy Statement. This summary does not purport to be complete, and does not discuss non-U.S., state or local tax consequences or guidance that may be issued by the Treasury Department under Section 409A of the Internal Revenue Code.

Nonqualified Stock Options. The grant of a nonqualified stock option under the 2004 Plan will not result in any federal income tax consequences to the participant or to us. Upon exercise of a nonqualified stock option, the participant is subject to income taxes at the rate applicable to ordinary compensation income on the difference between the option exercise price and the fair market value of the shares on the date of exercise. This income is subject to withholding for federal income and employment tax purposes. We are entitled to an income tax deduction in the amount of the income recognized by the participant, subject to possible limitations imposed by Section 162(m) of the Code and so long as we withhold the appropriate taxes with respect to such income (if required) and the participant’s total compensation is deemed reasonable in amount. Any gain or loss on the participant’s subsequent disposition of the shares of common stock will receive long or short-term capital gain or loss treatment, depending on whether the shares are held for more than one year following exercise. We do not receive a tax deduction for any such gain.

In the event a nonqualified stock option is amended or has an exercise price less than the fair value of the stock on the date of grant, such option may be considered deferred compensation and subject to the rules of new Section 409A of the Code, which provide rules regarding the timing of payment of deferred compensation. An option subject to Section 409A of the Code which fails to comply with the rules of Section 409A, can result in an additional 20% tax obligation, plus penalties and interest. Currently how the additional tax and penalties and interest will be applied is unclear.

Incentive Stock Options. The grant of an incentive stock option under the 2004 Plan will not result in any federal income tax consequences to the participant or to us. A participant recognizes no federal taxable income upon exercising an incentive stock option (subject to the alternative minimum tax rules discussed below), and we receive no deduction at the time of exercise. In the event of a disposition of stock acquired upon exercise of an incentive stock option, the tax consequences depend upon how long the participant has held the shares of common stock. If the participant does not dispose of the shares within two years after the incentive stock option was granted, nor within one year after the incentive stock option was exercised, the participant will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the shares and the exercise price. We are not entitled to any deduction under these circumstances.

If the participant fails to satisfy either of the foregoing holding periods, he or she must recognize ordinary income in the year of the disposition (referred to as a “disqualifying disposition”). The amount of such ordinary income generally is the lesser of (i) the difference between the amount realized on the disposition and the exercise price or (ii) the difference between the fair market value of the stock on the exercise date and the exercise price. Any gain in excess of the amount taxed as ordinary income will be treated as a long or short-term capital gain, depending on whether the stock was held for more than one year. In the year of the disqualifying disposition, we are entitled to a deduction equal to the amount of ordinary income recognized by the participant, subject to possible limitations imposed by Section 162(m) of the Code and so long as the participant’s total compensation is deemed reasonable in amount.

The “spread” under an incentive stock option—i.e., the difference between the fair market value of the shares at exercise and the exercise price—is classified as an item of adjustment in the year of exercise for purposes of the alternative minimum tax. If a participant’s alternative minimum tax liability exceeds such participant’s regular income tax liability, the participant will owe the larger amount of taxes. In order to avoid the application of alternative minimum tax with respect to incentive stock options, the participant must sell the shares within the same calendar year in which the incentive stock options are exercised. However, such a sale of shares within the same year of exercise will constitute a disqualifying disposition, as described above.

In the event an incentive stock option is amended or has an exercise price less than the fair market value of the stock on the date of grant, such option may be considered deferred compensation and subject to the rules of new Section 409A of the Code, which provide rules regarding the timing of payment of deferred compensation. An option subject to Section 409A of the Code which fails to comply with the rules of Section 409A, can result in an additional 20% tax obligation, plus penalties and interest. Currently how the additional tax and penalties and interest will be applied is unclear. In addition, the amendment of an incentive stock option may convert the option from an incentive stock option to a nonqualified stock option.

Restricted Stock. The grant of restricted stock will subject the recipient to ordinary compensation income on the difference between the amount paid for such stock and the fair market value of the shares on the date that the restrictions lapse. This income is subject to withholding for federal income and employment tax purposes. We are entitled to an income tax deduction in the amount of the ordinary income recognized by the recipient, subject to possible limitations imposed by Section 162(m) of the Code and so long as we withhold the appropriate taxes with respect to such income (if required) and the participant’s total compensation is deemed reasonable in amount. Any gain or loss on the recipient’s subsequent disposition of the shares will receive long or short-term capital gain or loss treatment depending on how long the stock has been held since the restrictions lapsed. We do not receive a tax deduction for any such gain.

Recipients of restricted stock may make an election under Section 83(b) of the Code (“Section 83(b) Election”) to recognize as ordinary compensation income in the year that such restricted stock is granted, the amount equal to the spread between the amount paid for such stock and the fair market value on the date of the issuance of the stock. If such an election is made, the recipient recognizes no further amounts of compensation income upon the lapse of any restrictions and any gain or loss on subsequent disposition will be long or short-term capital gain to the recipient. The Section 83(b) Election must be made within thirty days from the time the restricted stock is issued.

Amended Plan Benefits

Because the administrator of the 2004 Plan will make future awards at its discretion, we cannot determine the number of options and other awards that may be awarded in the future to eligible participants if the amendment and restatement of the 2004 Plan is approved by our stockholders. We also cannot determine the number of options and other awards that would have been received by eligible participants in 2005 if the amendments to the 2004 Plan had been in effect during 2005.

Equity Compensation Plan Information

The following table provides information concerning our equity compensation plans as of December 31, 2005.

Plan Category	Number of Securities To Be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in the Second Column)
Equity Compensation Plans Approved by Stockholders	37,713,336	$1.96	0
Equity Compensation Plans Not Approved by Stockholders	—	—	—

Required Vote

To be approved, Proposal 3 must receive a “For” vote from the majority of our outstanding shares of common stock, voting either in person or by proxy.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 3.

PROPOSAL 4

APPROVAL OF ADJOURNMENTS OF THE SPECIAL MEETING, IF NECESSARY, TO PERMIT FURTHER SOLICITATION OF PROXIES IF THERE ARE NOT SUFFICIENT VOTES AT THE TIME OF THE MEETING TO APPROVE ONE OR MORE OF THE PROPOSALS DESCRIBED ABOVE

If we fail to receive a sufficient number of votes to approve one or more of the proposals described above, we may propose to adjourn the Special Meeting, if a quorum is present, for a period of not more than 30 days for the purpose of soliciting additional proxies. We currently do not intend to propose adjournment at the Special Meeting if there are sufficient votes to approve the proposals described above.

Required Vote

If approval of the proposal to adjourn the Special Meeting for the purpose of soliciting additional proxies is submitted to our stockholders for approval, Proposal 4 must receive a “For” vote from the majority of our outstanding shares of common stock, voting either in person or by proxy.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 4.

BUSINESS OF GENIUS PRODUCTS

Overview

Genius Products is an entertainment company that produces, publishes, licenses and distributes films, videos and music on digital versatile discs, or DVDs, universal mini discs, or UMDs, and compact discs, or CDs, under a variety of branded and non-branded names. Our products are sold at traditional, direct response, mail order and internet retailers nationwide and, to a lesser extent, internationally.

We sell our own proprietary content, license content from third parties and distribute content for third parties for a fee. On an interim basis, we currently have U.S. home video distribution rights to selected films and if the Transaction is completed will have the exclusive U.S. home video distribution rights to feature film and direct-to-video releases owned or controlled by The Weinstein Company LLC. We have released two TWC titles on DVD. On March 21, 2006, we released Derailed, starring Jennifer Aniston and Clive Owen, and on April 11, we released Wolf Creek, an Australian horror film. Upcoming TWC films planned for home video release include Hoodwinked, an updated retelling of the classic story of Red Riding Hood with the voices of Anne Hathaway, Glenn Close and Jim Belushi; Mrs. Henderson Presents, starring Judi Dench and Bob Hoskins; Transamerica, starring Felicity Huffman, winner of the Golden Globe Award for best actress; The Matador, starring Pierce Brosnan; and Scary Movie 4. Potential new releases by TWC include sequels to Sin City, Kill Bill and Teenage Mutant Ninja Turtles. We will also release content on DVD for Rainbow Media and the Independent Film Channel or IFC.

If the Transaction is completed, we will seek to leverage our increasing retail sales volumes from our new relationship with The Weinstein Company to improve the distribution and sale of our other owned and licensed content. We currently own or have the rights to publish DVDs and audio CDs under the trademarked brands described in the following table.* These brands include both proprietary and licensed brands. We work with a broad range of retail outlets including Wal-Mart, Best Buy, Target, Blockbuster, Movie Gallery, Netflix and Amazon.com to implement our specialized distribution strategy that consists of in-store displays that highlight our brands and promote our products that relate to these brands. We call this specialized distribution strategy our “Branded Distribution Network”. We intend to continue to build our Branded Distribution Network by developing additional branded products through both internal development, acquisition and licenses from third parties. As part of this strategy, we acquired the Wellspring Media library with approximately 700 titles during 2005. Our brands and products are described below.

Licensed Brands and Trademarks	Selected Owned or Licensed Content	Licensed Music Brands
AMC Monsterfest™ AMC TV for Movie People™ AMC® Movies Bazooka® Genius Entertainment® Hollywood Classics™ IFILM® National Lampoon® Sundance Channel Home Entertainment™ TV Guide®

Berliner Film Company

J Horror Library (through Horizon

  Entertainment and Pony Canyon Inc.)

Jillian Michaels

NBC News Presents

Wellspring Library

Selected Distributed Content

Brandissimo!

Bauer Martinez Entertainment

IFC

Legend Films Library

Liberation Entertainment Library

Pacific Entertainment

Porchlight Entertainment

Shorts Play

Shorts Play Extreme

The Weinstein Company**

Ansel Adams

Baby Genius® *

Beatrix Potter™

Curious George®

Guess How Much I Love You™

Jay Jay the Jet Plane®

Kid Genius® *

My Little Pony®

Paddington Bear™

Raggedy Ann and Andy™

Rainbow Fish™

Spot the Dog™

The Little Tikes® *

The Snowman™

Tonka®

Wee Worship™ *

*	See Recent Developments below.
**	On an interim basis until closing of the Transaction.

On March 21, 2005, we completed the acquisition of American Vantage Media Corporation, or AVMC, a subsidiary of American Vantage Companies, or AVC. The acquisition was completed through an agreement and plan of merger which provided for the issuance to AVC of (i) 7,000,000 shares of our common stock and (ii) warrants to purchase 1,400,000 shares of our common stock, half at an exercise price of $2.56 per share and half at an exercise price of $2.78 per share, plus our assumption of approximately $6.3 million in debt of AVMC. A subsidiary of AVMC is Wellspring Media, Inc., which owns the rights to a substantial film library, as discussed further below. The Wellspring film library has approximately 700 titles of independent and art-related films, documentaries and holistic living programs that we plan to expand through acquisition and distribution agreements with content providers.

Recent Developments

Sale of Baby Genius

On December 31, 2005, we sold to Klaus Moeller, our founder and former Chief Executive Officer, all of our right, title and interest in and to our “Baby Genius”, “Kid Genius”, “Little Tikes” and “Wee Worship” lines of business. We sold to Mr. Moeller all our audio and audiovisual works under those brands, and all related intellectual property, agreements, documents and instruments. Subject to limited exceptions, Mr. Moeller took over our obligations for royalties, advances, reporting requirements, and other obligations relating to talent agreements, producer agreements, and other agreements relating to these properties. The purchase price for this sale was $3 million. On January 5, 2006, Mr. Moeller assigned the rights to these assets and related obligations over to Pacific Entertainment Corporation, a company controlled by Mr. Moeller, Larry Balaban and Michael Meader.

In connection with this sale, we entered into a distribution agreement with Pacific Entertainment pursuant to which we were appointed the exclusive distributor of sound or video recordings owned or controlled by Pacific Entertainment during the term of the distribution agreement. As part of the distribution agreement, Genius Products will continue to distribute Baby Genius, Little Tikes and Wee Worship DVDs and music CDs and all new products under these brands. The territory of our distribution rights is the United States for audiovisual recordings and the United States and Canada for audio-only recordings, including their respective territories and possessions. The term of the distribution agreement is five years, subject to earlier termination when the deferred portion of the purchase price for the underlying assets is fully paid to us. Under the distribution agreement, we will receive a distribution fee and recoup all of our expenses.

Corporate Reorganization

On February 20, 2006 we announced a corporate realignment of the Wellspring Media division (“Wellspring”) which is currently based in New York, New York. We announced that the Wellspring home entertainment distribution division will transfer to our facility located in Santa Monica, California and that the Wellspring theatrical distribution arm will be closed. The primary goal of this corporate realignment is to improve our operating efficiencies. We estimated that we would incur costs of an aggregate total of approximately $490,000 in connection with this action. These costs, consist primarily of employee severance arrangements and other related expenses. We expect to pay these costs and substantially complete the reorganization by May 2006.

Corporate Structure

We were incorporated in the State of Nevada on January 8, 1996 under the name Salutations, Inc., or Salutations. In September 1997, Salutations acquired all of the outstanding shares of a company called International Trade and Manufacturing Corporation, or ITM, a Nevada corporation founded in 1992.

Immediately after the acquisition, Salutations assumed all of the operations and businesses of ITM and changed its name to International Trading and Manufacturing Corporation, or ITMC. In October 1999, we changed our name from International Trading and Manufacturing Corporation to Genius Products, Inc. to reflect our primary business of producing, publishing, licensing and distributing audio and video products. On March 2, 2005, we changed our state of incorporation from the State of Nevada to the State of Delaware through a merger with a newly formed subsidiary in Delaware.

DVD Products

We sell and license our own proprietary content, license content from third parties and distribute content for third parties for a fee. Upon closing of the Transaction, we will have the exclusive U.S. home video distribution rights to feature film and direct-to-video releases owned or controlled by TWC. However, we are currently distributing home video for TWC under an interim agreement until the Transaction closes. We will seek to leverage our increasing retail sales volumes from our new relationship with TWC to improve the distribution and sale of our owned and licensed content as well as secure rights to additional content. We sell our owned and licensed products in retail outlets nationwide under well-known brands, including AMC, TV Guide, Sundance Channel Home Entertainment, Bazooka, National Lampoon, Baby Genius and Wellspring. We use a specialized distribution strategy called our Branded Distribution Network. Our Branded Distribution Network strategy employs the use of in-store displays that highlight our brands and promote our products among a broad range of retail outlets. We customize our displays and promotions based upon the buying patterns, habits and demographics of the consumers. As we add more content to our libraries, we intend to acquire, license, develop or distribute products with credible value and brand them for relevance to the consumer. We attempt to limit financial exposure through: (i) detailed return on investment, or ROI, analysis on potential acquisitions of new content, and (ii) our newly implemented vendor managed inventory system that provides us a scalable infrastructure and cost effective technology to manage the supply chain process.

To support our Branded Distribution Network, we intend to continue to acquire rights to film and television libraries and/or enter into distribution agreements with new content suppliers. Our acquisition of AVMC and its Wellspring library gives us a substantial library of high quality content consisting of approximately 700 feature films and documentaries. We believe this acquisition will drive value in our independent film genre categories. Additionally, we licensed the rights to distribute DVDs for the Legend and Liberation Entertainment film libraries. Each of these content suppliers have prolific film and TV libraries that include family classics, horror & cult classics, musical performances and television series. We believe these segments are integral to a well-balanced content portfolio that can generate revenue in several distribution channels.

We primarily sell and distribute entertainment products in the following categories:

1. Theatrical new releases (The Weinstein Company titles)

2. Independent Films, both theatrical and direct-to-video (Wellspring)

3. Classic content (TV Guide / Movie Classics / Legend Films)

4. Family oriented content (Brandissimo!)

5. Genre content, primarily horror, comedies, action, special interest, and health and wellness (Liberation Entertainment)

CD and Other Products

Music CDs

We distribute a line of musical CDs under recognizable brand names which come in three series: Classical, Instrumental and Vocal. We currently distribute 23 titles from the Baby Genius music catalog. The CDs are sold individually, in 2-packs and in 3-packs. In 2003, we introduced the first two Kid Genius titles. While Baby

Genius products are developed for children up to the age of three, Kid Genius music is targeted for children ages three to seven. In 2003, we also introduced the Wee Worship branded line of Christian music for children. We have eight titles in this line. As disclosed above under “Recent Developments,” we recently sold the “Baby Genius” and “Kid Genius” lines of business. We intend to continue to distribute these products pursuant to the terms of our distribution agreement with Pacific Entertainment.

Licensed Children’s Music

We have focused on developing, producing and acquiring the music rights to quality children’s entertainment and toy brands. In addition to developing our own Genius brand-name products, we obtained licenses for the audio and/or video rights for established third-party properties. Since 2003, we have introduced many licensed music properties, including My Little Pony, Tonka, Jay Jay the Jetplane, Guess How Much I Love You, Rainbow Fish, Curious George, Paddington Bear, Raggedy Ann and Andy, The Snowman and Spot.

Distribution

We utilize third-party distribution facilities located throughout the United States. We sell our products directly to retailers and through key select wholesale distribution companies including Alliance Entertainment Corp., Ingram and Baker & Taylor. We have excellent relationships with retailers nationwide and are a direct supplier to nearly every major retailer or major distributor that carries video and/or music products. We have distribution in approximately 25,000 retail locations. Our products can be found at retail outlets nationwide, such as mass retail stores including Target, Wal-Mart, Kmart, Meijers, ShopKo, Costco and Sam’s Club; children’s toy stores including Toys R Us and Babies R Us; electronics stores including Best Buy, Fry’s and Circuit City; bookstores including Borders and Barnes & Noble; music retailers including Trans World Entertainment, Musicland, and Virgin; internet retailers including Amazon.com and Netflix; rental outlets including Blockbuster, Movie Gallery, and Hollywood Video, direct marketing companies including QVC and Columbia House and other non-traditional outlets.

We have entered into distribution agreements with companies located in the United States, Canada, the Philippines, Singapore and Hong Kong. In each of these instances, we receive licensing fees for the licensed products that are produced and sold by the licensees. These products include proprietary music and video products in certain countries and products developed by the licensees for sale that utilize our brand names and trademarks. We have also engaged licensing agents to assist us in licensing broadcast rights for our proprietary music and video products. While we hope to enter into relationships with other domestic and international distributors, there can be no assurance that we will do so or, if we do enter into any such relationships, that they will be profitable.

Marketing and Sales

Our marketing and sales strategies are designed to support the sale of products for the retail, Internet and licensing components of our business. For our proprietary content, we use relatively low-cost marketing techniques, including public relations, promotional programs, in-store advertising and merchandising programs and cross-marketing with our strategic partners which are useful for marketing purposes but do not generate revenues directly. We continue to exhibit our products at select industry trade shows. For The Weinstein Company content, we will use marketing programs and strategies consistent with those used by other major film studios, including advertising on television, radio, magazines and newspapers and special promotions with retailers and consumer packaged goods companies.

For the year ended December 31, 2005, one customer accounted for 10% or more of net revenues. Wal-Mart accounted for 40% of net revenues in 2005. Our two largest customers in 2004, Target Corporation and Dollar Tree Stores, Inc., accounted for 27% and 26% of our net revenues, respectively. Dollar Tree Stores, Inc. is one of our primary retailers for our low priced value product that consists primarily of public domain content. Consistent with our strategy to shift our business from the lower margin, value product to higher priced and higher margin proprietary product, Dollar Tree Stores’ share of our total net revenue declined from 26% in 2004 to 4.4% in 2005. Value product net revenue declined from $11.1 million in 2004 to $3.7 million in 2005, or 67%. Excluding value product revenue, net revenue increased $13.1 million from $5.5 million in 2004 compared to $18.6 million in 2005 or 238%. Our two largest customers in 2003, Anderson Merchandising and Target Corporation, accounted for 36% and 18% of our net revenues, respectively.

Trademarks and Licenses

Trademarks

We use multiple trademarks to distinguish our products, including Genius Entertainment and Movie and TV Classics, TV Guide, AMC, Sundance Channel, Hollywood Classics, National Lampoon and NBC News. In addition, our recently acquired subsidiaries American Vantage Media and Wellspring Media have a portfolio of trademarks that they use to distinguish and protect their films and related products. These and other trademarks are the subject of registrations and pending applications filed by us for use with a variety of products and other content, and we have an active program to expand our usage and registration of trademarks. We regard our rights in and to our trademarks and materials as valuable assets in the marketing of our products and vigorously seek to protect them against infringement and denigration by third parties.

Third-Party Licenses

A portion of our business is dependent upon licenses that we obtain from third parties relating primarily to entertainment content, such as film, video and music. We also license the right to use well-known brands that we associate with our products, such as TV Guide, AMC and Hollywood Classics. In addition, the Wellspring film library that we recently acquired includes a large number of third-party licenses to films and documentaries in the library.

In September 2003, we executed a license agreement for the exclusive right to distribute worldwide a majority of Falcon Picture Group’s audio and video products under the AMC and TV Guide brand names in the United States and Canada. This license agreement calls for a royalty to be paid on the sales of the video and audio products. We currently are involved in litigation with Falcon Picture Group. See “Legal Proceedings” below.

We license our classical music from Naxos of America, Inc. The various license agreements we have with Naxos terminate upon the expiration of the copyright of the music that is held by Naxos, or upon our discontinuation of the product line. We also pay royalties to other parties for selected songs that were chosen for inclusion in our products.

Also as discussed above, we have entered into licensing agreements to develop, manufacture and distribute music CDs in association with the licenses: Rainbow Fish, Curious George, Paddington Bear, Raggedy Ann and Andy, The Snowman, Spot, Beatrix Potter, My Little Pony and Tonka. These license agreements call for a royalty to be paid on all related music sales. Ownership of the music we create for these products becomes the property of the licensor.

Suppliers and Compliance with Environmental Laws

We are able to obtain our CDs, videos and DVDs from a variety of suppliers. These items are readily available, and we would not expect our production to be seriously affected by the failure of any one supplier. We are not aware of any environmental laws that affect our business.

Internet Business

Consumers who visit our retail website at www.geniusproducts.com can learn about us and our products. We are also creating a business-to-business section that will allow smaller independent retailers to order our products for resale in their stores. We believe that a continued Internet presence is desirable because it aids in consumer sales, business-to-business sales and name recognition and, in doing so, assists our retail business.

Competition

The retail and Internet markets for entertainment products, including cassettes, CDs, videos and DVDs, are highly competitive. We face significant competition with respect to the number of products currently available, pricing and in securing distribution at retail outlets. The costs of entry into the retail and Internet markets for competitive products are low, and there are no significant barriers to entry. There are many companies who could introduce directly competitive products in the short term that have established brand names, are better funded, have established distribution channels and have greater resources than us.

These established companies include Disney, Fox, Paramount, Sony, Time-Warner, Lionsgate and more. Within the category of children’s music, established competitors include Disney, Kid Rhino, Madacy, Music for Little People, St. Clair, Direct Source, Twin Sisters, Great American Audio, Razor & Tie and more. Within the category of videos for children, established competitors include the Baby Einstein and Winnie-the-Pooh series by Disney Home Video, Barney series by HIT Entertainment, Dr. Seuss series by Fox Home Entertainment, Little Bear series by Paramount Home Video, Paddington Bear series by Time-Life, Sesame Street series by Sony Wonder, Teletubbies and Boohbah series by PBS Home Video/Paramount, Madeleine, The Jungle Book, The Little Mermaid, Fisher Price, Leapfrog, Brainy Baby and So Smart.

We believe the Transaction will improve our competitive position by providing us with a high volume of major studio quality, theatrically released feature films and direct-to-videos to distribute that will increase our market share with retailers.

Employees

As of March 31, 2006, we had 91 full time employees and two part time employees. We expect to add employees as driven by our Distribution Agreement with The Weinstein Company. None of our employees are represented by an organized labor union. We believe our relationship with our employees is good, and we have never experienced an employee-related work stoppage. We will need to hire and retain highly-qualified management personnel in order to execute our business plan. No assurance can be given that we will be able to locate and hire such personnel or that, if hired, we will continue to be able to pay the higher salaries necessary to retain such skilled employees.

Facilities

On March 15, 2006, we entered into a lease agreement for a 17,400 square foot facility located in Santa Monica, California, which we intend to use as our principal executive offices. This lease is for a five-year term which commenced in March 2006. Our monthly rent for this space is as follows:

MONTH OF TERM	AMOUNT
1-12	$54,810
13-24	$56,454
25-36	$58,148
37-48	$59,892
49-60	$61,689

In November 2003, we entered into a sublease agreement for a 5,603 square foot facility located in Solana Beach, California, which we currently still use as our principal executive offices. This sublease is for a five-year term which commenced in January 2004. Our monthly rent for this space is as follows:

MONTH OF TERM	AMOUNT
1-12	$11,206
13-24	$11,598
25-36	$12,001
37-48	$12,421
49-60	$12,856

In addition to the monthly rent, we will pay for increases in common area expenses over the base year of 2004. We also have the option to extend the lease for an additional five-year period, although we intend to sublease this office until the end of the term.

On December 31, 2003, we entered into a sublease arrangement with the Meader Family Limited Trust, a related party, under which we rent a portion of a warehouse facility (approximately 8,000 square feet) in Atlantic, Iowa, for a monthly rent of $2,900. This centrally located facility is used to distribute our products to certain customers. The lease expires in December 2007, although we intend to sublease this warehouse until the end of the term.

Also on December 31, 2003, we entered into a sublease arrangement with Ekelund Properties, LLC, a related party, under which we rent sales offices (approximately 1,300 square feet) in Excelsior, Minnesota, for a monthly rent of $1,200. This lease has subsequently been terminated.

On October 15, 2004, we entered into a sublease agreement for a 1,670 square foot facility located in Bentonville, Arkansas. This sublease has a term of 5 years and expires in October 2009. The monthly rent for this facility is $1,879 with an annual increase of 3 percent.

On March 22, 2005 as part of the acquisition of AVMC and Wellspring, we assumed office space in New York and Santa Monica on a month-to-month basis. The monthly rent for the New York facility is $17,792 and the monthly rent for the Santa Monica facility is $18,490. We recently gave written notice to our landlord that we will move out of our current Santa Monica location on April 30, 2006.

We believe that these facilities are adequate for the immediate future.

Legal Proceedings

Except as described below, we are not a party to any legal or administrative proceedings, other than routine litigation incidental to our business that we do not believe, individually or in the aggregate, would be likely to have a material adverse effect on our financial condition or results of operations.

Wellspring

On March 21, 2005, we completed our acquisition of American Vantage Media Corporation and its subsidiary, Wellspring Media, Inc. On or about March 14, 2005, a complaint was filed in U.S. Bankruptcy Court for the District of Delaware against Wellspring requesting a judgment in excess of $3,000,000. The complaint was filed by the Chapter 7 Trustee of the Winstar Communications, Inc. Estate. The details of this matter are discussed below.

In September 2001 (prior to the acquisition of Wellspring by AVMC), Winstar (or its predecessor) sold a subsidiary, Winstar TV & Video, to Wellspring in exchange for $2,000,000 in cash and a promissory note in the amount of $3,000,000. The merger agreement provided that in the event the working capital of Winstar TV & Video was determined to be less than $3,000,000 at the closing of the merger, the sole remedy of Wellspring was a reduction in the principal amount of the promissory note by the difference between $3,000,000 and the actual amount of the working capital. The accountants for Wellspring determined that at the time of the closing of the merger, Winstar TV & Video had a working capital deficit. Based upon this determination and the provisions of the merger agreement, Wellspring determined that the amount due under the promissory note should be reduced to zero, and as a result no payment was made. On November 30, 2001, Wellspring informed Winstar of its determination regarding the working capital deficit, and Winstar subsequently advised Wellspring that it disputed the determination. Since 2001, Wellspring and Winstar have engaged in discussions in an effort to settle the dispute over the working capital calculation, but no settlement has been reached.

We believe that, if an adverse judgment against Wellspring occurs or an adverse settlement is reached, our subsidiaries Wellspring and AVMC will be entitled to full indemnification against any such losses by the initial owners of Wellspring (prior to AVMC), and we will be entitled to indemnification by American Vantage Companies. However, if the outcome of this litigation is adverse to us and we are required to pay significant monetary damages that are not indemnified by others, our financial condition and results of operations will likely be materially and adversely affected.

Falcon Picture Group

In October, 2005, we commenced litigation against Falcon Picture Group, LLC (“Falcon”) in the Superior Court of San Diego County, Case No. GIN047884 seeking damages of $975,000 arising out of Falcon’s breach of the license agreement. In October, 2005, Falcon commenced litigation against Genius in the Circuit Court of Cook County, Illinois, Case No. 05H16850 (the “Illinois Proceeding”), based upon allegations, among other things, that Genius breached the terms of a license agreement by refusing to pay certain royalties to which Falcon supposedly was entitled. Falcon seeks a damages award of approximately $83,332 subject to proof at trial. Falcon further alleges that as a result of Genius’ purported default under the license agreement, Falcon is entitled to a judgment declaring the license agreement to have been lawfully terminated. Although Genius has not yet responded to the complaint in the Illinois Proceeding, Genius plans to vigorously defend against the allegations thereof.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and the related notes. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” and elsewhere in this Proxy Statement. See “Cautionary Statement Concerning Forward Looking Statements.”

General

We are an entertainment company that produces, publishes, licenses and distributes films, videos and music on digital versatile discs, or DVDs, universal mini discs, or UMDs, and compact discs, or CDs under a variety of branded and non-branded names. Our products are sold at traditional, direct response, mail order and Internet retailers nationwide and, to a lesser extent, internationally. Our current business includes revenues from three major sources, as follows:

•	Sales of videos and DVDs (76.8% and 82.6% of gross revenues for 2005 and 2004, respectively);

•	Sales of audio CDs and cassettes (18.6% and 15.2% of gross revenues for 2005 and 2004, respectively);

•	Sales of theatrical and other (4.6% and 2.2% of gross revenues for 2005 and 2004, respectively).

Consistent with other retail product distributors, we experience some degree of sales seasonality. Our second quarter (period ending June 30) is typically the lowest sales period and our fourth quarter the highest. However we have grown significantly over the past few quarters, and therefore our changes in revenues may not track industry seasonality norms. In addition, we are placing a higher focus on our branded and proprietary business and less of a focus on value-priced products. This transition may affect future quarterly results.

We do not report our different products as segments because we do not allocate our resources among products nor do we measure performance by product. Finally, we do not maintain discrete financial information regarding product lines. Due to our size and limited resources, our sales, marketing and product development efforts are performed by the same personnel who support all products. Our warehousing costs also reflect support of all products and cannot be distinguished among product lines. In addition, we do not report our retail operations, representing sales over the Internet, as a separate segment as they are immaterial, representing less than 1% of revenues. Our Internet presence is maintained primarily for advertising and brand recognition purposes.

Financing Transactions

On March 2, 2005, we entered into a securities purchase agreement with certain institutional investors related to the private placement of 6,518,987 shares of our common stock, par value $0.0001 per share, and five-year warrants to purchase 1,303,797 shares of common stock, half at an exercise price of $2.56 per share and half at an exercise price of $2.78 per share. The transaction closed on March 3, 2005 and we realized gross proceeds of $10.3 million from the financing, before deducting commissions and other expenses. We agreed to register for resale the shares of common stock issued in the private placement and shares issuable upon exercise of warrants. Such registration statement became effective on May 11, 2005.

In May 2005, we entered into a securities purchase agreement with certain institutional investors related to the private placement of 3,000,000 shares of our common stock, par value $0.0001 per share, and five-year warrants to purchase 270,000 shares of our common stock at an exercise price of $2.56 per share. The transaction closed on May 20, 2005, and we realized gross proceeds of $5.25 million from the financing before deducting commissions and other expenses.

On October 4, 2005, Genius entered into a Note and Warrant Purchase Agreement with a group of investors (collectively, the “Investors”). Under the Purchase Agreement, the Investors loaned a total of $4.0 million to Genius in exchange for (i) promissory notes in favor of the Investors (the “Notes”) with a total principal balance of $4.0 million and (ii) five-year warrants to purchase a total of 280,000 shares of our common stock, par value $0.0001 per share, with an exercise price per share equal to $1.88 (the last reported sales price of our common stock, as reported by the Over the Counter Bulletin Board, on the initial closing date of October 5, 2005). On December 5, 2005, we repaid $2.5 million of the October 4, 2005 Notes with proceeds from our December 2005 private equity financing.

On December 5, 2005, we entered into a securities purchase agreement with certain institutional investors related to the private placement of 16,000,000 shares of our common stock, par value $0.0001 per share, and five-year warrants to purchase 4,800,000 shares of our common stock with an exercise price of $2.40 per share. The transaction closed on December 6, 2005 and we realized gross proceeds of $32 million from the financing, before deducting commissions and other expenses. The proceeds from the offering will provide working capital to fund new ventures as well as content acquisitions.

Recent Severance

During the quarter ended September 30, 2005, we executed a plan for the purpose of reorganizing our executive management team and terminating an exclusive agreement with our financial advisor. As a result, severance charges of approximately $2.7 million were recognized as operating expense during the quarter ended September 30, 2005, of which, $1.4 million was related to non-cash compensation expense resulting from the grant of additional vested stock options and the acceleration of certain unvested stock options. At December 31, 2005, the remaining severance obligation was $0.3 million.

Corporate Reorganization

On February 20, 2006 we announced a corporate realignment of the Wellspring Media division (“Wellspring”) which is currently based in New York, New York. We announced that the Wellspring home entertainment distribution division will transfer to our facility located in Santa Monica, California and that the Wellspring theatrical distribution arm will be closed. The primary goal of this corporate realignment is to improve our operating efficiencies. We estimated that we would incur costs of an aggregate total of approximately $490,000 in connection with this action. These costs consist primarily of employee severance arrangements and other related expenses. We expect to pay these costs and substantially complete the reorganization by May 2006.

Sale of Baby Genius

On December 31, 2005, we entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Klaus Moeller, who was our founder and formerly our CEO. Under the Asset Purchase Agreement, we agreed to sell to Mr. Moeller all of our right, title and interest in and to the following assets (the “Assets”), subject to the terms, conditions and limitations set forth in the Asset Purchase Agreement:

•	Audio and audiovisual works entitled “Baby Genius”;

•	Audio and audiovisual works entitled “Kid Genius”;

•	Audio and audiovisual works entitled “Little Tikes”;

•	Audio works entitled “Wee Worship”; and

•	Related intellectual property, agreements, documents and instruments.

Subject to limited exceptions, Mr. Moeller agreed to assume any and all obligations for royalties, advances, reporting requirements, and all other obligations of any kind arising out of or in connection with all talent agreements, producer agreements, and any and all other agreements relating to the Assets and due after the signing of the Asset Purchase Agreement.

The purchase price for the Assets was $3 million, payable as follows:

•	$250,000 in cash on signing;

•	$750,000 by means of a secured promissory note due and payable in full, together with all accrued interest, on January 30, 2006, bearing interest at the rate of 4.5% per annum; and

•	$2 million by means of a secured promissory note due and payable in full, together with all accrued interest, on the fifth anniversary of the closing date, bearing interest at the rate of 4.5% per annum.

We will continue to distribute Baby Genius, Little Tikes and Wee Worship DVDs and music CDs and all new products under these brands. Under the distribution agreement, we will receive a distribution fee and recoup all of our expenses. The $3 million purchase price was determined by negotiations between the parties and our assessment of the reasonable value of the Assets and the distribution arrangement.

Critical Accounting Policies

Allowance for sales returns and doubtful accounts. The allowance for doubtful accounts and provision for sales returns includes management’s estimate of the amount expected to be lost or returned on specific accounts and for losses or returns on other as yet unidentified accounts included in accounts receivable. In estimating the allowance component for unidentified losses and returns, management relies on historical experience and takes into account current information obtained from retailers including retail sell-through data and retail inventory data as available. The amounts we will ultimately realize could differ materially in the near term from the amounts assumed in arriving at the allowance for doubtful accounts and provision for sales returns in the accompanying financial statements.

Inventories. Inventories consist of raw materials and finished goods and are valued at the lower of cost or market. Cost is determined on a first-in-first-out method of valuation. We regularly monitor inventory for excess or obsolete items and make any valuation corrections when such adjustments are needed.

Long-lived assets.

Property and Equipment: Property and equipment purchases are recorded at cost and are depreciated and amortized over the estimated useful lives of the assets (three to seven years generally) using the straight-line method.

Production Masters: Music production masters are stated at cost net of accumulated amortization. Costs incurred for music production masters, including licenses to use certain classical compositions, royalties, and recording and design costs, are capitalized and amortized over a three or seven year period using the straight-line method from the time a title is initially released. All exploitation costs, including print and advertising (P&A) costs associated with our theatrical department, are expensed as incurred.

Film Library: We capitalize the costs of production and acquisition of film libraries. Costs of production include costs of film and tape conversion to DLT master format, menu design, authoring and compression. These costs are amortized to direct operating expenses in accordance with Statement of Position (“SOP”) 00-2, “Accounting by Producers or Distributors of Films”, using the individual film forecast method over a period of ten years. Costs are stated at the lower of unamortized film costs or estimated fair value. For acquired film libraries, ultimate revenue includes estimates over a period not to exceed ten years. Management regularly reviews and revises when necessary its ultimate revenue and cost estimates, which may result in a change in the rate of amortization of film costs and/or a write-down of all or a portion of the unamortized costs of the library to its estimated fair value. No assurances can be given that unfavorable changes to revenue and cost estimates will not occur, which may result in significant write-downs affecting our results of operations and financial condition.

Goodwill: We evaluate the carrying value of goodwill as of December 31 of each year and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount. Such circumstances could include, but are not limited to: (1) a significant adverse change in legal factors or in business climate, (2) unanticipated competition, or (3) an adverse action or assessment by a regulator. When performing the impairment review, we determine the carrying amount of each reporting unit by assigning assets and liabilities, including the existing goodwill, to those reporting units. A reporting unit is defined as an operating segment or one level below an operating segment (referred to as a component). A component of an operating segment is deemed a reporting unit if the component constitutes a business for which discrete financial information is available, and segment management regularly reviews the operating results of that component.

To evaluate whether goodwill is impaired, we compare the fair value of the reporting unit to which the goodwill is assigned to the reporting unit’s carrying amount, including goodwill. We determine the fair value of each reporting unit using the present value of expected future cash flows for that reporting unit. If the carrying amount of a reporting unit exceeds its fair value, the amount of the impairment loss must be measured. The impairment loss would be calculated by comparing the implied fair value of reporting unit goodwill to its carrying amount. In calculating the implied fair value of the reporting unit goodwill, the fair value of the reporting unit is allocated to all of the other assets and liabilities of that unit based on their fair values. The excess of the fair value of a reporting unit over the amount assigned to its other assets and liabilities is the implied fair value of goodwill. An impairment loss would be recognized when the carrying amount of goodwill exceeds its implied fair value.

Long-lived assets are reviewed annually for impairment and whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment is necessary when the undiscounted cash flows estimated to be generated by the asset are less than the carrying amount of the asset.

Revenue recognition. Revenues are recorded upon the shipment of goods. Costs of sales and an allowance for returns are also recorded at the time of shipment. The allowance for returns calculation is based upon an analysis of historical customer and product returns performance as well as current customer inventory data as available. Updates to the returns calculation is performed quarterly. Revenues from theatrical release of films are recognized at the time of exhibition based on our participation with box office receipts. Revenues from royalties are recognized when received. Revenues from licensing are recognized when the title is available to the licensee.

Income taxes. Deferred taxes are accounted for using an asset and liability approach, whereby deferred tax assets are recognized for deductible temporary differences and operating loss carry-forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Results of Operations—2005 Compared to 2004

Revenues:

Video and DVD revenues for the year ended December 31, 2005 were composed of sales of branded and proprietary products including branded classic movies and television shows on DVD as well as non-branded classic movies and television shows on DVD and Wellspring titles from the completion of the acquisition of AVMC on March 22, 2005. Video gross revenues increased $8.8 million or 55.3% during the year ended December 31, 2005 to $24.8 million compared to $16.0 million for the same period ended December 31, 2004. These increases were due to the acquisition of AVMC on March 22, 2005 and increased revenues from our branded products during 2005. The increase in revenue was offset by a decline in value priced products as a result of our decision to discontinue this product line. Value product net revenue declined from $11.1 million in 2004 to $3.7 million in 2005, or 67%. Excluding value product revenue, gross revenue increased $13.1 million from $5.5 million in 2004 compared to $18.6 million in 2005 or 238%.

Theatrical revenues were composed of sales generated from film rental by our theatrical subsidiary, Wellspring Media Inc., that we acquired from AVMC on March 22, 2005. Theatrical revenues were $0.8 million for the year ended December 31, 2005, as compared to zero for the comparable prior year. On February 20, 2006 we announced a corporate realignment of this subsidiary (See subsequent event, Note 14).

Audio revenues for the year ended December 31, 2005 were composed of Baby Genius, Kid Genius, licensed music CDs, interactive music programs, and non-branded, value music products sold at an entry level price point at retail. Audio revenues increased $3.1 million, or 103.4%, during the year ended December 31, 2005 to $6.0 million, as compared to $2.9 million during the comparable prior year. The increase was attributable to higher sales of the Baby Genius and licensed music product and continued sales of the non-branded, value music products and Lifestyles Music Program that we introduced in the fourth quarter of 2004.

Royalties, licensing and other revenues were composed of royalties from licensing fees from Wellspring Media, Inc, and the license of our Baby Genius brand name. Royalties, licensing and other revenues increased $0.3 million, or 77.3%, for the year ended December 31, 2005 to $0.7 million, as compared to $0.4 million during the comparable prior year. The changes resulted from a decrease in royalties related to the licensing of our Baby Genius brand name, offset by an increase in licensing revenues from our acquisition of AVMC on March 22, 2005.

As a result of the foregoing, total gross revenues increased $13.0 million, or 67.0%, during the year ended December 31, 2005, to $32.3 million as compared to $19.3 million during the comparable prior year, due primarily to increased sales of video and audio products as discussed above.

Sales returns, discounts and allowances increased $7.3 million, or 268.5%, during the year ended December 31, 2005 to $10.0 million, as compared to $2.7 million during the year ended December 31, 2004. Overall, there has been an industry trend towards an increasing percentage of returns for the sale of DVDs. The increase resulted primarily from additional markdowns, higher returns from increased sales year over year, and higher than expected returns during the quarter ended December 31, 2005 due to lower than expected performance by a retail promotion with one of our major retailers. The provision for sales returns and allowances is calculated in accordance with historical averages and industry changes, but may vary in the future based on customer and product mix.

Net revenues increased $5.7 million, or 34.3%, for the year ended December 31, 2005 to $22.3 million as compared to $16.6 million for the comparable prior year, due to the increase in sales of DVDs and the acquisition of AVMC, offset in part by an increase in sales returns and allowances as described above.

Costs and expense:

Cost of Sales:

Cost of sales consists primarily of the cost of products sold to customers, packaging and shipping costs, amortization of production masters and library and royalties paid on sales of licensed products. For analytical purposes we review amortization of production masters and library as a stand-alone cost element and discuss the aggregate cost of producing, packaging, and shipping of the audio, DVD, and royalty, licensing and other products. Generally, cost of sales increased as a result of increased sales.

Video and DVD cost of sales increased $2.2 million, or 19.4%, during the year ended December 31, 2005 to $13.7 million as compared to $11.4 million during the comparable prior year. The increase resulted from an increase in Video and DVD sales, partially due to the addition of AVMC into our Video and DVD product mix for 2005 and a reserve recorded for obsolete products determined by management to be of limited or no value. Video and DVD cost of sales in 2005 were 55.1% of DVD and VHS revenues, as compared to 71.7% for 2004. The decrease in Video and DVD costs for the year ended December 31, 2005, as compared to the year ended

December 31, 2004, was the result of an increase of higher margin products in our sales mix during 2005. The improvement in the cost of sales and the reserve for obsolescence are due in part to our decision to decrease our sales of value priced, lower margin content and increase the sale of our proprietary content.

Theatrical cost of sales, composed primarily of releasing costs associated with film prints and advertising related to the exhibition and promotion of films in theaters by our subsidiary, Wellspring Media Inc., were $2.1 million for the year ended December 31, 2005 as compared to zero during 2004. During 2005, theatrical releasing costs included significant expenditures on the theatrical release of titles including Palindromes, Kings & Queens, Wild Side, and The Beat My Heart Skipped. Theatrical releasing expenditures can vary from period to period, often in advance of a theatrical release and the associated film rental revenues that are generated from exhibiting the film (See subsequent event, Note 14).

Audio cost of sales increased $2.6 million, or 221.9%, during the year ended December 31, 2005 to $3.8 million, as compared to $1.2 million for the year ended December 31, 2004. The increase in cost of sales was due to higher audio sales for 2005 compared to 2004. Audio cost of sales in 2005 were 63.7% of audio revenues, as compared to 40.2% in 2004. This increase was due primarily to the reserve of inventory during the second and fourth quarters of 2005.

Amortization of production masters and film library increased $2.3 million, or 336.3%, for the year ended December 31, 2005 to $3.0 million, as compared to $0.7 million during the comparable prior year. The increase in amortization of production masters and film library is primarily the result of an increase in sales for 2005 as compared to 2004 and the acquisition of AVMC.

Warehouse expenses and other decreased by $0.3 million, or 48.3%, to $0.3 million in 2005 as compared to $0.6 million in 2004 due to the classification of royalties, licensing and other expense of $0.3 million in 2004. Excluding the royalties, licensing and other expense of $0.3 million in 2004, warehouse expense increased slightly to $0.3 million in 2005 as increased sales and inventory levels resulted in higher freight-in and warehouse operations. However, warehouse expenses as a percentage of gross sales decreased from 3.0% in 2004 to 0.9% in 2005.

Gross Profit:

Gross profit decreased $3.3 million to a gross loss of $0.6 million in 2005 as compared to a gross profit of $2.7 million in 2004 due primarily to a reserve recorded for obsolete products determined by management to be of limited or no value and higher amortization of production master and film library.

Operating Expense:

Product development expenses increased $0.2 million, or 17.9%, during the year ended December 31, 2005 to $1.1 million, as compared to $1.0 million for 2004. The increase was attributed to the addition of new titles into our libraries. However, product development expense as a percentage of net revenues decreased from 5.8% in 2004 to 5.0% in 2005.

Sales and marketing expenses increased $0.4 million, or 19.2%, to $2.6 million during the year ended December 31, 2005 as compared to $2.2 million for the comparable prior year. Prior to its acquisition by us, AVMC significantly reduced its sales and marketing expense, and although the acquisition of AVMC resulted in higher sales to us, the current rate at which we are incurring sales and marketing expenses for AVMC is significantly below the prior year, due in part, to the lack of resources dedicated to sales and marketing by AVMC. The Company intends to increase sales and marketing expense in 2006 to support revenue increases.

General and administrative expenses increased by $5.9 million, or 116.1% during the year ended December 31, 2005 to $11.0 million, as compared to $5.1 million during 2004. These increases were primarily due to increased payroll, rent, and utilities as a result of the acquisition of AVMC, increased payroll and overhead to support the increased sales volume anticipated as part of the new relationship with The Weinstein Company from which revenue will not be generated until 2006, increased transaction costs including investment banking, audit and legal fees related to the transaction announced with The Weinstein Company, severance costs associated with employees and outside consultants and warrants and options expense associated with compensation to certain employees and outside consultants. Additional expenses include increased insurance, accounting and legal costs associated with the larger combined entity. General and administrative expense as a percentage of net revenues increased from 30.7% in 2004 to 49.4% in 2005. Excluding expenses of $2.4 million associated with TWC transaction fees and TWC-related overhead and other charges, general and administrative expenses would have been $8.6 million in 2005, or 38.6% of net revenue, as compared to $5.1 million, or 30.7% in 2004.

We reorganized our executive management team and terminating an exclusive agreement with our financial advisor during the third quarter ended September 30, 2005. As a result, severance related charges of approximately $2.7 million were recognized, of which, $1.4 million was related to non-cash compensation expense resulting from the grant of additional vested stock options and the acceleration of certain unvested stock options. As of December 31, 2005, the remaining severance obligation was $0.3 million.

On December 31, 2005, we sold to Klaus Moeller, our founder and former Chief Executive Officer, all of our right, title and interest in and to our “Baby Genius”, “Kid Genius”, “Little Tikes” and “Wee Worship” lines of business for a total purchase price of $3 million.

The purchase price was payable as follows:

•	$250,000 in cash on signing,

•	$750,000 by means of secured promissory note due and payable in full, together with all accrued interest, on January 30, 2006, bearing interest at the rate of 4.5% per annum; and

•	$2 million by means of a secured promissory note due and payable in full, together with all accrued interest, on the fifth anniversary of the closing date, bearing interest at a rate of 4.5% per annum.

In conjunction with this transaction we recorded a gain on sale in the amount of $1,351,710 and recorded a note receivable in the amount of $1,712,353 representing the present value of a $2 million secured promissory note that we received in this transaction. We have subsequently received payment in full of the secured promissory note, due on January 30, 2006, in the amount of $750,000, plus interest.

Interest expense and other, net decreased by $0.1 million, or 15.6% for the year ended December 31, 2005 to $0.5 million, as compared to $0.6 million for the comparable prior year. The decrease resulted from the repayment of notes payable in the fourth quarter of 2004 and an increase in interest income in 2005 as a result of an increase in cash, partially offset by an increase in interest expense related to the $4.0 million notes payable assumed as part of the AVMC transaction and the $4.0 million notes payable issued in October 2005.

As result of the foregoing, the net loss increased by $11.1 million for the year ended December 31, 2005, to $17.1 million, as compared to $6.0 million for 2004.

Results of Operations—2004 Compared to 2003

DVD and VHS revenues for our fiscal year ended December 31, 2004 were composed primarily of sales of our non-branded movies and television shows distributed on DVD and to a lessor extent AMC, TV GUIDE and Hollywood Classic branded classic movies and television shows. DVD and VHS revenues were $15,967,711 during 2004, as compared to $876,285 during 2003. This large increase of 1722% was due primarily to our launch during 2004 of non-branded classic movie and television shows on DVD and VHS, which accounted for

$11,096,371 of the increase in 2004 revenues. The remaining increase of $3,995,055 was attributable primarily to sales of branded content on DVD and VHS during 2004.

Audio revenues for fiscal 2004 were composed of Baby Genius, Kid Genius, licensed music CDs, Interactive music programs and a Value music product sold at an entry level price point at retail. Audio revenues increased $797,141, or 37%, in 2004 to $2,946,237, compared to $2,149,096 in 2003. The increase in audio revenues was the result of increased sales of licensed music products and the introduction of the Interactive and Value audio products in 2004. The increases were slightly offset by a decline in sales of Baby Genius and Kid Genius audio products.

Royalties, licensing and other revenues are composed of royalties from our prior agreement with Warner Home Video, licensing fees from the license of our Baby Genius brand name, Zoo Babies and other plush gift products. Royalties, licensing and other revenues were $420,299 in 2004 compared to $456,110 in 2003, a decrease of $35,811, or 8%, primarily due to reductions in royalties and licensing revenue.

Total gross revenues increased $15,852,756, or 455%, during 2004 to $19,334,247, as compared to $3,481,491 in 2003 due primarily to increased sales of the new DVD products as discussed above. During 2004, two customers each accounted for more than 10% of sales during the period, and in total represented 53% of gross revenues for the year.

Sales returns, discounts and allowances increased $2,291,330, or 555%, to $2,704,315, or 14% of gross revenues, in 2004, as compared to $412,985, or 12% of gross revenues, in 2003. The provision for sales returns, discounts and allowances in the 2004 period were affected by a change in product mix, customer mix, and the significant increase in sales volume.

Net revenues increased by $13,561,426, or 442%, to $16,629,932 for 2004, from $3,068,506 for 2003, due primarily to the increase in sales of our new DVD products as discussed above.

Cost of sales consists primarily of the cost of products sold to customers, packaging and shipping costs, amortization of production masters, and royalties paid on sales of licensed products. For analytical purposes, we review amortization of production masters as a stand-alone cost element and discuss the aggregate cost of producing, packaging, and shipping of the audio, DVD, and royalty, licensing and other products.

Audio cost of sales in 2004 was 40% of audio revenues, as compared to 50% in 2003. This improvement was due to increased sales of higher margin licensed music, and a shift of sales from third-party distribution to our direct sales force. DVD and VHS cost of sales in 2004 was 71.7% of DVD and VHS revenues, as compared to 53.2% for 2003. 2004 DVD product mix was heavily skewed towards our lower margin, value-priced DVDs, as compared to 2003. Costs of revenues were 77.4% for royalty, licensing and other revenues in 2004 as compared to 56.9% in 2003. This increase is due to a change in product mix, as high margin licensing revenues decreased as compared to 2003.

Amortization of production masters increased $476,911, or 233%, to $681,404 for 2004 as compared to $204,493 for 2003. We currently anticipate that product development amortization expenses will continue to increase as capitalized product development costs are amortized at the same ratio as expected DVD library revenues.

We took a $474,358 charge to cost of sales in the fourth quarter of 2004 to establish an inventory reserve for obsolete product. This was deemed necessary as the product strategy for fiscal 2005 will evolve given the acquisition of the Wellspring library. See Note 14 to the financial statements.

Warehouse expenses increased by $115,843, or 84%, to $253,864 in 2004 as compared to $138,021 in 2003, as increased sales and inventory levels resulted in higher freight-in and warehouse operations costs. However, warehouse expenses as a percentage of gross sales decreased from 4.0% in 2003 to 1.3% in 2004.

Sales and marketing expenses increased by $1,145,925, or 112%, to $2,166,785 in 2004 as compared to $1,020,860 in 2003. This increase was due primarily to increased personnel costs and variable commissions payable to an outside sales representative. Sales and marketing expense as a percentage of net revenues decreased from 33.3% in 2003 to 13.0% in 2004.

Product development expenses increased by $528,056, or 123%, to $956,521 in 2004 as compared to $428,465 in 2003. The increase is attributed to increased personnel and consulting costs as related to the new product releases in 2004. Product development expense as a percentage of net revenues decreased from 14% in 2003 to 5.7% in 2004.

General and administrative expenses increased by $3,025,896, or 145%, to $5,107,547 in 2004 as compared to $2,081,651 in 2003. The increase was primarily due to bonuses paid to executives and staff in the first quarter of 2004, hiring of additional executive and clerical personnel, the costs of stock options and warrants granted to non-employees, professional fees and outside services. The cost of warrants granted to non-employees was $1,339,412 in 2004, as compared to $430,655 recorded in 2003. This increase was the result of the recognition of $872,154 of consulting services for one party in 2004. General and administrative expense as a percentage of net revenues decreased from 67.8% in 2003 to 30.7% in 2004.

Interest expense for 2004 was $542,451, compared to $144,021 for 2003, due to interest and amortization of the discount on notes issued in the fourth quarter of 2003. The notes had a maturity date of December 2004 and have been repaid.

The net loss for 2004 of $6,046,168 was $3,303,492 greater than the net loss of $2,742,676 for 2003 primarily as the result of investments in personnel, DVD content and other infrastructure which added cost to our operations as discussed above.

Liquidity and Capital Resources

At December 31, 2005, we had cash balances of $30,597,164 and net accounts receivable of $2,406,658 compared to cash balances of $1,223,881 and net accounts receivable of $3,615,073 at December 31, 2004. Our working capital increased $21,381,080 from $60,177 at December 31, 2004 to $21,441,257 at December 31, 2005 primarily as a result of an increase in cash and cash equivalents. Long-lived assets, comprised of production masters and film library, were $19,727,179 at December 31, 2005 compared to $3,867,546 at December 31, 2004. The increase in long-lived assets is the result of additions to our film library and the acquisition of AVMC on March 22, 2005, offset by amortization expense during 2005.

Net cash used in operations during the year ended December 31, 2005 was $16.3 million, primarily due to the net loss of $17.2 million, certain transition costs related to AVMC, decreases in accounts payable, and increases in accounts receivable. In addition, cash used in operations for 2005 increased as a result of the development of our film library.

Net cash provided by investing activities for the year ended December 31, 2005, was $0.6 million, primarily attributed to net cash received from the AVMC acquisition and cash received as part of the sale of Baby Genius assets to Pacific Entertainment on December 31, 2005 offset by the purchase of property and equipment.

Cash provided by financing activities for the year ended December 31, 2005 was $45.1 million, primarily resulting from the sale of our common stock in private equity placements in March, May and December of 2005, proceeds from notes payable, and cash received from the exercise of stock options and warrants. Cash received was partially offset by payments on short term debt and offering costs. For the year ended December 31, 2004, cash provided by financing activities was $5.5 million, primarily driven by a private equity placement.

On October 4, 2005, we entered into a Note and Warrant Purchase Agreement with a group of investors (collectively, the “Investors”). Under the Purchase Agreement, the Investors loaned a total of $4.0 million to us in exchange for (i) promissory notes in favor of the Investors (the “Notes”) with a total principal balance of $4.0 million and (ii) five-year warrants to purchase a total of 280,000 shares of our common stock, par value $0.0001 per share, with an exercise price per share equal to $1.88 (the last reported sales price of our common stock, as reported by the Over the Counter Bulletin Board, on the initial closing date of October 5, 2005).

The Notes do not bear any interest, and all outstanding principal was due and payable in full on March 3, 2006 (the first business day that is 150 days after the initial closing date).

On December 5, 2005, we repaid $2.5 million of the October 4, 2005 Notes with proceeds from our December 2005 private equity financing.

On December 5, 2005, we entered into a securities purchase agreement with certain institutional investors related to the private placement of 16,000,000 shares of our common stock, par value $0.0001 per share, and five-year warrants to purchase 4,800,000 shares of common stock with an exercise price of $2.40 per share. The transaction closed on December 6, 2005 and we realized gross proceeds of $32 million from the financing, before deducting commissions and other expenses. The proceeds from the offering will provide working capital to fund new ventures including the recent transaction announced with TWC and other content acquisitions.

Subsequent to year end, in February of 2006, we repaid $3.8 million of the Notes assumed as part of the AVMC transaction. In March 2006, we repaid the remaining $1.5 million of the October 2005 Notes. We feel that we have sufficient liquidity to fund our operations through the remainder of 2006; however we will consider additional issuance of equity and debt financing to fund future growth opportunities. Although we believe that our expanded product line offers us the opportunity for significantly improved operating results in future quarters, no assurance can be given that we will operate on a profitable basis in 2006, or ever, as such performance is subject to numerous variables and uncertainties, many of which are out of our control (See subsequent event, Note 17).

CONTRACTUAL OBLIGATIONS

The following table summarizes contractual obligations due in the next five years.

	2006	2007	2008	2009	2010	Thereafter	Total
Lease obligations	$939,249	$1,092,459	$976,302	$728,507	$734,880	$185,068	$4,656,465
Employment agreements	1,774,250	961,250	—	—	—	—	2,735,500
Consulting agreements	220,000	—	—	—	—	—	220,000
Royalty advances *	291,386	—	—	—	—	—	291,386
Severance	720,691	—	—	—	—	—	720,691

Total	$3,945,576	$2,053,709	$976,302	$728,507	$734,880	$185,068	$8,624,042

*	Includes $20,000 per month related to Falcon Picture Group. See Note 14 Related party transactions.

Quantitative and Qualitative Disclosures About Market Risk

As of December 31, 2005, our cash and cash equivalents were invested with financial institutions with investment grade credit ratings. Due to the short duration of our investment portfolio and the high quality of our investments, an immediate 10% change in interest rates would not have a material effect on the fair market value of our portfolio. Therefore, we would not expect our operating results or cash flows to be affected to any significant degree by the effect of a sudden change in market interest rates on our investment portfolio.

We do not enter into hedging or derivative instrument arrangements.

EXECUTIVE COMPENSATION

The following table sets forth summary information regarding the compensation earned by our chief executive officer and each of our other most highly compensated executive officers employed by us as of December 31, 2005 whose salary and bonus for the fiscal year ended December 31, 2005 was in excess of $100,000 for their services rendered in all capacities to us. In addition, the table includes two additional individuals for whom disclosure would be required to be provided but for the fact that the individual was not serving as an executive officer of Genius Products at December 31, 2005. The listed individuals are hereinafter referred to as the “Named Executive Officers”.

SUMMARY COMPENSATION TABLE

							Long-Term Compensation					All Other Compensation $ (Car Allowance)
				Annual Compensation			Awards				Payouts
Name and Position	Year	Salary $		Bonus $	Other Annual Compensation $		Restricted Stock Awards $		Securities Underlying Option/SARs and Warrants		LTIP Payouts $
Trevor Drinkwater CEO	2005 2004 2003	228,125 175,000 0		0 0 0	0 0 0		0 0 0		2,600,000 500,000 0		0 0 0	4,000 0 0

Klaus Moeller Former CEO and Interim CFO	2005 2004 2003	316,709 225,000 150,000	(1) (1)	0 125,000 45,000	9,733 0 0	(1)	0 0 28,572	(1)	261,000 750,000 626,257	(1)	0 0 0	3,000 9,000 9,000

Shawn Howie CFO	2005 2004 2003	117,692 0 0		0 0 0	0 0 0		0 0 0		1,200,000 0 0		0 0 0	0 0 0

David Snyder Executive Vice President of Content	2005 2004 2003	149,358 0 0		0 0 0	0 0 0		0 0 0		200,000 0 0		0 0 0	0 0 0

Rodney Satterwhite Chief Operating Officer	2005 2004 2003	163,540 125,000 0		0 0 0	0 0 0		0 0 0		450,000 30,000 0		0 0 0	1,600 0 0

Michael Meader Former President	2005 2004 2003	281,293 197,500 150,000	(2)	0 85,000 15,000	24,495 0 0		0 0 28,572	(2)	209,000 575,000 496,572	(2)	0 0 0	3,000 9,000 9,000

Mark Miller Former Chief Operating Officer	2005 2004 2003	173,750 173,000 0		0 20,000 0	0 0 0		0 0 0		0 0 0		0 0 0	3,000 0 0

(1)	Mr. Moeller resigned as our Chief Executive Officer in February 2005. During 2003, in response to our company’s limited cash flow, Mr. Moeller accepted $20,000 of his 2003 salary in the form of 28,572 shares of common stock valued at $0.70 per share and a five-year warrant to purchase 28,572 shares of common stock at an exercise price of $1.40. These issuances were made as of June 2, 2003, at the same price as a private placement at that time. Mr. Moeller resigned his employment on July 28, 2005, and will continue to receive salary compensation for twelve months under the terms of a Settlement Agreement dated July 28, 2005. Mr. Moeller also received a consulting fee of $9,733 for the period of July 28, 2005, to September 1, 2005.
(2)	Mr. Meader resigned as our President in July 2005. During 2003, in response to our company’s limited cash flow, Mr. Meader accepted $20,000 of his 2003 salary in the form of 28,572 shares of common stock valued at $0.70 per share and a five-year warrant to purchase 28,572 shares of common stock at an exercise price of $1.40. These issuances were made as of June 2, 2003, at the same price of a private placement at that time. Mr. Meader will continue to receive salary compensation for twelve months under the terms of a Settlement Agreement dated July 28, 2005. Mr. Moeller received a $24,495 commission payment based on two percent (2%) of sales of music during the third quarter of 2005.

The following table sets forth the options granted, if any, to the Named Executive Officers during the fiscal year ended December 31, 2005.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

INDIVIDUAL GRANTS

Name	Number of Securities Underlying Options/ SARs Granted (#)	Percent of Total Options/ SARs Granted to Employees in Fiscal Year (%)	Exercise or Base Price ($/SH)	Expiration Date
Trevor Drinkwater	1,200,000	17%	$1.65	July 26, 2015
	1,000,000	14%	$1.88	November 7, 2015
	400,000	6%	$2.31	November 28, 2015
Klaus Moeller	261,000	4%	$1.55	July 28, 2010
Shawn Howie	900,000	13%	$1.65	July 26, 2015
	100,000	3%	$1.88	November 7, 2015
	200,000	1%	$2.31	November 28, 2015
David Snyder	200,000	3%	$2.10	June 14, 2015
Michael Meader	209,000	3%	$1.55	July 28, 2010
Rodney Satterwhite	120,000	2%	$2.10	June 14, 2015
	30,000	0%	$1.63	October 19, 2015
	225,000	3%	$1.88	November 7, 2015
	75,000	1%	$2.31	November 28, 2015
Mark Miller	0	0	0

The following table sets forth information concerning the exercise of stock options by the Named Executive Officers during our fiscal year ended December 31, 2005, and the value of all exercisable and unexercisable options at December 31, 2005. This table does not include warrants.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

	Number of Securities Underlying Unexercised Options at FY-End (#)		Value of Unexercised In-The-Money Options at FY-End ($) (1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Trevor Drinkwater	1,012,500	2,087,500	$1,640,000	$2,790,000
Klaus Moeller	2,058,685	0	$2,334,578	0
Shawn Howie	500,000	700,000	$825,000	$848,000
David Snyder	0	200,000	0	0
Michael Meader	1,702,000	0	$1,884,450	0
Rodney Satterwhite	105,000	225,000	$201,000	$330,900
Mark Miller	487,500	0	$450,000	0

(1)	Based on the closing price for our common stock at the close of market on December 31, 2005. On December 31, 2005, the price of our common stock was $2.02 per share. The lowest exercise price of any outstanding option at December 31, 2005 was $1.37 per share.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements with Named Executive Officers

Trevor Drinkwater

On August 3, 2005, we entered into an employment agreement with Trevor Drinkwater pursuant to which Mr. Drinkwater agreed to serve as Chief Executive Officer of the Company.

Under the agreement, Mr. Drinkwater is employed by the Company at-will and his employment may be terminated by the Company at any time. Mr. Drinkwater’s annual salary during his employment is $275,000. Mr. Drinkwater will be provided an $800 monthly auto allowance and three weeks annual paid vacation. Mr. Drinkwater was granted options to purchase 1,200,000 shares of the Company’s common stock priced at fair market value of the common stock on the date of grant. The options shall vest over a three-year period, with 600,000 vesting upon the date of grant and the remaining 600,000 vesting in equal installments on each of the second and third anniversaries of the date of grant. The agreement also calls for the Company to pay to Mr. Drinkwater, at its sole discretion, an incentive bonus based upon achievement of certain operating profit results as defined in his agreement. Mr. Drinkwater will also receive accelerated vesting of stock options if the targeted operating profit results are achieved. If the Company terminates Mr. Drinkwater without cause (as defined in the agreement), Mr. Drinkwater is entitled to receive a severance payment equal to his compensation for a twelve month period plus all accrued but unpaid salary and vacation time.

Effective December 5, 2005, we entered into an amendment to the employment agreement with Trevor Drinkwater, pursuant to which the following changes were made to his employment agreement. The first two bullet points will only become effective upon closing of the Transaction with TWC:

•	Three-year term, with up to two one-year extensions at the option of the Company;

•	Base compensation of $425,000 in year one, $475,000 in year two, $525,000 in year three, $625,000 in year four (if applicable), and $675,000 in year five (if applicable), plus annual bonuses in each year of up to 50% of base salary based on performance factors to be determined by the Company’s Board of Directors; and

•	Additional stock options to acquire 1,000,000 shares, vesting in equal installments over five years.

Shawn Howie

On June 23, 2005, we entered into an employment agreement with Shawn Howie pursuant to which Mr. Howie agreed to serve as an Executive Vice President and the Chief Financial Officer of the Company. Mr. Howie is employed at-will and his employment may be terminated by the Company at any time. Mr. Howie’s annual salary during his employment is $225,000. In addition, Mr. Howie was granted options to purchase 900,000 shares of the Company’s common stock with an exercise price of $1.95 per share. The options will vest in equal annual installments of 180,000 shares beginning on the first anniversary of Mr. Howie’s hire date. The Agreement also calls for the Company to pay to Mr. Howie, at its sole discretion, a year-end performance bonus consistent with the bonus plan of the Company’s Chief Executive Officer. If the Company terminates Mr. Howie without cause (as defined in the agreement), Mr. Howie is entitled to receive a severance payment equal to his compensation for a six-month period plus all accrued but unpaid salary and vacation time.

In addition, on February 7, 2006, we entered into a Settlement Agreement and Release of Claims with Shawn Howie relating to Mr. Howie’s resignation as an officer of our company.

Rodney Satterwhite

Effective December 2, 2005, we entered into an employment agreement with Rodney Satterwhite pursuant to which Mr. Satterwhite agreed to serve as Executive Vice President and Chief Operating Officer.

Under the agreement, Mr. Satterwhite is employed by the Company at-will and his employment may be terminated by the Company at any time. Mr. Satterwhite’s annual salary during his employment will be $200,000, and he will be provided an additional $800 monthly auto allowance. In addition, Mr. Satterwhite was granted an option to purchase 225,000 shares of the Company’s common stock vesting over a three-year period. Mr. Satterwhite will be provided three weeks annual paid vacation. If the Company terminates Mr. Satterwhite without cause (as defined in the agreement), he will be entitled to receive a severance payment equal to his compensation for a six-month period plus all accrued but unpaid salary and vacation time.

Effective December 5, 2005, the Company entered into an amendment to the employment agreement with Mr. Satterwhite, pursuant to which the following changes were made to his employment agreement. The first bullet point will only become effective upon closing of the Transaction:

•	Two-year term, with a one-year extension at the option of the Company; and

•	Additional stock options to acquire 75,000 shares, vesting in equal installments over five years.

Klaus Moeller and Michael Meader

Effective January 3, 2002, we entered into three-year employment agreements with Klaus Moeller and Michael Meader. Under each employment agreement, the executive is entitled to an annual salary of $150,000 and was granted an option to purchase 450,000 shares of common stock which vest one-third each year beginning on December 31, 2002. The options granted are exercisable for a period of 10 years from the date of grant at an exercise price of $0.63 per share, the market price on the date of grant. Under these employment agreements, if the senior executive died or was terminated without cause (as defined in the employment agreement) during the first year of the employment agreement, the senior executive would have received 24 months of salary as severance pay. If the senior executive died or was terminated without cause during the second year of the employment agreement, the senior executive would have received 18 months of salary as severance pay. If the senior executive dies or is terminated without cause during the third year of the employment agreement, the senior executive will receive 12 months of salary as severance pay. Severance pay under these employment agreements is due and payable in full immediately upon death or termination of the senior executive.

Effective October 31, 2003, the above employment agreements were amended to (i) extend the expiration date until January 2, 2006, (ii) to increase annual salaries according to the table below, and (iii) to grant to each senior executive a ten-year stock option to purchase 250,000 shares of our common stock at an exercise price of $1.50 per share, of which 50,000 shares will vest on December 31, 2004, and 200,000 shares will vest on December 31, 2005.

	2004 Salary	2005 Salary
Klaus Moeller	$222,500	$244,750
Mike Meader	$197,500	$217,250

On July 27, 2005, we announced a reorganization of our management team and announced that Michael Meader would resign as our president and become a consultant to the Company and Klaus Moeller would resign as an executive of the Company, but would remain a director and consult for the Company. On July 29, 2005, we entered into severance and consulting arrangements with Messrs. Meader and Moeller, upon the terms described below. Mr. Moeller subsequently resigned as a director, effective September 9, 2005.

Under the terms of a Confidential Settlement Agreement and Mutual Release of Claims with Mr. Meader (the “Meader Severance Agreement”), we agreed to the following:

•	Mr. Meader resigned effective July 28, 2005 (the “Meader Resignation Date”);

•	The Company agreed to pay Mr. Meader severance for 12 months totaling $217,250, subject to standard payroll deductions and withholdings and payable in accordance with the regular company payroll practice;

•	The Company agreed to issue to Mr. Meader 209,000 additional vested stock options at fair market value on date of grant, pursuant to our 2004 Stock Incentive Plan, exercisable over a period of 5 years;

•	Mr. Meader retains any award of stock options previously vested and unvested as of the Meader Resignation Date. Unvested options vested as of the Meader Resignation Date;

•	The Company agreed to pay Mr. Meader’s health insurance premiums for 12 months beginning at the conclusion of the Separation and Retention Agreement (the “Meader Consulting Agreement”);

•	The Company agreed to reimburse Mr. Meader for reasonable legal expenses in connection with the negotiation and execution of the Meader Severance Agreement in an amount not to exceed $3,000; and

•	The parties agreed to release each other of all claims.

Under the Meader Consulting Agreement, Mr. Meader agreed to provide retention services to us as an employee in matters related only to our music and/or catalog business for a period of 60 days starting on July 28, 2005 (the “Retention Period”), which has since expired. During the Retention Period, we could terminate the Retention Period early for “cause” as defined in the Meader Consulting Agreement. Under the terms of the agreement, we agreed to pay Mr. Meader $18,104.16 per month in consulting fees for work performed during the Retention Period, payable in accordance with our regular payroll practice. In addition, we agreed to pay Mr. Meader as additional compensation, a commission of 2% of all sales of music by us during the third quarter of 2005.

Under the terms of a Confidential Settlement Agreement and Mutual Release of Claims with Mr. Moeller (the “Moeller Severance Agreement”), we agreed to the following:

•	Mr. Moeller resigned effective July 28, 2005 (the “Moeller Resignation Date”);

•	The Company agreed to pay Mr. Moeller severance for 12 months totaling $244,750, subject to standard payroll deductions and withholdings and payable in accordance with the regular company payroll practice;

•	The Company agreed to issue to Mr. Moeller 261,000 additional vested stock options at fair market value on date of grant, pursuant to our 2004 Stock Incentive Plan, exercisable over a period of 5 years;

•	Mr. Moeller retains any award of stock options previously vested and unvested as of the Moeller Resignation Date. Unvested options vested as of the Moeller Resignation Date;

•	The Company agreed to pay Mr. Moeller’s health insurance premiums for 12 months beginning at the conclusion of the Separation and Retention Agreement (the “Moeller Consulting Agreement”);

•	The Company agreed to reimburse Mr. Moeller for reasonable legal expenses in connection with the negotiation and execution of the Moeller Severance Agreement in an amount not to exceed $3,000; and

•	The parties agreed to release each other of all claims.

Under the Moeller Consulting Agreement, Mr. Moeller agreed to provide consulting services to us, as an independent contractor, in any area for which he is qualified by virtue of his education, experience and training upon request by a duly authorized officer. The consulting relationship began on July 29, 2005, and was to continue for a minimum of four months, and thereafter terminable by either party on 60 days written notice (the “Consulting Period”). Our obligation to pay Mr. Moeller any further consulting fees was to cease upon termination of the Consulting Period.

During the Consulting Period, Mr. Moeller was to receive $8,500 per month in consulting fees, which will be paid every six months. In addition, Mr. Moeller was to receive a fully vested stock option grant for 150,000 shares at fair market value on date of grant, pursuant to our 2004 Stock Incentive Plan.

On September 1, 2005, the Company and Mr. Moeller mutually agreed to terminate the Moeller Consulting Agreement and the Company paid Mr. Moeller for services performed under the Moeller Consulting Agreement through September 1, 2005.

For a description of agreements with persons who currently serve as executive officers but are not included above as Named Executive Officers, see above under “Proposal 1—The Transaction—Interests of Directors, Executive Officers and Affiliates”. Such information is also contained under “Related Party Transactions” in the definitive proxy statement that we filed with the Securities and Exchange Commission on December 12, 2005 relating to our 2005 Annual Meeting of Stockholders.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us with respect to the beneficial ownership of common stock as of March 31, 2006, by (i) each person who is known by us to own beneficially more than 5% of our common stock, (ii) each of our directors and Named Executive Officers and (iii) all of our executive officers and directors as a group. Except as otherwise listed below, the address of each person is c/o Genius Products, Inc., 740 Lomas Santa Fe, Suite 210, Solana Beach, California 92075. As of March 31, 2006, there were outstanding 60,622,626 shares of our common stock.

	Shares Beneficially Owned (1)
Name of Owner	Number		Percent
Stephen K. Bannon	355,104	(2)	*
Trevor Drinkwater	1,212,500	(3)	2%
James G. Ellis	167,036	(4)	*
Herbert Hardt	251,637	(5)	*
Klaus Moeller	2,646,044	(6)	4.36%
Michael Meader	2,372,733	(7)	3.91%
Mark Miller	487,500	(8)	*
Shawn Howie	500,000	(9)	*
Rodney Satterwhite	275,000	(10)	*
David Snyder	0	(11)	0%
All directors and officers as a group (8 persons)	7,462,263	(12)	12.31%
Bonanza Master Fund, Ltd.	4,065,474	(13)	6.71%
Janus Capital Management	6,272,070	(14)	10.35%
Magnetar Capital Partners LLC	5,706,400	(15)	9.41%
Magnetar Financial LLC	3,463,494	(15)	5.71%
Wellington Management Company LLP	8,486,730	(16)	14.00%

*	Represents less than 1% of our common stock.

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options and warrants currently exercisable or convertible, or exercisable or convertible within 60 days of March 31, 2006, are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. Except as pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned.

(2)	Includes outstanding options to purchase 355,104 shares exercisable within 60 days of March 31, 2006. Excludes outstanding options to purchase 1,474,416 shares exercisable after that period.

(3)	Includes outstanding options to purchase 1,212,500 shares exercisable within 60 days of March 31, 2006. Excludes outstanding options to purchase 1,887,500 shares exercisable after that period.

(4)	Includes outstanding options to purchase 167,036 shares exercisable within 60 days of March 31, 2006. Excludes outstanding options to purchase 262,484 shares exercisable after that period.

(5)	Includes 180,050 shares held directly by Mr. Hardt. Also includes outstanding options to purchase 71,587 shares exercisable within 60 days of March 31, 2006. Excludes outstanding options to purchase 71,587 shares exercisable after that period.

(6)	Includes 543,787 shares held by or for the benefit of family members of Mr. Moeller, as to which Mr. Moeller disclaims all beneficial interest, and 75,000 shares held by Mr. Moeller as guardian of two minor children. Also includes (i) outstanding options to purchase 1,998,685 shares exercisable within 60 days of March 31, 2006 and (ii) warrants to purchase 28,572 shares exercisable within 60 days of March 31, 2006.

(7)	Includes 100,000 shares held by family member of Mr. Meader and 542,161 shares held directly by Mr. Meader. Includes outstanding options to purchase 1,702,000 shares exercisable within 60 days of March 31, 2006. Also includes a warrant to purchase 28,572 shares exercisable within 60 days of March 31, 2006.

(8)	Includes outstanding options to purchase 487,500 shares exercisable within 60 days of March 31, 2006.

(9)	Includes outstanding options to purchase 500,000 shares exercisable within 60 days of March 31, 2006.

(10)	Includes outstanding options to purchase 275,000 shares exercisable within 60 days of March 31, 2006. Excludes options to purchase 205,000 shares exercisable after that period.

(11)	Excludes outstanding options to purchase 200,000 shares exercisable after that period.

(12)	Includes outstanding options to purchase 2,356,227 shares exercisable within 60 days of March 31, 2006. Excludes options to purchase 5,106,036 shares exercisable after that period.

(13)	Bonanza Master Fund, Ltd. is managed by Bonanza Capital, Ltd., which is managed by Bonanza Fund Management, Inc. The number of shares indicated includes warrants to purchase 783,829 shares of common stock. The mailing address for Bonanza Master Fund, Ltd. is 300 Crescent Court, Suite 1740, Dallas, Texas 75201.

(14)	The securities reported herein are held by Janus Investment Fund, on behalf of its Series Janus Venture Fund, which is managed by Janus Capital Management. The number of shares includes (i) 4,850,070 shares held directly by Janus Capital and (ii) a warrant to purchase 1,425,000 shares of common stock. However, the warrant provides that the number of shares that may be acquired upon exercise of the warrant is limited to the extent necessary to insure that the total number of shares of common stock then beneficially owned by the warrant holder and its affiliates and any other persons whose beneficial ownership of common stock would be aggregated with the warrant holder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, does not exceed 9.999% of the total number of issued and outstanding shares of common stock (including for such purpose the shares of common stock issuable upon exercise). The mailing address for Janus Investment Fund is c/o Janus Capital Management, 151 Detroit St., Denver, CO 80206.

(15)	The securities reported herein are held by accounts of Magnetar Capital Master Fund Ltd., a Cayman Islands exempted Company (“Magnetar Capital Master Fund”) and certain managed accounts (“Managed Accounts”). Magnetar Capital Partners serves as the sole member and parent holding company of Magnetar Financial, and Magnetar Investment LLC. Each of Magnetar Financial and Magnetar Investment Management are registered investment advisors under Section 203 of the Investment Advisors Act of 1940, as amended. Magnetar Financial serves as investment advisor to the Managed Accounts. In such capacity, Magnetar Investment Management exercises voting and investment power over the Shares held for the accounts of the Managed Accounts. Supernova Management is the controlling member of Magnetar Capital Partners. The Manager of Supernova Management is Mr. Litowitz. The principal business address of each of Magnetar Financial, Magnetar Capital Partners, and Supernova Management is 1603 Orrington Avenue, 13th Floor, Evanston, Illinois 60210. Each of Magnetar Capital Partners, Supernova Management and Mr. Litowitz may be deemed to be the beneficial owners of : (a) 3,050,994 shares held for the account of Magnetar Capital Master fund; (b) 412,500 shares issuable under the conversion of certain warrants held for the account of Magnetar Capital Master Fund; and (c) 2,242,906 shares held for the accounts of Managed Accounts. Magnetar Financial may be deemed to be the beneficial owner of 3,464,494 shares including (a) 3,050,994 shares held for the account of Magnetar Capital Master Fund; and (b) 412,500 shares issuable upon the conversion of certain warrants held for the account of Magnetar Capital Master Fund.

(16)	Wellington Management LLP, in its capacity as investment adviser, may be deemed to beneficially own 8,486,730 shares which are held of record by clients of Wellington Management. The principal business address for Wellington Management is 75 State Street, Boston, MA 02109.

MARKET PRICE AND DIVIDEND DATA

Our common stock trades on the Over-the-Counter Bulletin Board, or OTCBB, under the symbol “GNPI.OB”. The market represented by the OTCBB is extremely limited and the price for our common stock quoted on the OTCBB is not necessarily a reliable indication of the value of our common stock. The following table sets forth the high and low bid prices for shares of our common stock for the periods noted, as reported on the OTCBB. Quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. The last reported sales price per share of our common stock, as reported by the OTCBB on                     , 2006 was $            .

Year	Period	High	Low
Fiscal Year 2004	First Quarter	$2.95	$1.95
	Second Quarter	$2.40	$1.45
	Third Quarter	$2.00	$1.15
	Fourth Quarter	$1.94	$1.34
Fiscal Year 2005	First Quarter	$2.45	$1.45
	Second Quarter	$2.55	$1.71
	Third Quarter	$2.10	$1.41
	Fourth Quarter	$2.61	$1.37
Fiscal Year 2006	First Quarter	$2.25	$1.62

Our common stock is subject to Rule 15g-1 through 15g-9 under the Securities Exchange Act of 1934, as amended, which imposes certain sales practice requirements on broker-dealers who sell our common stock to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouses). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to the sale.

Our board of directors determines any payment of dividends. We have never declared or paid cash dividends on our common stock. We do not expect to authorize the payment of cash dividends on our shares of common stock in the foreseeable future, except the possible contingent dividend right described above under Proposal 1. Any future decision with respect to dividends will depend on future earnings, operations, capital requirements and availability, restrictions in future financing agreements and other business and financial considerations.

STOCKHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING

Stockholder proposals that are intended to be presented at our 2006 Annual Meeting must be received no later than August 14, 2006, in order that they may be included in the proxy statement and form of proxy relating to that meeting, and must meet all the other requirements as specified in the Bylaws. In addition, the proxy solicited by the board of directors for the 2006 Annual Meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless we receive notice of such proposal not later than October 28, 2006. However, these deadlines are subject to change if our 2006 Annual Meeting is held more than 30 days from December 29, which is the day on which our 2005 Annual Meeting was held.

EXPERTS

Our audited financial statements as of December 31, 2005 and 2004 included in this Proxy Statement have been audited by Singer Lewak Greenbaum and Goldstein, LLP, and the 2003 financial statements have been audited by Cacciamatta Accountancy Corporation, as set forth on their respective reports thereon, and are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

OTHER MATTERS

The directors of the Company know of no other matters to be brought before the meeting. If any other matters properly come before the meeting, including any adjournment or adjournments thereof, it is intended that proxies received in response to this solicitation will be voted on such matters in the discretion of the person or persons named in the accompanying proxy form.

WHERE YOU CAN FIND MORE INFORMATION

Genius Products files annual, quarterly and current reports, proxy statements, and other information with the Securities and Exchange Commission. Anything that Genius Products files with the SEC may be read and copied at the Securities and Exchange Commission’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-732-0330 for further information on the public reference rooms. Our SEC filings should also be available to the public from commercial document retrieval services and at the web site that the SEC maintains at http://www.sec.gov.

You may obtain copies of documents that we file with the SEC from us without charge, excluding all exhibits, by requesting them in writing or by telephone at the following address:

GENIUS PRODUCTS, INC.

740 Lomas Santa Fe, Suite 210

Solana Beach, California 92075

(858) 793-8840

We have provided all information contained in this Proxy Statement with respect to Genius Products. TWC provided certain information contained in this Proxy Statement regarding TWC under the captions “Summary of the Transaction—The Companies” and “Proposal 1—The Transaction—The Companies”. No party assumes any responsibility for the accuracy or completeness of the information provided by any other party. You should rely only on the information contained in this Proxy Statement (including any supplement hereto) to vote on the matters described herein. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than the date of this Proxy Statement. Neither the mailing of this Proxy Statement to stockholders nor the completion of the Transaction will create any implication to the contrary.

STOCKHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN PROMPTLY THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE

By Order of the Board of Directors

/s/ TREVOR DRINKWATER
Solana Beach, California	Trevor Drinkwater
, 2006	Director, President and Chief Executive Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Genius Products, Inc.

We have audited the accompanying consolidated statements of operations, stockholders’ equity and cash flows of Genius Products, Inc. and Subsidiary (the “Company”) as of December 31, 2003. These financial statements are the responsibility of the Company management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations, changes in stockholders’ equity, and cash flows of the Company for the year ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ CACCIAMATTA ACCOUNTANCY CORPORATION

Irvine, California

March 19, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Genius Products, Inc.

Solana Beach, California

We have audited the consolidated balance sheets of Genius Products, Inc. and subsidiaries (collectively, the “Company”) as of December 31, 2005 and December 31, 2004, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2005. Our audits also included the financial statement schedules of the Company, listed in Item 15(a). These financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provided a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements, taken as a whole, present fairly in all material respects the information set forth therein.

/s/ SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California

April 13, 2006

GENIUS PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

	December 31,
	2004	2005
ASSETS
Current assets:
Cash and cash equivalents	$1,223,881	$30,597,164
Accounts receivable, net of allowance for doubtful accounts and sales returns of $1,542,805 and $6,908,789	3,615,073	2,406,658
Inventories, net	3,473,483	5,567,953
Prepaid expenses	312,046	703,875
Notes receivable, related party	—	750,000

Total current assets	8,624,483	40,025,650
Property and equipment, net	264,989	396,358
Production masters, net of accumulated amortization of $1,054,005 and $2,510,307	3,867,546	4,573,191
Film library, net of accumulated amortization of $1,517,001	—	15,153,988
Notes receivable, related party, net or current portion	—	1,712,353
Goodwill	—	14,487,917
Deposits and other	239,148	15,545

Total assets	$12,996,166	$76,365,002

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,329,218	$9,242,560
Notes payable	—	5,379,296
Accrued expenses	789,166	3,307,893
Customer deposits	—	189,423
Debentures payable	50,750	50,750
Redeemable common stock	395,172	414,471

Total current liabilities	8,564,306	18,584,393
Deferred gain, related party	—	1,212,353
Deferred taxes	—	1,380,338

Total liabilities	8,564,306	21,177,084
Stockholders’ equity
Preferred stock, $.0001 par value; 10,000,000 shares authorized; no shares outstanding	—	—
Common stock, $.0001 par value; 100,000,000 shares authorized; 25,208,512 and 60,438,154 shares outstanding	2,521	6,044
Additional paid-in capital	26,006,700	93,919,755
Accumulated deficit	(21,577,361)	(38,737,881)

Total stockholders’ equity	4,431,860	55,187,918

Total liabilities and stockholders’ equity	$12,996,166	$76,365,002

The accompanying notes are an integral part of these

consolidated financial statements.

GENIUS PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2003	2004	2005
Revenues:
Video and DVD	$876,285	$15,967,711	$24,804,906
Theatrical	—	—	750,883
Audio	2,149,096	2,946,237	5,992,065
Royalties, licensing and other	456,110	420,299	745,054

Gross revenues	3,481,491	19,334,247	32,292,908
Sales returns, discounts and allowances	(412,985)	(2,704,315)	(9,965,179)

Net revenues	3,068,506	16,629,932	22,327,729

Costs and expenses
Cost of revenues:
Video and DVD	466,384	11,447,806	13,664,813
Theatrical	—	—	2,130,182
Audio	1,081,149	1,185,112	3,814,478
Amortization of production masters and film library	204,493	681,404	2,973,303
Warehouse expense and other	397,484	579,112	299,532

Total cost of revenues	2,149,510	13,893,434	22,882,308

Gross profit (loss)	918,996	2,736,498	(554,579)

Operating expenses (income):
Product development	428,465	956,521	1,127,481
Sales and marketing	1,020,860	2,166,785	2,582,527
General and administrative	2,081,651	5,107,547	11,036,118
Severance	—	—	2,745,422
Gain on sale, related party	—	—	(1,351,710)

Total operating expenses	3,530,976	8,230,853	16,139,838

Loss from operations	(2,611,980)	(5,494,355)	(16,694,417)
Interest expense and other, net	(129,896)	(551,013)	(465,303)

Loss before provision for income tax	(2,741,876)	(6,045,368)	(17,159,720)
Provision for income tax	800	800	800

Net loss	$(2,742,676)	$(6,046,168)	$(17,160,520)

Basic and diluted net loss per share	$(0.16)	$(0.25)	$(0.42)

Basic and diluted weighted average shares	17,574,405	23,826,584	40,400,112

The accompanying notes are an integral part of these

consolidated financial statements.

GENIUS PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005

	Common Stock		Additional Paid-in Capital	Stock Subscription Receivable	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance, December 31, 2002	15,870,680	$1,587	$16,486,148	$(2,645,858)	$(12,788,517)	$1,053,360
Shares issued in private placement, net of offering costs	3,836,786	384	2,618,396	—	—	2,618,780
Debt conversion	10,000	1	9,999	—	—	10,000
Shares issued for compensation	142,860	14	99,986	—	—	100,000
Shares issued for services	217,847	22	174,478	—	—	174,500
Exercise of stock options	159,330	16	121,362	—	—	121,378
Stock option costs	—	—	430,655	—	—	430,655
Shares issued for payment of DVD remastering costs	350,000	35	349,965	—	—	350,000
Shares issued for option to acquire the Falcon Picture Group	70,922	7	99,993	—	—	100,000
Interest on subscriptions receivable	—	—	150,384	(150,384)	—	—
Warrants issued with notes payable	—	—	506,557	—	—	506,557
Net loss	—	—	—	—	(2,742,676)	(2,742,676)

Balance, December 31, 2003	20,658,425	$2,066	$21,047,923	$(2,796,242)	$(15,531,193)	$2,722,554
Shares issued in private placement, net of offering costs	5,000,000	500	6,419,468	—	—	6,419,968
Exercise of warrants for cash	217,500	22	137,004	—	—	137,026
Cashless exercise of warrants	478,716	51	(51)	—	—	—
Issue of warrants for services rendered or to be rendered	—	—	1,339,412	—	—	1,339,412
Shares issued for services rendered	57,994	3	62,797	—	—	62,800
Exercise of options	169,400	17	172,003	—	—	172,020
Cancel shares issued for payment of DVD remastering costs	(350,000)	(35)	(349,965)	—	—	(350,000)
Shares canceled/rescinded	(12,226)	(1)	1	—	—	—
Other adjustment	(1,943)	—	—	—	—	—
Payoff subscriptions receivable	(1,009,354)	(101)	(2,821,893)	2,796,242	—	(25,752)
Net loss	—	—	—	—	(6,046,168)	(6,046,168)

Balance, December 31, 2004	25,208,512	$2,522	$26,006,699	$—	$(21,577,361)	$4,431,860
Shares issued in private placement, net of offering costs	25,681,024	2,568	44,453,870	—		44,456,438
Shares and warrants issued for the acquisition of AVM	7,550,301	755	18,806,754	—		18,807,509
Exercise of warrants for cash	1,255,315	125	1,277,039	—		1,277,164
Exercise of options for cash	157,600	16	191,564	—		191,580
Issuance of options/warrants for services rendered or to be rendered	—	—	440,085	—		440,085
Shares issued for services rendered	585,402	58	988,192	—		988,250
Severance	—	—	1,418,375	—		1,418,375
Warrants issued as debt discount	—	—	321,878			321,878
Other adjustment	—	—	15,299	—		15,299
Net loss	—	—	—	—	(17,160,520)	(17,160,520)

Balance, December 31, 2005	60,438,154	$6,044	$93,919,755	$—	$(38,737,881)	$55,187,918

The accompanying notes are an integral part of these consolidated financial statements.

GENIUS PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2003	2004	2005
Cash flows from operating activities
Net loss	$(2,742,676)	$(6,046,168)	$(17,160,520)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	300,283	762,299	3,154,718
Change in allowance for doubtful accounts and provision for returns	112,597	1,360,208	5,544,765
Change in provision for obsolete inventory	—	474,358	1,827,077
Common stock issued for services rendered	274,500	62,800	988,250
Amortization of warrants issued for services	430,655	1,339,412	440,085
Options issued for severance	—	—	1,418,375
Shares issued for payment of DVD remastering costs	350,000	—	—
Gain on sale of assets to Pacific Entertainment	—	—	(1,351,710)
Interest expense on redeemable common stock	25,155	21,602	19,299
Amortization of discounts on notes payable	86,634	419,923	216,476
Changes in assets and liabilities:
(Increase) decrease in Accounts receivable	(1,147,870)	(3,653,284)	(1,493,023)
(Increase) decrease in Inventories	(570,025)	(3,117,557)	(3,524,738)
(Increase) decrease in Prepaid expenses	(480,898)	195,055	(395,555)
(Increase) decrease in Film library	—	—	(1,291,732)
(Increase) decrease in Development of production masters	(1,154,582)	(2,986,659)	(2,161,947)
(Increase) decrease in Deposits and other	—	—	314,084
Increase (decrease) in Accounts payable	849,542	5,897,604	(4,218,235)
Increase (decrease) in Accrued expenses and other	28,131	289,965	1,453,135
Increase (decrease) in Customer deposits	—	—	(41,386)

Net cash used in operating activities	(3,638,554)	(4,980,442)	(16,262,582)
Cash flows from investing activities
Payments for Patents and trademarks	(32,424)	(3,380)	(9,800)
Acquisition of AVMC	—	—	598,594
Proceeds from sale of assets to Pacific Entertainment	—	—	250,000
Purchase of property and equipment	(23,841)	(195,280)	(272,174)

Net cash (used in) provided by investing activities	(56,265)	(198,660)	566,620
Cash flows from financing activities:
Proceeds from notes payable	1,150,000	—	4,000,000
Payments on notes payable	—	(1,150,000)	(4,855,934)
Payments of offering costs	—	—	(3,443,562)
Purchase of redeemable common stock	—	(117,362)	—
Proceeds from exercise of options	121,378	—	191,580
Proceeds from exercise of warrants	—	309,045	1,277,161
Proceeds from issuance of common stock	2,618,780	6,419,968	47,900,000

Net cash provided by financing activities	3,890,158	5,461,651	45,069,245
Net increase (decrease) in cash and equivalents	195,339	282,549	29,373,283
Cash and cash equivalents at beginning of period	745,993	941,332	1,223,881

Cash and cash equivalents at end of period	$941,332	$1,223,881	$30,597,164

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITY

During the years ended December 31, 2005, 2004, and 2003 the Company completed non-cash transactions as follows:

	2003	2004	2005
Shares issued for notes receivable, including interest	$150,384	$—	$—
Issuance of common stock for an option to acquire Falcon Picture Group	100,000	—	—
Conversion of debenture to common stock	10,000	—	—
Repayment of officer loans by return of common stock	—	25,752	—
Repayment of notes receivable by return of common stock	—	2,796,676	—
Equity consideration for acquisition of AVMC	$—	$—	$18,807,590

The accompanying notes are an integral part of these

consolidated financial statements.

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

	Year Ended December 31
	2003	2004	2005
Cash paid for:
Interest	$373	$151,532	$234,202
Income taxes	800	800	900

The accompanying notes are an integral part of these

consolidated financial statements.

GENIUS PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. NATURE OF BUSINESS.

We were incorporated in the State of Nevada on January 8, 1996 under the name Salutations, Inc. (“Salutations”). In September 1997, Salutations acquired all of the outstanding shares of a company called International Trade and Manufacturing Corporation (“ITM”), a Nevada corporation founded in 1992. Immediately after the acquisition, Salutations assumed all of the operations and businesses of ITM and changed its name to International Trading and Manufacturing Corporation (“ITMC”). In October 1999, we changed our name from International Trading and Manufacturing Corporation to Genius Products, Inc. to reflect our primary business of producing, publishing and distributing audio and video products. On March 2, 2005, Genius Products, Inc. changed its state of incorporation from the State of Nevada to the State of Delaware through a merger with a newly formed subsidiary in Delaware. We are engaged primarily in producing, publishing and distributing digital versatile discs or DVDs, universal mini discs or UMDs, and compact discs or CDs. Our products are marketed under both proprietary and licensed brands. We sell directly to major retailers and to third party distributors. We also sell our products through various websites on the Internet.

THE WEINSTEIN COMPANY TRANSACTION. On December 5, 2005, we entered into a Master Contribution Agreement in connection with the formation of a new venture to exploit the exclusive U.S. home video distribution rights to feature film and direct-to-video releases owned or controlled by The Weinstein Company (see Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Strategic Transactions). Under the terms of the Agreement, at the closing of the Transaction (“Closing”) we will contribute to the Distributor substantially all of our assets, employees and existing businesses and certain liabilities, and the Distributor will hold a distribution agreement from TWC entitling it to distribute in the United States, and receive a distribution fee on, all filmed entertainment for which TWC owns or controls U.S. home video distribution rights. The Distributor will initially be 70% owned by TWC or its owners and 30% owned by us. The Company’s interest in the Distributor will consist of Class G Units representing a 30% membership interest in the Distributor, and the interest of TWC or its owners will consist of Class W Units representing a 70% membership interest in the Distributor. The 70% interest in the Distributor held by TWC or its owners will be redeemable, at their option at any time from one year after the Closing, for up to 70% of the outstanding common stock of Genius Products, or with their approval, cash. We expect to file a proxy to obtain shareholder approval for this transaction in April or May 2006. We intend to account for this new venture using the equity method of accounting and report the financial results of the venture in a note to our financial statements, rather than consolidating it. We are currently distributing titles on DVD for The Weinstein Company under an interim distribution agreement until this transaction closes. After Closing, substantially all of our revenue and expenses as well as the results from releasing TWC product will be reflected in the financial statements of the Distributor.

BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of Genius Products, Inc., our wholly owned subsidiary American Vantage Media Corporation, also referred to herein as AVMC (and its wholly owned subsidiary Wellspring Media, Inc.) which was acquired on March 21, 2005, as well as Sanuk Corporation (which is inactive). All significant inter-company transactions and accounts have been eliminated in consolidation.

USE OF ESTIMATES. The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

GENIUS PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CASH AND CASH EQUIVALENTS. For purposes of the statement of cash flows, cash equivalents include time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.

ACCOUNTS RECEIVABLE. The allowance for doubtful accounts and provision for sales returns includes management’s estimate of the amount expected to be lost or returned on specific accounts and for losses or returns on other as yet unidentified accounts included in accounts receivable. In estimating the allowance component for unidentified losses and returns, management relies on historical experience and takes into account current information obtained from retailers including retail sell-through data and retail inventory data as available. The amounts we will ultimately realize could differ materially in the near term from the amounts assumed in arriving at the allowance for doubtful accounts and provision for sales returns in the accompanying financial statements.

CONCENTRATIONS OF CREDIT RISK. In 2005, one customer accounted for 40% of net revenue. At December 31, 2005 this customer comprised 12.5% of the accounts receivable before allowances. In 2004, two customers accounted for 27% and 26% of net revenue, respectively. At December 31, 2004, these two customers comprised 28% and 29%, respectively, of accounts receivable before allowances. In 2003, two customers accounted for 36% and 18% of net revenues. At December 31, 2003, these two customers comprised 52% and 9% of the accounts receivable before allowances.

Financial instruments that potentially subject us to concentration of credit risk consist primarily of temporary cash investments and trade receivables. The Company restricts investment of temporary cash investments to financial institutions with investment grade credit ratings. We provide credit in the normal course of business to customers located throughout the United States. We perform ongoing credit evaluations of our customers, generally do not require collateral and maintain allowances for potential credit losses which, when realized, have been within the range of management’s expectations.

We maintain cash and cash equivalents at several financial institutions. From time to time the balances for these accounts exceed the Federal Deposit Insurance Corporation’s (“FDICs”) insured amount.

INVENTORIES. Inventories consist of raw materials and finished goods and are valued at the lower of cost or market. Cost is determined on a first-in-first-out method of valuation. Shipping and handling costs are recorded as expenses in the period in which they are incurred. The Company regularly monitors inventory for excess or obsolete items and makes any valuation corrections when such adjustments are needed.

LONG-LIVED ASSETS.

Property and Equipment: Property and equipment purchases are recorded at cost and are depreciated and amortized over the estimated useful lives of the assets (three to seven years generally) using the straight-line method.

Production Masters: Music production masters are stated at cost net of accumulated amortization. Costs incurred for music production masters, including licenses to use certain classical compositions, royalties, and recording and design costs, are capitalized and amortized over a three or seven year period using the straight-line method from the time a title is initially released. All exploitation costs, including print and advertising (P&A) costs associated with our theatrical department, are expensed as incurred.

Film Library: We capitalize the costs of production and acquisition of film libraries. Costs of production include costs of film and tape conversion to DLT master format, menu design, authoring and compression. These

GENIUS PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

costs are amortized to direct operating expenses in accordance with Statement of Position (“SOP”) 00-2, “Accounting by Producers or Distributors of Films”, using the individual film forecast method over a period of ten years. Costs are stated at the lower of unamortized film costs or estimated fair value. For acquired film libraries, ultimate revenue includes estimates over a period not to exceed ten years. Management regularly reviews and revises when necessary its ultimate revenue and cost estimates, which may result in a change in the rate of amortization of film costs and/or a write-down of all or a portion of the unamortized costs of the library to its estimated fair value. No assurances can be given that unfavorable changes to revenue and cost estimates will not occur, which may result in significant write-downs affecting our results of operations and financial condition.

Goodwill: We record the excess purchase price of net tangible and intangible assets acquired over their estimated fair value as goodwill. We have adopted the provisions of SFAS 142, Goodwill and Intangible Assets. Under the SFAS 142, we are required to test goodwill for impairment at least annually. We evaluate the carrying value of goodwill as of December 31 of each year and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount. Such circumstances could include, but are not limited to: (1) a significant adverse change in legal factors or in business climate, (2) unanticipated competition, or (3) an adverse action or assessment by a regulator. In performing the impairment review, we determine the carrying amount of each reporting unit by assigning assets and liabilities, including the existing goodwill, to those reporting units. A reporting unit is defined as an operating segment or one level below an operating segment (referred to as a component). A component of an operating segment is deemed a reporting unit if the component constitutes a business for which discrete financial information is available and segment management regularly reviews the operating results of that component. Our reporting unit is Genius Products, Inc. and its consolidated subsidiaries. To evaluate whether goodwill is impaired, we compare the fair value of the reporting unit to the reporting unit’s net book value. We determine the fair value of our reporting unit using the present value of its expected future cash flows. If the net book value plus the value of debt outstanding of the reporting unit exceeds its fair value, then the amount of the impairment loss must be measured. The impairment loss would be calculated by comparing the implied fair value of reporting unit to its net book value plus the value of debt outstanding. In calculating the implied fair value of the reporting unit’s goodwill, the fair value of the reporting unit is allocated to all of the other assets and liabilities of that unit based on their fair values. The excess of the fair value of a reporting unit over the amount assigned to its other assets and liabilities is the implied fair value of goodwill. An impairment loss would be recognized when the carrying amount of goodwill exceeds its implied fair value. We conducted an impairment review as of December 31, 2005. Based on the analysis performed we determined that our reporting unit’s goodwill fair value exceeded its carrying amount, and therefore concluded that there was no indication of an impairment loss.

FAIR VALUE OF FINANCIAL INSTRUMENTS. The carrying amounts of cash and cash equivalents, accounts receivable, prepaid expenses, accounts payable and accrued expenses approximate fair value.

STOCK-BASED COMPENSATION. The Company has elected to adopt only the disclosure provisions of Statement of Financial Accounting Standards (“SFAS”) 123, “Accounting for Stock-based Compensation” as amended by SFAS No. 148, “Accounting for Stock Based Compensation Transition and Disclosure - an amendment of FASB Statement No. 123”, and continues to measure compensation cost related to stock and stock options issued to employees using the intrinsic method of accounting prescribed by Accounting Principles Board Opinion No. 25 (“APB 25”), “Accounting for Stock Issued to Employees”, and related interpretations.

GENIUS PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Had compensation cost for our stock option plan been determined based on the fair value at the grant dates for awards under this plan consistent with the method of SFAS 123, as amended by SFAS No. 148, our net loss and loss per common share would have been increased to the pro forma amounts indicated below:

	Year Ended December 31,
	2003	2004	2005
Net loss as reported	$(2,742,676)	$(6,046,168)	$(17,160,520)
Compensation cost at fair value	(332,764)	(1,808,011)	(1,007,795)

Pro forma net loss	$(3,075,440)	$(7,854,179)	$(18,168,315)

Basic and diluted net loss per share
As reported	$(0.16)	$(0.25)	$(0.42)

Pro forma	$(0.18)	$(0.33)	$(0.45)

The pro forma compensation cost recognized for the grant date fair value of the stock options granted during the years ended December 31, 2003, 2004 and 2005 was estimated using the Black-Scholes model with the following weighted-average assumptions:

	Year Ended December 31,
	2003	2004	2005
Risk free interest rate	4.0%	2.7%	3.6%
Expected dividend yield	—	—	—
Expected volatility	50%	20%	50%
Expected life (in years)	5.0	4.2	3.5

RECLASSIFICATIONS. Certain prior period amounts have been reclassified to conform to the current period presentation.

REVENUE RECOGNITION. Revenues are recorded upon the shipment of goods. Costs of sales and an allowance for returns are also recorded at the time of shipment. The allowance for returns calculation is based upon an analysis of historical customer and product returns performance as well as current customer inventory data as available. Updates to the returns calculation are performed quarterly. Revenues from the theatrical release of feature films are recognized at the time of exhibition based on our participation with box office receipts. Revenues from royalties are recognized when received. Revenues from licensing are recognized when the title is available to the licensee.

ADVERTISING COSTS. Advertising costs, including the costs of placement of our products with retailers, are expensed in the period in which the cost is incurred. Advertising costs were $179,041, $155,521, and $195,811 for the years ended December 31, 2005, 2004, and 2003 respectively.

INCOME TAXES. Deferred taxes are accounted for using an asset and liability approach, whereby deferred tax assets are recognized for deductible temporary differences and operating loss carry-forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

GENIUS PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

LOSS PER SHARE. Basic EPS is calculated using income available to common stockholders divided by the weighted average of common shares outstanding during the year. Diluted EPS is similar to Basic EPS except that the weighted average of common shares outstanding is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares, such as options, had been issued. The treasury stock method is used to calculate dilutive shares which reduces the gross number of dilutive shares by the number of shares purchasable from the proceeds of the options assumed to be exercised.

BASIC AND DILUTED INCOME (LOSS) PER COMMON SHARE. The effect of the potentially dilutive securities listed below (options and warrants that are outstanding) were not included in the computation of diluted loss per share, since to do so would have been dilutive.

	2005	2004	2003
Stock options and warrants	37,713,336	23,051,748	14,971,165

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In March 2005, the FASB issued FASB Interpretation (FIN) No. 47, “Accounting for Conditional Asset Retirement Obligations” (FIN 47), which clarifies the meaning of the term conditional asset retirement obligation as used in SFAS 143, “Accounting for Asset Retirement Obligations” (SFAS 143) and clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. This interpretation is effective no later than the end of fiscal years ending after December 15, 2005 (December 31, 2005 for calendar-year companies). Retrospective application of interim financial information is permitted but is not required. Management does not expect adoption of FIN 47 to have a material impact on the Company’s financial statements.

In May 2005, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 154, “Accounting Changes and Error Corrections” (“SFAS No. 154”), an amendment to Accounting Principles Bulletin Opinion No. 20, “Accounting Changes” (“APB No. 20”), and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements”. Though SFAS No. 154 carries forward the guidance in APB No. 20 and SFAS No. 3 with respect to accounting for changes in estimates, changes in reporting entity, and the correction of errors, SFAS No. 154 establishes new standards on accounting for changes in accounting principles, whereby all such changes must be accounted for by retrospective application to the financial statements of prior periods unless it is impracticable to do so. SFAS No. 154 is effective for accounting changes and error corrections made in fiscal years beginning after December 15, 2005, with early adoption permitted for changes and corrections made in years beginning after May 2005. We will implement SFAS No. 154 in our fiscal year beginning January 1, 2006. We are currently evaluating the impact of this new standard but believe that it will not have a material impact on our financial position, results of operations, or cash flows.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”, which amends SFAS No. 133, “Accounting for Derivatives Instruments and Hedging Activities” and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities”. SFAS No. 155 amends SFAS No. 133 to narrow the scope exception for interest-only and principal-only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principle cash flows. SFAS No. 155 also amends SFAS No. 140 to allow qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that itself is a derivative instrument. We are currently evaluating the impact this new Standard but believe that it will not have a material impact on our financial position, results of operations, or cash flows.

In December 2004, the FASB issued SFAS 123R, “Share Based Payments.” SFAS 123R requires companies to expense the value of stock options and similar awards. This statement is a revision of SFAS 123, “Accounting

GENIUS PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

for Stock-Based Compensation” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. SFAS 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award — the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service. In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (“SAB 107”) regarding the SEC’s interpretation of SFAS 123R and the valuation of share-based payments for public companies. SFAS 123R, and its related implementation guidance, will significantly change existing accounting practice and will have a material effect on our reported earnings. The pro forma disclosures previously permitted under SFAS 123 will no longer be an alternative to financial statement recognition.

We are required to adopt SFAS 123R in the first quarter of fiscal 2006, beginning January 1, 2006. Under SFAS 123R, we must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at the date of adoption. The transition methods include modified-prospective and modified-retrospective adoption options. Under the modified-retrospective option, prior periods may be restated either as of the beginning of the year of adoption or for all periods presented. The modified-prospective method requires that compensation expense be recorded for all unvested stock options and restricted stock at the beginning of the first quarter of adoption of SFAS 123R, while the modified-retrospective method would record compensation expense for all unvested stock options and restricted stock beginning with the first period of adoption.

We plan to apply the modified prospective transition method, which requires that compensation expense be recorded for all unvested stock options and restricted stock beginning the first quarter of 2006. We have chosen the Black-Scholes valuation model to value stock-based compensation utilizing an expected volatility estimated using the historical method. Unamortized compensation expense related to outstanding unvested options, as determined in accordance with FAS 123R, that we expect to record during 2006 is approximately $3 million before income taxes. This estimate excludes the effect of additional expense related to new awards that may be granted during 2006.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets” (“SFAS NO. 156”), which provides an approach to simplify efforts to obtain hedge-like (offset) accounting. This Statement amends FASB Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”, with respect to the accounting for separately recognized servicing assets and servicing liabilities. The Statement (1) requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in certain situations; (2) requires that a separately recognized servicing asset or servicing liability be initially measured at fair value, if practicable; (3) permits an entity to choose either the amortization method or the fair value method for subsequent measurement for each class of separately recognized servicing assets or servicing liabilities; (4) permits at initial adoption a one-time reclassification of available-for-sale securities to trading securities by an entity with recognized servicing rights, provided the securities reclassified offset the entity’s exposure to changes in the fair value of the servicing assets or liabilities; and (5) requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the balance sheet and additional disclosures for all separately recognized servicing assets and servicing liabilities. SFAS No. 156 is effective for all separately recognized servicing assets and liabilities as of the beginning of an entity’s fiscal year that begins after September 15, 2006, with earlier adoption permitted in certain circumstances. The Statement also describes the manner in which it should be initially applied. We do not believe that SFAS No. 156 will have a material impact on our financial position, results of operations or cash flows.

GENIUS PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 2. INVENTORY

	December 31,
	2004	2005
Raw materials	$349,231	$71,085
Finished goods	3,598,610	7,798,303

	3,947,841	7,869,388
Allowance for obsolescence	(474,358)	(2,301,435)

Inventories, net	$3,473,483	$5,567,953

NOTE 3. PROPERTY AND EQUIPMENT

	December 31,		Useful lives
	2004	2005
Computers and equipment	$424,071	$711,646	3-5 years
Furniture and fixtures	33,746	35,445	3-7 years
Leasehold improvements	22,365	22,365	Lesser of lease term or useful life

	480,182	769,456
Accumulated depreciation and amortization	(215,193)	(373,098)

Property and equipment, net	$264,989	$396,358

Depreciation expense for the years ended December 31, 2005, 2004 and 2003 was $181,388, $71,253 and $52,842, respectively.

NOTE 4. INVESTMENT IN FILMS AND VIDEO

Effective in 2004, we adopted SOP 00-2 to account for the amortization of costs associated with the acquisition of film libraries. As such, the costs of production and library acquisition are amortized consistent with the recognition of revenue generated by the library over a period of ten years. The ultimate revenue and timing of the revenue stream for the film library are estimated and are the basis for the amortization of costs. Prior to this time, we amortized the costs associated with film libraries over a seven year period using straight-line depreciation. An analysis by management of the past film library amortization expense determined that there was no material change in the cumulative amortization expense incurred through the date of the change given the change in accounting principle. As such, there is no cumulative charge associated with the change in accounting principle.

	December 31,
	2004	2005
Titles released, net of accumulated amortization	$3,867,546	$4,573,191
Acquired library, net of accumulated amortization	—	14,551,096
Titles acquired and not released	—	602,892

	$3,867,546	$19,727,179

The Company expects approximately 46.1% of titles released, net of accumulated amortization and excluding acquired library, will be amortized during the three year period ended December 31, 2008. The Company expects approximately 80% of titles released, net of accumulated amortization and excluding acquired

GENIUS PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

library, will be amortized during the seven year period ended December 31, 2012 as the library is comprised primarily of mature titles which provide a longer, steadier stream of revenue. The acquired library, including titles acquired and not released, of $15.1 million, net of accumulated amortization at December 31, 2005 is the Wellspring library that was acquired as part of the acquisition of AVMC and Wellspring Media, Inc. on March 22, 2005. The Wellspring library is amortized over its expected revenue stream for period of ten years from the acquisition date. The remaining amortization period on the library as of December 31, 2005 is approximately nine years on unamortized costs of $15.1 million. We estimate amortization expense for 2006 to be $3.0 million.

We expect that we will pay accrued participation liabilities of $1.9 million during the twelve month period ending December 31, 2006.

NOTE 5. ACQUISITION OF AVMC

On March 21, 2005, we completed our acquisition of American Vantage Media Corporation (“AVMC”), a subsidiary of American Vantage Companies (“AVC”). The acquisition was completed through an Agreement and Plan of Merger (“Merger Agreement”) which provided for the issuance to AVC of (i) 7,000,000 shares of our common stock valued at $2.27 per share and (ii) warrants to purchase 1,400,000 shares of our common stock, half at an exercise price of $2.56 per share and half at an exercise price of $2.78 per share, plus our assumption of approximately $15.2 million in debt of AVMC. The fair value of these warrants was estimated as $1,596,482 using the Black-Scholes model with the following weighted average assumptions: expected volatility of 60%, risk free interest of 4.2%, an expected life of five years and no expected dividends. The purchase price is approximated by using the average closing market price of our common stock over the two-day period before and after the sale was announced. $1,559,911 in direct costs incurred for the acquisition include $238,886 for legal and professional services related to the valuation of the Wellspring library, as well as a transaction fee of $1,249,183 paid in the form of 550,301 shares issued at a value of $2.27 per share, and 63,000 warrants, half at an exercise price of $2.56 and half at an exercise price of $2.78, for $71,842. The value of the warrants was estimated using the Black-Scholes model with the following weighted average assumptions: expected volatility of 60%, risk free interest of 4.2%, an expected life of five years and no dividends. The fair value of the warrants were classified as equity in 2005 in accordance with Emerging Issues Task Force Issue No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.”

The total purchase price of the Wellspring acquisition was allocated to the estimated fair value of assets acquired and liabilities assumed as set forth in the following table:

Current assets	$4,073,887
Property and equipment	31,414
Wellspring library	15,379,258
Other assets	238,167
Liabilities assumed	(13,783,912)
Deferred tax liability	(1,380,338)
Goodwill	14,487,917

Total Consideration	$19,046,393

After the acquisition of AVMC, we consider the Company as one operating segment and reporting unit. Goodwill from the acquisition is accounted for in accordance with SFAS 142 “Goodwill and Intangible Assets”. The Wellspring library acquired in the transaction will be accounted for in accordance with SOP 00-2 as discussed further in Note 1. None of the goodwill is expected to be deductible for tax purposes.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following unaudited pro forma information represents our consolidated results of operations as if the acquisition of AVMC had occurred on January 1, 2004. Such pro forma information does not purport to be indicative of the results that would have been obtained had these events actually occurred at the beginning of the periods presented, nor does it intend to be a projection of future results.

	Year Ended December 31,
	2005	2004
Pro forma net revenue	$24,037,510	$34,854,518
Pro forma net loss	$(18,643,478)	$(7,845,429)
Pro forma net loss per share
Basic and diluted	$(0.46)	$(0.33)

NOTE 6. ACCRUED EXPENSES

The components of accrued expenses at December 31, 2004 and 2005 were:

	December 31,
	2004	2005
Accrued payroll and related items	$259,366	$483,697
Accrued commissions	74,934	$373,510
Unearned revenue	—	$262,742
Accrued severance	—	$308,591
Tax payable	—	74,637
Other accrued expense	454,866	1,804,716

Total accrued expenses	$789,166	$3,307,893

NOTE 7. NOTES PAYABLE AND CONVERTIBLE DEBENTURES

On March 22, 2005, we completed our acquisition of American Vantage Media (“AVMC”), a subsidiary of American Vantage Companies (“AVC”) (see Note 5). As part of this acquisition, Genius assumed notes payable to certain individuals and entities with a total principal balance of $4.0 million, bearing interest at 7%, payable quarterly, and a maturity date of February 3, 2006. Genius repaid $3.8 million of these notes on February 7, 2006 and withheld payment on the balance as part of our contractual right to reserve for certain potential liabilities associated with the acquisition.

On October 4, 2005, we entered into a Note and Warrant Purchase agreement with a group of investors (collectively, the “Investors”). Under the Purchase Agreement, the Investors loaned a total of $4.0 million to us in exchange for (i) promissory notes in favor of the Investors (the “Notes”) with a total principal balance of $4.0 million and (ii) five-year warrants to purchase a total of 280,000 shares of our common stock, par value $0.0001 per share, with an exercise price per share equal to $1.88 (the last reported sales price of our common stock, as reported by the Over the Counter Bulletin Board, on the initial closing date of October 5, 2005). The discount allocated to the warrants was $0.3 million, calculated using the Black-Scholes Model, with the following weighted average assumptions: expected volatility 60%; risk-free interest rate of 4.2%; expected life of five years and no dividends payable. The fair value of the warrants were classified as equity in 2005 in accordance with Emerging Issues Task Force Issue No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.” The discount is amortized over the life of the Note. As of December 31, 2005 the amortized discount was $0.2 million. On December 5, 2005, we repaid $2.5 million of the October 4, 2005 Notes with proceeds from our December 2005 private equity financing, and on March 6, 2006 we repaid the remaining $1.5 million.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In the fourth quarter of 2003, we issued notes payable totaling $1,150,000 to private lenders. The notes bore interest at 10.5% and were due December 31, 2004. Interest was payable quarterly, beginning March 31, 2004. For the years ended December 31, 2004 and 2003, interest expense on the notes was $97,278 and $22,238, respectively. Each lender was also granted one warrant at $1.00 per share and one warrant at $3.00 per share for our common stock for each dollar loaned. The discount allocated to the warrants was $506,557, calculated using the Black-Scholes Model, with weighted average assumptions: expected volatility 50%, risk free interest of 4.4%, expected life of two years and no dividends paid. The discount was amortized over the life of the notes. The notes were paid in full as of December 31, 2004.

In 2001, we issued a convertible debenture for $50,750 to a shareholder in place of redeemable common stock. The debenture bears interest at 8%, was due March 31, 2002, and was convertible into common shares at $.50 per share; however, the conversion feature of this debenture has expired. Interest on the debenture was accrued through December 31, 2005. There was no beneficial conversion interest related to this debenture. We repaid the balance of debenture in February 2006.

NOTE 8. COMMON STOCK

On March 2, 2005, we changed our state of incorporation from the state of Nevada to the state of Delaware and changed the par value of our common stock from $0.001 per share to $0.0001 per share. All transactions have been restated to reflect this change.

On March 19, 2004, we completed a private placement offering of 100 units aggregating $7 million pursuant to the exemption from registration under Rule 506 of Regulation D of the Securities Act. Proceeds net of cash commissions totaled approximately $6.4 million. Sands Brothers International Limited served as the selected dealer for the transaction. The private placement was priced at $70,000 per unit. Each unit consists of 50,000 shares of common stock and warrants to purchase 10,000 shares of common stock. The warrants have an exercise price of $3.00 per share and a five-year term. The fair value of the warrants at the time of issuance was $403,220 using the Black-Scholes valuation method with weighted average assumptions of expected volatility of 20%, risk free interest of 2.65%, expected life of five years and no expected dividends. Pursuant to the sales of the units we issued 5,000,000 new unregistered shares of common stock and warrants to purchase up to 1,650,000 shares of common stock (including those warrants issued as compensation to the selected dealer). In accordance with the terms of the Registration Rights Agreement we entered into with the investors and the selected dealer in connection with this financing, we have filed a resale registration statement for the resale of the common stock and the common stock underlying the warrants. The fair value of the warrants were classified as equity in 2005 in accordance with Emerging Issues Task Force Issue No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.”

On March 2, 2005, we entered into a securities purchase agreement with certain institutional investors related to the private placement of 6,518,987 shares of our common stock, par value $0.0001 per share, and five-year warrants to purchase 1,303,797 shares of Common Stock, half at an exercise price of $2.56 per share and half at an exercise price of $2.78 per share. The transaction closed on March 3, 2005 and we realized gross proceeds of $10.3 million from the financing, before deducting commissions and other expenses. We agreed to register for resale the shares of Common Stock issued in the private placement and shares issuable upon exercise of warrants. Such registration statement became effective on May 11, 2005. The fair value of the warrants were classified as equity in 2005 in accordance with Emerging Issues Task Force Issue No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”

In May 2005, we entered into a securities purchase agreement with certain institutional investors related to the private placement of 3,000,000 shares of our common stock and five-year warrants to purchase 270,000

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

shares of our common stock at an exercise price of $2.56 per share. The transaction closed on May 20, 2005, and we realized gross proceeds of $5.25 million from the financing before deducting commissions and other expenses. The fair value of the warrants were classified as equity in 2005 in accordance with Emerging Issues Task Force Issue No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.”

On December 5, 2005, we entered into a securities purchase agreement with certain institutional investors related to the private placement of 16,000,000 shares of our common stock, par value $0.0001 per share, and five-year warrants to purchase 4,800,000 shares of common stock with an exercise price of $2.40 per share. The transaction closed on December 6, 2005 and we realized gross proceeds of $32 million from the financing, before deducting commissions and other expenses. The proceeds from the offering will provide working capital to fund new ventures as well as content acquisitions. The fair value of the warrants were classified as equity in 2005 in accordance with Emerging Issues Task Force Issue No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.”

OTHER STOCK ISSUANCES. During 2005, we issued 585,402 shares to third-party consultants and service providers for a total of $905,750. During 2004, we issued 57,994 shares to third-party consultants and service providers for a total of $102,800. During 2003, we issued 217,847 shares to third-party consultants and service providers for a total of $174,500, 350,000 shares of common stock as a prepayment against the development of re-mastered DVDs (which were subsequently returned in January 2004) and 70,922 shares of common stock for an option to acquire Falcon Picture Group. Also during this time period, a debenture of $10,000 was converted through the issuance of 10,000 shares. Additionally, we issued shares to certain officers in payment of salaries. Five officers, collectively, accepted 142,860 shares and 142,860 warrants as payment of $100,000 of 2003 salary.

REDEEMABLE COMMON STOCK. During 1999, we reviewed certain aspects of our issuances of common stock and determined that during 1997, 1998 and through September 1999, we sold common stock in private placement transactions that may be subject to redemption. In 2002, 1,250 shares were redeemed and in 2001, 8,750 shares were exchanged for a convertible debenture of $50,750 bearing interest at 8%. The total number of shares subject to redemption at December 31, 2005 was 49,300. Accordingly, additional paid in capital has been reduced by $362,322 to reflect the cumulative amounts subject to redemption. In addition, accrued interest of $148,899, calculated at an annual rate of 8% on the unredeemed shares, is included in the total of $414,471 shown in the caption “redeemable common stock” in the accompanying balance sheet. Rescission offers were made for some of the redeemable common stock.

OPTION AND WARRANT EXERCISES. In 2005 157,600 options were exercised at prices of $0.80-$1.50 per share resulting in proceeds of $191,580, and 1,255,315 warrants were exercised at a price of $1.00-$1.40, resulting in proceeds of $1,277,161. In 2004, 169,400 options were exercised at prices of $0.80-$1.53 per share, resulting in proceeds of $172,020, and, 217,500 warrants were exercised at a price of $0.63 per share, resulting in proceeds of $137,026. 478,716 shares of stock were issued in exchange for 1,436,148 warrants in a cashless exercise during the year. In 2003, 159,330 options were exercised at prices of $0.63 - $1.02, resulting in proceeds of $121,378.

NOTE 9. STOCK OPTIONS AND WARRANTS

EMPLOYEES. The 2004 Stock Option Plan provides a total of 7,500,000 shares to be granted as either incentive stock options or nonqualified stock options to our employees, directors and consultants. The term of the awards may not be for more than ten years (or five years in the case of incentive stock options granted to any participant who owns stock representing more than 10% of the combined voting power of us or any parent or

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

subsidiary of ours). During 2005, we granted options to our employees and directors to purchase a total of 6,561,253 stock options under the 2004 Stock Option Plan and 3,270,000 stand alone stock options outside any plan, at an exercise price of $1.45-$2.31 and $1.55-$2.31, respectively. During 2004, we granted options to our employees and directors to purchase a total of 5,775,080 shares of our common stock at exercise prices of $1.40 to $4.00 per share, which equaled or exceeded fair market value at the time the options were granted. During 2003, we granted options to our employees and directors to purchase a total of 2,652,617 shares of our common stock at exercise prices of $.78 to $1.98 per share, which also equaled or exceeded fair market value at the time the options were granted.

NON-EMPLOYEES. In 2005, we granted warrants to purchase a total of 8,905,750 shares of our common stock at exercise prices from $1.58 to $2.78 per share to individuals for services to be rendered and in relation to a private placement, resulting in the recognition of $440,085 of expense. During 2005, warrants for 1,255,315 shares were exercised for cash. In 2004, we granted warrants to purchase a total of 4,667,432 shares of our common stock at exercise prices from $1.20 to $3.00 per share to individuals for services to be rendered and in relation to a private placement, resulting in the recognition of $1,339,412 of expense. During 2004, warrants for 217,500 shares were exercised for cash and 478,716 shares of stock were issued in exchange for 1,436,148 warrants in a cashless exercise. In accordance with Emerging Issues Task Force (EITF) Issue No. 96-18, “Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services,” and EITF Issue No. 00-18, “Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other Than Employees,” the stock based compensation expense recorded in our Statement of Operations for the year ended December 31, 2004, in the amount of $1,339,412, reflected the portion of the aggregate option value corresponding to the aggregate number of shares vested on the options through that date.

A summary of stock option and warrant activity follows:

	Options and Warrants Outstanding	Weighted Average Exercise Price
December 31, 2002	5,794,542	$1.03
Granted	9,369,088	$1.53
Exercised	(159,330)	$0.76
Canceled	(33,135)	$2.10

December 31, 2003	14,971,165	$1.35
Granted	9,805,080	$2.52
Exercised	(398,150)	$0.80
Canceled	(1,326,347)	$1.05

December 31, 2004	23,051,748	$1.83
Granted	18,737,003	$2.08
Exercised	(1,412,915)	$1.04
Canceled	(2,662,500)	$2.24

December 31, 2005	37,713,336	$1.96

Options and warrants exerciseable, December 31, 2005	27,474,333	$1.95

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following information applies to all options and warrants outstanding at December 31, 2005:

	Options/ warrants outstanding	Average remaining life	Weighted average exercise price options and warrants outstanding	Options and warrants exercisable	Weighted average exercise price options and warrants exercisable
Under $1.50	6,808,412	2.76	$0.94	6,788,412	$0.94
$1.50 - $1.99	13,385,715	8.72	1.68	5,759,629	1.60
$2.00 - $2.99	14,103,209	6.68	2.35	12,191,542	2.36
$3.00 - $3.99	2,475,000	3.25	3.00	2,475,000	3.00
$4.00 + over	941,000	6.02	4.60	259,750	6.19

	37,713,336	4.80	$1.96	27,474,333	$1.94

NOTE 10. SEVERANCE

We reorganized our executive management team and terminated an exclusive agreement with our financial advisor during the third quarter ended September 30, 2005. As a result, severance related charges of approximately $2.7 million were recognized, of which, $1.4 million was related to non-cash compensation expense resulting from the grant of additional vested stock options and the acceleration of certain unvested stock options. As of December 31, 2005, the remaining severance obligation was $0.3 million.

NOTE 11. INCOME TAXES

Significant components of the provision for income taxes for the years ended December 31, 2005, 2004, and 2003 are as follows:

	2005	2004	2003
CURRENT PROVISION
Federal	0	0	0
California	$800	$800	$800

DEFERRED PROVISION:
Federal	0	0	0
California	0	0	0

Provision for Income Taxes	$800	$800	$800

A reconciliation of the expected income tax (benefit) computed using the federal statutory income tax rate to our effective income tax rate is as follows for the years ended December 31, 2005, 2004, and 2003:

	2005	2004	2003
Income tax computed at federal statutory tax rate	34.00%	34.00%	34.00%
State taxes, net of federal benefit	5.82%	5.81%	5.81%
Valuation allowance	-39.46%	-39.49%	-39.66%
Other	-0.36%	-0.32%	-0.15%

	0.00%	0.00%	0.00%

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Significant components of our deferred tax assets (liabilities) at December 31, 2005 and 2004 consisted of the following:

	2005	2004
NOL carry-forwards	$13,886,000	$5,137,000
Allowance accounts	404,000	11,000
State deferreds	(401,000)	0
Other reserves	4,559,000	1,078,000
Accrued vacation	60,000	46,000
Deferred compensation cost	1,067,000	990,000
Depreciation	25,000	58,000
Wellspring deferred tax liability	(1,380,000)	0

Net deferred tax assets	18,220,000	7,320,000
Less valuation allowance	($19,600,000)	($7,320,000)

Net deferred tax asset (liability)	($1,380,000)	—

As of December 31, 2005, we had total net operating loss carry-forwards for federal and state income tax purposes of $34,333,000 and $25,029,000 respectively which start expiring in 2011 through 2025. Included in our total net operating loss carryover, is approximately $12,900,000 of net operating losses we inherited as a result of AVMC acquisition pertaining to the Wellspring division. The utilization of net operating loss carry-forwards may be limited due to the ownership change under the provisions of Internal Revenue Code Section 382 and similar state provisions.

The net change in our valuation allowance increased $12.3 million in 2005, $2.6 million in 2004 and $1.0 million in 2003. The entire deferred income tax assets have been offset by a valuation allowance since management does not believe the recoverability of the deferred income tax assets during the next year is more likely than not. Accordingly, a deferred income tax benefit for the year ended December 31, 2005 has not been recognized in these financial statements. Included as part of deferred tax liabilities, that are not offset against the deferred tax assets in the determination of the required increase in the valuation allowance is step up in certain identifiable assets as a result of the AVMC acquisition that created recognition of approximately $1.5 million of deferred tax liability.

NOTE 12. SUBSCRIPTIONS RECEIVABLE

On January 22, 2004, the officers’ notes receivable held by Genius Products as subscriptions receivable were paid by tendering shares of Genius Products common stock pursuant to the terms of the notes. Klaus Moeller tendered 168,052 shares and Michael Meader tendered 168,052 shares to retire their loans. Larry Balaban and Howard Balaban tendered 170,405 shares and 174,883 shares, respectively, to retire their loans and other advances. The remaining subscriptions receivable were paid off with 327,962 shares tendered.

NOTE 13. COMMITMENTS AND CONTINGENCIES

OPERATING LEASES. The Company leases certain facilities and computer equipment under non-cancelable operating leases. Rental expense for 2005, 2004, and 2003 was $484,763, $150,208, and $149,865, respectively.

As of December 31, 2005, the future minimum annual rental commitments required under existing non-cancelable operating leases are as follow:

	2006	2007	2008	2009	2010	Thereafter	Total
Lease obligations	$939,249	$1,092,459	$976,302	$728,507	$734,880	$185,068	$4,656,465

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Except as described below, we are not a party to any legal or administrative proceedings, other than routine litigation incidental to our business that we do not believe, individually or in the aggregate, would be likely to have a material adverse effect on our financial condition or results of operations.

WELLSPRING MATTER

On March 21, 2005, we completed our acquisition of American Vantage Media Corporation and its subsidiary, Wellspring Media, Inc. (“Wellspring”). On or about March 14, 2005, a complaint was filed in U.S. Bankruptcy Court for the District of Delaware against Wellspring requesting a judgment in excess of $3,000,000. The complaint was filed by the Chapter 7 Trustee of the Winstar Communications, Inc. Estate (“Winstar”). The details of this matter are discussed below.

In September 2001 (prior to the acquisition of Wellspring by American Vantage Media), Winstar (or its predecessor) sold a subsidiary, Winstar TV & Video (“TV & Video”), to Wellspring in exchange for $2,000,000 in cash and a promissory note in the amount of $3,000,000. The merger agreement provided that in the event the working capital of TV & Video was determined to be less than $3,000,000 at the closing of the merger, the sole remedy of Wellspring was a reduction in the principal amount of the promissory note by the difference between $3,000,000 and the actual amount of the working capital. The accountants for Wellspring determined that at the time of the closing of the merger, TV & Video had a working capital deficit. Based upon this determination and the provisions of the merger agreement, Wellspring determined that the amount due under the promissory note should be reduced to zero, and as a result no payment was made. On November 30, 2001, Wellspring informed Winstar of its determination regarding the working capital deficit, and Winstar subsequently advised Wellspring that it disputed the determination. Since 2001, Wellspring and Winstar have engaged in discussions in an effort to settle the dispute over the working capital calculation, but no settlement has been reached.

We believe that, if an adverse judgment against Wellspring occurs or an adverse settlement is reached, our subsidiaries, Wellspring and American Vantage Media, will be entitled to full indemnification against any such losses by the initial owners of Wellspring (prior to American Vantage Media), and we will be entitled to indemnification by American Vantage Companies. However, if the outcome of this litigation is adverse to us, and we are required to pay significant monetary damages that are not indemnified by others, our financial condition and results of operations will likely be materially and adversely affected.

FALCON PICTURE GROUP MATTER

In October 2005, we commenced litigation against Falcon Picture Group, LLC (“Falcon”) in the Superior Court of San Diego County, Case No. GIN047884 seeking damages of $975,000 arising out of Falcon’s breach of the license agreement. In October 2005, Falcon commenced litigation against Genius in the Circuit Court of Cook County, Illinois, Case No. 05H16850 (the “Illinois Proceeding”), based upon allegations, among other things, that Genius breached the terms of a license agreement by refusing to pay certain royalties to which Falcon supposedly was entitled. Falcon seeks damages award of approximately $83,332 subject to proof at trial. Falcon further alleges that as a result of Genius’ purported default under the license agreement, Falcon is entitled to judgment declaring the license agreement to have been lawfully terminated. Although Genius has not yet responded to the complaint in the Illinois proceeding, Genius plans to vigorously defend against the allegations thereof.

EXECUTIVE EMPLOYMENT AGREEMENTS. In 2002, we entered into employment agreements with six of our executive officers and key employees. The agreements are for three-year terms and provide for stock options, employee benefits and severance pay for termination without cause of between 12 and 24 months’ salary. In 2003, these agreements were amended to extend the term for an additional year, and to provide for

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

salary increases and additional stock option awards. In 2004 we entered into an employment agreement with three new executive officers that provide for stock options, employee benefits and severance pay for termination without cause. In 2005 one of these agreements were amended to provide for salary increases and additional stock option awards. Additionally, in 2005 we entered into an employment agreement with six new executive officers that provide for stock options, employee benefits and severance pay for termination without cause. The 2002, 2004, and 2005 agreements allow for the assignment of contract benefits to the employee’s heirs in the event of an employee death within the contract term.

NOTE 14. RELATED-PARTY TRANSACTIONS

SALE OF BABY GENIUS. On December 31, 2005, we entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Klaus Moeller who was our founder and formerly our CEO and a Director. Under the Asset Purchase Agreement, we agreed to sell to Mr. Moeller all of our right, title and interest in and to the following assets (the “Assets”), subject to the terms, conditions and limitations set forth in the Asset Purchase Agreement:

•	the audio and audiovisual works entitled “Baby Genius”;

•	the audio and audiovisual works entitled “Kid Genius”;

•	the audio and audiovisual works entitled “Little Tikes”;

•	the audio works entitled “Wee Worship”; and

•	related intellectual property, agreements, documents and instruments.

Subject to limited exceptions, Mr. Moeller agreed to assume any and all obligations for royalties, advances, reporting requirements, and all other obligations of any kind arising out of or in connection with all talent agreements, producer agreements, and any and all other agreements relating to the Assets and due after the signing of the Asset Purchase Agreement. As part of the agreement, we will continue to distribute Baby Genius, Little Tikes and Wee Worship DVDs and music CDs and all new products under these brands. Under the distribution agreement, we will receive a distribution fee and recoup all of our expenses.

The purchase price for the Assets was $3 million, payable as follows:

•	$250,000 in cash on signing;

•	$750,000 by means of a secured promissory note due and payable in full, together with all accrued interest, on January 30, 2006, bearing interest at the rate of 4.5% per annum; and

•	$2 million by means of a secured promissory note due and payable in full, together with all accrued interest, on the fifth anniversary of the closing date, bearing interest at the rate of 4.5% per annum.

The $3 million purchase price was determined by negotiations between the parties and our assessment of the reasonable value of the Assets and the distribution arrangement described above.

In conjunction with this transaction we recorded a gain on sale in the amount of $1,351,710, a note receivable in the amount of $1,712,353 representing the present value of a $2 million secured promissory note that we received in this transaction and a deferred gain of $1,212,353. We will recognize the deferred gain based upon the relative percentage of revenue we generate in each period relative to the total revenue expected to be generated over the term of the distribution agreement. We have subsequently received payment in full of the secured promissory note, due on January 30, 2006, in the amount of $750,000, plus interest.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FALCON PICTURE GROUP, LLC. On September 8, 2003, we executed a license agreement with Falcon Picture Group, LLC (“Falcon”) for the exclusive rights to distribute a majority of its audio and video products worldwide, with AMC and TV Guide branded DVD movie and television collections and Twilight Zone branded audio collections in the U.S. and Canada. Carl Amari, a former member of our board of directors, is the CEO of Falcon. This agreement expires on July 1, 2006, with an automatic renewal for an additional three years if both parties are fulfilling their obligations under the agreement and calls for a royalty to be paid on the sales of the video and audio products. We have committed to pay a minimum annual royalty of $240,000 for brands including AMC and Twilight Zone, and a royalty of $325,000 for TV Guide over a three and one-half year term that commenced on December 22, 2003. In addition, the agreement calls for a minimum content purchase of $300,000 annually.

The agreement also provides a three-year option to acquire Falcon’s assets for $3,600,000 (payable in cash or stock or a combination of cash and stock). As consideration for the right to purchase Falcon, we issued 70,922 shares of common stock with a market value of approximately $100,000. The stock value of $1.40 is based on the average of the closing market price of the common shares as of September 8, 2003, the date of issuance of such shares and the execution of the agreement, and July 1, 2003, the effective date of the agreement. The specific assets and liabilities of Falcon that would be acquired under this right will be negotiated by the parties at the time the acquisition is considered. We do not anticipate that we will exercise our right and have recorded a reserve in the amount of $100,000 for the value of the right that has been included in other assets.

FACILITY LEASES. We lease a warehouse facility in Iowa from The Meader Family Limited Partnership which is affiliated with Michael Meader, formerly our president. Lease payments were $34,800, $34,800, $20,400 in 2005, 2004 and 2003, respectively. The term of this lease is through 2007 although it is likely that we will sublease this warehouse until the end of the term. The Company also leased sales offices in Minnesota from Ekelund Properties, which is affiliated with Julie Ekelund, Executive Vice President. Lease payments in 2004 were $14,400 and $7,200 in 2003 under this agreement. This lease expired in January 2005.

BRANDISSIMO!. On November 1, 2005, we entered into an agreement with Brandissimo! Inc., a company which was co-owned by Mr. Trevor Drinkwater, our CEO, and is currently co-owned by David Snyder our Executive Vice President of Content. Under this agreement, we have an exclusive “first look” at all Brandissimo owned or controlled children’s projects to be produced for videogram distribution. We will serve as exclusive videogram distributor for all Brandissimo-owned or controlled children’s projects produced or otherwise presented to us during the one-year term of the agreement. Brandissimo will render production services for any and all children’s projects which we finance and produce during the term of the agreement. Over the course of the term, we will pay to Brandissimo a $100,000 non-refundable, non-recoupable overhead fee. Under the agreement, we are entitled to receive a distribution fee equal to 12% to 20% of gross receipts, depending on the products being distributed.

SHARES ISSUED FOR COMPENSATION. In 2003, five officers, collectively, accepted 142,860 shares and 142,860 warrants of our common stock as payment of $100,000 of 2003 salary. The warrants have an exercise price of $1.40 and have a five year term.

INVESTMENT BANKING AND FINANCIAL ADVISORY SERVICES. Alexander L. Cappello is Chairman and CEO of Cappello Capital Corp., investment bankers. Bruce Pompan is Managing Director of Cappello Capital Corp. Both were our Directors. We retained Cappello Capital Corp. to perform corporate finance advisory services for a two-year period commencing in March 2004. After the first 12 month term the agreement can be terminated with 30 days’ advance notice. Cappello Capital Corporation has been granted 2,000,000 warrants with an exercise price of $2.50 and a term of ten years. On July 21, 2005, We and Cappello Capital Corp. (“Cappello”) entered into (i) a letter agreement (the “First Amendment”) amending certain portions

GENIUS PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

of our original engagement agreement, dated March 24, 2004 (the “Engagement Agreement”), under which we retained Cappello as exclusive financial advisor; and (ii) a Resale Agreement (the “Resale Agreement”) providing restrictions on open market sales of certain shares of common stock issued to Cappello. Alex Cappello and Bruce Pompan, were our directors, are each managing directors of Cappello Capital Corp., and Alex Cappello is the sole shareholder of Cappello Capital Corp.

Under the First Amendment, we and Cappello agreed to the following:

•	The Engagement Agreement and the exclusive engagement of Cappello as our financial advisor are terminated effective as of June 3, 2005;

•	The term “Covered Party” for purposes of the tail period under the Engagement Agreement is limited to two parties identified in the Amendment and any party providing financing to complete a proposed transaction identified in the Amendment. The fees payable by us for potential transactions with these two parties are modified from the amounts otherwise payable under the Engagement Agreement;

•	Bruce L. Pompan will submit his resignation as our director, effective immediately;

•	The Company will issue to Cappello 175,000 shares of common stock and reduce the exercise price on 2.0 million warrants to purchase common stock currently held by Cappello from $2.50 per share to $2.20 per share;

•	The Company will increase the monthly retainer payable to Cappello from $10,000 per month to $25,000 per month for services commencing as of June 3, 2005 until the occurrence of certain events specified in the Amendment; and

•	The Company will pay to Cappello a fee for the private placement transaction which closed on May 20, 2005 in the amount of $105,000 (2% of the transaction) and 171,675 warrants to purchase our common stock exercisable at $1.75 per share.

NOTE 15. SELECTED QUARTERLY FINANCIAL DATA

Selected unaudited quarterly financial data for the years ended December 31, 2004 and 2005 are summarized below.

	2004
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Net sales	$3,131,389	$2,057,557	$5,017,456	$6,423,530
Gross profit (loss)	$(650,750)	$398,754	$1,081,333	$1,907,161
Loss before income taxes	$(797,752)	$(1,246,687)	$(917,377)	$(3,083,552)
Net loss	$(798,552)	$(1,246,687)	$(917,377)	$(3,083,552)
Basic earnings per share	$(0.04)	$(0.05)	$(0.04)	$(0.12)
Weighted average shares outstanding	20,697,233	24,442,271	25,080,003	25,397,825

	2005
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
		As Restated	As Restated
Net sales	$2,555,886	$3,912,450	$8,154,040	$7,705,352
Gross profit (loss)	$(110,914)	(1,731,034)	2,367,825	(1,080,457)
Loss before income taxes	$(2,231,523)	(5,288,177)	(3,846,623)	(5,793,397)
Net loss	$(2,232,323)	(5,296,352)	(3,854,798)	(5,777,047)
Basic earnings per share	$(0.08)	$(0.13)	$(0.09)	$(0.12)
Weighted average shares outstanding	28,000,009	41,754,657	43,348,990	48,211,947

GENIUS PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Restatement of Prior Quarters Ended June 30, 2005 and September 30, 2005

The Company revised theatrical revenue to decrease the amount recognized due to an accrual for film rental earned but not billed that was not reversed in the subsequent period, revised royalty revenue to recognize unearned revenue from a prior period that became earned revenue and revised royalty expense and production cost amortization expense to increase the amounts recognized because the Company had recorded these amounts as assets rather than expenses.

The effects of the restatement on net revenues, cost of revenues, gross profit, net loss, basic and diluted loss per common share, production masters, film library, accrued expenses, and stockholders’ equity as of and for the quarter ended June 30, 2005 are as follows:

	As Originally Reported	Restatement Adjustments	As Restated
Net revenues	$3,822,450	$90,000	$3,912,450
Cost of revenues	5,163,789	479,695	5,643,484
Gross profit	(1,341,339)	(389,695)	(1,731,034)
Net loss	$(4,906,657)	$(389,695)	$(5,296,352)
Loss per common share:
Basic and diluted	$(0.12)	$(0.01)	$(0.13)
Production masters	$3,456,267	$(63,547)	$3,392,720
Film library	16,095,700	(416,148)	15,679,552
Accrued expenses	1,595,815	(90,000)	1,505,815
Stockholders’ equity	$31,725,719	$(389,695)	$31,336,024

The effects of the restatement on net revenues, cost of revenues, gross profit, net loss, basic and diluted loss per common share, production masters, film library, accrued expenses, and stockholders’ equity as of and for the quarter ended September 30, 2005 are as follows:

	As Originally Reported	Restatement Adjustments	As Restated
Net revenues	$8,405,643	$(251,603)	$8,154,040
Cost of revenues	5,670,430	115,785	5,786,215
Gross profit	2,735,213	(367,388)	2,367,825
Net loss	$(3,487,410)	$(367,388)	$(3,854,798)
Loss per common share:
Basic and diluted	$(0.08)	$(0.01)	$(0.09)
Accounts receivable	$5,649,464	$(251,603)	$5,397,861
Production masters	3,615,641	(105,021)	3,510,620
Film library	16,270,146	(490,459)	15,779,687
Accrued expenses	3,235,852	(90,000)	3,145,852
Stockholders’ equity	$30,210,223	$(757,083)	$29,453,140

NOTE 16. TERMINATION OF DISTRIBUTION AGREEMENT WITH WARNER HOME VIDEO

On March 5, 2004, We and Warner Home Video mutually agreed to terminate the Baby Genius distribution agreement. The Company subsequently began self-distribution of the Baby Genius line of DVDs. Under the termination agreement, we also regained the distribution rights for our planned line of Kid Genius DVDs. The termination agreement calls for a $300,000 payment to Warner made by means of a royalty arrangement based on net sales of the Baby Genius DVDs. As an additional element of the settlement, we agreed to purchase approximately $192,000 in outstanding Baby Genius inventory held at various Warner locations.

GENIUS PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 17. SUBSEQUENT EVENTS

NEW CFO. On February 7, 2006, we announced the hiring of John Mueller as Chief Financial Officer. Mr. Mueller joined us from Jefferies & Company, Inc., where he served as Senior Vice President of Media and Entertainment Investment Banking in New York. He succeeded Shawn Howie.

REPAYMENT OF NOTES. On February 3, 2006, we repaid $3.8 million of the $4.0 million notes assumed as part of the acquisition of AVMC on March 22, 2005. Additionally, on March 6, 2006, we repaid the remaining $1.5 million of the short-term notes issued on October 4, 2005.

SANTA MONICA LEASE. On February 17, 2006, we entered into a lease agreement for 17,400 square foot office facility in Santa Monica, California. This lease expires on March 16, 2011. The monthly rent for this facility is $54,810.

CORPORATE REALIGNMENT. On February 20, 2006, we announced a corporate realignment of the Wellspring Media division (“Wellspring”) which is currently based in New York, New York. The Company announced that the Wellspring home entertainment distribution division will transfer to our facility located in Santa Monica, California and that the Wellspring theatrical distribution arm will be closed. The primary goal of this corporate realignment is to improve our operating efficiencies. The Company estimates that it will incur costs of an aggregate total of approximately $490,000 in connection with this action. These costs consist primarily of employee severance arrangements and other related expenses. We expect to pay these costs and substantially complete the reorganization by May 2006.

GENIUS PRODUCTS, INC AND SUBSIDIARIES

SCHEDULE II – Valuation and Qualifying Accounts

Years Ended December 31, 2003, 2004 and 2005

Allowances are deducted from the assets to which they apply, except for sales returns and allowances.

	Balance at Beginning of Period	Charged to costs and expenses	Charged to Other Accounts		Deductions	Balance at End of Period
Year ended December 31, 2003
Allowance for:
Uncollectible accounts	$15,000	$11,000	$—		$—	$26,000
Reserve for potential product obsolescence	—	—	—		—	—
Reserve for sales returns and allowances	55,000	101,597	—		—	156,597
Deferred Tax Assets	3,714,000	957,000	—		—	4,671,000

	$3,784,000	$1,069,597	$—		$—	$4,853,597

Year ended December 31, 2004
Allowance for:
Uncollectible accounts	$26,000	$21,000	$—		$(5,121)	$41,879
Reserve for potential product obsolescence	—	474,358	—		—	474,358
Reserve for sales returns and allowances	156,597	1,339,208	—		(173,658)	1,322,147
Deferred Tax Assets	4,671,000	2,649,000	—		—	7,320,000

	$4,853,597	$4,483,566	$—		$(178,779)	$9,158,384

Year ended December 31, 2005
Allowance for:
Uncollectible accounts	$41,879	$361,222	$1,310,275	(a)	$(757,730)	$955,646
Reserve for potential product obsolescence	474,358	1,827,077	—		—	2,301,435
Reserve for sales returns and allowances	1,322,147	5,183,543	217,057	(a)	(769,604)	5,953,143
Deferred Tax Assets	7,320,000	12,280,000	—		—	19,600,000

	$9,158,384	$19,651,842	$1,527,332		$(1,527,334)	$28,810,224

(a)	AVMC acquired reserve

Appendix A

MASTER CONTRIBUTION AGREEMENT

by and among

GENIUS PRODUCTS, INC.,

THE WEINSTEIN COMPANY LLC

AND

THE WEINSTEIN COMPANY HOLDINGS LLC

Dated as of December 5, 2005

i

EXHIBITS

Exhibits
Exhibit A	Certain Definitions
Exhibit B	Form of Voting Agreement
Exhibit C	Form of Assignment and Assumption Agreement
Exhibit D	Form of Video Distribution Agreement
Exhibit E	Form of Registration Rights Agreement
Exhibit F	Form of Amended and Restated Limited Liability Company Agreement
Exhibit G	Form of Amended and Restated Certificate of Incorporation of Genius
Exhibit H	Form of Services Agreement

MASTER CONTRIBUTION AGREEMENT

THIS MASTER CONTRIBUTION AGREEMENT (this “Agreement”) is entered into as of December 5, 2005, by and among Genius Products, Inc., a Delaware corporation (“Genius”), The Weinstein Company LLC, a Delaware limited liability company (“TWC”), and The Weinstein Company Holdings LLC, a Delaware limited liability company (the “Distributor”). Capitalized terms not otherwise defined in this Agreement are defined in Exhibit A hereto.

RECITALS

A. Genius and the Distributor wish to provide for the terms and conditions of a transaction in which Genius and the Distributor will contribute certain assets and rights to the Distributor. At the Closing, Genius will contribute substantially all of its assets and certain liabilities to the Distributor (whose sole asset prior to such contribution will be home video distribution rights with respect to certain entertainment properties of TWC pursuant to the Video Distribution Agreement), and as a result thereof Genius and the other members of the Distributor will have specified membership interests in the Distributor as set forth herein.

B. The Board of Directors of Genius has unanimously approved this Agreement and has determined that the transactions contemplated by this Agreement are expedient and for the best interests of Genius.

C. On or prior to the execution of this Agreement, (i) certain stockholders of Genius have entered into an agreement with TWC to vote their shares in favor of the transactions contemplated by this Agreement, in the form attached hereto as Exhibit B; (ii) each of Trevor Drinkwater, Rodney Satterwhite, Michael Radiloff and certain other individuals agreed to by the parties have executed employment agreements with the Distributor, or amendments to their existing employment agreements with Genius, effective upon the Closing (the “New Employment Agreements”); and (iii) Genius has received and provided copies to TWC of binding commitments, subject only to certain conditions, to receive and have available to Genius a gross amount (prior to reasonable fees, expenses and commissions related thereto) of not less than $32 million in cash from new equity financing from the issuance of additional shares of Genius Common Stock, with the proceeds of those financings available and contributed to the Distributor prior to or concurrently with the Closing (the “Financing Commitments”).

Accordingly, and in consideration of the foregoing and the representation, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I. CONTRIBUTIONS; CLOSING

1.1 Contribution by Genius.

(a) Transferred Assets. Subject to the terms and conditions of this Agreement, at the Closing, Genius shall sell, transfer, convey, assign and deliver to the Distributor all of its right, title and interest in, to and under all of the assets, properties, goodwill and rights of Genius, other than the Excluded Assets, as the same may exist immediately prior to the Closing, free and clear of all Encumbrances, other than Permitted Encumbrances (the “Transferred Assets”), including without limitation the following:

(i) All cash, cash equivalents and marketable securities of Genius, other than (A) an amount of cash equal to (1) the aggregate amount of Excluded Liabilities which are reserved, reflected or accrued on the September 30 Balance Sheet or which have been reserved by Genius in the ordinary course of its business after September 30, 2005, which Excluded Liabilities and reserves are listed on Section 1.1(a)(i) of the Genius Disclosure Letter, less (2) amounts paid by Genius from such reserves listed on Section 1.1(a)(i) of the Genius Disclosure Letter in satisfaction of such Excluded Liabilities prior to the Closing Date, (B) an amount of cash, not to exceed $1.0 million, equal to the aggregate amount received by Genius after the date hereof and prior to the Closing Date from the exercise or conversion of options, warrants or convertible instruments, plus (C) an amount of cash equal to $1.0 million to be used solely to pay expenses of Genius;

(ii) All accounts and notes receivable, checks and negotiable instruments owned by Genius;

(iii) All inventory of products and all raw materials, work in process and finished goods owned by Genius;

(iv) All personal property, office furnishings, supplies and other tangible personal property owned by Genius;

(v) All rights in real estate leases to which Genius is a party, together with all of the right, title and interest of Genius in all land, buildings, structures, easements, appurtenances, improvements (including construction in progress) and fixtures located thereon;

(vi) All rights in leases of personal property to which Genius is a party;

(vii) All Genius Intellectual Property Rights;

(viii) All performance and other bonds, security and other deposits, advance payments, prepaid credits and deferred charges of Genius;

(ix) All rights under any and all contracts, agreements or commitments to which Genius is a party;

(x) To the extent transfer is permitted by applicable law, all licenses, permits and orders issued by any Governmental Authority;

(xi) All insurance claims, rights to any insurance proceeds and other similar claims of Genius;

(xii) All books, records, files, invoices, data bases, computer programs, manuals and other materials (in any form or medium), including, without limitation, sales and promotional materials, personnel records, accounting records, sales order files and supplier lists;

(xiii) All goodwill generated by or associated with the business of Genius and the Genius Subsidiaries; and

(xiv) All outstanding equity interests in Genius’s subsidiary, American Vantage Media Corporation, a Nevada corporation (“AVM”), or its successor entity after conversion to a limited liability company pursuant to Section 5.1.

(b) Excluded Assets. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, Genius will retain and not contribute, convey, assign or transfer, and the Distributor will not acquire, the following (collectively, the “Excluded Assets”):

(i) Corporate seals, certificates of incorporation, minute books, stock transfer records or other records related to the corporate organization of Genius;

(ii) The claims, demands, rights or causes of action described on Section 1.1(b)(ii) of the Genius Disclosure Letter, and any cash, assets or other property recovered by Genius therefrom;

(iii) Any recovery of cash, assets or other property received by Genius that represents a return of or on any amounts or obligations previously paid or incurred by Genius in connection with any Excluded Liability, including without limitation (A) recovery of costs, legal fees and penalties in an Action or Legal Proceeding constituting an Excluded Liability, (B) recovery from appeal of an Action or Legal Proceeding constituting an Excluded Liability, and (C) claims initiated by Genius arising from an Excluded Liability to the extent such recovery reimburses Genius’s out-of-pocket expenses related thereto incurred after Closing;

(iv) (A) Benefit plans and contracts of insurance of Genius for employee group medical, dental and life insurance plans and (B) all insurance policies of Genius, to the extent that the parties mutually agree that any such items should not be transferred to the Distributor, and subject to the obligation of the Distributor to reimburse Genius for the costs thereof as provided in the Services Agreement, to the extent that the Distributor receives the benefits of these plans, contracts and policies; and

(v) All rights of Genius under this Agreement and the other Transaction Agreements.

(c) Excluded Liabilities. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, Genius will, without any responsibility or recourse to Distributor, any of its affiliates, or any of their respective directors, officers, members, shareholders, officers, employees, agents, consultants, representatives, successors or assigns, absolutely and irrevocably be and shall remain solely liable for, and Genius is not assigning, transferring or setting over to the Distributor, and the Distributor is not assuming, and shall not be deemed to have assumed, any of the burdens, obligations or liabilities of Genius or any Genius Subsidiary (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability) (collectively, the “Excluded Liabilities”), unless the terms of this Agreement specifically state that such liability or obligation shall transfer to or be the responsibility of the Distributor, including, without limitation:

(i) all liabilities and obligations of Genius and the Genius Subsidiaries arising out of the ownership or operation of the business of Genius and its Subsidiaries or the ownership, use, possession or condition of the Transferred Assets prior to the Closing, other than (A) those which have been reserved, reflected or accrued on the September 30 Balance Sheet, (B) those arising after the date of the September 30 Balance Sheet in the ordinary course of business of Genius and the Genius Subsidiaries in connection with activities permitted by Section 4.2 hereof (but not including any liabilities described in Sections 1.1(c)(ii) or (iii) below), and (C) those arising under any contract, agreement or commitment which is being assigned to the Distributor hereunder other than liabilities or obligations relating to any breach thereof by Genius or the other parties thereto occurring prior to the Closing;

(ii) all liabilities and obligations arising out of any violation or alleged violation by Genius or any Genius Subsidiary of any Legal Requirement prior to, on or following the Closing, whether or not reserved, reflected or accrued on the September 30 Balance Sheet, except for (A) such liabilities and obligations arising out of any violation or alleged violation by the Distributor or any of its subsidiaries on or following the Closing or (B) such liabilities and obligations of the Distributor or any of its subsidiaries arising out of the Transaction Agreements or any of the transactions contemplated thereby;

(iii) all liabilities and obligations arising out of any Action or Legal Proceeding commenced against Genius or any Genius Subsidiary on or prior to the Closing, and any Action or Legal Proceeding commenced following the Closing against Genius or any Genius Subsidiary to the extent relating to any transactions, events or other circumstances of Genius or any Genius Subsidiary occurring or existing on or prior to the Closing, whether or not reserved, reflected or accrued on the September 30 Balance Sheet, and whether or not such Actions or Legal Proceedings are identified on the Genius Disclosure Letter;

(iv) all liabilities and obligations of Genius or any Genius Subsidiary arising out of the Excluded Assets, other than prospective liabilities arising after the Closing under Genius’s employee benefit plans;

(v) with respect to contracts assignable to the Distributor as Transferred Assets but that are not assigned as of the Closing because of (A) a failure to receive any necessary consent, approval or waiver of a third party, (B) because that assignment would violate the rights of any third party in such Transferred Asset, which violation would adversely affect the expected benefits or increase the expected costs or liabilities to the Distributor under the Transferred Asset, or (C) otherwise affect adversely the rights of the Distributor in the Transferred Asset (together, the “Unassigned Contracts”), all amounts by which the aggregate value of the benefit that would otherwise be received by the Distributor under the Unassigned Contracts or any portion thereof, to the extent such amounts exceed the benefits received by the Distributor under Alternate Arrangements, exceeds $500,000, such aggregate value to be calculated based on the discounted future revenues reasonably expected to be received under such Unassigned Contracts as of the Closing Date;

(vi) all liabilities and obligations under or arising in connection with the Financing Commitments, including, without limitation, any liabilities, obligations, damages or interest relating to Genius’s failure to file or keep effective a registration statement with respect to, or to otherwise effect the registration of, registrable securities pursuant to any registration rights agreement, warrant or other agreement entered into by Genius in connection with the Financing Commitments;

(vii) the Registration Rights Agreement; and

(viii) burdens, obligations or liabilities (i) of Genius or any Genius Subsidiary for Taxes imposed with respect to all periods prior to the Closing, and (ii) of Genius for Taxes for all periods after the Closing, other than Taxes, if any, for which the Distributor is obligated to reimburse Genius pursuant to the Services Agreement.

(d) Assumed Liabilities. Subject to the terms and conditions of this Agreement, effective at the Closing, Genius shall assign, sell, transfer and set over to the Distributor all of Genius’s right, title, benefit, privileges and interest in and to, and all of its burdens, obligations and liabilities (i) to the extent reserved, reflected or accrued on the September 30 Balance Sheet, (ii) under the Transferred Assets that relate to periods after the Closing, (iii) arising after the date of the September 30 Balance Sheet in the ordinary course of business of Genius and the Genius Subsidiaries in connection with activities permitted by Section 4.2 hereof (but not including any liabilities described in Sections 1.1(c)(ii) or (iii), which shall remain Excluded Liabilities) or (iv) arising under any contract, agreement or commitment which is being assigned to the Distributor hereunder other than burdens, liabilities or obligations relating to any breach thereof occurring prior to the Closing (the “Assumed Liabilities”).

(e) Assignment and Assumption from Genius. At the Closing, Genius and the Distributor shall enter into a General Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit C (the “Assignment Agreement”). Notwithstanding anything herein to the contrary, if an attempted sale, assignment, transfer or delivery of any Transferred Asset under the Assignment Agreement would be ineffective without the consent or waiver of any third party, or if such an act would violate the rights of any third party in any Transferred Asset or otherwise affect adversely the rights of the Distributor in any Transferred Asset, and the applicable consent or waiver has not been obtained on or prior to the Closing, then the Assignment Agreement shall not constitute an actual or attempted sale, assignment, transfer or delivery with respect to such Transferred Asset (each, a “Restricted Asset”). Unless and until any such consent or waiver is obtained, such Restricted Asset shall not constitute a Transferred Asset and any associated liability shall not constitute an Assumed Liability for any purpose hereunder. In any such case, if the Closing has occurred, Genius shall use reasonable best efforts to obtain, as soon as practicable, such consent or waiver. The Distributor shall cooperate reasonably with Genius in obtaining such consents and waivers. Until any such consent or waiver shall have been obtained, Genius shall at the Distributor’s expense effect an alternate arrangement (an “Alternate Arrangement”), in the form of a license, sublease, operating agreement or other arrangement, in any case reasonably satisfactory to the Distributor, which results in the Distributor receiving all the benefits and bearing all the ordinary course costs, liabilities and other obligations with respect to each Restricted Asset.

1.2 Assets and Liabilities of Distributor. Subject to the terms and conditions of this Agreement, at the Closing (and prior to the contributions described in Section 1.1), the Distributor shall ensure that (a) Distributor shall hold no assets other than the home video distribution rights with respect to certain entertainment properties of TWC evidenced by the Video Distribution Agreement substantially in the form attached hereto as Exhibit D (the “Video Distribution Agreement”), and (b) Distributor shall have or be subject to no liabilities other than arising under the Distribution Agreement or this Agreement, provided that to the extent assets or liabilities cannot be transferred, the Distributor may enter into alternate arrangements similar to those contemplated by Section 1.1(e) with respect to Genius.

1.3 Consideration for Contributions.

(a) In exchange for, and in consideration of, the contribution by Genius pursuant to Section 1.1 above, at the Closing, the Distributor shall issue, and Genius shall receive, such number of Class G Units of the Distributor equal in number to thirty percent (30%) of the issued and outstanding shares of Genius as of the Closing, giving effect to (i) the shares of Genius Common Stock issued or to be issued in connection with the Financing Commitments, and (ii) any shares of Genius Common Stock issuable upon the repurchase or redemption of Class W Units as of the Closing pursuant to the terms of the Limited Liability Company Agreement (assuming all Class W Units are redeemed or repurchased for Genius Common Stock), which Class G Units shall represent a thirty percent (30%) equity interest in the Distributor as of the Closing.

(b) At the Closing, the members of the Distributor (other than Genius) shall own in the aggregate such number of Class W Units of the Distributor equal in number to seventy percent (70%) of the issued and outstanding shares of Genius as of the Closing, giving effect to (i) the shares of Genius Common Stock issued or to be issued in connection with the Financing Commitments and (ii) any shares of Genius Common Stock issuable upon the repurchase or redemption of Class W Units as of the Closing pursuant to the terms of the Limited Liability Company Agreement (assuming all Class W Units are redeemed or repurchased for Genius Common Stock), which Class W Units shall represent a seventy percent (70%) equity interest in the Distributor as of the Closing.

(c) On and after the Closing, the rights, preferences and privileges of the Class G Units and Class W Units, including the economic, voting and other rights associated therewith, shall be as set forth in the form of Amended and Restated Limited Liability Company Agreement of the Distributor attached hereto as Exhibit F (the “Limited Liability Company Agreement”).

(d) The contributions by Genius described in Section 1.1 of this Agreement is intended to constitute a nontaxable contribution described in Section 721 of the Code. The video distribution rights described in Section 1.2 are intended to be treated for tax purposes as having been previously held, and were retained by, the Distributor in connection with the prior restructuring of its assets; provided, however, that (i) in the event the Internal Revenue Service were to successfully assert that the Video Distribution Agreement was the subject of a transfer to the Distributor (or other entity) for tax purposes, or (ii) in the event TWC elects to cause the Video Distribution Agreement (or the rights granted thereunder) to be contributed to New Distributor pursuant to Section 1.5 below, in either case such transfer would also be intended to constitute a nontaxable contribution under Section 721 of the Code. None of the parties hereto shall take, or permit any of its affiliates to take, any position (orally or in writing) in connection with any tax return or proceeding or for any other tax purpose that is inconsistent with the tax positions described herein, except to the extent required to do so pursuant to a “final determination,” within the meaning of Section 1313 of the Code.

1.4 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place as soon as practicable at a time and on a date to be specified by the parties (the “Closing Date”), which shall be no later than the first business day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), at the offices of Morrison & Foerster LLP, 555 West Fifth Street, Suite 3500, Los Angeles, California 90013, or at such other time, date or place as agreed to in writing by the parties hereto. Effective as of the Closing or as soon as practical thereafter, the name of the Distributor will be changed to “Genius Products, LLC”, or such other name that is mutually agreed by Genius and TWC.

1.5 Creation of New Distributor. Notwithstanding anything to the contrary contained herein, at TWC’s election prior to the Closing (the “New Distributor Election”), TWC may cause Genius to make the contributions described in Section 1.1 to a newly formed Delaware limited liability company (“New Distributor”), TWC will contribute or cause to be contributed to the New Distributor the Video Distribution Agreement and the ownership of New Distributor will be as provided in Section 1.3 of this Agreement with the contributor of the Distribution Agreement receiving the Class W Units described therein, and such changes shall be made to this Agreement as the context shall require (and the parties will cooperate to take such actions as are necessary to implement such changes), and TWC shall not be required to indemnify the New Distributor for any Excluded Distributor Liabilities as provided in Section 8.2.

ARTICLE II. REPRESENTATIONS AND WARRANTIES OF TWC

Except as specifically set forth in the sections and subparagraphs of the letter, dated as of the date of this Agreement, from TWC to Genius, corresponding to the individual Section numbers and subparagraphs of this Article II (the “TWC Disclosure Letter”), TWC hereby represents and warrants to Genius as follows:

2.1 Organization and Qualification; Subsidiaries.

(a) TWC is a limited liability company duly organized, validly existing and in good standing under the applicable Legal Requirements of the jurisdiction of its organization and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(b) TWC is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on TWC.

(c) TWC has provided to Genius accurate and complete copies of its certificate of formation and operating agreement, as currently in effect.

2.2 Authority.

(a) TWC has all necessary limited liability company power and authority to execute and deliver this Agreement and the other Transaction Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby and no other proceedings on the part of TWC are necessary to authorize the Transaction Agreements to which it is a party or to consummate the transactions contemplated hereby and thereby. The Transaction Agreements to which TWC is a party constitute, or will constitute when executed, duly executed and delivered, and valid, legal, and binding agreements of TWC, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Legal Requirements affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b) At meetings duly called and held, or by a duly adopted written consent, (i) the Board of Managers of TWC, (ii) the Board of Managers of The Weinstein Company Funding LLC and (iii) the Board of Representatives of the Distributor, approved this Agreement and the other Transaction Agreements and the transactions contemplated hereby and thereby (together, the “TWC Approvals”), and such TWC Approvals have not been revoked, amended, modified, withdrawn or otherwise changed in any respect. No other approval of TWC, The Weinstein Company Funding LLC or the Distributor, or any of their respective members or managers, is required under any Legal Requirement applicable to any of them or under any of their respective certificates of formation or operating agreement.

2.3 Governmental Approvals. No filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery by TWC of this Agreement or any other Transaction Agreement to which it is a party or the consummation by TWC of the transactions contemplated hereby and thereby, other than (a) compliance with any applicable requirements under the HSR Act and (b) such other filings, notices, permits, authorizations consents and approvals which, if not obtained or made, could not reasonably be expected to have a Material Adverse Effect on TWC.

2.4 Conflicts. TWC is not in violation of any term of its certificate of formation or operating agreement (or other similar organizational or governing instruments). Except as set forth in Section 2.4 of the TWC Disclosure Letter, the execution, delivery and performance of this Agreement and the other Transaction Agreements by TWC and the consummation of the transactions contemplated hereby and thereby will not (a) result in any violation of or conflict with, constitute a default under (with or without due notice or lapse of time or both), require any consent, waiver or notice under any term of, or result in the reduction or loss of any benefit or the creation or acceleration of any right or obligation (including any termination rights) under, (i) the charter, certificate or articles of incorporation, bylaws or operating agreement (or other similar organizational or governing instruments) of TWC, (ii) any agreement, note, bond, mortgage, indenture, contract, lease, permit or other obligation or right, whether written or oral, to which TWC or any of its subsidiaries is a party or by which any of their assets or properties is bound or affected or (iii) assuming compliance with the matters referred to in Section 2.3, any applicable domestic or foreign Legal Requirements, except in the case of clause (ii) or (iii) where any of the foregoing would not have, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on TWC.

2.5 Litigation. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of TWC, threatened against or affecting TWC or any of its subsidiaries or any of their respective properties or assets which, if adversely determined, has had or could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on TWC. Neither TWC nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on TWC.

2.6 Compliance with Applicable Law; Permits. TWC and each of its subsidiaries hold all certificates, permits, licenses, variances, exemptions, orders, and approvals of all Governmental Entities necessary for the lawful conduct of its business (the “TWC Permits”), except for failures to hold such certificates, permits, licenses, variances, exemptions, orders and approvals which have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on TWC. TWC and each of its subsidiaries are in compliance with the terms of the TWC Permits, except where the failure to comply is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on TWC. The businesses and operations of TWC and each of its subsidiaries comply in all respects with all Legal Requirements applicable to them, except where the failure to so comply could not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on TWC.

2.7 Brokers. Except for Goldman, Sachs & Co., no broker, finder, investment banker or other person is entitled to receive from TWC or its affiliates any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the transactions contemplated by this Agreement.

2.8 The Distributor. The Distributor has been duly organized as a Delaware limited liability company and is validly existing and in good standing under the applicable Legal Requirements of the jurisdiction of its formation and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as proposed to be conducted following the Closing upon consummation of the transactions contemplated by this Agreement.

2.9 Disclosure.

(a) TWC has provided Genius with all the information available to it that Genius has requested of TWC for deciding whether to enter into this Agreement and effect the transactions contemplated hereby.

(b) The revised schedule of film releases as of the date hereof contained in Section 2.8 to the TWC Disclosure Letter (the “Film Release Schedule”) did not as of the date hereof, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. TWC has, as of the date hereof, cash or cash equivalents (including certificates of deposit with maturity dates subsequent to the date of this Agreement) on hand of no less than the amount indicated in Section 2.8(b) of the TWC Disclosure Letter.

(c) There is no fact or series of related facts known to TWC that has specific application to TWC and that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on TWC or, as far as TWC can reasonably foresee, that could materially adversely affect the ability of TWC to produce or acquire motion pictures or perform any of its obligations under this Agreement or the Distribution Agreement.

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF GENIUS

Except as specifically set forth in the sections and subparagraphs of the letter, dated as of the date of this Agreement, from Genius to TWC, corresponding to the individual Section numbers and subparagraphs of this Article III (the “Genius Disclosure Letter”), Genius hereby represents and warrants to the Distributor and TWC as follows (where appropriate, the term “Genius” should be read to include Genius’ predecessor entity, Genius Products, Inc., a Nevada corporation, which merged with Genius on March 3, 2005 in a transaction to change the domicile of Genius):

3.1 Organization and Qualification; Subsidiaries.

(a) Genius and the Genius Subsidiaries each is a corporation duly organized, validly existing and in good standing under the applicable Legal Requirements of the jurisdiction of its incorporation or organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(b) Genius and the Genius Subsidiaries each is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.

(c) The only direct or indirect subsidiaries of Genius (each, a “Genius Subsidiary”) are (i) Sanuk Corporation, a Nevada corporation, which has no active operations and is immaterial to Genius, (ii) AVM, (iii) Wellspring Media, Inc., a Nevada corporation, (iv) Wellspring Productions, LLC, a Nevada limited liability company, and (v) Genius Products, LLC, a Delaware limited liability company, which has no operations or assets. Except for the foregoing, Genius does not own, directly or indirectly, beneficially or of record, any shares of capital stock or other securities of any other entity or any other investment in any other entity. All of the outstanding shares of capital stock and other equity securities of the Genius Subsidiaries are owned, directly or indirectly, by Genius free and clear of any Encumbrances.

(d) Genius has provided to TWC accurate and complete copies of its certificate of incorporation and bylaws and the charter, articles of incorporation or organization, bylaws and operating agreement (or other similar organizational and governing instruments) of each Genius Subsidiary, all as currently in effect.

3.2 Capitalization.

(a) As of the date hereof, the authorized capital stock of Genius consists of: (i) 100,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”), of which 43,834,275 shares are issued and outstanding (not including shares of Common Stock to be issued pursuant to the Financing Commitments); and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share, none of which are issued or outstanding. All of the issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of preemptive rights. There is no contract or other agreement, arrangement or understanding providing preemptive rights in favor of any third party applicable in connection with the transactions contemplated by this Agreement (other than the financings to be effected pursuant to the Financing Commitments), including, without limitation, upon any redemption of Class W Units in exchange for Common Stock pursuant to the terms of the Limited Liability Company Agreement.

(b) Genius has reserved an aggregate of 15,765,000 shares of Common Stock for issuance to officers, directors, employees and consultants pursuant to its equity incentive plans, of which options to purchase an aggregate of 13,822,063 shares have been issued as of the date hereof. As of the date hereof, Genius has outstanding (i) options to acquire an aggregate of 6,304,205 shares of Common Stock not issued under equity incentive plans and (ii) warrants to acquire an aggregate of 12,866,907 shares of Common Stock (not including warrants to be issued pursuant to the Financing Commitments). The foregoing option amounts do not include new options proposed to be issued under or in connection with the New Employment Agreements as reflected therein.

(c) Except as set forth in this Section 3.2, as of the date hereof, there are no issued or outstanding (i) shares of capital stock or other voting securities of Genius; (ii) securities convertible into or exchangeable for shares of capital stock or voting securities of Genius; (iii) options or other rights to acquire, or obligations of Genius to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Genius; (iv) equity equivalents, interests in the ownership or earnings of Genius, or other similar rights (including stock appreciation rights); or (v) outstanding obligations of Genius to repurchase, redeem or otherwise acquire any securities of either of them (collectively, “Genius Convertible Securities”). Section 3.2(c) of the Genius Disclosure Letter sets forth a complete and accurate list as of the date of this Agreement of all Genius Convertible Securities including a summary of the material terms of thereof. Other than the Voting Agreements between certain stockholders of Genius and TWC each executed by TWC on or about the date hereof, there are no stockholder agreements, voting trusts or other agreements or understandings to which Genius is a party or to which it is bound relating to the voting of any shares of capital stock of Genius. Except as disclosed in the Genius SEC Reports filed prior to the date of this Agreement, all outstanding shares of Common Stock and convertible securities have been issued in compliance with state and federal securities law.

(d) As of the Closing, the shares of Series W Preferred stock to be issued to TWC will be duly authorized and validly issued, fully paid and non assessable. The shares of Common Stock issuable upon redemption of Class W Units pursuant to the Limited Liability Company Agreement shall be, when and if issued, duly authorized, validly issued, fully paid and non-assessable shares of Common Stock, free of any Encumbrance or restriction, other than restrictions provided in Genius’ certificate of incorporation, bylaws, the Securities Act and relevant state securities or “blue sky” laws. The shares of Common Stock issued upon redemption of Class W Units pursuant to the Limited Liability Company Agreement will be “Registrable Securities” as defined in the Registration Rights Agreement. Genius will at all times reserve and keep available, solely for the issuance and delivery upon the redemption of Class W Units, that number of authorized shares of Common Stock, and such other stock, securities or property, as from time to time shall be issuable upon the redemption of all outstanding Class W Units pursuant to the terms of the Limited Liability Company Agreement. The Class W Units to be issued to TWC at the Closing will be, when issued, duly authorized, validly issued, fully paid and non assessable membership interests of the Distributor.

3.3 Authority. Genius has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Agreements to which it is a party, and subject to obtaining the approval of this Agreement and the other Transaction Agreements, and the transactions contemplated hereby and thereby, by the holders of a majority of the outstanding shares of Genius Common Stock (the “Genius Stockholder Approval”) to consummate the transactions contemplated by this Agreement and the Transaction Agreements, and no other corporate proceedings on the part of Genius is necessary to authorize the Transaction Agreements to which it is a party or to consummate the transactions contemplated hereby and thereby. The Transaction Agreements to which Genius is a party constitute, or will constitute when executed, duly executed and delivered, and valid, legal, and binding agreements of Genius, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Legal Requirements affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). The directors of Genius, at a meeting duly called and held, unanimously and duly adopted resolutions (i) approving and declaring expedient and for the best interests of Genius this Agreement, the Assignment Agreement and the other Transaction Agreements, and the transactions contemplated hereby and thereby, by this Agreement, (ii) directing that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of Genius and (iii) recommending that the stockholders of Genius adopt and approve this Agreement and the Transaction Agreements and the transactions contemplated hereby and thereby.

3.4 SEC Reports; Financial Statements.

(a) Since January 1, 2002, Genius has filed all forms, reports and documents (including all annexes, exhibits, schedules and supplements thereto) with the SEC required to be filed by it under the Securities Act and the Exchange Act (collectively, the “Genius SEC Reports”), each of which complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each as in effect on the dates such Genius SEC Reports were filed. Except as set forth on Section 3.4(a) of the Genius Disclosure Letter, none of the Genius SEC Reports (including all information incorporated therein by reference) contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Genius SEC Report has been revised or superseded by a later-filed Genius SEC Report, none of the Genius SEC Reports contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Genius included in the Genius SEC Reports filed prior to the date of this Agreement (including all related notes) (the “Filed Financial Statements”) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC in respect thereof. Genius has delivered to TWC its unaudited consolidated balance sheet and notes thereon (the “September 30 Balance Sheet”), and the related consolidated statements of operations, stockholder’s equity and cash flows and notes thereon for the period then ended of Genius and the Genius Subsidiaries as of September 30, 2005 (together with the September 30 Balance Sheet, the “September 30 Financial Statements”).

(b) As of their respective dates thereof, the Filed Financial Statements and the September 30 Financial Statements (i) were consistent with the books and records of Genius and the Genius Subsidiaries; (ii) presented fairly and accurately in all material respects the consolidated financial condition of Genius and the Genius Subsidiaries and the results of operations, changes in stockholder’s equity and cash flows of Genius and its subsidiaries for the periods covered thereby; and (iii) were prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered and in accordance with the rules and regulations of the SEC; provided, that the unaudited interim financial statements (x) may not contain all of the footnotes required by GAAP (y) were or are subject to normal adjustments, which were or are not expected to be material in amount and (z) should be read in conjunction with the consolidated financial statements of Genius contained in the preceding year-end report on Form 10-K.

(c) None of the information included or incorporated by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of Genius and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Genius with respect to statements made or incorporated by reference therein consisting of information supplied by TWC in writing specifically for inclusion or incorporation by reference in the Proxy Statement.

(d) Genius has received the advice of its independent public accountants or a “Big Four” outside accounting firm that, following the Closing, the Distributor may be consolidated with Genius for financial accounting purposes under GAAP and applicable SEC rules and regulations.

3.5 No Undisclosed Liabilities. Except as set forth in the Genius SEC Reports filed prior to the date of this Agreement, including the financial statements contained therein, Genius has not incurred any liabilities of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than liabilities (a) arising in the ordinary course of business after September 30, 2005 or (b) arising in connection with this Agreement and the Transaction Agreements and the transactions contemplated hereby and thereby.

3.6 Absence of Changes. Except as contemplated by this Agreement or as disclosed in the Genius SEC Reports filed since September 30, 2005 and prior to the date hereof, or as noted on Section 3.6 of the Genius Disclosure Letter, since September 30, 2005, Genius and the Genius Subsidiaries have conducted their business in the ordinary and usual course consistent with past practice and there has not been:

(a) any event, occurrence or development which could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Genius;

(b) any change in Genius’ or any Genius Subsidiary’s authorized or issued capital stock (except for issuances of common stock upon the exercise of options outstanding on September 30, 2005), grant of any option or right to purchase shares of capital stock of Genius or any Genius Subsidiary, issuance of any security convertible into such capital stock or grant of any registration rights;

(c) any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of Genius or any Genius Subsidiary, any split, combination or reclassification of any shares of capital stock of Genius or any Genius Subsidiary, or any repurchase, redemption or other acquisition by Genius or any Genius Subsidiary of any securities of Genius or any Genius Subsidiary, except repurchases of unvested shares in connection with the termination of employment pursuant to stock option or purchase agreements;

(d) any amendment or change to the charter, certificate or articles of incorporation, operating agreement or bylaws (or other similar organizational or governing instrument) of Genius or any Genius Subsidiary, or any amendment of any term of any outstanding security of Genius or any Genius Subsidiary that would materially increase the obligations of Genius or any Genius Subsidiary under such security;

(e) (i) any incurrence or assumption by Genius or any Genius Subsidiary of any indebtedness for borrowed money other than under existing credit facilities (or any renewals, replacements or extensions that do not increase the aggregate commitments thereunder), except (x) in the ordinary and usual course of business consistent with past practice and in an amount not greater that $5,000 individually or $50,000 in the aggregate or (y) as permitted or required by this Agreement; or (ii) any guarantee, endorsement, or other incurrence or assumption of liability (whether directly, contingently or otherwise) by Genius or any Genius Subsidiary for the obligations of any other Person (other than any wholly-owned subsidiary of Genius), other than in the ordinary and usual course of business consistent with past practice and in an amount not greater that $5,000 individually or $50,000 in the aggregate;

(f) any creation or assumption by Genius or any Genius Subsidiary of any Encumbrance on any asset of Genius or any Genius Subsidiary other than in the ordinary and usual course of business consistent with past practice;

(g) any making of any loan, advance or capital contribution to or investment in any Person by Genius or any Genius Subsidiary, other than (i) as permitted or required by this Agreement, (ii) loans, advances or capital contributions to or investments in wholly-owned subsidiaries of Genius, (iii) loans or advances to employees of Genius or any Genius Subsidiary in the ordinary and usual course of business consistent with past practice, as described in Section 3.6(g) of the Genius Disclosure Letter or (iv) extensions of credit to customers in the ordinary and usual course of business consistent with past practice, as described in Section 3.6 of the Genius Disclosure Letter;

(h) any change in any method of accounting or accounting principles or practice by Genius or any Genius Subsidiary, except for any such change required by reason of a change in GAAP, which change has been consistently applied;

(i) any (i) making or revoking of any election relating to Taxes; (ii) settlement or compromise of any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes; or (iii) change to any methods of reporting income or deductions for federal income Tax purposes;

(j) except as required by applicable law or pursuant to contractual obligations existing as of September 30, 2005, (i) any execution, establishment, adoption or amendment of, or acceleration of rights or benefits under (except for any acceleration caused by this Agreement and the transactions contemplated hereby) (A) any agreement relating to severance, (B) any Genius Employee Plan, (C) any employment or consulting agreement providing for annual base compensation of an employee in excess of $100,000 or (D) any collective bargaining agreement, (ii) any increase in the compensation payable or to become payable to any officer, director or key employee of Genius or any Genius Subsidiary, (iii) any grant of any severance or termination paid to any officer or director of Genius or (iv) any grant of any stock options or other equity related awards;

(k) any acquisition by merger or consolidation, asset acquisition or otherwise, any equity interest in or a portion of the assets of, any business or any Entity or other business organization or division thereof; or

(l) any agreement or commitment entered into with respect to the foregoing.

3.7 Governmental Approvals. No filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery by Genius of this Agreement or any other Transaction Agreement to which it is a party or the consummation by Genius of the transactions contemplated hereby and thereby, other than (a) compliance with any applicable requirements of the Securities Act, the Exchange Act and applicable state or other local securities laws and (b) compliance with any applicable requirements under the HSR Act.

3.8 Conflicts. Neither Genius nor any Genius Subsidiary is in violation of any term of its charter, certificate or articles of incorporation, bylaws or operating agreement (or other similar organizational or governing instruments). Except as set forth on Section 3.8 of the Genius Disclosure Letter, the execution, delivery and performance of this Agreement and the other Transaction Agreements by Genius and the consummation of the transactions contemplated hereby and thereby will not (a) result in any violation of or conflict with, constitute a default under (with or without due notice or lapse of time or both), require any consent, waiver or notice under any term of, or result in the reduction or loss of any benefit or the creation or acceleration of any right or obligation (including any termination rights) under, (i) the charter, certificate or articles of incorporation, bylaws or operating agreement (or other similar organizational or governing instruments) of Genius or any Genius Subsidiary, (ii) any agreement, note, bond, mortgage, indenture, contract, lease, permit, license or other obligation or right, whether written or oral, to which Genius or any Genius Subsidiary is a party or by which any of their assets or properties is bound or affected or (iii) assuming compliance with the matters referred to in Section 3.7, any applicable domestic or foreign Legal Requirements; or (b) result in the creation of (or impose any obligation on Genius to create) any Encumbrance upon any of the assets or properties of Genius or any Genius Subsidiary. Section 3.8 of the Genius Disclosure Letter sets forth a list of each Transferred Asset with respect to which the sale, assignment, transfer or delivery under the Assignment Agreement may be ineffective without the consent or waiver of any third party, or with respect to which such sale, assignment, transfer or delivery may violate the rights of any third party in any Transferred Asset or otherwise affect adversely the rights of the Distributor in any Transferred Asset (a “Required Consent”).

3.9 Litigation. Except as set forth on Section 3.9 of the Genius Disclosure Letter, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Genius, threatened against or affecting Genius or any Genius Subsidiary or any of their respective properties or assets, and neither Genius nor any Genius Subsidiary is subject to any outstanding order, writ, injunction or decree. There is no action, suit, proceeding or investigation pending or, to the knowledge of Genius, threatened against any current or former officer, director or employee of Genius or any Genius Subsidiary (in his or her capacity as such) which could reasonably be expected to give rise to a claim for contribution or indemnification against Genius. Section 3.9 of the Genius Disclosure Letter lists, as of the date hereof, all suits, claims, actions, proceedings or investigations pending or, to the knowledge of Genius, threatened against or affecting Genius or any Genius Subsidiary or any of their respective properties or assets.

3.10 Compliance with Applicable Law; Permits. Genius and each Genius Subsidiary holds all certificates, permits, licenses, variances, exemptions, orders, and approvals of all Governmental Entities necessary for the lawful conduct of its business (the “Genius Permits”). Genius and each Genius Subsidiary is in compliance with the terms of the Genius Permits. The businesses and operations of Genius and each Genius Subsidiary comply in all respects with all Legal Requirements applicable to them.

3.11 Tax Matters.

(a) Each of Genius, its subsidiaries and any individual, trust, corporation, partnership or any other entity as to which Genius is liable for Taxes incurred by such individual or entity either as a transferee, or pursuant to Treasury Regulations Section 1.1502-6, or pursuant to any other provision of federal, territorial, state, local or foreign law or regulations (the “Genius Group”) has timely filed (or has had timely filed) all Tax Returns required to be filed by each of them (or on their behalf). All such Tax Returns are true, complete and correct in all respects. The Genius Group has paid all Taxes due for the periods covered by such Tax Returns (whether or not shown on or reportable on such Tax Returns) or with respect to any period prior to the date of this Agreement. There are no liens on any of the assets of any member of the Genius Group with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that a member of the Genius Group is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established.

(b) The financial statements contained in the most recent Genius SEC Report reflect adequate reserves for all Taxes payable by Genius Group for all Taxable periods and portions thereof through the dates thereof.

(c) No deficiencies for any Taxes have been proposed, asserted, or assessed (either in writing or verbally, formally or informally) or are expected to be proposed, asserted, or assessed against the Genius Group that have not been fully paid or adequately provided for in the appropriate financial statements of Genius Group, no requests for waivers of the time to assess any Taxes are pending, and no power of attorney still in effect in respect of any Taxes has been executed or filed with any taxing authority. No member of the Genius Group has received notice (either in writing or verbally, formally or informally) or expects to receive notice that it has not filed a Tax Return or paid Taxes required to be filed or paid by it. The Tax Returns of the Genius Group have never been audited by a government or taxing authority, nor is any such audit in process, pending or threatened (either in writing or verbally, formally or informally). No waiver or extension of any statute of limitations is in effect with respect to Taxes or Tax Returns of the Genius Group. Each member of the Genius Group has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code. No member of the Genius Group has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4T(b)(2) (determined without regard to whether such transaction is a “reportable transaction” under such regulation).

(d) Each member of Genius Group has complied in all respects with all Legal Requirements applicable to the payment and withholding of Taxes and have duly and timely withheld from employee salaries, wages and other compensation and have paid over to the appropriate taxing authority all material amounts required to be so withheld and paid over for all periods under all applicable Legal Requirements.

(e) No federal, state, local, or foreign audits or other administrative proceedings or court proceedings are presently pending in respect of any Taxes or Tax Returns of any member of Genius Group and no such member has received notice (either in writing or verbally, formally or informally) of any pending audit or proceeding in respect of any Taxes or Tax Returns.

(f) To the knowledge of the current executive officers of Genius, neither Genius nor any Genius Subsidiary has, or has ever had, a permanent establishment in a foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country.

3.12 Trademarks and Intellectual Property Rights.

(a) Genius owns good and marketable title to (free and clear of all Encumbrances), holds fully valid, enforceable and exclusive licenses of, or is otherwise duly authorized to use substantially all rights in and under, all Intellectual Property used or otherwise exploited by it, or represented to TWC under this Agreement to be used or otherwise exploited by it, in connection with the operation of the businesses of Genius and the Genius Subsidiaries as presently conducted and as presently proposed to be conducted (other than as contemplated in the Transaction Documents) (the “Genius Intellectual Property”).

(b) Genius has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of any other Person. Except as set forth on Section 3.12(b) of the Genius Disclosure Letter, Genius’ use of the Genius Intellectual Property does not infringe upon or otherwise violate any rights of a third party in or to Intellectual Property, and no Actions have been instituted or threatened in writing, and no written notices have been received by Genius, alleging any such infringement or violation.

(c) Genius’ representations and warranties made in this Section 3.12 shall be deemed separate from and in addition to Genius’ representations and warranties made in Section 3.15 hereof, and shall not otherwise restrict, limit, modify or otherwise affect any of Genius’ representations and warranties made in such Section 3.15 or any remedy or recovery available to TWC under this Agreement for any breach thereof.

3.13 Material Contracts.

(a) Each of the Genius Contracts constitutes the valid and legally binding obligation of Genius or the Genius Subsidiaries and, to the knowledge of Genius, the other party or parties thereto, enforceable in accordance with its terms, and is in full force and effect. There is no material default under any Genius Contract either by Genius (or the Genius Subsidiaries) or, to the knowledge of Genius, by any other party thereto, and no event has occurred that with the giving of notice, the lapse of time, or both would constitute a default thereunder by Genius (or the Genius Subsidiaries) or, to the knowledge of Genius, any other party. As of the date hereof, no party has notified Genius in writing that it intends to terminate or fail to extend any Genius Contract within one year of the date of this Agreement. No party to any Genius Contract has given written notice to Genius or any Genius Subsidiary of or made a written claim against Genius or any Genius Subsidiary in respect of any breach or default thereunder by Genius or any Genius Subsidiary.

(b) Genius has made available to TWC or filed as an exhibit to a Genius SEC Report filed prior to the date hereof a correct and complete copy of each written Genius Contract and a written summary setting forth the terms and conditions of each oral Genius Contract. Section 3.13(b) of the Genius Disclosure Letter lists each Genius Contract.

(c) Except as set forth in Section 3.13(c) to the Genius Disclosure Letter, no consent of any third party is required under any Genius Contract as a result of or in connection with, and the enforceability of any Genius Contract will not be affected in any manner by, the execution, delivery, and performance of this Agreement or the consummation of the transactions contemplated hereby.

3.14 Brokers. Except for Jefferies & Company, Inc. and Roth Capital Partners, and except as reflected in Genius’s letter agreement, dated August 15, 2005, with Jefferies & Company, Inc. (the “Jefferies Letter Agreement”) and letter agreement, dated November 6, 2005, with Roth Capital Partners (the “Roth Letter Agreement”), no broker, finder, investment banker or other Person is entitled to receive from Genius or any of its subsidiaries or affiliates any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the transactions contemplated by this Agreement. Genius has previously provided TWC complete and correct copies of the Jefferies Letter Agreement and Roth Letter Agreement.

3.15 Licenses.

(a) On or prior to the execution of this Agreement, Genius has delivered to TWC in writing a complete list of all contracts concerning the licensing, distribution or exhibition of any assets included in the Library, either as licensor, distributor, grantor, or any other similar contract relating to the business of Genius and the Genius Subsidiaries (a “License”), currently in effect to which Genius or any Genius Subsidiary is a party, is otherwise bound or is otherwise a beneficiary, or to which any of their respective properties are subject (except for sublicenses entered into pursuant to, in accordance with or under any of the Licenses), or which otherwise constitute part of the business of Genius or any Genius Subsidiary, including without limitation: (i) all Licenses authorizing exhibition of any Library Rights by all means now known or hereafter devised; (ii) all Licenses authorizing exploitation of the Library Rights, Marks or Copyrights in merchandising, commercial tie-ins, co-promotions, theme parks or endorsements; (iii) all Licenses authorizing exploitation of the Library Rights, Marks or Copyrights in merchandising for remakes, prequels and sequels or other derivative works not otherwise referred to in (ii) above; and (iv) all options relating to (i)-(iii) above. Genius has (i) delivered or (ii) made available, or upon request by TWC, will promptly deliver or make available to TWC a true and correct copy of each License, in each case as in effect and together with all amendments or modifications thereof.

(b) Each License is in full force and effect and is valid, binding and enforceable in accordance with its terms against Genius or a Genius Subsidiary, as applicable, and, to the knowledge of Genius, any other party thereto. Except as set forth on Section 3.15(b) of the Genius Disclosure Letter, neither Genius nor any Genius Subsidiary is in default under any License, nor, to the knowledge of Genius, is any other party to any License in default thereunder and no event has occurred on the part of any party to any License which with notice or lapse of time or both would constitute a breach or default thereunder or permit termination or acceleration thereunder. Neither Genius nor any Genius Subsidiary has, nor, to the knowledge of Genius, has any other party to a License, threatened to, or taken, any action that would cause or result in a default, a breach or an anticipatory breach by such party thereunder nor has any such party alleged any such default or breach. No party to any License has given notice of any action to terminate, cancel, rescind or procure a judicial reformation thereof. After the Closing, and following the transfer thereof to the Distributor or a subsidiary of the Distributor, all Licenses will continue to constitute legal, valid and binding obligations of the parties thereto, enforceable on the same terms as immediately prior to the Closing.

(c) Except as set forth on Section 3.15(c) of the Genius Disclosure Letter: (i) no claim or objection has been asserted by any Person against Genius or any Genius Subsidiary with respect to the ownership, validity, enforceability or use of any License; (ii) Genius or a Genius Subsidiary, is licensed or otherwise possesses the exclusive right, title and interest in and to all Licenses and all rights necessary to enforce such Licenses against third parties, (iii) any License owned by Genius or a Genius Subsidiary is, to the knowledge of Genius, free and clear of any Encumbrances created by Genius or, to the knowledge of Genius, any other party; (iv) the conduct of the business of Genius and the Genius Subsidiaries does not conflict in any manner with or infringe upon any License right or any other right of any Person, including any right of publicity or privacy; and (v) to the knowledge of Genius, there are no infringements of any Licenses owned, licensed or controlled by or to Genius or a Genius Subsidiary.

3.16 Library Rights. Without limiting any of the representations and warranties contained in Section 3.15 above:

(a) Section 3.16 of the Genius Disclosure Letter sets forth a true, complete and accurate list of all Library Products, and the applicable territory, media, economic terms, duration and other material information with respect thereto. The Library Products include all program rights and program assets that have been and/or currently are material to the business of Genius and the Genius Subsidiaries.

(b) There are no Encumbrances (other than Guild Encumbrances) or Actions, whether pending or, to the knowledge of Genius, threatened, involving or against any of the Library Rights, and the Distributor shall be able to exploit the Library Rights to the full extent provided by the Genius Contracts and applicable Legal Requirements.

(c) Except as set forth on Section 3.16(c) of the Genius Disclosure Letter, there are no Participations or residuals in favor of any Person with respect to the Contracts, Licenses or Library Products. Genius or a Genius Subsidiary has timely paid all Participations due and payable on or prior to the Closing Date in accordance with past practice as such practice relates to the timing of such payments and as described on Section 3.16(c) of the Genius Disclosure Letter, and have accrued or will accrue for all Participations that should be accrued in accordance with GAAP consistently applied. No Participation or residual is subject to acceleration in any manner whatsoever as a result or by reason of the transactions contemplated by this Agreement. Except as set forth on Section 3.16(c) of the Genius Disclosure Letter, the Company is not in default, in any material respect, or has failed to perform in any material respect any obligation with respect to the payment of any such Participations or residuals.

(d) Set forth on Section 3.16(d) of the Genius Disclosure Letter is a true, accurate and complete list of each guild, union or labor organization on behalf of which a Guild Encumbrance is applicable to the exploitation of any assets included in the Library. Genius and each of the Genius Subsidiaries have complied with all requirements under any applicable collective bargaining agreements and have paid all amounts that are due and payable (and have accrued all amounts that should be accrued in accordance with GAAP consistently applied), under all applicable collective bargaining agreements with any union or guild or any other Contract by reason of any past or current television re-runs or theatrical, home video, television or other exhibitions or exploitation of any of the Library Rights or Library Underlying Properties (or from the exploitation of any derivative works based thereon) or any so-called “separation of rights” or similar provisions in any of the foregoing agreements.

(e) Genius or a Genius Subsidiary owns or controls and has access to all customary Library Tangible Properties necessary for the exploitation of each Library Product in the media and manner currently conducted and contemplated to be conducted. The Library Tangible Properties are stored and maintained directly by the Company or on their behalf in film storage facilities or in film laboratories in accordance with recognized major motion picture studio standards for the use and preservation of such materials. To the extent any Library Tangible Properties are not owned directly by Genius or a Genius Subsidiary, Genius or a Genius Subsidiary has customary access sufficient to exploit such Library Tangible Properties in the manner currently exploited and as contemplated to be exploited, including the right to remove such materials.

(f) Except as set forth in Section 3.16(f) of the Genius Disclosure Letter, the Library Products, Library Underlying Properties and all elements thereof are registered, applied for or otherwise protected and validly subsisting under Applicable Copyright Law and are not in the public domain in the United States or any country party to the Universal Copyright Convention or the Berne Convention. To the Knowledge of Genius, no third party has a conflicting copyright with respect thereto outside the United States. A valid copyright notice that conforms to the requirements, if any, of Applicable Copyright Law relating to the elements, placement and other requirements of such notice appears on each Library Product.

(g) All the Library Music Rights are (i) controlled by American Society of Composers, Authors and Publishers (“ASCAP”), Broadcast Music Inc. (“BMI”), SESAC or other applicable music performing rights organization, (ii) in the public domain throughout the world, (iii) duly licensed or otherwise owned by the Company with sufficient rights to permit their public performance in connection with the exhibition of the Library Products or (iv) are used by Genius and the Genius Subsidiaries in a manner consistent with industry practice, which use will not result in or give rise to a claim by a third party of illegal or unauthorized use by the Company.

3.17 Insurance. Section 3.17 of the Genius Disclosure Letter sets forth a complete and correct list of all insurance policies currently in force or in force at any time subsequent to January 1, 2002 with respect to Genius or any Genius Subsidiary, excluding all policies that are Genius Employee Plans, (the “Insurance Policies”), including without limitation all “occurrence based” liability policies, all errors and omissions policies and all production package policies. The Insurance Policies are in full force and effect and are valid, outstanding and enforceable, and all premiums due thereon have been paid. Except as set forth on Section 3.17 of the Genius

Disclosure Letter, no insurance claims of more than Ten Thousand Dollars ($10,000) have been made during the past three (3) years and are currently outstanding and unsettled, including without limitation insurance claims on the producer’s errors and omissions policies that Genius or a Genius Subsidiary or any of their respective predecessors maintain or have maintained with respect to the Library Films.

3.18 Employee Matters; ERISA.

(a) Section 3.18(a) of the Genius Disclosure Letter lists all employee benefit plans (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder (“ERISA”)), all bonus, stock option, stock purchase, incentive, deferred compensation, retirement, supplemental retirement, severance and other or similar material fringe or employee benefit plans, programs or arrangements, whether written or oral, all consulting, employment, termination, change-in-control, severance or similar agreements with current, former and retired employees, officers, consultants, independent contractors, agents and directors of Genius and the Genius Subsidiaries (each, an “Employee”), in each case, pursuant to which the Genius or any Genius Subsidiary has or may have liability, contingent or otherwise (together, the “Genius Employee Plans”). Genius has delivered or made available to TWC true, complete and correct copies of each Genius Employee Plan.

(b) No Genius Employee Plan, and no other plan or arrangement ever sponsored or maintained, contributed to or required to be contributed to, by Genius, any Genius Subsidiary or any Genius ERISA Affiliate, is or was (i) an employee benefit plan subject to Title IV of ERISA or Section 312 of the Code or (ii) a “multi-employer plan” (within the meaning of Section 4001(a)(3) of ERISA). For purposes of this Agreement, “Genius ERISA Affiliate” shall mean any business or entity which is a member of a “controlled group of corporations,” under “common control” or a member of an “affiliated service group” with Genius within the meaning of Sections 414(b), (c) and (m) of the Code, or required to be aggregated with Genius under Section 414(o) of the Code, or under “common control” with Genius, within the meaning of Section 4001(a)(14) of ERISA.

(c) Except as disclosed in the Genius SEC Reports filed prior to the date of this Agreement, none of the Genius Employee Plans promises or provides retiree medical or other retiree welfare benefits to any Employee, other than health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA. Except as set forth in the Genius SEC Reports filed prior to the date of this Agreement or in Section 3.18(c) of the Genius Disclosure Letter (i) to the knowledge of Genius, no party in interest or disqualified Person (as defined in Section 3(14) of ERISA and Section 4975 of the Code) has at any time engaged in a transaction with respect to any Genius Employee Plan which could subject Genius or any Genius ERISA Affiliate, directly or indirectly, to any tax, penalty or other liability for prohibited transactions under ERISA or Section 4975 of the Code; (ii) no fiduciary of any Genius Employee Plan has, to the knowledge of Genius, breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA; (iii) all Genius Employee Plans have been established and maintained substantially in accordance with their terms and have been operated in material compliance with the requirements of applicable law, and Genius, its subsidiaries and Genius ERISA Affiliates have performed all material obligations required to be performed by them under, and are not in default under or in violation of, any of the Genius Employee Plans; (iv) each Genius Employee Plan which is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter from the Internal Revenue Service (“IRS”) as to such qualification and stating that each trust forming a part of any such Genius Employee Plan is exempt from tax pursuant to Section 501(a) of the Code or there is time remaining under Section 401(b) of the Code and the IRS regulations and pronouncements thereunder to apply for such favorable determination letter, and, to the knowledge of Genius, nothing has occurred which could reasonably be expected to result in the revocation of such determination or the denial of such determination on application; (v) all contributions required to be made with respect to any Genius Employee Plan have been made on or before their due dates (including any extensions thereof); and (vi) no Genius Employee Plan nor Genius, any Genius Subsidiary, any Genius ERISA Affiliate, nor any administrator, trustee or other fiduciary of any Genius Employee Plan is the subject of any actual or, to the knowledge of Genius, threatened action, proceeding, investigation, claim, audit or investigation with respect to any Genius Employee Plan including, without limitation, by the IRS, the Department of Labor or the PBGC, other than benefit claims in the ordinary course of administration of such Genius Employee Plan.

(d) Section 3.18(d) of the Genius Disclosure Letter sets forth a true and complete list of each Employee who holds (i) any Genius Option as of the date of this Agreement, together with the number of shares of Common Stock subject to such option, the exercise price of such option, the vested and unvested portion of such option, whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code, the expiration date of such option and to what extent, if any, the vesting of such option will accelerate as a result of this Agreement and the transactions contemplated hereby or (ii) any shares of Common Stock that are restricted and the date(s) of lapse of such restrictions. In addition, Section 3.18(d) of the Genius Disclosure Letter sets forth, in the aggregate, the number of shares of Common Stock underlying (i) all other outstanding rights under Genius Employee Plans (other than plans that are qualified plans under Section 401(a) of the Code) to receive shares of Common Stock, to the extent that such shares of Common Stock are not included in the number of shares set forth in Section 3.2(b) and (ii) compensation based on the value of shares of Common Stock.

(e) Except as disclosed on Section 3.18(e) of the Genius Disclosure Letter, the execution and delivery of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Genius Employee Plan, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee (other than vesting as required under Section 411(d)(3) of the Code and distribution of benefits in connection with the termination of a employee pension plan if required under this Agreement), or (ii) result in the triggering or imposition of any restrictions or limitations on the right of Genius, the Distributor or any of their respective subsidiaries to amend or terminate any Genius Employee Plan. No payment or benefit which is required to be paid or distributed, prior to or after the Closing, by TWC, Genius, the Distributor or any of their respective subsidiaries to any Employee will be characterized as an “excess parachute payment,” within the meaning of Section 280G(b)(1) of the Code. No Employee is entitled to receive any additional payment from Genius or any Genius Subsidiary, the Distributor or any other Person in the event that the excise tax required by Section 4999(a) of the Code is imposed on such Person.

(f) There is no commitment covering any Employee that, individually or in the aggregate, could be reasonably likely to give rise to the payment of any amount that would result in a material loss of tax deductions pursuant to Section 162(m) of the Code.

3.19 Labor Matters. Except as set forth in Section 3.19 of the Genius Disclosure Letter, no work stoppage or labor strike against Genius or any Genius Subsidiary by Employees is pending or threatened. Neither Genius nor any Genius Subsidiary (i) is involved in or threatened with any labor dispute, grievance, or litigation relating to labor matters involving any Employees, including, without limitation, violation of any federal, state or local labor, safety or employment laws (domestic or foreign), charges of unfair labor practices or discrimination complaints; (ii) has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or the Railway Labor Act; or (iii) is presently, nor has been in the past a party to, or bound by, any guild, union or other collective bargaining agreement or union contract with respect to Employees (including, without limitation, any agreement with any guild, union or labor organization) and no such agreement or contract is currently being negotiated by Genius or any of its affiliates. No Employees are currently represented by any guild or labor union for purposes of collective bargaining and, to the knowledge of Genius, no activities the purpose of which is to achieve such representation of all or some of such Employees are threatened or ongoing. Genius and each Genius Subsidiary (i) is in compliance with all applicable federal, state and local laws, rules and regulations (domestic and foreign) respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for Employees.

3.20 Title to Properties.

(a) Each of Genius and the Genius Subsidiaries has good and marketable title to, or valid leasehold interests in, all its respective properties and other assets except for such as are no longer used or useful in the conduct of its business or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate have not interfered with, and could not reasonably be expected to interfere with, its ability to conduct its business as presently conducted. All such assets and properties, other than assets and properties in which Genius or any Genius Subsidiary has a leasehold interest, are free and clear of all Encumbrances, except for Encumbrances that individually or in the aggregate have not interfered with, and could not reasonably be expected to interfere with, the ability of Genius or any Genius Subsidiary to conduct its business as presently conducted.

(b) Each of Genius and the Genius Subsidiaries has complied with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Each of Genius and the Genius Subsidiaries enjoys peaceful and undisturbed possession under all such leases.

(c) Genius’ representations and warranties made in this Section 3.20 shall be deemed separate from and in addition to Genius’ representations and warranties made in Section 3.15 hereof, and shall not otherwise restrict, limit, modify or otherwise affect any of Genius’ representations and warranties made in such Section 3.15 or any remedy or recovery available to TWC under this Agreement for any breach thereof.

3.21 Opinion of Financial Advisor. The Board of Directors of Genius has received the written opinion of Jefferies & Company, Inc., dated as of the date of this Agreement, to the effect that, subject to the qualifications and limitations contained therein, as of the date of this Agreement, the “Genius Consideration” (as defined in the opinion) is fair, from a financial point of view, to Genius, a signed copy of which opinion has been, or will promptly be, delivered to TWC (the “Fairness Opinion”).

3.22 Restrictions on Business Activities. Except for this Agreement, there is no judgment, injunction, order or decree or agreement (including, without limitation, agreements containing provisions restricting Genius, any Genius Subsidiary or any of their respective affiliates from entering or engaging in any line of business, agreements containing geographic restrictions on Genius’ or any Genius Subsidiary’s ability to operate their respective businesses and agreements containing rights of first refusal, rights of first offer, exclusivity, “requirements” or similar provisions) binding upon Genius or any Genius Subsidiary which has or could reasonably be expected to have the effect of prohibiting or impairing the conduct of the businesses of Genius, any Genius Subsidiary or, after the Closing, (i) the Distributor or (ii) TWC or its affiliates and their respective officers, directors, members, employees, consultants, representatives or other agents.

3.23 Environmental Matters. Each of Genius and the Genius Subsidiaries is, and at all times have been, in full compliance with, and have not been and are not in violation of or liable under any applicable Legal Requirements relating to environmental laws and regulations (“Environmental Laws”). There are no claims, notices, civil, criminal or administrative actions, suits, hearings, investigations, inquiries or proceedings pending or, to the knowledge of Genius, threatened against Genius or any of the Genius Subsidiaries that allege the violation of any Environmental Law, or that could lead to the imposition of any liability or other obligation of Genius under any Environmental Law.

3.24 Sarbanes Oxley; Internal Accounting Controls. Genius is in compliance with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it as of the date hereof and as of the Closing Date. Genius and the Genius Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Genius has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for Genius and designed such disclosure controls and procedures to ensure that material information relating to Genius and the Genius Subsidiaries, is made known to the certifying officers by others within those entities, particularly during the period in which Genius’ most recently filed periodic report under the Exchange Act, as the case may be, is being prepared. Genius’ certifying officers have evaluated the effectiveness of Genius’ disclosure controls and procedures as of a date prior to the filing date of the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). Genius presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Section 3.24 of the Genius Disclosure Letter describes all actions taken by Genius and its management since the completion of the audit of Genius’ consolidated financial statements for the year ended December 31, 2004 to respond to or correct any material weaknesses in Genius’ internal controls and accounting or audit functions relating to the business of Genius and the Genius Subsidiaries, including, without limitation, all actions taken to address the material weaknesses noted in the letter of Singer Lewak Greenbaum & Goldstein LLP dated March 29, 2005 to the Board of Directors of Genius.

3.25 Listing and Maintenance Requirements. Genius’ Common Stock is registered pursuant to Section 12(g) of the Exchange Act, and Genius has taken no action designed to, or which is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has Genius received any notification that the SEC is contemplating terminating such registration. Genius has not, in the 12 months preceding the date hereof, received notice from any Trading Market on which the Common Stock is or has been listed or quoted to the effect that Genius is not in compliance with the listing or maintenance requirements of such Trading Market. Genius is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

3.26 Application of Takeover Protections. Genius and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under Genius’ Certificate of Incorporation (or similar charter documents) or the laws of its state of incorporation (including Section 203 of the Delaware General Corporation Law) that is or could become applicable to TWC and its affiliates and their respective officers, directors, members and employees, and any transferee acquiring from TWC any of the Class W Preferred Stock to be issued by Genius or the Class W Units to be issued by the Distributor, as a result of TWC and its affiliates, successors and assigns and Genius fulfilling their obligations or exercising their rights under the Transaction Agreements, including without limitation, in connection with Genius’ issuance of (i) Class W Preferred Stock and (ii) Common Stock upon the redemption or repurchase of Class W Units pursuant to the terms of the Limited Liability Company Agreement.

3.27 Disclosure.

(a) Genius has provided TWC with all the information available to it that TWC has requested of Genius for deciding whether to enter into this Agreement and effect the transactions contemplated hereby. None of Genius’s representations or warranties in this Agreement or any other agreements, nor any written information or statements or certificates made or delivered by Genius in connection herewith, when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading in light of the circumstances under which they were made.

(b) There is no fact or series of related facts known to Genius that has specific application to Genius and that could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Genius or (as far as Genius can reasonably foresee), that could materially adversely affect the assets, liabilities, business, prospects, financial condition, operations, or results of operations of Genius, that has not been set forth in this Agreement.

3.28 Equity Financing. The Financing Commitments (i) have been issued or made in favor of Genius and are in full force and effect on the terms set forth therein without modification or amendment and (ii) are conditioned only upon occurrence of the Closing and no material adverse change in Genius’s business, financial condition or operations subsequent to the date hereof. Copies of the Financing Commitments have been previously delivered to TWC.

3.29 Affiliate Contracts and Affiliated Transactions. Except as set forth on Section 3.29 of the Genius Disclosure Letter, except as set forth in the Genius SEC Reports filed prior to the date of this Agreement, to Genius’s knowledge no officer or director of Genius or any Genius Subsidiary (or any family of any such Person who is an individual or any entity in which any such Person or any such family member owns a material beneficial interest) or any Person owning 1% or more of the Genius Common Stock is a party to any contract with or binding upon Genius or any Genius Subsidiary or any of their respective properties or assets or has any interest in any property or asset of Genius or any Genius Subsidiary, or has engaged in any transaction with any of the foregoing within the last three (3) years.

3.30 Foreign Corrupt Practices Act. None of Genius, any Genius Subsidiary, or any of their respective officers, directors, members, employees, consultants, representatives or other agents has at any time offered, promised, authorized or made, directly or indirectly, any bribes, kickback payments other illegal payments or inducements to any Foreign Official in order to assist Genius in obtaining or retaining business for or with, or directing business to, any Person, in any case in violation of the United States Foreign Corrupt Practices Act of 1977 or other applicable Legal Requirements. For purposes hereof, a “Foreign Official” means an employee of a non-U.S. Governmental Authority, a member of a non-U.S. foreign political party, a non-U.S. foreign political candidate, an officer of a public international organization, or an officer or employee of a foreign state-owned enterprise, where the term “foreign” has the meaning ascribed to it under the United States Foreign Corrupt Practices Act, as amended and interpreted from time to time.

ARTICLE IV. PRE-CLOSING COVENANTS

4.1 Conduct of Business by TWC. TWC shall not, between the date of this Agreement and the earlier of the termination of this Agreement or the Closing Date, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Genius:

(a) engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into that could reasonably be expected to materially adversely affect TWC’s ability to deliver “Covered Product” under the Distribution Agreement or otherwise perform its material obligations under the Distribution Agreement.

(b) fail to comply in all material respects with applicable Legal Requirements where the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on TWC;

(c) engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into that could reasonably be expected to delay the consummation of, or otherwise adversely affect any of the transactions contemplated hereunder;

(d) take any action that would, or could reasonably be expected to, result in any of the representations and warranties of TWC set forth in this Agreement to be untrue or any condition set forth in Article VI to not be satisfied; or

(e) announce an intention, enter into any formal or informal agreement or arrangement, or otherwise make a commitment to do any of the foregoing.

4.2 Conduct of Business by Genius. Genius covenants and agrees that, between the date of this Agreement and the earlier of the termination of this Agreement or the Closing Date, unless TWC shall otherwise agree in writing and except as specifically permitted, contemplated or required by any of the Transaction Agreements and except for those actions reasonably taken in furtherance of any of the Transaction Agreements, the business of Genius and the Genius Subsidiaries shall be conducted only in, and neither Genius nor any Genius Subsidiary, shall take any action except in, the ordinary course of business and in a manner consistent with past practice, and Genius shall use its reasonable best efforts to (i) preserve intact its business organization, (ii) keep available the services of its officers and employees and (iii) maintain its existing relations and goodwill with customers, suppliers, regulators, distributors, creditors, lessors, sales agents and others having business dealings with it. Except as specifically permitted, contemplated or required by any of the Transaction Agreements and except for those actions reasonably taken in furtherance of any of the Transaction Agreements, Genius shall not, or shall cause each Genius Subsidiary not to, between the date of this Agreement and the earlier of the termination of this Agreement or the Closing Date, directly or indirectly, do, or propose to do, any of the following without the prior written consent of TWC:

(a) amend or otherwise change the articles or certificate of incorporation or bylaws or equivalent organizational documents of Genius or any Genius Subsidiary;

(b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (i) (A) any shares of any class of capital stock of Genius or any Genius Subsidiary (except shares of Common Stock to be issued pursuant to the Financing Commitments, or pursuant to the exercise or conversion of instruments which are exercisable or convertible for shares of Genius capital stock and outstanding on the date hereof or issued pursuant to the Financing Commitments), (B) any options (except (x) options to be issued pursuant to the New Employment Agreements or pursuant to board-approved employee benefit plans or agreements in existence on the date hereof, (y) documentation for options identified on Schedule C to Section 3.2(c) of the Genius Disclosure Letter which may not have been delivered to an optionee as of the date hereof or (z) options issued in the ordinary course for not more than 1,000,000 shares in the aggregate or 100,000 to any individual and having a vesting schedule of no less than three years), (C) any warrants (except warrants to be issued pursuant to the Financing Commitments), (D) any convertible securities or other rights of any kind to acquire any shares of such capital stock, or (E) any other ownership interest of Genius or any Genius Subsidiary; or (ii) any material assets of Genius;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the capital stock of Genius or any Genius Subsidiary;

(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the capital stock of Genius or any Genius Subsidiary, except repurchases of unvested shares in connection with the termination of employment pursuant to stock option or purchase agreements;

(e) except for changes expressly required or contemplated in this Agreement, increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business and consistent with past practice in salaries or wages of employees of Genius or any Genius Subsidiary who are not directors or officers of Genius, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of Genius or any Genius Subsidiary, or establish, adopt, enter into or amend any employee benefit, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

(f) take any action with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable, except as required by GAAP, the rules and regulations of the SEC or comments received from the staff of the SEC upon review of Genius’s filings and subject to the rights of TWC under Sections 5.2 and 5.4 hereof);

(g) fail to maintain the books, account and records of Genius or any Genius Subsidiary in the usual, regular and ordinary manner, in accordance with GAAP applied on a consistent basis;

(h) fail to comply in all respects with applicable Legal Requirements where the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Genius;

(i) engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into that could reasonably be expected to materially delay the consummation of, or otherwise adversely affect any of the transactions contemplated hereunder, except (i) as may otherwise be required by applicable law or (ii) for such delays due to actions reasonably taken by Genius to secure any Governmental Approval required to complete the transactions contemplated hereby or to satisfy any other condition set forth in Article VI;

(j) take any action that would, or could reasonably be expected to, result in any of the representations and warranties of Genius set forth in this Agreement to be untrue or any condition set forth in Article VI to not be satisfied;

(k) take any action that could reasonably be expected to cause the shares of Genius Common Stock to cease to be quoted on the OTC Bulletin Board;

(l) issue, deliver, grant, sell, pledge or otherwise dispose of any bonds, debentures, notes or other indebtedness, or refinance, replace or amend the terms of any such indebtedness;

(m) except as expressly required or contemplated by this Agreement or any of the Transaction Agreements, (i) incur any indebtedness for borrowed money (including by issuance of debt securities) or issue any debt securities, assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances (other than loans or advance to employees of Genius and the Genius Subsidiaries in the ordinary course of business consistent with past practice or guarantees of obligations of the Genius Subsidiaries) or make any capital contributions to, or investments in, any other Person (other than a Genius Subsidiary), other than in the ordinary course of business and in amounts that are not material; (ii) authorize any single capital expenditure or series of related capital expenditures in excess of $25,000 or capital expenditures which are, in the aggregate, reasonably likely to result in aggregate capital expenditures in excess of $250,000 by Genius and the Genius Subsidiaries taken as a whole for the period following the date hereof and prior to Closing; (iii) whether or not in the ordinary course of business of Genius, make any expenditure of cash or cash equivalents or commitment (whether such commitment is to be satisfied in cash or in non-cash consideration) in excess of $75,000 individually or in the aggregate relating to the acquisition of Library Products, provided, that Genius shall promptly notify TWC of any expenditure or commitment (whether such commitment is to be satisfied in cash or in non-cash consideration) for the acquisition of Library Products not exceeding $75,000 individually or in the aggregate; or (iv) make any expenditure or investment of cash or cash equivalents in excess of $5,000 individually or $25,000 in the aggregate which is not otherwise contemplated by this Section 4.2(m) and not made in the ordinary course of business of Genius.

(n) settle or compromise any pending or threatened suit, action or claim, or commence any suit, action or claim involving a cash payment or compromise of a claim in excess of $25,000, provided that in the case of any Excluded Liability or Excluded Asset, the prior written consent of TWC to any such settlement, compromise or commencement shall not be unreasonably withheld;

(o) adopt a plan or complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Genius or any Genius Subsidiary not constituting an inactive Subsidiary;

(p) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction (i) in the ordinary course of business and consistent with past practice or in accordance with their terms of liabilities reflected or reserved against in the September 30 Financial Statements, (ii) of liabilities incurred in the ordinary course of business and consistent with past practice, or (iii) not requiring payment of consideration of $5,000 individually or $25,000 in the aggregate, provided that in the case of any Excluded Liability, the prior written consent of TWC to any such payment, discharge or satisfaction shall not be unreasonably withheld;

(q) enter into, amend or otherwise modify a Genius Contract;

(r) sell, transfer or license to any Person or otherwise extend, amend or modify any rights to the Genius Intellectual Property Rights, or acquire any rights that would constitute Genius Intellectual Property Rights if such rights were in existence on the date hereof;

(s) except as may be required by law, make any material tax election, make or change any method of accounting with respect to Taxes, file any amended Tax Returns or settle or compromise any material federal, state, local or foreign Tax liability;

(t) sell, lease, license, encumber or otherwise dispose of any properties or assets;

(u) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any Entity or other business organization or division thereof, or enter into any joint ventures, strategic partnerships or alliances;

(v) take any affirmative action, or fail to take any action, as a result of which any of the changes or events listed in Section 3.6 of this Agreement would be reasonably likely to occur; or

(w) announce an intention, enter into any formal or informal agreement or arrangement, or otherwise make a commitment to do any of the foregoing.

4.3 Exclusive Dealing Agreements.

(a) Genius shall not, nor shall it authorize or permit any Genius Subsidiary to, nor shall it authorize or permit any officer, director, employee or affiliate of, or any investment banker, attorney or other advisor or representative (collectively, “Representatives”) of, Genius or any Genius Subsidiary to, (i) solicit, initiate or knowingly encourage (including by way of providing any information not provided generally to the public) any prospective purchaser or the submission of any Competing Transaction Proposal (as defined in Section 4.3(e)), take any action designed to facilitate any inquiries, offers, or proposals, or make any other efforts or attempts that constitute, or may reasonably be expected to lead to, any Competing Transaction Proposal, or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, offers, proposals, discussions or negotiations, (ii) accept a Competing Transaction Proposal or enter into any agreement or agreement in principle with respect to any Competing Transaction Proposal or enter into any agreement or agreement in principle requiring Genius to abandon, terminate or fail to consummate the transactions contemplated by this Agreement or breach its obligations under this Section 4.3, or (iii) furnish to any Person any information with respect to, any Competing Transaction Proposal; provided, however, that if at any time prior to obtaining the Genius Stockholder Approval, (i) Genius has otherwise complied with its obligations under this Section 4.3 and Genius has received a written proposal for a Competing Transaction Proposal from a Person that the Board of Directors of Genius determines in good faith to be bona fide, (ii) the Board of Directors of Genius determines in good faith, after consultation with its independent financial advisors and outside counsel, that such Competing Transaction Proposal constitutes or could reasonably be expected to constitute a Superior Genius Proposal, and (iii) after consultation with its outside counsel, the Board of Directors of Genius determines in good faith that taking such action is necessary for the Board of Directors of Genius to comply with its fiduciary duties under applicable Legal Requirements, then in response to such Competing Transaction Proposal, and subject to compliance with Section 4.3(c), Genius may (x) furnish information with respect to Genius to the Person making such Competing Transaction Proposal and its Representatives pursuant to a customary confidentiality agreement that contains provisions which are no less favorable to Genius than those contained in the Confidential Letter of Intent between TWC and Genius, dated September 19, 2005, and (y) participate in discussions or negotiations (including solicitation of a revised Competing Transaction Proposal from such Person) with such Person and its Representatives regarding such Competing Transaction Proposal. Notwithstanding anything contained in the previous sentence, prior to making the determination and taking any actions described in clauses (i), (ii) and (iii) of the proviso to the previous sentence, Genius may engage in discussions (solely to clarify the terms of such Competing Transaction Proposal) with the Person making a Competing Transaction Proposal in order to determine whether such Competing Transaction Proposal constitutes or could reasonably be expected to constitute a Competing Transaction Proposal. Genius shall, and shall cause its Representatives to, promptly provide to TWC any non-public information concerning Genius or any Genius Subsidiary that is provided to any Person. Genius shall, and shall cause its Representatives to, cease immediately all discussions and negotiations taking place as of the date of this Agreement regarding any proposal that constitutes, or may reasonably be expected to lead to, a Competing Transaction Proposal.

(b) Neither the Board of Directors of Genius nor any committee thereof shall (i) withdraw or modify in a manner adverse to TWC, or propose publicly to withdraw or modify, in a manner adverse to TWC, the approval or recommendation by the Board of Directors of Genius of this Agreement and the transactions contemplated hereby, (ii) approve any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or relating to, or that is intended to or could reasonably be expected to lead to, any Competing Transaction Proposal or (iii) approve or recommend, or propose publicly to approve or recommend, any Competing Transaction Proposal (any action described in clauses (i), (ii) or (iii) being referred to as an “Adverse Recommendation Change”). Notwithstanding the foregoing, at any time prior to obtaining the Genius Stockholder Approval, the Board of Directors of Genius may make an Adverse Recommendation Change if Genius receives a Superior Genius Proposal (as defined in Section 4.3(e)) and as a result thereof the Board of Directors of Genius determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with their fiduciary obligations.

(c) Genius promptly shall advise TWC orally and in writing of any Competing Transaction Proposal or any inquiry that could reasonably be expected to lead to any Competing Transaction Proposal, the identity of the Person making any such Competing Transaction Proposal and the principal terms and conditions thereof prior to furnishing any information or participating in any discussions permitted by Section 4.3(a) with respect to such Competing Transaction Proposal. Genius shall (i) keep TWC reasonably informed on a current basis of the status of and material developments respecting any Competing Transaction Proposal or inquiry (including any changes to the principal terms and conditions thereof), (ii) provide to TWC as soon as practicable after receipt or delivery thereof with copies of all written acquisition proposals sent or provided to the Genius or any Representative from any Person, and (iii) provide notice to TWC of any intent to take any of the actions described in Section 7.1(e) or to terminate this Agreement pursuant to Section 7.1(h) (it being understood that Genius shall not be entitled to take any of the actions described in Section 7.1(e)), or to terminate this Agreement in accordance with Section 7.1(h) unless and until it provides TWC not less than five business days notice of such proposed action or termination, as the case may be).

(d) Nothing contained in this Section 4.3 shall prohibit Genius from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) or 14d-9 promulgated under the Exchange Act or from making any disclosure to Genius’ stockholders if, in the good faith judgment of the Board of Directors of Genius, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable Legal Requirements; provided, however, that in no event shall Genius, the Board of Directors of Genius or any committee thereof take, agree or resolve to take any action prohibited by Section 4.3(b). Any action taken by Genius or the Board of Directors of Genius in accordance with this Section 4.3(d) shall be deemed not to be a modification of the Board of Directors of Genius’ approval or recommendation of the transactions contemplated by this Agreement. Neither Genius nor the Board of Directors of Genius shall take, or fail to take, any action that would constitute a breach, default or other violation of its obligations under, or otherwise in any respect deprive TWC the benefits of, any interim distribution agreement or other agreement between Genius and TWC, including, without limitation

(i) during any consideration, or following any acceptance, of a Competing Transaction Proposal or a Superior Genius Proposal by Genius or the Genius Board of Directors or (ii) following any termination of this Agreement pursuant to Article VII hereof.

(e) For purposes of this Agreement:

“Competing Transaction Proposal” means (i) any proposal or offer for a merger, share exchange, business combination, consolidation, dual listed structure, liquidation, dissolution, recapitalization, reorganization or other similar transaction involving the Company, (ii) any proposal or offer to acquire in any manner, directly or indirectly, over 5% of the equity securities of Genius or any business that constitutes 5% or more of the consolidated net revenues, net income or net assets of the Company, (iii) any proposal or offer relating to any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 5% or more of the outstanding equity securities of Genius, or (iv) any proposal or offer to invest in, acquire, lease, exchange, mortgage, pledge, dispose of or otherwise transfer, in any manner, directly or indirectly, Genius or its stock, business or assets or any material part thereof, or to form a partnership or joint venture with Genius or any Genius Subsidiary or any of their respective businesses, in a single transaction or a series of related transactions, in each case other than the transactions contemplated by this Agreement.

“Superior Genius Proposal” means any Competing Transaction Proposal (i) on terms which the Board of Directors of Genius determines in good faith, after consultation with outside counsel and its independent financial advisers, to be superior from a financial point of view to the holders of Genius Common Stock than the transactions contemplated by this Agreement, taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by TWC to amend the terms of this Agreement or the transactions contemplated by this Agreement) and (ii) that is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

(f) Except as contemplated or required by any of the Transaction Agreements or by applicable law, TWC will not directly or indirectly, through any officer, director, employee, agent or otherwise, (i) participate in any negotiations or solicit, initiate or encourage submission of inquiries, proposals or offers relating to the grant of any distribution or sale rights with respect to any Videograms in the Territory (as such terms are defined in the Video Distribution Agreement); (ii) enter into any agreement or take any action that by its terms or effect could reasonably be expected to adversely affect the ability of the parties hereto to consummate the transactions contemplated by this Agreement on the terms and conditions set forth herein; or (iii) furnish or authorize any agent or representative to furnish any information concerning this Agreement or the transactions contemplated hereby to any party.

4.4 Certain Notifications. From the date of this Agreement until the Closing, Genius and TWC shall promptly notify the other party in writing regarding any:

(a) in the case of Genius, any action taken not in the ordinary course of business and any circumstance or event that could reasonably be expected to have a Material Adverse Effect on Genius; or

(b) in the case of TWC, any event or circumstance that could reasonably be expected to materially adversely affect TWC’s ability to deliver “Covered Product” under the Distribution Agreement or otherwise perform its material obligations under the Distribution Agreement.

(c) fact, circumstance, event, or action by any of them or any of their respective affiliates (i) which, if known on the date of this Agreement, would have been required to be disclosed in or pursuant to this Agreement; or (ii) the existence, occurrence, or taking of which would result in any of their respective representations and warranties contained in this Agreement not being true and correct when made or at Closing;

(d) breach of any of their respective covenants or obligations hereunder; or

(e) circumstance or event which will result in, or could reasonably be expected to result in, the failure of any of them to timely satisfy any closing conditions specified in Article VI of this Agreement;

provided, however, that the delivery of any notice pursuant to this Section 4.4 shall not limit or otherwise affect the remedies available hereunder to either party, or modify in any way any disclosure in this Agreement or the TWC Disclosure Letter or the Genius Disclosure Letter, as applicable, as of the date hereof.

4.5 Updating Disclosure Letters. If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.4 would require a change to the Genius Disclosure Letter or the TWC Disclosure Letter if such disclosure letter were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then Genius or TWC, as appropriate, shall promptly deliver to the other party an update to its disclosure letter specifying such change and shall use its best efforts to remedy same, as applicable; provided, that no such update shall be deemed to supplement or amend a disclosure letter for the purpose of (a) determining the accuracy of any of the representations and warranties made by any party in this Agreement or (b) determining whether any of the conditions set forth in Article VI have been satisfied.

4.6 Access to Information. From the date of this Agreement until the Closing, Genius, shall (i) permit TWC and its representatives to have free and complete access at all reasonable times, and in a manner so as not to interfere with normal business operations, to all premises, properties, personnel, persons having business relationships with it or its subsidiaries (including suppliers, licensees, customers and distributors), books, records, contracts and documents of or pertaining to it; (ii) furnish TWC with all financial, operating and other data and information related to their respective businesses (including copies thereof), as TWC may reasonably request; and (iii) otherwise cooperate and assist, to the extent reasonably requested, with TWC’s investigation of Genius. Genius will instruct its employees, counsel and financial advisors to cooperate with TWC and its authorized representatives in their investigation of Genius. No information or knowledge obtained in any investigation pursuant to this Section 4.6 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of TWC to consummate the transactions contemplated hereby.

4.7 Best Efforts. From the date of this Agreement until the Closing, each of Genius and TWC shall use their respective reasonable best efforts to cause to be fulfilled and satisfied all of the other party’s conditions to Closing set forth in Article VI.

4.8 Distributor. Unless TWC makes the New Distributor Election, on or prior to the Closing, TWC shall take such steps as are appropriate or necessary so that as of the Closing (a) the Distributor shall hold no assets or liabilities that have not been assumed by a third party (except for such assets and liabilities which are the subject of alternate arrangements as provided in the last clause of Section 1.2(b)), and (b) the limited liability company agreement of the Distributor shall be the form of Amended and Restated Limited Liability Company Agreement attached hereto as Exhibit F.

ARTICLE V. ADDITIONAL AGREEMENTS

5.1 Conversion of AVM into LLC. Genius shall cause each of AVM and Wellspring Media, Inc. to be converted into a limited liability company in their respective jurisdictions of organization on or prior to the transfer of AVM to the Distributor at Closing.

5.2 Proxy Statement.

(a) In connection with the meeting of the stockholders of Genius to approve this Agreement and the transactions contemplated hereby (the “Stockholders’ Meeting”), as soon as practicable but no later than five (5) business days after the date hereof (subject to extension for up to an additional five (5) business days for any delay related primarily to preparation of financial statements), Genius shall prepare and, subject to TWC’s rights under Section 5.2(b) and 5.4, file a proxy statement (the “Proxy Statement”), conforming to the requirements of applicable law, soliciting the approval of the stockholders of Genius of the transactions contemplated by this Agreement, including an amendment and restatement of the certificate of incorporation of Genius substantially in the form of Exhibit G attached hereto (the “Amended and Restated Certificate of Incorporation”). Each of Genius and TWC shall furnish all information reasonably requested by the other party in connection with the preparation of the Proxy Statement, provided, however, that TWC shall only be required to furnish information regarding TWC or its affiliates.

(b) Genius shall promptly (i) respond to any comments of any Governmental Authority, (ii) file all amendments or supplements to the Proxy Statement that are required by applicable law and (iii) cause the Proxy Statement to be mailed to all stockholders of Genius as promptly as practicable after the date hereof. Genius shall notify TWC promptly upon the receipt of any comments from any Governmental Authority of any request for amendments or supplements to the Proxy Statement or for additional information, and shall provide TWC a reasonable opportunity to review and comment on drafts of the Proxy Statement (including each amendment and supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC (provided that Genius shall (A) include in any such documents or responses all comments reasonably proposed by TWC and (B) not file, mail or otherwise deliver such document or respond to the SEC or the staff of the SEC over TWC’s reasonable objection) prior to filing such with or sending such to the SEC, and Genius will provide TWC with copies of all such filings made with the SEC. Genius will allow TWC to participate in any discussions with the SEC or any Governmental Authority regarding the Proxy Statement (unless otherwise requested by the SEC or such Governmental Authority) and shall provide TWC reasonable prior notice of any such discussion to so allow TWC to participate. Genius shall promptly supply TWC with copies of all correspondence between Genius or its representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to the Proxy Statement.

(c) If, at any time prior to the Closing Date, any event or circumstance relating to Genius is discovered by Genius that is required to be set forth in an amendment or supplement to the Proxy Statement, Genius will promptly inform TWC.

5.3 Stockholders’ Meeting. Genius shall duly call, give notice of, convene and hold the Stockholders’ Meeting in accordance with applicable law and the certificate of incorporation and bylaws of Genius as promptly as practicable after the date hereof for the purpose of voting upon the approval of the transactions contemplated by this Agreement. Genius shall use commercially reasonable efforts to take all lawful action necessary or advisable to solicit from its stockholders proxies in favor of the approval of the transactions contemplated by this Agreement and shall take all other reasonable action necessary or advisable to secure the requisite vote of stockholders in favor of such approval. The Board of Directors of Genius shall recommend that its shareholders vote in favor of the approval and adoption of this Agreement are the transactions contemplated hereby, and such recommendation shall be included in the Proxy Statement.

5.4 Public Disclosures. Except only as and to the extent required by law, neither TWC nor Genius shall (a) make any disclosure with respect to this Agreement and the transactions contemplated hereby without the prior consent of the other party or (b) release information regarding the matters contemplated by this Agreement except that a joint press release in agreed form may be issued by TWC and Genius. With respect to disclosures by Genius to the SEC or any other regulatory agency or pursuant to any governmental regulations, Genius will consult with TWC regarding any and all such disclosures about or relating to TWC or its business and TWC will have the right to review and comment on such disclosures. Genius will use its best efforts to comply with TWC’s requests and comments, including by limiting such disclosures to the extent possible and/or by seeking confidential treatment of such disclosures and involving TWC in such process (including without limitation allowing TWC to participate in discussions regarding limited disclosures and confidential treatment of disclosures, to the extent practicable). With respect to all other disclosures by Genius, TWC will have the right to review and approve in its sole discretion any and all such disclosures about or relating to TWC or its business.

5.5 Closing Capitalization Schedule. At the Closing, Genius will deliver Schedule 5.5 which will identify any changes to its representations and warranties made in Section 3.2 and 3.18(d) arising after the date hereof. Genius will cooperate with TWC to prepare a balance sheet of Genius and the Distributor as of the Closing within ten business days after the Closing Date, which balance sheets shall also include as schedules thereto, as applicable, (i) the discounted future ultimates expected to be received pursuant to each Unassigned Contract as of the Closing Date, (ii) a list and description of all Excluded Assets and Excluded Liabilities capable of being specifically identified at such time and (iii) a list and description of Transferred Assets and Assumed Liabilities capable of being specifically identified at such time; it being understood, however, that the failure of Genius to specifically identify an item as an Excluded Asset, Excluded Liability, Transferred Asset or Assumed Liability on Schedule 5.5 shall not be asserted by any party to establish that such item should not be included within such defined term.

5.6 Contingent Dividend Right. Within thirty (30) days following the Closing or such later time as is practicable, Genius will issue to its stockholders of record on the Closing Date (to the extent practicable) an instrument (the “Contingent Dividend Right”) entitling the holder thereof to receive from Genius cash payments from time to time after the Closing solely based on cash received by Genius from exercise of “Pre-closing Options and Warrants” (as such term is defined in the Limited Liability Company Agreement in effect at the Closing), when, as and if declared by the Board pursuant to a Special Vote of a Committee of the Board of Directors of Genius consisting of the At-Large Directors (as provided in Section (C)(2)(b)(iv) of Article IV of the Amended and Restated Certificate of Incorporation), but with no obligation of the Board to declare such payments, provided, that such issuance shall be subject to any requirement that Genius may have to first register or qualify the issuance of the Contingent Dividend Right with the SEC and state “blue-sky” securities authorities as applicable.

ARTICLE VI. CONDITIONS TO CLOSING

6.1 Conditions to Genius’ Obligation to Close. The obligations of Genius to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or prior to the Closing, of each of the following conditions, any of which may be waived by Genius in writing:

(a) Representations and Warranties. All of the representations and warranties of TWC in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date (except for those representations and warranties which address matters only as of a particular date, which shall remain true and correct as of such date); provided, that the closing condition set forth in this Section 6.1(a) shall be deemed satisfied if the inaccuracies in such representations and warranties (without giving effect to any knowledge or materiality qualifier or standard contained in any such representation or warranty) would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on TWC.

(b) Covenants. TWC shall have performed in all material respects, all covenants and obligations in this Agreement required to be performed by it on or prior to the Closing Date.

(c) Officer’s Certificate. Genius shall have received a certificate, dated the Closing Date, signed on behalf of TWC certifying that the conditions set forth in Sections 6.1(a) and (d) have been satisfied.

(d) No Legal Proceedings. No Legal Proceeding that, if determined adversely, could reasonably be expected to have a Material Adverse Effect on TWC, shall be pending against TWC, except as disclosed to Genius in writing prior to the date of this Agreement.

(e) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any events or changes (other than those contemplated under this Agreement) which (i) have had or could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on TWC, (ii) have materially adversely affected TWC’s ability to produce or acquire motion pictures or perform any of its obligations under this Agreement or the Distribution Agreement, or (iii) have materially adversely affected the Film Release Schedule.

(f) Video Distribution Agreement. TWC shall have executed and delivered the Video Distribution Agreement substantially in the form attached hereto as Exhibit C. There shall have occurred no events or changes which have had or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on TWC’s ability to deliver “Covered Product” under the Distribution Agreement or otherwise perform its material obligations under the Distribution Agreement.

(g) Assignment Agreement. The Distributor shall have executed and delivered the General Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit D.

(h) Limited Liability Company Agreement. The members of Distributor shall have executed and delivered to Genius the Limited Liability Company Agreement of Distributor substantially in the form attached hereto as Exhibit F, which shall be the limited liability company agreement of the Distributor immediately following the Closing.

(i) Services Agreement. The Distributor shall have executed and delivered to Genius the Services Agreement substantially in the form attached hereto as Exhibit H.

6.2 Conditions to TWC’s Obligation to Close. The obligations of TWC to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or prior to the Closing, of each of the following conditions, any of which may be waived by TWC in writing:

(a) Representations and Warranties. All of the representations and warranties of Genius (i) set forth in Sections 3.1, 3.2, 3.3, 3.11, 3.30 and 3.31 in this Agreement (collectively, the “Specified Sections”) shall have been true and correct in all material respects, individually and in the aggregate, as of the date of this Agreement and shall be true and correct in all material respects, individually and in the aggregate, as of the Closing Date (except for those representations and warranties which address matters only as of a particular date, which shall remain true and correct as of such date) and (ii) set forth in this Agreement (other than the Specified Sections), and without giving effect to any knowledge or materiality qualifier or standard contained in any such representation or warranty, shall be true and correct in all respects, individually and in the aggregate, as of the date of this Agreement and as of the Closing Date, except for such failures to be true and correct that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Genius.

(b) Covenants. Genius shall have performed in all material respects all covenants and obligations in this Agreement required to be performed by it on or prior to the Closing Date.

(c) Officer’s Certificate. TWC shall have received a certificate, dated the Closing Date, signed on behalf of Genius certifying that the conditions set forth in Sections 6.2(a) and (d) have been satisfied.

(d) No Legal Proceedings. No material Legal Proceeding, and no Legal Proceeding initiated by a stockholder of Genius relating to the complainant’s rights as a stockholder of Genius, shall be pending against Genius, except as disclosed in any of the Genius SEC Reports filed during calendar year 2005 and prior to the date hereof.

(e) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any events or changes (other than those contemplated under this Agreement or any Transaction Agreement) which have had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Genius.

(f) Preferred Stock. Genius shall have issued one hundred (100) shares of its Class W Preferred Stock to or as directed by TWC or an affiliate of TWC, having the rights and privileges set forth in the Amended and Restated Certificate of Incorporation.

(g) Assignment Agreement. Genius shall have executed and delivered the General Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit D.

(h) Registration Rights Agreement. Genius shall have executed and delivered to TWC the Registration Rights Agreement substantially in the form attached hereto as Exhibit E.

(i) Limited Liability Company Agreement. Genius shall have executed and delivered to TWC the Limited Liability Company Agreement of Distributor substantially in the form attached hereto as Exhibit F, which shall be the limited liability company agreement of the Distributor immediately following the Closing.

(j) Employment Agreements. Each of the New Employment Agreements with the individuals identified on Schedule 6.2(j) of the TWC Disclosure Letter shall be in full force and effect.

(k) Fairness Opinion. The Fairness Opinion shall not have been modified or withdrawn.

(l) Stockholder Approval. The holders of a majority of the outstanding Genius Common Stock shall have approved (i) this Agreement and the other Transaction Agreements and the transactions contemplated hereby and thereby, including the sale of the Transferred Assets to Distributor, (ii) the creation and designation of the Series W Preferred Stock, and (iii) the waiver of certain fiduciary obligations of TWC (including its affiliates and related persons) as a stockholder with respect to competing activities that it might engage in.

(m) Amendment of Certificate of Incorporation. The Amended and Restated Certificate of Incorporation shall have been duly filed with the Delaware Secretary of State.

(n) Board of Directors. The Board of Directors of Genius shall comprise seven (7) members, five (5) of whom shall have been designated by TWC or an affiliate of TWC in accordance with the Amended and Restated Certificate of Incorporation.

(o) Financing. Genius shall have received a gross amount of not less than $25 million in cash from new equity financing, prior to reasonable fees, expenses and commissions related thereto, with the proceeds of those financings available for immediate use by and contributed to the Distributor, on terms and conditions not less favorable to Genius or the Distributor in any respect from those contained in the Financing Commitments.

(p) Director’s and Officer’s Insurance. Genius shall have received a binding director’s and officer’s liability policy of insurance on terms and conditions, and with applicable coverages and exclusions, in such amounts as have been previously agreed by Genius and TWC.

(q) Subsidiary Liabilities. All Excluded Liabilities of any Genius Subsidiary shall have been transferred to, and assumed by, Genius, in the manner contemplated by this Agreement or the Transaction Agreements.

(r) Required Consents. All consents, waivers or approvals listed on Section 6.2(s) of the TWC Disclosure Letter shall have been obtained, without the imposition of any additional obligation or the payment of any additional consideration on the part of Genius or the Distributor, and in form and substance reasonably satisfactory to TWC, whether or not the failure to receive such consents waivers or approvals would have a Material Adverse Effect on Genius or TWC.

6.3 Conditions to Obligations of Each Party to Close. The respective obligations of each party to this Agreement to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or prior to the Closing, of each of the following conditions, any of which may be waived by Genius or TWC, as applicable, in writing:

(a) Stockholder Approval. This Agreement and the transactions contemplated hereby, including the Amended and Restated Certificate of Incorporation of Genius substantially in the form of Exhibit G attached hereto, shall have been approved by the requisite vote of the stockholders of Genius.

(b) HSR Approval. All waiting periods (and any extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

(c) Consents. All consents, waivers or approvals required to be obtained in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained, except where the failure to receive such consents, waivers or approvals would not have a Material Adverse Effect on Genius or TWC.

(d) No Legal Impediments to Closing. There shall not be in effect any Order issued by any Governmental Authority preventing the consummation of the transactions contemplated by this Agreement, nor shall any Legal Proceeding be pending that seeks any of the foregoing. There shall not be any Legal Requirement prohibiting the parties from consummating the transactions contemplated by this Agreement.

ARTICLE VII. TERMINATION

7.1 Circumstances for Termination. At any time prior to the Closing, this Agreement may be terminated by the mutual written consent of Genius and TWC, or by Genius or TWC by delivery of written notice to the other explaining the reason for such termination (without prejudice to other remedies which may be available to the parties under this Agreement, at law or in equity):

(a) by either Genius or TWC if (i) the non-terminating party is in material breach of any material covenant contained in this Agreement and such breach shall not have been cured within fifteen (15) days of receipt by such party of written notice from the terminating party of such breach and (ii) the terminating party is not, on the date of termination, in material breach of any material covenant contained in this Agreement;

(b) by either Genius or TWC if (i) the Closing has not occurred on or prior to April 15, 2006 (the “Outside Date”) for any reason and (ii) the terminating party is not, on the date of termination, in material breach of any material provision of this Agreement;

(c) by either Genius or TWC if (i) satisfaction of a closing condition of the terminating party in Article VI is impossible and (ii) the terminating party is not, on the date of termination, in material breach of any material provision of this Agreement;

(d) by either Genius or TWC if, at the Stockholders’ Meeting (or any adjournment or postponement thereof), the requisite vote of the stockholders of Genius do not approve this Agreement and the transactions contemplated hereby, including approving the Amended and Restated Certificate of Incorporation of Genius in the form attached hereto as Exhibit G;

(e) by TWC if (i) an Adverse Recommendation Change shall have occurred, (ii) the Board of Directors of Genius or any committee thereof fails to recommend (or reconfirm its recommendation promptly upon request) to Genius’ stockholders that they give the Genius Stockholder Approval, (iii) a tender or exchange offer or other solicitation or proposal that would constitute an alternative Competing Transaction Proposal is commenced on or after the date of this Agreement and Genius Board of Directors or any committee thereof fails to recommend against acceptance of such tender or exchange offer or other solicitation or proposal by Genius’ stockholders (including by means of taking no position with respect to the acceptance of such tender or exchange offer by the Genius stockholders) within ten business days from the commencement thereof or (iv) the Board of Directors of Genius or any committee thereof resolves to take any of the foregoing actions;

(f) by TWC if Genius gives TWC a Termination Notice contemplated by Section 7.1(h);

(g) by Genius if (i) the Board of Managers of TWC, (ii) the Board of Managers of The Weinstein Company Funding LLC or (iii) the Board of Representatives of The Weinstein Company Holdings LLC, or any committee thereof, whether or not permitted pursuant to the terms hereof, shall revoke, amend, modify, withdraw or otherwise change its approval or recommendation of advisability of this Agreement or the transactions contemplated hereby or shall resolve to take any such actions;

(h) by Genius if (i) the Board of Directors of Genius has received a Superior Genius Proposal; (ii) in light of such Superior Genius Proposal the Board of Directors of Genius shall have determined in good faith, after consultation with outside counsel, that it is necessary for the Company Board to withdraw or modify its approval or recommendation of this Agreement or transactions contemplated hereby in order to comply with its fiduciary duty to the stockholders of Genius under applicable Legal Requirements (any such determination, a “Superior Proposal Determination”); (iii) Genius has notified TWC in writing that it has made a Superior Proposal Determination (a “Termination Notice”) and shall have provided to TWC in writing the final terms and conditions of, such Superior Genius Proposal; (iv) Genius is in compliance with Section 4.3; (v) Genius has previously paid or concurrently pays the fees and expenses due under Section 7.3; and (vi) the Board of Directors of Genius concurrently approves, and Genius concurrently or promptly thereafter enters into, a definitive agreement providing for the implementation of such Superior Genius Proposal, provided that it has complied with all of the foregoing provisions, including the notice provision; or

(i) by TWC if (A) Genius shall announce its intention to disclose publicly any confidential, proprietary or other non-public information of, regarding or affecting TWC or any of its affiliates or any of their respective officers, directors, members or managers or (B) any of the information referred to in clause (A) of this Section 7.1(i) shall be required to be disclosed pursuant to any Legal Requirement, which disclosure described in (A) or (B), or the effects thereof, shall be or could reasonably be likely to be, in the reasonable judgment of TWC, materially adverse to TWC or any of its affiliates or any of their respective officers, directors, members or managers.

7.2 Effect of Termination. Subject to Section 7.3, if this Agreement is terminated in accordance with Section 7.1, all obligations of the parties hereunder shall terminate, except for the obligations set forth in this Article VII and Article IX and Section 5.4; provided, that nothing herein shall relieve any party from liability for the breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

7.3 Fees for Termination.

(a) Genius shall pay to TWC or its designee a fee in the amount of $4,000,000 (the “Genius Termination Fee”) which shall be inclusive of reasonable and customary out-of-pocket costs and expenses (including, without limitation, costs or expenses of lenders, legal counsel, investment bankers, consultants, accountants and other advisors) paid or incurred in connection with consummating the transactions contemplated by this Agreement (“TWC Expenses”), in cash, by wire transfer of immediately available funds to an account designated by TWC or such designee, if: (i) Genius terminates this Agreement pursuant to Section 7.1(h) or TWC terminates this Agreement pursuant to Section 7.1(f); (ii) TWC terminates this Agreement pursuant to Section 7.1(a) (so long as the breach or failure to perform giving rise to such right of termination was a willful and knowing breach or failure to perform) or Section 7.1(e); or (iii) Genius or TWC terminates this Agreement pursuant to Section 7.1(b), but only if (A) a Competing Transaction Proposal shall have been publicly disclosed or disclosed to Genius prior to the Outside Date, and (B) within 12 months after such termination Genius (or any Genius Subsidiary) enters into a definitive agreement with respect to a Superior Genius Proposal with the Person or group (or any affiliate of such Person or any member of such group) that made the Competing Transaction Proposal referred to in clause (A) above, or consummates a transaction that constitutes a Superior Genius Proposal with such Person or group (or any affiliate of such Person or any member of such group).

(b) Genius shall pay to TWC or its designee in cash, by wire transfer of immediately available funds to an account designated by TWC or such designee: (i) an amount necessary to reimburse TWC for its TWC Expenses, not to exceed $750,000, if Genius or TWC terminates this Agreement pursuant to Section 7.1(d) or 7.1(i), and (ii) the Genius Termination Fee less the amount of TWC Expenses paid pursuant to clause (i) of this sentence if Genius or TWC terminates this Agreement pursuant to Section 7.1(d), but with respect to this clause (ii) only if (A) a Competing Transaction Proposal shall have been publicly disclosed prior to the Genius Stockholders Meeting, and (B) within 12 months after such termination Genius (or any Genius Subsidiary) enters into a definitive agreement with respect to, or consummates, a Competing Transaction Proposal.

(c) Any amounts due under this Section 7.3 shall be paid on the date of termination of this Agreement (except that in the case of termination pursuant to (x) clause (iii) of the first sentence of Section 7.3(a) and (y) clause (ii) of Section 7.3(b), such payment shall be made on the date of execution of such definitive agreement or, if earlier, consummation of such transactions).

ARTICLE VIII. INDEMNIFICATION

8.1 Survival of Covenants, Representations and Warranties. The covenants and agreements contained herein shall survive until satisfied unless this Agreement explicitly provides for a specific termination date. All representations and warranties of the parties to this Agreement or any other Transaction Agreement shall survive the Closing and terminate on the eighteen (18) month anniversary of the Closing Date (the “Survival Date”); provided, that (a) all representations and warranties of the parties contained in Section 2.1 (Organization and Qualification; Subsidiaries), Section 2.2 (Authority), Section 3.1 (Organization and Qualification; Subsidiaries), Section 3.2 (Capitalization), Section 3.3 (Authority), Section 3.11 (Tax Matters), 3.30 (Foreign Corrupt Practices Act) and 3.31 (No Prior Activities) shall survive until 90 days after all applicable statutes of limitations, including waivers and extensions, have expired with respect to each matter addressed therein; and (b) any claim for indemnification based upon a breach of any such representation or warranty and asserted prior to the Survival Date by written notice shall survive until final resolution of such claim. The representations and warranties contained in this Agreement (and any right to indemnification for breach thereof) shall not be affected by any investigation, verification or examination by any party hereto or by any such party’s knowledge of any facts with respect to the accuracy or inaccuracy of any such representation or warranty. Notwithstanding the foregoing, if an indemnification claim or claims are asserted pursuant to this Article VIII prior to the expiration as provided in this Section 8.1 of the representation or warranty that is the basis for that claim or claims, then those claims shall survive until their final resolution.

8.2 Indemnification by TWC. Subject to the limitations set forth in this Article VIII, TWC shall indemnify, defend and hold harmless the Distributor, and Genius and its affiliates and their respective officers, directors, members, employees, consultants, representatives or other agents (all such Persons being referred to hereinafter as a “Genius Indemnified Person”), from and against any and all Damages, whether or not involving a third-party claim, including attorneys’ fees (collectively, “Genius Damages”), arising out of, relating to or resulting from (a) any breach of a representation or warranty of TWC contained in this Agreement or in any other Transaction Agreement; (b) any breach of or failure to perform a covenant of TWC contained in this Agreement or in any other Transaction Agreement; and (c) any Excluded Distributor Liability, paid, payable or asserted against the Distributor or any Genius Indemnified Person or to which the Distributor or any Genius Indemnified Person may become subject.

8.3 Indemnification by Genius. Subject to the limitations set forth in this Article VIII, Genius shall indemnify, defend and hold harmless the Distributor, and TWC and its affiliates and their respective officers, directors, members, employees, consultants, representatives or other agents (all such Persons being referred to hereinafter as a “TWC Indemnified Person”), from and against any and all Damages, whether or not involving a third-party claim, including attorneys’ fees (collectively, “TWC Damages”), arising out of, relating to or resulting from (a) any breach of a representation or warranty of Genius contained in this Agreement or in any other Transaction Agreement; (b) any breach of or failure to perform a covenant of Genius contained in this Agreement or in any other Transaction Agreement; and (c) any Excluded Liability, paid, payable or asserted against the Distributor or any TWC Indemnified Person or to which the Distributor or any TWC Indemnified Person may become subject.

8.4 Procedures for Indemnification. Promptly after receipt by a party entitled to indemnification hereunder (the “Indemnitee”) of written notice of the assertion or the commencement of any Legal Proceeding by a third-party with respect to any matter referred to in Sections 8.2 or 8.3, the Indemnitee shall give written notice thereof to the party obligated to indemnify Indemnitee (the “Indemnitor”), and thereafter shall keep the Indemnitor reasonably informed with respect thereto; provided, that failure of the Indemnitee to give the Indemnitor notice as provided herein shall not relieve the Indemnitor of its obligations hereunder except to the extent that the Indemnitor is prejudiced thereby. A claim for indemnification for any matter not involving a third-party Legal Proceeding may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such notice.

8.5 Limitations on Indemnification.

(a) Notwithstanding anything herein to the contrary, TWC shall not be obligated to indemnify any Genius Indemnified Person under this Article VIII to the extent that the aggregate of all Genius Damages exceeds $15,000,000 (the “Indemnification Cap”); provided, however, that the Indemnification Cap shall not apply to any TWC indemnification obligation arising out of, relating to or resulting from (i) fraud or intentional misrepresentation or breach of warranty by TWC or (ii) an Excluded Distributor Liability.

(b) Notwithstanding anything herein to the contrary, Genius shall not be obligated to indemnify any TWC Indemnified Person under this Article VIII to the extent that the aggregate of all TWC Damages exceeds the Indemnification Cap; provided, that the Indemnification Cap shall not apply to any Genius indemnification obligation arising out of, relating to or resulting from (i) fraud or intentional misrepresentation or breach of warranty by Genius, (ii) with respect to breaches of the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.11, 3.30 or 3.31 or (iii) any Excluded Liabilities.

(c) Genius will not be entitled to seek indemnification under Section 8.2 for Genius Damages unless and until the aggregate amount of all Genius Damages exceeds $200,000 (the “Threshold Amount”), at which point TWC shall be liable for all Genius Damages in excess of the Threshold Amount (subject to the other provisions hereof); provided, that the Threshold Amount shall not apply (i) with respect to breaches of the representations and warranties contained in Sections 2.1, 2.2 and 2.8 (ii) in cases of fraud or intentional misrepresentation or (iii) any Excluded Distributor Liability.

(d) The Distributor or TWC will not be entitled to seek indemnification under Section 8.3 for TWC Damages arising out of breaches of representations and warranties unless and until the aggregate amount of all TWC Damages exceeds the Threshold Amount, at which point Genius shall be liable for all TWC Damages in excess of the Threshold Amount (subject to the other provisions hereof); provided, that the Threshold Amount shall not apply (i) with respect to breaches of the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.11, 3.30 or 3.31, (ii) in cases of fraud or intentional misrepresentation and (iii) with respect to any Excluded Liabilities.

(e) If, following the Closing, (i) Genius conducts a debt or equity financing in order to raise funds to satisfy an indemnification obligation of Genius under this Article VIII, then the ratio setting forth the number of shares of Genius Common Stock into which Class W Units may be converted or exchanged at any time shall be adjusted, as provided in the Limited Liability Company Agreement or (ii) the Distributor satisfies directly any liability for which it is entitled to indemnification by Genius pursuant to this Article VIII, then additional Class W Units shall be issuable, as provided in the Limited Liability Company Agreement.

8.6 Remedies Cumulative. The remedies provided in this Agreement shall be cumulative and shall not preclude any party from asserting any other right, or seeking any other remedies, against the other party. No party shall be foreclosed from and each party shall be permitted to pursue (i) any and all equitable relief or other equitable remedies (including, without limitation, specific performance) that may be available to such party, and (ii) any applicable statutory, equitable, common law or other remedy that may be available to such party for breach of any covenants or agreements contained herein.

ARTICLE IX. MISCELLANEOUS PROVISIONS

9.1 Expenses. Subject to Section 7.3, whether or not the transactions contemplated hereby are consummated, each party shall pay it own costs and expenses in connection with this Agreement and the other Transaction Agreements, including without limitation the fees and expenses of its advisers, accountants and legal counsel; provided, that Genius and TWC shall share equally all fees and expenses, other than attorneys’ fees, incurred in connection with any filings under the HSR Act. If the Closing occurs, all costs and expenses of Genius and TWC incurred in connection with this Agreement and the other Transaction Agreements shall be paid or reimbursed to each of Genius and TWC by the Distributor at Closing.

9.2 Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

9.3 Further Assurances. Each party agrees (a) to furnish upon request to each other party such further information, (b) to execute and deliver to each other party such other documents and (c) to do such other acts and things, all as another party may reasonably request for the purpose of carrying out the intent of this Agreement and the other Transaction Agreements.

9.4 Entire Agreement. This Agreement and the other Transaction Agreements constitute the entire agreement between and among the parties hereto with regard to the subject matter hereof, and supersedes all prior agreements and understandings with regard to such subject matter, including the Confidential Letter of Intent dated as of September 19, 2005 which the parties agree is terminated and of no further force or effect. There are no agreements, representations or warranties between or among the parties other than those set forth in this Agreement and the other Transaction Agreements.

9.5 Amendment, Waivers and Consents. This Agreement shall not be changed or modified, in whole or in part, except by supplemental agreement signed by all the parties. Any party may waive compliance by any other party with any of the covenants or conditions of this Agreement, but no waiver shall be binding unless executed in writing by the party making the waiver. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. Any consent under this Agreement shall be in writing and shall be effective only to the extent specifically set forth in such writing.

9.6 Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, that no party hereto may assign any right or obligation hereunder without the prior written consent of all other parties hereto.

9.7 Governing Law. The rights and obligations of the parties shall be governed by, and this Agreement shall be interpreted, construed and enforced in accordance with, the laws of the State of New York, excluding its conflict of laws rules to the extent such rules would apply the law of another jurisdiction.

9.8 Rules of Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) The parties acknowledge that each party has read and negotiated the language used in this Agreement. The parties agree that, because all parties participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any party by reason of that party’s role in drafting this Agreement.

9.9 Severability. If any provision of this Agreement, as applied to either party or to any circumstance, is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

9.10 Exhibits. All Exhibits, the TWC Disclosure Letter and the Genius Disclosure Letter shall be deemed to be a part of this Agreement and are fully incorporated in this Agreement by this reference.

9.11 Notices. Any notice required or permitted to be given hereunder shall be sufficient if in writing and (a) delivered in person against written receipt therefor, or by nationally recognized express delivery or courier service requiring acknowledgment of receipt, (b) sent by facsimile, or (c) deposited in the mail registered or certified first class, postage prepaid and return receipt requested (provided that any notice given pursuant to clause (b) is also confirmed by the means described in clause (a) or (c)) to such address or facsimile of the party set forth below or to such other place or places as such party from time to time may designate in writing in compliance with the terms hereof. Each notice shall be deemed given when so delivered personally, or sent by facsimile transmission, or, if sent by express delivery or courier service one (1) business day after being sent, or if mailed, five (5) business days after the date of deposit in the mail. A notice of change of address or facsimile number shall be effective only when done in accordance with this Section 9.11.

To Genius:	Genius Products, Inc.
740 Lomas Santa Fe, Suite 210
Solana Beach, CA 92075
Facsimile: 858-793-8842
Attention: Trevor Drinkwater

With copies to:	Morrison & Foerster LLP
555 West Fifth Street, Suite 3500
Los Angeles, CA 90013
Facsimile: 213-892-5454
Attention: Allen Z. Sussman, Esq.

To TWC:	The Weinstein Company LLC
345 Hudson Street, 13th Floor
New York, NY 10014
Facsimile: (917) 368-6999
Attention: Larry Madden; and to

The Weinstein Company LLC
375 Greenwich St., 3rd Floor
New York, NY 10013
Facsimile: (212) 941-3880
Attention: Charles Layton

With copies to:	O’Melveny & Myers LLP
1999 Avenue of the Stars, 7th Floor
Los Angeles, CA 90067
Facsimile: (310) 246-6779
Attention: Joseph A. Calabrese; and to

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Facsimile: (212) 757-3990
Attention: James H. Schwab

9.12 Rights of Parties. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement. TWC and its affiliates are expressly intended to be third party beneficiaries of the representations, warranties, covenants and agreements of Genius made to the Distributor hereunder.

9.13 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signatures Page Follows]

IN WITNESS WHEREOF, each of the parties has caused this Master Contribution Agreement to be executed on its behalf as of the date first written above.

“Genius”	“TWC”

GENIUS PRODUCTS, INC.	THE WEINSTEIN COMPANY LLC

By:	By:

Name:	Name:

Title:	Title:

Attest:	Attest:

By:	By:

Name:	Name:

Title:	Title:

“Distributor”

THE WEINSTEIN COMPANY HOLDINGS LLC

By:

Name:

Title:

SIGNATURE PAGE TO

MASTER CONTRIBUTION AGREEMENT

EXHIBIT A

CERTAIN DEFINITIONS

“Action” means any action, complaint, investigation, petition, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Authority.

“Agreement” shall mean the Master Contribution Agreement to which this Exhibit A is attached (including the Genius Disclosure Letter, the TWC Disclosure Letter and all schedules and exhibits attached hereto), as it may be amended from time to time.

“Applicable Copyright Law” means the Copyright Act of 1976, as amended, and, as applicable, common law of any jurisdiction in the United States, the Copyright Act of 1909, as amended, the Universal Copyright Convention and the Berne Convention.

“AVM” shall mean American Vantage Media Corporation, a Nevada corporation.

“Closing” shall have the meaning specified in Section 1.4.

“Closing Date” shall have the meaning specified in Section 1.4.

“Class W Units” shall mean Class W units of membership interests in the Distributor.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Copyright” means legal, economic, moral and neighboring rights in any work of authorship, including, without limitation, those arising under Applicable Copyright Law, and all registrations, renewals, and applications for registration or renewal of any of the foregoing owned or controlled by Genius or any Genius Subsidiary, including, without limitation, the copyrights listed in Section 3.16 of the Genius Disclosure Letter.

“Damages” shall mean and include any loss, damage, injury, decline in value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, accounting fee, expert fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.

“Distributor” shall mean The Weinstein Company Holdings LLC, a Delaware limited liability company.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust or company (including any limited liability company or joint stock company or other legal entity).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Assets” shall have the meaning specified in Section 1.1.

EXHIBIT A

“Excluded Distributor Liabilities” means any of the burdens, obligations or liabilities of Distributor or any entity which was a subsidiary of the Distributor prior to the Closing (“Distributor Subsidiaries”) (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability) arising (a) prior to Closing with respect to Distributor, (b) prior to or after the Closing with respect to any Distributor Subsidiary, (c) prior to or after the Closing with respect to any transaction, event or circumstance of Distributor or any Distributor Subsidiary occurring or existing, or alleged to have occurred or existed, prior to Closing. Distributor Subsidiaries shall not include any Genius Subsidiary, in each case other than burdens, obligations or liabilities arising from this Agreement or the Distribution Agreement.

“GAAP” means U.S. generally accepted accounting principles in effect on the date on which they are to be applied pursuant to this Agreement, applied consistently throughout the relevant periods.

“Genius” shall mean Genius Products, Inc., a Delaware corporation.

“Genius Common Stock” means the common stock of Genius, par value $0.0001 per share.

“Genius Contracts” shall mean (i) all agreements that are required to be filed as “material contracts” with the SEC pursuant to the requirements of the Exchange Act and (ii) each of the following contracts and other agreements (or group of related agreements), or commitments, written or oral, to which Genius or any Genius Subsidiary is a party:

(a) for the lease of real or personal property to or from any Person providing for lease payments greater than $10,000 per month;

(b) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services involving payments greater than $25,000 per month;

(c) concerning a partnership or joint venture;

(d) that grants a third party a right of first refusal;

(e) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation or under which it has imposed a lien on any of its assets, tangible or intangible;

(f) concerning noncompetition or exclusivity;

(g) for the employment of any individual on a full-time, part-time, consulting, or other basis or providing severance benefits;

(h) under which it has advanced or loaned any amount to any of its directors, officers, or employees;

(i) under which the consequences of a default or termination could have Material Adverse Effect on Genius;

(j) not terminable by Genius upon notice of six (6) months or less, or involving payments or obligations of Genius in excess of $50,000 per annum or $100,000 in the aggregate; and

(k) any other material agreement to which Genius or any Genius Subsidiary is a party whether or not required to be disclosed under the rules or regulations of the SEC.

“Governmental Approval” shall mean any: (a) permit, license, certificate, concession, approval, consent, ratification, permission, clearance, confirmation, exemption, waiver, franchise, certification, designation, rating, registration, variance, qualification, accreditation or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement; or (b) right under any contract with any Governmental Authority.

EXHIBIT A

“Governmental Authority” shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multinational organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Guild Encumbrances” means any right, including, without limitation, so called “separated rights” and rights similar thereto, obtained pursuant to the terms of any guild, union or other collective bargaining agreement (including, without limitation, any agreement with any guild, union or labor organization) applicable to any assets included in the Library, whether said right is obtained directly or by implication or reference in an individual contract, to: (i) receive money or any other valuable consideration for merchandising any assets included in the Library; or (ii) limit or prohibit the exercise of any or all of the rights of exploitation of any assets included in the Library; or (iii) receive money or other valuable consideration for the exercise of any of all of the rights of exploitation of any or all of the assets included in the Library.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” shall mean domestic and foreign (i) copyrightable works and copyrights and all applications and registrations therefor, and renewals thereof; (ii) trademarks, service marks, trade dress, trade names, logos, corporate names, domain names, and all applications and registrations therefor and renewals thereof, and all goodwill associated therewith; (iii) inventions (whether patentable or unpatentable), all improvements thereto, and patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (iv) proprietary software (including data and related documentation) and proprietary databases; (v) trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (vi) copies and tangible embodiments of the foregoing (in whatever form or medium); (vii) licenses and other rights to any of the foregoing; and (viii) related ownership, use and other intellectual property and intangible asset rights in and to any of the foregoing (including the right to sue for past, present and future infringements or misappropriations thereof).

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard at law or in equity or before any Governmental Authority or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, Order, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, pronouncement, requirement (licensing or otherwise), specification, determination, decision, opinion or interpretation that is, has been or may in the future be issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Library” means, collectively, all Library Rights and all Library Tangible Assets.

“Library Film Properties” means all physical properties of, or relating to, any item of Library Products or Work in Progress, including, without limitation, digital masters, prints, negatives, duplicating negatives, fine grains, music and sound effects tracks, master tapes and all other duplicating masters and materials of any kind, all various language dubbed and titled versions, prints and negatives of stills, trailers and television spots, all

EXHIBIT A

promos and other advertising, marketing and publicity materials, stock footage, trims, tabs, out-takes, cells, drawings, storyboards, models, sculptures, puppets, sketches, and continuities, including, without limitation, any of the foregoing in the possession, custody or control of Genius or any of Genius Subsidiary, or to the extent owned by Genius or any of Genius Subsidiary, in the possession of its predecessors or assigns or any film laboratories, storage facilities or other third parties.

“Library Literary Properties” means all literary, dramatic or other works, screenplays, stories, adaptations, scripts, treatments, formats, bibles, scenarios, characters, titles, and any and all other literary or dramatic materials of any kind and any rights therein in which Genius or any Genius Subsidiary has rights, including, without limitation, any remake, sequel, prequel, series, character, legitimate stage, merchandising and other derivative, compilation and ancillary rights of every kind, whether now or hereafter recognized, in all media including without limitation, for theatrical, non-theatrical, home video, multi-media, interactive, computer, pay-per-view, television, pay or basic cable, DBS, TVRO, MDS, MMDS, STV or any other form of exhibition or distribution now known or hereafter devised, in any of the Library Products or Works in Progress or Unproduced Properties.

“Library Music Rights” means all music synchronization, performance, mechanical, publication and other rights (including without limitation rights relating to works as are in progress, pre-production, post-production or development and otherwise not yet completed or released) in which Genius or any Genius Subsidiary has rights.

“Library Outstanding Agreements” means all Genius Contracts now in effect pursuant to which Genius or any Genius Subsidiary has any rights to distribute, exhibit, use, exercise or exploit, any rights in or to, or providing for the acquisition, sale, purchase, lease, license or other disposition by or to Genius or any of Genius Subsidiary of, any of the assets included in the Library.

“Library Products” means any and all completed audio, visual and/or audiovisual works of any kind or character in which Genius or any Genius Subsidiary has rights, including, without limitation, those properties listed on Section 3.16 of the Genius Disclosure Letter, including, without limitation, motion pictures, television programs, series, mini-series, pilots, specials, documentaries, cartoons, compilations, promotional films, trailers and shorts, whether animated, live action or both, whether produced for theatrical, non-theatrical, home video, multi-media, interactive, computer, pay-per-view, television, pay or basic cable, DBS, TVRO, MDS, MMDS, STV or any other form of exhibition or distribution now known or hereafter devised.

“Library Rights” means, collectively, all Library Products, Works in Progress, Unproduced Properties, Library Literary Properties, Library Music Rights, Library Underlying Agreements, and Library Outstanding Agreements, as such terms are defined herein.

“Library Tangible Assets” means, collectively, all Library Film Properties and all written Genius Contracts and other documents evidencing, memorializing or otherwise relating to the Library Rights, including, without limitation, the Library Underlying Agreements and Library Outstanding Agreements.

“Library Underlying Agreements” means all Genius Contracts with writers, directors, producers, actors, artists, animators, voice talent or other parties relating to the preparation or production of any of the Library Products, pursuant to which Genius or any Genius Subsidiary has any rights in or obligations relating to the Library Products, Works in Progress, Unproduced Properties, or any element thereof.

“Marks” means all brand names, service marks, trademarks, tradenames, logos and other words or symbols used to identify the source of goods or services that are or have been used in connection with the business of Genius and the Genius Subsidiaries or the Library.

“Material Adverse Effect” means, with respect to any Entity, any event, change or effect that, when taken individually or together with all other adverse events, changes and effects, is or is reasonably likely (a) to be

EXHIBIT A

materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations of that Entity and its subsidiaries, taken as a whole, or (b) to prevent, have an adverse effect on or materially delay consummation of the transactions contemplated by this Agreement or otherwise to prevent or have an adverse effect on the Entity’s performance of its obligations under this Agreement.

“Order” shall mean any: (a) temporary, preliminary or permanent order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, stipulation, subpoena, writ or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel; or (b) contract with any Governmental Authority that is or has been entered into in connection with any Legal Proceeding.

“Participation” means any contingent right in, or to receive money or other consideration in respect of, the exploitation of any asset included in the Library, excluding Guild Encumbrances.

“Permitted Encumbrances” shall mean (a) Encumbrances for Taxes or governmental assessments, charges or claims, the payment of which is not yet due, or for Taxes, the validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established, (b) Encumbrances of warehousemen, mechanics and materialmen and other similar statutory Encumbrances incurred in the ordinary course of business, (c) any utility company rights, easements and franchises, and (d) those Encumbrances listed on Section PE to the Genius Disclosure Letter hereto.

“Person” means an individual, general partnership, limited partnership, limited liability company, corporation, trust, estate, real estate investment trust, association or any other entity.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Survival Date” shall have the meaning specified in Section 9.1.

“Tax” or “Taxes” means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which the Genius Group is required to pay, withhold or collect.

“Tax Return” means any report, return, document, declaration, or any other information or filing required to be supplied to any taxing authority or jurisdiction (domestic or foreign) in respect of Taxes, including, information returns, any document in respect of or accompanying payments or estimated Taxes, or in respect of or accompanying requests for the extension of time in which to file any such report, return document, declaration, or other information, including amendments thereof and attachments thereto.

“Transaction Agreements” shall mean this Agreement, the Distribution Agreement in the form attached to this Agreement as Exhibit D, the Registration Rights Agreement in the form attached to this Agreement as Exhibit E, the Limited Liability Company Agreement in the form attached to this Agreement as Exhibit E, and the Services Agreement in the form attached to this Agreement as Exhibit H.

EXHIBIT A

“Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the OTC Bulletin Board, the American Stock Exchange, the New York Stock Exchange, the Nasdaq National Market or the Nasdaq SmallCap Market.

“TWC” shall mean The Weinstein Company LLC, a Delaware limited liability company.

“TWC Disclosure Letter” shall have the meaning specified in Article II.

“TWC Permits” shall have the meaning specified in Section 2.6.

“Unproduced Properties” means all creative projects in which Genius or any Genius Subsidiary owns, or has the right to acquire, any rights whatsoever that do not constitute Library Products or Works in Progress and on which Genius or any Genius Subsidiary has invested, spent and/or committed to invest or spend, in the aggregate in respect of any single project, $10,000 or more, including without limitation those properties listed on Section 3.16 of the Genius Disclosure Letter.

“Works in Progress” means all audio, visual and/or audiovisual works for which production has commenced or is scheduled to be commenced and which, if completed, would otherwise constitute Library Products, including without limitation those properties listed on Section 31.16 of the Genius Disclosure Letter.

EXHIBIT A

EXHIBIT B

FORM OF VOTING AGREEMENT

EXHIBIT B

EXHIBIT C

FORM OF VIDEO DISTRIBUTION AGREEMENT

EXHIBIT C

EXHIBIT D

FORM OF GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT D

EXHIBIT E

FORM OF REGISTRATION RIGHTS AGREEMENT

EXHIBIT E

EXHIBIT F

FORM OF LIMITED LIABILITY COMPANY AGREEMENT

EXHIBIT F

EXHIBIT G

FORM OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

GENIUS PRODUCTS, INC.

EXHIBIT G

EXHIBIT H

FORM OF

SERVICES AGREEMENT

EXHIBIT H

FIRST AMENDMENT TO

MASTER CONTRIBUTION AGREEMENT

This First Amendment to Master Contribution Agreement (this “Amendment”) is entered into as of March 15, 2006 by and among Genius Products, Inc., a Delaware corporation (“Genius”), The Weinstein Company LLC, a Delaware limited liability company (“TWC”), and The Weinstein Company Holdings LLC, a Delaware limited liability company (the “Distributor”), and amends that certain Master Contribution Agreement entered into by and among the parties dated December 5, 2005 (the “Agreement”). Capitalized terms and matters of construction deemed or established in the Agreement shall be applied in this Amendment as defined or established in the Agreement.

RECITAL

A. The parties desire to amend the Agreement to change the Outside Date, as defined in Section 7.1(b)(i) of the Agreement, from April 15, 2006 to May 31, 2006.

AGREEMENT

In consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Amendment and the Agreement, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Change of Outside Date. Effective as of the date hereof, the defined term “Outside Date”, as defined in Section 7.1(b)(i) of the Agreement, shall be changed from April 15, 2006 to May 31, 2006 for all purposes under the Agreement.

2. Effect of Amendment. Except as expressly provided in this Amendment, the Agreement shall remain unchanged and shall continue in full force and effect.

3. Counterparts. This Amendment may be signed by the parties in counterparts, which together shall constitute one and the same agreement among the parties.

[Signature page to follow]

IN WITNESS WHEREOF, each of the parties has caused this First Amendment to Master Contribution Agreement to be executed on its behalf as of the date first written above.

“Genius” GENIUS PRODUCTS, INC.		“TWC” THE WEINSTEIN COMPANY LLC

By:	/s/ Trevor Drinkwater	By:	/s/ Larry Madden
Name: Trevor Drinkwater Title: Chief Executive Officer		Name: Larry Madden Title: Executive Vice President and CFO

“Distributor” THE WEINSTEIN COMPANY HOLDINGS LLC

By:	/s/ Larry Madden
Name: Larry Madden Title: Executive Vice President and CFO

SECOND AMENDMENT TO

MASTER CONTRIBUTION AGREEMENT

This Second Amendment to the Master Contribution Agreement (this “Amendment”) is entered into as of April 26, 2006 by and among Genius Products, Inc., a Delaware corporation (“Genius”), The Weinstein Company LLC, a Delaware limited liability company (“TWC”), The Weinstein Company Holdings LLC, a Delaware limited liability company (“TWC Holdings”), and The Weinstein Company Funding LLC, a Delaware limited liability company (“TWC Funding”), and amends that certain Master Contribution Agreement entered into by and among the parties dated December 5, 2005 (as amended, the “Agreement”). Capitalized terms and matters of construction deemed or established in the Agreement shall be applied in this Amendment as defined or established in the Agreement.

RECITAL

WHEREAS, as of the date hereof, all of the membership interests in TWC Funding are held by TWC Holdings and W-G Holding Corp., a Delaware corporation and a wholly owned direct subsidiary of TWC Holdings (“W-G Holding”);

WHEREAS, the parties desire to amend certain portions of the Agreement to provide that TWC Funding shall become the “Distributor” from and after the Closing of the transactions contemplated by the Agreement.

AGREEMENT

In consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Amendment and the Agreement, and intending to be legally bound hereby, the parties hereby agrees as follows:

1. The Agreement is amended to add a new Section 1.6 as follows:

1.6 Contribution to TWC Funding as Distributor. Notwithstanding anything to the contrary contained herein or in the Agreement, but subject to TWC’s right to make the New Distributor Election pursuant to Section 1.5 of the Agreement, prior to the Closing, TWC shall enter into the Video Distribution Agreement with TWC Funding. At the Closing, Genius shall make the contributions described in Section 1.1 of the Agreement to TWC Funding, and, following the Closing, TWC Funding shall operate as the “Distributor,” and ownership of TWC Funding will be as provided in Section 1.3 of the Agreement, provided, that, (a) TWC Holdings will own Class W Units representing a sixty-nine percent (69%) interest in TWC Funding as of Closing, and (b) W-G Holding will own Class W Units representing a one percent (1%) interest in TWC Funding as of Closing. Such changes shall be made to the Agreement as the context shall require (and the parties will cooperate to take such actions as are necessary to implement such changes) in order to implement the transactions contemplated by this Section 1.6.

2. Definition of Distributor. The term “Distributor” as defined in the Agreement, including without limitation all exhibits thereto, shall refer to and mean TWC Funding for all purposes thereof, and shall not be deemed to mean or include TWC Holdings in any respect. All representations, warranties, indemnities, terms and conditions applicable to TWC Holdings as “Distributor” prior to this Amendment shall instead be applicable to TWC Funding as “Distributor,” including but not limited to the provisions of Section 1.2 of the Agreement.

3. Consent to Assignment. In connection with the transactions contemplated by Section 1.6 of this Amendment, each of the parties hereto hereby consent to TWC Funding’s transfer and assignment of the Agreement (including but not limited to this Amendment and all prior amendments to the Agreement), and all of its rights and obligations arising thereunder, to TWC Holdings, for all purposes for which such consent may be required under the Agreement.

4. Effect of Amendment. Except as expressly provided in this Amendment, the Agreement shall remain unchanged and shall continue in full force and effect.

5. Counterparts. This Amendment may be signed by the parties in counterparts, which together shall constitute on and the same agreement among the parties.

[Signature pages to follow]

IN WITNESS WHEREOF, each of the parties has caused this Second Amendment to the Master Contribution Agreement to be executed on its behalf as of the date first written above.

GENIUS PRODUCTS, INC.		THE WEINSTEIN COMPANY LLC

By:	/s/ Trevor Drinkwater	By:	/s/ Larry Madden
Name: Trevor Drinkwater Title: Chief Executive Officer		Name: Larry Madden Title: Executive Vice President and CFO

THE WEINSTEIN COMPANY HOLDINGS LLC		THE WEINSTEIN COMPANY FUNDING LLC

By:	/s/ Larry Madden	By:	/s/ Larry Madden
Name: Larry Madden Title: Executive Vice President and CFO		Name: Larry Madden Title: Executive Vice President and CFO

Appendix B

OPINION OF JEFFERIES & COMPANY, INC.

Jefferies & Company, Inc.
1050 Winter Street Waltham, MA 02451 tel 781.522 8400 www.jefco.com December 5, 2005

The Board of Directors and the Special Committee

Genius Products, Inc.

740 Lomas Sante Fe, Suite 210

Solana Beach, California 92075

Members of the Board of Directors:

We understand that Genius Products, Inc., a Delaware corporation (the “Company”), The Weinstein Company LLC, a Delaware limited liability company (“TWC”) and The Weinstein Company Holdings LLC, a Delaware limited liability company (the “Distributor”), have proposed to consummate a transaction (the “Transaction”) in which (i) the Company will (a) contribute substantially all its assets (other than certain specifically identified retained assets, including the rights of the existing Genius shareholders (through the issuance to such shareholders, within thirty (30) days after the closing, or such later time as is practicable, of certain contingent dividend rights) to receive distributions of the proceeds received by the Company from the exercise of options and warrants outstanding on the date hereof) to the Distributor and the Distributor will assume certain specifically identified liabilities of the Company (and the Company will retain all other liabilities), (b) grant rights to the holders of the Class W Units (described below) to redeem such units for an aggregate of seventy percent (70%) of the authorized equity securities of the Company, subject to adjustment from time to time upon the occurrence of certain events, including, without limitation, the future exercise of certain Company warrants and options outstanding on the effective date of the Transaction and the satisfaction of the Company’s indemnity obligations, if any, and (c) issue 100 shares of its Class W Preferred Stock (the “Genius Preferred Stock”) to TWC, (ii) as consideration (the “Genius Consideration”) for entering into the transactions described in clause (i) above, the Company will receive a number of Class G Units of the Distributor (the “Class G Units”), representing a thirty percent (30%) membership interest in the Distributor, (iii) TWC will enter into a distribution agreement (the “Distribution Agreement”) with the Distributor pursuant to which the Distributor shall have the right, subject to the terms and conditions set forth in the Distribution Agreement, to distribute Videograms of Covered Product in the Territory (as each such term is defined in the Distribution Agreement) and (iv) following the consummation of the transactions described above, the members of the Distributor (other than the Company) will own a number of Class W Units of the Distributor (the “TWC Consideration”), representing a seventy percent (70%) membership interest in the Distributor and TWC or an affiliate will receive the Genius Preferred Stock. Prior to the closing, TWC may cause the creation of a new limited liability company that shall become the Distributor in place of The Weinstein Company Holdings LLC, and Genius and TWC shall effect the Transaction described above through such new entity. In addition, the Company is required to effect (pursuant to firm commitments which will have been received concurrently with or prior to the signing of the Transaction Documents (as defined below)), at or before the effective date of the Transaction, an equity financing, through the issuance of the Company’s common stock, yielding gross proceeds of at least $25 million (the “Equity Financing”), such proceeds to be contributed to the Distributor at the Closing. The principal terms of the Transaction are set forth in (i) the Master Contribution Agreement (the “Contribution Agreement”) to be entered into among the Company, TWC and the Distributor, (ii) the Distribution Agreement,

The Board of Directors and Special Committee

of Genius Products, Inc.

December 5, 2005

and (iii) the Limited Liability Company Agreement (the LLC Agreement”) of Genius Products LLC to be entered into between the Company, TWC and certain WCO Additional Initial Members listed therein. You have requested our opinion as to whether the Genius Consideration to be received pursuant to the Master Contribution Agreement is fair from a financial point of view to the Company as of the date hereof.

Jefferies & Company, Inc. (“Jefferies”), as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services. We have been engaged by the Company to render a fairness opinion to the Board of Directors and Special Committee of the Company in connection with the Genius Consideration. We will receive a fee for our services payable upon delivery of this opinion, and we also will be reimbursed for expenses incurred. In addition, we will receive customary compensation upon the consummation of the Transaction.

We note that in February 2004, we advised Wellspring Media, Inc., a Delaware corporation (“Wellspring”), on its sale to the American Vantage Companies, which included its film library (the “Wellspring Library”). We hold a Secured Negotiable Promissory Note in the original principal amount of $480,000 made by Wellspring (the “Wellspring Note”) as part of our fee in that transaction . We further represented American Vantage Companies in the sale of its subsidiary, American Vantage Media, to the Company. The Wellspring Note is now an obligation of the Company as a result of its acquisition of Wellspring from American Vantage Companies. The Wellspring Note matures on February 3, 2006.

Jefferies subsequently represented American Vantage Companies in the placement to certain investors of 3,125,000 shares of the Company’s stock received by American Vantage Companies in the sale of American Vantage Media and is currently engaged by American Vantage Companies to act as placement agent in connection with any other resale of shares of the Company’s stock owned by American Vantage Companies. We also note that Stephen K. Bannon, who is the Chairman of the Company, served as a Managing Director and head of media and entertainment investment banking of Jefferies from July 2000 to April 2002. In addition, in the ordinary course of our business, we act as a market maker in the securities of the Company and may trade or hold such securities for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities.

In conducting our analysis and arriving at the opinion expressed herein, we have, among other things:

(i)	reviewed drafts delivered to us by the Company prior to 11:00 PM. EST on December 4 of (i) the Master Contribution Agreement, dated December , 2005, (ii) the LLC Agreement, dated December , 2005, (iii) the Distribution Agreement, dated December , 2005, (iv) the Security Agreement, dated December , 2005, between the Company and TWC, (v) the Amended and Restated Certificate of Incorporation of Genius Products, Inc., dated December , 2005, (vi) the Registration Rights Agreement, dated December , 2005, between the Company and TWC; (vii) the Interim Distribution Agreement between the Company and TWC, dated December , 2005; (viii) the Services Agreement, dated December , 2005, between the Company and the Distributor and (ix) the Stock Purchase Agreements, dated December , 2005, between the Company and the investors party thereto (collectively, the “Transaction Documents”);

(ii)	considered certain financial and other information relating to the Company, TWC and the Distributor that was publicly available or furnished to us by the Company, including financial forecasts prepared by the Company in consultation with TWC;

The Board of Directors and Special Committee

of Genius Products, Inc.

December 5, 2005

(iii)	discussed with members of the Company’s management the business, operations, historical financial results and future prospects of the Company and the Distributor;

(iv)	discussed with certain members of TWC management the business plans, resources and prospects of TWC;

(v)	considered certain financial and securities data of the Company and compared that data with similar data for other publicly-held companies in businesses we deemed reasonably similar to those of the Company; and

(vi)	performed certain discounted cash flow analyses, an accretion/(dilution) analysis, certain sensitivity analyses, an analysis of film library acquisition values and an analysis of certain comparable publicly-traded companies in businesses we deemed reasonably similar to those of the Company.

In addition, we have conducted such other quantitative reviews, analyses and inquiries relating to the Company and TWC and considered such other information, financial studies, analyses, investigations, and financial, economic and market criteria as we deemed relevant and appropriate in rendering this opinion.

Our opinion is based on prevailing interest rates, dividend rates, market conditions, and other circumstances and conditions existing as of the date hereof, and our opinion does not represent our view as to the price at which the Company’s common stock will trade, or the value of the Class G Units, at any future date. Furthermore, any valuation of securities is only an approximation, subject to uncertainties and contingencies, all of which are difficult to predict and beyond the control of our firm.

The opinions expressed herein are subject to the following additional qualifications and limitations:

(i)	In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy, completeness and fair presentation of all financial and other information that was provided to us by the Company, that was publicly available to us (including, without limitation, the information described above), or that was otherwise reviewed by us. This opinion is expressly conditioned upon such information (whether written or oral) being complete and accurate in all respects material to our analysis.

(ii)	With respect to the financial forecasts provided to and examined by us, we note that projecting future results of any company is inherently subject to uncertainty. The Company has informed us, however, and we have assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future performance of the Company, the Distributor and TWC, respectively. We express no opinion as to the Company’s financial forecasts or the assumptions on which they are made, including without limitation the effect, if any, that the restrictions on the conduct of the Distributor’s business contained in the Transaction Documents will have on the Company’s legacy businesses as conducted by the Distributor. In addition, in rendering this opinion we have assumed that each of the Company, the Distributor and TWC will perform in accordance with such financial forecasts for all periods specified therein.

(iii)	We have assumed, with your consent, that the Transaction will be consummated in accordance with the terms described in the Transaction Documents, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the Transaction. Representatives of the Company have advised us, and we further have assumed, that the final terms of the Transaction Documents will not vary materially from those set forth in the drafts reviewed by us.

The Board of Directors and Special Committee

of Genius Products, Inc.

December 5, 2005

(iv)	In our review, we did not obtain any independent evaluation or appraisal of the assets or liabilities of, nor did we conduct a comprehensive physical inspection of any of the assets of, the Company, the Distributor or TWC, nor have we been furnished with any such evaluations or appraisals or reports of such physical inspections, nor do we assume any responsibility to obtain any such evaluations, appraisals or inspections. Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We have made no independent investigation of any legal or accounting matters affecting the Company, the Distributor or TWC, and we have assumed the correctness in all respects material to our analysis of all legal and accounting advice given to the Company and its Board of Directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of the Transaction to the Company.

(v)	We have assumed, with your consent, that the issuance of the Company Preferred Stock and the Class G Units under the applicable Transaction Documents do not conflict in any manner with the certificate of incorporation or by-laws of the Company, as amended from time to time, the LLC Agreement and applicable Delaware law.

(vi)	Our opinion does not address the fairness of the Transaction to any person or entity that becomes a stockholder of the Company after the date hereof as a result of the Equity Financing.

(vii)	We have assumed that the common stock issued in the Equity Financing will be issued at the price specified in the related Stock Purchase Agreements.

(viii)	Our opinion does not constitute a view regarding the solvency of the Company, TWC or the Distributor prior to or subsequent to the Transaction. Jefferies & Company, Inc. has performed no procedures to determine the solvency of the Company, the Distributor or TWC. As such, this Opinion does not constitute a solvency opinion, and should not be relied upon for such purposes.

(ix)	Our opinion does not address, and should not be construed to address, either the underlying business decision to effect the Transaction or whether the consideration to be received by the Company in the Transaction represents the highest price obtainable. We express no view as to the federal, state or local tax consequences of the Transaction. We have assumed, based upon discussions with the Company’s management, that the Transaction will not adversely affect the ability of the Company to utilize its accrued net operating losses.

(x)	Our opinion assumes that there will be no change of control of the Company or the Distributor during the term of the Distribution Agreement.

(xi)	Our opinion assumes that the Distributor will be consolidated with the Company for accounting purposes.

(xii)	This opinion is effective as of the date hereof. We have no obligation to update the opinion.

Jefferies’ analyses must be considered as a whole. Considering any portion of such analyses or the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusions expressed herein. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

It is understood that our opinion is for the use and benefit of the Board of Directors of the Company in its consideration of the Transaction, and our opinion does not address the relative merits of the Transaction as compared to any alternative transactions that might be available to the Company. Our opinion does not constitute a recommendation as to how any holder of shares of the Company Common Stock should vote on any matter

The Board of Directors and Special Committee

of Genius Products, Inc.

December 5, 2005

relevant to the Transaction. We express no opinion as to the price at which the Company Common Stock will trade at any future time.

Based upon and subject to the foregoing, we are of the opinion as investment bankers that, as of the date hereof, the Genius Consideration to be received pursuant to the Master Contribution Agreement is fair, from a financial point of view, to the Company as of the date hereof.

Very truly yours,

JEFFERIES & COMPANY, INC.

Jefferies & Company, Inc.
1050 Winter Street Waltham, MA 02451 tel 781.522 8400 www.jefco.com

April 24, 2006

The Board of Directors and the Special Committee

Genius Products, Inc.

740 Lomas Sante Fe, Suite 210

Solana Beach, California 92075

Gentlemen:

Reference is made to our letter to the Board of Directors (the “Board of Directors”) and the Special Committee (the “Special Committee”) of Genius Products, Inc. (the “Company”), dated December 5, 2005 (the “Fairness Opinion”). Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Fairness Opinion.

We are delivering this letter at the request of the Board of Directors and the Special Committee. This letter is not a new fairness opinion, nor an update or amendment of the Fairness Opinion, and may not be construed as such. Neither Jefferies nor any of its representatives has performed any analyses or procedures with respect to the Transaction or the business, assets, liabilities, results of operations or prospects of the Company or the Distributor since the date of the Fairness Opinion, and this letter does not and shall not be deemed to modify the scope, assumptions, qualifications, limitations, conclusions or other terms of the Fairness Opinion in any manner, except as specifically provided herein.

This letter is for the use and benefit of the Board of Directors and the Special Committee.

The Fairness Opinion contains an assumption (the “Consolidation Assumption”) that “the Distributor will be consolidated with the Company for accounting purposes.” We included the Consolidation Assumption in the Fairness Opinion because we were informed that the Company had determined, as of the date of the Fairness Opinion, that the Distributor would be consolidated with the Company for accounting purposes under generally accepted accounting principles.

We understand that the Company has now concluded that, following the closing of the Transaction, it will not consolidate the financial statements of the Distributor for accounting purposes, but rather intends to account for the financial statements of the Distributor using the equity method of accounting and to report the financial results of the Distributor in a note to the Company’s financial statements under generally accepted accounting principles. Further, we understand that the Company has delayed its previously scheduled shareholders meeting called for consideration of the Transaction in order to modify the Company’s proxy statement to reflect this change.

As a consequence of the foregoing, the Board of Directors and the Special Committee have inquired whether, in the absence of the Consolidation Assumption, and with the understanding of how the Company intends to account for the operations of the Distributor following the closing of the Transaction as described above, our opinion reached in the Fairness Opinion would have been different at the date of the Fairness Opinion. We understand that the Board of Directors of the Company has concluded that after giving effect to the Transaction, the non-consolidation of the Distributor with the Company for accounting purposes and the accounting for the Distributor as described above, is not material to the Company’s business or prospects or the value of the Genius Consideration to the Company and its Stockholders.

The Board of Directors and Special Committee

of Genius Products, Inc.

April 24, 2006

Based on the foregoing, we hereby confirm that the Consolidation Assumption was not material to our analysis and that without the Consolidation Assumption, and with the understanding of how the Company intends to account for the operations of the Distributor following the closing of the Transaction as described above, the Fairness Opinion, as of the date thereof, would have otherwise remained unchanged

Very truly yours,

JEFFERIES & COMPANY, INC.

Appendix C

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

GENIUS PRODUCTS, LLC

A DELAWARE LIMITED LIABILITY COMPANY

i

ii

iii

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

GENIUS PRODUCTS, LLC

A DELAWARE LIMITED LIABILITY COMPANY

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of Genius Products, LLC, is made as of                     , 2006, by and among The Weinstein Company Holdings LLC, a Delaware limited liability company (“WCO”), Genius Products, Inc., a Delaware corporation (“Genius”), the W-G Holding Corp., a Delaware corporation (“W-G Holding”), and each other person who is or becomes a Member in accordance with the terms of this Agreement. Capitalized terms used herein without definition shall have the meanings set forth therefor in Article 1 of this Agreement.

WHEREAS, the Company was formed as The Weinstein Company Funding LLC pursuant to a Certificate of Formation filed in the office of the Secretary of State of the State of Delaware on May 10, 2005, and an Amended and Restated Limited Liability Company Agreement was entered into on May 17, 2005 (the “Original Agreement”);

WHEREAS, Members wish to change the name of the Company to Genius Products, LLC and amend and restate the terms and provisions of the Original Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein made and intending to be legally bound, the Members hereby agree to amend and restate in its entirety the Original Agreement as follows:

ARTICLE 1

DEFINITIONS

When used in this Agreement, the following capitalized terms shall have the meanings set forth below.

“Act” means the Delaware Limited Liability Act, Delaware Code Annotated Title 6, § 18-101 et seq., as the same may be amended from time to time.

“Additional Capital Contributions” means any capital contributions of the Members described in Section 4.4.

“Adjustment Factor” means 1.0; provided, however, that if:

(i) Genius (a) declares or pays a dividend on its outstanding Genius Common Stock in Genius Common Stock or makes a distribution to all holders of its outstanding Genius Common Stock in shares of Genius Common Stock, (b) splits or subdivides its outstanding Genius Common Stock, (c) effects a reverse stock split or otherwise combines its outstanding Genius Common Stock into a smaller number of shares of Genius Common Stock, (d) issues shares of Genius Common Stock in connection with the satisfaction of an indemnification obligation to the Company or any WCO Party pursuant to Section 8.3 of the Master Contribution Agreement (an “Indemnification Issuance”) or to pay any liability that would constitute an Excluded Liability (as such term is defined in the Master Contribution Agreement), (e) issues any Genius Common Stock pursuant to any Pre-closing Option or Warrant, (f) receives stock held in escrow pursuant to the Wellspring Agreement (the “Wellspring Shares”) or (g) issues shares of Genius Common Stock in connection with a Genius Exclusive Capital Transaction, the Adjustment Factor shall be adjusted by multiplying the Adjustment Factor in effect immediately prior to such event by a fraction, (i) the numerator of which shall be the number of shares of Genius Common Stock issued and outstanding on the record date for such dividend, distribution, split, subdivision, reverse split, or combination or the issue date of such Indemnification Issuance or Genius Exclusive Capital

Transaction (assuming for such purposes that such dividend, distribution, split, subdivision, reverse split, combination, Indemnification Issuance or Genius Exclusive Capital Transaction has occurred as of such time) and (ii) the denominator of which shall be the actual number of shares of Genius Common Stock (determined without the above assumption) issued and outstanding on the record date for such dividend, distribution, split, subdivision, reverse split, combination or the issue date of such Indemnification Issuance or Genius Exclusive Capital Transaction;

(ii) Genius distributes any rights, options or warrants (or other securities or rights convertible into, exchangeable for or exercisable for Genius Common Stock) to holders of its Genius Common Stock to subscribe for or to purchase or to otherwise acquire Genius Common Stock (or other securities or rights convertible into, exchangeable for or exercisable for Genius Common Stock) at a price per share less than the greater of (a) the Value of a share of Genius Common Stock and (b) the Market Price of a share of Genius Common Stock, on the record date for such distribution (each a “Distributed Right”), then the Adjustment Factor shall be adjusted by multiplying the Adjustment Factor in effect immediately prior to such distribution by a fraction (1) the numerator of which shall be the number of shares of Genius Common Stock issued and outstanding on the record date plus the maximum number of shares of Genius Common Stock purchasable under such Distributed Rights and (2) the denominator of which shall be the number of shares of Genius Common Stock issued and outstanding on the record date plus a fraction (x) the numerator of which is the maximum number of shares of Genius Common Stock purchasable under such Distributed Rights times the minimum purchase price per share of Genius Common Stock under such Distributed Rights and (y) the denominator of which is the greater of (a) the Value of a share of Genius Common Stock and (b) the Market Price of a share of Genius Common Stock, as of the record date; provided, however, that, if any such Distributed Rights expire or become no longer exercisable, then the Adjustment Factor shall be adjusted, effective retroactive to the date of distribution of the Distributed Rights, to reflect a reduced maximum number of shares of Genius Common Stock or any change in the minimum purchase price for the purposes of the above fraction; and

(iii) Genius shall, (a) by dividend or otherwise, distribute to holders of its Genius Common Stock evidences of its indebtedness or assets (including securities, but excluding any dividend or distribution referred to in subsection (i) above), which evidences of indebtedness or assets relate, in whole or in part, to assets not received by Genius pursuant to a pro rata Distribution by the Company to all holders of Units, or (b) pay any indemnification liability to the Company or any WCO Party pursuant to Article VIII of the Master Contribution Agreement, or pay any liability that would constitute an Excluded Liability (as such term is defined in the Master Contribution Agreement), and the funds to pay such liability were not raised, whether in whole or in part, through an Indemnification Issuance, then the Adjustment Factor shall be adjusted to equal the amount determined by multiplying the Adjustment Factor in effect immediately prior to the close of business on the date fixed for determination of shareholders entitled to receive such distribution, or the payment date of any indemnification liability, as the case may be, by a fraction (1) the numerator of which shall be the greater of (x) the Value of a share of Genius Common Stock and (y) the Market Price of a share of Genius Common Stock, on the date fixed for such determination or the payment date, as the case may be and (2) the denominator of which shall be the lower of (xx) the Value of a share of Genius Common Stock and (yy) the Market Price of a share of Genius Common Stock Value on the date fixed for such determination or the payment date, as the case may be, less the then fair market value (as determined by the Managing Member, subject to the W Holders’ right to dispute that determination pursuant to Section 11.17 hereof) of the portion of the evidences of indebtedness or assets so distributed or the amount of liability or obligation so paid or satisfied, as the case may be, applicable to one share of Genius Common Stock.

(iv) Shares of Genius Common Stock to be issued with respect to a Tendered Unit in connection with a redemption pursuant to Section 4.8 shall have a Value or Market Price (whichever is less) of less than the Floor Amount, the Adjustment Factor with respect to the redemption of such Tendered Unit shall be adjusted by multiplying the Adjustment Factor previously in effect by a fraction, (i) the numerator of which shall be the Floor Amount and (ii) the denominator of which shall lesser of the Value or Market Price of the shares of Genius Common Stock to be issued with respect to such Tendered Unit (without giving effect to this adjustment).

(v) W Units are reallocated pursuant to Section 4.1, the Adjustment Factor shall be adjusted by multiplying the Adjustment Factor previously in effect by a fraction, (i) the numerator of which shall be the number of G Units outstanding immediately prior to such reallocation and (ii) the denominator of which shall be the number of G Units outstanding immediately after such reallocation.

Any adjustments to the Adjustment Factor shall become effective immediately after the effective date of such event, retroactive to the record date, if any, for such event. For illustrative purposes, examples of adjustments to the Adjustment Factor are set forth on Exhibit C attached hereto.

“Affiliate” means any individual, partnership, corporation, trust or other entity or association, directly or indirectly, through one or more intermediaries, Controlling, Controlled by, or under common Control with a Member.

“Agreement” means this Amended and Restated Limited Liability Company Agreement, as originally executed and as the same may be amended from time to time.

“Assignee” means a Person to whom one or more Class W Units have been transferred as permitted under this Agreement, but who has not become a substitute Member, and who has the rights set forth in Section 8.2 hereof.

“Available Cash” means the Company’s cash on hand and available undrawn borrowings, less the amount that, in the Managing Member’s reasonable judgment, the Company should retain in order to fulfill its business purposes.

“Bankruptcy” means, with respect to a Person, that such Person (i) is dissolved; (ii) becomes insolvent or fails or is unable or admits in writing its inability generally to pay its debts as they become due; (iii) makes a general assignment or arrangement with or for the benefit of its creditors; (iv) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for the winding-up or liquidation of such Person, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (a) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for the winding-up or liquidation of such Person or (b) is not dismissed, discharged, stayed or restrained in each case within sixty (60) days of the institution or presentation thereof; (v) has a resolution passed for its winding-up or liquidation; (vi) seeks or becomes subject to the appointment of an administrator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (regardless of how brief such appointment may be, or whether any obligations are promptly assumed by another entity or whether any other event described in this clause (vi) has occurred and is continuing); or (vii) is the subject of any event which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (i) through (vi) (inclusive) of this definition.

“Business Day” means any day other than a Saturday, Sunday or legal holiday under the laws of the State of California or any other day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

“Capital Account” means the account maintained for a Member in accordance with Section 4.2.

“Capital Contribution” means, with respect to each Member, the capital contributions made my such Member from time to time.

“Cash Amount” means an amount of cash equal to the product of (a) the greater of the Value or Market Price of a share of Genius Common Stock and (b) the Genius Common Stock Amount, determined as of the applicable Valuation Date.

“Certificate of Formation” means the Certificate of Formation for the Company originally filed with the Delaware Secretary of State as subsequently amended from time to time.

“Class G Units” means (i) that certain class of Units granted to Genius on the Effective Date and from time to time upon the making of any Additional Capital Contribution pursuant to Section 4.4.2 of this Agreement and (ii) any Class W Units that are converted into Class G Units pursuant to Section 4.8.4(a) of this Agreement.

“Class W Units” means that certain class of Units owned by WCO and W-G Holding on and as of the Effective Date, and from time to time, including pursuant to Sections 4.1.2(d) and (e) of this Agreement upon the Company’s or a WCO Party’s, respectively, satisfaction of any liability to which they may be entitled to indemnification from Genius under Section 8.3 of the Master Contribution Agreement.

“Class W Prior Approval” the written prior approval of WCO.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, the provisions of succeeding law, and to the extent applicable, the Treasury Regulations.

“Company” means Genius Products, LLC, a Delaware limited liability company.

“Control” means, when used with respect to any Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Covered Products” shall have the meaning given to it under the Distribution Agreement.

“Current Genius Business” means all of (i) the development, licensing, sale, distribution and/or other exploitation (collectively, “Exploitation”) of entertainment-based programs and productions on DVD and other home-video and personal audiovisual formats, which programs and productions include without limitation theatrical motion picture productions, television programs and productions, documentary and other non-fiction programs and productions, health and wellness-oriented programs and productions, and children’s and family-oriented programs and productions; (ii) Exploitation of music and other recordings on CD and other audio formats; (iii) Exploitation of internally-developed and/or licensed intellectual properties (e.g., Baby Genius, Berliner Film Company, etc.) and products including toys, books, video games, apparel and the like; and (iv) Exploitation of licensed U.S. and international consumer brands (e.g., Bazooka, TV Guide, Sundance, etc.) in and in connection with brand-relevant Genius products and content.

“Cut-Off Date” means the tenth (10th) Business Day after the Managing Member’s receipt of a Notice of Redemption.

“Distribution Agreement” means that certain Distribution Agreement, entered into between the Company and The Weinstein Company LLC (“Licensor”) and in effect on the Effective Date.

“Economic Interest” means a Member’s share of the Company’s net income, net losses and distributions of the Company’s assets pursuant to this Agreement and the Act, but shall not include any other rights of a Member, including, but not limited to, the right to vote or participate in the management of, or any right to information concerning, the business and affairs of the Company.

“Effective Date” means the closing date of the transactions contemplated by the Master Contribution Agreement.

“Fiscal Year” means the Company’s fiscal year, which shall correspond to its taxable year, as determined in accordance with the Code.

“Floor Amount” means an amount per Class W Unit equal to $60,000,000 divided by the number of Class W Units issued as of the Effective Date.

“Genius Charter” means the Amended and Restated Certificate of Incorporation of Genius, and as subsequently amended from time to time.

“Genius Bylaws” means the bylaws of Genius, and as subsequently amended from time to time.

“Genius Independent Board Members” means the members of the Board of Directors of Genius who are “independent,” as defined in the applicable listing standards of the primary stock exchange or trading market on which the Genius’ Common Stock is listed for trading, or if such term is not defined in such listing standards, then the listing standards of The Nasdaq Stock Market in effect from time to time.

“Genius Common Stock” means the common stock of Genius, par value $0.001 per share.

“Genius Common Stock Amount” means a number of shares of Genius Common Stock equal to the product of (i) the number of Tendered Units and (ii) the Adjustment Factor; provided, however, that, if Genius issues to holders of shares of Genius Common Stock as of a certain record date rights, options, warrants or convertible or exchangeable securities entitling Genius’ shareholders to subscribe for or purchase Genius Common Stock, or any other securities or property (collectively, the “Rights”), with the record date for such Rights issuance falling within the period starting on the date of the Notice of Redemption and ending on the day immediately preceding the Specified Redemption Date, which Rights will not be distributed before the relevant Specified Redemption Date, then the Genius Common Stock Amount shall also include such Rights that a holder of that number of shares of Genius Common Stock would be entitled to receive.

“Holder” means a Person who is the owner of any Class G Units, Class W Units or any other equity interest in the Company approved by the Managing Member (with Class W Prior Approval) from time to time in accordance with this Agreement; provided, however, that any such Holder will not be a Member unless and until such Holder has been admitted as a Member in accordance with the terms of this Agreement.

“Initial Members” means Genius, WCO and W-G Holding.

“Managing Member” means Genius, in its capacity as managing member of the Company, unless otherwise agreed by Genius and WCO (in its sole discretion), and as the Managing Member may be changed pursuant to Sections 3.8, 8.1 or 8.6 hereof.

“Market Price” on any date shall mean, with respect to any class or series of outstanding Genius Common Stock, the Closing Price for such Genius Common Stock on such date. The “Closing Price” on any date shall mean the last quoted or reported sales price, or, if not so quoted or reported, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Genius Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Genius Common Stock selected by the Managing Member, or the last sale price for such Genius Common Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Genius Common Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if such Genius Common Stock is not listed or admitted to trading on the New York Stock Exchange, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Genius Common Stock are listed or admitted to trading or, if no trading price is available for such Genius Common Stock, the fair market value of the Genius Common Stock, as determined in good faith by the Managing Member.

“Master Contribution Agreement” means the Master Contribution Agreement by and among Genius, Licensor, WCO and the Company, dated as of December 5, 2005, as amended on March 15, 2006 and April 24, 2006.

“Member” means each Initial Member, so long as such Initial Member holds a Membership Interest in the Company, and each Person who is hereafter admitted as a member in accordance with the terms of this Agreement and the Act, each in its capacity as a member of the Company.

“Membership Interest” means a Member’s entire interest in the Company (including the Member’s Economic Interest, the right to vote on or participate in the management of the Company as permitted by this Agreement and the right to receive information concerning the business and affairs of the Company).

“Net Income” and “Net Losses” shall have the meaning set forth in Exhibit D of this Agreement.

“Notice of Redemption” means any notice given from time to time to the Company by WCO that a holder of Class W Units (including WCO) elects to exercise its right (subject to the terms and conditions set forth herein) to require the Company to redeem the number of Class W Units held by such holder as specified in such notice; provided that no Notice of Redemption may be given prior to the one-year anniversary of the Effective Date.

“Percentage Interest” means: (i) with respect to any Distribution (and as of the applicable Distribution Date), allocation or calculation, a Member’s or Holder’s percentage of the total Units in the Company entitled to participate in such Distribution, allocation or calculation represented by the ratio of (w) such Member’s or Holder’s Units in the Company entitled to participate in such Distribution, allocation or calculation to (x) the total outstanding Units in the Company of all Members and Holders entitled to participate in such Distribution, allocation or calculation; and (ii) with respect to any matter in which a class or classes of Units are entitled to participate, including rights under Section 5.2, that percentage of the total Units in the Company so entitled to participate represented by the ratio of (x) such Member’s Units in the Company so entitled to participate to (y) the total outstanding Units in the Company so entitled to participate, provided, that, in no case shall any calculation of Percentage Interest exceed 100%.

“Permitted Transferee” means: (i) any corporation more than (20%) of the outstanding voting stock of which is owned by WCO or any of WCO’s Affiliates or in which WCO or any of WCO’s Affiliates have the right to appoint a majority of the board of directors, (ii) any partnership of which WCO or any of WCO’s Affiliates is the managing partner or in which WCO or any of WCO’s Affiliates hold partnership interests representing at least (20%) of such partnership’s capital or profits, (iii) any limited liability company of which WCO or any of WCO’s Affiliates is the manager or managing member or in which they hold the right to appoint a majority of such limited liability company’s board of managers or similar governing body, or in which WCO or any of WCO’s Affiliates hold membership or limited liability company interests representing at least (20%) of such limited liability company’s capital or profits, (iv) an Affiliate of WCO or (v) another Member.

“Person” means an individual, general partnership, limited partnership, limited liability company, corporation, trust, estate, real estate investment trust, association or any other entity.

“Pre-closing Options and Warrants” means any options, warrants or other securities convertible into common stock that are issued and outstanding as of the Closing Date (including options granted to employees in contemplation of the transactions under the Master Contribution Agreement or warrants issued in connection with the Financing Commitments contemplated by the Master Contribution Agreement) that are not considered outstanding in the calculation of outstanding shares used to determine the number of Class W Units deemed issued as of the Effective Date.

“Registration Rights Agreement” means that certain Registration Rights Agreement, entered into as of the Effective Date between Genius and WCO and W-G Holding.

“SEC” means United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Services Agreement” means that certain Services Agreement, entered into as of the Effective Date between the Company and Genius.

“Specified Redemption Date” means the later of (i) the tenth (10th) Business Day after the receipt by the Managing Member of a Notice of Redemption or (ii) in the case the Managing Member elects (with WCO’s consent as provided in Section 4.8.2) to conduct an Offering Funding, the Business Day following the date of the closing of the Offering Funding; provided, however, that the Specified Redemption Date, as well as the closing of a Redemption, or an acquisition of Tendered Units by the Company pursuant to Section 4.8.2 hereof, on any Specified Redemption Date, may be deferred, in the Managing Member’s sole and absolute discretion, for such time (but in any event not more than sixty (60) days in the aggregate) as may reasonably be required to effect, as applicable, compliance with the Securities Act or other law (including, but not limited to, (a) state “blue sky” or other securities laws and (b) the expiration or termination of the applicable waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended).

“Tax Matters Partner” means the Managing Member.

“Treasury Regulations” means the income tax regulations (including temporary) promulgated under the Code.

“Units” means the units of all classes of equity issued by the Company and approved by the Managing Member subject to Section 5.2.1(xi), each such class of equity representing the right to receive distributions pursuant to the terms of this Agreement and granting the Holder such other rights and privileges as set forth in this Agreement. The Units will initially consist of the Class G Units and the Class W Units. Initially, none of the classes of Units will be represented by certificates. If the Managing Member determines that it is in the interest of the Company to issue certificates representing the Units, certificates will be issued and the Units will be represented by such certificates. The number of Units initially issued to each Member or Holder thereof is set forth opposite such Member’s or Holder’s name on Exhibit A (as such Exhibit may be amended from time to time by the Managing Member).

“Valuation Date” means the date of any determination of Value or Market Price to be made pursuant to this Agreement, specifically including (i) in connection with a determination under Section 4.8, the date of receipt by the Managing Member of a Notice of Redemption or (ii) in connection with a determination under Section 4.7 the Company Repurchase Trigger Date, as the case may be or, if any such date is not a Business Day, the immediately preceding Business Day.

“Value” means, on any Valuation Date with respect to a share of Genius Common Stock, the volume weighted average of the daily Market Prices (as defined below) for thirty (30) consecutive trading days immediately preceding and including the Valuation Date. If the Genius Common Stock Amount includes Rights (as defined in the definition of “Genius Common Stock Amount”) that a holder of Genius Common Stock would be entitled to receive, then the Value of such Rights shall be determined by the Managing Member acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate, subject to WCO’s right to dispute such determination pursuant to Section 11.17 hereof.

“Video Ratio” shall have the meaning given to it under the Distribution Agreement.

ARTICLE 2

ORGANIZATIONAL MATTERS

2.1 Formation. Pursuant to the Act, the Company has been formed as a limited liability company under the laws of the State of Delaware by the filing of the Certificate of Formation with the Delaware Secretary of State by an “authorized person” within the meaning of the Act (solely for purposes of filing the Certification of Formation), which the Initial Members hereby adopt and approve. The Managing Member is hereby appointed an “authorized person” within the meaning of the Act. The rights and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be under the Act in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

2.2 Name. The name of the Company shall be Genius Products, LLC. The business of the Company may be conducted under that name or, upon compliance with applicable laws, any other name that the Managing Member deems appropriate or advisable. The Members shall file any fictitious name certificates and similar filings, and any amendments thereto, that the Managing Member considers appropriate.

2.3 Office and Agent. The Company shall continuously maintain a registered office and registered agent in the State of Delaware as required by the Act. The principal office shall be as the Managing Member may determine (with notice to all Members). The Company also may have such offices, anywhere within and without the State of Delaware, as the Managing Member from time to time may determine, or the business of the Company may require. The registered agent and registered office shall be as stated in the Certificate of Formation.

2.4 Members. The respective addresses of the Members are set forth in Exhibit A hereto. Upon its execution and delivery of this Agreement, without the need for any consent or action of any Person, each of Genius, WCO and W-G Holding are hereby admitted to or shall continue to be, as applicable, Members of the Company.

2.5 Purpose of the Company. The purpose of the Company is to (i) distribute certain home video products of Licensor and perform marketing, promotion and advertising services in connection with that distribution, pursuant to the terms of the Distribution Agreement, (ii) engage in the Current Genius Business (subject to the other terms hereof) and (iii) conduct such other lawful acts, businesses or activities as the Managing Member and the holders of a majority of the outstanding Class W Units may agree in their sole discretion. The Company shall have the power to do any and all acts necessary or advisable for the furtherance of its business and activities.

2.6 Term. The term of the Company shall be perpetual, unless earlier terminated following the occurrence of any event identified in Section 9.1. Upon such event, the Company shall be dissolved and its affairs wound up in accordance with Article 9.

2.7 Foreign Qualification. The Managing Member shall cause the Company to comply with all requirements necessary to qualify the Company as a foreign limited liability company in any jurisdiction in which the Company owns property or transacts business to the extent, in the reasonable judgment of the Managing Member, such qualification or registration is necessary or advisable for the protection of the limited liability of the Members or to permit the Company lawfully to own property or transact business. The Managing Member may, and, at the request of the Managing Member or any officer, each Member shall, execute, acknowledge, swear to and deliver any or all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue or terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

2.8 No Partnership. Except as set forth below, the Members intend that the Company shall not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member, or Holder shall be a partner or joint venturer of any other Member, holder of an Economic Interest, manager or officer for any purposes, and this Agreement shall not be construed to the contrary. The Members intend that the Company shall be treated as a partnership for federal and, to the extent possible, applicable state income and franchise tax purposes, and each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

ARTICLE 3

MEMBERS

3.1 Limited Liability. Except as expressly set forth in this Agreement or required under the Act, no Member or officer of the Company shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise, solely by reason of being a Member or an officer of the Company. Except as expressly set forth in this Agreement, in no event will any Member (or former Member) be obligated to guarantee any indebtedness or other obligations of the Company at any time outstanding or have any liability for the repayment or discharge of the debts and obligations of the Company or for the repayment of any Capital Contribution of any other Member.

3.2 Remuneration To Members. No Member shall receive any interest, salary, compensation, draw or reimbursement with respect to its Capital Contributions or its Capital Account. A Member may receive compensation or reimbursement for services rendered or expenses incurred on behalf of the Company or otherwise in its capacity as a Member, as provided in or contemplated by this Agreement or as may otherwise be authorized by the Managing Member, subject to Class W Prior Approval. Genius shall not be entitled to any compensation for services rendered to the Company solely in its capacity as Managing Member, except for reimbursement for reasonable expenses actually incurred by it on behalf of the Company.

3.3 Voting Rights. Except as provided in this Agreement or the Certificate of Formation, Members shall have no voting, approval or consent rights with respect to any matter, act, decision or document involving the Company or its business.

3.4 Admission of Additional Members. No new or substitute Members may be admitted to the Company, except pursuant to Section 5.2 or Article 8. Unless so admitted to the Company as a Member, no Person will be, or will be considered, a Member. The Company may elect to deal only with Persons so admitted as Members (including their duly authorized representatives). The Company will not be required to deal with any other Person (other than with respect to distributions to assignees pursuant to assignments in compliance with Article 8) merely because of an assignment or transfer of an Economic Interest to such Person. Any Distribution by the Company to the Person shown on the Company’s records as a Member or to its legal representatives, or to the assignee of the right to receive Company distributions as provided herein, will relieve the Company of all liability to any other Person who may be interested in such Distribution by reason of any other assignment by the Member or for any other reason.

3.5 Withdrawals or Resignations. No Member may withdraw or resign from the Company except pursuant to Article 8.

3.6 Members’ Meetings; Quorum; Votes. The Managing Member, any Member holding thirty percent (30%) or more of the Outstanding Units of the Company or the holders of a majority of outstanding Class W Units, may call for a meeting of the Members from time to time by written notice to the other Members; provided, however, that meetings of the Members shall not otherwise be required. At any Members’ meeting, the Managing Member shall appoint a person to preside at the meeting and a person to act as secretary of the meeting. The secretary of the meeting shall prepare minutes of the meeting, which shall be placed in the minute books of the Company. The Members may make use of telephones and other electronic devices to hold meetings if each Member may simultaneously participate with the other Members with respect to all discussions and votes of the Members. The Members may act without a meeting if the action to be taken is reduced to writing and approved and signed in advance by Members holding Units sufficient under the provisions of this Agreement or the Act to authorize or take such action at a meeting of the Members. The presence in person or by proxy of Members holding a majority of the outstanding Units, and Members holding a majority of the outstanding Class W Units shall constitute a quorum for any meeting of Members. Unless otherwise provided herein or under applicable law, each Member shall be entitled to cast one vote for each Unit it holds. Except as otherwise provided in this Agreement, the affirmative vote of a majority of the outstanding Units shall be effective to take any action by the Members.

3.7 Devotion of Time; Company Opportunities; Other Activities. Subject to the consent rights of Genius stockholders contained in the Genius Charter with respect to particular activities, the Class W Prior Approval rights pursuant to Section 5.2.1 hereof, and to the oversight of the Genius board of Directors, Genius shall devote all of its time and business efforts to (the “Genius Permitted Activities”):

(i) Promoting the business and interests of the Company, including without limitation (A) serving as the Managing Member hereunder, (B) conducting Genius Capital Transactions in furtherance of the business of the Company, (C) issuing securities under equity incentive plans to officers, directors, employees and consultants of the Company (subject to receipt of property of equal value by the Company), and (D) fulfilling Genius’s obligations under this Agreement and Genius’s other agreements with the Company or Licensor, as the same may be amended, modified or supplemented;

(ii) Holding the Class G Units and enforcing, fulfilling and managing Genius’s rights, duties, liabilities and obligations as a Member holding Class G Units;

(iii) Maintaining Genius’s status as a public reporting company with publicly traded securities, including without limitation (A) preparing public filings and registration statements, (B) registering securities of Genius for public sale, (C) arranging for accounting, audit and related services for Genius’s financial statements, (D) communicating with and providing reports to Genius stockholders and (E) handling investor and public relations;

(iv) Prosecuting, enforcing, exploiting, defending, settling, fulfilling and managing Genius’s rights, duties, liabilities and obligations arising in, under or from any of (A) the Excluded Assets, Excluded Liabilities or Contingent Dividend Rights, (B) such other assets, liabilities and agreements that Genius may acquire or become subject to, and (C) such securities as Genius may issue;

(v) Conducting Genius Capital Transactions solely to fund activities of Genius that are not provided for or reimbursed by the Company, provided that such activities constitute Genius Permitted Activities other than under this paragraph (v) (collectively, “Genius Exclusive Capital Transactions”);

(vi) Complying with all Legal Requirements (as such term is defined in the Master Contribution Agreement) that Genius is or may become subject to; and

(vii) Doing everything necessary, suitable, convenient or proper for, or in connection with, or incident to, the accomplishment of any of the foregoing activities;

and shall engage in no other business or conduct any other activities. WCO, its Affiliates and their respective officers, directors, members, managers, employees, partners and agents (the “WCO Parties”), shall devote whatever time, effort and skill as they deem appropriate for the operation of the Company and, notwithstanding any duty (contractual, fiduciary or otherwise) existing at law or in equity, are free to own interests in other businesses and undertakings and to pursue and engage other businesses, investments, activities and opportunities (collectively, “Other Interests”). The Company and the Managing Member are fully aware that the WCO Parties are engaged, and in the future will be engaged, in and conduct Other Interests which are, directly or indirectly, in competition with the Company or with each other, including as contemplated by Section 3.10 of this Agreement. Other than as expressly set forth in the Distribution Agreement, notwithstanding any duty (contractual, fiduciary or otherwise) existing at law or in equity, neither WCO nor any WCO Party will have any obligation to offer the Company, the Managing Member or any other Member or their respective Affiliates any Other Interests or the right to participate therein. None of the Company, the Managing Member nor their respective Affiliates will have any rights in any Other Interests in which WCO or any WCO Party engages outside of the Company by virtue of WCO’s or any WCO Party’s relationship to the Company or otherwise, and notwithstanding any duty (contractual, fiduciary or otherwise) existing at law or in equity, WCO and the WCO Parties shall not be required to disclose to the Company, the Managing Member or any other Member the existence or nature of any such Other Interests. The Company, the Managing Member and each Member hereby waives any conflict of interest related to such Other Interests, and the Company, the Managing Member and each Member agrees that it shall have no claim under fiduciary duty or any other principles to such Other Interests.

3.8 No Cessation of Membership Upon Bankruptcy. Except as provided in Section 4.7, a Person will not cease to be a member of the Company upon the happening, with respect to such Person, of any of the events specified in §18-304 of the Act, provided, however, WCO or its designee shall become the Managing Member immediately upon the occurrence of any Bankruptcy of Genius and Genius shall cease to be the Managing Member but shall continue to be a Member. Upon the occurrence of any event specified in §18-304 of the Act with respect to a Member, the business of the Company will be continued pursuant to the terms hereof without dissolution.

3.9 Enforcement of Rights against Member. Regardless of any provision to the contrary, nothing in this Agreement shall be construed to restrict or limit the ability of: (a) any Member to enforce any rights, arising from any contract or agreement, against the Company; or (b) the Company to enforce any rights arising from any contract or agreement against any Member. At the Company’s cost and expense, each of WCO and Genius is entitled on behalf of the Company to enforce against the other any of the terms of this Agreement or any other agreement between the Company and Genius or WCO, as applicable.

3.10 Content Acquisition Opportunities.

(a) The Company and the Managing Member agree that it is intended that the Company will not engage in Content Acquisition Opportunities, other than as provided in this Section 3.10. If the Managing Member or the Company is presented with a Content Acquisition Opportunity, the Company or the Managing Member, as applicable, shall promptly present such Content Acquisition Opportunity to WCO (a “Distributor Notification”) and WCO or any of the WCO Parties designated by WCO shall have the right to engage in the Content Acquisition Opportunity as provided herein.

(b) If WCO or any such WCO Party determines to engage in the Content Acquisition Opportunity, notwithstanding any duty (contractual, fiduciary or otherwise) existing at law or in equity, it may do so on whatever terms it deems appropriate without any further obligation to the Company (other than under the Distribution Agreement) or the Managing Member, and the Company and the Managing Member shall be prohibited from engaging in such Content Acquisition Opportunity. WCO or such WCO Party may notify the Company in writing (an “Election Notification”) of its determination to either engage in such Content Acquisition Opportunity or seek additional information with respect to such Content Acquisition Opportunity within thirty (30) days (reducible to ten (10) days for so-called “hot properties” or if exigent circumstances require such shorter period) after receipt of the applicable Distribution Notification. If WCO notifies the Company it or the designated WCO Parties do not desire to engage in such Content Acquisition Opportunity or if WCO or the designated WCO Party does not respond to the Distributor Notification with an Licensor Notification within the applicable period set forth above, the Company (but not the Managing Member) shall be free to engage in such Content Acquisition Opportunity for its own account without any further obligation to WCO, subject to any applicable required approvals under Section 5.2 of this Agreement; provided, if the terms or elements of the Content Acquisition Opportunity are modified so as to differ from the terms presented to WCO in any material respect that is more favorable to the Company, the Company and the Managing Member shall be required to again present the Content Acquisition Opportunity to WCO in accordance with this Section 3.10.

(c) For the avoidance of doubt, notwithstanding any duty (contractual, fiduciary or otherwise) existing at law or in equity, neither WCO nor any WCO Party shall have any obligation to present any Content Acquisition Opportunity to the Company or the Managing Member.

(d) For purposes of this Section 3.10, “Content Acquisition Opportunity” means the acquisition of any distribution or other rights in any audio, visual and/or audiovisual works of any kind or character, including, without limitation, “Motion Pictures” as such term is defined in the Distribution Agreement.

(e) Notwithstanding the foregoing, the Company and the Managing Member shall not be required to offer any Content Acquisition Opportunity that both (i) is consistent with Genius’ Current Business and not competitive with WCO’s business and (ii) requires aggregate fixed payments (e.g. advances, fixed purchase price, etc.) of less than $75,000 for any individual acquisition or series of related acquisitions; provided, however that in no event shall all fixed payments related to such qualifying Content Acquisition Opportunities in any year exceed the lesser of (a) $2,000,000 in the aggregate or (b) the amount budgeted for acquisitions as set forth in the Company’s annual budget. Notwithstanding the definition of the Current Genius Business, the Company shall not enter into any Content Acquisition Opportunity that is competitive with WCO’s business (e.g., feature films) and shall not enter into any such Content Acquisition Opportunity without specific prior written approval from WCO and without first presenting such Content Acquisition Opportunity to WCO pursuant to Sections 3.10 (a) and (b) above. Any Content Acquisition Opportunity entered into by the Company shall be on customary industry terms (e.g. customary royalties or distribution fees) and the Company shall not structure any Content Acquisition Opportunity so as to avoid or circumvent its obligation to offer such Content Acquisition Opportunity to WCO or the WCO Parties as required hereunder or otherwise in a manner that frustrates the intent of this Section 3.10, including but not limited to offering terms that are not consistent with industry standards. By way of example, the Company shall not achieve an advance within the $75,000 and $2 million limits set forth above by offering non-standard terms in other areas, such as higher than customary royalties or lower than customary distribution fees.

(f) The provisions of this Section 3.10 shall terminate upon the termination or expiration of the Distribution Agreement (or any successor or replacement agreement with WCO).

ARTICLE 4

CLASSES OF UNITS INTERESTS AND CAPITAL CONTRIBUTIONS

4.1 Classes of Units.

4.1.1 Class G Units

(a) Grants. As of the Effective Date, the total number of Class G Units issued to Genius will represent 30% of the total Units of the Company in an amount determined as provided in Exhibit A. Additional Class G Units will be granted to such Persons, at such times and in such amounts, in accordance with Section 4.4.2, Section 4.8.4(a) and as the Managing Member may determine with Class W Prior Approval in accordance with Section 5.2. The grant of Class G Units as of the Effective Date is set forth on Exhibit A.

(b) Rights. Holders of Class G Units are entitled to participate in Distributions as provided in Section 6.1 and Section 6.2 and to such other voting, distribution and participation rights as set forth in this Agreement.

4.1.2 Class W Units

(a) Grants. As of the Effective Date, the total number of Class W Units owned by WCO and W-G Holding will represent 70% of the total Units of the Company in an amount determined as provided in Exhibit A. Additional Class W Units will be granted to such Persons, at such times and in such amounts, in accordance with Section 4.1.2(d) and Section 4.1.2(e) and as the Managing Member may determine with Class W Prior Approval in accordance with Section 5.2. The number of Class W Units as of the Effective Date is set forth on Exhibit A.

(b) Rights. Holders of Class W Units are entitled to participate in Distributions as provided in Section 6.1 and Section 6.2 and to such other voting, distribution and participation rights as set forth in this Agreement.

(c) Repurchase and Redemption. Class W Units are subject to repurchase or redemption only in accordance with Sections 4.7 and 4.8 of this Agreement.

(d) Additional Class W Units Upon Company Indemnification. If the Company pays, discharges or otherwise satisfies or assumes any liability or obligation for which it is entitled to indemnification from Genius pursuant to Section 8.3 of the Master Contribution Agreement, the Company shall redeem from Genius (without any further payment to Genius) a number of Class G Units, and issue to the holders of Class W Units (without any further payment by such holders) a number of additional Class W Units, in an amount equal to the following formula:

U = (L * P) / V

where:

U	=	the number of Class G Units to be redeemed from Genius and Class W Units to be issued to the holders of Class W Units pursuant to this Section 4.1.2(d);

L	=	the amount paid, discharged or otherwise satisfied or assumed by the Company in satisfaction of such liability or obligation;

P	=	the Percentage Interest of the holders of Class W Units immediately prior to the redemption of Genius’ Class G Units and the issuance of additional Class W Units pursuant to this Section 4.1.2(d); and

V	=	the lesser of the Value or the Market Price of Genius Common Stock as of the date of the Company’s satisfaction, payment, discharge or assumption of such liability or obligation (whichever occurs first).

(e) Additional Class W Units upon WCO Payment of Genius Indemnification. If WCO or any WCO Party pays, discharges or otherwise satisfies or assumes any liability or obligation for which it is entitled to indemnification from Genius pursuant to Section 8.3 of the Master Contribution Agreement, the Company shall redeem from Genius (without any further payment to Genius) a number of Class G Units, and issue to the holders of Class W Units (without any further payment by such holders) a number of additional Class W Units, in an amount equal to the following formula:

U = L / V where:

U	=	the number of Class G Units to be redeemed from Genius and Class W Units to be issued to holders of Class W Units pursuant to this Section 4.1.2(e);

L	=	the amount paid, discharged or otherwise satisfied or assumed by WCO or any WCO Party in satisfaction of such liability or obligation;

V	=	the lesser of the Value or the Market Price of Genius Common Stock as of the date of the WCO’s or any WCO Party’s satisfaction, payment, discharge or assumption of such liability or obligation (whichever occurs first).

Examples of the operation of this Section 4.1(d) and (e) are attached hereto as Exhibit 4.1.

4.2 Capital Accounts. A separate Capital Account shall be maintained for each Member in accordance with Exhibit D hereto. No Member shall be personally liable for or be required to restore any deficit Capital Account balance.

4.3 Initial Contributions by Genius. Concurrently with the execution of this Agreement, Genius shall, pursuant to the Master Contribution Agreement, contribute to the Company all of the assets, rights and properties required to be contributed by Genius therein, whether tangible or intangible, including its right, title and interest in and to any real property.

4.4 Additional Capital Contributions.

4.4.1 No Obligation. Except as set forth in Section 4.3 or this Section 4.4, no Member or Affiliate of a Member shall be required to make a Capital Contribution, loan or advance to the Company or guarantee or make any other financial commitment with respect to any debt or other obligation of the Company, including to fund operations of the Company or meet any tax liabilities of the Members (including tax liabilities arising from phantom income).

4.4.2 Additional Capital Contributions.

(a) Genius shall contribute to the Company the net proceeds (including, without limitation, cash, securities, assets or other property) received from (i) any private placement, public offering or other sale or disposition after the Effective Date of Genius Common Stock, or securities convertible into or exchangeable for Genius Common Stock (a “Genius Convertible Security”), or upon the exercise, conversion or exchange of a Genius Convertible Security or (ii) the sale of Property, incurrence of indebtedness, recapitalization or refinancing, or from any other capital raising transaction (each transaction described in clause (i) or (ii) above, a “Genius Capital Transaction”) as an Additional Capital Contribution, provided, however, that the consideration received by Genius upon exercise of Pre-closing Options or Warrants (or any Property acquired solely with such consideration) shall not be required to be contributed to the Company; provided further that if the Genius Capital Transaction is the issuance of indebtedness, such indebtedness shall not be contributed as capital but instead shall be loaned to the Company on terms agreed upon by the Members.

(b) Not later than three (3) Business Days following the consummation of any Genius Capital Transaction, Genius shall transfer the net proceeds therefrom to the Company. Except to the extent that such Genius Capital Transaction constituted an Indemnification Issuance or a Genius Exclusive Capital Transaction or the payment of the exercise price from the exercise, conversion or exchange of a Genius Convertible Security outstanding on the Effective Date, following receipt by the Company of the net proceeds or assets or other value received from a Genius Capital Transaction, the Managing Member shall promptly cause the Company to issue to Genius a number of additional Class G Units equal to the number of shares of Genius Common Stock actually issued in the Genius Capital Transaction covered by clause (i) of the definition thereof, provided, that, if Genius has issued a Genius Convertible Security in the Genius Capital Transaction, the Company shall instead provide Genius with the contingent right to be issued a number of additional Class G Units only upon the exercise or conversion of such Genius Convertible Security and contribute to the Company the net proceeds received therefrom, the amount of such Class G Units so issuable equal to the number of shares of Genius Common Stock actually issued upon such exercise or conversion), provided, that for purposes of calculating the number of additional Class G Units issuable to Genius pursuant to this Section 4.4.2(a), there shall be disregarded any (1) declaration or payment of a dividend on outstanding Genius Common Stock in Genius Common Stock or distribution to holders of outstanding Genius Common Stock in shares of Genius Common Stock, (2) split or subdivision of outstanding Genius Common Stock or (3) reverse stock split or other combination of Genius Common Stock into a smaller number of shares of Genius Common Stock, that may have occurred after the Effective Date. For example, if there occurs a 2-for-1 stock split of Genius Common Stock after the Effective Date and Genius thereafter issues 100 new shares in a Genius Capital Transaction, the Company would only issue 50 Class G Units in connection with the contribution of net proceeds from that Genius Capital Transaction.

(c) For purposes of clarification, in no event will any Class G Units be issued to Genius pursuant to this Section 4.4.2 or otherwise in connection with an Indemnification Issuance or Genius Exclusive Capital Transaction, whether or not Genius contributes the proceeds therefrom to the Company.

(d) No Member will be required to lend any funds to the Company or to make any additional contribution of capital to the Company, except as otherwise required by applicable law, any binding Agreement entered into after the Effective Date or by this Section 4.4.2. Any Member or Affiliate of a Member may, with the consent of the Managing Member and subject to the provisions of this

Section 4.4.2, Section 5.2 and any other senior loan, credit or financing agreement of the Company, lend or advance money to the Company or a subsidiary, make loans to the Company or a subsidiary or guaranty any loans made to the Company or a subsidiary by a third party lender or any Affiliate of any Member that is a commercial lending institution, and any such loan or guaranty by a Member or an Affiliate of a Member will not be considered to be a Capital Contribution unless otherwise provided in the agreement relating to such loan or guaranty or as otherwise determined by the Managing Member. It is contemplated that the Company may engage in borrowing in connection with the operations of its business, provided, however, that Genius shall not be entitled to create any pledge, lien, encumbrance or restriction of any kind upon its rights or interests under the Distribution Agreement without WCO’s prior written consent in its sole discretion.

4.5 [Intentionally left blank]

4.6 Withdrawal of Capital Contributions. Except as otherwise provided in or contemplated by this Agreement, no Member shall demand or receive a return of any Capital Contributions or otherwise withdraw from the Company without the consent of all Members. Under circumstances requiring a return of any Capital Contributions, no Member shall have the right to receive property other than cash except as may be specifically provided herein.

4.7 Repurchase of Class W Units.

4.7.1 Company Repurchase Right. At any time prior to December 31, 2009, if (i) Licensor terminates the Company’s right and obligation to distribute Covered Products pursuant to Section 19(A)(3) or 19(A)(4) of the Distribution Agreement and the Annual Video Ratio or Semi-Annual Video Ratio, as applicable, giving rise to such termination is more than 50% (as calculated pursuant to the terms of the Distribution Agreement) or (ii) Licensor enters Bankruptcy and does not (x) continue to substantially perform its obligations under the Distribution Agreement, or (y) provide for Licensor’s obligations being assumed under the Distribution Agreement by or through a successor in a manner satisfactory to Licensor, Affiliate or other Person, then the Company may repurchase from WCO and W-G Holding (proportionately in a accordance with their respective Percentage Interests) a portion of the Class W Units owned by them on the Effective Date as provided below (the “Company Repurchase Right”). The date of the event giving rise the Company Repurchase Right is the “Company Repurchase Trigger Date”). The purchase price to be paid to WCO and W-G Holding for the repurchase of Class W Units upon the exercise of the Company Repurchase Right shall be an amount equal to 75% of the Cash Amount WCO or W-G Holding would receive under Section 4.8 hereof upon a Redemption of Tendered Units, where the number of Tendered Units shall be deemed to equal the number of Class W Units to be repurchased.

The portion of the Class W Units subject to the Company Repurchase Right during any calendar year shall be determined as follows:

Year of Term	Portion of Units Subject to Repurchase
1/1/06 – 12/31/06	60%
1/1/07 – 12/31/07	30%
1/1/08 – 12/31/08	20%
1/1/09 – 12/31/09	10%

4.7.2 No Company Repurchase Right. For purposes of clarification, if at any time prior to December 31, 2009, Licensor terminates the Company’s right and obligation to distribute Covered Products pursuant to Section 19(A)(3) or 19(A)(4) of the Distribution Agreement and the Annual Video Ratio or Semi-Annual Video Ratio, as applicable, giving rise to such termination is less than 50% (as calculated pursuant to the terms of the Distribution Agreement), then the Company shall have no Company Repurchase Right to repurchase any portion of the Class W Units then held by WCO or W-G Holding.

4.7.3 Repurchase Procedure. The Managing Member shall determine in its discretion whether the Company shall exercise the Company Repurchase Right pursuant to Section 4.7.1 by the Majority Vote of the Genius Independent Board Members (as provided in the Genius Charter). Promptly following any termination of the Distribution Agreement giving rise to the Company Repurchase Right, but in any event within fifteen (15) Business Days thereafter (the “Repurchase Right Expiration Date”), the Company shall send a written notice (the “Repurchase Notice”) to WCO and W-G Holding setting forth: (i) whether the Company is exercising its Company Repurchase Right, (ii) the portion of WCO’s and W-G Holding’s Class W Units then subject to the Company’s Repurchase Right that the Company wishes to repurchase and (iii) the Managing Member’s calculation of the higher of the Value or the Market Price for the Class W Units that it is offering to repurchase, and its methodology in arriving at such calculation. Following receipt of the Repurchase Notice, WCO shall confirm the Managing Member’s calculation of the higher of the Value or the Market Price to be paid for the Class W Units then being repurchased, and WCO and the Managing Member shall in good faith agree upon the date of the closing for such repurchase, such closing to occur not later than sixty (60) days after the Repurchase Right Expiration Date. At the closing of the Company’s repurchase of WCO’s and W-G Holding’s Class W Units, the Company shall deliver the repurchase price to be paid for the Class W Units being repurchased to or as directed by WCO in immediately available funds by wire transfer or certified check. The Company Repurchase Right shall terminate and be of no further force or effect if the Company has not exercised that right on or before the Repurchase Right Expiration Date by delivery of a Repurchase Notice to WCO, and any Class W Units for which the Company does not exercise its Company Repurchase Right as indicated in a Repurchase Notice shall no longer be subject to a Company Repurchase Right and shall be held by WCO or W-G Holding free and clear of any claims or rights in favor of the Company arising under this Section 4.7.

4.7.4 Disputes Regarding Termination. Any disputes regarding a termination of the Company’s rights to distribute Covered Product under the Distribution Agreement shall be resolved pursuant to the terms of the Distribution Agreement and not under this Agreement. Unless grounds exist to exercise the Company Repurchase Right other than termination of the Distribution Agreement (i.e., a repurchase triggered by clause (ii) of the first sentence of Section 4.7.1), until the final resolution of any such dispute, the Company may not exercise its Company Repurchase Right with respect to any portion of WCO’s or W-G Holding’s Class W Units as otherwise provided in this Section 4.7, and each of WCO and W-G Holding shall retain full title and ownership of all Class W Units then held by it, free and clear of any liens, claims, encumbrances or rights of set off of any kind, and shall be entitled to exercise all of its rights and receive all of the benefits as a Holder of all of its Class W Units hereunder (including, without limitation, the right to receive Distributions or to decide upon a Class W Prior Approval). The repurchase procedures upon exercise of a Company Repurchase Right (other than the running of the period for the Managing Member’s determination of whether to exercise the Company Repurchase Right that ends on the Repurchase Right Expiration Date) shall be stayed until the final resolution of any suit properly filed by the Company or Licensor in good faith pursuant to the terms of the Distribution Agreement and thereafter actively prosecuted that disputes or seeks declaratory relief regarding WCO’s right to terminate the Distribution Agreement. Notwithstanding any dispute regarding a termination of the Distribution Agreement that may have occurred or be ongoing, the Valuation Date for the determination of the Cash Amount payable upon exercise of a Company Repurchase Right shall be the Company Repurchase Trigger Date.

4.8 Redemption Rights Holder of Class W Units.

4.8.1 WCO shall have the right (subject to the terms and conditions set forth herein) to require the Company to redeem all or a portion of the Class W Units held by a Tendering Party (as defined below) and not subject to a Company Repurchase Right under Section 4.7 (such Class W Units being hereafter “Tendered Units”) in exchange (a “Redemption”) for a number of shares of Genius Common Stock calculated as determined below. Any Redemption shall be exercised pursuant to a Notice of Redemption delivered to the Company and the Managing Member by WCO when WCO exercises the Redemption right on behalf of itself, as a holder of Class W Units, or on behalf of another holder of Class W Units (such party the “Tendering Party”). The Tendering Party shall submit such information, certification or affidavit as the Managing Member may reasonably require in connection with the restrictions and limitations of the

Genius Charter to any such acquisition. On the Specified Redemption Date the Tendering Party shall transfer such number of the Tendered Units to the Company in exchange for a number of shares of Genius Common Stock (and Rights, if applicable) equal to the Genius Common Stock Amount as of the Specified Redemption Date. Genius unconditionally agrees to deliver to the Company such number of shares of Common Stock of Genius (and Rights, if applicable) sufficient to enable the Company to meet its obligation under this Section 4.8.1. The Genius Common Stock Amount shall be delivered to the Company and issued in the name of the Tendering Party on the Specified Redemption Date as duly authorized, validly issued, fully paid and non-assessable Genius Common Stock and, if applicable, Rights, free of any pledge, lien, encumbrance or restriction, other than restrictions provided in the Genius Charter, the Genius Bylaws, the Securities Act and relevant state securities or “blue sky” laws. The shares of Genius Common Stock issued pursuant to this Section will be “Registrable Securities” as defined in the Registration Rights Agreement. Genius will at all times reserve and keep available, solely for the issuance and delivery upon the redemption of Class W Units as provided herein, that number of shares of Genius Common Stock, and such other stock, securities or property, as from time to time shall be issuable upon the redemption of all outstanding Class W Units. If any unreasonable delay arises in such delivery, Genius will use its reasonable efforts to provide the Tendering Party with all indicia of ownership of such Genius Common Stock, including, without limitation, rights to vote or consent, receive dividends, and exercise rights, as of the Specified Redemption Date, except for dividends declared prior to the Cut-Off Date. Genius Common Stock issued upon an acquisition of the Tendered Units by the Company pursuant to this Section 4.8.1 may contain such legends regarding restrictions under the Securities Act and applicable state securities laws as the Managing Member in good faith determines to be necessary or advisable in order to ensure compliance with such laws.

Notwithstanding anything to the contrary contained above, if a Tendering Party receives shares of Genius Common Stock as provided in this Section 4.8.1, and after the receipt of such shares, Genius (x) makes an Indemnification Issuance or issues securities in an Genius Exclusive Capital Transaction (“Exclusive Issuance”) that would have resulted in an adjustment to the Adjustment Factor under clause (i)(d) of the definition thereof, (y) makes an indemnification payment that would have resulted in an adjustment to the Adjustment Factor under clause (iii) of the definition thereof or (z) issues shares of Common Stock pursuant to Pre-closing Options or Warrants (“Option Shares”), in each case that would have resulted in an adjustment to the Adjustment Factor under clause (i)(e) of the definition thereof had Indemnification Issuance, Exclusive Issuance, indemnification payment, or the issuance of such Option Shares occurred prior to the issuance of shares of Genius Common Stock under this Section and which would have resulted in additional shares of Genius Common Stock being issued to the Tendering Party (“Additional Shares”), the Managing Member shall issue such Additional Shares to the Tendering Party and Genius shall provide such Additional Shares to the Company to be delivered to the Tendering Party as provided in this Section 4.8.1 as if such Additional Shares had been issued on the Specified Redemption Date and this Section 4.8.1 shall otherwise apply to such Additional Shares.

4.8.2 Notwithstanding the foregoing, at the request of the Company and with the consent of WCO (which may be withheld in WCO’s sole discretion):

(a) The Company may deliver to the Tendering Party an amount equal to the Cash Amount in lieu of the Genius Common Stock Amount payable on the Specified Redemption Date; or

(b) the Managing Member on behalf of the Company may elect to raise funds for the payment of the Cash Amount either (a) by contribution by Genius of funds from the proceeds of a private placement or registered public offering (each, an “Offering Funding”) by Genius of a number of Genius Common Stock (“Offering Funding Shares”) or (b) from any other sources (including, but not limited to, the sale of any Property and the incurrence of additional Debt) available to Genius or the Company.

Promptly upon the Company’s receipt of the Notice of Redemption, the Managing Member shall give notice (a “Single Funding Notice”) to all holders of Class W Units having Redemption rights pursuant to this Section 4.8 and request that WCO elect whether or not to effect a Redemption of any such holders’ Class W Units to be funded through an Offering Funding (if an Offering Funding has been requested by the

Company) or otherwise. If WCO elects to effect such a Redemption on behalf of any such holder of Class W Units (including itself), it shall give notice thereof and of the number of Class W Units to be made subject thereto in writing to the Managing Member within ten (10) Business Days after receipt of the Single Funding Notice, and such holder of Class W Units shall be treated as a Tendering Party for all purposes of this Section 4.8.

4.8.3 A Tendering Party shall have no right to receive distributions with respect to any Tendered Units (other than the Cash Amount) paid after delivery of the Notice of Redemption, whether or not the Company’s record date for such distribution precedes or coincides with such delivery of the Notice of Redemption; provided, however, that if the Company elects to fund the Cash Amount with the proceeds of an Offering Funding pursuant to Section 4.8.2 hereof, and WCO has consented to an Offering Funding, the Tendering Party’s right to receive distributions shall not be suspended as hereinbefore provided and such Tendering Party shall have the right to receive distributions actually made hereunder prior to the date of the closing of the Offering Funding whose proceeds are used to pay the Cash Amount. In the event of a Redemption, the Cash Amount shall be delivered by wire transfer, certified check or as otherwise instructed by the Tendering Party (with WCO’s consent).

4.8.4 Notwithstanding anything herein to the contrary, with respect to any Redemption pursuant to this Section 4.8:

(a) To the extent Genius provides shares of Genius Common Stock or funding to pay the Cash Amount, each Class W Unit acquired by the Company pursuant to Section 4.8.1 hereof shall be transferred to Genius and be converted into and deemed to be a Class G Unit.

(b) No Tendering Party may effect a Redemption for less than five hundred (500) Class W Units or, if such Tendering Party holds (as a Member or, economically, as an Assignee) less than five hundred (500) Class W Units, all of the Class W Units held by such Tendering Party.

(c) The consummation of such Redemption shall be subject to the expiration or termination of the applicable waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(d) The Tendering Party shall continue to own (subject, in the case of an Assignee, to the provisions of Section 8.2 hereof) all Class W Units subject to any Redemption, and be treated as a Member or an Assignee, as applicable, with respect to such Class W Units for all purposes of this Agreement, until such Class W Units are either paid for by the Company pursuant to Section 4.8.1 hereof or transferred to the Company and paid for by the issuance of the Genius Common Stock, pursuant to Section 4.8.2 hereof on the Specified Redemption Date, except to the extent that the Tendering Party obtains indicia of ownership of Genius Common Stock pursuant to the penultimate sentence of Section 4.8.1.

4.9 Redemptions. Except with respect to the Class W Units as provided in Section 4.1(d) or (e) or Section 4.8, without the Class W Prior Approval, the Company will not acquire, by purchase, redemption or otherwise, any Units of any class or type of any Member or Holder without offering to purchase, on the same terms and conditions, a proportionate share of the Units of such class or type of all other applicable Members or Holders. Except as provided in Section 4.8.4(a), any Units so acquired by the Company will be deemed canceled.

ARTICLE 5

GOVERNANCE

5.1 Management Through the Managing Member. The management of the Company is vested in the Managing Member, which shall have the power and authority to manage and direct the business and affairs of the Company under the terms and conditions of this Agreement. Except as otherwise expressly provided in this Agreement, the Members shall not participate in the control of the Company and shall have no right, power or authority to act for or on behalf of or otherwise bind, the Company. Except as expressly provided in this

Agreement or required by any non-waiveable provisions of applicable law, Members shall have no right to vote on or consent to any other matter, act, decision or document involving the Company or its business. The Managing Member shall be deemed to owe the same fiduciary duties to the Members that directors of Delaware corporations owe to that corporation’s stockholders under Delaware law.

5.2 Limitations on the Authority of the Managing Member. The Managing Member’s authority to run the business and affairs of the Company is subject only to the limitations in this Sections 5.2. The Managing Member shall take no actions on behalf of the Company without a Class W Prior Approval with respect to any of the following matters in Section 5.2.1 below:

5.2.1 For so long as WCO, W-G Holding and their transferees beneficially own Units comprising at least 20% of the outstanding Units of the Company, the Managing Member shall take no actions on behalf of the Company (and the Company shall take no action through any subsidiary) without the Class W Prior Approval with respect to:

(i) taking or purporting to take actions in contravention of or engaging in activities inconsistent with this Agreement or the Distribution Agreement;

(ii) creating or assuming any indebtedness or liability, or providing any indirect financial assistance, or assuming any mortgage, charge or other encumbrance on any property of the Company;

(iii) selling, leasing, exchanging or disposing of, by any means, a property or assets of the Company having a value in excess of $100,000;

(iv) entering into or effecting any conversion, consolidation or merger involving the Company;

(v) to the fullest extent permitted by law, taking any action to liquidate or dissolve the Company;

(vi) entering into, amending or waiving any contract with a Member or with any party that is not at arm’s length (including amending any provision of, or making any election under, the Services Agreement);

(vii) engaging, removing or replacing the Company’s independent auditors;

(viii) guaranteeing the liabilities or debts of any other Person than a subsidiary of the Company;

(ix) requiring any guarantee from any Member;

(x) declaring or making any Distribution, including any Distribution in-kind of Securities or other non-cash assets;

(xi) issuing or granting any Class G Units, Class W Units or any other Units, Membership Interests or Economic Interests in the Company (other than as provided in this Agreement);

(xii) utilizing subdistributors, or licensees, or outsourcing any functions relating to the Company’s performance under the Distribution Agreement;

(xiii) appointing or removing (A) the Company’s Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, or any other executive level officer or employee and (B) any other employee whose compensation is in excess of $150,000 per year;

(xiv) approving the annual or quarterly budget for the Company, or varying more than 10% from the amount budgeted for any particular material line item therein;

(xv) engaging in any debt or equity financing, refinancing, recapitalization or other capital raising transaction;

(xvi) approving or entering into any contracts, agreements, understandings or arrangements outside the ordinary course or providing for payments by or to the Company or obligations in excess of $100,000 per year;

(xvii) commencing or settling any litigation;

(xviii) licensing any item of product outside the ordinary course or on terms other than fair market value;

(xix) approving or adopting any material employee compensation plan or arrangement; and

(xx) creating any subsidiary or taking any of the actions described above with respect to any subsidiary.

5.3 Officers. The day-to-day management of the Company shall be vested in the officers of the Company under the supervision of the Managing Member.

5.3.1 Delegation. The Managing Member may appoint, employ or otherwise contract with any Persons for the transaction of the business of the Company or the performance of services for or on behalf of the Company, and the Managing Member may delegate to any such Persons such authority to act on behalf of the Company as the Managing Member may from time to time deem appropriate.

5.3.2 Appointment of President and Chief Executive Officer. Subject to the terms of the CEO employment agreement, the initial president and chief executive officer of the Company (the “President and Chief Executive Officer”), will be Trevor Drinkwater, subject to the terms of any employment agreement between the Company and Mr. Drinkwater in effect as of the Effective Date (as it may be amended in accordance with the terms of this Agreement).

5.3.3 Duties and Powers of President and Chief Executive Officer. Except as otherwise set forth herein, the President and Chief Executive Officer will be responsible for the general and active management of the business of the Company and will see that all orders and resolutions of the Managing Member are carried into effect. The President and Chief Executive Officer will report to the board of directors of the Managing Member and have the general powers and duties of management usually vested in the office of president and chief executive officer of a corporation organized under the General Corporation Law of the State of Delaware, and will have such other powers and duties as may be prescribed by the Managing Member or this Agreement. The President or Chief Executive Officer will execute bonds, mortgages and other contracts requiring a seal, under the seal of the Company, except where required or permitted by law to be otherwise signed and executed, and except where the signing and execution thereof will be expressly delegated by the Managing Member to some other officer or agent of the Company. The President and Chief Executive Officer will each devote substantially all of his or her business time to the conduct of the business of the Company.

5.3.4 Appointment of Other Officers. Except as set forth herein, the President and Chief Executive Officer may appoint officers at any time, and the officers may include one or more vice presidents, a secretary, one or more assistant secretaries, a chief financial officer, a treasurer, one or more assistant treasurers, a chief operating officer, and any other officers that the President and Chief Executive Officer deems appropriate. Except as set forth herein, the officers will serve at the pleasure of the Managing Member and the President and Chief Executive Officer, subject to all rights, if any, of such officer under any contract of employment. Any individual may hold any number of offices, and an officer may, but need not, be a Member of the Company. The officers will exercise such powers and perform such duties as specified in this Agreement or as determined from time to time by the Managing Member or by the President and Chief Executive Officer.

5.3.5 Removal; Resignation; Vacancy. Subject to this Agreement and to the rights, if any, of an officer under a contract of employment, any officer may be removed, either with or without cause, by the Managing Member or the President and Chief Executive Officer. Any officer may resign at any time by giving written notice to the Managing Member. Any resignation will take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation will not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the officer is a party. A vacancy in any office because of death, resignation, removal, disqualification or any other cause will be filled in the manner prescribed in this Agreement for regular appointments to that office.

5.3.6 Reliance. In exercising their authority and performing their duties under this Agreement, the officers shall be entitled to rely on information, opinions, reports or statements of (i) one or more employees or other agents of the Company or in subordinates whom the officer reasonably believes to be reliable and competent in the matters presented and (ii) any attorney, public accountant or other Person as to matters which the officer reasonably believes to be within such Person’s professional or expert competence, unless they have actual knowledge concerning the matter in question that would cause such reliance to be unwarranted.

5.4 Unanimous Consent of Members. Regardless of anything to the contrary in this Agreement, the Company may take any action contemplated under this Agreement if approved by the unanimous written consent of the Members.

5.5 Right of First Negotiation for Genius Financings. Notwithstanding anything to the contrary herein, if Genius decides to raise additional capital, whether by conducting a private placement, public offering or other sale or disposition of equity or debt securities, from any other incurrence of additional indebtedness or from the sale of any property, Genius shall first deliver a written notice thereof to WCO, which notice will set forth in reasonable detail all material terms and conditions of the proposed capital raising transaction. WCO will then have the option of negotiating with Genius to acquire the securities or property to be issued or sold in such capital raising transaction. If WCO elects to negotiate with Genius, Genius and WCO will negotiate in good faith to reach an agreement for the sale of the proposed properties or securities to WCO for a sixty (60) day period following notification. If, by the last day of said sixty (60) day period, Genius and WCO have not reached an agreement or a non-binding term sheet or letter of intent for the sale of Genius’ properties or securities to WCO, Genius shall be free to conduct such capital raising transaction with such other parties as it desires on the same terms and conditions in all material respects that were presented to WCO, provided, that Genius shall re-offer any transaction or financing to WCO as provided in this Section 5.5 if the terms at which such financing or transaction are proposed to be accomplished are materially less favorable to Genius in any respect than the terms of the transaction or financing initially presented to WCO.

ARTICLE 6

DISTRIBUTIONS, TAX MATTERS, AND ALLOCATIONS

6.1 Distributions. Subject to Section 6.2 below, Available Cash will be distributed to the Members and applicable Holders pro rata to each Holder of Units in accordance with its respective Percentage Interest, at such times as the Managing Member determines in its sole discretion, subject to Class W Prior Approval in accordance with Section 5.2 (each such distribution pursuant to this Section 6.1 being a “Distribution” and the date of such Distribution a “Distribution Date”).

6.2 Tax Distributions. During each Fiscal Year or within forty-five (45) days after the end thereof, the Company shall make distributions to each Member from Available Cash pro rata in accordance with their respective Percentage Interests in an aggregate amount equal to the Annual Target Tax Distribution. The “Annual Target Tax Distribution” shall mean the minimum amount which, if distributed to the Members in accordance with their respective Percentage Interests, would provide each Member with an amount at least equal to the excess of (A) the product of (i) the sum of the amount of net capital gain and the net amount of all items taxable at ordinary income rates (or deductible from ordinary income) allocable to such Member on such Member’s Schedule K-1 to the Company’s Form 1065 for such Fiscal Year, and (ii) the highest combined effective federal, state and local tax rate applicable to an individual resident in New York City, over (B) the aggregate amount of distributions received by such Member pursuant to Section 6.1 during such Fiscal Year. Amounts distributed pursuant to this Section 6.2 shall be referred to as “Tax Distributions.” Tax Distributions shall be estimated by the Tax Matters Partner on a quarterly basis and to the extent feasible shall be distributed to the Members on a quarterly basis to facilitate the payment of estimated taxes by the Members or their beneficial owners. Any Member shall have the option of deferring its right to receive Tax Distributions with respect to a Fiscal Year in favor of taking such Tax Distributions at such future time or times as such Member may elect. In the event that the amount of distributions made to the Members pursuant to this Section 6.2 with respect to any Fiscal Year are less than the amount of the Annual Target Tax Distribution calculated for such Fiscal Year, the shortfall shall carry over and be distributed to the Members in the next succeeding Fiscal Year (or, if necessary, in other succeeding Fiscal Years) as a priority distribution before distributions are made to the Members on account of the Annual Target Tax Distribution amounts calculated for the Fiscal Year(s) to which such shortfall is carried. If, as a result of an audit adjustment, amended return, or other cause that affects amount of income. gain, loss or deduction previously reported or that should have been reported on a Member’s or former Member’s Schedule K-1 to the Company’s Form 1065 with respect to a prior Fiscal Year, additional taxes, interest or penalties (collectively, “Back Taxes”) are imposed on such Member or former Member with respect to such prior Fiscal Year, the Annual Target Tax Distributions of each Member for such prior Fiscal Year shall be recalculated by including therein such Member’s Back Taxes and each Member or former Member shall receive a distribution equal to the additional Tax Distribution it would have received for such prior Fiscal Year based on the recalculated Annual Target Distributions. By way of clarification, no Tax Distribution shall be made in respect of Back Taxes incurred by any Member in connection with the acquisition by the Company of the distribution rights evidenced by the Distribution Agreement or the contributions by Genius or with respect to transactions undertaken or income allocated to a Member prior to the contributions by Genius.

6.3 Allocations of Net Income and Net Losses. All allocations of Net Income, Net Losses and any other items of income, gain, loss, deductions and credit of the Company shall be made in accordance with the provisions of Exhibit D hereto.

6.4 Tax Matters for the Company Handled by Tax Matters Partner. The Tax Matters Partner is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. The Tax Matters Partner shall have the authority and responsibility to arrange for the preparation of, and timely file, the Company’s tax returns. Notwithstanding the foregoing, (1) the Tax Matters Partner will promptly notify WCO of the commencement of any audit or similar proceedings and will give WCO prior notice of all scheduled telephonic or other meetings with the Internal Revenue Service or other taxing authority and copies of all notices or other written communications received from any taxing authority related thereto, (2) WCO will have the right to attend such meetings and to control any audit (with counsel of its own choice) to the extent it relates to the tax treatment of the transactions described in the Master Contributions Agreement, and (3) the Tax Matters Partner will not make any material election or decision under the Code or in connection with any audit without the approval of WCO, which shall not be unreasonably withheld. The selection of the Company’s independent accountants and, except as described in (2) above, outside legal counsel in connection with any audit or similar proceeding, shall be subject to the mutual approval of WCO and Genius. The Tax Matters Partner shall provide a draft copy of the Company’s federal information income tax return to WCO not less than twenty-one (21) days prior to the due date (with extensions) of such return for WCO’s review and approval. In applying any approval rights pursuant to this Section 6.4, WCO shall not be entitled to withhold its approval for any position on such draft return (or otherwise pursuant to this Section 6.4) for which there is (i) “substantial authority” within the meaning of Treasury Regulation Section 1.6662-4 (established, if requested by WCO, by the opinion of tax counsel to the Company); or (ii) if there is not substantial authority described in clause (i), a “reasonable basis,” within the meaning of Treasury Regulation Section 1.6662-3(b)(3) (also established, if requested by WCO, by the opinion of tax counsel to the Company), provided that WCO in each case shall not be required to approve a position if there is “substantial authority” for an alternative treatment advocated by WCO of the tax item or transaction in question and WCO is able to establish the existence of such “substantial authority” to the reasonable satisfaction of tax counsel or the accountants for the Company, in which case the position advocated by WCO shall be prevail. In exercising its authority under this Section 6.4 or otherwise under the Agreement, the Tax Matters Partner shall not bind any other Member in connection with any audit proceeding without the consent of such Member. The Members acknowledge and agree that they have no intent to cause the Company to enter into, and will use commercially reasonable best efforts to cause the Company not to enter into any transaction that would be treated as a “listed transaction” as currently or hereafter defined in Treasury Regulation Section 1.6011-4(b)(2) or by any pronouncement of the Internal Revenue Service or as a “tax shelter” as defined in section 6662(d)(2)(C) of the Code.

6.5 Distributions in Kind. The Company may, in the sole discretion of the Managing Member and subject to WCO’s rights under Section 5.2 hereof, make Distributions of securities or other non-cash assets. The Managing Member will ensure that such securities or other assets are distributed in such a manner as to ensure that the fair market value is distributed and allocated in accordance with Section 7.1.

6.6 Compliance With the Act. Notwithstanding anything in this Agreement to the contrary, no distribution will be made by the Company to a Member on account of its Interest in the Company pursuant to this Agreement that is prohibited by the Act or other applicable law.

6.7 Liability for Amounts Distributed. The Members agree that, except as otherwise expressly provided herein or required by applicable law, no Member will have an obligation to return money or other property paid or distributed to such Member, whether or not such distribution was in violation of the Act. The agreement set forth in the immediately preceding sentence will be deemed to be a compromise for purposes of §18-502(b) of the Act. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to make any such return, such obligation will be the obligation of such Member and not of any other Person.

ARTICLE 7

EXCULPATION AND INDEMNIFICATION; OTHER MATTERS

7.1 Performance of Duties; Liability of Members. Except as provided in this Agreement, the Members shall not be liable to the Company or to any other Member or any other Person bound by this Agreement for any loss or damage sustained by the Company or a Member, unless the loss or damage shall have been the result of actually proven fraud, deceit, gross negligence, reckless or intentional misconduct or a knowing violation of law by such Member. The Managing Member shall perform its managerial duties in good faith, in a manner that it reasonably believes to be in the best interests of the Company and its Members, and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances.

7.2 Exculpation and Indemnification. The Company will defend, indemnify, protect and hold harmless any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such Person (i) is or was a Member, Managing Member, officer, director, employee, consultant or other agent or Affiliate of the Company or that, being or having been such a Member, Managing Member, officer, employee or agent or Affiliate of such parties, such Person is or was serving at the request of the Company as a manager, director, officer, employee, consultant or other agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, or (ii) is or was an officer, director, member, employee, consultant or other agent or Affiliate of a Member, Managing Member or any of their respective Affiliates (all such Persons being referred to hereinafter as a “Covered Person”), to the fullest extent permitted by applicable law in effect on the Effective Date and to such greater extent as applicable law may hereafter from time to time permit; provided, however, that any such Covered Person will not be entitled to indemnification hereunder if the loss or damage was the result of fraud, deceit, gross negligence, reckless or intentional misconduct or a knowing violation of law by such Covered Person. The foregoing defense, indemnification and hold harmless obligation will extend to (x) any cost, damage, disbursement, expense, liability, loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including interest or other carrying costs, penalties, and (y) legal, accounting and other professional fees and expenses reasonably incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified Person as a result of such threatened, pending or completed action, suit or proceeding which shall be paid by the Company when due (“Losses”); provided, however, that such Covered Person may be required to repay such expenses if it is determined by agreement between such Covered Person and the Company or, in the absence of such an agreement, by a final judgment of a court of competent jurisdiction that such Covered Person is not entitled to be indemnified pursuant to this Section 7.2.

The Managing Member will be authorized, on behalf of the Company, to enter into indemnity agreements from time to time with any Covered Person entitled to be indemnified by the Company hereunder, upon such terms and conditions as the Managing Member deems appropriate in its business judgment. The indemnification rights set forth herein will be in addition to, and will not be exclusive of, any other rights to which such Covered Person may be entitled by contract or otherwise under applicable law.

7.3 Notice; Procedures. Promptly after receipt by a Covered Person of notice of the commencement of any proceeding against such Covered Person, such Covered Person will, if a claim for indemnification in respect thereof is to be made against the Company, give written notice to the Managing Member of the commencement of such proceeding, provided, that the failure of a Covered Person to give notice as provided herein will not relieve the Company of its obligations under Section 7.2, except to the extent that the Company is materially prejudiced by such failure to give notice. In case any such proceeding is brought against a Covered Person (other than a proceeding by or in the right of the Company), after the Company has acknowledged in writing its obligation to indemnify and hold harmless the Covered Person, the Company will be entitled to assume the defense of such proceeding; provided, however, that: (i) the Covered Person will be entitled to participate in such proceeding and to retain its own counsel at its own expense; and (ii) if the Covered Person will give notice to the Company that in its good faith judgment certain claims made against it in such proceeding could have a material adverse effect on the Covered Person or its Affiliates other than as a result of monetary damages, the Covered Person will have the right to control (at its own expense and with counsel reasonably satisfactory to the Company) the defense of such specific claims with respect to the Covered Person (but not with respect to the Company or any other Member); provided, further, that if a Covered Person elects to control the defense of a specific claim with respect to such Covered Person, such Covered Person will not consent to the entry of a judgment or enter into a settlement that would require the Company to pay any amounts under Section 7.2 without the prior written consent of the Company, such consent not to be unreasonably withheld; and provided, further, that, notwithstanding the foregoing, WCO or its designated Affiliates will be entitled to control the defense on behalf of itself or any Covered Person that is or was an officer, director, member, employee, consultant or other agent or Affiliate of WCO (a “WCO Indemnified Person”), at the Company’s expense and with counsel of WCO’s choice reasonably satisfactory to the Company. After notice from the Company to such Covered Person acknowledging the Company’s obligation to indemnify and hold harmless the Covered Person and electing to assume the defense of such proceeding, the Company will not be liable for expenses subsequently incurred by such Covered Person in connection with the defense thereof, other than with respect to a WCO Indemnified Person. Without the consent of such Covered Person, the Company will not consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Covered Person of a release from all liability arising out of the proceeding and claims asserted therein.

7.4 Insurance. The Company will have the power to purchase and maintain insurance on behalf of any Person who is or was a Covered Person against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person’s status as a Covered Person, whether or not the Company would have the power to indemnify such Person against such liability under the provisions of Section 7.2 or under applicable law. The Company will obtain and maintain such insurance policies covering the Members, Managing Member and officers of the Company as are, in the good faith determination of the Managing Member, consistent with its exculpation and indemnification obligations set forth herein. The coverage amounts and other terms of each of the insurance policies will be determined and/or changed by the Managing Member from time to time, provided, that the Members, Managing Member and officers of the Company will be listed as named insureds.

ARTICLE 8

TRANSFER OF INTERESTS

8.1 Transfer of Interests. Subject to Section 8.7, each of WCO and W-G Holding may sell, encumber, mortgage, hypothecate, assign, pledge, transfer or otherwise dispose of all or any portion of their respective Units, Membership Interest or Economic Interest (a “Transfer”) to any other party in its sole discretion, provided, however, that, from the Effective Date through December 31, 2009, WCO and W-G Holding shall not Transfer that portion of their respective Class W Units that remain subject to the Company Repurchase Right pursuant to Section 4.2 at the time of such Transfer, other than to a Permitted Transferee. Except with the written approval of WCO, which it may withhold in its sole discretion, to the fullest extent permitted by law, Genius may not Transfer all or any portion of its Units to any Person, by operation of law or otherwise. Upon any transfer by Genius in violation of this Section 8.1, WCO or its designee shall become the Managing Member.

8.2 Rights of Assignees. Until such time, if any, as a transferee of any Transfer under Section 8.1 is admitted to the Company as a substitute Member pursuant to Section 8.3, such transferee shall be only a Holder of an Economic Interest; provided, however, that a Permitted Transferee shall automatically become a substitute Member effective upon such Transfer.

8.3 Actions Following Transfers. The Company shall not recognize any Transfer of an Economic Interest or Membership Interest unless all costs incurred by the Company to effect such Transfer have been paid by the transferor and there is filed with the Company a written and dated notification of such Transfer, in form and substance satisfactory to the Company, executed and acknowledged by the transferor and the transferee and such notification (i) contains the agreement by the transferee to be bound by all the terms and conditions of this Agreement and (ii) represents that such Transfer was made in accordance with all applicable securities laws and regulations. The transferee of all (or a part, as the case may be) of a Membership Interest, Economic Interest or Units who becomes a substitute Member will succeed to all (or a pro rata portion, as the case may be) of the Capital Account of the transferor of such Membership Interest, Economic Interest or Units, including all adjustments made thereto, and will have all the rights and powers and be subject to all the restrictions and liabilities of a Member under this Agreement holding the same class of Units. Admission of a substitute Member will become effective on the date such Person’s name is recorded on the books and records of the Company. Upon the admission of a substitute Member: (1) the Managing Member will amend Exhibit A to reflect the name and address of, and number and class of Units held by, such substitute Member and to eliminate or adjust, if necessary, the name, address and Units of the predecessor of such transferee Member; and (2) to the extent of the Transfer to such substitute Member, the transferor Member will be relieved of its obligations under this Agreement.

8.4 Effect on Distributions. Any Member or Holder who Transfers all of its Units in a Transfer permitted pursuant to this Article 8 will cease to be a member of the Company. All Distributions with respect to which the Distribution Date is before the date of a Transfer in accordance with this Article 8 will be made to the transferor Member or Holder, and all Distributions with respect to which the Distribution Date is after the date of such Transfer will be made to the substitute Member or Holder.

8.5 Unauthorized Transfers. To the fullest extent permitted by law, any purported Transfer by a Member or other holder of a Membership Interest, Economic Interest or Units that does not comply with Section 8.1 or is not recognized by the Company under Section 8.4 will be null and void ab initio and shall not be recognized by the Company, and the transferee under such purported Transfer will acquire no title or ownership thereby but will hold such Economic Interest or Units for the benefit of the other Members or holders of Economic Interests.

8.6 Pledge of Interests. Subject to Section 8.1, notwithstanding anything in this Agreement to the contrary, a Member or Holder will be entitled to pledge its Membership Interest, Economic Interest or Units as security for a loan or other financing, provided, that: (i) the security interest is granted only to a bank or other financial institution chartered and insured by all applicable state and federal governmental entities; (ii) any right of foreclosure on such security interest granted with respect to Class G Units by the bank or other financial institution will be subject to the other Members’ right to cure any default with respect to such financing and purchase the Membership Interest with respect to such Class G Units; (iii) if the Members elect not to cure any default and purchase the Membership Interest, Economic Interest or Units following any default and the bank or financial institution forecloses on the Membership Interest, Economic Interest or Units, the bank or financial institution or other purchaser in such foreclosure proceedings will receive only an Economic Interest and will not be admitted to the Company as a Member; (iv) the holder of the pledged Membership Interest will not be entitled to exercise any voting or other rights of a Member, other than the right to receive Distributions with respect to such pledged Membership Interest as set forth herein; and (v) WCO or its designee shall become the Managing Member immediately upon any foreclosure of any security interest granted with respect to Class G Units.

8.7 Restrictions on Transfer. Notwithstanding any other provision of this Agreement, (i) no Member shall Transfer any Unit, or any interest therein, and (ii) neither the Company nor any Member shall enter into any financial instrument or contract the value of which is determined in whole or in part by reference to the Company and which would be treated as an “interest in a partnership” for purposes of Treasury Regulation Section 1.7704-1, if the effect of such Transfer, or of such financial instrument or contract, would be to cause, or create a material risk of causing, (A) the Company to be classified as a publicly traded partnership within the meaning of Section 7704 of the Code, or (B) the Company to terminate for federal income tax purposes. In furtherance of the foregoing, unless otherwise consented to by WCO and the Managing Member in writing in their sole discretion, any Transfer of a Unit or interest therein must satisfy one or more safe harbor provisions of Treasury Regulations Section 1.7704-1 including Sections 1.7704-1(e), (f), (g), (h) and (j), relating to publicly traded partnerships. The Managing Member is authorized to obtain, as a condition to recognizing any Transfer of any Unit or any interest therein, an opinion of counsel to the Company to the effect that such Transfer meets one or more of such safe harbors or otherwise will not cause, or create a material risk of causing, the Company to be treated as a publicly traded partnership for purposes of Section 7704 of the Code or to terminate for federal income tax purposes. The costs of any such opinion required by the Managing Member shall be borne solely by the Member seeking to make a Transfer. To the fullest extent permitted by law, any Transfer made in violation of this Section 8.7 shall be null and void ab initio and shall not be recognized by the Company.

ARTICLE 9

DISSOLUTION AND WINDING UP

9.1 Dissolution. The Company shall be dissolved, its assets shall be disposed of, and its affairs wound up upon the first to occur of the following (each a “Dissolution Event”):

9.1.1 the entry of a decree of judicial dissolution pursuant to the Act;

9.1.2 the approval of the Managing Member with Class W Prior Approval;

9.1.3 the sale of all or substantially all of the assets of the Company or any similar transaction with similar effect;

9.1.4 the happening of any other event that makes it unlawful or impossible to carry on the business of the Company; or.

9.1.5 at any time there are no members of the Company, unless the Company is continued in accordance with the Act.

9.2 Winding Up. Upon the occurrence of any event specified in 9.1, the Company shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors. The Managing Member or a Person designated by the Managing Member shall be responsible for overseeing the winding up and liquidation of the Company, shall take full account of the liabilities of the Company and its assets, shall either cause its assets to be sold or distributed and if sold as promptly as is consistent with obtaining the fair market value thereof, shall cause the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed as provided in Section 9.4. The Person(s) winding up the affairs of the Company shall be entitled to reasonable compensation for such services.

9.3 Payment of Liabilities and Liquidating Distributions Upon Dissolution. After satisfaction of the liabilities of the Company to creditors (whether by payment or the making of reasonable provision for payment thereof), including debts and liabilities to Members who are creditors of the Company and expenses of liquidation, the remaining assets will be distributed to the Members as follows:

(i) first, to the Holders of Class W Units in an aggregate amount equal to the product of the Floor Amount per Class W Unit and the number of Class W Units then outstanding, pro-rata in accordance with their Percentage Interests (the “Class W Liquidating Distribution Preference”);

(ii) second, to the Holders of Class G Units pro-rata in accordance with their Percentage Interests until the Holders of Class G Units have received aggregate distributions pursuant to this clause (ii) equal to the product of (x) their aggregate Percentage Interest (based on all outstanding Units of the Company) and (y) the aggregate amount of the Class W Liquidating Distribution and the amount distributed to the Holders of Class G Units under this clause (ii); and

(iii) thereafter, pro-rata to the Holders of all Units in accordance with their respective Percentage Interests.

9.4 Certificate of Cancellation. The Managing Member shall cause to be filed in the office of, and in a form prescribed by, the Delaware Secretary of State, a certificate of cancellation of the Certificate of Formation upon the completion of the winding up of the affairs of the Company.

9.5 Rights of Members. Except as otherwise provided in this Agreement, (a) each Member shall look solely to the assets of the Company for the return of its Capital Contributions, (b) if the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the investment of each Member, such Members will have no recourse against other Members for indemnification, contribution or reimbursement; and (c) no Member shall have priority over any other Member as to the return of its Capital Contributions, distributions, or allocations; and no Member shall be required to restore a deficit balance in its Capital Account to the Company at any time.

ARTICLE 10

ACCOUNTING, RECORDS, REPORTING BY MEMBERS

10.1 Deposits. All funds of the Company will be deposited from time to time to the credit of the Company in such banks or other depositories as the Managing Member may select.

10.2 Checks, Drafts, etc. All checks, drafts or other orders for the payment of money, and all notes or other evidences of indebtedness issued in the name of the Company will be signed by an officer or officers authorized to do so by the Managing Member; provided that checks over $             shall require two signatures.

10.3 Accounts. The Company shall maintain or cause to be maintained books and records of account relating to the assets and income of the Company and the payment of expenses of, and liabilities or claims against or assumed by, the Company in such detail and for such period of time as may be necessary to enable it to make full and proper accounting in respect thereof and to comply with applicable provisions of law and to permit the Company to provide the reports required by Section 10.8 and any other information reasonably requested by WCO.

10.4 Accounting. The Company shall use the accrual method of accounting in preparing its books and records of account for tax purposes. All books and records of account of the Company shall be maintained and reported based upon generally accepted accounting principles, consistently applied, employing standards, procedures and forms conforming to established practice in the United States.

10.5 Books and Records. The books and records of the Company shall reflect all the Company transactions and shall be appropriate and adequate for the Company’s business and to comply with applicable law and listing regulations and standards, including at it may relate to Genius and WCO. The Company shall maintain the Company’s books and records at its principal office.

10.6 Right of Inspection. A Member shall have the right to examine, at any reasonable time for any purpose, the minutes and records of the Managing Member and the books and records of account of the Company, and to make copies thereof. Notwithstanding anything to the contrary set forth in Section 18-305 of the Act, the Company and the Managing Member shall not have the right to keep confidential from any Member any information relating to the Company or its affairs. Upon the written request of any Member of the Company (which may be made by e-mail), the Company shall cause to be delivered to such Member the most recent financial statements of the Company, showing in reasonable detail its assets and liabilities and the results of its operations. Such inspection may be made by any agent or duly appointed attorney of the Member making such request.

10.7 Audit. The Company will engage a reputable third party public accounting firm chosen by the Managing Member subject to Class W Prior Approval in accordance with Section 5.2 to conduct an audit of the financial statements of the Company on an annual basis, unless the Managing Member elects to do so on a more frequent basis.

10.8 Reports. The Managing Member will cause to be delivered to each Member (i) a monthly financial statement of the Company (within ten (10) days following the end of each month); (ii) a quarterly financial statement of the Company (within twenty (20) days following the end of each quarter); and (iii) annual audited financial statements of the Company (within seventy-five (75) days following the end of each Fiscal Year). Such other reports as determined by the Managing Member to be necessary will be prepared by the Managing Member or authorized officers of the Company, and will contain such information and cover such matters as determined by the Managing Member and will be distributed to the Members at such times as determined by the Managing Member. The Managing Member shall from time to time provide WCO with such information as WCO shall request regarding the Company’s business and operations.

10.9 Tax Information. Within ninety (90) days after the end of each Fiscal Year, or as soon as practicable thereafter, the Company will send to each Person who was a Member or Holder at any time during such Fiscal Year a Schedule K-1 to IRS Form 1065 and such other information, if any, with respect to the Company as may be necessary for the preparation of such Member’s or Holder’s federal income tax returns, including a statement showing such Member’s or Holder’s share of income, gain, loss, expense and credits for such Fiscal Year for federal income tax purposes. In addition, at the request of any Member, the Company will send to such Member, within ninety (90) days after the end of each Fiscal Year, or as soon as practicable thereafter, the Company’s Form 1065 and such information regarding the Company’s state tax returns as such Member may reasonably request.

ARTICLE 11

MISCELLANEOUS

11.1 Complete Agreement. This Agreement and the Certificate of Formation constitute the complete and exclusive statement of agreement among the Members with respect to the subject matter herein and therein and replace and supersede all prior written and oral agreements or statements by and among the Members or any of them. No representation, statement, condition or warranty not contained in this Agreement or the Certificate of Formation will be binding on the Members or have any force or effect whatsoever. To the extent that any provision of the Certificate of Formation conflicts with any provision of this Agreement, this Agreement shall control.

11.2 Pronouns; Statutory References. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the context in which they are used may require.

11.3 References to this Agreement. Numbered articles and sections herein contained refer to articles and sections of this Agreement unless otherwise expressly stated.

11.4 Governing Law; Jurisdiction. This Agreement will be governed by, construed under and interpreted in accordance with the internal laws of the State of Delaware without regard to its conflicts of laws principles. Each Member hereby consents to the non-exclusive jurisdiction of the state and federal courts sitting in New York in any action on a claim arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each Member further agrees that, to the fullest extent permitted by law, personal jurisdiction over him, her or it may be effected by service of process by registered or certified mail addressed as provided in Exhibit F of this Agreement, and that when so made will be as if served upon him, her or it personally. EACH OF THE MEMBERS HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR RELATING TO THE COMPANY OR ITS OPERATIONS.

11.5 Successors. This Agreement will bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11.6 Amendments. Except as otherwise provided in this Section 11.6, all amendments to this Agreement shall be in writing and shall not be effective unless approved by Genius and WCO; provided, however, that any such amendment which disproportionately disadvantages one Member relative to another Member shall not be effective without the written concurrence of such disadvantaged Member. Amendments to Exhibit A following any issuance, redemption, repurchase, reallocation or Transfer of Units in accordance with this Agreement, and any amendments made pursuant to Section 1.5 of Exhibit D may be made by the Managing Member without the consent of or execution by the Members.

11.7 Exhibits, Schedules and Appendices. All Exhibits, Schedule and Appendices attached to this Agreement are incorporated and shall be treated as if set forth herein.

11.8 Severability. The provisions of this Agreement are severable. The invalidity, in whole or in part, of any provision of this Agreement shall not affect the validity or enforceability of any other of its provisions. If one or more provisions hereof shall be declared invalid or unenforceable, the remaining provisions shall remain in full force and effect and shall be construed in the broadest possible manner to effectuate the purposes hereof. The parties further agree to replace such void or unenforceable provisions of this Agreement with valid and enforceable provisions which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provisions.

11.9 Additional Documents and Acts. Each Member agrees to cooperate fully with the other Members, to execute and deliver such additional documents and instruments, to give such further written assurances and to perform such additional acts as may be reasonably necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated hereby.

11.10 Notices. All notices or elections required or permitted hereunder shall be in writing and shall be delivered in person by telecopy, facsimile, telex or equivalent form of written telecommunication (with confirmation of delivery), or sent by certified or registered mail, return receipt requested, postage prepaid, to the address set forth by each Member on Exhibit A hereto or such other party and/or address as any of such parties may designate in a written notice served upon the other parties in the manner provided for herein. All notices required or permitted hereunder shall be deemed duly given and received on the date of delivery, if delivered in person or by telex, telecopy or other written telecommunications or on the seventh day next succeeding the date of mailing if sent by certified or registered mail.

11.11 No Waiver. Neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor will any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver will be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

11.12 Partition. Each Member and Holder irrevocably waives any right that it may have to maintain an action for partition with respect to the property of the Company.

11.13 Press Releases. Except only as and to the extent required by law, neither WCO nor the Managing Member shall (i) make any disclosure with respect to this Agreement, any transaction contemplated by this Agreement or with respect to the business of the Company without the prior consent of the other party or (ii) release information regarding the matters contemplated herein except that a joint press release in agreed form may be issued by WCO and the Managing Member after the execution of this Agreement. With respect to disclosures by the Managing Member to the SEC or any other regulatory agency or pursuant to any governmental regulations, the Managing Member will consult with WCO regarding any and all such disclosures about or relating to WCO or its business and WCO will have the right to review and comment on such disclosures. The Managing Member will use its best efforts to comply with WCO’s requests and comments, including by limiting such disclosures to the extent possible and/or by seeking confidential treatment of such disclosures and involving WCO in such process (including without limitation allowing WCO to participate in discussions regarding limited disclosures and confidential treatment of disclosures, to the extent practicable). With respect to all other disclosures by the Managing Member, whether such disclosure is to actual or potential sources of debt, equity or other capital or to any other third party, WCO will have the right to review and approve in its sole discretion any and all such disclosures about or relating to WCO or its business. Notwithstanding anything to the contrary herein, Genius acknowledges that WCO shall be entitled to make all filings and disclosures regarding the Company, Genius, its investment in the Company or Genius, or with respect to any other matter, that it deems necessary or advisable in its sole discretion if WCO at any time becomes a public reporting company under the Securities Exchange Act of 1934, as amended.

11.14 Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

11.15 Costs. The Company shall be responsible for and shall reimburse each of Genius and WCO for all of their respective expenses, including, without limitation, expenses of lenders, legal counsel, investment bankers, consultants, accountants and other advisors, incurred at any time in connection with pursuing or consummating the transactions contemplated by this Agreement, the Distribution Agreement and the Master Contribution Agreement.

11.16 Interpretation. If any claim is made by a party relating to any conflict, omission or ambiguity in the provisions of this Agreement, it is the intent of the parties that no presumption or burden of proof or persuasion be implied because this Agreement was prepared by or at the request of any party or its counsel.

11.17 Valuation Disputes. As provided in this Section 11.17, WCO may dispute any determination by the Managing Member of (i) the fair market value of any evidences of indebtedness or assets distributed to holders of Genius Common Stock or the amount of any indemnification liability or obligation paid or satisfied by the Company, in connection with a determination of the Adjustment Factor or (ii) the Value of any Rights (any of the foregoing determinations, a “Managing Member Determination”). Promptly following any Managing Member Determination, the Managing Member shall provide WCO with written notice of that determination in reasonable detail, including its calculations thereof. If WCO disputes the Managing Member Determination, WCO shall notify the Managing Member in writing of that dispute within thirty (30) days after delivery of the calculation of the Managing Member Determination and any reasonably requested supporting information, which notice shall describe the nature of WCO’s dispute and WCO’s calculation of the relevant fair market value, indemnification liability or obligation, number of shares of Genius Common Stock or Value, as the case may be, applicable to the Managing Member Determination. During the thirty (30) day period of its review, WCO will have reasonable access to any documents, schedules or other information used by the Managing Member in making the Managing Member Determination.

WCO and the Managing Member agree to negotiate in good faith to resolve any dispute regarding the Managing Member determination. If WCO and the Managing Member are unable to resolve all disputes within thirty (30) days after WCO’s delivery to the Managing Member of written notice of that dispute, then the dispute will be submitted for final and binding resolution to an independent third party accounting firm or appraiser (the “Arbitrator”) selected by WCO and the Managing Member in good faith. If the parties cannot agree on an Arbitrator, the parties shall each choose a proposed Arbitrator an such two proposed Arbitrators shall choose a third Arbitrator who shall act as sole Arbitrator. The Arbitrator will resolve the matter in accordance with the terms and provisions of this Agreement. The Arbitrator will deliver to WCO and the Managing Member as promptly as practicable and in any event within sixty (60) days after its appointment, a written report setting forth the resolution of any such dispute determined in accordance with the terms of this Agreement. The Arbitrator shall select as a resolution the position of either WCO or the Managing Member for each issue in dispute and may not impose an alternative resolution. The Arbitrator shall make its determination based exclusively on presentations and supporting material provided by the parties and not pursuant to any independent review. The determination of the Arbitrator shall be final and binding on WCO and the Managing Member. The fees, expenses and costs of the Arbitrator shall be paid by the Company.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Members of Genius Products, LLC, a Delaware limited liability company, have executed this Agreement, effective as of the date first written above.

THE WEINSTEIN COMPANY HOLDINGS LLC

By:
Name:
Title:	Authorized Representative

W-G HOLDING CORP.

By:
Name:
Title:	Authorized Representative

GENIUS PRODUCTS, INC.

By:
Name:
Title:

EXHIBIT A

MEMBERS, ADDRESSES, UNITS AND MEMBERSHIP INTERESTS

As of                  , 2006

Member	Membership Units	Percentage Interest
Genius Products, Inc.	Class G*	30%
The Weinstein Company Holdings LLC	Class W**	%
W-G Holding Corp.	Class W**	—%
TOTAL		100%

*	To be equal to the number of outstanding shares of Genius Common Stock at closing.
**	To be equal to a number of Units equal to 70% of total G and W Units.

[Remainder of Page Intentionally Left Blank]

A-1

EXHIBIT C

EXAMPLES OF ADJUSTMENTS TO THE ADJUSTMENT FACTOR

Assumptions

3,000,000 shares of Genius Common Stock outstanding

3,000,000 initial G Units

7,000,000 initial W Units

Initial Adjustment Factor = 1

(i) Application of clause (i) of Adjustment Factor:

1. Genius does a 2 for 1 split of Genius Common Stock (or a one-for one stock dividend)

New Adjustment Factor is 2

1 x	6,000,000
3,000,000

meaning each W Unit will be exchangeable for 2 shares of Genius Common Stock.

2. Genius does a 1 for 2 reverse stock split of Genius Common Stock

New Adjustment Factor is .5

1 x	1,500,000
3,000,000

meaning each W Unit will be exchangeable for .5 shares of Genius Common Stock.

3. Genius issues 500,000 shares of Common Stock in respect of Pre-existing Options or Warrants or 500,000 shares of Common Stock to raise funds to satisfy indemnification

New Adjustment Factor is 1.166667

1 x	3,500,000
3,000,000

meaning each W Unit will be exchangeable for 1.166667 shares of Genius Common Stock.

4. Genius receives 500,000 Wellspring Shares back from escrow

New Adjustment Factor is .8333333

1 x	2,500,000
3,000,000

meaning each W Unit will be exchangeable for .8333333 shares of Genius Common Stock.

(ii) Application of clause (ii) of Adjustment Factor

1. Genius distributes rights to purchase 500,000 shares at $1.00 where Value is $2.00 and Market Price is $1.90.

New Adjustment Factor is 1.076923

1 x	3,000,000 + 500,000
3,000,000 + 250,000 [500,000/2]

meaning each W Unit exchangeable for 1.076923 shares of Genius Common Stock.

C-1

(iii) Application of clause (iii) of Adjustment Factor

1. Genius distributes $1,000,000 in assets (other than related to a distribution from the LLC) or pays an indemnification liability (other than from shares issued which causes an adjustment under clause (i)) where Value is $2.00 and Market Price is $1.90 or the Value is $1.90 and the Market Price is 2.00. The per share portion of the distribution is $.333333

New Adjustment Factor is 1.276595

1 x	2.00
1.566667 [1.90 - .333333]

meaning each W Unit will be exchangeable for 1.276595 shares of Genius Common Stock.

(iv) Application of clause (iv) of Adjustment Factor:

1. WCO exchanges Units where Value of a share of Genius Common Stock it is to receive is $8.00 and Market Price is $8.25 and Floor Amount is $8.57 [$60,000,000/7,000,000]

New Adjustment Factor is 1.071250

1 x	8.57
8.00

meaning each W Unit exchangeable for 1.071250 shares of Genius Common Stock.

(v) Application of clause (v) of Adjustment Factor:

1. Units are reallocated to be 8,000,000 to W and 2,000,000 to G

New Adjustment Factor is 1.5

1 x	3,000,000
3,000,000-1,000,000

meaning each W Unit will be exchangeable for 1.5 shares of Genius Common Stock.

2. Using example from Exhibit 4.1(d)

Units are reallocated to be 7,368,421 to W and 2,631,579 to G

New Adjustment Factor is 1.14

1 x	3,000,000
3,000,000-368,421

meaning each W Unit will be exchangeable for 1.14 shares of Genius Common Stock.

3. Using example from Exhibit 4.1(e)

Units are reallocated to be 7,526,316 to W and 2,473,468 to G

New Adjustment Factor is 1.212766

1 x	3,000,000
3,000,000-526,316

meaning each W Unit will be exchangeable for 1.212766 shares of Genius Common Stock.

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EXHIBIT 4.1

Application of 4.1(d)

Pre Indemnification Amount

3,000,000 G Units

7,000,000 W Units

Value is $2.00

Market Price is $1.90

L = 1,000,000

P = 70%

V = $1.90

U = 368,421	1,000,000 * 70%
1.90

Post Indemnification Amount

2,631,579 G Units

7,368,421 W Units

Application of 4.1(e)

Pre Indemnification Amount

3,000,000 G Units

7,000,000 W Units

Value is $2.00

Market Price is $1.90.

L = 1,000,000

V = $1.90

U = 526,315	1,000,000
1.90

Post Indemnification Amount

2,473,468 G Units

7,526,316 W Units

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EXHIBIT D

ALLOCATIONS OF NET INCOME, NET LOSSES AND

OTHER ITEMS AMONG THE MEMBERS

ARTICLE 1

1.1. Capital Accounts.

(a) A separate capital account will be maintained for each Member (a “Capital Account”). On the Effective Date, (i) the Capital Account of Genius will be credited with the net fair market value of the contribution made by Genius pursuant to Section 4.3 and (ii) the Capital Accounts of WCO and W-G Holding will be restated to equal their respective pro rata shares of the value of the distribution rights evidenced by the Distribution Agreement and owned by the Company on the Effective Date. The parties intend and agree that the aggregate Capital Account balances of WCO and W-G Holding following such restatement will be equal to 70% of the aggregate Capital Account balances of all of the Members as of the Effective Date. Thereafter, each Member’s Capital Account will from time to time be (i) increased by (A) the amount of money and the Gross Asset Value of any Property contributed (or deemed contributed) by the Member to the Company (net of liabilities secured by the Property or to which the Property is subject), and (B) the Net Income and any other items of income and gain specially allocated to the Member under Paragraph 1.4, and (ii) decreased by (A) the amount of money and the Gross Asset Value of any Property distributed to the Member by the Company (net of liabilities secured by the Property or to which the Property is subject), and (B) the Net Losses and any other items of deduction and loss specially allocated to the Member under Paragraph 1.4.

(b) If Company assets other than money are distributed to a Member in liquidation, or if such assets are distributed to a Member in kind, in order to reflect unrealized gain or loss, the Members’ Capital Accounts will be adjusted for the hypothetical “book” gain or loss that the Company would have realized if the distributed assets had been sold for their Gross Asset Values in a cash sale. In the event of the liquidation of a Member’s interest in the Company, in order to reflect unrealized gain or loss, the Member’ Capital Accounts will be adjusted for the hypothetical “book” gain or loss that would have been realized by the Company if all Company assets had been sold for their Gross Asset Values in a cash sale.

(c) The Capital Accounts shall be adjusted (i) proportionately to reflect any Redemption, forfeiture or Transfer of Units and (ii) in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(m). It is the intent of the Members that the Capital Accounts of all Economic Interest Holders be determined and maintained in accordance with the principles of Treasury Regulations Section 1.704-1(b)(2)(iv) at all times throughout the full term of the Company. Accordingly, the Managing Member is authorized to make any other adjustments to the Capital Accounts so that the Capital Accounts and allocations thereto comply with said section of the Treasury Regulations.

1.2. Allocation of Net Income and Net Losses. The Company shall allocate Net Income, Net Loss and other items to the Capital Accounts of the Members as of the end of each Fiscal Year and as of any shorter periods for which the Tax Matters Partner determines that it is appropriate to make allocations to the Members’ Capital Accounts (including, without limitation, as of the date of any acquisition of Units by Genius pursuant to Article 4 hereof). Except as otherwise provided in this Agreement, the Net Income or Net Losses of the Company for each Fiscal Year or other period for which allocations are made hereunder, and, if appropriate, items thereof, will be allocated among the Members as required so that the closing balance in each Member’s Adjusted Capital Account as of the end of such Fiscal Year (or shorter period for which allocations are being made hereunder), is, as nearly as possible, equal to the amount that would be distributed to such Member if the Company were dissolved, its affairs wound up and its assets sold for cash in an amount equal to their respective Gross Asset Values, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the fair market value of the asset securing such liability), and the net assets of the Company were distributed to the Members in the order of priority set forth in Section 9.4.

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1.3 Loss Limitation. Notwithstanding anything to the contrary in Section 1.2, Net Losses shall not be allocated (and no items of loss or deduction shall be allocated) to the Capital Account of a Member to the extent such allocation would cause such Member to have a deficit in its Adjusted Capital Account at the end of any Fiscal Year (or portion thereof for which allocations are made hereunder). In the event some but not all of the Members would have a deficit Adjusted Capital Account as a consequence of an allocation of Net Loss (or an item of loss or deduction) pursuant to Section 1.2 hereof, the limitation set forth in this Section 1.3 shall be applied on a Member-by-Member basis so as to allocate the maximum permissible Losses to each Member under Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations.

1.4. Special Allocations. Notwithstanding anything in Section 1.2 to the contrary, the following special allocations will be made in the following order:

(a) Regulatory Allocations. Allocations of Net Income (or, if applicable, individual items of income and gain will be made in accordance with the “minimum gain chargeback,” “partner nonrecourse debt minimum gain chargeback” and “qualified income offset” provisions of the Treasury Regulations promulgated under Section 704 of the Code.

(b) Nonrecourse Deductions. Any Nonrecourse Deductions will be allocated to the Members in accordance with their Percentage Interests.

(c) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions will be allocated to the Member that bears the Economic Risk of Loss for the member nonrecourse debt to which such deductions relate as provided in Treasury Regulation Section 1.704-2(i)(1).

(d) Gross Income Allocation. If any Member has a deficit in its Adjusted Capital Account at the end of any fiscal year, that Member will be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided, that an allocation pursuant to this Paragraph 1.4(d) will be made only if and to the extent that such Member would have a deficit in its Adjusted Capital Account in excess of such sum after all other allocations provided for in this Article 1 have been made.

1.5. Certain Adjustments. The Members intend that the allocation of Profits, Losses, and other items of income, gain, loss, deduction and credit required to be allocated to Capital Accounts pursuant to this Agreement will result in final Capital Account balances that will permit the amount of the distributions which each Member is entitled to receive pursuant to Section 9.4 to equate to the amount of its final Capital Account balance (immediately prior to making such distribution). Accordingly, the Managing Member is authorized and shall use reasonable efforts, to amend the allocations of Net Income, Net Loss, items thereof, and other items of income, gain, loss and deduction as necessary to produce such result; provided, however, that the Regulatory Allocations shall in all events apply and the Managing Member shall consult with the Company’s professional tax advisors to determine that the resulting allocations will be in accordance with the Members’ economic interests in the Company for purposes of Section 704(b) of the Code.

1.6. Allocation of Certain Tax Items.

(a) Except as otherwise provided in this Paragraph 1.6, all items of income, gain, loss or deduction for federal, state and local income tax purposes will be allocated in the same manner as the corresponding “book” items are allocated under Paragraphs 1.2, or 1.4.

(b) In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any Property contributed to the capital of the Company will, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such Property to the Company for federal income tax purposes and the initial Gross Asset Value thereof (computed in accordance with subparagraph (i) of the definition of the term Gross Asset Value herein). The Company shall apply the “traditional method” of making allocations under Code Section 704(c) as set forth in Section 1.704-3(b) of the Regulations.

(c) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (ii) or (iv) of the definition of the term Gross Asset Value, subsequent allocations of income, gain, loss and

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deduction with respect to such asset will take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder, using the “traditional method” set forth in Section 1.704-3(b) of the Regulations.

(d) In the event the Company has in effect an election under Section 754 of the Code, allocations of income, gain, loss or deduction to affected Members for federal, state and local tax purposes will take into account the effect of such election pursuant to applicable Code provisions.

(e) Any elections or other decisions relating to such allocations will be made by the Tax Matters Member in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Paragraph 1.6 are solely for federal, state and local tax purposes and will comprise the information furnished to such Members in their Schedule K-1s each year. Except to the extent allocations under this Paragraph 1.6 are reflected in the allocations of the corresponding “book” items pursuant to Paragraphs 1.2, or 1.4, allocations under this Paragraph 1.5 will not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Losses, other items or distributions pursuant to any provision of this Agreement.

1.7. Allocation Between Assignor and Assignee. The portion of the income, gain, losses, credits, and deductions of the Company for any fiscal year during which a Membership Interest is assigned by a Member (or by an assignee or successor in interest to a Member), that is allocable with respect to such Membership Interest will be apportioned between the assignor and the assignee of the Membership Interest on whatever reasonable, consistently applied basis is selected by the Tax Matters Member and permitted by the applicable Treasury Regulations under Section 706 of the Code.

1.8. Tax Reporting. The Members are aware of the income tax consequences of the allocations made by this Article 1 and hereby agree to be bound by this Article 1 in reporting their shares of Company income and loss for income tax purposes. Neither Genius nor WCO shall take any position inconsistent with the position reported to it on its IRS Schedule K-1 to Form 1065; provided that, except as required by Section 1.3(d) of the Master Contribution Agreement, Genius can take such an inconsistent position if its independent public accountants determine that there is a 50% or less chance that the position reported in the Schedule K-1 would prevail if challenged by the Internal Revenue Service, unless Genius is provided an opinion reasonably acceptable to it from reputable tax counsel that there is a more than 50% chance that the position reported in the Schedule K-1 would prevail if challenged by the Internal Revenue Service.

1.9. Profit Shares. Solely for purposes of determining a Member’s proportionate share of the Company’s “excess nonrecourse liabilities,” as defined in Treasury Regulation Section 1.752-3(a), the Members’ interests in Company profits will be deemed to be in accordance with their Percentage Interests.

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ARTICLE 2

DEFINITIONS

As used in this Exhibit D, the following terms will have the following meaning:

“Adjusted Capital Account” means, the balance in a Member’s Capital Account after giving effect to the following adjustments:

(i) debit or credit to such Capital Account, as applicable, all capital contributions and distributions to the Member for the relevant fiscal year;

(ii) credit to such Capital Account any amount which such Member is deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(iii) debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6) of the Treasury Regulations.

“Depreciation” means, for each fiscal year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such year or other period, except that if the Gross Asset Value of any asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation will be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis, provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation will be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Tax Matters Member.

“Economic Risk of Loss” will have the meaning provided by Sections 1.704-2(b)(4) and 1.752-2 of the Treasury Regulations.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i) the initial Gross Asset Value of any asset contributed by a Member to the Company will be the gross fair market value of such asset, as determined by the contributing Member and the Company; and

(ii) the Gross Asset Value of all Company assets will be adjusted to equal their respective gross fair market values (taking Section 7701(g) of the Code into account), as of the following times: (a) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution; (b) the distribution by the Company to a Member of more than a de minimis amount of Company Property as consideration for an interest in the Company, in the case of either (a) or (b), if the Members reasonably determine that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company within the meaning of Section 1.704-1(b)(2)(i)(g) of the Regulations; and (c) the liquidation of a Member’s interest in the Company or the Company within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations;

(iii) the Gross Asset Value of any Company asset distributed to any Member will be the gross fair market value (taking Section 7701(g) of the Code into account) of such asset on the date of distribution;

(iv) the Gross Asset Values of Company assets will be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 732(d), Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m) hereof, provided, however, that Gross Asset Values will not be adjusted pursuant to this subparagraph (iv) to the extent that the Members determine that an adjustment pursuant to subparagraph (ii) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv); and

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(v) if the Gross Asset Value of any asset has been determined or adjusted pursuant to subparagraphs (i), (ii) or (iv) hereof, such Gross Asset Value will thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing gains or losses from the disposition of such asset.

“Member Nonrecourse Deductions” in any year means the Company deductions that are characterized as “partner nonrecourse deductions” under Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Treasury Regulations.

“Net Income” and “Net Losses” mean, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss, as the case may be for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss and deduction required to be stated separately pursuant to Section 703(a)(1) of the Code will be included in taxable income or loss), with the following adjustments: (i) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Losses pursuant to this paragraph will be added to such taxable income or loss; (ii) any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Losses pursuant to this paragraph will be subtracted from such taxable income or loss; (iii) in the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (ii) or (iii) of the definition thereof, the amount of such adjustment will be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Losses; (iv) gain or loss resulting from the disposition of any Company asset with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value; (v) in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there will be taken into account Depreciation for such fiscal year or other period, computed in accordance with the definition thereof; and (vi) notwithstanding any other provision of this paragraph, any items which are specially allocated pursuant to Paragraph 1.4 hereof will not be taken into account in computing Net Income and Net Losses.

“Nonrecourse Deductions” in any year means the Company deductions that are characterized as “nonrecourse deductions” under Sections 1.704-2(b)(1) and 1.704-2(c) of the Treasury Regulations.

All other capitalized terms used in this Exhibit D will have the same meaning as in the Agreement.

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Appendix D

DISTRIBUTION AGREEMENT

DISTRIBUTION AGREEMENT

This Distribution Agreement (the “Agreement”) is made and entered into as of [        ], 2005 (the “Effective Date”), by and among The Weinstein Company Funding LLC (“Distributor”), a Delaware limited liability company, and The Weinstein Company LLC, a Delaware limited liability company (“Licensor”), with reference to the following:

WHEREAS, Licensor is in the business of producing and acquiring Motion Pictures.

WHEREAS, Distributor is in the business of manufacturing and distributing Videograms embodying Motion Pictures throughout the Territory.

WHEREAS, Licensor desires to engage Distributor to distribute certain Motion Pictures for which Licensor or any Licensor Controlled Affiliate owns or controls the right to distribute in the Territory during the Term.

WHEREAS, Licensor and Distributor are concurrently entering into that certain Security Agreement dated as of the date hereof to secure the full and timely performance by Distributor of its obligations hereunder (the “Security Agreement”).

NOW THEREFORE, in consideration of their respective covenants, warranties and representations, together with other good and valuable consideration, Distributor and Licensor hereby agree as follows:

1. DEFINITIONS / COMPUTATION OF TIME PERIODS.

(A) Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Account Control Agreement” shall mean the form of Account Control Agreement attached as Exhibit D to the Security Agreement.

“Actual Distribution Fee Amounts” shall have the meaning as set forth in Paragraph 11(C).

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, Controls, is Controlled by, or is under common Control, with such Person. For purposes of this Agreement, the defined term “Affiliate” with respect to Licensor shall not include any Person owned or Controlled by Bob Weinstein and/or Harvey Weinstein.

“Adjusted Net Contribution” shall be calculated on each Measurement Date on a Measured Film by Measured Film basis and shall mean (i) with respect to a Measured Film whose Initial Home Video Release Date occurred less than six (6) months prior to the end of the applicable Measurement Period, the Net Contribution for such Measured Film divided by .85; (ii) with respect to a Measured Film whose Initial Home Video Release Date occurred at least six (6) months but less than ten (10) months prior to the end of the applicable Measurement Period, the Net Contribution for such Measured Film divided by .90; and (iii) with respect to a Measured Film whose Initial Home Video Release Date occurred at least ten (10) months prior to the end of the applicable Measurement Period, 100% of the Net Contribution for such Measured Film. Notwithstanding that the Adjusted Net Contribution shall be calculated after the end of each Measurement Period, the Adjusted Net Contribution with respect to any Measured Film shall include the Net Contribution for such Measured Film (adjusted as provided above) and any Distributor Credit for such Measured Film earned by Licensor, in each case, through the earlier of (a) the date that is twelve (12) months after the Initial Home Video Release Date of the applicable Measured Film and (b) the end of the applicable Measurement Period. For purposes of clarification, the Distributor Credit is used here solely for the purpose of calculating the Annual Video Ratio and no portion of any Distributor Credit shall be payable to Distributor.

“Annual Video Ratio” for the applicable Measurement Period shall mean the ratio (expressed as a percentage) of (a) the aggregate Adjusted Net Contribution for all applicable Measured Films to (b) the aggregate of domestic theatrical box office revenues for all such Measured Films (as reported by Nielsen EDI), such box office revenues calculated for each such Measured Film through the date that is twelve (12) months after the date of such Measured Film’s initial theatrical release in the Territory.

“Average Unit Price” shall mean for purposes of calculating the dollar amount of Returns for a particular customer on a Covered Product-by-Covered Product basis, the amount of all Gross Receipts received from such customer less all related refunds, credits (other than credits for cooperative advertising and actual Returns) and discounts with respect to such Covered Product divided by the total number of Videogram units of such Covered Product shipped to such customer.

“Bankruptcy Code” shall mean Title 11 of the United States Code (11 U.S.C. Sections 101 et seq.), as amended from time to time.

“Copyright Act” means the United States Copyright Act of 1976, as amended from time to time.

“Constitutive Documents” shall mean, as to any Person, such Person’s certificate of incorporation or registration (including, if relevant, certificates of change of name), memorandum of association, articles of association or incorporation, charter, by-laws, trust deed, partnership, operating agreement, joint venture or shareholders’ agreement or equivalent documents constituting the organization or forming of such Person, in each case as the same may from time to time be amended, supplemented or otherwise modified.

“Control” shall mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise and the terms “Controlling” and “Controlled” shall have meanings correlative to the foregoing.

“Covered Product” shall mean all Motion Pictures for (i) which Licensor or a Licensor Controlled Affiliate owns or controls the right to distribute Videograms embodying such Motion Pictures in the Territory; and (ii) which Licensor or any Licensor Controlled Affiliate elects, in its sole discretion, to release during the Output Term for distribution by means of Videograms in the Territory, in each case subject to any and all existing restrictions and agreements and any restrictions and agreements existing at the time such Motion Picture is licensed to or acquired by Licensor or any Licensor Controlled Affiliate; provided that Covered Product shall not include Excluded Product without Licensor’s prior written approval. The Motion Pictures comprising the Covered Product as of the Effective Date are set forth in Exhibit A, which is to be provided on the Effective Date and incorporated herein by this reference.

“Deemed Distribution Fee Percentage” shall have the meaning as set forth in Paragraph 11(A).

“Deemed Distribution Fee Amount” shall have the meaning as set forth in Paragraph 11(A).

“Distributor Credit” shall mean, with respect to Licensor’s exercise of its rights under Paragraph 4(A) to engage a duplicator and/or replicator in connection with the manufacture of Videograms, the payments actually received by Licensor and not returnable from such duplicator and/or replicator which are directly attributable to the volume of Videograms of Covered Product duplicated and/or replicated. For purposes of clarification, the Distributor Credit is used herein solely for the purpose of calculating the Annual Video Ratio and no portion of any Distributor Credit shall be payable to Distributor.

“Distributor True-Up Payment” shall have the meaning as set forth in Paragraph 11(C).

“Distributor’s Current Business” shall mean all of (i) the development, licensing, sale, distribution and/or other exploitation (collectively, “Exploitation”) of entertainment-based programs and productions on DVD and other home-video and personal audiovisual formats, which programs and productions include without limitation theatrical motion picture productions, television programs and productions, documentary and other non-fiction programs and productions, health and wellness-oriented programs and productions, and children’s and family-oriented programs and productions; (ii) Exploitation of music and other recordings on CD and other audio formats; (iii) Exploitation of internally-developed and/or licensed intellectual properties (e.g., Baby Genius, Berliner Film Company, etc.) and products including toys, books, video games, apparel and the like; and (iv) Exploitation of licensed U.S. and international consumer brands (e.g., Bazooka, TV Guide, Sundance, etc.) in and in connection with brand-relevant Distributor products and content.

“Excluded Product” shall mean (i) with respect to any Motion Picture initially theatrically released by Licensor or any Licensor Controlled Affiliate, any such Motion Picture for which Licensor or any Licensor Controlled Affiliate does not own or control, at the time of initial theatrical release of such Motion Picture in the Territory, the right to distribute Videograms in the Territory, including without limitation because of co-finance arrangements, split-rights arrangements or for any other reason, (ii) with respect to any Motion Picture not initially theatrically released by Licensor or any Licensor Controlled Affiliate, any such Motion Picture for which Licensor or any Licensor Controlled Affiliate does not own or control the right to distribute Videograms in the Territory, including without limitation because of co-finance arrangements, split-rights arrangements or for any other reason, (iii) any Motion Picture acquired by Licensor or any Licensor Controlled Affiliate as part of a library or slate of Motion Pictures in a transaction or series of transactions where the purchase price for such library or slate of Motion Pictures is in excess of $100,000,000, and (iv) the Motion Picture entitled “Hoodwinked”. For the avoidance of doubt, Licensor shall have the right to license Excluded Product to Distributor under this Agreement in its sole discretion.

“Industry Expert” means an individual with substantial experience in the home video distribution industry who is mutually approved by Licensor and Distributor (Warren Lieberfarb is hereby pre-approved by the parties).

“Initial Copyright Mortgage and Assignment” shall mean the form of Initial Copyright Mortgage and Assignment attached as Exhibit B to the Security Agreement.

“Initial Home Video Release Date” means (i) for Covered Product which has its initial home video “street date” in the Territory on or prior to the 15th day of any calendar month, the first day of such month and (ii) for Covered Product which has its initial home video “street date” in the Territory after the 15th day of any calendar month, the first day of the following month.

“Law” shall mean any present or future statute or ordinance, whether municipal, county, state, national or territorial; any executive, administrative or judicial regulation, order, judgment or decree; any treaty or international convention; or any rule or principle of common law or equity.

“License Term” shall mean, with respect to each Covered Product licensed to Distributor hereunder during the Output Term (as that term is defined below) on a product-by-product basis, the shorter of (i) perpetuity; or (ii) the full term of rights to distribute such Covered Product by means of Videograms in the Territory owned or controlled by Licensor or any Licensor Controlled Affiliate, subject only to early termination in accordance with the terms of Paragraph 19 of this Agreement and Licensor’s buy back rights in accordance with the terms of Paragraph 21 of this Agreement.

“Licensor Controlled Affiliate” shall mean any Affiliate existing as of the date hereof or any entity in which Licensor creates, establishes or acquires a Controlling interest, directly or indirectly, after the date hereof for a purchase price of less than $100,000,000; provided that any Motion Picture(s) or Motion Picture rights owned or controlled by such acquired entity shall be subject to any and all restrictions and agreements existing at the time of such acquisition. For the avoidance of doubt, Licensor Controlled Affiliate shall not include any entity in which Licensor acquires a Controlling interest, directly or indirectly, after the date hereof for a purchase price of more than $100,000,000.

“Licensor True-Up Payment” shall have the meaning as set forth in Paragraph 11(C).

“Lien” shall mean any lien, mortgage, copyright mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Measurement Date” shall have the meaning as set forth in Paragraph 11(A).

“Measurement Period” shall have the meaning as set forth in Paragraph 11(A).

“Measured Films” shall mean, with respect to each Measurement Period, all Covered Product that has (i) had its Initial Home Video Release Date on or after October 1 of the calendar year preceding the applicable Measurement Period but before October 1 of the applicable Measurement Period and (ii) been theatrically released after November 1, 2005. By way of example, with respect to the Measurement Period ending on December 31, 2008, the Measured Films shall be all Covered Product which have been theatrically released after November 1, 2005 and which have had their respective Initial Home Video Release Dates on or after October 1, 2007 but before October 1, 2008. For purposes of clarification, all Covered Product under the Interim Distribution Agreement dated as of [        ] between Licensor and Genius Products, Inc. that would otherwise constitute Measured Films under this Agreement shall be included as Measured Films for the purpose of calculating the Annual Video Ratio for the applicable Measurement Period.

“Motion Picture” shall have the definition assigned to it in the Copyright Act, incorporated herein by this reference.

“Output Term” shall mean the period commencing on the Effective Date and continuing through and including (a) December 31, 2010 if Licensor does not extend the Output Term in accordance with Paragraph 2(A) hereof, or (b) December 31, 2013 only if Licensor extends the Output Term in accordance with Paragraph 2(A) hereof.

“Person” shall mean and refer to any natural person, firm, corporation, partnership, limited liability company, association, union or other entity recognized by law.

“Pledgeholder Agreement” shall mean the form of Pledgeholder Agreement attached as Exhibit E to the Security Agreement.

“Return” shall mean a Videogram embodying a Covered Product distributed and sold by Distributor hereunder which is returned to Distributor pursuant to customary and appropriate authorization, and shall occur upon the crediting by Distributor of the applicable customer’s account for such Videograms returned to Distributor. The dollar amount of Returns shall be computed by multiplying the number of such Videogram units returned by the Average Unit Price for such Videogram.

“Security Documents” shall mean the Security Agreement, the Pledgeholder Agreement, the Account Control Agreement and the Copyright Mortgage and Assignment.

“Semi-Annual Adjusted Net Contribution” shall be calculated on each Semi-Annual Measurement Date on a Semi-Annual Measured Film by Semi-Annual Measured Film basis and shall mean the Net Contribution for such Semi-Annual Measured Film divided by .85. Notwithstanding that the Semi-Annual Adjusted Net Contribution shall be calculated after the end of each Semi-Annual Measurement Period, the Semi-Annual Adjusted Net Contribution with respect to any Semi-Annual Measured Film shall include the Semi-Annual Net Contribution for such Semi-Annual Measured Film (adjusted as provided above) and any Distributor Credit for such Semi-Annual Measured Film earned by Licensor, in each case, through the earlier of (a) the date that is six (6) months after the Initial Home Video Release Date of the applicable Semi-Annual Measured Film and (b) the end of the applicable Semi-Annual Measurement Period. For purposes of clarification, the Distributor Credit is used here solely for the purpose of calculating the Semi-Annual Video Ratio and no portion of any Distributor Credit shall be payable to Distributor.

“Semi-Annual Video Ratio” for the applicable Semi-Annual Measurement Period shall mean the ratio (expressed as a percentage) of (a) the aggregate Semi-Annual Adjusted Net Contribution for all applicable Semi-Annual Measured Films to (b) the aggregate of domestic theatrical box office revenues for all such Semi-Annual Measured Films (as reported by Nielsen EDI), such box office revenues calculated for each such Semi-Annual Measured Film through the date that is six (6) months after the date of such Semi-Annual Measured Film’s initial theatrical release in the Territory.

“Semi-Annual Measurement Date” shall have the meaning as set forth in Paragraph 19(A)4.

“Semi Annual Measurement Period” shall have the meaning as set forth in Paragraph 19(A)4.

“Semi-Annual Measured Films” shall mean, (i) with respect to each Semi-Annual Measurement Period commencing on January 1st, all Covered Product that has (a) had its Initial Home Video Release Date on or after October 1st of the calendar year preceding the applicable Semi-Annual Measurement Period but before April 1st of the calendar year of the applicable Semi-Annual Measurement Period and (b) been theatrically released after November 1, 2005; and (ii) with respect to each Semi-Annual Measurement Period commencing on July 1st, all Covered Product that has (a) had its Initial Hove Video Release Date on or after April 1st of the calendar year of the applicable Semi-Annual Measurement Period but before October 1st of such calendar year and (b) been theatrically released after November 1, 2005. By way of example, with respect to the Semi-Annual Measurement Period commencing on January 1, 2008 and ending on June 30, 2008, the Semi-Annual Measured Films shall be all Covered Product which have been theatrically released after November 1, 2005 and which have had their respective Initial Home Video Release Dates on or after October 1, 2007 but before April 1, 2008. By way of further example, with respect to the Semi-Annual Measurement Period commencing on July 1, 2009 and ending on December 31, 2009, the Semi-Annual Measured Films shall be all Covered Product which have been theatrically released after November 1, 2005 and which have had their respective Initial Home Video Release Dates on or after April 1, 2009 but before October 1, 2009.

“Supplemental Copyright Mortgage and Assignment” shall mean the form of Supplemental Copyright Mortgage and Assignment attached as Exhibit C to the Security Agreement.

“Territory” shall mean the United States and its territories, commonwealths, trusteeships and possessions (including, but not limited to, Puerto Rico, the United States Virgin Islands and Guam) and United States military bases, embassies and other governmental installations wherever located.

“Videogram” or “Videograms” shall mean and refer to videocassettes, videodiscs, videotape, DVD, Universal Media Disc (“UMD”), CD-ROM or other similar hard carrier devices now known or hereafter devised and designed to be used in conjunction with a personal reproduction apparatus which causes a visual image (whether or not synchronized with sound) to be seen on the screen of a television receiver, computer screen, hand-held device or any similar device now known or hereafter devised. “Videograms” shall not include the electronic or other non-tangible transmission of programming over distance for retention and replay including, without limitation, downloadable delivery, video-on-demand, and electronic or non-tangible delivery to cell phones and other mobile devices.

(B) Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including”, the word “through” means “to and including”, and the words “to” and “until” each mean “to but excluding”.

2. OUTPUT TERM; TERM.

(A) Output Term. Licensor may extend the Output Term in its sole discretion through and including December 31, 2013, solely by giving written notice to Distributor after September 30, 2010 and on or before December 31, 2010. If Licensor does not give such notice to Distributor within such period, then the Output Term shall expire on December 31, 2010.

(B) Term. Subject to Paragraph 19 and Paragraph 21 below, the term of this Agreement shall commence on the Effective Date and shall end upon the expiration of the longest lasting License Term for Covered Product hereunder.

3. GRANT OF RIGHTS. Subject to Paragraph 3(B) below, to the extent that Licensor or any Licensor Controlled Affiliate controls such rights, in each instance Licensor hereby grants to Distributor during the License Term and in the Territory, the right to design, manufacture (subject to Paragraph 4 below), distribute, advertise, publicize, promote and market Videograms containing, inter alia, embodiments of the Covered Products (in linear form only, provided that the availability of so-called “DVD Extras” or bonus features such as deleted scenes or alternative endings shall not, in and of themselves, cause such embodiments of the Covered Product to be non-linear) in English, Spanish and such other languages as may be approved by Licensor in writing on a product-by-product basis; such rights to be exercised in accordance with the terms and conditions hereof.

(A) Exclusivity. With respect to the distribution of Videograms of the Covered Product and the advertising and marketing relating to such distribution, Distributor’s rights in the Territory throughout the License Term shall be exclusive to Distributor.

(B) Limitations on Rights Granted / Reserved Rights.

1. No Further Rights. This Agreement confers no right on Distributor to use, or authorize others to use, the Covered Product for any purpose that is not authorized by Licensor hereunder. Notwithstanding anything to the contrary herein, but subject only to Paragraph 5(C) below, the rights granted to Distributor do not include the right to distribute, sell or otherwise exploit the Covered Product by way of broadcast, telecast, cablecast, webcast (or other interactive or Internet distribution, transmission or downloading) or other dissemination of the Covered Product to consumers using a central server or other apparatus whereby receiving schedules or viewing frequency is controlled in whole or in part by Distributor (or any of its licensees or assigns) or by an end user including, without limitation, so called “video-on-demand”, “near video-on-demand”, “subscription video-on-demand”, or other pay-per-view or similar services.

2. Reservation of Rights. All licenses, rights and interests in, to and with respect to the Covered Product and all elements and parts thereof not specifically granted to Distributor hereunder shall be, and they are, specifically and entirely reserved to Licensor and, except as expressly provided otherwise herein, may be fully exploited and utilized by Licensor without limitation at any time and without regard to the extent that such rights may be competitive with the rights granted to Distributor.

3. No Liens. Distributor shall not create, assume or suffer to exist any Lien upon any of the Film Collateral (as defined in the Security Agreement) or make any disposition, assignment, sale or transfer of any of the Film Collateral unless the Licensor shall have given prior written consent thereto in each instance.

4. MANUFACTURING.

(A) Election of Duplicator / Replicator. Licensor reserves the right, exercisable at any time during the Term upon ninety (90) days prior written notice to Distributor, to directly engage a duplicator and/or replicator in connection with the manufacture of Videograms embodying the Covered Product; provided, however, in the event Distributor and Licensor jointly enter into a Videogram duplication or replication arrangement with a third Person, Licensor agrees not to exercise its rights under this Paragraph 4(A) in a manner so as to violate the terms of such joint arrangement. Until such time, if ever, as Licensor exercises its rights set forth in the immediately preceding sentence, Distributor shall engage duplicators and/or replicators for the manufacture of Videograms in accordance with this Paragraph 4. Licensor and Distributor acknowledge that Licensor has directly engaged a replicator in connection with the manufacture of Videograms embodying Covered Product.

1. Duplicator / Replicator engaged by Licensor. If Licensor elects to exercise its right to so directly engage a duplicator and/or replicator for Videograms of Covered Products hereunder,

Distributor will advance and recoup, in accordance with Paragraph 10(C) below, all amounts required to be paid by Licensor to its duplicator and/or replicator with respect to Videograms of Covered Products pursuant to the terms hereof; provided, however, that if and to the extent Licensor makes any such payments, then Distributor will immediately reimburse Licensor for such payments made by Licensor and Distributor shall recoup, in accordance with Paragraph 10(C) below, all such amounts reimbursed to Licensor.

2. Duplication / Replication by Distributor. With respect to Covered Product, except during the periods that Licensor elects to exercise its rights with respect to Videogram duplication/replication pursuant to this Paragraph 4, Distributor shall arrange for the manufacture, packaging and delivery of the finished goods to Distributor’s distribution centers; provided, however, all matters relating to its manufacture and distribution of the Covered Product in the Territory during the Term shall be subject to meaningful, good faith consultation with, and reasonable approval by, Licensor. In connection therewith, Distributor shall advance and recoup, in accordance with Paragraph 10(C) below, all costs and expenses incurred in connection with the manufacturing, packaging and delivery of such store-ready finished goods to Distributor’s warehouse facility(ies) and fulfillment/distribution centers. The costs of manufacturing, packaging and delivery of such store-ready finished goods charged to Licensor shall not exceed those direct, auditable, out-of-pocket, customary and reasonable costs and expenses actually paid by Distributor to its customary vendors for such services, net of all rebates, refunds, credits and discounts. In addition, such costs shall not exceed the amounts charged by Distributor to any other licensor of product for such services; provided, however that the forgoing provision shall not apply when Licensor designates the third party to perform such services.

(B) Ownership of Inventory. Subject always to the terms of this Agreement, the inventory of finished goods of Videograms hereunder, whether delivered to Distributor by Licensor, manufactured by Licensor or Distributor or otherwise (the “Inventory”) shall be Distributor’s sole property, and Distributor shall bear all costs or risks attributable thereto.

(C) Promotional Units/Free Goods. Licensor shall have approval over the manufacture and distribution over all so-called “free goods” and “promotional units”, as set forth in Paragraphs 6(B)(12) and 7(F) below.

5. MARKETING/ ADVERTISING.

(A) Marketing. Subject to meaningful, good faith consultation with Distributor, Licensor will designate the initial home video “street date” in the Territory for each Covered Product and Distributor shall initially release Videograms of such Covered Product on such date, subject to Licensor’s timely delivery of the Delivery Materials (as hereinafter defined) and Licensor’s timely approval, pursuant to the terms hereof, of any and all materials and plans required for the distribution thereof by Distributor. The budget (the “Marketing Budget”) for (i) the development and implementation of the marketing strategy of each Covered Product (the “Marketing Plan”); (ii) the creation, placement and distribution of all marketing, advertising and promotional materials for each Covered Product (the “Promotional Materials”); (iii) the Marketing Expenses (as defined in Paragraph 9(B)) budget for the initial home video “street date” in the Territory of each Covered Product in the Territory; and (iv) all other matters relating to the advertising, marketing and promotion of the Covered Product (including without limitation, media spends, media buys and rebates) will be subject to Licensor’s and Distributor’s mutual prior written approval and, in the event of any disagreement, Licensor’s decision will control. Without limiting the foregoing, Distributor shall be responsible for the advertisement, promotion, and merchandising efforts in respect of the distribution of Videograms of Covered Product hereunder, including the preparation of artwork and design layouts of all types, the furnishing of merchandising posters and displays for distribution by Distributor, and the furnishing of reasonably sufficient quantities of demonstration samples to Distributor’s sales staff, subject in all respects to Licensor’s approval rights. Distributor shall with respect to each Covered Product submit a written proposal to Licensor, in a form subject to Licensor’s reasonable approval, which includes a detailed description of the proposed Marketing Plan, Promotional Materials and Marketing Budget (the “Proposal”).

Once Licensor approves the Proposal, neither party shall materially deviate from the terms of such approved Proposal without the written consent of the other (but subject to Licensor’s controlling decision in the event of any disagreement), and Distributor shall execute such Proposal in accordance with the provisions thereof and the terms and conditions of this Agreement, including without limitation, the approvals and restrictions in Paragraph 7 below. Any material change from the Proposal (including the Marketing Plan) determined by Licensor shall be communicated to Distributor in writing reasonably in advance so that Distributor may execute the same in a timely manner.

(B) Credits. Distributor will adhere to and comply with all credit requirements and restrictions relating to Covered Product and the advertising and promotion thereof (“Credit/Advertising Restrictions”) of which Distributor has been notified in writing, all of which Credit/Advertising Restrictions shall be included in the Delivery Materials and delivered to Distributor on or before the Delivery Date (as hereinafter defined), provided that Licensor may correct and update the Credit/Advertising Restrictions from time to time thereafter. No failure by Distributor to comply with Credit/Advertising Restrictions by reason of Licensor’s failure to timely deliver the same to Distributor shall be deemed a breach of this Agreement by Distributor, provided that any such failure shall be cured prospectively to the extent practicable. Distributor will be entitled to a logo credit at the beginning of each Videogram containing Covered Product and on the packaging of each such Videogram. All other credits will be determined by Licensor in its sole discretion.

(C) Advertising. Distributor shall have the right to market, promote and advertise in the Territory its distribution of Videograms of the Covered Product during the License Term with respect to each Covered Product in any and all media, whether now known or hereafter devised. Distributor shall have access to, and the right to use and/or include all or part of, Licensor’s advertising materials (including clips and stills from the Covered Products and the names, voices, likenesses, performances and biographies of the individuals appearing in or connected with the Covered Products, subject to all third party contractual restrictions and limitations of which Distributor has been notified in writing, all of which shall be set forth in full in the Credit/Advertising Restrictions, as such may be updated from time to time) in connection with the publicity, advertising and packaging of the Covered Products (including in and/or as part of DVD menu design) (the “Advertising Materials”). Distributor shall advance and recoup, in accordance with Paragraph 10(C) below, all costs and expenses incurred in connection with the reproduction, delivery and shipment of any Advertising Materials. Distributor shall be solely responsible for securing (in advance) all licenses, releases and other rights necessary for its use of the Advertising Materials (other than such clearances obtained by Licensor in advance and communicated to Distributor in writing, all of which shall be set forth in full in the Credit/Advertising Restrictions, as such may be updated from time to time) and making all necessary payments for such use, and Distributor shall indemnify Licensor from any claims resulting from Distributor’s failure to do the same. If the Credit/Advertising Restrictions contain errors, then Licensor shall reimburse Distributor for all direct, out-of-pocket costs actually paid by Distributor to third parties solely as a result of such errors (e.g. costs of creating new advertising materials prior to the time when such errors are corrected by Licensor).

6. DISTRIBUTION.

(A) Licensor’s Obligations: Licensor shall be solely responsible for all activities and, as between Distributor and Licensor, Licensor shall pay or cause to be paid all costs, expenses and charges incurred in connection with:

1. The acquisition, development, financing and production of Covered Product, including (without limitation) all creative and artistic aspects thereof and paying any and all costs, expenses or charges in connection therewith; and

2. The procurement of all necessary rights, licenses, consents, authorizations and clearances (including, without limitation, any music and/or clip licenses, third party consents, labor union authorizations or waivers and other clearances necessary for use of all copyrights, trademarks, tradenames, artist names, voices, likenesses, performances, group names, artwork, patents or any similar intangible property rights of any Person) necessary for Distributor to manufacture, advertise, publicize, promote, market and distribute Videograms of the Covered Product as and to the extent contemplated hereby; and the payment of all royalties, fees, costs and other sums payable to any Person in connection therewith (including any applicable guild residuals). Nothing in this Paragraph 6(A)2 shall diminish, reduce or otherwise limit Distributor’s obligations under Paragraph 5(A) and 5(C) above or Paragraph 9 below.

(B) Distributor’s Services/Undertakings: Distributor shall perform in a conscientious and first-class manner to the fullest extent of its ability in the exercise of its reasonable business judgment and on a “label blind” and non-discriminatory basis, all services customary, necessary and appropriate in connection with the manufacture (as applicable), distribution, sale and other exploitation of Covered Product including, without limitation, the following:

1. All field sales/merchandising and marketing activities;

2. Solicitation, acceptance and processing of orders from customers;

3. Physical distribution;

4. VMI (Vendor Managed Inventory), Inventory control and warehousing;

5. Processing and issuance of credits to customers;

6. Handling, processing, administering and auditing co-operative advertising allowances and issuing credits therefor;

7. Transportation of Inventory among Distributor’s distribution centers (so-called “inter-branch transfers”);

8. Prompt and accurate order fulfillment, by picking, packing and shipping Videograms to Distributor’s customers;

9. Acceptance and processing of Returns distributed by Distributor, subject to the provisions hereof;

10. Billing and collection for Videograms shipped by Distributor to customers, and crediting for Returns and, in this connection, Distributor will bear credit risk and payment discounts (e.g. discounts for cash payment and/or discounts for early payment) for its customers hereunder. The decision whether or not to grant credit to any customer, to continue to extend credit to any customer and/or the amount of any credit so extended shall, in each case, be determined by Distributor in its sole good faith discretion after meaningful good faith consultation with Licensor; provided, however, that if any customer fails to pay in accordance with Distributor’s customary payment terms or credit terms extended to such customer, then Distributor will notify Licensor thereof in writing and any further credit extended to any such customer and the terms of such credit shall be subject to Licensor’s prior written approval in each instance. Distributor’s payment terms extended to its customers shall be no less favorable to Distributor than payment terms that are customary for U.S. major motion picture studios in the U.S. home video industry.

11. Preparation and delivery to Licensor of periodic (at least monthly, twenty (20) days after month’s end) sales and inventory reports pertaining to sales, Returns and Inventory subject to this Agreement. Distributor agrees to furnish Licensor with on-line or other electronic access to the sales and inventory data contained in such reports at all such times during the Term.

12. Distributor shall pick, pack and arrange for the transportation of a reasonable number of “promotional units” (i.e., Videograms identified or marked as for promotional purposes only and not for resale, which Licensor gives away or furnishes on a “no charge” basis for promotional purposes to, among others, newspaper or magazine reviewers, or television stations or networks). Licensor shall furnish Distributor (via computer disc) with labels pre-printed with the names and addresses of all recipients of such promotional units. Notwithstanding anything to the contrary contained herein, all direct, auditable, out-of-pocket expenses incurred by Distributor in connection with the “promotional units” shall be deemed recoupable Distribution Expenses (as hereinafter defined) attributable to the Covered Product embodied in such units.

13. Distributor will arrange for the distribution of merchandising materials to Distributor’s customers. Any moneys paid or credited to the account of Distributor from the sale or distribution to customers by Distributor of such merchandising or other related similar items (“Merchandising/Point of Purchase Receipts”) shall be considered Gross Receipts for purposes of this Agreement, however no Distribution Fee will be charged on such amounts and no amount will be deducted therefrom as a reserve for Returns.

14. Distributor will fulfill commercially reasonable special requests by Licensor, such as special packaging, prepacking, stickering or reboxing of Videograms, and will pick, pack and ship closeouts and overstock orders and promotional mailers, provided, however, that all direct, auditable, out-of-pocket expenses incurred by Distributor in connection with the such requests shall be deemed recoupable Distribution Expenses attributable to the Covered Product embodied in such units.

15. Distributor will fulfill commercially reasonable requests by Licensor for special marketing services, such as distribution of promotional video compilations, provided that all direct, auditable, out-of-pocket expenses incurred by Distributor in connection with such requests shall be deemed recoupable Distribution Expenses attributable to the Covered Product embodied in such units.

16. Distributor will fulfill orders from customers that do not otherwise buy Videograms from Distributor, by picking, packing and shipping Videograms to such customers, subject to Distributor’s standard business and credit policies with respect to new accounts. Distributor will bill and collect for such Videograms and credit for Returns.

(C) Manner of Distribution. Distributor shall keep Licensor fully informed on a regular basis regarding Distributor’s manner of distribution, sales methods and policies, including without limitation Distributor’s distribution pattern and wholesale and retail distribution channels and outlets. Distributor shall consider in good faith Licensor’s suggested improvements or changes to such manner of distribution, sales methods and policies; provided that Distributor’s failure to implement any such improvements or changes after giving good faith consideration thereto shall not be a breach of this Agreement so long as Distributor’s manner of distribution, sales methods and policies are consistent with the standards of U.S. major motion picture studios in the U.S. home video industry.

7. APPROVALS AND CONTROLS; CERTAIN RESTRICTIONS. Distributor’s exercise of the rights granted to it hereunder shall be subject to, and exercised in accordance with, the following:

(A) General. All marketing materials, media spends, media buys, Returns policies and rebates, refunds, credits and discounts provided to Distributor’s customers with respect to the Covered Product will be subject to Licensor’s prior written approval. At Licensor’s election in its sole discretion, Licensor may (i) negotiate separately with respect to any new format or technology (e.g., Blu-Ray) for Videograms of Covered Product (in which case Distributor will have no right to share or otherwise participate in such negotiations or the results thereof; or (ii) participate on an in-person basis in Distributor’s negotiations in connection with such new technology. If Licensor elects to participate in Distributor’s negotiation with respect to such new technology, then the amount of any signing bonus, advance or other consideration to be paid or credited to Distributor in connection with the adoption of such format or technology and the allocation thereof to the Covered Product (which allocation will be payable to Licensor without any deduction for Expenses or Distribution Fees), will be subject to Licensor’s prior written approval. For the avoidance of doubt, all Videograms of Covered Product, regardless of any new format or technology (e.g. Blu-Ray), will continue to be distributed by Distributor in accordance with this Agreement.

(B) Subdistribution/Outsourcing. Except as otherwise expressly permitted hereunder, Distributor shall not be entitled to outsource any functions or engage any subdistributor(s) to distribute, sell or otherwise exploit the Covered Product or to sublicense any of its rights under this Agreement in the Territory, or any portion thereof, without Licensor’s express prior written approval. To the extent Licensor approves a subdistributor, sublicensee or other third party, Distributor nevertheless shall remain primarily obligated under all (and shall not be relieved from liability under any) of the provisions of this Agreement with respect to outsourced services or the subdistribution or sublicensing of such rights and in no event shall any such agreement with such third party grant rights greater than those granted to Distributor hereunder or include the right to grant any further outsource services or to subsublicense or subdistribute any rights.

(C) Manufacturing Levels. Licensor will have the right on an ongoing and continuous basis in consultation with Distributor to designate the number of Videogram units manufactured and to be shipped (as to each Covered Product, the “Manufacturing Level”) (it being understood and agreed that in the event of any disagreement between Licensor and Distributor with respect to any Manufacturing Level, Licensor’s decision shall control).

(D) Suggested Retail List Price. Licensor shall designate the suggested retail list price for each Covered Product on an ongoing and continuous basis in consultation with Distributor and shall provide Distributor with notice of any changes to such suggested retail list prices thereafter (it being understood and agreed that in the event of any disagreement between Licensor and Distributor with respect to any suggested retail list price, Licensor’s decision shall control).

(E) Sales Efforts.

1. Subject to Licensor’s control over Manufacturing Levels as set forth in Paragraph 7(C) above and, if applicable, Licensor’s control over the manufacturing of Videograms pursuant to Paragraph 4 above, Distributor shall commence in good faith to manufacture, distribute and sell Covered Product in order to effectuate the Marketing Plan for the initial home video “street date” in the Territory designated by Licensor in such Marketing Plan or as otherwise designated in writing by Licensor pursuant to Paragraph 5(A) for each such Covered Product and shall continue thereafter to diligently and continuously so manufacture, distribute and sell Covered Product as necessary, in Distributor’s good faith business judgment, to meet consumer demand.

2. Distributor, in exercising the rights and licenses granted hereunder, shall use all commercially reasonable efforts in its good faith business judgment to promote and maximize the sale, distribution and other exploitation of the Videograms of Covered Product throughout the Territory.

(F) Restrictions on Free Goods, Premiums, Deep Discount Units. Distributor shall not do any of the following without Licensor’s prior written approval: (i) execute advertising or distribution programs (including any discounts) for Videograms of Covered Product that include bonus units or “free goods,”; (ii) distribute, sell or otherwise exploit (a) Catalog Product at wholesale prices less than 45% of the initial suggested retail list price for the applicable Catalog Product or (b) New Product at wholesale prices less than 60% of the initial suggested retail list price for the applicable New Product; (iii) combine any Covered Product with product from any other producer or supplier as part of any sales incentive programs, package deal or otherwise; or (iv) offer or permit the offer of any Videograms of Covered Product by way of “premiums” (as such term is commonly understood in the entertainment industry). If Distributor distributes, sells or otherwise exploits any Covered Product in violation of the preceding sentence, then for purposes of accounting hereunder, Videograms of each such Covered Product so distributed shall be considered to have been sold at Distributor’s highest wholesale price for such Videograms as of the date of such distribution and an amount so computed shall be included in and considered for all purposes under this Agreement to be Gross Receipts. The foregoing shall not apply to Distributor’s provision of a reasonable number of free goods pursuant to Paragraph 6(B)12 above or to free goods which Licensor directs Distributor to provide to individuals involved in the production of Covered Product for their personal, non-commercial use. “Catalog Product” shall mean Covered Product that has been in release on Videograms for more than six (6) months. “New Product” shall mean Covered Product that has been in release on Videograms for six (6) months or less.

(G) Reserve for Returns/Bad Debt. Distributor will be entitled to establish and maintain a reserve for Returns for each Covered Product in an amount equal to seventeen and one-half percent (17 1/2%) of Net

Receipts attributable to such Covered Product, provided that all such reserves not constituting actual Returns will be liquidated within five (5) months of establishment (“Return Reserve Period”). Returns made within the applicable Return Reserve Period shall be credited toward and applied so as to reduce such reserve. Licensor and Distributor will review and discuss the reserve for Returns annually throughout the Output Term for possible adjustments based on a review of Distributor’s prior 12 months’ Returns and forecasts of future Returns, provided that any failure of the parties to reach an agreement with respect to such adjustments shall not be a breach of this Agreement nor shall it give rise to any right or remedy of either party hereunder or otherwise; provided further that no such adjustments shall be made (and the 17 1/2% reserve shall continue to apply) unless agreed to in writing by both parties. No reserve for Returns shall be taken on or established with respect to any non-returnable Videograms distributed, sold or otherwise exploited by Distributor hereunder. Distributor will bear (and will not be entitled to recoup as Distribution Expenses) all bad debt expense and collection costs. Licensor shall have approval over Distributor’s Returns policy (such approval not to be unreasonably withheld).

(H) Sales Outside the Territory. Distributor shall not, and shall not cause or authorize any other person or entity to, sell any Videograms of Covered Product outside the Territory including, without limitation, sales to wholesalers in such quantities as a person acting reasonably would determine are for sale outside the Territory. If Distributor becomes aware of any person or entity selling any Videograms of Covered Products outside the Territory including, without limitation, sales to wholesalers in such quantities as a person acting reasonably would determine are for sale outside the Territory, Distributor shall immediately notify Licensor in writing of same.

(I) Cutting and Editing. Distributor shall not, and shall not cause, authorize or permit any other person or entity to:

1. Subject to Distributor’s rights to use clips and stills from the Covered Product (including in connection with the creation of any “DVD Extras” or bonus features) pursuant to Paragraph 5(C) above, edit or otherwise change (e.g., make any cuts, deletions, alterations, modifications, or additions of any kind) any Covered Product or the title of any Covered Product or exploit any Covered Product in other than linear form for continuous viewing from beginning to end; or

2. Add to, alter or delete, or authorize any additions, alterations or deletions of, any credit, logo, trademark, tradedress or copyright notice appearing on any Covered Product as delivered to Distributor (including without limitation on any packaging, or any marketing, advertising, promotional or display materials relating thereto); or

3. Include on any Covered Product any advertisement or commercial without Licensor’s prior written consent; provided, however that Distributor may add trailers and other promotional materials relating to Licensor’s and its licensees’ and promotional and merchandising partners’ programming, products and services as requested or directed by Licensor from time to time.

(J) Security; Copy Protection. Distributor shall institute and employ “state-of-the-art” security systems, measures and procedures at least equal to such systems, measures and procedures of other first-class providers of services of the type provided hereunder to prevent loss, damage, theft, pirating, unauthorized exhibition, copying or duplication of any of Covered Product or materials delivered by Licensor, which systems, measures and procedures shall in no event be less stringent than those used by U.S. major motion picture studios with respect to their comparable Motion Pictures or materials, as such systems, measures and procedures may be updated and/or improved from time to time.

(K) No Approval Over Content. For the avoidance of doubt, Distributor shall not have any control or approval rights relating to the content or rating of any Covered Product delivered to Distributor hereunder (and for the avoidance of doubt, all Covered Product shall be distributed by Distributor hereunder regardless of rating).

(L) Name and Likeness. With respect to the names (legal or assumed), photographs, likenesses and biographical material, as supplied by Licensor to Distributor, of the artists whose performances or other literary, musical or other audiovisual material are contained on or in any Covered Product, Distributor shall abide by any contractual requirements or restrictions imposed upon Licensor or any third Person relating to such performances from and after such time as Distributor shall have been notified thereof in writing, including without limitation, as set forth in the Credit/Advertising Restrictions delivered to Distributor from time to time.

(M) Payment of Additional Expenses. Except as expressly provided herein, Distributor shall be solely responsible for any and all costs and expenses arising in connection with the exercise of the rights granted to Distributor hereunder.

(N) Handling of Certain Materials. Distributor shall (i) exercise all due care in handling, storing and safeguarding all Promotional Materials, Advertising Materials and Delivery Materials (as defined in Paragraph 8 below) (the Promotional Materials, Advertising Materials and Delivery Materials are sometimes collectively referred to herein as the “Proprietary Materials”); (ii) assume all risk of loss or damage to all such materials while in the possession of Distributor.

(O) Dedicated Staff. Distributor will create and maintain a dedicated sales, marketing and operational unit of a commercially reasonable size for the sales, marketing and distribution of Covered Product in the Territory. The size, level and personnel of such dedicated unit will be subject to Licensor’s prior written approval and Distributor agrees to consider in good faith candidates proposed by Licensor for all such positions, provided that Distributor shall determine in its sole discretion all salary levels and other compensation with respect such candidates. Without limiting the generality of the foregoing, Licensor shall have the right to designate one (1) senior level executive of Distributor (the “Senior Executive”) who shall be subject to Distributor’s approval (not to be unreasonably withheld or delayed) and who shall be Distributor’s primary contact with Licensor. Such Senior Executive shall keep Licensor fully informed on an ongoing and continuous basis regarding all matters of Distributor’s distribution of Videograms of Covered Product hereunder and shall be reasonably available to Licensor to facilitate the same. At no time shall the staffing levels of the dedicated unit fall below the minimum staffing levels as set forth on Exhibit B attached hereto and incorporated herein by this reference. The minimum staffing levels of such dedicated unit shall be reviewed by Licensor and Distributor on a quarterly basis giving regard to a target Annual Video Ratio of 70% and shall be subject to Licensor’s approval (such approval not to be unreasonably withheld). The cost of such dedicated staff (including the Senior Executive) shall be borne exclusively by Distributor (in accordance with and subject to its general overhead budget) and no costs or expenses related to such staff shall be charged to Licensor as a Distribution Expense or otherwise.

(P) Participation in Sales Meetings. Distributor shall give notice to, and coordinate with, Licensor regarding Distributor’s sales meetings and meetings with major customers relating to the Covered Product. Upon request by Licensor, Licensor may meet with Distributor’s marketing and sales employees concerning the Covered Product and participate in meetings with Distributor’s customers relating to the Covered Product.

(Q) Standard of Care. Distributor will distribute Videograms of the Covered Product with no less than the same degree of effort, quality of service and standard of care that U.S. major motion picture studios apply to their distribution of Videograms of their own comparable Motion Pictures or programs. Without limiting the generality of the foregoing, the percentage of Distributor’s aggregate annual sales attributable to direct sales to retailers (as opposed to sales to wholesale distributors) shall be substantially similar to that of U.S. major motion picture studios and if more than twelve and one-half percent (12 1/2%) of the Net Receipts in any consecutive six (6) month period are Net Receipts from wholesalers (as opposed to Net Receipts directly from retailers), then the provisions of Paragraph 11(G) shall apply. Any and all bonuses (excluding annual corporate bonuses not tied to sales targets), incentive plans and sales commission structures for Distributor’s employees and all other Persons under Distributor’s control involved in distributing Videograms of Covered Product shall be designed and implemented (i) so as not to have an unfair or adverse discriminatory impact on Covered Product and (ii) to provide no less than an “equal incentive” to all bonus plan participants to sell the Covered Product as compared to other Motion Pictures distributed by means of Videograms by Distributor. Distributor acknowledges that compliance with the foregoing obligations is of the essence, entitling Licensor to terminate Distributor’s right to distribute the

Covered Product in the event of any material breach of such obligations. Any dispute arising out of or in relation to this subparagraph, including whether or not Distributor has fallen below the standard of care, that is not be resolved by the parties through good faith negotiations, shall be resolved and finally determined in accordance with Paragraph 24(H).

(R) Content Acquisition Opportunities. During the Output Term:

1. Distributor agrees that it is intended that the Distributor will not engage in Content Acquisition Opportunities, other than as provided in this Paragraph 7(R). If the Distributor is presented with a Content Acquisition Opportunity, the Distributor shall promptly present such Content Acquisition Opportunity to Licensor in writing (“Distributor Notification”) and the Licensor or any Licensor Affiliate designated by Licensor shall have the right to engage in the Content Acquisition Opportunity as provided herein.

2. If Licensor or any such Licensor Affiliate determines to engage in the Content Acquisition Opportunity, notwithstanding any duty (contractual, fiduciary or otherwise) existing at law or in equity, it may do so on whatever terms it deems appropriate without any further obligation to the Distributor (other than under this Agreement) and the Distributor shall be prohibited from engaging in such Content Acquisition Opportunity. Licensor or such Licensor Affiliate may notify Distributor in writing (“Licensor Notification”) of its determination to either engage in such Content Acquisition Opportunity or seek additional information with respect to such Content Acquisition Opportunity within ten (10) days after its receipt of the applicable Distributor Notification. If Licensor or such Licensor Affiliate notifies Distributor that it or such Licensor Affiliate does not desire to engage in such Content Acquisition Opportunity or if neither Licensor nor such Licensor Affiliate responds to the applicable Distributor Notification with an Licensor Notification within such ten (10) day period, the Distributor shall be free to engage in such Content Acquisition Opportunity for its own account without any further obligation to Licensor; provided, if the terms or elements of the Content Acquisition Opportunity are modified so as to differ from the terms presented to Licensor in any material respect that is more favorable to Distributor, the Distributor shall be required to again present the Content Acquisition Opportunity to Licensor in accordance with this Paragraph 7(R).

3. For the avoidance of doubt, neither Licensor nor any Licensor Controlled Affiliate shall have an obligation to present any Content Acquisition Opportunity to the Distributor.

4. For purposes of this Paragraph 7(R), “Content Acquisition Opportunity” means the acquisition of any distribution or other rights in any audio, visual and/or audiovisual works of any kind or character, including, without limitation, Motion Pictures.

5. Notwithstanding the foregoing, Distributor shall not be required to offer any Content Acquisition Opportunity that both (i) is consistent with Distributor’s Current Business and is not competitive with Licensor’s business, and (ii) requires aggregate fixed payments (e.g. advances, fixed purchase price, etc.) of less than $75,000 for any individual acquisition or series of related acquisitions; provided, however that in no event shall all fixed payments related to such qualifying Content Acquisition Opportunities in any year exceed $2,000,000 in the aggregate. Notwithstanding the definition of “Distributor’s Current Business”, Distributor does not intend to enter into any Content Acquisition Opportunity that is competitive with Licensor’s business (e.g., feature films) and shall not enter into any such Content Acquisition Opportunity without specific prior written approval from Licensor and without first presenting such Content Acquisition Opportunity to Licensor pursuant to Paragraphs 7(R)1 and 7(R)2 above. Any Content Acquisition Opportunity entered into by Distributor shall be on customary industry terms (e.g. customary royalties or distribution fees) and Distributor shall not structure any Content Acquisition Opportunity so as to avoid or circumvent its obligation to offer such Content Acquisition Opportunity to Licensor as required hereunder or otherwise in a manner that frustrates the intent of this Paragraph 7(R), including but not limited to offering terms that are not consistent with industry standards. By way of example, Distributor shall not achieve an advance within the $75,000 and $2 million limits set forth above by offering non-standard terms in other areas, such as non-customary royalties or distribution fees.

(S) Approvals Procedure: Unless otherwise stated herein, all matters requiring Licensor’s approval shall be subject to the following procedure:

(i) Approvals shall be sought and conveyed in writing, except where business exigencies do not so permit, in which case oral approvals shall be permitted, provided that the parties shall confirm such request and/or response in writing promptly thereafter. For the purposes of this Agreement, e-mails and/or facsimiles to and from senior executives or other designated appropriate employees of either party shall be deemed written approvals. Facsimiles shall be deemed received upon the printing of a confirmation receipt by the sending party. Emails shall be deemed received when successfully sent, provided that the receiving party shall confirm receipt thereof via email response within a reasonable time thereafter.

(ii) Generally, with respect to all approval requests and submissions, Licensor shall respond within a time-frame that is reasonable and appropriate relative to the timing and advance notice of Distributor’s requests and submissions, and customary deadlines and other business exigencies common in the Videogram distribution industry, and not so as to frustrate any Videogram manufacturing/production schedules or otherwise unduly delay Distributor’s full and timely performance of any of the distribution services hereunder (including without limitation all manufacturing, packaging, designing, marketing, fulfillment and sales efforts).

(a) Submissions of Marketing Plans; Proposals; Promotional Materials:

(1)	E-mail Submissions: Whenever possible, Distributor shall submit materials/samples via email (in jpeg, mpeg or similar format);

(2)	Physical Submissions: In the event that, for a legitimate reason, hard copies or physical samples are required by Licensor, Distributor shall submit such copies via overnight courier, or, if Licensor or Licensor’s designee is located within a five (5) mile radius of Distributor’s offices, by hand delivery.

(3)	In the event that Licensor disapproves a submission, Licensor shall promptly advise Distributor as to the specific changes, revisions or alterations to be made to the submitted material. The re-submission and approval process shall be repeated until Licensor approves the material, provided that, in the event of a disagreement, Licensor’s decisions shall be final.

8. DELIVERY OF MATERIALS.

(A) Delivery Materials. For each Covered Product, Licensor will deliver to such location in the United States as Distributor may at any time designate the materials (including video masters and related print and sound elements) necessary for Distributor to create first class Videograms embodying such Covered Product (the “Delivery Materials”). The Delivery Materials shall be as set forth in Delivery Schedule A attached hereto and incorporated by reference herein. Licensor shall use all reasonable efforts to deliver all such Delivery Materials to Distributor no later than ninety (90) days prior to the anticipated initial home video “street date” in the Territory for each Covered Product (“Delivery Date”). In the event that a film-to-tape transfer (or other complicated technical procedure) is required, an additional twenty (20) days of lead time shall be added to the Delivery Date. If the Delivery Materials are not technically acceptable to Distributor in Distributor’s reasonable good faith business judgment based on Distributor’s then-current standards applied on a non-discriminatory basis for Motion Pictures with similar characteristics (e.g., age, gauge, etc.), then Distributor shall notify Licensor in writing within twenty-one (21) days of Distributor’s receipt of such Delivery Materials of any such defect(s) in said Delivery Materials and, if Licensor agrees such defect exists and needs to be remedied in order for Distributor to exploit the rights granted hereunder, Licensor will promptly replace the defective Delivery Materials at Licensor’s sole cost and expense; otherwise Distributor shall create Videograms of the Covered Product based on the Delivery Materials delivered by Licensor. Any disputes concerning the technical quality of Delivery Materials shall be resolved and finally determined by the Industry Expert. All Delivery Materials delivered to Distributor hereunder will remain in Distributor’s possession for the License Term with respect to each Covered Product on a product-by-product basis. Legal title to all Proprietary Materials (if any) delivered by Licensor to Distributor hereunder shall be and remain vested in Licensor, subject only to the rights of Distributor set forth herein.

(B) Late Delivery. If Licensor fails to deliver the Delivery Materials with respect to any Covered Product on or before the Delivery Date for such Delivery Materials, then Distributor shall nevertheless use all reasonable efforts to release Videograms of such Covered Product on the anticipated initial home video “street date” in the Territory designated by Licensor; provided, however, that Distributor’s failure to release Videograms of such Covered Product on such anticipated initial home video “street date” in the Territory despite having used all reasonable efforts shall not be deemed to be a breach of Distributor’s obligation hereunder to release Videograms of such Covered Product on such anticipated initial home video “street date” in the Territory if and to the extent such failure is caused by Licensor’s late delivery of the applicable Delivery Materials. If Licensor fails to deliver the Delivery Materials with respect to any Covered Product on or before the Delivery Date for such Delivery Materials and Distributor incurs any extraordinary direct, out-of-pocket, third party expenses in order to release Videograms of the such Covered Product on the anticipated initial home video “street date” in the Territory designated by Licensor, then solely in circumstances where the Annual Video Ratio when calculated for any Measurement Period falls between (i) 49.00% and 50.00%, (ii) 59.00% and 60.00%, or (iii) 74.00% and 75.00%, Distributor shall have the right to seek an adjustment to the applicable Annual Video Ratio based on the crediting back of such extraordinary expenses for the calculation of the applicable Annual Video Ratio. Any disputes between Licensor and Distributor with respect to the allowance of any such adjustment or the size of such adjustment shall be resolved and finally determined by the Industry Expert.

9. EXPENSES.

(A) Distribution Expenses. Distributor will advance all Distribution Expenses relating to the distribution of Covered Product. Recoupable distribution expenses (including all costs of manufacturing Videogram units) will be recouped by Distributor on a Covered Product-by-Covered Product basis only as units are sold (and not Returned) and will be limited to only direct, auditable, out-of-pocket, customary and reasonable costs and expenses actually paid by Distributor to third parties in arm’s length transactions (and not directly or indirectly reimbursed or credited to Distributor, including by way of rebates, credits and/or discounts) in connection with units sold (and not Returned) (“Distribution Expenses”). Distribution Expenses will include, without limitation, necessary DVD mastering costs (including authoring, compression and copyright encryption) and film-to-tape transfer costs (if applicable), replication, physical packaging and other manufacturing costs, costs as set forth in Paragraph 16(D), and the cost of creative services (e.g., key art, illustration, packaging design, logos, title treatment, etc.) that are outsourced to third parties at the written direction of Licensor. Distribution Expenses will not include, and Distributor will solely bear out of its distribution fee, all costs and expenses of sales, creative services (e.g., key art, illustration, packaging design, logos, title treatment, etc.) that are not outsourced to third parties and those creative services that are outsourced to third parties but not at the written direction of Licensor, VMI, Inventory and category management and merchandising in connection with the distribution of Covered Product, and all costs associated with unsold or Returned units.

(B) Marketing Expenses. All marketing expenses will be advanced and recouped by Distributor on a Covered Product-by-Covered Product basis as units are sold. Recoupable marketing expenses will be limited to only those direct, auditable, out-of-pocket, customary and reasonable costs and expenses actually paid by Distributor to third parties in arm’s length transactions (and not directly or indirectly reimbursed or credited to Distributor, including by way of rebates, credits and/or discounts) in accordance with the Marketing Budget (“Marketing Expenses”, and together with Distribution Expenses, “Expenses”). Notwithstanding the foregoing, the out-of-pocket costs and expenses actually paid by Distributor to third parties in connection with any outsourced marketing or other services shall not constitute recoupable Expenses unless such outsourcing is approved in writing by Licensor in advance. Distributor will bear (and will not be entitled to recoup as Marketing Expenses or Distribution Expenses or otherwise) all costs and expenses incurred by Distributor in excess of the amounts set forth in the Marketing Budget, unless Licensor requests or approves in writing such cost increases in accordance with the terms hereof.

(C) No Cross-Collateralization. Gross Receipts and Expenses relating to Distributor’s exploitation of each Covered Product will not be cross-collateralized with the Gross Receipts or Expenses of any other

Covered Product or any other Motion Pictures, programs or other products. As the sole and limited exception to the preceding sentence, if and to the extent Distributor does not recoup all Expenses in connection with an item of direct-to-video Covered Product because Licensor requires Distributor to increase the Marketing Budget or Manufacturing Level for such item of Covered Product above that prepared or otherwise approved by Distributor in its reasonable good faith business judgment (taking into account customary marketing expenditures and/or manufacturing levels as applicable for comparable Motion Pictures in the entertainment industry during the twelve (12) month period immediately preceding the anticipated initial home video “street” date in the Territory of such Covered Product), then Distributor shall be entitled to recoup from Net Contribution otherwise payable to Licensor hereunder in connection with other Covered Product the theretofore unrecouped portion of (i) the amount of Marketing Expenses in connection with such Covered Product designated by Licensor in excess of the amount so approved by Distributor in its reasonable good faith business judgment and (ii) the actual per unit cost of manufacturing for the number of Videogram units (if any) of such Covered Product that the Distributor objects to in writing in its reasonable good faith business judgment within ten (10) business days after Licensor designates the Manufacturing Level for such Covered Product. By way of example, if Distributor approves $100,000 in Marketing Expenses in its reasonable good faith business judgment in connection with a direct-to-video Covered Product and Licensor directs the expenditure of $150,000 in Marketing Expenses, and if Distributor does not recoup all Expenses in connection with such Covered Product, then Distributor shall be entitled to recoup the unrecouped portion of Expenses up to a cap of $50,000 from Net Contribution otherwise payable to Licensor hereunder. As a further example, if Licensor sets the Manufacturing Level for a direct-to-video Covered Product at 150,000 units and Distributor in its reasonable good faith business judgment objects in writing to the manufacture of 25,000 of such units, and if Distributor does not recoup all Expenses in connection with such Covered Product, then Distributor shall be entitled to recoup the unrecouped portion of Expenses up to a cap of the actual per unit manufacturing cost of such 25,000 units from Net Contribution otherwise payable to Licensor hereunder. Any disputes concerning the amount that Distributor is entitled to recoup under this subparagraph for any particular direct-to-video Covered Product from Net Contribution otherwise payable to Licensor hereunder or concerning whether Distributor exercised its approval rights with respect to the applicable Marketing Expenses or Marketing Budget or objected to the applicable Manufacturing Level reasonably in its good faith business judgment shall be resolved and finally determined by the Industry Expert.

10. APPLICATION OF GROSS RECEIPTS. All amounts of every kind and nature from any and all sources actually received by or credited to Distributor or any Affiliate or subsidiary from the distribution of the Covered Products on a Covered Product-by-Covered Product basis (“Gross Receipts”) less all related refunds, credits (other than credits for cooperative advertising) and discounts (“Net Receipts”) shall be applied on an ongoing and continuous basis in the following order:

(A) First, Distributor shall deduct and retain an amount sufficient to maintain a reserve for Returns such that the amount of such reserve plus the dollar amount of actual Returns shall not exceed 17.5% of Net Receipts, as such percentage may be adjusted and otherwise pursuant to Paragraph 7(G) above. For purposes of clarification, actual Returns made within the applicable Return Reserve Period shall be credited toward and applied so as to reduce such reserve for Returns and if such actual Returns exceed the reserve for Returns, the amount of such excess shall be deducted prior to any further application of Net Receipts under this Paragraph 10;

(B) Second, from Net Receipts then remaining, Distributor shall deduct and retain for itself a distribution fee of 5% of such remaining Net Receipts, provided that upon liquidating the reserve for Returns pursuant to Paragraph 7(G) above, Distributor shall deduct and retain for itself from such liquidated reserve (i.e., the Net Receipts constituting such reserve and deducted pursuant to subparagraph (A) above which have not been credited with actual Returns within the applicable Return Reserve Period and therefore become part of Net Receipts) a distribution fee of 5% of such liquidated reserve;

(C) Third, from the remaining Net Receipts Distributor shall deduct and retain for itself all Expenses in connection with such Covered Product;

(D) Fourth, from the remaining Net Receipts Distributor shall deduct and retain for itself amounts equal to all Licensor True-Up Payments (if any) then payable to Distributor pursuant to Paragraph 11(C); and

(E) Fifth, Distributor shall remit to Licensor all remaining Net Receipts (“Net Contribution”).

Distributor shall establish a separate, dedicated collection account (the “Demand Deposit Account”) solely for receipts relating to Videograms of the Covered Product and will direct all proceeds from Distributor’s exploitation of the Covered Product to be paid directly and immediately into such Demand Deposit Account. The proceeds from Distributor’s exploitation of the Covered Product shall not be commingled with any other funds from any other source. The Demand Deposit Account shall be a demand deposit account established in the name of the Distributor and shall be subject to the Account Control Agreement.

11. DISTRIBUTION FEE; TRUE-UP PAYMENTS.

(A) Deemed Distribution Fee Percentage. Within forty-five (45) days after December 31st of each calendar year of the Output Term beginning with calendar year 2006 (each, a “Measurement Date”), Distributor will calculate the Deemed Distribution Fee Percentage and the Deemed Distribution Fee Amounts for the period commencing on January 1 of such calendar year and continuing through and including December 31 of such year (the “Measurement Period”). The “Deemed Distribution Fee Percentage” will be equal to, with respect to the Net Receipts of all Covered Product for the applicable Measurement Period, (a) 3% if the Annual Video Ratio is less than or equal to 50.00% for the applicable Measurement Period, (b) 4% if the Annual Video Ratio is greater than 50.00% and less than or equal to 60.00% for the applicable Measurement Period, (c) 5% if the Annual Video Ratio is greater than 60.00% and less than or equal to 75.00% for the applicable Measurement Period, and (d) 6% if the Annual Video Ratio is greater than 75.00% for the applicable Measurement Period. The “Deemed Distribution Fee Amounts” will equal the product of the Deemed Distribution Fee Percentage multiplied by the aggregate Net Receipts for the applicable Measurement Period.

(B) Licensor and Distributor will, from time to time throughout the Output Term, review and discuss in good faith possible adjustment to the Annual Video Ratio levels in Paragraphs 11(A) and 19(A)3 based on then-customary industry standards for Video Ratios, manufacturing levels and suggested retail prices for Videogram units, provided that any failure of the parties to reach an agreement with respect to such adjustment shall not constitute a breach of this Agreement or give rise to any right or remedy of the parties hereunder or otherwise; provided further that no such adjustment shall be made unless agreed to in writing by both parties.

(C) True-Up Payments. If the Deemed Distribution Fee Amounts for the applicable Measurement Period exceed the Actual Distribution Fee Amounts for the applicable Measurement Period, then Distributor will be entitled to deduct such excess (a “Licensor True-Up Payment”) from Net Contribution otherwise payable to Licensor on a prospective basis under Paragraph 10(E) above. If the Actual Distribution Fee Amounts for the applicable Measurement Period exceed the Deemed Distribution Fee Amounts for the applicable Measurement Period, then subject to Paragraph 20(E) Distributor will pay the amount of such excess (a “Distributor True-Up Payment”) to Licensor ratably in six (6) monthly installments commencing (30) days after the applicable Measurement Date. The “Actual Distribution Fee Amounts” will equal the aggregate amount of distribution fees deducted and retained by Distributor for all Covered Product pursuant to Paragraph 10(B) above calculated for and through the end of the applicable Measurement Period. The distribution fee for all Net Receipts received by or credited to Distributor or any Affiliate or subsidiary for any period commencing after the expiration of the Output Term shall be the distribution fee set forth in Paragraph 10(B) above without reference to any adjustments under Paragraph 11(A). If and to the extent Distributor has not received all Licensor True-Up Payments as of the date that is two (2) years after the expiration of the Output Term and projected future Gross Receipts are insufficient to pay all outstanding Licensor True-Up Payments in accordance with the terms of this Agreement, then Licensor shall thereupon pay to Distributor the amount of all outstanding Licensor True-Up Payments to the extent not covered by such projected Gross Receipts. Any disputes concerning Gross Receipts projections or the amount of any payment to Distributor required pursuant to the preceding sentence shall be resolved and finally determined by the Industry Expert.

(D) Returned Units. Notwithstanding anything to the contrary contained herein, no Distribution Fees shall be payable on any Videogram which is sold and Returned, and to the extent any Distribution Fees are charged on units that are ultimately Returned, Distributor agrees to disgorge any Distribution Fee charged with respect to such Videogram in the accounting period in which the Videogram is so Returned.

(E) Subdistributor / Sublicensee Fees. Unless otherwise agreed by the parties in writing, Distribution Fees payable to Distributor shall be inclusive of any fees paid or payable to any Affiliates and any subdistributors and sublicensees.

(F) Merchandising/Point of Purchase Receipts. Notwithstanding anything to the contrary contained in this Agreement, no Distribution Fee shall be charged with respect to any Merchandising/Point of Purchase Receipts that are included in Net Receipts.

(G) Excessive Sales to Wholesalers. Distributor has advised Licensor that Distributor intends to distribute Videograms of the Covered Product throughout the Territory directly to retailers. If more than twelve and one-half percent (12 1/2%) of the aggregate Net Receipts for all Covered Product in any consecutive six (6) month period are Net Receipts from wholesalers (as opposed to Net Receipts directly from retailers) then Distributor shall not be entitled to a Distribution Fee with respect to such Net Receipts in excess of such 12 1/2% and Distributor shall immediately rebate to Licensor any such Distribution Fee then previously deducted by Distributor. Licensor and Distributor will, from time to time throughout the Output Term, review and discuss in good faith possible adjustment to such 12 1/2% figure based on the product demands of wholesalers, provided that any failure of the parties to reach an agreement with respect to such adjustment shall not constitute a breach of this Agreement or give rise to any right or remedy of the parties hereunder or otherwise; provided further that no such adjustment shall be made unless agreed to in writing by both parties.

12. SECURITY DOCUMENTS. To induce Licensor to enter into this Agreement, Distributor is concurrently entering into the Security Documents and as a condition precedent to the grant of rights to the Covered Product hereunder, Distributor shall have executed and delivered to Licensor the Security Documents. Distributor will execute and file any UCC financing statements, copyright mortgages and other documents reasonably necessary to evidence, perfect and preserve the security interest granted to Licensor hereunder and Licensor will have all rights and remedies of a secured creditor pursuant to applicable law.

13. ACCOUNTING AND PAYMENT.

(A) Statements and Payments. During the Term, Distributor will render or cause to be rendered to Licensor, in a form subject to Licensor’s reasonable approval, monthly accounting statements within ten (10) days after the last day of the applicable calendar month. The statements shall indicate (on an aggregate and Covered Product-by-Covered Product basis) the number of Videograms sold and Returned, Gross Receipts, Net Receipts, Distribution Expenses, Marketing Expenses, applicable distribution fees, and Net Contribution. The statements shall also include (i) a breakdown by Distributor’s top fifteen (15) accounts, (ii) a breakdown of Distributor’s calculation of the reserve for Returns, including any liquidation thereof and (iii) a breakdown of Distributor’s calculation of the percentage of Distributor’s sales attributable to direct sales to retailers and Distributor’s sales to wholesale distributors. All monies due and payable to Licensor pursuant to this Agreement and shown to be due on each monthly statement will be paid at the time the next monthly accounting statement is due to Licensor. If Distributor fails to pay any amount due and payable in accordance with the preceding sentence and does not cure such failure within five (5) business days thereafter, then, without waiving any of Licensor’s other rights or remedies under the Agreement, Distributor shall be obligated to pay interest on such unpaid amounts at an annual rate equal to the prime rate announced from time to time by Licensor’s senior lender plus two percent (2%) from the date such amount was due and payable until the date such payment actually is made by Distributor.

(B) Additional Information. Distributor shall utilize its best efforts to comply on a timely basis with all reasonable requests of Licensor for supplementary accounting information in addition to the statements specifically required hereunder.

(C) Books and Records; Audit Right. Distributor will maintain detailed books and records which report the distribution and sales of Videograms hereunder (including, without limitation, invoices, vouchers, receipts, third party statements and other records) for five (5) years from the date of the respective record. Licensor, at Licensor’s sole expense, may make an examination of such books and records, no more then twice per year and only during Distributor’s normal business hours, and at the place where Distributor keeps the books and records to be examined. Licensor may appoint a certified public accountant to make any such examination for Licensor. The individual(s) conducting any such audit for Licensor shall be experienced in conducting such audits. If an audit, as resolved, reveals that Distributor has omitted or misrepresented any item(s) bearing upon the sums due or payable to Licensor, Distributor shall immediately pay to Licensor the sums (to the extent not subject to a good faith dispute between the parties) due based on the true items (the “Deficiency”) together with interest thereon at an annual rate equal to the prime rate announced from time to time by Licensor’s senior lender plus two percent (2%), from the date such amount was due and payable until the date such payment actually is made by Distributor. If such Deficiency is equal to or more than seven and one-half percent (7.5%) of the sums due to Licensor for the pertinent accounting period(s) under review, Distributor shall also reimburse Licensor for its reasonable out-of-pocket costs and expenses incurred in connection with such inspection and in the enforcement and collection of amounts due.

(D) Audit Claims; Statute of Limitations. If Licensor has any objections to an accounting statement, Licensor will give Distributor specific notice of that objection and Licensor’s reasons for it within four (4) years after the date when Distributor renders that statement to Licensor under Paragraph 13(A) above or Paragraph 20(E) below. Each accounting statement will become conclusively binding on Licensor at the end of such period, and Licensor will no longer have any right to make any other objections to it.

14. NO MINIMUM SALES WARRANTY: Neither Licensor nor Distributor has made, and does not hereby make, any representation or warranty of any kind or nature with respect to the quantities of Covered Product that may be sold or returned, or the Gross Receipts or Net Contribution that will or may be derived by Distributor or Licensor pursuant to this Agreement, it being acknowledged by the parties that the extent of sales and returns of Videograms hereunder, and the amount of Gross Receipts that may be derived therefrom, is speculative.

15. INSURANCE.

(A) Insurance Maintained by Licensor. Licensor will take out and maintain a customary blanket producer’s errors and omissions liability insurance policy, for a period not shorter than one year, to be renewed annually through the date that is three (3) years after the expiration or earlier termination of the Output Term, covering the Covered Product with coverage limits of not less than $1,000,000/$3,000,000 for each Covered Product (and a deductible of no more than $50,000), and will name Distributor as an insured party, without cost to Distributor. Licensor, at Distributor’s request, shall furnish to Distributor copies of a “Certificate of Insurance” evidencing their coverage.

(B) Insurance Maintained by Distributor. Distributor will take out and maintain during its distribution of Videograms of Covered Product hereunder standard comprehensive general liability insurance, product liability insurance and property damage insurance as may be reasonably required by Licensor with respect the Covered Product (which insurance, at a minimum, shall cover the physical loss of all Proprietary Materials), and will cause Licensor to be named as an insured party without cost to Licensor. Distributor, at Licensor’s request, shall furnish to Licensor copies of a “Certificate of Insurance” evidencing their coverage.

16. PROPRIETARY RIGHTS. With regard to the copyright, trademark and other proprietary rights in the Programs:

(A) Sole Property of Licensor/Distributor.

1. Distributor acknowledges that the Covered Product and Proprietary Materials and all copyrights, trademarks and other proprietary rights in and to the Covered Product and Proprietary Materials are owned exclusively by Licensor. Distributor acknowledges that its use of the copyrights and trademarks licensed to it hereunder inures to the benefit of Licensor, and that Distributor will not acquire any rights to the Covered Product or the Proprietary Materials, or such relevant copyrights or trademarks, other than as expressly granted herein. Distributor shall not assert any rights (other than those granted pursuant to this Agreement) in or to the Covered Product or the Proprietary Materials. Without limiting the generality of the foregoing, any materials provided by Licensor to Distributor pursuant to Paragraphs 4, 5 and 8 above are provided to Distributor solely for purposes of manufacturing and distributing (and advertising, publicizing and promoting) Videograms embodying the Covered Product and all rights (arising under copyright or trademark law, or otherwise) in and to said material (including, without limitation, all rights to the particular copies provided to Distributor and to all underlying property, tangible or intangible, embodied therein) shall remain the sole and exclusive property of Licensor.

2. Licensor acknowledges that, except as expressly provided herein, it will not acquire any rights hereunder to any copyrights, trademarks, or other intellectual property owned by Distributor.

(B) Ownership of Derivative Works. Distributor further agrees and acknowledges that Licensor shall own the copyrights, trademarks and other proprietary rights in any and all artwork and designs created or used by Distributor (collectively, “Derivative Works”) in connection with the distribution of Covered Product, which incorporate or otherwise include any elements of any of the Covered Product or the Proprietary Material. Distributor agrees and acknowledges that any Derivative Work shall be a “work-made-for-hire” of Licensor within the meaning of the United States Copyright Act and shall be owned in its entirety exclusively by Licensor. To the extent any Derivative Work created by Distributor or any other person or entity is not deemed to be a work-made-for-hire for Licensor, Distributor hereby assigns to Licensor all copyrights, trademarks and other proprietary rights in such Derivative Work. Distributor shall execute (or cause to be executed by any individuals who participate in the creating of any such Derivative Work) any additional documents necessary to effectuate and confirm Licensor’s sole and exclusive ownership of all copyrights, trademarks and other proprietary rights in and to such Derivative Work. Without limiting the foregoing, if any third party makes or has made any contribution to Distributor’s creation of any such Derivative Work, Distributor agrees to obtain from such party a full assignment of rights and/or acknowledgement of work-for-hire status so that the assignment by Distributor above shall vest full rights in Licensor.

(C) Copyright / Trademark Designations. As designated and provided by Licensor, Distributor shall cause legal and effective copyright and trademark notices to appear on all Videograms embodying the Covered Product, all Proprietary Materials and all Derivative Works in connection with the exploitation of Distributor’s rights hereunder. Licensor, at its sole costs and expense, shall register each Covered Product with respect to which rights are licensed to Distributor hereunder with the United States Copyright Office.

(D) Protection of Copyright: Distributor. Without limiting Licensor’s obligations under Paragraph 16(C) above, Distributor shall promptly take all reasonable legal steps necessary (subject to Licensor’s prior written approval with respect to the institution of any legal proceeding), to protect the interests of Licensor and Distributor in the Videogram distribution of Covered Product in the Territory, and to obtain redress and restrain any third party from any unauthorized reproduction, exhibition, distribution or other use of the Covered Product in the Territory or from the duplication of any prints or the doing of any act which infringes upon any of Licensor’s or Distributor’s rights in the Covered Product with respect to Videogram distribution in the Territory or any materials manufactured or delivered hereunder; provided that all direct, auditable, out-of-pocket expenses incurred by Distributor in connection therewith shall be deemed recoupable Distribution Expenses attributable to the applicable Covered Product. Licensor shall be free to participate in such action using counsel of its own choice, at Licensor’s expense, provided that Licensor’s expenses thereof shall be repaid to Licensor out of any recovery from such action, pari passu with the repayment to Distributor of its expenses. If Distributor shall fail or refuse to take any of the foregoing actions, then, in addition to any of the rights which Licensor shall have hereunder or at law or in equity, Licensor may (but shall not be obligated to) take such action in Licensor’s and/or Distributor’s name, in which event any recovery from such action undertaken by Licensor shall be the sole property of Licensor. Each party shall notify the other party in writing of the occurrence of any event relating to the provisions of this Paragraph 16(D) and actions taken with regard thereto.

17. REPRESENTATIONS AND WARRANTIES.

(A) Of Each Party. Each of Licensor and Distributor (each, a “Warranting Party”) hereby represents and warrants that: (1) it is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation; (2) this Agreement has been duly authorized by all necessary corporate, partnership or limited liability company action of the Warranting Party; (3) it has all requisite power, authority to enter into and perform all of its obligations under this Agreement; (4) there are no approvals, authorizations, or other actions or filings with any third party that are required to be obtained or made by the Warranting Party in connection with its execution of, and the consummation of the transactions contemplated under, this Agreement; and (5) the execution and delivery of this Agreement by the Warranting Party does not, and the performance by the Warranting Party of the terms of this Agreement will not (a) conflict with or result in a breach or default under its Constitutive Documents or the terms, conditions or provisions of any material agreement to which the Warranting Party is a party or is otherwise bound, or to which its property or assets are subject or (b) violate any Law applicable to the Warranting Party.

(B) Additional Licensor Representations and Warranties. In addition to making the representations and warranties set forth in Paragraph 17(A) above, Licensor hereby further represents and warrants as follows:

1. Licensor has acquired, or will have acquired prior to the delivery of each Covered Product hereunder, and will maintain during the Term, all rights in and to the literary, musical and other audiovisual material upon which such Covered Product is based or which is used therein and any other rights necessary and required for the full exploitation of such Covered Product by any and all means, all to the extent as permitted hereunder throughout the Territory for the Term (subject to applicable Law);

2. None of the Covered Products licensed to Distributor hereunder, nor any part thereof, nor any literary, dramatic or musical works or any other materials contained therein or synchronized therewith, nor any of the Proprietary Materials delivered to Distributor hereunder, nor the exercise of any right, license or privilege herein granted, violates or will violate, or infringes or will infringe, any trademark, trade name, contract, agreement, copyright (whether common law or statutory), patent, literary, artistic, dramatic, personal, private, civil, or property right or right of privacy or “moral right of authors”, or any Law or regulation or other right whatsoever of, or slanders or libels, any Person, in a manner that would materially adversely affect Distributor’s rights hereunder;

3. Licensor has not sold, assigned, transferred or conveyed, and will not sell, assign, transfer or convey, to any party, any right, title or interest in and to the Covered Product or any part thereof, or in or to the dramatic, musical, literary or other audiovisual material upon which it is based which would materially interfere with the rights granted to Distributor, and has not and will not authorize any other party to exercise any right or take any action which will materially derogate from the rights herein granted or purported to be granted to Distributor. The foregoing does not limit Licensor’s free exercise of any reserved rights, including without limitation rights outside the Territory.

4. Except for payments required to be made in accordance with the Credit/Advertising Restrictions or otherwise as notified in writing to Distributor from time to time in connection with the use of the Advertising Materials or otherwise in connection with the advertising or promotion of Covered Product, no payments will be required to be made by Distributor to any third party rendering services or providing rights in connection with the acquisition, development, financing or production of Covered Product. If any such payments are required, Licensor will be solely responsible therefor and will indemnify and hold harmless Distributor in connection therewith. Notwithstanding the foregoing, Licensor shall be solely responsible for the payment of guild residuals arising from the exploitation of Videograms of Covered Product as provided in Paragraph 6(A)2.

(C) Additional Distributor Representations and Warranties. In addition to making the representations and warranties set forth in Paragraph 17(A), Distributor hereby further represents and warrants as follows:

1. Any items prepared by or otherwise furnished by Distributor in connection with the Covered Product (e.g., Distributor’s trademark or logo) shall not violate any Law or infringe the rights of any third party; and

2. Any services as furnished by or on behalf of Distributor under this Agreement shall not violate any Law or infringe upon the rights of any third party.

18. INDEMNITY.

(A) Distributor agrees to defend, indemnify and hold harmless Licensor (and its affiliates, and its and their respective successors, assigns, licensees, officers, directors, employees and representatives) against and from any and all claims, liabilities, damages, costs and expenses (including reasonable attorneys’ fees and court costs) arising from or related to (i) any breach by Distributor of any of its undertakings, representations, warranties, covenants or agreements under this Agreement, and/or arising from or related to any and all third party claims which, if proven, would constitute such a breach, (ii) Distributor’s distribution of such Covered Product(s) hereunder, excepting only claims arising solely out of a breach of any of Licensor’s representations, warranties or agreements hereunder, and (iii) any unauthorized use by Distributor of the Advertising Materials.

(B) Licensor agrees to defend, indemnify and hold harmless Distributor (and its affiliates, and its and their respective successors, assigns, licensees, officers, directors, employees and representatives) against and from any and all claims, liabilities, damages, costs and expenses (including reasonable attorneys’ fees and court costs) arising from or related to (i) any breach by Licensor of any of its undertakings, representations, warranties, covenants or agreements under this Agreement, and/or arising from or related to any and all third party claims which, if proven, would constitute such a breach, and (ii) the acquisition, development, financing, production, distribution, exhibition, marketing and/or any other exploitation of any and all Covered Products, excepting only claims arising solely out of a breach of any of Distributor’s representations, warranties or agreements hereunder or any other matter for which Distributor is obligated to indemnify Licensor hereunder).

(C) Each party agrees to notify the other in writing of any and all claims to which this indemnity would apply, and to afford the indemnifying party the opportunity to undertake the defense of such claim(s) with counsel approved by the indemnified party (which approval will not be unreasonably withheld), subject to the right of the indemnified party to participate in such defense at its own cost. In no event shall any such claim be settled in such a way as which would adversely affect the rights of the indemnified party in the Covered Product without such party’s prior written consent. All rights and remedies of the parties hereunder will be cumulative and will not interfere with or prevent the exercise of any other right or remedy which may be available to the respective party. This Paragraph 18 shall survive the termination or expiration of this Agreement.

19. EARLY TERMINATION.

(A) Subject to the notice and cure provisions set forth in Paragraph 19(B) below, Licensor shall have the right to terminate this Agreement and all of Distributor’s rights in and to the Covered Product without prejudice to any rights which Licensor may have, whether pursuant to the provisions of this Agreement or otherwise in law, or in equity, or otherwise, upon the occurrence of any one or more of the following events:

1. If Distributor is in material breach of any of its covenants, obligations, warranties or representations hereunder or under any of the Security Documents;

2. If Distributor shall be unable to pay its debts when due, or shall make any assignment for the benefit of creditors, or shall file any petition under the bankruptcy or insolvency laws of any jurisdiction, county or place, or shall have or suffer a receiver or trustee to be appointed for its business or property, or be adjudicated a bankrupt or an insolvent;

3. If the Annual Video Ratio is less than 60% (as calculated for any Measurement Period starting with the Measurement Period ending on December 31, 2006); provided, however, that if Licensor does not exercise its termination right with respect to this subparagraph within ninety (90) days after receipt of Distributor’s calculation of the Annual Video Ratio (which shall be provided to Licensor no later than the applicable Measurement Date), such termination right with respect to such calendar year will be deemed waived.

4. If the Semi-Annual Video Ratio is less than 60% (as calculated for any Semi-Annual Measurement Period); provided however, that if Licensor does not exercise its termination right with respect to this subparagraph within ninety (90) days after receipt of Distributor’s calculation of the Semi-Annual Video Ratio (which shall be provided to Licensor no later than the applicable Semi-Annual Measurement Date (as defined immediately below)), such termination right with respect to such calendar year will be deemed waived. Notwithstanding the preceding sentence, the threshold of 60% set forth in the preceding sentence may be reduced to 57.5% for one and only one Semi-Annual Measurement Period during the Output Term designated by Distributor (it being understood and agreed that this sentence shall apply to the Semi-Annual Video Ratio only and not the Annual Video Ratio). The Semi-Annual Video Ratio shall be calculated within fifteen (15) days after June 30th and December 31st of each calendar year of the Output Term beginning with calendar year 2007 (each, a “Semi-Annual Measurement Date”) with respect to the preceding six (6) month period commencing on either January 1st or July 1st of such calendar year, as applicable (each, a “Semi-Annual Measurement Period”).

5. If Distributor fails to fully comply with the Liquidity and Coverage Ratios set forth on Schedule B;

6. If Distributor incurs any indebtedness for borrowed money outside of the ordinary course or for an amount in excess of $10,000,000 in year 2006 or, in any calendar year thereafter, the amount of Distributor’s cash flow for the then-preceding calendar year (and in any event for an amount in excess of $10,000,000) without prior written approval of Licensor (in its capacity as Licensor);

7. If Distributor shall intentionally or repeatedly distribute, sell or otherwise exploit (or authorize any third party to sell or otherwise exploit) Videograms embodying the Covered Product outside the Territory;

8. If a Genius Change of Control shall occur. “Genius Change of Control” means (i) an acquisition of ownership, directly or indirectly, beneficially or of record, in a transaction or series of transactions, of equity interests in Genius Products, Inc. (“Genius”) representing more than thirty five percent (35%) of either the aggregate voting power or the aggregate equity value represented by the issued and outstanding equity interests in Genius, whether pursuant to merger, consolidation, reorganization (including under the Bankruptcy Code), issuances by Genius of equity securities or otherwise, by any Person or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended); (ii) a sale, assignment, transfer, contribution or other disposition, directly or indirectly, of all or substantially all of the property, business or assets of Genius to any Person or group of Persons; (iii) a confirmation of any plan of reorganization or liquidation under, or sale of assets pursuant to, the Bankruptcy Code, any out-of-court recapitalization or reorganization transaction or exchange offer, in any case in which more than thirty five percent (35%) of either the aggregate voting power or the aggregate equity value represented by the issued and outstanding equity interests in Genius is issued to a Person or group of Persons in exchange for all or a significant portion of Genius’ outstanding debt or other securities, or a deed in lieu of foreclosure or any other remedy or right at law or contract by which thirty five percent (35%) or more of either the aggregate voting power or the aggregate equity value represented by the issued and outstanding equity interests in Genius or substantially all of Genius’ assets is/are surrendered, assigned or otherwise transferred to any Person or group of Persons; or (iv) the dissolution or liquidation of Genius; or

9. If a Distributor Change of Control shall occur that is not the direct result of Licensor selling all or substantially all of its ownership interest in Distributor to any Person or Group of Persons. “Distributor Change of Control” means (i) an acquisition of ownership, directly or indirectly, beneficially or of record, in a transaction or series of transactions, of equity interests in Distributor representing more than thirty five percent (35%) of either the aggregate voting power or the aggregate equity value represented by the issued and outstanding equity interests in Distributor, whether pursuant to merger, consolidation, reorganization (including under the Bankruptcy Code), issuances by Distributor of equity securities or otherwise, by any Person or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended); (ii) a sale, assignment, transfer, contribution or other disposition, directly or indirectly, of all or substantially all of the property, business or assets of Distributor or of its motion picture division to any Person or group of Persons; or (iii) a confirmation of any plan of reorganization or liquidation under, or sale of assets pursuant to, the Bankruptcy Code, any out-of-court recapitalization or reorganization transaction or exchange offer, in any case in which more than thirty five percent (35%) of either the aggregate voting power or the aggregate equity value represented by the issued and outstanding equity interests in Distributor is issued to a Person or group of Persons in exchange for all or a significant portion of Genius’ outstanding debt or other securities, or a deed in lieu of foreclosure or any other remedy or right at law or contract by which thirty five percent (35%) or more of either the aggregate voting power or the aggregate equity value represented by the issued and outstanding equity interests in Distributor or substantially all of Distributor’s’ assets is/are surrendered, assigned or otherwise transferred to any Person or group of Persons; (iv) the dissolution or liquidation of Distributor; or (v) any Person other than Genius serving as the managing member of Distributor.

(B) Upon the occurrence of any of the events set forth in Paragraph 19(A) above, Licensor shall give notice of termination (if Licensor elects to terminate) in writing to Distributor; provided, that Licensor shall not be required to give notice with respect to any event under Paragraphs 19(A)2, 19(A)8(iii), 19(A)8(iv), 19(A)9(iii) or 19(A)9(iv) above to the extent prohibited or restricted by applicable law. Distributor shall have fifteen (15) days from the date of receiving notice to correct any default under Paragraph 19(A)1 above which is curable with the payment of money and thirty (30) days as to any other default which is capable of cure; it being understood and agreed that Distributor shall have no right to cure with respect to any event under Paragraphs 19(A)2, 19(A)3, 19(A)4, 19(A)5, 19(A)6, 19(A)7, 19(A)8 or 19(A)9 above. Failing a timely cure as aforesaid, this Agreement shall thereupon immediately terminate.

(C) Upon the occurrence of (i) a Licensor Change of Control or (ii) a Distributor Change of Control that is the direct result of Licensor selling all or substantially all of its ownership interest in Distributor to any Person or Group of Persons, Licensor shall have the right to terminate the Output Term. Licensor shall irrevocably elect to exercise its rights to terminate the Output Term pursuant to this Paragraph 19(C) (if at all) by delivering written notice to Distributor (the “Licensor Termination Notice”) within ninety (90) days of the consummation of the Licensor Change of Control or Distributor Change of Control (as applicable), which notice shall specify a termination date (the “Licensor Change of Control Termination Date”), that is not earlier than 45 days after the date of such notice and, in any event, not earlier than January 1, 2009. If Licensor does not deliver the Licensor Termination Notice within the ninety (90) day period, Licensor will be deemed to have irrevocably waived its rights under this Paragraph 19(C). If Licensor terminates the Output Term pursuant to this Paragraph 19(C), then Licensor shall pay to Distributor the net present value of the Termination Penalty on the Licensor Change of Control Termination Date (such net present value to be calculated by allocating the Termination Penalty in equal monthly installments over the number of whole months remaining between the Licensor Change of Control Termination Date and the expiration of the Output Term, and then discounting such installments back to the Licensor Change of Control Termination Date using a discount rate equal to Licensor’s weighted average cost of capital at the time of the Licensor

Change of Control Termination Date). “Termination Penalty” shall mean the product of (i) the average annual Net Receipts (such average to be calculated after adjustment for actual Returns and by reference to all calendar years ending before the Licensor Change of Control Termination Date), multiplied by (ii) .025, multiplied by (iii) .7, multiplied by (iv) a fraction, the numerator of which shall be the number of whole months remaining between the Licensor Change of Control Termination Date and the expiration of the Output Term and the denominator of which shall be 24. In addition, Licensor shall have the right (but not the obligation) to exercise its buy-back rights pursuant to and in accordance with Paragraph 21 hereof. “Licensor Change of Control” shall mean (a) the acquisition of ownership, directly or indirectly, beneficially or of record, in a transaction or series of transactions, of equity interests in Licensor representing more than thirty five percent (35%) of either the aggregate voting power or the aggregate equity value represented by the issued and outstanding equity interests in Licensor, whether pursuant to merger, consolidation, reorganization (including under the Bankruptcy Code), issuances by Licensor of equity securities or otherwise, by any Person or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended), (b) the sale, assignment, transfer, contribution or other disposition, directly or indirectly, of all or substantially all of the property, business or assets of Licensor or of its motion picture division to any Person or group of Persons, (c) the confirmation of any plan of reorganization or liquidation under, or sale of assets pursuant to, the Bankruptcy Code, any out-of-court recapitalization or reorganization transaction or exchange offer, in any case in which more than thirty five percent (35%) of either the aggregate voting power or the aggregate equity value represented by the issued and outstanding equity interests in Licensor is issued to a Person or group of Persons in exchange for all or a significant portion of Licensor’s outstanding debt or other securities, or a deed in lieu of foreclosure or any other remedy or right at law or contract by which thirty five percent (35%) or more of either the aggregate voting power or the aggregate equity value represented by the issued and outstanding equity interests in Licensor or substantially all of Licensor’s assets is/are surrendered, assigned or otherwise transferred to a Person or group of Persons or (d) the dissolution or liquidation of Licensor.

20. EFFECT OF EARLY TERMINATION OF AGREEMENT.

(A) Termination of Rights. From and after the early termination of the Term pursuant to Paragraph 19 (“Termination Date”), all rights granted to Distributor under this Agreement shall forthwith revert to Licensor and neither Distributor nor its successors or permitted assigns shall have any right whatsoever after the Termination Date to manufacture, sell, ship, market, distribute or otherwise use any of the Videograms embodying the Covered Product or the Proprietary Materials, and all such materials shall be disposed of in accordance with this Paragraph 20. In the event of such a termination, Licensor shall make payment to Distributor of all sums due and payable, or, if applicable, Distributor shall make payment to Licensor of all sums due and payable; each in accordance with Paragraph 20(E) below.

(B) Inventory of Finished Goods / Work-in-Progress.

1. Within ten (10) business days after the Termination Date, Distributor shall immediately deliver to Licensor a written report indicating the number and description of the Videograms embodying Covered Product which Distributor has on hand or, if applicable, is in the process of manufacturing or duplicating as of the Termination Date and identifying the Proprietary Materials in its possession or under its control as of the Termination Date. Licensor, or a representative thereof, may conduct a physical inventory or inspection during reasonable business hours in order to verify such report; and

2. As soon as practicable but in no event later than thirty (30) days after the Termination Date, (a) Distributor shall immediately deliver to Licensor all Proprietary Materials (including, without limitation, all masters, prints, negatives or other materials) in Distributor’s possession or under its control (including those materials, if any, in the possession of a duplicator or laboratory engaged by Distributor), which shall be shipped to a warehouse or other location designated by Licensor in writing, free of any charge, and (b) as directed by Licensor, Distributor shall either (i) immediately deliver to Licensor all or any portion of such Inventory in Distributor’s possession or under its control (including all Inventory in the possession of a duplicator or laboratory engaged by Distributor) as shall be designated by Licensor, which shall be shipped to a warehouse or other location designated by Licensor in writing, free of any charge other than transportation expenses and the lesser of the actual cost or fair market value (determined by an independent third party appraiser designated by Licensor) of the Inventory so shipped, which amount shall be payable by Licensor to Distributor within ten (10) business days after Licensor’s receipt of such Inventory, or (ii) destroy all or any portion of such Inventory in Distributor’s possession or under its control as shall be designated by Licensor, at Distributor’s sole cost and expense, in which event Distributor shall thereupon provide Licensor with a certificate of destruction. Notwithstanding the preceding sentence, if Licensor exercise its termination rights pursuant to Paragraphs 19(A)3, 19(A)4, 19(A)5, 19(A)6, 19(A)8 or 19(A)9 above and Licensor is not entitled to exercise its termination rights pursuant to Paragraphs 19(A)1, 19(A)2, or 19(A)7 at such time or any time thereafter, then Licensor shall be obligated to purchase from Distributor (for the applicable amount set forth above) any Inventory up to the manufacturing levels specifically approved by Licensor (but Licensor shall not be obligated to purchase any “obsolete” (i.e., non-marketable) Inventory or Inventory in excess of the manufacturing levels specifically approved by Licensor). Any dispute between Licensor and Distributor concerning “obsolete” Inventory shall be finally determined by the Industry Expert.

(C) Distributor’s Acceptance of Returns. As soon as practicable, but in no event later than five (5) business days after the Termination Date, Distributor and Licensor shall provide written notice to Distributor’s customers of such early termination (the “Customer Notice”). Such Customer Notice shall notify Distributor’s customers of the following: (i) Distributor shall continue to issue return authorizations to Distributor’s customers for Videogram units sold by Distributor prior to the termination for a period of fifteen (15) days from the customer’s receipt of the Customer Notice; (ii) Licensor or Licensor’s new distributor shall issue return authorizations to Distributor’s customers thereafter; (iii) Distributor shall accept any units of Videograms returned by Distributor’s customers pursuant to return authorizations issued by Distributor until the date thirty (30) days following the Termination Date and shall issue credits therefor; and (iv) Licensor or Licensor’s new distributor shall accept any other units of Videograms returned by Distributor’s customers and shall issue credits therefore. The actual cost of any “obsolete” (i.e. non-marketable) units returned to Licensor to the extent Licensor is required to reimburse or issue credits to any customer for such returned units, together with an amount equal to the distribution fees deducted by Distributor with respect to such Videograms, shall be paid to Licensor by Distributor immediately upon demand. All units of Videograms distributed during the Term which are returned to Distributor by Distributor’s customers from time to time shall be treated as Distributor’s Inventory and either returned to Licensor or destroyed by Distributor as directed by Licensor pursuant to Paragraph 20(B)2 above.

(D) Orderly Transition. Licensor and Distributor shall cooperate fully and in good faith with each other to achieve a smooth transition at the end of the Term, and Licensor shall request that any successor distributor do so as well.

(E) Final Accounting Statement: Within forty-five (45) days following the Termination Date, Distributor will prepare and render to Licensor a statement (the “Final Accounting Statement”) setting forth (i) all amounts payable to Distributor and/or its affiliates by Licensor under this Agreement (including without limitation any Licensor True-Up Payments then due and owing); (ii) all amounts payable to Licensor under this Agreement (including without limitation any Distributor True-Up Payments), and for purposes of calculating such amounts Gross Receipts shall be deemed to include the amount of all accounts receivable with respect to the Covered Product as of the Termination Date; (iii) the amount of any unliquidated reserve for Returns (which amount shall be liquidated and included in the Final Settlement Amount); and (iv) the net amount payable by Distributor to Licensor (or Licensor to Distributor, if applicable) (the “Final Settlement Amount”), being the sum of the amounts described in clauses (i), (ii), and (iii) above. If the Final Settlement Amount is payable by Distributor to Licensor, Distributor shall make payment of such amount to Licensor at the time the Final Accounting Statement is rendered. If the Final Settlement Amount is payable by Licensor to Distributor, Licensor shall make payment of such amount within ten (10) business days following Licensor’s receipt of the Final Accounting Statement. Any disputes concerning the Final Accounting Statement or the Final Settlement Amount shall be resolved and finally determined in accordance with the arbitration procedures set forth in Paragraph 24(H).

21. LICENSOR’S BUY-BACK RIGHT.

(A) At any time after the expiration or earlier termination of the Output Term, upon thirty (30) days written notice to Distributor, Licensor will have the right to buy back from Distributor all distribution and other rights granted hereunder with respect to any or all Covered Products. The amount payable by Licensor for such rights shall be an amount equal to two and one-half percent (2.5%) of the Projected Net Receipts for the applicable Covered Product that have had their initial home video “street date” in the Territory prior to the date Licensor exercises its buy-back right under this Paragraph 21. “Projected Net Receipts” shall equal the net present value of the future Net Receipts (after the deduction of the higher of (i) a 17 1/2% reserve for Returns (as such percentage may be adjusted pursuant to Paragraph 7(G) above) or (ii) the actual projected percentage of Returns) projected by Distributor (“Distributor Projections”) with respect to the applicable Covered Product. The discount rate used to calculate the Projected Net Receipts shall be Licensor’s weighted average cost of capital at the time of the buy-back.

(B) The Distributor Projections shall be calculated by Distributor in its good faith business judgment taking into account, among other information, historical sales and, if applicable, VideoScan data. Licensor shall have an opportunity to review and comment on the Distributor Projections, taking into account in such review Licensor’s historical sales and, if applicable, VideoScan data. If the parties cannot agree as to the Projected Net Receipts, each party shall hire their own independent third party appraiser to provide an appraisal with respect to the Projected Net Receipts. If the higher of the two appraisals is within 10% of the lower appraisal, the average of the two appraisals shall be the amount used as the Projected Net Receipts to determine the buy-back purchase price under Paragraph 21(A). If the higher of the two appraisals is not within 10% of the lower appraisal, then the two appraisers shall mutually appoint a third independent appraiser to provide a third appraisal (the “Final Appraisal”) with respect to the Projected Net Receipts. The Final Appraisal shall be averaged with the one of two prior appraisals which is closest to the Final Appraisal and such averaged amount shall be used as the Projected Net Receipts to determine the buyback purchase price under Paragraph 21(A) above. If Licensor exercises its buy-back rights under this Paragraph 21, then the provisions of Paragraph 20 shall apply, except that Licensor shall be obligated to purchase from Distributor any Inventory up to the manufacturing levels specifically approved by Licensor (but Licensor shall not be obligated to purchase any “obsolete” (i.e., non-marketable) Inventory or Inventory in excess of the manufacturing levels specifically approved by Licensor). Any dispute between Licensor and Distributor concerning “obsolete” Inventory shall be finally determined by the Industry Expert.

22. MOST FAVORED NATIONS. If at any time following the Effective Date, Distributor enters into a Subject Agreement (as defined below), then the provisions of this Most Favored Nations provision shall apply.

(A) If Distributor enters into a Subject Agreement which grants more favorable terms regarding the net cost of distribution (taking into account distribution fee, fee structure, advances, etc.) (“Financial Terms”) and/or grants more favorable terms with respect to operating controls and/or approvals (“Control Rights”), Distributor agrees to grant Licensor the benefit of the more favorable Financial Terms and/or Control Rights, as may be applicable, commencing with the first Covered Product released by Distributor hereunder after the date the Subject Agreement is entered into or otherwise becomes effective.

(B) “Subject Agreement” shall mean the following: An agreement or series of agreements with a third party which provides for the exclusive home video distribution by Distributor of Motion Pictures on an output or other multiple picture basis.

(C) Within sixty (60) days after the end of each calendar year of the Term, Distributor shall cause its outside auditor (the “Outside Auditor”) to audit, at Distributor’s expense, Distributor’s Subject Agreements and such other of Distributor’s agreements, books and records as are reasonably necessary to verify Distributor’s compliance with the provisions of this Paragraph 22. Upon the completion of any such audit, the Outside Auditor shall issue a certified statement to both Licensor and Distributor either that (i) there are reasonable grounds to believe that Distributor has not complied with the provisions of this Paragraph 22, in which case such certificate shall also provide supporting details, including the specific more favorable terms which must be granted to Licensor in order to bring Distributor in compliance with this Paragraph 22 as well as provide a calculation of any amounts that may be due to Licensor as a result of such more favorable terms or (ii) there are reasonable grounds to believe that Distributor has complied with the provisions of this Paragraph 22. Licensor acknowledges that the Outside Auditor shall not be required to disclose to Licensor any confidential information of Distributor that is obtained by the Outside Auditor as a result of such audit or the identity of any contracting party to the Subject Agreement(s) or any specific terms thereof. However, the Outside Auditor may discuss with Licensor the general scope of the audit (including any limitations thereon) and general issues that may arise during such audit.

23. NOTICES. All notices and other communications required or permitted hereunder shall be in writing and shall be delivered personally, telecopied or sent by certified, registered mail or next day express mail or courier, postage prepaid. Any such notice shall be deemed given (a) when so delivered personally or telecopied (if receipt is confirmed by writing or email the same day), (b) the business day after, when sent by next day express mail or courier or (c) five (5) days after, when sent by certified or registered mail, as follows:

(a) If to Distributor, to it at:

The Weinstein Company Funding LLC

2230 Broadway

Suite

Santa Monica, CA

Attention: General Counsel

Facsimile:

with a copy to:

MORRISON & FOERSTER LLP

555 West Fifth Street, Suite 3500

Los Angeles, California 90013

Attention: Allen Z. Sussman, Esq.

Facsimile: (323) 210-1159

with a copy to:

LAW OFFICES MARK D. BISGEIER

433 No. Camden Drive, Suite 1111

Beverly Hills, CA 90210

Attention: Mark D. Bisgeier, Esq.

Facsimile: (310) 205-9552

(b) If to Licensor, to it at:

THE WEINSTEIN COMPANY

345 Hudson Street, 13th Floor

New York, NY 10014

Attention: Larry Madden, E.V.P. and C.F.O.

Facsimile: (917) 368-6999

with a copy to:

THE WEINSTEIN COMPANY

375 Greenwich Street, 3rd Floor

New York, NY 10013

Attention: Charles Layton

Facsimile: (212) 941-2028

with a copy to:

O’MELVENY & MYERS LLP

1999 Avenue of the Stars, Suite 700

Los Angeles, California 90067-6035

Telecopy: (310) 246-6779

Attention: Joseph A. Calabrese, Esq.

24. MISCELLANEOUS.

(A) Public Disclosure. Except only as and to the extent required by law, neither Licensor nor Distributor shall (i) make any disclosure with respect to this Agreement without the prior consent of the other party or (ii) release information regarding the matters contemplated herein except that a joint press release in agreed form may be issued by Licensor and Distributor after the execution of this Agreement. Notwithstanding the preceding sentence, Licensor and Distributor will be entitled to disclose the terms of this Agreement to actual and potential sources of debt, equity or other capital, provided that such sources agree to keep such information confidential. With respect to disclosures by Distributor to the SEC or any other regulatory agency or pursuant to any governmental regulations, Distributor will consult with Licensor regarding any and all such disclosures about or relating to Licensor or its business and Licensor will have the right to review and comment on such disclosures. Distributor will use commercially reasonable efforts to comply with Licensor’s requests and comments, including by limiting such disclosures to the extent possible and/or by seeking confidential treatment of such disclosures and involving Licensor in such process (including without limitation allowing Licensor to participate in discussions regarding limited disclosures and confidential treatment of disclosures, to the extent practicable). With respect to all other disclosures by Distributor, whether such disclosure is to actual or potential sources of debt, equity or other capital or to any other third party, Licensor will have the right to review and approve in its sole discretion any and all such disclosures about or relating to Licensor or its business. In no event shall Distributor disclose any financial or accounting information concerning any Covered Product on a product-by-product basis (including without limitation Gross Receipts, Net Receipts, Distribution Expenses, Marketing Expenses or Net Contribution) without Licensor’s prior written consent in each instance.

(B) Assignment. Licensor may assign its rights hereunder to any subsidiary, Affiliate or Controlling corporation, provided that any such assignment shall not relieve Licensor of its obligations hereunder unless the assignee expressly assumes such obligations in writing. Any Licensor Change of Control and any assignment by Licensor to any Person or group of Persons entitled to the motion picture related executive services provided by Harvey Weinstein or Robert Weinstein shall constitute a permitted assignment under this Paragraph 24(B). Except as expressly set forth in this Agreement and in the Security Agreement, either party may pledge or assign (i) its rights to receive proceeds under this Agreement or (ii) any of its rights and/or obligations under this Agreement to its lenders or other financiers as security or as required by financing arrangements entered into by such party or its Affiliates, provided however that the rights of any such lender, financier or its successor in interest under this Agreement shall be subject to the rights of the other party under this Agreement and that such pledge or assignment shall not relieve the assigning party of its obligations under this Agreement. Except as provided in the three preceding sentences, Licensor may not assign or license any of its rights or obligations hereunder to a third party without prior written approval of the Distributor and in any event, no such permitted assignment shall have an adverse impact on or impair any of the Distributor’s rights hereunder. Except as provided in the third sentence of this Paragraph 24(B), Distributor may not assign or license any of its rights or obligations hereunder, in whole or in part, to any third party without the prior written approval of the Licensor and in any event, no such permitted assignment shall have an adverse impact on or impair any of the Licensor’s rights hereunder. Any assignment in violation of this Paragraph 24(B) shall give the other party the right to terminate this Agreement upon thirty (30) days written notice to the assigning party. Nothing in this Paragraph 24(B) shall limit the ability of Distributor to outsource any functions or engage any subdistributors as and to the extent expressly provided herein.

(C) Additional Documents. Upon the request of either party hereto, the other party will execute, acknowledge and/or deliver any and all further documents that are necessary, expedient or proper to carry out and effectuate the purposes and intent of this Agreement.

(D) Force Majeure.

1. Neither party shall be deemed to be in default hereunder if such party’s performance hereunder is delayed or becomes impossible or impractical by reason of any act of God, war, fire, earthquake, flood, strike, sickness, accident, civil commotion, epidemic, act of government or governmental instrumentality (whether federal, state, local or foreign), failure of technical facilities, failure or delay of transportation facilities, or any other cause of a similar or different nature beyond such party’s control (hereinafter called a “Force Majeure Contingency”).

2. Upon the happening of any Force Majeure Contingency the affected party may, in addition to any other rights or remedies it may have hereunder or otherwise, elect by written notice to the other party to suspend the term of this Agreement for the duration of said Force Majeure Contingency. In the event of any such suspension, specific dates, period and time requirements referred to herein shall be postponed or extended accordingly. The foregoing shall not operate to suspend any party’s obligation to make payments hereunder. Notwithstanding the foregoing, if the Force Majeure Contingency exceeds three (3) months, then the other party may request, by written notice, that the affected party terminate the suspension. Such termination is to be by written notice given to the other party within thirty (30) days after receipt of the request to terminate suspension. If the suspension is not terminated within such period, this Agreement will terminate at the end of such thirty (30) day period (or such time as the affected party may designate by notice to the other party), and the provisions of Paragraph 20 shall apply.

(E) Independent Contractor Relationship. The relationship between Distributor and Licensor hereunder shall at all times be that of independent contractors, and nothing contained herein shall render or constitute the parties joint venturers, partners or fiduciaries of each other.

(F) Waiver. The waiver by any party of any term or condition of this Agreement, or any part hereof, shall not be deemed a waiver by such party of any other term or condition of this Agreement, or of any later breach of this Agreement or of any part thereof.

(G) Severability. If any part of this Agreement is determined to be void, invalid, inoperative or unenforceable by a court of competent jurisdiction or by any other legally constituted body having jurisdiction to make such determination, such decision shall not affect any other provisions hereof, and the remainder of this Agreement shall be effective as though such void, invalid, inoperative or unenforceable provision had not been contained herein.

(H) Governing Law / Consent to Arbitration.

1. The parties agree that this Agreement, and any and all disputes, claims or controversies arising under or relating to this Agreement, including but not limited to the negotiation, execution, validity, performance and/or breach of this Agreement, shall be governed by the substantive laws of the State of New York without regarding to conflicts of laws principles.

2. The parties further agree that any and all disputes, claims or controversies arising out of, under or relating in any way to this Agreement, including but not limited to the negotiation, execution, validity, performance and/or breach of this Agreement, or to the underlying transaction shall be fully and finally resolved by binding arbitration in accordance with the then-current rules and procedures of JAMS. The parties agree that the arbitration shall be a confidential proceeding, closed to the general public. The place of arbitration shall be selected by the party initiating the action, and shall be limited to either Los Angeles County, California or New York County, New York. The arbitration shall be conducted by a sole arbitrator to be jointly selected by the parties, who shall have substantial experience with entertainment industry transactions, with particular experience related to home video distribution of Motion Pictures. If the parties are unable to agree on a sole arbitrator within ten (10) business days following the commencement of the arbitration proceeding, the arbitrator shall be appointed by JAMS in connection with its then-current rules and procedures. The decision rendered by the arbitrator shall be final and binding upon the parties hereto and not subject to appeal or other recourse. Recognition and enforcement of any award rendered by the arbitral tribunal may be sought in any federal or state court located in either Los Angeles County, California or New York County, New York. Venue will lie exclusively in either Los Angeles County, California or New York County, New York.

3. Each party shall have the right to apply to a court of competent jurisdiction or to the arbitral tribunal for an order or award or interim, provisional or conservatory measures in order to maintain the status quo or protect its rights or property pending arbitration pursuant to this Agreement, and any such application shall not be deemed inconsistent with or a waiver of the parties’ agreement to arbitrate.

(I) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

(J) Paragraph Headings. Paragraph headings are used in this Agreement for convenience only, and will not be used to interpret or construe the provisions of this Agreement.

(K) Entire Agreement. This Agreement constitutes the entire agreement between Distributor and Licensor with respect to the subject matter hereof, all prior negotiations and understandings being merged herein. No person acting or purporting to act on behalf of either party has made any promises or representations upon which the other has relied, except those expressly found herein. This Agreement may only be altered by an instrument in writing, executed by authorized officers of all of the parties.

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date hereof.

DISTRIBUTOR:

THE WEINSTEIN COMPANY FUNDING LLC

BY:

ITS:

LICENSOR:

THE WEINSTEIN COMPANY LLC

BY:

ITS:

SCHEDULE A

DELIVERY MATERIALS

A.	VIDEOTAPE ELEMENTS

1.	4x3 Digibeta Master 1.33:1

This master will be 4x3 1.33:1 aspect ratio. Transfer will be pillar-boxed so as to create the proper aspect ratio. Audio must be as follows: Ch.1 Stereo Composite Left, Ch.2 Stereo Composite Right, Ch.3 Stereo Music & Effects Left, Ch.4 Stereo Music & Effects Right. The video master will include textless backgrounds for all main and end titles, as well as any inserts 60 seconds after the end credits on the last part of the master. The feature will also be fully textless (i.e. no subtitles). The timecode of textless material must match timecode of the texted material on the master.

2.	16x9 Digibeta Masters 1.78:1

If the original aspect ratio is 1.85:1, then this transfer master will be transferred at 1.78:1 aspect ratio. If the original aspect ratio is 2.35:1, then the transfer master will be transferred at 1.78:1 aspect ratio using Pan/Scan where needed. Audio must be as follows: Ch.1 Stereo Composite Left, Ch.2 Stereo Composite Right, Ch.3 Stereo Music & Effects Left, Ch.4 Stereo Music & Effects Right. The video master will include textless backgrounds for all main and end titles, as well as any inserts after the end credits on the last part of the master. The feature will also be fully textless (i.e. no subtitles). The timecode of textless material must match timecode of the texted material on the master.

B.	PUBLICITY

1.	Key Artwork—Layered artwork files to be delivered on CD.

2.	Trailer Elements

If created by or available to Producer, access to a NTSC DigiBeta of the trailer.

3.	Electronic Press Kit

If created, access to the finished EPK on DigiBeta format.

5.	DVD Extras

If created, access to an NTSC Digibeta with split Dialogue, Music, and Effects tracks, of all final DVD bonus materials, including but not limited to, interviews, commentary, menus and behind the scenes footage.

C.	DOCUMENTATION

1.	Combined Continuity and Spotting List

One (1) Microsoft Word formatted disk containing the final and complete (inclusive of credits) combined continuity and spotting list of the Picture including “in” and “out” cut-by-cut footage and frames, scene descriptions, character dialogue, music starts and stops, lyrics (if any) and translations of all dialogue spoken other than English. Footages shall be calculated on an A & B reel basis (2,000 feet).

2.	Music Cue Sheet

A Music cue sheet stating for each composition in the Picture: the title, the composers, publishers, copyright owners, performers, arrangers, usage, performing rights society, as well as the duration of each cue and film footage in and out.

3.	CREDITS AND RELATED DISTRIBUTION INFORMATION

(a)	Billing Block

Final approved billing blocks for posters, video packaging, paid advertising and trailers, approved by all parties, as well as disks containing all logos required to be included in the billing block.

(b)	Credit/Likeness/Approvals/Dubbing/Cutting Requirements

A Statement summarizing the following contractual credit and other information (if there is no contractual obligation to accord any credit in the billing block, the “obligation” should be stated as “Producer’s Discretion”):

(i)	All paid advertising credit obligations and restrictions;

(ii)	All restrictions and obligations as they apply to the use of the likeness of any talent in any advertising, promotions, etc.;

(iii)	All talent approval rights as they apply to stills, artistic renderings, biographies, credits, video mastering, merchandising/tie-ins, and any related matters.

(c)	Final Screen Credits

One (1) paper copy of the final main and end credits as they appear on the composite print (accurate size and fonts), along with complete credits on CD-Rom (Microsoft Word file), labeled with the font and point size used.

5.	LEGAL

(a)	Thomson & Thomson (or equivalent) Copyright Search

A copyright search report and accompanying legal opinion.

(b)	Thomson & Thomson (or equivalent) Title Search

A title search report and accompanying legal opinion.

(c)	E&O Insurance

Distributor is to be named as an insured party under Licensor’s blanket motion picture distributor’s errors and omissions insurance policy. Said policy shall have limits of $1,000,000 with respect to any one claim relating to the Picture and $3,000,000 with respect to all claims relating to the Picture in the aggregate, and a deductible of not more than $50,000. Said policy shall be for a period of one (1) year to be renewed annually through the date that is 3 years after the expiration or earlier termination of the Output Term.

(d)	MPAA Rating

A paid rating certificate from the Motion Picture Code and Rating Administration of America, Inc.

(e)	Form PA—Delivery of the US Copyright Form PA application.

SCHEDULE B

LIQUIDITY AND COVERAGE RATIOS

Liquidity Ratio. Distributor shall not permit the ratio (the “Liquidity Ratio”) of (a) the sum of (i) Distributor’s then-current cash, plus (ii) Distributor’s then-current accounts receivable, plus (iii) Distributor’s then-current Inventory to (b) Distributor’s total liabilities (including, but not limited to debt service, Expenses, overhead, and all other cash expenditures), all as determined as of each quarter of the Output Term and in accordance with GAAP, to be less than 1.15 to 1.

Fixed Charges Coverage Ratio. Distributor shall not Permit the ratio (the “Fixed Charges Coverage Ratio”) of (a) Consolidated EBITDA determined as of the end of each quarter of the Output Term to (b) the sum of (i) all principal of indebtedness of Distributor scheduled to be paid during such quarter; plus (ii) cash interest expense of Distributor for each such quarter, to be less than 4.00 to 1.

“Consolidated EBITDA” shall mean for Distributor and its Controlled Affiliates on a Consolidated basis for any period, Consolidated Net Income for such period plus, without duplication, the sum of the following amounts of Distributor and its Controlled Affiliates for such period and to the extent deducted in determining Consolidated Net Income for such period (i) Total Interest; (ii) income tax expense and tax payments; (iii) depreciation expense; (iv) amortization expense; (v) the incremental non-cash cost of goods sold directly attributable to the write-up of Inventory; and (vi) non-cash, non-operating extraordinary expenses (less any non-operating extraordinary gains), all as determined for such period in accordance with GAAP.

“Consolidated Net Income” shall mean, for any period for which such amount is being determined, the net income (or loss) of Distributor and its Controlled Affiliates during such period, determined on a consolidated basis for such period taken as a single accounting period in accordance with GAAP; provided that there shall be excluded (i) income (or loss) of any Person in which Distributor or its Controlled Affiliates has an equity investment or comparable interest, except to the extent of the amount of dividends or other distributions actually paid to Distributor or its Controlled Affiliates by such Person during such period; and (ii) the income (or loss) of any Person accrued prior to the date it becomes a Controlled Affiliate of Distributor or is merged into or consolidated with Distributor or its Controlled Affiliates or the Person’s assets are acquired by Distributor or its Controlled Affiliates.

“Total Interest” shall mean the sum of (i) all interest expense (net of interest income) of Distributor or its Controlled Affiliates as consolidated in accordance with GAAP; plus (ii) any interest expense that has been capitalized other than as part of Expenses during the relevant period.

EXHIBIT A

COVERED PRODUCT

[To be provided at closing]

EXHIBIT B

MINIMUM STAFFING LEVELS

TWC Dedicated

Division	Position
STRATEGIC PLANNING	Strategic Planner—Theatrical
STRATEGIC PLANNING	Strategic Planner—Analyst
FINANCE	Financial Analyst
FINANCE	AR
FINANCE	AP
FINANCE	Royalty Analyst
OPERATIONS	Director Studio Operations
OPERATIONS	Manager CRM
OPERATIONS	Production Manager
OPERATIONS	Sales Logistics Rep
OPERATIONS	Returns Clerk
OPERATIONS	Production Coordinator
OPERATIONS	Order Management—EDI Coordinator
SALES	Executive Vice President—Sales
SALES	Weinstein Division—Best Buy, Musicland, Target
SALES	Weinstein Division—Cental Mass
SALES	Weinstein Division—East
SALES	Weinstein Division—Rental
SALES	Weinstein Division—WalMart/ Sams
SALES	Weinstein Division—West / Internet
SALES	Executive Assistant
RETAIL DIRECT	VP Retail Direct
RETAIL DIRECT	Director Category Manager
RETAIL DIRECT	Director VMI Planning
RETAIL DIRECT	Director Sales Analysis
RETAIL DIRECT	Manager VMI
RETAIL DIRECT	VMI—Customer Service
RETAIL DIRECT	VMI—Customer Service
RETAIL DIRECT	Sr. Data Analyst—Cat Man
MARKETING	Executive Vice President—Marketing
MARKETING	Director DVD Marketing
MARKETING	Director Marketing
MARKETING	Publicity
MARKETING	Manager Retail Marketing
MARKETING	Sr Director, Merchandising/POP
MARKETING	Director Marketing
MARKETING	Mgr. Retail Promotions
MARKETING	Mgr Production Planning & Scheduling
MARKETING	Executive Assistant
ACQUISITIONS	Manager of Acquisitions

Appendix E

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

GENIUS PRODUCTS, INC.

Genius Products, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of this Corporation is Genius Products, Inc. The original Certificate of Incorporation was filed on March 2, 2005.

2. This Amended and Restated Certificate of Incorporation restates and amends the original Certificate of Incorporation to read in its entirety as follows:

Article I

The name of the corporation is Genius Products, Inc. (the “Corporation”).

Article II

The address of the Corporation’s registered office in the State of Delaware is 615 South Dupont Highway, in the City of Dover, County of Kent, Delaware 19901. The name of its registered agent at such address is National Corporate Research Ltd.

Article III

The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by it are as follows: To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, subject to (i) the limitation on business and activities of the Corporation contained in Section 3.7 of the LLC Agreement and (ii) receipt of prior approval for certain activities of the Corporation from the holders of Series W Preferred Stock to the extent required under Section (B)(1)(b)(iii) of Article IV.

Article IV

A. Classes of Stock. The total number of shares of all classes of stock that the Corporation is authorized to issue is 310,000,000 shares, consisting of 300,000,000 shares of Common Stock with a par value of $0.0001 per share, and 10,000,000 shares of Preferred Stock with a par value of $0.0001 per share.

Any of the shares of Preferred Stock may be issued from time to time in one or more series. Subject to the limitations and restrictions in this Article IV, the Board of Directors or a Committee of the Board of Directors, to the extent permitted by law and the Bylaws of the Corporation or a resolution of the Board of Directors, by resolution or resolutions, is authorized to create or provide for any such series, and to fix the designations, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the authority to fix or alter the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking and purchase fund provisions), the redemption price or prices, the dissolution preferences and the rights in respect to any distribution of assets of any wholly unissued series of Preferred Stock and the number of shares constituting any such series, and the designation thereof, or any of them and to increase or decrease the number of shares of any series so created, subsequent to the issue of that series but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

There shall be no limitation or restriction on any variation between any of the different series of Preferred Stock as to the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof; and the several series of Preferred Stock may, except as hereinafter in this Article IV otherwise expressly provided, vary in any and all respects as fixed and determined by the resolution or resolutions of the Board of Directors or by Committee of the Board of Directors, providing for the issuance of the various series; provided, however, that all shares of any one series of Preferred Stock shall have the same designation, powers, preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions.

B. Rights, Preferences and Powers of Series W Preferred Stock. There is hereby created a series of Preferred Stock designated Series W Preferred Stock, which series shall consist of 100 shares (the “Series W Preferred Stock”). The rights, preferences, and powers of the Series W Preferred Stock and the qualifications, limitations and restrictions thereof are as set forth below in this Article IV, Section (B).

1. Voting. The holders of the shares of Series W Preferred Stock shall have the following voting rights:

(a) General. Except as required by this Certificate of Incorporation or applicable law, the holders of the shares of Series W Preferred Stock shall be entitled to vote on all matters submitted to a vote of the stockholders of the Corporation, voting together with the holders of the Common Stock (and of any other shares of capital stock of the Corporation entitled to vote at a meeting of stockholders) as one class.

(b) Voting Power While Threshold Amount Held. So long as TWC Holders and TWC Permitted Transferees (i) own the shares of Series W Preferred Stock and (ii) collectively beneficially own or have the right to beneficially own upon conversion, exchange, or redemption of Class W Units pursuant to the LLC Agreement at least 20% of the outstanding Common Stock (assuming conversion, exchange or redemption of the Class W Units and excluding shares of Common Stock issuable upon exercise of outstanding options, warrants or other convertible securities of the Corporation) (the “Threshold Amount”), the Series W Preferred Stock shall have the following voting rights:

(i) Majority Voting Power. Except as otherwise required in this Certificate of Incorporation or by applicable law, as of each record date for the determination of the Corporation’s stockholders entitled to vote on any matter (a “Record Date”), the shares of Series W Preferred Stock shall, in the aggregate, have voting rights and powers equal to the greatest of (i) 100 votes; (ii) the number of votes attributable to the number of shares of Common Stock that TWC Holders and the TWC Permitted Transferees beneficially own, including without limitation those shares of Common Stock which such Persons have the right to acquire, upon conversion, exchange, or redemption of Class W Units pursuant to the LLC Agreement, less the number of votes attributable to the shares of Common Stock which TWC Holders and TWC Permitted Transferees may vote directly; and (iii) the number of votes that, together with all other votes entitled to be directly cast by the holders of the shares of Series W Preferred Stock on such Record Date, whether by virtue of beneficial ownership of capital stock of the Corporation, proxies, voting trusts or otherwise, entitle the holders of the shares of Series W Preferred Stock to exercise one vote more than one-half of all votes entitled to be cast as of such Record Date by all holders of capital stock of the Corporation. Each holder of Series W Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation.

(ii) Board of Directors. The Board of Directors shall consist of seven (7) directors, and at any meeting for the election or removal of directors of the Corporation, however such meeting is called and regardless of whether such meeting is a special or annual meeting of stockholders of the Company, or at any adjournment thereof, or in connection with any written consent of stockholders of the Company, the holders of Series W Preferred Stock (voting separately as a single class) shall be entitled to elect five (5) directors of the Corporation (the “Series W Directors”), three (3) of whom at the time of their election must be Independent Directors, and to remove, without cause, from office any Series W Director and to fill any vacancy caused by the resignation, death or removal of any Series W Director. Vacancies on the Board resulting from the death, resignation or removal of a Series W Director may be filled by the remaining Series W Directors, to hold office until a qualified successor is elected by the holders of Series W Preferred Stock at the next regular or special meeting of the shareholders.

(iii) Protective Provisions. In addition to voting together with the holders of Common Stock pursuant to Section (B)(1) of this Article IV or Section (D) of Article V, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series W Preferred Stock, voting as a separate class:

(A) take actions in contravention of or engage in activities inconsistent with the rights, duties and obligations of the Corporation under the LLC Agreement;

(B) cause the Operating Company to take actions in contravention of or engage in activities inconsistent with the rights, duties and obligations of the Operating Company under the Distribution Agreement, dated             , between the Operating Company and TWC (as amended, modified or supplemented from time to time);

(C) create or assume any indebtedness or liability, or provide any indirect financial assistance, or assume any mortgage, charge or other encumbrance on any property;

(D) sell, lease, exchange or dispose of, by any means, a property or assets having a value in excess of $100,000;

(E) enter into or effect any conversion, consolidation or merger;

(F) take any action to liquidate or dissolve the Corporation;

(G) enter into, amend or waive any contract with a Member of the Operating Company or with any party that is not at arm’s length;

(H) engage, remove or replace the independent auditors;

(I) guarantee the liabilities or debts of any person other than a subsidiary of the Corporation;

(J) declare or make any dividends or distributions, except dividends or distributions payable solely to holders of Common Stock;

(K) appoint or remove (1) the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, or any other executive level officer or employee or (2) any other employee whose base compensation is in excess of $150,000 per year;

(L) change the size of its Board of Directors;

(M) approve the annual or quarterly budget for the Corporation or the Operating Company, or vary more than 10% from the amount budgeted for any material line item therein;

(N) engage in any debt or equity financing, refinancing, recapitalization or other capital raising transaction;

(O) approve or enter into any contracts, agreements, understandings or arrangements outside the ordinary course or providing for payments by or to the Corporation or any of its subsidiaries of obligations in excess of $100,000 per year;

(P) commence or settle any litigation on behalf;

(Q) license any item of product outside the ordinary course or on terms other than fair market value;

(R) approve or adopt any material employee compensation plan or arrangement;

(S) create any subsidiaries other than the Operating Company;

(T) amend this Certificate of Incorporation or the Corporation’s Bylaws, including in either case by way of consolidation or merger;

(U) authorizing or issuing any shares of capital stock or any instrument exercisable or convertible for shares of capital stock, other than issuances of Common Stock upon exercise or conversion of securities exercisable or convertible for Common Stock in existence on [DATE OF FILING OF A&R CHARTER]; or

(V) permit any of its subsidiaries, including without limitation the Operating Company, to do any of the foregoing;

provided, however, that no such approval of holders of Series W Preferred Stock shall be required for any action listed in Section (C)(2)(b) of this Article IV which has been approved by a Special Vote (as defined therein).

(c) Vote Below Threshold Amount. At such time as TWC Holders and TWC Permitted Transferees collectively beneficially no longer own or have the right to beneficially own, upon conversion, exchange, or redemption of Class W Units pursuant to the LLC Agreement, the Threshold Amount, the rights of the holders of the Series W Preferred Stock pursuant to Section (B)(1)(b) shall immediately terminate and each share of Series W Preferred Stock shall entitle the holder thereof to the number of votes represented by the number of shares of Common Stock into which all Class W Units held by TWC Holders and TWC Permitted Transferees would be converted, exchanged or redeemed pursuant to the LLC Agreement at the record date for such vote, divided by the number of shares of Series W Preferred Stock outstanding at the record date for such vote.

(d) Vote Required for Certificate of Incorporation or Bylaw Amendment. Without the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series W Preferred Stock voting as a separate class, the Corporation will not amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws (by merger or otherwise) so as to adversely affect the preferences, rights or powers of the Series W Preferred Stock.

2. Dividend Provisions. The holders of outstanding shares of Series W Preferred Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors, out of the assets of the Corporation legally available therefor, as may be declared from time to time by the Board of Directors.

3. Liquidation. In the event of the liquidation, dissolution, winding-up or sale or other disposition of all or substantially all of the assets of the Corporation, whether voluntary or involuntary (“Liquidation”), the holders of Series W Preferred Stock shall be entitled to receive with respect to each Series W Preferred Share, after payment of or provision for payment of the debts and other liabilities of the Corporation, cash or any other assets of the Corporation in an amount (or having a fair market value) equal to $0.01 plus all accrued but unpaid dividends up to and including the date of Liquidation (the “Liquidation Preference”). The fair market value of any assets of the Corporation and the proportion of cash and other assets distributed by the Corporation to the holders of the Series W Preferred Stock shall be reasonably determined in good faith by the Board of Directors of the Corporation.

4. Conversion. The Series W Preferred Stock shall not be convertible into any other class of stock of the Corporation.

C. Rights, Preferences and Restrictions of Common Stock. The powers, preferences and rights of the Common Stock and the qualifications, limitations and restrictions thereof are as set forth below in this Article IV, Section (C).

1. General Voting Rights. Except as otherwise required by this Certificate or applicable law, in all matters that may come before the Corporation’s stockholders, each share of Common Stock shall entitle its holder to one vote per share; and

2. Voting Rights Upon Threshold Amount. So long as TWC Holders and TWC Permitted Transferees collectively beneficially own or have the right to beneficially own, upon conversion, exchange, or redemption of Class W Units pursuant to the LLC Agreement, at least the Threshold Amount:

(a) Board of Directors. The holders of Common Stock (voting separately as a single class) shall be entitled to elect two (2) directors of the Corporation (the “At-Large Directors”), and to remove, without cause, from office any At-Large Director and, in the absence of any At-Large Directors, to fill any vacancy caused by the resignation, death or removal of any At-Large Director. Vacancies on the Board resulting from the death, resignation or removal of an At-Large Director may be filled by the remaining At-Large Director, to hold office until a qualified successor is elected by the holders of Common Stock at the next regular or special meeting of the stockholders.

(b) Special Voting Provisions. The following actions may be approved by the vote or consent (a “Special Vote”) of a Committee of the Board of Directors composed only of At-Large Directors, or the holders of at least a majority of the outstanding shares of Common Stock, without giving effect to any of the provisions of Section (B)(1)(b) of Article IV:

(i) defending, settling, fulfilling or otherwise managing any of the Corporation’s liabilities, duties or obligations arising in, under or from any of the Excluded Liabilities;

(ii) prosecuting and managing the Corporation’s interest, rights or remedies arising in, under or from any of the Excluded Assets;

(iii) declaring or making dividends or distributions payable solely to holders of Common Stock;

(iv) making payments to the holders of the Contingent Dividend Right under the terms thereof; and

(v) undertaking a Genius Capital Transaction solely to fund activities of the Corporation not provided for or reimbursed by the Operating Company, provided that such activities constitute Genius Permitted Activities.

3. Dividend Provisions. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of outstanding shares of Common Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors, out of the assets of the Corporation legally available therefor, as may be declared from time to time by the Board of Directors.

Article V

A. Corporate Opportunity. In recognition of the fact that TWC, and its directors, officers, employees and Affiliates and their respective directors, officers and employees currently engage in, and may in the future engage in, the same or similar lines of business and have interests in the same areas or types of corporate opportunities, and in recognition of the benefits to be derived by the Corporation and the Operating Company through their respective continued contractual, corporate and business relations with TWC (including possible service of directors, officers, employees and Affiliates of TWC or its Affiliates as directors, officers and employees of the Corporation), the provisions of this Article V are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve Authorized Persons, their Affiliates and their respective directors, officers, and employees, and the powers, rights, duties and liabilities of the Corporation and its directors, officers, employees and stockholders in connection therewith. In furtherance of the foregoing, the Corporation renounces any interest or expectancy in, or in being offered the opportunity to participate in, any corporate opportunity which may be engaged in by Authorized Persons, their Affiliates or their respective directors, officers and employees or to which such persons may have access to the fullest extent permitted by Section 122(17) of the General Corporation Law of the State of Delaware (or any successor provision).

B. Competing Activities. To the fullest extent permitted by applicable law, no director, officer, employee, or stockholder of the Corporation, in such capacity, that is an Authorized Person, an Affiliate of an Authorized Person or any of their respective directors, officers, or employees, acting in his or her capacity as such, shall have any obligation to the Corporation to refrain from competing with the Corporation, making investments in competing businesses or otherwise engaging in any commercial activity that competes with the Corporation. To the fullest extent permitted by applicable law, the Corporation shall not have any right, interest or expectancy with respect to any such particular investments or activities undertaken by any Authorized Person, any Affiliate of an Authorized Person or any of their respective directors, officers or employees and such investments or activities shall not be deemed wrongful or improper, and no such person shall be obligated to communicate, offer or present any potential transaction, matter or opportunity to the Corporation, even if such potential transaction, matter or opportunity is of a character that, if presented to the Corporation, could be taken by the Corporation. If an Authorized Person, any Affiliate of an Authorized Person or any of their respective directors, officers or employees acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the Authorized Person and the Corporation, the Authorized Person, Affiliate of an Authorized Person and their respective directors, officers and employees, shall have no duty to communicate or offer such corporate opportunity to the Corporation and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of the fact that an Authorized Person or any director, officer, or employee of an Authorized Person, acting in his or her capacity as such, pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Corporation, and the Corporation hereby renounces any interest or expectancy in such corporate opportunity.

C. Nothing in this Article V shall limit or otherwise prejudice any contractual rights the Corporation may have or obtain against any Authorized Person any Affiliate of an Authorized Person or any of their respective directors, officers, or employees.

D. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, in addition to any other vote of stockholders required by law or this Certificate of Incorporation, the affirmative vote of the holders of at least 80 percent of the outstanding shares of the Series W Preferred Stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with this Article V.

E. Neither the alteration, amendment or repeal of this Article V nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article V shall eliminate or reduce the effect of this Article V in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article V, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

Article VI

Subject to Article IV of this Certificate of Incorporation, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

Article VII

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

Article VIII

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

Article IX

The corporation elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware (or any successor provision).

Article X

To the fullest extent permitted by Delaware statutory or decisional law, as amended or interpreted, no director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. This Article X does not affect the availability of equitable remedies for breach of fiduciary duties. The Corporation is authorized to provide indemnification of its officers, directors, employees and agents to the fullest extent now or hereafter permitted by Delaware statutory or decisional law, as amended or interpreted.

Article XI

Definitions. As used in this Certificate of Incorporation, the following terms shall have the meanings assigned below:

“Affiliate” shall mean any person or entity directly or indirectly controlling or controlled by or under common control with another person or entity.

“Authorized Person” shall mean: (i) TWC; (ii) any successor by operation of law (including by merger) of an Authorized Person; (iii) any person or entity which acquires all or substantially all of the assets of an Authorized Person in a single transaction or series of related transactions; and (iv) any subsidiary of any person or entity describe above.

“Class W Units” shall mean Class W Units (or any security issued in exchange or substitution, in whole or in part, by merger or otherwise) in the Operating Company, issued under the LLC Agreement.

“Contingent Dividend Right” shall have the same definition herein as in the Master Contribution Agreement.

“Excluded Assets” shall have the same definition herein as in the Master Contribution Agreement.

“Excluded Liabilities” shall have the same definition herein as in the Master Contribution Agreement.

“Genius Capital Transaction” shall have the same definition herein as in the LLC Agreement.

“Genius Permitted Activities” shall have the same definition herein as in the LLC Agreement.

“Independent Director” shall mean a director who is an “independent director” as defined in the applicable listing standards of the primary stock exchange or trading market on which the Corporation’s Common Stock is listed for trading, or if such term is not defined in such listing standards, then the listing standards of The Nasdaq Stock Market in effect from time to time.

“LLC Agreement” shall mean the Limited Liability Company Agreement of the Operating Company, as it may be amended, modified or supplemented from time to time.

“Master Contribution Agreement” shall mean that certain Master Contribution Agreement, dated as of December     , 2005, by and among the Corporation, The Weinstein Company Holding LLC and The Weinstein Company LLC.

“Operating Company” shall mean             , LLC, the Delaware limited liability company in which the Corporation is the managing member, or any successor entity thereto.

“Person” shall mean an individual, general partnership, limited partnership, limited liability company, corporation, trust, estate, real estate investment trust association or any other entity.

“TWC” shall mean [INSERT NAME OF PARENT COMPANY].

“TWC Holders” shall mean the members of the Operating Company other than the Corporation.

“TWC Permitted Transferee” shall mean (i) TWC; (ii) any entity all of the equity (other than a de mimimis amount and directors’ qualifying shares) which is directly or indirectly owned by the transferor of any other Person; (iii) in the case of a transferor who is an individual, (a) such transferor’s spouse and lineal descendants, (b) such transferor’s personal representatives and heirs, (c) any trustee of any trust created primarily for the benefit of any, some or all of such spouse and lineal descendants (but which may include beneficiaries which are charities) or of any revocable trust created by such transferor, (d) following the death of such transferor, all beneficiaries under either such trust, (e) the transferor, in the case of a transfer from any Permitted Transferee back to its transferor and (f) any entity all of the equity of which is directly or indirectly owned by any of the foregoing which is not an Affiliate of any Person other than the Person described in clauses (a)-(e) above; and (iv) Bob Weinstein or Harvey Weinstein. For the purposes of this definition of “Permitted Transferee”, if an entity is directly or indirectly owned by either of Bob or Harvey Weinstein, it shall be deemed owned by both of them.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation, which restates and amends the provisions of the Certificate of Incorporation of the Corporation, and which has been duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law, has been signed and attested this      day of                     ,         .

Trevor Drinkwater
Chief Executive Officer

Secretary attest:
Michel Urich
Secretary

Appendix F

2004 STOCK INCENTIVE PLAN, AS AMENDED

GENIUS PRODUCTS, INC.

AMENDED AND RESTATED

2004 STOCK INCENTIVE PLAN

1. Purposes of the Plan. The purposes of this Plan are to attract and retain the best available personnel, to provide additional incentives to Employees, Directors and Consultants and to promote the success of the Company’s business.

2. Definitions. As used herein, the following definitions shall apply:

(a) “Administrator” means the Board or any of the Committees appointed to administer the Plan.

(b) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

(c) “Applicable Laws” means the legal requirements relating to the Plan and the Awards under applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to Awards granted to residents therein.

(d) “Assumed” means that pursuant to a Corporate Transaction either (i) the Award is expressly affirmed by the Company or (ii) the contractual obligations represented by the Award are expressly assumed (and not simply by operation of law) by the successor entity or its Parent in connection with the Corporate Transaction with appropriate adjustments to the number and type of securities of the successor entity or its Parent subject to the Award and the exercise or purchase price thereof which at least preserves the compensation element of the Award existing at the time of the Corporate Transaction as determined in accordance with the instruments evidencing the agreement to assume the Award.

(e) “Award” means the grant of an Option, Restricted Stock, or other right or benefit under the Plan.

(f) “Award Agreement” means the written agreement evidencing the grant of an Award executed by the Company and the Grantee, including any amendments thereto.

(g) “Board” means the Board of Directors of the Company.

(h) “Cause” means, with respect to the termination by the Company or a Related Entity of the Grantee’s Continuous Service, that such termination is for “Cause” as such term is expressly defined in a then-effective written agreement between the Grantee and the Company or such Related Entity, or in the absence of such then-effective written agreement and definition, is based on, in the determination of the Administrator, the Grantee’s: (i) performance of any act or failure to perform any act in bad faith and to the detriment of the Company or a Related Entity; (ii) dishonesty, intentional misconduct or material breach of any agreement with the Company or a Related Entity; or (iii) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person.

(i) “Change in Control” means a change in ownership or control of the Company effected through either of the following transactions:

(i) the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders which a majority of the Continuing Directors who are not Affiliates or Associates of the offeror do not recommend such stockholders accept, or

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(ii) a change in the composition of the Board over a period of thirty-six (36) months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who are Continuing Directors.

(j) “Code” means the Internal Revenue Code of 1986, as amended.

(k) “Committee” means any committee composed of members of the Board appointed by the Board to administer the Plan.

(l) “Common Stock” means the common stock of the Company.

(m) “Company” means Genius Products, Inc., a Nevada corporation.

(n) “Consultant” means any person (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a Director) who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.

(o) “Continuing Directors” means members of the Board who either (i) have been Board members continuously for a period of at least thirty-six (36) months or (ii) have been Board members for less than thirty-six (36) months and were elected or nominated for election as Board members by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board.

(p) “Continuous Service” means that the provision of services to the Company or a Related Entity in any capacity of Employee, Director or Consultant is not interrupted or terminated. In jurisdictions requiring notice in advance of an effective termination as an Employee, Director or Consultant, Continuous Service shall be deemed terminated upon the actual cessation of providing services to the Company or a Related Entity notwithstanding any required notice period that must be fulfilled before a termination as an Employee, Director or Consultant can be effective under Applicable Laws. Continuous Service shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entity, or any successor, in any capacity of Employee, Director or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director or Consultant (except as otherwise provided in the Award Agreement). An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave. For purposes of each Incentive Stock Option granted under the Plan, if such leave exceeds three (3) months, and reemployment upon expiration of such leave is not guaranteed by statute or contract, then the Incentive Stock Option shall be treated as a Non-Qualified Stock Option on the day three (3) months and one (1) day following the expiration of such three (3) month period.

(q) “Corporate Transaction” means any of the following transactions:

(i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;

(ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company;

(iii) the complete liquidation or dissolution of the Company;

(iv) any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but in which securities possessing more than forty percent (40%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger; or

(v) acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than

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fifty percent (50%) of the total combined voting power of the Company’s outstanding securities but excluding any such transaction or series of related transactions that the Administrator determines shall not be a Corporate Transaction.

(r) “Covered Employee” means an Employee who is a “covered employee” under Section 162(m)(3) of the Code.

(s) “Director” means a member of the Board or the board of directors of any Related Entity.

(t) “Disability” means as defined under the long-term disability policy of the Company or the Related Entity to which the Grantee provides services regardless of whether the Grantee is covered by such policy. If the Company or the Related Entity to which the Grantee provides service does not have a long-term disability plan in place, “Disability” means that a Grantee is unable to carry out the responsibilities and functions of the position held by the Grantee by reason of any medically determinable physical or mental impairment for a period of not less than ninety (90) consecutive days. A Grantee will not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Administrator in its discretion.

(u) “Employee” means any person, including an Officer or Director, who is in the employ of the Company or any Related Entity, subject to the control and direction of the Company or any Related Entity as to both the work to be performed and the manner and method of performance. The payment of a director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.

(v) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(w) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation The Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, its Fair Market Value shall be the closing sales price for such stock as quoted on such system on the date of determination, but if selling prices are not reported, the Fair Market Value of a share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Common Stock of the type described in (i) and (ii), above, the Fair Market Value thereof shall be determined by the Administrator in good faith.

(x) “Grantee” means an Employee, Director or Consultant who receives an Award under the Plan.

(y) “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Grantee’s household (other than a tenant or employee), a trust in which these persons (or the Grantee) have more than fifty percent (50%) of the beneficial interest, a foundation in which these persons (or the Grantee) control the management of assets, and any other entity in which these persons (or the Grantee) own more than fifty percent (50%) of the voting interests.

(z) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

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(aa) “Non-Qualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(bb) “Officer” means a person who is an officer of the Company or a Related Entity within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(cc) “Option” means an option to purchase Shares pursuant to an Award Agreement granted under the Plan.

(dd) “Parent” means a “parent corporation”, whether now or hereafter existing, as defined in Section 424(e) of the Code.

(ee) “Performance-Based Compensation” means compensation qualifying as “performance-based compensation” under Section 162(m) of the Code.

(ff) “Plan” means this 2004 Stock Incentive Plan.

(gg) “Related Entity” means any Parent or Subsidiary of the Company and any business, corporation, partnership, limited liability company or other entity in which the Company or a Parent or a Subsidiary of the Company holds a substantial ownership interest, directly or indirectly.

(hh) “Replaced” means that pursuant to a Corporate Transaction the Award is replaced with a comparable stock award or a cash incentive program of the Company, the successor entity (if applicable) or Parent of either of them which preserves the compensation element of such Award existing at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same (or a more favorable) vesting schedule applicable to such Award. The determination of Award comparability shall be made by the Administrator and its determination shall be final, binding and conclusive.

(ii) “Restricted Stock” means Shares issued under the Plan to the Grantee for such consideration, if any, and subject to such restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions, and other terms and conditions as established by the Administrator.

(jj) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor thereto.

(kk) “Share” means a share of the Common Stock.

(ll) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. Stock Subject to the Plan.

(a) Subject to the provisions of Section 10, below, the maximum aggregate number of Shares which may be issued pursuant to all Awards (including Incentive Stock Options) is 13,500,000 Shares. The Shares to be issued pursuant to Awards may be authorized, but unissued, or reacquired Common Stock.

(b) Any Shares covered by an Award (or portion of an Award) which is forfeited, canceled or expires (whether voluntarily or involuntarily) shall be deemed not to have been issued for purposes of determining the maximum aggregate number of Shares which may be issued under the Plan. Shares that actually have been issued under the Plan pursuant to an Award shall not be returned to the Plan and shall not become available for future issuance under the Plan, except that if unvested Shares are forfeited, or repurchased by the Company at the lower of their original purchase price or their Fair Market Value at the time of repurchase, such Shares shall become available for future grant under the Plan.

4. Administration of the Plan.

(a) Plan Administrator.

(i) Administration with Respect to Directors and Officers. With respect to grants of Awards to Directors or Employees who are also Officers or Directors of the Company, the Plan shall be

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administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws and to permit such grants and related transactions under the Plan to be exempt from Section 16(b) of the Exchange Act in accordance with Rule 16b-3. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board.

(ii) Administration With Respect to Consultants and Other Employees. With respect to grants of Awards to Employees or Consultants who are neither Directors nor Officers of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. The Board may authorize one or more Officers to grant such Awards and may limit such authority as the Board determines from time to time.

(iii) Administration With Respect to Covered Employees. Notwithstanding the foregoing, grants of Awards to any Covered Employee intended to qualify as Performance-Based Compensation shall be made only by a Committee (or subcommittee of a Committee) which is comprised solely of two or more Directors eligible to serve on a committee making Awards qualifying as Performance-Based Compensation. In the case of such Awards granted to Covered Employees, references to the “Administrator” or to a “Committee” shall be deemed to be references to such Committee or subcommittee.

(iv) Administration Errors. In the event an Award is granted in a manner inconsistent with the provisions of this subsection (a), such Award shall be presumptively valid as of its grant date to the extent permitted by the Applicable Laws.

(b) Powers of the Administrator. Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Administrator hereunder), and except as otherwise provided by the Board, the Administrator shall have the authority, in its discretion:

(i) to select the Employees, Directors and Consultants to whom Awards may be granted from time to time hereunder;

(ii) to determine whether and to what extent Awards are granted hereunder;

(iii) to determine the number of Shares or the amount of other consideration to be covered by each Award granted hereunder;

(iv) to approve forms of Award Agreements for use under the Plan;

(v) to determine the terms and conditions of any Award granted hereunder;

(vi) to amend the terms of any outstanding Award granted under the Plan, provided that any amendment that would adversely affect the Grantee’s rights under an outstanding Award shall not be made without the Grantee’s written consent;

(vii) to construe and interpret the terms of the Plan and Awards, including without limitation, any notice of award or Award Agreement, granted pursuant to the Plan;

(viii) to establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable non-U.S. jurisdictions and to afford Grantees favorable treatment under such rules or laws; provided, however, that no Award shall be granted under any such additional terms, conditions, rules or procedures with terms or conditions which are inconsistent with the provisions of the Plan; and

(ix) to take such other action, not inconsistent with the terms of the Plan, as the Administrator deems appropriate.

(c) Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or as Officers or Employees of the Company or a Related Entity, members of the Board and any

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Officers or Employees of the Company or a Related Entity to whom authority to act for the Board, the Administrator or the Company is delegated shall be defended and indemnified by the Company to the extent permitted by law on an after-tax basis against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any Award granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Company) or paid by them in satisfaction of a judgment in any such claim, investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such claim, investigation, action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct; provided, however, that within thirty (30) days after the institution of such claim, investigation, action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at the Company’s expense to defend the same.

5. Eligibility. Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants. Incentive Stock Options may be granted only to Employees of the Company or a Parent or a Subsidiary of the Company. An Employee, Director or Consultant who has been granted an Award may, if otherwise eligible, be granted additional Awards. Awards may be granted to such Employees, Directors or Consultants who are residing in non-U.S. jurisdictions as the Administrator may determine from time to time.

6. Terms and Conditions of Awards.

(a) Designation of Award. Each Award shall be designated in the Award Agreement. In the case of an Option, the Option shall be designated as either an Incentive Stock Option or a Non-Qualified Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of Shares subject to Options designated as Incentive Stock Options which become exercisable for the first time by a Grantee during any calendar year (under all plans of the Company or any Parent or Subsidiary of the Company) exceeds $100,000, such excess Options, to the extent of the Shares covered thereby in excess of the foregoing limitation, shall be treated as Non-Qualified Stock Options. For this purpose, Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the grant date of the relevant Option.

(b) Conditions of Award. Subject to the terms of the Plan, the Administrator shall determine the provisions, terms, and conditions of each Award including, but not limited to, the Award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment (cash, Shares, or other consideration) upon settlement of the Award, payment contingencies, and satisfaction of any performance criteria. The performance criteria established by the Administrator may be based on any one of, or combination of, the following: (i) increase in share price, (ii) earnings per share, (iii) total stockholder return, (iv) operating margin, (v) gross margin, (vi) return on equity, (vii) return on assets, (viii) return on investment, (ix) operating income, (x) net operating income, (xi) pre-tax profit, (xii) cash flow, (xiii) revenue, (xiv) expenses, (xv) earnings before interest, taxes and depreciation, (xvi) economic value added and (xvii) market share. The performance criteria may be applicable to the Company, Related Entities and/or any individual business units of the Company or any Related Entity. Partial achievement of the specified criteria may result in a payment or vesting corresponding to the degree of achievement as specified in the Award Agreement.

(c) Acquisitions and Other Transactions. The Administrator may issue Awards under the Plan in settlement, assumption or substitution for, outstanding awards or obligations to grant future awards in connection with the Company or a Related Entity acquiring another entity, an interest in another entity or an additional interest in a Related Entity whether by merger, stock purchase, asset purchase or other form of transaction.

(d) Deferral of Award Payment. The Administrator may establish one or more programs under the Plan to permit selected Grantees the opportunity to elect to defer receipt of consideration upon exercise of an

F-6

Award, satisfaction of performance criteria, or other event that absent the election would entitle the Grantee to payment or receipt of Shares or other consideration under an Award. The Administrator may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, Shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Administrator deems advisable for the administration of any such deferral program.

(e) Separate Programs. The Administrator may establish one or more separate programs under the Plan for the purpose of issuing particular forms of Awards to one or more classes of Grantees on such terms and conditions as determined by the Administrator from time to time.

(f) Early Exercise. The Award Agreement may, but need not, include a provision whereby the Grantee may elect at any time while an Employee, Director or Consultant to exercise any part or all of the Award prior to full vesting of the Award. Any unvested Shares received pursuant to such exercise may be subject to a repurchase right in favor of the Company or a Related Entity or to any other restriction the Administrator determines to be appropriate.

(g) Term of Award. The term of each Award shall be the term stated in the Award Agreement, provided, however, that the term of an Incentive Stock Option shall be no more than ten (10) years from the date of grant thereof. However, in the case of an Incentive Stock Option granted to a Grantee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the term of the Incentive Stock Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Award Agreement.

(h) Transferability of Awards. Incentive Stock Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Grantee, only by the Grantee. Other Awards shall be transferable by will and by the laws of descent and distribution, and during the lifetime of the Grantee, by gift or pursuant to a domestic relations order to members of the Grantee’s Immediate Family to the extent and in the manner determined by the Administrator. Notwithstanding the foregoing, the Grantee may designate a beneficiary of the Grantee’s Incentive Stock Option or Non-Qualified Stock Option in the event of the Grantee’s death on a beneficiary designation form provided by the Administrator.

(i) Time of Granting Awards. The date of grant of an Award shall for all purposes be the date on which the Administrator makes the determination to grant such Award, or such other date as is determined by the Administrator.

(j) Individual Option Limit. The maximum number of Shares with respect to which Options may be granted to any Grantee in any fiscal year of the Company shall be one million (1,000,000) Shares. In connection with a Grantee’s commencement of Continuous Service, a Grantee may be granted Options for up to an additional one million (1,000,000) Shares which shall not count against the limit set forth in the previous sentence. The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 10, below. To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitations with respect to a Grantee, if any Option is canceled, the canceled Option shall continue to count against the maximum number of Shares with respect to which Options may be granted to the Grantee. For this purpose, the repricing of an Option shall be treated as the cancellation of the existing Option and the grant of a new Option.

(k) Individual Limit for Restricted Stock. For awards of Restricted Stock that are intended to be Performance-Based Compensation, the maximum number of Shares with respect to which such Awards may be granted to any Grantee in any fiscal year of the Company shall be 1,000,000 Shares. The foregoing limitation shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 10, below. In connection with a Grantee’s commencement of Continuous Service, a Grantee may be granted Restricted Stock for up to an additional 1,000,000 Shares which shall not count against the limit set forth in the previous sentence.

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7. Award Exercise or Purchase Price, Consideration and Taxes.

(a) Exercise or Purchase Price. The exercise or purchase price, if any, for an Award shall be as follows:

(i) In the case of an Incentive Stock Option:

(A) granted to an Employee who, at the time of the grant of such Incentive Stock Option owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the per Share exercise price shall be not less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant; or

(B) granted to any Employee other than an Employee described in the preceding paragraph, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(ii) In the case of a Non-Qualified Stock Option, the per Share exercise price shall be not less than one hundred percent (100%) the Fair Market Value per Share on the date of grant.

(iii) In the case of Awards intended to qualify as Performance-Based Compensation, the exercise or purchase price, if any, shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(iv) In the case of other Awards, such price as is determined by the Administrator.

(v) Notwithstanding the foregoing provisions of this Section 7(a), in the case of an Award issued pursuant to Section 6(c), above, the exercise or purchase price for the Award shall be determined in accordance with the provisions of the relevant instrument evidencing the agreement to issue such Award.

(b) Consideration. Subject to Applicable Laws, the consideration to be paid for the Shares to be issued upon exercise or purchase of an Award including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option, shall be determined at the time of grant). In addition to any other types of consideration the Administrator may determine, the Administrator is authorized to accept as consideration for Shares issued under the Plan the following, provided that the portion of the consideration equal to the par value of the Shares must be paid in cash or other legal consideration permitted by the Delaware General Corporation Law:

(i) cash;

(ii) check;

(iii) delivery of Grantee’s promissory note with such recourse, interest, security, and redemption provisions as the Administrator determines as appropriate (but only to the extent that the acceptance or terms of the promissory note would not violate an Applicable Law);

(iv) surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Administrator may require which have a Fair Market Value on the date of surrender or attestation equal to the aggregate exercise price of the Shares as to which said Award shall be exercised, provided, however, that Shares acquired under the Plan or any other equity compensation plan or agreement of the Company must have been held by the Grantee for a period of more than six (6) months;

(v) with respect to Options, payment through a broker-dealer sale and remittance procedure pursuant to which the Grantee (A) shall provide written instructions to a Company designated brokerage firm to effect the immediate sale of some or all of the purchased Shares and remit to the Company sufficient funds to cover the aggregate exercise price payable for the purchased Shares and (B) shall provide written directives to the Company to deliver the certificates for the purchased Shares directly to such brokerage firm in order to complete the sale transaction; or

F-8

(vi) any combination of the foregoing methods of payment.

(c) Taxes. No Shares shall be delivered under the Plan to any Grantee or other person until such Grantee or other person has made arrangements acceptable to the Administrator for the satisfaction of any non-U.S., federal, state, or local income and employment tax withholding obligations, including, without limitation, obligations incident to the receipt of Shares or the disqualifying disposition of Shares received on exercise of an Incentive Stock Option. Upon exercise of an Award the Company shall withhold or collect from Grantee an amount sufficient to satisfy such tax obligations.

8. Exercise of Award.

(a) Procedure for Exercise; Rights as a Stockholder.

(i) Any Award granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator under the terms of the Plan and specified in the Award Agreement.

(ii) An Award shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Award by the person entitled to exercise the Award and full payment for the Shares with respect to which the Award is exercised, including, to the extent selected, use of the broker-dealer sale and remittance procedure to pay the purchase price as provided in Section 7(b)(v).

(b) Exercise of Award Following Termination of Continuous Service.

(i) An Award may not be exercised after the termination date of such Award set forth in the Award Agreement and may be exercised following the termination of a Grantee’s Continuous Service only to the extent provided in the Award Agreement.

(ii) Where the Award Agreement permits a Grantee to exercise an Award following the termination of the Grantee’s Continuous Service for a specified period, the Award shall terminate to the extent not exercised on the last day of the specified period or the last day of the original term of the Award, whichever occurs first.

(iii) Any Award designated as an Incentive Stock Option to the extent not exercised within the time permitted by law for the exercise of Incentive Stock Options following the termination of a Grantee’s Continuous Service shall convert automatically to a Non-Qualified Stock Option and thereafter shall be exercisable as such to the extent exercisable by its terms for the period specified in the Award Agreement.

9. Conditions Upon Issuance of Shares.

(a) Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares pursuant thereto shall comply with all Applicable Laws, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b) As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any Applicable Laws.

10. Adjustments Upon Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of Shares covered by each outstanding Award, and the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan, the exercise or purchase price of each such outstanding Award, as well as any other terms that the Administrator determines require adjustment shall be proportionately adjusted for (i) any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend,

F-9

combination or reclassification of the Shares, or similar transaction affecting the Shares, (ii) any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company, or (iii) as the Administrator may determine in its discretion, any other transaction with respect to Common Stock including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete) or any similar transaction; provided, however that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator and its determination shall be final, binding and conclusive. Except as the Administrator determines, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of Shares subject to an Award.

11. Corporate Transactions and Changes in Control.

(a) Termination of Award to Extent Not Assumed in Corporate Transaction. Effective upon the consummation of a Corporate Transaction, all outstanding Awards under the Plan shall terminate. However, all such Awards shall not terminate to the extent they are Assumed in connection with the Corporate Transaction.

(b) Acceleration of Award Upon Corporate Transaction or Change in Control.

(i) Corporate Transaction. Except as provided otherwise in an individual Award Agreement, in the event of a Corporate Transaction, each Award which is at the time outstanding under the Plan automatically shall become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at fair market value), immediately prior to the specified effective date of such Corporate Transaction, for all of the Shares at the time represented by such Award, irrespective of whether the Award is Assumed or Replaced.

(ii) Change in Control. In the event of a Change in Control (other than a Change in Control which also is a Corporate Transaction), each Award which is at the time outstanding under the Plan automatically shall become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at fair market value), immediately prior to the specified effective date of such Change in Control, for all of the Shares at the time represented by such Award.

(c) Effect of Acceleration on Incentive Stock Options. Any Incentive Stock Option accelerated under this Section 11 in connection with a Corporate Transaction or Change in Control shall remain exercisable as an Incentive Stock Option under the Code only to the extent the $100,000 dollar limitation of Section 422(d) of the Code is not exceeded. To the extent such dollar limitation is exceeded, the excess Options shall be treated as Non-Qualified Stock Options.

12. Effective Date and Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company. It shall continue in effect for a term of ten (10) years unless sooner terminated. Subject to Section 17, below, and Applicable Laws, Awards may be granted under the Plan upon its becoming effective.

13. Amendment, Suspension or Termination of the Plan.

(a) The Board may at any time amend, suspend or terminate the Plan. To the extent necessary to comply with Applicable Laws, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required.

(b) No Award may be granted during any suspension of the Plan or after termination of the Plan.

(c) No suspension or termination of the Plan (including termination of the Plan under Section 12, above) shall adversely affect any rights under Awards already granted to a Grantee.

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14. Reservation of Shares.

(a) The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

(b) The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

15. No Effect on Terms of Employment/Consulting Relationship. The Plan shall not confer upon any Grantee any right with respect to the Grantee’s Continuous Service, nor shall it interfere in any way with his or her right or the right of the Company or any Related Entity to terminate the Grantee’s Continuous Service at any time, with or without Cause, and with or without notice. The ability of the Company or any Related Entity to terminate the employment of a Grantee who is employed at will is in no way affected by its determination that the Grantee’s Continuous Service has been terminated for Cause for the purposes of this Plan.

16. No Effect on Retirement and Other Benefit Plans. Except as specifically provided in a retirement or other benefit plan of the Company or a Related Entity, Awards shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or a Related Entity, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation. The Plan is not a “Retirement Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended.

17. Plan Approval. The Plan was adopted by the Board on September 30, 2004 and adopted by the stockholders of the Company on October 25, 2004. On                     , 2005, the Board adopted and approved an amendment and restatement of the Plan to increase the number of Shares reserved for issuance under the Plan from 7,500,000 to 13,500,000, which amendment and restatement is subject to approval by the Company’s stockholders.

18. Unfunded Obligation. Grantees shall have the status of general unsecured creditors of the Company. Any amounts payable to Grantees pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974, as amended. Neither the Company nor any Related Entity shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Grantee account shall not create or constitute a trust or fiduciary relationship between the Administrator, the Company or any Related Entity and a Grantee, or otherwise create any vested or beneficial interest in any Grantee or the Grantee’s creditors in any assets of the Company or a Related Entity. The Grantees shall have no claim against the Company or any Related Entity for any changes in the value of any assets that may be invested or reinvested by the Company with respect to the Plan.

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PROXY CARD - GENIUS PRODUCTS, INC.

SPECIAL MEETING OF STOCKHOLDERS – [                        ], 2006

The undersigned hereby appoints Trevor Drinkwater and Michel Urich, or either one of them, with full power of substitution and resubstitution, as proxy or proxies of the undersigned to attend the Special Meeting of Stockholders of Genius Products, Inc. (the “Company”) to be held the Del Mar Hilton Hotel, 15575 Jimmy Durante Boulevard, Del Mar, California 92014 on [                        ], 2006, at 9:00 a.m. local time and at any and all adjournments thereof, there to vote all shares of common stock which the undersigned would be entitled to vote if personally present as specified upon the following matters and in their discretion upon such other matters as may properly come before the meeting.

The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and accompanying Proxy Statement, ratifies all that said proxies or their substitutes may lawfully do by virtue hereof, and revokes all former proxies.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. Stockholders who are present at the meeting may withdraw their proxy and vote in person if they so desire.

Please sign exactly as your name appears hereon, date and return this proxy. When shares are held by joint tenants, both should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

1. APPROVAL OF THE CONTRIBUTION OF SUBSTANTIALLY ALL OF OUR ASSETS PURSUANT TO THE CONTRIBUTION AGREEMENT.

☐ FOR	☐ AGAINST	☐ ABSTAIN

PLEASE COMPLETE PROPOSAL 2 or SUB-PROPOSALS 2A – 2F, BUT NOT BOTH.

2. APPROVAL OF THE PROPOSED AMENDMENT AND RESTATEMENT OF OUR CERTIFICATE OF INCORPORATION, IN THE FORM ATTACHED TO THE PROXY STATEMENT AS APPENDIX E, IN ITS ENTIRETY (INCLUDING ALL PROPOSED AMENDMENTS TO THE CERTIFICATE OF INCORPORATION LISTED IN SUB-PROPOSALS 2A – 2F BELOW AND AS DESCRIBED IN THE PROXY STATEMENT).

☐ FOR	☐ AGAINST	☐ ABSTAIN

IF YOU MARK BOTH PROPOSAL 2 ABOVE AND ANY SUB-PROPOSAL UNDER 2A – 2F BELOW,

ONLY YOUR VOTE ON 2 WILL COUNT AS A VOTE ON PROPOSAL 2 AND ALL SUB-PROPOSALS.

2A – 2F. IF, INSTEAD OF VOTING ON PROPOSAL 2 ABOVE, YOU WISH TO VOTE SEPARATELY WITH RESPECT TO EACH AMENDMENT LISTED IN SUB-PROPOSALS 2A – 2F BELOW AND AS DESCRIBED IN THE PROXY STATEMENT AND REFLECTED IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION ATTACHED TO THE PROXY STATEMENT AS APPENDIX E, PLEASE DO SO BY MARKING THE APPROPRIATE BOX FOR EACH SUB-PROPOSAL BELOW:

2A — APPROVAL OF A PROVISION RESTRICTING THE ACTS OR ACTIVITIES IN WHICH THE COMPANY MAY ENGAGE TO CERTAIN LIMITATIONS UNDER THE TRANSACTION DOCUMENTS.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2B — APPROVAL OF THE INCREASE OF THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 100,000,000 TO 300,000,000 SHARES AND THE INCREASE OF THE NUMBER OF AUTHORIZED SHARES OF ALL CLASSES OF STOCK FROM 110,000,000 TO 310,000,000 SHARES.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2C — APPROVAL OF A PROVISION AUTHORIZING SERIES W PREFERRED STOCK AND ESTABLISHING THE RIGHTS, PREFERENCES AND POWERS, AND THE QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS, OF SERIES W PREFERRED STOCK.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2D — APPROVAL OF THE MODIFICATION OF THE RIGHTS, PREFERENCES AND POWERS, AND THE QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS, OF COMMON STOCK

☐ FOR	☐ AGAINST	☐ ABSTAIN

2E — APPROVAL OF A PROVISION BY WHICH THE COMPANY ELECTS OUT OF THE DELAWARE LAW RESTRICTING BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2F — APPROVAL OF A PROVISION BY WHICH THE COMPANY RENOUNCES THE COMPANY’S INTEREST OR EXPECTANCY IN, OR IN BEING OFFERED THE OPPORTUNITY TO PARTICIPATE IN, CORPORATE OPPORTUNITIES ENGAGED IN BY TWC (INCLUDING ITS AFFILIATES AND RELATED PERSONS).

☐ FOR	☐ AGAINST	☐ ABSTAIN

A vote FOR all sub-proposals 2A-2F above constitutes a vote in favor of the amendment and restatement of our certificate of incorporation, in the form attached to the Proxy Statement as Appendix E. A vote AGAINST any of the sub-proposals 2A-2F above, or an ABSTAIN vote on any of the sub-proposals 2A-2F above, will have the same effect as a vote against the Transaction.

THE APPROVAL OF EACH OF PROPOSAL 1 RELATING TO THE TRANSACTION AND PROPOSAL NO 2 RELATING TO THE AMENDMENT AND RESTATEMENT OF OUR CERTIFICATE OF INCORPORATION, AND EACH OF THE RELATED SUB-PROPOSALS INCLUDED IN PROPOSAL NO. 2, IS A CONDITION TO THE COMPLETION OF THE TRANSACTION. IF YOU WISH TO APPROVE THE TRANSACTION, THEN YOU MUST APPROVE EACH OF PROPOSAL 1 AND PROPOSAL 2, OR EACH OF THE RELATED SUB-PROPOSALS INCLUDED IN PROPOSAL 2.

3. APPROVAL OF AN AMENDMENT AND RESTATEMENT OF OUR 2004 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE UNDER THE PLAN FROM 7,500,000 SHARES TO 13,500,000 SHARES.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4. APPROVAL OF ADJOURNMENTS OF THE SPECIAL MEETING, IF NECESSARY, TO PERMIT FURTHER SOLICITATION OF PROXIES IF THERE ARE NOT SUFFICIENT VOTES AT THE TIME OF THE MEETING TO APPROVE ONE OR MORE OF THE PROPOSALS DESCRIBED ABOVE.

☐ FOR	☐ AGAINST	☐ ABSTAIN

UNLESS OTHERWISE SPECIFIED, THE VOTES REPRESENTED BY THIS PROXY WILL BE

CAST FOR APPROVAL OF ALL OF THE ABOVE PROPOSALS.

IMPORTANT - THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

GENIUS PRODUCTS, INC.

2006 SPECIAL MEETING

Dated: [                        ], 2006

(Signature)

(Signature, if held jointly)

Printed

Name(s):

I (We) [    ] will [    ] will not attend the

Special Meeting in person.

If your address has changed, please provide

your correct address in the space above.

NO POSTAGE IS REQUIRED IF THIS PROXY IS

RETURNED IN THE ENCLOSED ENVELOPE AND

MAILED IN THE UNITED STATES.

THIS PROXY IS SOLICITED ON BEHALF

OF THE BOARD OF DIRECTORS

SEE REVERSE SIDE FOR VOTING INSTRUCTIONS.